   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 22, 1999
                                                       REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           -------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           -------------------------

                             LEVEL 8 SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

                DELAWARE                                   7371                                  11-2920559
    (State or other jurisdiction of            (Primary Standard Industrial                   (I.R.S. Employer
     incorporation or organization)            Classification Code Number)                  Identification No.)

                              8000 REGENCY PARKWAY
                           CARY, NORTH CAROLINA 27511
                                 (919) 380-5000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             DENNIS MCKINNIE, ESQ.
    SENIOR VICE PRESIDENT, CHIEF LEGAL AND ADMINISTRATIVE OFFICER; CORPORATE
                                   SECRETARY
                             LEVEL 8 SYSTEMS, INC.
                              8000 REGENCY PARKWAY
                           CARY, NORTH CAROLINA 27511
                                 (919) 380-5000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           -------------------------
                                   COPIES TO:

                    SCOTT D. SMITH, ESQ.                                        JOSEPH W. CONROY, ESQ.
                  ELIOT W. ROBINSON, ESQ.                                        MARK D. SPOTO, ESQ.
           POWELL, GOLDSTEIN, FRAZER & MURPHY LLP                                 COOLEY GODWARD LLP
                      SIXTEENTH FLOOR                                          2002 EDMUND HALLEY DRIVE
                 191 PEACHTREE STREET, N.E.                                           SUITE 300
                   ATLANTA, GEORGIA 30331                                    RESTON, VIRGINIA 20191-3436
                       (404) 572-6600                                               (703) 262-8000

                           -------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement and the effective time of the merger of Template Software, Inc. with and into a wholly owned subsidiary of Level 8 Systems, Inc. as described in the Agreement and Plan of Merger, dated as of October 19, 1999, attached as Annex A to the Joint Proxy Statement/Prospectus forming a part of this Registration Statement.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                     PROPOSED MAXIMUM     PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                 AMOUNT TO BE        OFFERING PRICE     AGGREGATE OFFERING       AMOUNT OF
         SECURITIES TO BE REGISTERED               REGISTERED           PER SHARE              PRICE           REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001 per share..... 3,026,704 shares(1)       $3.7657(2)         $31,039,374(2)         $849.95(3)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Represents the approximate maximum number of shares issuable upon consummation of the merger as described in the Registration Statement, based upon the anticipated maximum number of outstanding shares of Template common stock at the merger's effective time assuming the exercise of all outstanding options (8,242,657) and assuming the average trading price for Level 8 common stock is less than $10.62, resulting in the maximum exchange ratio of 0.3672 of a Level 8 share issued for each Template share.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Section 6(b) of the Securities Act of 1933, and Rule 457(f)(1), 457(f)(3) and 457(c) thereunder on the basis of (a) 8,242,657, the anticipated maximum number of Template shares that may be exchanged pursuant to the merger, multiplied by (b) $3.7657, the average of the high and low sales prices of Template common stock as reported by The Nasdaq Stock Market on November 15, 1999, less the $4.00 cash consideration to be paid by Level 8 for each share of Template common stock.
(3) Pursuant to Section 6(b) of the Securities Act and Rule 457(c) thereunder, we have calculated the registration fee by multiplying the proposed maximum aggregate offering by 0.000278. A fee of $7,779 was paid on October 29, 1999 in respect of the merger in connection with the filing of preliminary proxy materials. Pursuant to Rules 0-11(a)(2) and 14a-6(i)(1) under the Securities Exchange Act of 1934, the registration fee for this Form S-4 has been reduced by the amount of the fees previously paid with the filing of our preliminary proxy materials.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED NOVEMBER 22, 1999


LEVEL 8 LOGO                                                                                                TEMPLATE LOGO
PROXY STATEMENT/PROSPECTUS                                                                                PROXY STATEMENT

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

     The boards of directors of Level 8 Systems, Inc. and Template Software, Inc. have agreed to a merger in which Template will be acquired by Level 8 and merged into a wholly owned subsidiary of Level 8. We believe the combination of Level 8's and Template's technologies will enhance our ability to bring the next generation of enterprise application integration solutions to market quickly.

     In the merger, Template stockholders will receive in exchange for each of their Template shares $4.00 in cash plus Level 8 common stock with a value of at least $3.90, based on the average closing sales prices of Level 8 common stock for the 10 trading days ending December 9, 1999, so long as this 10 day average price is more than $10.62 per Level 8 share. If this 10 day average is more than $13.74, Template stockholders will receive $4.00 in cash plus 0.2838 of a share of Level 8 common stock. If this 10 day average is less than $10.62, Template stockholders will receive $4.00 in cash plus 0.3672 of a Level 8 share. The closing sale price for Level 8 common stock on November 19, 1999 as reported on The Nasdaq Stock Market was $18.875 per share.

     The merger cannot be completed unless Template stockholders and Level 8 stockholders approve the matters related to the merger that are described in this document. THE BOARDS OF DIRECTORS OF BOTH COMPANIES HAVE APPROVED THE MERGER AND UNANIMOUSLY RECOMMEND THAT THE STOCKHOLDERS APPROVE THE MATTERS RELATED TO THE MERGER THAT ARE DESCRIBED IN THIS DOCUMENT.

     We are asking Template stockholders to approve and adopt the merger agreement and approve the merger. BECAUSE THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST TWO-THIRDS OF THE OUTSTANDING SHARES OF TEMPLATE COMMON STOCK ENTITLED TO VOTE AT TEMPLATE'S SPECIAL MEETING IS REQUIRED TO APPROVE THE MERGER, IT IS IMPORTANT FOR TEMPLATE STOCKHOLDERS TO COMPLETE AND RETURN THE ENCLOSED PROXY CARD. Template stockholders who hold or have voting control over shares representing 17.2% of Template's common stock have agreed with Level 8 to vote those shares in favor of the approval of the merger.

     We are asking Level 8 stockholders to approve the issuance of shares of Level 8 common stock in the merger and an increase in the number of shares of Level 8 common stock subject to awards under Level 8's 1997 Stock Option Plan. SINCE LIRAZ SYSTEMS, LTD. AND LEVEL 8 HAVE AGREED TO VOTE SHARES REPRESENTING 52.5% OF THE OUTSTANDING LEVEL 8 VOTING STOCK IN FAVOR OF THE MERGER, APPROVAL OF THESE MATTERS IS ASSURED.

     Whether or not you plan to attend your stockholders meeting, please take the time to vote by completing and mailing the enclosed proxy card.

     This document provides you with detailed information about the proposed merger and the other proposal that Level 8 stockholders will vote on, and constitutes the prospectus for the Level 8 common stock to be issued to Template stockholders in the merger.

     YOU SHOULD CONSIDER THE MATTERS DISCUSSED UNDER "RISK FACTORS" BEGINNING ON PAGE 13 BEFORE VOTING. NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THE JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This document is dated November 22, 1999 and is first being mailed to stockholders on or about November 23, 1999.

                      REFERENCES TO ADDITIONAL INFORMATION

     This joint proxy statement/prospectus incorporates important business and financial information about Level 8 and Template documents that are not included in or delivered with this document. This information is available to you without charge upon either written or oral request. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

          LEVEL 8 SYSTEMS, INC.                    TEMPLATE SOFTWARE, INC.
          8000 Regency Parkway                    45365 Vintage Park Plaza
       Cary, North Carolina 27511                         Suite 100
     Attention: Corporate Secretary                Dulles, Virginia 20166
        Telephone: (919) 380-5000              Attention: Corporate Secretary
                                                  Telephone: (703) 318-1000

     If you would like to request documents, please do so by December 10, 1999 in order to receive them before the Level 8 stockholders meeting.

     For additional sources of the documents incorporated by reference and other information about Level 8 and Template, see "Where You Can Find More Information" beginning on page 191.

                                  LEVEL 8 LOGO

                             LEVEL 8 SYSTEMS, INC.
                              8000 REGENCY PARKWAY
                           CARY, NORTH CAROLINA 27511

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON DECEMBER 15, 1999

TO THE STOCKHOLDERS OF LEVEL 8 SYSTEMS, INC.:

     Notice is hereby given that the Special Meeting of Stockholders of Level 8 Systems, Inc. will be held at Level 8's New York offices, 1250 Broadway, 35th Floor, New York, New York 10001-3782 , on December 15, 1999, at 2:00 p.m., local time, for the following purposes:

          1. To approve the issuance of shares of Level 8 common stock in accordance with the merger agreement among our company, our wholly owned subsidiary and Template Software, Inc. As a result of the merger, Template will become a wholly owned subsidiary of our company. A copy of the merger agreement is attached as Annex A to the joint proxy statement/prospectus accompanying this notice.

          2. To consider and vote upon an amendment to our 1997 Stock Option Plan increasing the number of shares of Level 8 common stock subject to awards under the plan from 2,600,000 to 4,000,000.

          3. To transact such other business as may properly come before the meeting and any adjournment(s) thereof. The board of directors is not aware of any other business to be presented to a vote of the stockholders at the special meeting.

     The close of business on November 17, 1999 has been fixed as the record date for determination of stockholders entitled to notice of and to vote at the meeting.

                                          By Order of the Board of Directors,

                                          /s/ Dennis McKinnie

                                          Dennis McKinnie
                                          Senior Vice President,
                                          Chief Legal and Administrative
                                          Officer;
                                          Corporate Secretary
Cary, North Carolina
November 22, 1999

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. NO POSTAGE IS NEEDED IF MAILED IN THE UNITED STATES.

                                 TEMPLATE LOGO

                            TEMPLATE SOFTWARE, INC.
                            45365 VINTAGE PARK PLAZA
                                   SUITE 100
                             DULLES, VIRGINIA 20166

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON DECEMBER 17, 1999

Time:                9:30 a.m., local time, on December 17, 1999

Place:               Template Software, Inc. Headquarters
                     45365 Vintage Park Plaza
                     Suite 100
                     Dulles, Virginia 20166

Items of Business:

        1. To approve and adopt the Agreement and Plan of Merger by and among Level 8 Systems, Inc., TSAC, Inc., a wholly owned subsidiary of Level 8, and Template and to approve the merger of Template with and into TSAC. As a result of the merger, each outstanding share of Template common stock would be converted into the right to receive $4.00 in cash and a fraction of a share of Level 8 common stock, and Template would be acquired by a wholly owned subsidiary of Level 8. A copy of the merger agreement is attached as Annex A to the joint proxy statement/prospectus accompanying this notice; and

        2. To transact such other business as may properly come before the special meeting or any adjournment thereof.

Record Date: You are entitled to vote if you were a stockholder at the close of business on November 17, 1999.

     Information regarding the merger agreement and the merger and related matters is contained in the attached joint proxy statement/prospectus and its appendices.

     All stockholders are cordially invited to attend the Template special meeting in person. Whether or not you expect to attend, WE URGE YOU TO SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED. FAILURE TO RETURN A PROPERLY EXECUTED PROXY OR TO VOTE AT THE TEMPLATE SPECIAL MEETING WILL GENERALLY HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER.

     THE BOARD OF DIRECTORS OF TEMPLATE UNANIMOUSLY RECOMMENDS THAT TEMPLATE STOCKHOLDERS VOTE TO ADOPT AND APPROVE THE MERGER AGREEMENT AND APPROVE THE MERGER.

                                          By Order of the Board of Directors,

                                          /s/ Joseph M. Fox

                                          Joseph M. Fox
                                          Chairman

Dulles, Virginia
November 22, 1999

                               TABLE OF CONTENTS

                                      PAGE
                                      ----
Summary.............................     1
Summary of Selected Historical
  Financial Information of Level
  8.................................    10
Summary of Selected Historical
  Financial Information of
  Template..........................    11
Comparative Per Share Data..........    12
Risk Factors........................    13
The Level 8 Special Meeting.........    29
The Template Special Meeting........    32
Approval of the Merger and Related
  Transactions......................    34
The Merger Agreement................    65
Unaudited Selected Pro Forma
  Combined Financial Information....    80
Level 8's Business..................    89
Level 8's Management's Discussion
  and Analysis of Financial
  Condition and Results of
  Operations........................   109
Level 8's Management and Executive
  Compensation......................   126
Level 8 Certain Relationships and
  Related Transactions..............   133
Level 8 Compliance with Section
  16(a) of the Securities Exchange
  Act of 1934.......................   135

                                      PAGE
                                      ----
Level 8 Changes in and Disagreements
  With Accountants..................   135
Level 8 Principal Stockholders......   139
Template's Business.................   142
Template Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations.........   152
Template Year 2000 Compliance
  Statement.........................   161
Template's Management and Executive
  Compensation......................   164
Description of Level 8 Capital
  Stock.............................   177
Comparison of Stockholders'
  Rights............................   180
Additional Matters for Consideration
  by Level 8 Stockholders...........   187
Experts.............................   190
Legal Matters.......................   191
Where You Can Find More
  Information.......................   191
Cautionary Note Regarding Forward-
  Looking Statements................   192
Financial Statements................   F-1
Annex A: Agreement and Plan of
         Merger by and among Level 8
         Systems, Inc., TSAC, Inc.
         and Template Software,
         Inc........................   A-1
Annex B: Opinion of Advest, Inc.....   B-1
Annex C: Opinion of U.S. Bancorp
         Piper Jaffray..............   C-1
Annex D: Dissenters' Rights Under
         the Virginia Stock
         Corporation Act............   D-1

                                    SUMMARY

     The summary highlights selected information from this document and does not contain all of the information that may be important to you. To understand the merger fully and for a more complete description of the terms of the merger, you should carefully read this entire document and the other documents to which we have referred you.

                        THE COMPANIES (PAGES 89 AND 142)

LEVEL 8 SYSTEMS, INC.
8000 Regency Parkway
Cary, North Carolina 27511
(919) 380-5000

     Level 8 specializes in delivering solutions that help companies integrate their computer applications and equip these applications for electronic commerce, known as eCommerce. This specialization is called enterprise application integration. Level 8's products and services are designed to enable organizations to address information systems integration and management problems in a simple and cost effective way. We provide customers with solutions which link their critical business applications internally across the enterprise and externally with strategic business partners. Our products and services also enable organizations to link applications to the internet in order to engage in eCommerce.

TEMPLATE SOFTWARE, INC.
45365 Vintage Park Plaza
Suite 100
Dulles, Virginia 20166
(703) 318-1000

     Template provides enterprise-wide software solutions to organizations that require the integration of their operations and systems in an effort to better automate their critical business processes. To date, most of our revenues have been derived from license fees for use of our products and fees for software services related to the customization of our products, which services include software development, training, maintenance, systems integration and systems planning. Our products consist of a set of off-the-shelf software packages, in the form of templates. Templates are largely completed applications supporting enterprise application integration and business process automation. We believe that our reusable template products, along with our software-related services, allow a mass customization approach to software solution delivery that is superior to the historical alternatives of buying a packaged solution or developing a custom application. Our current templates can provide up to 90% of the code necessary for a complex integration problem or implementation of an automated business process.

                                    GENERAL

WHAT TEMPLATE STOCKHOLDERS WILL RECEIVE
IN THE MERGER

     In the merger, Template stockholders will receive $4.00 in cash plus a fraction of a share of Level 8 common stock for each of their Template shares. This fraction will be based on the average closing sales prices of Level 8 common stock for the 10 trading days ending December 9, 1999:

     - If this 10 day average is more than $13.74, then Template stockholders would receive $4.00 in cash plus 0.2838 of a share of Level 8 common stock for each of their Template shares.

     - If this 10 day average is between $10.62 and $13.74, then Template stockholders would receive $4.00 in cash plus Level 8 common stock valued at $3.90, based on the 10 day average price, for each of their Template shares.

     - If this 10 day average is less than $10.62, then Template stockholders would receive $4.00 in cash plus 0.3672 of a share of Level 8 common stock for each of their Template shares.

     See page 66 for a table showing the fraction of a Level 8 share and implied value that Template stockholders would receive in the merger for each Template share based upon a range of average closing sales prices for Level 8 common stock. The closing sales price for

Level 8 common stock on November 19, 1999 as reported on The Nasdaq Stock Market was $18.875. Level 8 will not issue fractional shares but will instead pay cash for fractional shares of Level 8 that would otherwise be issued. DO NOT SEND IN YOUR STOCK CERTIFICATES NOW. After the completion of the merger, Level 8 will send Template stockholders written instructions for exchanging their stock certificates.

OUR RECOMMENDATIONS TO OUR STOCKHOLDERS
(PAGES 29 AND 32)

TO THE LEVEL 8 STOCKHOLDERS:

     The Level 8 board of directors believes that the merger is fair to, and is in the best interests of, both you and Level 8. The Level 8 board of directors unanimously recommends that you vote "FOR" the proposal to approve the issuance of shares of Level 8 common stock in the merger and the proposal to amend Level 8's 1997 Stock Option Plan to increase the number of shares of Level 8 common stock subject to awards thereunder from 2,600,000 to 4,000,000.

TO THE TEMPLATE STOCKHOLDERS:

     The Template board of directors believes that the merger is fair to you and is in your best interests. The Template board of directors unanimously recommends that you vote "FOR" the proposal to approve and adopt the merger agreement and approve the merger.

OPINION OF LEVEL 8'S FINANCIAL ADVISOR (PAGES 42 AND B-1)

     In deciding to approve the merger, Level 8's board of directors considered the opinion of its financial advisor. Level 8's board of directors received an opinion from its financial advisor, Advest, Inc., that the consideration to be paid by Level 8 in the merger was fair, from a financial point of view, to Level
8. The opinion is attached as Annex B to this document. We encourage you to read the opinion carefully.

     Advest performed several analyses in connection with delivering its opinion. These analyses included comparing historical stock prices of Level 8 and Template and comparing the merger to other mergers of other publicly traded companies.

OPINION OF TEMPLATE'S FINANCIAL ADVISOR (PAGES 48 AND C-1)

     In deciding to approve the merger, Template's board of directors considered the opinion of its financial advisor. Template's board of directors received an opinion from its financial advisor, U.S. Bancorp Piper Jaffray, Inc., that the consideration to be received by the holders of Template common stock in the merger was fair from a financial point of view. The opinion is attached as Annex C to this document. We encourage you to read the opinion carefully.

     U.S. Bancorp Piper Jaffray performed several analyses in connection with delivering its opinion. These analyses included comparing historical stock prices of Level 8 and Template and comparing the merger to other mergers of other publicly traded companies.

VOTE REQUIRED AT LEVEL 8 SPECIAL MEETING (PAGE 30)

     The affirmative vote of the holders of a majority of shares of Level 8 common stock, present in person or represented by proxy and entitled to vote at the Level 8 special meeting, is necessary to approve the issuance of shares of Level 8 common stock in the merger and to approve the amendment to Level 8's 1997 Stock Option Plan increasing the number of shares of Level 8 common stock subject to awards under the plan from 2,600,000 to 4,000,000.

VOTE REQUIRED AT TEMPLATE SPECIAL MEETING (PAGE 33)

     The affirmative vote of the holders of a at least two-thirds of the outstanding shares of Template common stock as of November 17, 1999, the "Template record date," is necessary to approve and adopt the merger agreement and approve the merger. On the Template record date, there were 4,923,580 shares of Template common stock outstanding.

VOTING BY PROXY (PAGES 29 AND 32)

     You may vote on each proposal by indicating on your proxy card how you want to vote, and signing and mailing it in the enclosed return envelope. Please return your proxy card as soon as possible so that your shares may be represented at your stockholders meeting. If you sign and send in your proxy card and do not indicate how you wish to vote, your proxy will be counted as a vote in favor of each of the proposals. If you are a Template stockholder and you do not vote, or you abstain from voting, it will have the effect of a vote against the merger.

VOTING BY BROKERS

     If you do not provide your broker with instructions on how to vote your "street name" shares, your broker cannot vote them on the merger. You should therefore be sure to provide your broker with instructions on how to vote your shares. Please check the voting form used by your broker to see if it offers telephone or internet voting.

     If you do not give voting instructions to your broker, you will, in effect, be voting against the merger, unless you appear in person at your respective stockholders meeting with a proxy from your broker authorizing you to vote your "street name" shares, and vote in favor of the merger, as applicable.

STOCKHOLDERS AGREEMENT (PAGE 63)

     Certain of the executive officers and directors of Template, in their capacities as stockholders, and certain other stockholders of Template, who, as of November 17, 1999, collectively hold approximately 17.2% of the outstanding Template common stock, and Level 8 and its principal stockholders, who, as of November 17, 1999, collectively have the right to vote 52.5% of the outstanding Level 8 voting stock, have entered into a stockholders agreement related to the merger. The parties to the stockholders agreement have agreed to vote all the shares that they have the right to vote in favor of the merger.

RECORD DATES; VOTING POWER (PAGES 29 AND 32)

     You are entitled to vote at the Level 8 special meeting if you own shares of Level 8 as of the close of business on November 17, 1999, and you are entitled to vote at the Template special meeting if you own shares of Template as of the close of business on November 17, 1999.

     At the close of business on the Level 8 record date, 8,932,047 shares of Level 8 common stock were outstanding and entitled to vote at the Level 8 special meeting. You will have one vote at the Level 8 special meeting for each share of Level 8 common stock you own as of the Level 8 record date.

     At the close of business on the Template record date, 4,923,580 shares of Template common stock were outstanding and entitled to vote at the Template special meeting. You will have one vote at the Template special meeting for each share of Template common stock you own as of the Template record date.

QUESTIONS ABOUT THE MEETINGS OR THE MERGER

     You may call Beacon Hill Partners, Inc., the proxy solicitor for each of Level 8 and Template, at 1-800-475-9320 with any questions regarding the stockholder meetings or the Merger.

SHARE OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATES

     As of the Level 8 record date, the directors and executive officers of Level 8, as a group, beneficially owned approximately 11.91% of Level 8 voting stock.

     As of the Template record date, the directors and executive officers of Template, as a group, beneficially owned approximately 37% of Template common stock.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (PAGE 55)

     You should note that a number of directors and executive officers of Template have interests in the merger as employees and/or directors that are different from, or in addition to, the interests of a Template stockholder. Certain indemnification arrangements for directors and officers of Template will be continued. In addition, existing employment agreements of certain of the officers of Template have "change of control" provisions which may provide severance benefits to such executive officers. Furthermore, the vesting of stock options granted to certain directors and executive officers may accelerate as a result of the merger.

OWNERSHIP OF LEVEL 8 FOLLOWING THE MERGER (PAGE 67)

     Depending on the average of the closing sales prices of Level 8 common stock for the 10 trading day period ending on December 9, 1999, we anticipate that Template stockholders collectively will receive approximately 1,397,312 shares of Level 8 common stock in the merger based on the number of shares of Template common stock outstanding on November 17, 1999 and an exchange ratio of 0.2838.

     Based on those numbers, and based on the number of shares of Level 8 voting stock outstanding as of November 17, 1999, existing Template stockholders will own approximately 13.5% of the Level 8 voting stock outstanding immediately after the merger. See page 68 for a table showing the approximate number of shares of Level 8 common stock that Template stockholders would receive in the merger and the percentage of Level 8 voting stock they would own immediately after the merger based upon a range of average closing sales prices of Level 8 common stock over 10 trading days.

QUOTATION OF LEVEL 8 COMMON STOCK

     It is a condition to the merger that the Level 8 common stock to be issued in connection with the merger be approved for quotation on The Nasdaq Stock Market, subject to official notice of issuance. If we complete the merger, stockholders will then be able to trade the shares of Level 8 common stock they receive in the merger on The Nasdaq Stock Market. In addition, Template common stock will no longer be quoted on The Nasdaq Stock Market or any other exchange.

THE MERGER AGREEMENT (PAGE 65)

     The merger agreement is attached as Annex A to this document. We encourage you to read the merger agreement. It is the legal document governing the merger.

WHEN THE MERGER WILL OCCUR

     The merger will take place on a date agreed to by Level 8 and Template. This date will be no later than the second business day after all of the conditions to closing contained in the merger agreement have been satisfied or waived. Assuming that all of the conditions in the merger agreement are satisfied or waived, we anticipate that the merger will occur in December 1999. After the completion of the merger, the combined company will operate on an integrated basis.

CONDITIONS TO THE MERGER (PAGE 69)

     We will complete the merger only if we satisfy or waive several conditions, including the following:

     - holders of at least two-thirds of the outstanding shares of Template common stock entitled to vote at the Template special meeting approve and adopt the merger agreement and approve the merger;

     - holders of a majority of shares of Level 8 common stock present in person or represented by proxy and entitled to vote at the Level 8 special meeting approve the issuance of Level 8 common stock in the merger and the amendment to Level 8's 1997 Stock Option Plan increasing the number of shares of

       Level 8 common stock subject to awards thereunder from 2,600,000 to 4,000,000;

     - all material consents required to be obtained from any government entity or other person or entity are obtained;

     - no court or government entity issues a permanent or preliminary order or injunction which restrains or prohibits the consummation of the merger;

     - no litigation or similar action is pending or threatened by a government entity seeking to restrain or prohibit the consummation of the merger;

     - each party's representations and warranties contained in the merger agreement continue to be accurate except where the inaccuracies would not have a material adverse effect on the party;

     - each party has complied with its covenants contained in the merger agreement in all material respects;

     - no material adverse change has occurred with respect to Template or Level 8;

     - Template and Level 8 not having been notified that any governmental agency intends to terminate any contract between Template and the U.S. government or that the U.S. government does not intend to renew any such contract;

     - each party's counsel delivers a tax opinion regarding the tax treatment of the merger; and

     - holders of not more than 1% of the outstanding shares of Template common stock shall have perfected dissenters' rights.

TERMINATION OF THE MERGER AGREEMENT BY
TEMPLATE AND LEVEL 8 (PAGE 77)

     Both companies can mutually agree to terminate the merger agreement at any time without completing the merger.

     Subject to certain exceptions, either company can terminate the merger agreement if:

     - the merger is not completed on or before April 19, 2000;

     - a government entity or legal action permanently prohibits the merger;

     - the Level 8 stockholders do not approve the issuance of Level 8 common stock to Template stockholders in the merger and the amendment to Level 8's 1997 Stock Option Plan to increase the number of shares of Level 8 common stock subject to awards thereunder from 2,600,000 to 4,000,000;

     - any of the other party's representations or warranties under the merger agreement shall have been materially inaccurate, or the other party breaches any of the covenants or agreements under the merger agreement in any material respect, and fails to cure such inaccuracy or breach; or

     - neither of the conditions relating to the delivery of tax opinions by Level 8's and Template's counsel have been satisfied within 60 days following the latest stockholders meeting.

TERMINATION OF THE MERGER AGREEMENT BY LEVEL 8 (PAGE 77)

     Level 8 can also terminate the merger agreement if:

     - the Template stockholders do not approve the merger or do not adopt and approve the merger agreement;

     - the board of directors of Template withdraws or modifies, in a manner adverse to Level 8, or refuses to reaffirm its approval or recommendation to the Template stockholders of the merger agreement or the merger; or

     - the board of directors of Template (i) solicits, initiates or encourages an alternative transaction to the merger, (ii) approves, endorses or recommends an alternative transaction to the merger, or (iii) fails to recommend a rejection of a tender or exchange offer by a person unaffiliated with Level 8.

TERMINATION OF THE MERGER AGREEMENT BY TEMPLATE (PAGE 77)

     Template can also terminate the merger in the event Template's board of directors determines that an alternative transaction to the merger constitutes a superior offer and, prior to Template's special meeting of stockholders, Template pays to Level 8 the termination fee described below and Template is not otherwise in default under the terms of the merger agreement with respect to Template's receipt of an unsolicited superior offer or the solicitation of an alternative transaction.

EXPENSES AND TERMINATION FEES (PAGE 78)

     Each party will pay its own fees and expenses in connection with the merger, whether or not the merger is completed, except that the parties will share equally all fees and expenses, other than attorneys' and accountants' fees and expenses, in connection with the preparation, printing, filing and mailing of this joint proxy statement/prospectus and the registration statement of which this joint proxy statement/prospectus is a part (excluding SEC filing fees which shall be paid by Level 8).

     If Level 8 terminates the merger agreement based on the material inaccuracy in any of Template's representations and warranties, or Template's failure to comply with any of its covenants or agreements in any material respect under the merger agreement, then Template must pay to Level 8 $2 million. In the event Level 8 terminates the merger agreement based on the failure of the merger to occur on or before April 19, 2000 or based on Template's stockholders failure to approve the merger or adopt and approve the merger agreement, and an alternative transaction to the merger was made after October 19, 1999 and has not been withdrawn prior to the termination of the merger agreement, and within 9 months of such termination an alternative transaction to the merger is consummated by Template or Template enters into a definitive agreement with respect to such alternative transaction, then the foregoing termination fee shall be payable by Template. In addition, in the event Level 8 terminates the merger agreement based on any of the other reasons set forth above under the caption "Termination of the Merger Agreement by Level 8," and within 9 months of such termination an alternative transaction to the merger is consummated by Template or Template enters into a definitive agreement with respect to such alternative transaction, then the foregoing termination fee shall also be payable by Template.

     If Template terminates the merger agreement based on a material inaccuracy in any of Level 8's representations and warranties, or Level 8's failure to comply with any of its covenants or agreements in any material respect under the merger agreement, then Level 8 must pay to Template $2 million.

ACCOUNTING TREATMENT (PAGE 61)

     For accounting purposes, the merger will be treated as a purchase of Template by Level 8.

REGULATORY REQUIREMENTS (PAGE 61)

     Level 8 and Template are not aware of any material governmental or regulatory approvals which are required for consummation of the merger, other than governmental or regulatory approvals under the federal securities laws and the requirements under the Delaware General Corporation Law and the Virginia Stock Corporation Act.

TAX CONSEQUENCES TO TEMPLATE STOCKHOLDERS

     For U.S. federal income tax purposes, you will be taxed on the lesser of the cash portion of the consideration or the gain you realize on the exchange. Your realized gain will equal the excess of the cash and the fair market value of the Level 8 common stock you receive over the basis of your Template common stock. In addition, you will be taxed on cash received in lieu of fractional shares. No loss may be recognized as a result of the exchange of your Template common stock for Level 8 common stock and cash. Tax matters, however, are very complicated, and the tax consequences of the merger to you will depend on the facts of your particular situation. We encourage you to contact your tax advisors to determine the tax consequences of the merger to you. To review the material U.S. federal income tax consequences to stockholders in greater detail, see page 57. Level 8 stockholders will not recognize any gain or loss in connection with the merger.

DISSENTERS' OR APPRAISAL RIGHTS (PAGE 62)

     Level 8 is organized under Delaware law, and Template is organized under Virginia law. Under Delaware law, the stockholders of Level 8 are not entitled to dissenters' or appraisal rights in connection with the merger. However, Template stockholders who do not vote to approve the merger agreement or the merger will be entitled under the Virginia Stock Corporation Act to dissent from the merger and request an appraisal of, and to be paid the fair value of, their shares. The provisions of Sections 13.1-729 through 13.1-741 of the Virginia Stock Corporation Act, which govern the rights of stockholders of Template who wish to seek appraisal of their shares, are attached to this document as Annex D.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

     Both companies have made forward-looking statements in this joint proxy statement/prospectus. Forward-looking statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of Level 8, Template or the combined company. When words such as "believes," "expects," "anticipates" or similar expressions are used, we are making forward-looking statements.

     You should note that the merger and an investment in securities of Level 8 involve risks and uncertainties that could affect the future financial results of Level 8. Some of these risks include:

     - risks related to the realization of anticipated revenues, profitability and costs synergies of the combined company;

     - the effects of vigorous competition in the markets in which these entities operate, including the impact on revenues and earnings of competitive changes to existing price structures;

     - the ability of Level 8 or Template to establish a significant presence in new geographic and service areas;

     - the ability to recruit, train and retain qualified personnel;

     - changes in technology that may increase the number of competitors Level 8 or Template faces or require significant capital expenditures to provide competitive services;

     - risks associated with the exchange ratio;

     - general economic or business conditions that may be less favorable than expected, resulting in, among other things, lower than expected revenues;

     - risks of government contracts;

     - interest rate fluctuations, foreign currency rate fluctuations and other capital market conditions;

     - costs of difficulties related to the integration of the businesses of other entities acquired by Level 8 with that of Level 8 may be greater than expected;

     - necessary technological changes (including changes to address "Year 2000" data systems issues) may be more difficult or expensive to make than anticipated;

     - risks of international business;

     - adverse changes may occur in the securities markets; and

     - the other "Risk Factors" beginning on page 13 in this joint proxy statement/prospectus.

MARKETS AND MARKET PRICES

     Level 8 common stock is quoted on The Nasdaq Stock Market under the symbol "LVEL." Template common stock is quoted on The Nasdaq Stock Market under the symbol "TMPL." Following the completion of the merger, Template common stock will no longer be quoted on Nasdaq or any exchange.

     As of November 17, 1999, there were approximately 100 holders of record of Level 8 common stock and 8,932,047 shares of common stock outstanding. Template had approximately 63 holders of record as of November 17, 1999 and 4,923,580 shares of common stock outstanding.

     The following table sets forth the closing sales price per share of Level 8 and Template common stock as reported on Nasdaq and the equivalent per share price, as explained below, of Template common stock on October 19, 1999, the last trading day before the announcement of the merger, and on November 17, 1999.

                                      LEVEL 8 COMMON   TEMPLATE COMMON   IMPLIED CONSIDERATION
                                       STOCK PRICE       STOCK PRICE      PER TEMPLATE SHARE
                                      --------------   ---------------   ---------------------
October 19, 1999....................      $12.00            $5.63                $7.90(1)(3)
November 17, 1999...................      $18.94            $8.50                $9.37(2)(3)

-------------------------

(1) The equivalent Template per share price represents $3.90 in Level 8 common stock and $4.00 in cash.

(2) The equivalent Template per share price represents $5.37 in Level 8 common stock and $4.00 in cash.

(3) The actual exchange ratio may be different as described under the caption "Merger Consideration" on page 65. The actual prices of Level 8 common stock and Template common stock, and the implied consideration per Template share prior to or at the time the merger is completed, cannot be guaranteed or predicted.

     The table below sets forth the high and low closing sales prices per share of Level 8 and Template common stock for the periods indicated, which indicates how each company's stock price has fluctuated over the quarterly and annual periods covered. For current price information with respect to Level 8 and Template common stock, stockholders are urged to consult publicly available sources. No assurance can be given as to future prices of, or markets for, Level 8 and Template common stock. Level 8 and Template have never declared or paid any cash dividends on their common stock and do not anticipate declaring or paying any dividends in the foreseeable future. Certain of Level 8's and Template's financing documents restrict Level 8's and Template's ability to pay dividends.

                                                            LEVEL 8            TEMPLATE
                                                         COMMON STOCK       COMMON STOCK(1)
                                                       -----------------   -----------------
                                                        HIGH       LOW      HIGH       LOW
                                                       -------   -------   -------   -------
Year Ended December 31, 1996
  First Quarter......................................  $ 8.000   $ 5.875   $    --   $    --
  Second Quarter.....................................   15.000     7.125        --        --
  Third Quarter......................................   12.375     8.375        --        --
  Fourth Quarter.....................................   15.500     9.750        --        --
Year Ended December 31, 1997
  First Quarter......................................   17.563    10.500    16.250    13.625
  Second Quarter.....................................   17.875    10.750    13.125     7.750
  Third Quarter......................................   25.250    15.250    19.125    11.625
  Fourth Quarter.....................................   23.500    12.000    14.875     9.750
Year Ended December 31, 1998
  First Quarter......................................   15.875    10.750    15.250    11.250
  Second Quarter.....................................   13.250     8.875    14.000     9.250
  Third Quarter......................................   10.500     6.875    12.000     3.875
  Fourth Quarter.....................................    9.688     5.375     6.750     3.000
Year Ended December 31, 1999
  First Quarter......................................   15.250     8.750     5.625     3.688
  Second Quarter.....................................   12.375     8.250     5.563     3.750
  Third Quarter......................................   13.500     9.375     5.125     3.000
  Fourth Quarter (through 11/17/99)..................   18.938    11.875     8.500     4.125

-------------------------

(1) Template commenced its initial public offering on January 29, 1997 at a price of $16.00 per share. Prior to such date, there was no public market for Template's common stock.

        SUMMARY OF SELECTED HISTORICAL FINANCIAL INFORMATION OF LEVEL 8
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following selected financial information of Level 8 is provided to aid you in your analysis of the financial aspects of the merger. The summary financial information presented below is derived from the consolidated financial statements of Level 8. The information should be read in conjunction with the consolidated financial statements, related notes, and other financial information, which are included elsewhere in this joint proxy statement/prospectus.

     For the interim period of 1999, the following includes Level 8, Level 8 Technologies, Momentum Software Corporation, and Seer Technologies, Inc. For 1998, the following information includes Level 8, Level 8 Technologies, and Momentum since its acquisition in March 1998. For 1997, the following information includes Level 8, ASU, and Level 8 Technologies. For 1996, the following information includes Level 8, ASU, and Level 8 Technologies. For 1995, the following information includes Level 8 and ASU for the full year and Level 8 Technologies since its acquisition in April 1995. For 1994, the following information includes Level 8 and ASU.

                                          NINE MONTHS ENDED
                                            SEPTEMBER 30,                  YEAR ENDED DECEMBER 31,
                                          ------------------   ------------------------------------------------
                                            1999      1998       1998      1997      1996      1995      1994
                                          --------   -------   --------   -------   -------   -------   -------
                                             (UNAUDITED)
SELECTED STATEMENT OF OPERATIONS DATA
Revenue.................................  $ 39,016   $ 8,597   $ 10,685   $14,680   $ 7,272   $ 3,012   $ 1,660
Net income (loss) from continuing
  operations............................   (10,596)   (6,450)   (23,688)    1,036      (845)     (429)       26
Net income (loss) from continuing
  operations per common
  share -- basic........................     (1.24)     (.86)     (3.15)      .16      (.14)     (.10)      .01
Net income (loss) from continuing
  operations per common
  share -- diluted......................     (1.24)     (.86)     (3.15)      .14      (.14)     (.10)      .01
Weighted average common shares
  outstanding -- basic..................     8,729     7,498      7,552     6,992     6,076     4,314     3,839
Weighted average common shares
  outstanding -- diluted................     8,729     7,498      7,552     7,561     6,076     4,403     3,839

                                                  AT
                                            SEPTEMBER 30,                      AT DECEMBER 31,
                                          ------------------   ------------------------------------------------
                                            1999      1998       1998      1997      1996      1995      1994
                                          --------   -------   --------   -------   -------   -------   -------
                                             (UNAUDITED)
BALANCE SHEET DATA
Working capital (deficiency)............  $ (2,145)  $ 9,233   $(19,774)  $15,826   $11,007   $ 4,103   $(1,679)
Total assets............................    65,599    28,964     70,770    23,482    20,787    15,059     5,848
Long-term debt, net of current
  maturities............................    11,528        59      1,541        16        23        43        19
Loans from related companies, net.......     4,000       552     12,519       202       331       454     2,015
Stockholders' equity....................    18,496    20,114      8,892    20,371    18,300    11,499       489

        SUMMARY OF SELECTED HISTORICAL FINANCIAL INFORMATION OF TEMPLATE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following selected financial information of Template is provided to aid you in your analysis of the financial aspects of the merger. The summary financial information presented below is derived from the consolidated financial statements of Template. The information should be read in conjunction with the consolidated financial statements, related notes, and other financial information, which are included elsewhere in this joint proxy statement/prospectus.

     The following selected consolidated financial data of Template as of November 30, 1997 and December 31, 1998 and for the years ended November 30, 1996, November 30, 1997, for the one month ended December 31, 1997 and for the year ended December 31, 1998, have been derived from Template's consolidated financial statements audited by PricewaterhouseCoopers LLP, independent accountants, included elsewhere herein. The balance sheet data as of November 30, 1994, 1995 and 1996 and the statement of operations data for the years ended November 30, 1994 and 1995 have been derived from Template's audited consolidated financial statements.

                                                                             ONE
                                                              YEAR          MONTH
                                      NINE MONTHS ENDED      ENDED          ENDED
                                        SEPTEMBER 30,     DECEMBER 31,   DECEMBER 31,         YEAR ENDED NOVEMBER 30,
                                      -----------------   ------------   ------------   -----------------------------------
                                       1999      1998         1998           1998        1997      1996      1995     1994
                                      -------   -------   ------------   ------------   -------   -------   ------   ------
                                         (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenue.............................  $31,369   $28,665     $42,639         $2,145      $26,910   $13,530   $7,091   $6,313
Net income (loss) from continuing
  operations........................   (8,134)      560       1,130           (623)       2,380     1,045      327     (275)
Net income (loss) from continuing
  operations per common
  share -- basic....................  $ (1.19)  $  0.13     $  0.23         $(0.13)     $  0.58   $  0.48   $ 0.07   $(0.09)
Net income (loss) from continuing
  operations per common share --
  diluted...........................  $ (1.19)  $  0.11     $  0.20         $(0.13)     $  0.44   $  0.23   $ 0.07   $(0.09)
Weighted average common shares
  outstanding -- basic..............    4,951     5,022       5,014          4,676        4,092     2,182    4,656    3,186
Weighted average common shares
  outstanding -- diluted............    4,951     5,804       5,709          4,676        5,419     4,644    4,656    3,186

                                             AT             AT        AT DECEMBER 31,         AT NOVEMBER 30,
                                        SEPTEMBER 30,   AUGUST 31,   -----------------   -------------------------
                                            1999           1998       1998      1997      1996      1995     1994
                                        -------------   ----------   -------   -------   -------   ------   ------
                                               (UNAUDITED)
BALANCE SHEET DATA:
Working capital.......................     $15,315       $21,447     $20,716   $22,704   $ 9,009   $  473   $  277
Total assets..........................      40,604        46,380      49,084    42,971    13,985    3,461    3,021
Long-term liabilities.................       1,661           508       1,325       521       790      335      650
Stockholders' equity..................      32,047        39,736      39,081    37,293    10,043      901      572

     See "Template Management's Discussion and Analysis of Financial Condition and Results of Operations" for a description of acquisition activity in 1997 and 1998.

                           COMPARATIVE PER SHARE DATA
                                  (UNAUDITED)

                                                            AT SEPTEMBER 30,   AT DECEMBER 31,
                                                                  1999              1998
                                                            ----------------   ---------------
Book value per share
  Level 8 historical......................................       $2.09              $1.02
  Template historical.....................................       $6.51              $7.86
  Level 8/Template pro forma combined(a)..................       $4.91              $3.43
  Template pro forma equivalent(a),(b)....................       $1.53              $1.07

                                                            NINE MONTHS
                                                               ENDED           FOR THE YEAR
                                                           SEPTEMBER 30,    ENDED DECEMBER 31,
                                                                1999               1998
                                                           --------------   ------------------
Net earnings (loss) per share
  Level 8 historical -- basic and diluted................      $(1.24)            $(3.32)
  Template historical -- basic...........................      $(1.19)            $ 0.23
  Template historical -- diluted.........................      $(1.19)            $ 0.20
  Level 8/Template pro forma combined -- basic and
     diluted(a)..........................................      $(2.40)            $(9.07)
  Level 8/Template pro forma equivalent -- basic and
     diluted(a),(b)......................................      $(0.75)            $(2.83)

---------------

(a) Pro forma combined information reflects pro forma information with Level 8 and the acquisition of Seer Technologies combined with Template. See "Unaudited Selected Pro Forma Combined Financial Information" on page 80.

(b) The Template pro forma equivalent represents the Level 8/Template book value or net income (loss) per share multiplied by a Level 8 exchange ratio of
    0.31215 reflecting a price of $12.4938.

                                  RISK FACTORS

     This joint proxy statement/prospectus contains forward-looking statements that involve known and unknown risks and uncertainties. The actual results of the combined company may differ materially from those anticipated in these forward-looking statements. When voting on the merger, you should carefully consider the risks described below and elsewhere in this document.

RISKS RELATED TO THE MERGER

IF LEVEL 8 AND TEMPLATE ARE NOT SUCCESSFULLY INTEGRATED, THE COMBINED COMPANY'S BUSINESS WILL BE ADVERSELY AFFECTED.

     Integrating Level 8 and Template will be a complex, time-consuming and expensive process. Before the merger, Level 8 and Template operated independently, each with its own business, corporate culture, locations, employees and systems. After the merger, Level 8 and Template must operate as a combined organization utilizing common information and communication systems, operating procedures, financial controls, and human resource practices, including benefit, training and professional development programs.

     There may be substantial difficulties, costs and delays involved in integrating Level 8 and Template. These may include:

     - distracting management from the business of the combined company;

     - potential incompatibility of corporate cultures;

     - potential inability to coordinate research and development efforts successfully;

     - costs and delays in implementing common systems and procedures; and

     - operating the combined company at numerous locations around the world.

     Any one or all of these factors may increase operating costs or lower anticipated financial performance. In addition, the combined company may lose corporate partners, distributors, suppliers, manufacturers and employees. Many of these factors are also outside the control of either company. Achieving anticipated synergies and the potential benefits underlying the two companies' reasons for the merger will depend on successful integration of the two companies. The failure to integrate Level 8 and Template successfully would have a material adverse effect on the business, financial condition and results of operations of the combined company.

THE EXCHANGE RATIO WILL FLUCTUATE DEPENDING ON THE AVERAGE CLOSING SALES PRICES OF LEVEL 8 COMMON STOCK OVER THE 10 TRADING DAY PERIOD ENDING ON DECEMBER 9, 1999.

     The fraction of a share of Level 8 common stock that Template stockholders receive in exchange for each share of Template common stock in the merger is known as the exchange ratio. The exchange ratio will depend on the average of the closing sales prices of Level 8 common stock for the 10 trading day period ending on the fourth trading day before the stockholders of Level 8 vote on the issuance of shares of Level 8 common stock in the merger, which is currently scheduled for December 15, 1999. To the extent that more shares of Level 8 common stock are issued in the merger, Level 8 stockholders will experience a greater dilution of ownership. Had the Level 8 stockholder meeting been held on November 23, 1999, Template stockholders would have received 0.2838 of a share of Level 8 common stock, plus $4.00 in cash, for each share of Template common stock that they own. However, because the exchange ratio may fluctuate based on the market price of Level 8 common stock, Template stockholders may receive more than 0.2838 of a share of Level 8 common stock in the merger for each share of Template common stock that they own. Regardless of this 10-day average, in no event will Template stockholders receive more than 0.3672 or less than 0.2838 of a share of Level 8 common stock, plus $4.00 in cash, for each share of Template common stock that they own.

LEVEL 8 COMMON STOCK HAS EXPERIENCED SIGNIFICANT FLUCTUATIONS IN PRICE AND VOLUME WHICH WILL AFFECT THE NUMBER AND VALUE OF SHARES ISSUED TO TEMPLATE STOCKHOLDERS.

     In recent years the stock market and the trading price for Level 8 common stock have experienced significant price and volume fluctuations. The broad market fluctuations have adversely affected the market price of Level 8 common stock and may continue to do so in the future. The value of Level 8 common stock at the time of the special meeting of Template's stockholders, completion of the merger, the date that Template stockholders receive shares of Level 8 common stock or the date the stockholders eventually sell their Level 8 shares, may be significantly different than the price of Level 8 common stock today. Template stockholders are advised to obtain recent market quotations for Level 8 common stock. Neither company may terminate the merger agreement or elect not to complete the merger solely because of changes in their stock prices.

THE PRE-TAX COSTS OF COMPLETING THE MERGER ARE ESTIMATED AT BETWEEN $6 MILLION AND $7 MILLION AND MAY AFFECT OUR RESULTS OF OPERATIONS, WHICH COULD ADVERSELY AFFECT OUR STOCK PRICE.

     Completion of the merger will result in total pre-tax costs estimated at between $6 million and $7 million, primarily relating to costs associated with combining the businesses of the two companies and the fees of financial advisors, attorneys, consultants and accountants. These costs may cause Level 8's results of operations to be lower than that anticipated by financial analysts, which could adversely affect Level 8's stock price.

THE FACILITIES SECURITY CLEARANCE REQUIRED TO PERFORM TEMPLATE'S GOVERNMENT CONTRACTS MIGHT BE OBTAINED BY THE COMBINED COMPANY, OR MIGHT BE TERMINATED PRIOR TO COMPLETION OF THE CONTRACTS.

     Some of Template's contracts with federal government agencies require access to information which is classified for national security reasons. To obtain that access and perform these contracts, the combined company must have an approved "facilities security clearance." Authorizing the facilities security clearance is highly discretionary with federal authorities. Also the clearance must be renewed upon any change of ownership; this renewal can only be completed after the closing of the transaction. While Template has had such a clearance for a number of years and Template does not anticipate a problem in obtaining the renewal of the clearance, Level 8 cannot guarantee that the combined company will obtain the renewal or that the government will not terminate the clearance prior to completion of the contracts. The majority of Template's contracts with government federal agencies require the clearance. In the absence of the clearance, these contracts would be terminated or not be renewed.

RISKS RELATED TO THE COMBINED COMPANY

LEVEL 8'S FUTURE SUCCESS DEPENDS ON THE MARKET ACCEPTANCE OF LEVEL 8'S NEW GENEVA INTEGRATOR.

     In April 1999, Level 8 introduced its new Geneva Integrator software product which Level 8 expects will generate a substantial portion of Level 8's revenues within the next year. Moreover, Level 8 is re-focusing much of its business efforts from the middleware to the enterprise application integration market. Geneva Integrator will be essential to this effort. While a small number of Level 8's customers have used Geneva Integrator products for limited applications, Geneva Integrator may not achieve or maintain significant market acceptance. The market acceptance of Geneva Integrator will depend on a number of factors, including:

     - the success of the initial Geneva Integrator implementations and customers' willingness to provide favorable references to prospective customers;

     - the rate of market share growth for Microsoft Corporation's Windows operating system in enterprise information technology environments;

     - the accuracy of industry analyst predictions that the focus of information technology departments will shift to application integration, development and electronic commerce enablement as Year 2000 problem remediation efforts begin to wind down in 2000;

     - the possible introduction of functionally superior competitive offerings;

     - Microsoft's development and provision of equivalent technology as part of its Windows operating system; and

     - Level 8's ability to anticipate evolving market requirements accurately and deliver enhancements to Geneva Integrator's functionality to meet those needs within competitive windows of opportunity.

     If, because of the comparative attractiveness of competing products, Level 8's inability to ship Geneva Integrator in a timely way, or for any other reason, Level 8 cannot achieve a rapid and significant level of market acceptance for the product, then Level 8 may not be able to fulfill its business plan or successfully transition Level 8 to the enterprise application integration market. Accordingly, failure of Geneva Integrator to achieve or maintain significant market acceptance would have a material adverse effect on Level 8's business, operating results and financial condition.

LEVEL 8 HAS A HISTORY OF LOSSES.

     Although Level 8 reported operating income and net income in 1997, Level 8 has experienced operating losses and net losses in 1996 and 1998, and net losses on a pro forma basis reflecting Level 8's acquisition of Seer Technologies, Inc. Level 8 incurred net losses of $25.1 million for 1998 ($88.1 million on a pro forma basis reflecting Level 8's acquisition of Seer) and $10.6 million for the nine months ended September 30, 1999. At September 30, 1999, Level 8 had working capital of $2.1 million and an accumulated deficit of $35.8 million. Although Level 8 has raised $21 million of equity financing from the sale of its Series A Preferred Stock and warrants, Level 8's ability to generate positive cash flow is dependent upon Level 8's achieving and sustaining certain cost reductions and generating sufficient revenues. Part of Level 8's strategy is to grow its business rapidly through a series of carefully selected, synergistic acquisitions. Accounting for these acquisitions in accordance with generally accepted accounting principles and SEC rules and regulations may require Level 8 to amortize intangible assets for several years after an acquisition or record significant charges for in-process research and development at the time of acquisition. These charges are typically non-cash in nature. Therefore, due to these and other factors, Level 8 expects that it will continue to experience net losses at least through 2000. Level 8 cannot predict with accuracy its future results of operations and believes that any period-to-period comparisons of its results of operations are not meaningful. Level 8 expects to increase its operating expenses significantly, expand its sales and marketing operations and continue to develop and enhance its products. In the future, Level 8 may not generate sufficient revenues to pay for all of these operating costs or other expenses. In addition, dividends of $210,000 per quarter accrue on the outstanding Series A Preferred Stock and are required to be declared and paid in cash to the extent funds are legally available for the payment of dividends. If Level 8 fails to generate sufficient cash to pay these expenses and dividends, Level 8 will need to identify other sources of financing. Level 8 may not be able to borrow money or issue more shares of common stock or other securities to meet its cash needs, and even if Level 8 can complete such transactions, the terms may not be favorable. See "Level 8 Management's Discussion and Analysis of Financial Condition and Results of Operations" for a more complete description of Level 8's historical financial condition, results of operations and liquidity.

BECAUSE LEVEL 8'S EXPENSES ARE LARGELY FIXED, AN UNEXPECTED REVENUE SHORTFALL MAY ADVERSELY AFFECT ITS BUSINESS.

     Level 8's expense levels are based primarily on its estimates of future revenues and are largely fixed. A large portion of its expense relates to headcount that cannot be easily reduced without adversely affecting its business. Level 8 also intends to hire additional personnel to support the growth of its business. This expansion will substantially increase its operating expenses. Level 8 may be unable to adjust spending rapidly enough to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenues in relation to its planned expenditures would reduce, and possibly eliminate, any operating income and could materially adversely affect its business, operating results and financial condition.

BECAUSE LEVEL 8 CANNOT ACCURATELY PREDICT THE AMOUNT AND TIMING OF INDIVIDUAL SALES, ITS QUARTERLY OPERATING RESULTS MAY VARY SIGNIFICANTLY, WHICH MAY ADVERSELY IMPACT ITS STOCK PRICE.

     Level 8's quarterly operating results have varied significantly in the past, and Level 8 expects that it will continue to do so in the future. Level 8 has derived, and expects to continue to derive in the near term, a significant portion of its revenue from relatively large customer contracts or arrangements. The timing of revenue recognition from those contracts and arrangements has caused and may continue to cause fluctuations in its operating results, particularly on a quarterly basis. Level 8's quarterly revenues and operating results typically depend upon the volume and timing of customer contracts received during a given quarter and the percentage of each contract which Level 8 is able to recognize as revenue during the quarter. Each of these factors is difficult to forecast. As is common in the software industry, the largest portion of software license revenues is typically recognized in the last month of each fiscal quarter and the third and fourth quarters of each fiscal year. Level 8 believes these patterns are partly attributable to budgeting and purchasing cycles of its customers and its sales commission policies, which compensate sales personnel for meeting or exceeding periodic quotas.

     Furthermore, because the size of individual sales of the Geneva AppBuilder and Geneva Integrator products are large and such sales can account for a large percentage of its revenue, a single sale may have a significant impact on the results of a quarter. In addition, the substantial commitment of executive time and financial resources that have historically been required in connection with a customer's decision to purchase certain of Level 8's products increases the risk of quarter-to-quarter fluctuations. Typically, the purchase of Level 8's products involves a significant technical evaluation by the customer, and there are delays frequently associated with customers' internal procedures to approve large capital expenditures and to test, implement and accept new technologies that affect key operations. This evaluation process frequently results in a lengthy sales process of several months. It also subjects the sales cycle for Level 8's products to a number of significant risks, including Level 8's customers' budgetary constraints and internal acceptance reviews. The length of Level 8's sales cycle may vary substantially from customer to customer. Level 8 typically does not have any material backlog of unfilled software orders, and product revenue may fluctuate from quarter-to-quarter due to the completion or commencement of significant assignments, the number of working days in a quarter and the utilization rate of services personnel. As a result of these factors, Level 8 believes that a period-to-period comparison of its historical results of operations is not necessarily meaningful and should not be relied upon as indications of future performance. In particular, Level 8's revenues in the third and fourth quarters of its fiscal years may not be indicative of the revenues for the first and second quarters. Fluctuations in operating results may have a material adverse effect on Level 8's business, operating results and financial condition, and could result in volatility of the trading price of Level 8's common stock. Moreover, if Level 8's quarterly results do not meet the expectations of Level 8's securities analysts and investors, the trading price of Level 8's common stock would likely decline.

GENERAL ECONOMIC CONDITIONS MAY AFFECT INVESTORS' EXPECTATIONS REGARDING LEVEL 8'S FINANCIAL PERFORMANCE AND ADVERSELY AFFECT LEVEL 8'S STOCK PRICE.

     Certain industries to which Level 8 sells its products, such as the financial services industry, are highly cyclical. In addition, Level 8 markets its products and services internationally, and historically a substantial portion of its revenue has been derived from markets outside the United States. In the future, Level 8's results may be subject to substantial period-to-period fluctuations as a consequence of the industry patterns of Level 8's customers, general or regional economic conditions and other factors. These factors may also have a material adverse effect on Level 8's business, operating results and financial condition.

BECAUSE A SUBSTANTIAL AMOUNT OF LEVEL 8'S PRO FORMA REVENUES HAVE BEEN DERIVED FROM ONE PRODUCT, DECREASED DEMAND FOR THIS PRODUCT COULD ADVERSELY AFFECT LEVEL 8'S BUSINESS.

     On a pro forma basis, a substantial amount of Level 8's revenue has been derived from the Geneva AppBuilder (formerly known as Seer*HPS) products and services. Over 84% of Level 8's revenue for 1998 on a pro forma basis reflecting the acquisition of Seer Technologies (but not reflecting the proposed merger with Template) was derived from the Geneva AppBuilder products and services. Although Level 8 intends to focus much of its future business efforts on the enterprise application integration market, Level 8 intends to continue to support and enhance the Geneva AppBuilder product. Level 8 anticipates that the Geneva AppBuilder product and related services over the near term will account for a substantial portion of its revenues. If Level 8's current or future competitors release new products that provide, or are perceived as providing, more advanced features, greater functionality, better performance, better compatibility with other systems or lower prices than Level 8's product line, demand for Level 8's Geneva AppBuilder product or Level 8's other products and related services will likely decline. A decline in demand for, or market acceptance of, the Geneva AppBuilder product line as a result of competition, technological change or other factors could have a material adverse effect on Level 8's business, operating results and financial condition.

LOSS OF KEY PERSONNEL COULD ADVERSELY AFFECT LEVEL 8'S BUSINESS.

     Level 8's success depends to a significant extent on the performance of a number of key management and technical personnel, loss of one or more of whom could have a material adverse effect on Level 8's business. Level 8's success will also depend in part on Level 8's ability to attract and retain qualified professional, technical, managerial and marketing personnel. In particular, Level 8 intends to expand its consulting force and its sales and marketing teams. Competition for such personnel in the software industry is intense. Level 8 may not be successful in attracting and retaining the personnel required to develop new and technical products to conduct its operations successfully.

LEVEL 8 MAY LOSE MARKET SHARE AND BE REQUIRED TO REDUCE PRICES AS A RESULT OF COMPETITION FROM ITS EXISTING COMPETITORS, OTHER VENDORS AND INFORMATION SYSTEMS DEPARTMENTS OF CUSTOMERS.

     Level 8 competes in markets that are intensely competitive and feature rapidly changing technology and evolving standards. To maintain or improve its position within these markets, or to compete in new markets, Level 8 must continue to enhance its current products and develop new products in a timely fashion. Level 8 expects to experience increased competition from current and potential competitors, many of which have longer operating histories, greater resources, greater name recognition, more extensive distribution and sales networks, and a larger, more established customer base. Accordingly, Level 8 may not be able to provide products and services that compare favorably with the products and services of its competitors. These competitive pressures could reduce Level 8's market share or require Level 8 to reduce the price of its products, either of which could have a material adverse effect on its business, operating results and financial condition.

ACQUISITIONS MAY AFFECT FUTURE RESULTS OR FAIL TO BE INTEGRATED SUCCESSFULLY.

     Part of Level 8's strategy is to grow its business rapidly through acquisitions, although there can be no guarantee that suitable companies, divisions or products will be available for acquisition. Future acquisitions will also entail numerous risks, including Level 8's inability to successfully assimilate acquired operations and products, its inability to retain key employees of acquired operations, the diversion of management's attention, and the difficulties and uncertainties in transitioning to Level 8 key business relationships from the acquired entities. In addition to paying cash for future acquisitions, Level 8 may issue additional securities which would be dilutive to its existing stockholders. Alternatively, Level 8 may assume or incur debt obligations or large one-time expenses. These factors could have a material adverse effect on Level 8's business, operating results and financial condition.

     Level 8 may also evaluate, on a case-by-case basis, joint venture relationships with complementary businesses. Any joint venture investment would involve many of the same risks posed by an acquisition, particularly those risks associated with the diversion of our resources, Level 8's inability to generate sufficient revenues, the management of relationships with third parties and potential expenses of the joint venture relationship. Any of these risks could have a material adverse effect on Level 8's business, operating results and financial condition.

LEVEL 8 MAY NOT HAVE THE RESOURCES TO MANAGE ADDITIONAL GROWTH SUCCESSFULLY.

     Level 8's recent growth has placed, and will continue to place, significant demands on management as well as on its administrative, operational, sales and financial resources. Level 8's inability to sustain or manage any additional growth could have a material adverse effect on its business, operating results and financial condition. To manage additional growth, Level 8 must expand its sales, marketing and customer support organizations, further develop its technical expertise so that it can influence and respond to emerging industry standards, and improve its operational processes and management controls.

RAPID TECHNOLOGICAL CHANGE COULD RENDER LEVEL 8'S PRODUCTS OBSOLETE.

     Level 8's markets are characterized by rapid technological change, frequent new product introductions and enhancements, uncertain product life cycles, changes in customer requirements and evolving industry standards. The introduction of new products embodying new technologies and the emergence of shifting customer demands or changing industry standards could render Level 8's existing products obsolete and unmarketable which would have a material adverse effect on its business, operating results and financial condition. Level 8's future success will depend upon its ability to continue to develop and introduce a variety of new products and product enhancements to address the increasingly sophisticated needs of its customers. This will require Level 8 to continue to make substantial product development investments. Level 8 may experience delays in releasing new products and product enhancements in the future. Material delays in introducing new products or product enhancements may cause customers to forego purchases of Level 8 products and purchase those of its competitors.

LOSS OF LEVEL 8'S RELATIONSHIP WITH MICROSOFT COULD ADVERSELY AFFECT ITS
BUSINESS.

     Level 8 has a key strategic relationship with Microsoft. Microsoft has purchased from Level 8 software originally developed by Level 8 that enables its Windows NT server platforms to integrate with IBM's MQ Series message-oriented middleware, which currently represents a significant share of the worldwide message-oriented middleware market. Microsoft has stated that it intends to ship a complementary software product developed by Level 8 as part of its Windows 2000 operating system and to make it available to its Windows NT server platform customers through its website. Microsoft currently recommends Level 8's Geneva Message Queuing (formerly known as FalconMQ) product as its preferred implementation of the MSMQ functionality on operating systems other than Microsoft Windows. Sales of Level 8's Geneva Message Queuing product would be significantly affected if Microsoft ceases to recommend it or does not include Level 8's complementary software product as part of its Windows 2000 operating system.

LOSS OF ANY ONE OF LEVEL 8'S MAJOR CUSTOMERS COULD ADVERSELY AFFECT ITS
BUSINESS.

     A significant portion of Level 8's business is attributable to a limited number of changing customers. On a pro forma basis after giving effect to the acquisition of Seer, Level 8's top five customers accounted for 22% of its 1998 revenue. There can be no assurance that these customers or other of Level 8's current customers will continue to purchase its products in the future. The loss of any one of Level 8's major customers and/or the failure to attract new customers could have a material adverse effect upon its business. In addition, as a result of Level 8's reliance on a limited number of changing customers, its results of operations have fluctuated in the past and may continue to fluctuate materially from period to period.

THERE ARE A NUMBER OF RISKS ASSOCIATED WITH DOING BUSINESS ABROAD.

     International sales represented approximately 61% of Level 8's 1998 revenues on a pro forma basis after giving effect to the acquisition of Seer (but not reflecting the proposed merger with Template). Level 8 expects that such sales will continue to generate a significant portion of its total revenue. Revenues from Template's non-U.S. subsidiaries and export sales accounted for approximately 52% of Template's total revenue for 1999. Our revenues from international sales could be subject to large currency exchange fluctuations, which in some circumstances could reduce our overall revenue. International sales also expose us to a risk of loss due to an increase in the value of the U.S. dollar relative to foreign currencies which would make our products more expensive to potential foreign customers. Additional risks inherent in our international business activities include:

     - unexpected changes in regulatory requirements;

     - tariffs and other trade barriers;

     - costs and risks of customizing products for foreign markets;

     - longer accounts receivable payment cycles and greater difficulty in accounts receivable collections;

     - difficulties in staffing and managing international operations;

     - potentially adverse tax consequences;

     - repatriation of earnings;

     - the burden of complying with a variety of foreign, legal and regulatory restrictions;

     - political instability;

     - possible recessionary environments in economies outside the United States; and

     - reduced protection for intellectual property rights in some countries.

     There can be no assurance that these factors, among others, will not have a material adverse effect on our future international revenue and, consequently, on our business, operating results and financial condition.

LEVEL 8'S PRODUCTS MAY HAVE UNKNOWN DEFECTS WHICH COULD HARM LEVEL 8'S REPUTATION OR DECREASE MARKET ACCEPTANCE OF ITS PRODUCTS.

     Because Level 8's customers depend on its products for their critical systems and business functions, any interruptions caused by unknown defects in Level 8's products could damage its reputation, cause its customers to initiate product liability suits against it, increase its product development costs, divert its product development resources, cause Level 8 to lose revenue or delay market acceptance of its products, any of which could cause Level 8's business to suffer. Level 8's product offerings consist of complex software and services, both internally developed and licensed from third parties. Complex software may contain errors or defects, particularly when first introduced or when new versions or enhancements are released. Although Level 8 conducts extensive testing, it may not discover software defects that affect its current or new products or enhancements until after they are sold. Such defects could cause Level 8's customers to experience severe system failures.

THE COMPLEX TECHNOLOGY OF LEVEL 8'S PRODUCTS SUBJECTS IT TO LIABILITY CLAIMS.

     Because Level 8's products provide critical database access, integration and management functions, Level 8 may be subject to significant liability claims if its customers believe that its products have failed to perform their intended functions. Level 8's agreements with customers typically contain provisions intended to limit its exposure to liability claims. However, these contract provisions may not preclude all potential claims. Liability claims could require Level 8 to spend significant time and money in litigation or to pay significant damages. As a result, any such claims, whether or not successful, could have a material adverse effect on Level 8's reputation and business, operating results and financial condition.

YEAR 2000 ISSUES MAY CAUSE PROBLEMS WITH LEVEL 8'S SYSTEMS AND EXPOSE IT TO LIABILITY.

     Many currently installed computer systems and software are unable to distinguish 21st century dates from 20th century dates. This problem arises because some computers, software and other equipment include programming code in which calendar year data is abbreviated to only two digits. As a result, such equipment and systems could fail to operate or fail to produce correct results if "00" is interpreted to mean 1900, rather than 2000. This "Year 2000 Problem" is widely expected to increase in frequency and severity as the Year 2000 approaches.

     The Year 2000 Problem presents Level 8 with several potential risks including, but not limited to, the following:

     - SOFTWARE SOLD TO CUSTOMERS. Once licensed, Level 8's products interact with other products that are not developed by Level 8 and operate on computer systems that are not under Level 8's control. These factors could affect the performance of Level 8's products if a Year 2000 Problem existed in a different facet of a customer's information technology infrastructure.

     - INTERNAL INFRASTRUCTURE. The Year 2000 Problem could affect computers, software and other equipment that Level 8 uses internally as well as divert management's attention from ordinary business activities. In addition to computers and related systems, the operation of Level 8's office and facilities equipment, such as fax machines, photocopiers, telephone switches, security systems, elevators and other common devices may be affected by the Year 2000 Problem. Although Level 8 has made substantial efforts to identify all of the major computers, software applications and related equipment used for internal operations, any unforeseen Year 2000 related problems could create additional expenses and divert management's attention from operations.

     - SUPPLIERS/THIRD-PARTY RELATIONSHIPS. There can be no assurance that Level 8's suppliers or other third parties that Level 8 relies upon will resolve any or all Year 2000 Problems with their systems on a timely basis.

     - STRAIN ON INFORMATION TECHNOLOGY RESOURCES. The Year 2000 Problem is currently placing a strain on organizations' information technology budgets and resources. Some organizations may lack sufficient resources to undertake the type of integration projects that Level 8's product line enables at the same time that they are addressing the Year 2000 Problem.

     However, Level 8 believes that it is not possible to determine with complete certainty that all Year 2000 Problems affecting it will be identified or corrected in a timely manner. If Level 8 fails to identify and correct all Year 2000 Problems affecting its internal systems, or if Level 8 is forced to implement its contingency plans, its business, financial condition or results of operations could be materially adversely affected. In addition, regardless of whether Level 8 experiences Year 2000 Problems, enterprises may reduce their spending on software and systems during the latter part of 1999 and into 2000 in connection with the potential effects of the Year 2000 Problem or to concentrate their resources on remediation. See "Level 8 Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000" for more complete information on the Year 2000 Problem.

FAILURE TO MEET PRODUCT DELIVERY DATES COULD ADVERSELY AFFECT LEVEL 8'S
BUSINESS.

     Because of the complexity of software products and the possibility of unforeseen technological problems arising late in the development process, it has not been uncommon for software companies to miss announced delivery dates for new products and/or upgrades and modifications to existing products. Unforeseen technical problems may delay the availability of these products and services or cause Level 8 to release such products without support for the range of platforms currently anticipated. Any substantial delays in the availability of these products and services could have a material adverse effect on Level 8's business.

LEVEL 8 MAY BE UNABLE TO ENFORCE OR DEFEND ITS OWNERSHIP AND USE OF PROPRIETARY TECHNOLOGY.

     Level 8's success depends to a significant degree upon its proprietary technology. Level 8 relies on a combination of patent, trademark, trade secret and copyright law, and contractual restrictions and passwords to protect its proprietary technology. However, these measures provide only limited protection, and there is no guarantee that its protection of proprietary rights will be adequate. Furthermore, the laws of some jurisdictions outside the United States do not protect proprietary rights as fully as in the United States. In addition, Level 8's competitors may independently develop similar technology, duplicate its products or design around its patents or its other intellectual property rights. Level 8 may not be able to detect or police the unauthorized use of its products or technology, and litigation may be required in the future to enforce Level 8's intellectual property rights, to protect its trade secrets or to determine the validity and scope of its proprietary rights. Any litigation to enforce Level 8's intellectual property rights would be expensive and time-consuming, would divert management resources and may not be adequate to protect its business.

     Level 8 does not believe that any of its products infringe the proprietary rights of third parties. However, companies in the software industry have experienced substantial litigation regarding intellectual property and third parties could assert claims that Level 8 has infringed their intellectual property rights. In addition, Level 8 may be required to indemnify its distribution partners and end-users for similar claims made against them. Any claims against Level 8 would divert management resources, and could require Level 8 to spend significant time and money in litigation, pay damages, develop new intellectual property or acquire licenses to intellectual property that is the subject of the infringement claims. These licenses, if required, may not be available on acceptable terms. As a result, intellectual property claims against Level 8 could have a material adverse effect on Level 8's business, operating results and financial condition.

AS A TECHNOLOGY COMPANY, LEVEL 8'S COMMON STOCK MAY BE SUBJECT TO ERRATIC PRICE FLUCTUATIONS.

     The market price of Level 8's common stock has fluctuated in the past and may in the future be subject to significant fluctuations in response to numerous factors, including: variations in Level 8's annual or quarterly financial results or those of its competitors; changes by financial research analysts in their estimates of Level 8's earnings or its failure to meet such estimates; conditions in the software and other technology industries; announcements of key developments by competitors; unfavorable developments with respect to Level 8's proprietary rights; unfavorable publicity affecting Level 8's industry or Level 8; adverse legal events affecting Level 8; and sales of its common stock by existing stockholders. In addition, from time to time, the stock market experiences significant price and volume fluctuations, which may affect the market price of Level 8's common stock for reasons which may or may not be related to its performance. Recently, such volatility has particularly impacted the stock prices of publicly traded technology companies. In the past, securities class action litigation has been instituted against a company following periods of volatility in the market price of a company's securities. If similar litigation were instituted against Level 8, it could result in substantial costs and a diversion of Level 8's management's attention and resources, which could have an adverse effect on its business.

LEVEL 8 HAS NOT PAID ANY DIVIDENDS ON ITS COMMON STOCK AND IT IS LIKELY THAT NO DIVIDENDS WILL BE PAID IN THE FUTURE.

     Level 8 has never declared or paid cash dividends on its common stock and it does not anticipate paying any cash dividends on its common stock in the foreseeable future.

LIRAZ COULD EFFECTIVELY CONTROL MATTERS SUBMITTED TO LEVEL 8'S STOCKHOLDERS.

     Liraz Systems, Ltd., an Israeli public company, and its subsidiaries currently hold 41% of Level 8's outstanding voting stock. As a result, Liraz may have the effective power to control all matters submitted to Level 8's stockholders for a vote, including the election of directors and the approval of mergers and other business combination transactions for which a majority vote is required. Such control could adversely affect the market price of Level 8's common stock or delay or prevent a change of control. In addition, a wholly owned subsidiary of Liraz beneficially owns an additional 2,000,000 shares of common stock issuable upon the conversion of Level 8's Series A Preferred Stock and exercise of warrants. If Liraz's subsidiary converts all of its Level 8 preferred stock and exercises all of its Level 8 warrants, Liraz and its subsidiaries would then hold approximately 52% of Level 8's outstanding common stock, based on the number of shares of Level 8 common stock outstanding as of November 17, 1999. Level 8 has the right to direct the voting of another 1,000,000 Level 8 shares issued to sellers of Seer Technologies stock to Level 8 in December 1998, plus another 250,000 Level 8 shares issuable upon the exercise of warrants issued to these sellers. Three of Level 8's directors have relationships with Liraz which are described in the following paragraph.

SOME OF LEVEL 8'S DIRECTORS HAVE CONFLICTS OF INTEREST INVOLVING LIRAZ.

     Liraz, as a principal stockholder of Level 8, and Messrs. Arie Kilman, Frank J. Klein and Lenny Recanati, who are directors of Level 8, are in positions involving the possibility of conflicts of interest with respect to transactions concerning Liraz and Level 8. Mr. Kilman, Level 8's Chairman of the Board and Chief Executive Officer, is also Chairman of the Board, Chief Executive Officer, and a significant stockholder of Liraz. Messrs. Klein and Recanati are executive officers of significant stockholders of Liraz. As of September 30, 1999, Level 8's total indebtedness to Liraz was approximately $4.6 million. See "Level 8 Certain Relationships and Related Transactions." Level 8 expects to issue common stock to Liraz in exchange for Liraz's guaranty of debt to be incurred in part to finance the cash portion of the merger consideration to be paid to Template stockholders. See "Approval of the Merger and Related Transactions -- Financing of the Merger." Some decisions concerning Level 8's operations or financial structure may present conflicts of interest between Level 8 and Liraz and/or its affiliates. For example, if Level 8 is required to raise additional capital from public or private sources to finance its anticipated growth and contemplated capital expenditures, Level 8's interests might conflict with those of Liraz and/or its affiliates with respect to the particular type of financing sought. In addition, Level 8 may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in Level 8's judgment, could be beneficial to Level 8, even though the transactions might conflict with the interests of Liraz and/or its affiliates. If these conflicts do occur, Liraz and its affiliates may exercise their influence in their own best interests. Level 8 has in the past engaged in transactions and joint development projects with Liraz.

PROVISIONS OF LEVEL 8'S CHARTER AND BYLAWS AND DELAWARE LAW COULD DETER TAKEOVER ATTEMPTS.

     Section 203 of the Delaware General Corporation Law, which prohibits certain persons from engaging in business combinations with Level 8, may have anti-takeover effects and may delay, defer or prevent a takeover attempt that a stockholder may consider to be in the holder's best interests. These provisions of Delaware law also may adversely affect the market price of Level 8's common stock. Level 8's certificate of incorporation authorizes the issuance, without stockholder approval, of preferred stock, with such designations, rights and preferences as may be determined from time to time by the board of directors. Such designations, rights and preferences established by the board may adversely affect Level 8's stockholders. In the event of issuance, the preferred stock could be used, under certain circumstances, as a means of discouraging, delaying or preventing a change of control of Level 8. Although Level 8 has no present intention to issue any shares of preferred stock in addition to the preferred stock issued in June 1999, Level 8 may issue preferred stock in the future. See "Level 8 Certain Relationships and Related Transactions."

LEVEL 8 STOCKHOLDERS MAY BE DILUTED BY THE EXERCISE OF OPTIONS AND WARRANTS AND CONVERSION OF PREFERRED STOCK.

     Level 8 has reserved 3,845,000 shares of common stock for issuance under its employee and director benefit plans and is seeking stockholder approval to increase the number of shares so reserved by 1,400,000. As of October 31, 1999, options to purchase an aggregate of 2,419,339 shares of common stock were outstanding pursuant to Level 8's employee and director benefit plans. Warrants to purchase an additional 2,780,632 shares of common stock are outstanding. Level 8 has also reserved 2,100,000 shares of common stock for issuance upon conversion of the outstanding Series A Preferred Stock. In addition, Level 8 will assume Template options outstanding as of the effective time of the merger, as described under "The Merger Agreement -- Stock Options" on page 66. The exercise of such options and warrants or conversion of preferred stock, and subsequent sale of the underlying common stock in the public market could adversely affect the market price of Level 8's common stock. Level 8's Series A Preferred Stock and its outstanding warrants include anti-dilution provisions, including in some cases adjustments to the applicable conversion price or exercise price in the event Level 8 issues common stock at a price less than the conversion price or exercise price then in effect. This would increase the dilutive impact of future equity offerings at prices less than the conversion price or exercise price of the outstanding warrants.

FUTURE SALES OF COMMON STOCK BY EXISTING INVESTORS COULD ADVERSELY AFFECT THE MARKET PRICE OF LEVEL 8 COMMON STOCK.

     Future sales of substantial numbers of shares of common stock (including shares issued upon the exercise of stock options or warrants or conversion of preferred stock) by Liraz, Level 8 or Level 8's executive officers or principal stockholders, or the perception that such sales could occur, could adversely affect the market price of Level 8's common stock. Currently, all outstanding shares of common stock owned by Level 8's affiliates are eligible for resale in the public market pursuant to Rule 144 under the Securities Act, except for 1,250,000 shares beneficially owned by Welsh, Carson, Anderson & Stowe and its affiliates (including 250,000 shares issuable upon warrant exercise), 1,000,000 of which may be resold under Rule 144 after December 31, 1999. Level 8 has granted registration rights to Liraz and its affiliates covering up to 5,683,120 shares of common stock, including 2,000,000 shares issuable upon conversion of preferred stock and exercise of warrants. Level 8 has also granted registration rights to investment funds affiliated with Brown Simpson Capital Management (covering 1,400,000 shares issuable upon conversion of preferred stock and exercise of warrants), investment funds affiliated with Seneca Capital Advisors (covering 800,000 shares issuable upon conversion of preferred stock and exercise of warrants), stockholders of Momentum Software Corporation (covering up to 594,866 shares of common stock and warrants to purchase an additional 200,000 shares of common stock), Candle Corporation (covering up to 246,800 shares of common stock) and Hampshire Securities Corporation, the underwriter for prior offerings of Level 8's common stock (covering warrants to purchase up to 250,000 shares of common stock). These registration rights enable those investors to require that Level 8 register resales of their securities. Level 8 previously registered 140,000 of the shares issuable upon exercise of the warrants held by Hampshire Securities that expire in July 2000. In August 1999, Level 8 registered the resale of 4,100,000 shares, including the shares of common stock issuable to Brown Simpson and Seneca Capital investments funds, a portion of shares issuable to Advanced Systems (which is a subsidiary of Liraz, our controlling stockholder). In addition, Level 8 has granted Welsh, Carson, Anderson & Stowe and related parties

(which together own 1,000,000 shares of common stock and warrants to purchase an additional 250,000 shares) "piggyback" registration rights which allows them to include their shares in any registration statement Level 8 files in connection with an underwritten public offering before January 1, 2001. If these investors sell a large portion of their securities on the open market at or about the same time, the market price of Level 8's common stock may decline.

LEVEL 8 IS REQUIRED TO PAY ADDITIONAL AMOUNTS OR ISSUE MORE EQUITY SECURITIES IF LEVEL 8 DOES NOT TIMELY FULFILL ITS OBLIGATIONS TO THE HOLDERS OF SERIES A 4% CONVERTIBLE REDEEMABLE PREFERRED STOCK AND WARRANTS.

     If Level 8 fails to pay dividends on the Series A Preferred Stock when due, or Level 8's common stock is delisted from The Nasdaq Stock Market and is not traded on the New York Stock Exchange or American Stock Exchange, or the rights of holders of Series A Preferred Stock are adversely affected by a reclassification of Level 8's common stock, the dividend rate on Level 8's Series A Preferred Stock would increase to 18% annually, with one-third of such dividend payable in shares of our common stock for the first 60 days that dividends accrue at 18% annually. In addition, Level 8 is also required to make additional payments to holders of the Series A Preferred Stock and warrants in the event that Level 8 does not fulfill other obligations to the holders, including keeping the registration statement and prospectus for the underlying common stock in effect and current and issuing common stock promptly upon conversion of the Series A Preferred Stock or exercise of warrants. The total amount of cash payments in respect of the Series A Preferred Stock, including dividends and any additional amounts required to be paid, is limited to 19% annually of the liquidation value of the Series A Preferred Stock.

THE COMBINED COMPANY COULD BE ADVERSELY AFFECTED IF THERE WERE ANY SIGNIFICANT CHANGES IN THE CONTRACTING POLICIES OR FISCAL POLICIES OF THE U.S. FEDERAL GOVERNMENT.

     Template derives a significant portion of its revenues from contracts with the U.S. federal government, and we believe that the success and development of the combined company's business will continue to depend on our successful participation in federal government contract programs. Accordingly, changes in federal government contracting policies could directly affect our financial performance. Among the factors that could materially adversely affect Template's federal government contracting business are:

     - budgetary constraints affecting federal government spending generally, or specific departments or agencies in particular, and changes in fiscal policies or available funding;

     - changes in federal government programs or requirements;

     - curtailment of the federal government's use of technology services firms;

     - the adoption of new laws or regulations;

     - technological developments;

     - federal governmental shutdowns (such as that which occurred during the federal government's 1996 fiscal year);

     - competition and consolidation in the information technology industry; and

     - general economic conditions.

These or other factors could cause federal governmental agencies to reduce their purchases under contracts, to exercise their right to terminate contracts, or not to exercise options to renew contracts, any of which could have a material adverse effect on our financial condition, results of operations and debt service capability.

     Many of Template's federal government customers are subject to increasingly stringent budgetary constraints. Template has substantial contracts in place with several federal departments and agencies, and Template's continued performance under these contracts, or award of additional contracts from these agencies, could be materially adversely affected by spending reductions or budget cutbacks at these agencies. Such reductions or cutbacks could have a material adverse effect on our financial condition, results of operations and debt service capability.

TEMPLATE'S GOVERNMENT CONTRACTS COULD BE TERMINATED PRIOR TO COMPLETION, AND TEMPLATE MIGHT NOT RETAIN THESE CONTRACTS IN ANY COMPETITIVE REBIDDING PROCESS.

     Template derives a substantial portion of its revenues from U.S. federal government contracts that typically span one or more base years and one or more option years and are awarded through formal competitive bidding processes. Many of the option periods cover more than half of the contract's potential duration. Federal government agencies generally are not required to exercise these option periods. In addition, Template's contracts typically also contain provisions permitting a government client to terminate the contract on short notice, with or without cause. These contracts would be less profitable for Template if the government client decides not to exercise option periods or to terminate the contracts. Additionally, Template's contractual costs and revenues are subject to adjustment as a result of federal government audits.

     Upon expiration, if the customer requires further services of the type provided in the contract, there is frequently a competitive rebidding process, and there can be no assurance that Template will win any particular bid, or that Template will be able to replace business lost upon expiration or completion of a contract. Further, all federal government contracts are subject to protest by competitors. The unexpected termination of one or more of Template's significant contracts could result in significant revenue shortfalls. The termination or nonrenewal of any of Template's significant contracts, short-term revenue shortfalls, the imposition of fines or damages or Template's suspension or debarment from bidding on additional contracts could have a material adverse effect on Level 8's financial condition, results of operations and debt service capability.

TEMPLATE'S GOVERNMENT CONTRACTS ARE SUBJECT TO AUDIT.

     The Defense Contract Audit Agency, "DCAA", and certain other government agencies, routinely audit and investigate government contracts. These agencies review a contractor's performance on its contract, pricing practices, cost structure and compliance with applicable laws, regulations and standards. Any costs found to be improperly allocated to a specific contract will not be reimbursed, while costs already reimbursed must be refunded. Therefore, a DCAA audit could result in a substantial adjustment to Template's revenues. No material adjustments have resulted from any DCAA audits of Template completed as of November 30, 1997, and Template believes that adjustments resulting from subsequent audits will not adversely affect its business. If a government audit uncovers improper or illegal activities, Template may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeitures of profits, suspension of payments, fines and suspension or debarment from doing business with the federal government. In addition, Template could suffer a serious reputational harm if allegations of impropriety were made against Template. Any such government determination of impropriety or illegality, or allegation of impropriety, could have a material adverse effect on Level 8's financial condition, results of operations and debt service capabilities.

MANY OF TEMPLATE'S U.S. FEDERAL GOVERNMENT CUSTOMERS SPEND THEIR PROCUREMENT BUDGETS THROUGH "INDEFINITE DELIVERY, INDEFINITE QUANTITY" CONTRACTS, WHICH REQUIRES TEMPLATE TO COMPETE FOR POST-AWARD ORDERS.

     Budgetary pressures and reforms in the procurement process have caused many U.S. federal government customers to increasingly purchase goods and services through "indefinite delivery, indefinite quantity", which Template refers to as "IDIQ" contracts. These contract vehicles have resulted in increased competition and pricing pressure requiring that Template make substantial post-award efforts to realize end-to-end services, including requirements definition, combat system engineering, test and evaluation, production and support.

TEMPLATE BEARS THE RISK OF COST OVERRUNS AND INFLATION ON ITS FIXED PRICE CONTRACTS.

     A significant number of Template's client projects are performed on a fixed-price basis and, therefore, Template bears the risk of cost overruns and inflation. A significant portion of Template's net revenues are recognized on the percentage-of-completion method which requires revenues to be recorded over the term of a client contract. Template recognizes revenues attributable to the sale of software tools upon shipment and revenues attributable to services upon completion. Template records a loss when current estimates of project costs exceed unrecognized revenues.

TEMPLATE COULD LOSE ITS INVESTMENTS IN SMALL, START-UP TECHNOLOGY COMPANIES.

     Template has made strategic investments in a number of companies that Template believes have the potential to grow and become important partners of ours, and we may continue to make strategic investments in the future. Historically, Template has made these investments in the form of debt that is convertible into equity of the company that is receiving the investment. There can be no assurance that these investments will bring us a return on investment. In addition, because the strategic investments tend to be in small, start-up technology companies, there is a greater risk that we could lose some or all of our investment. Any of these results could have a material adverse effect on the combined company's business, results of operations and financial condition.

                          THE LEVEL 8 SPECIAL MEETING

PURPOSE OF THE LEVEL 8 SPECIAL MEETING

     The purpose of the Level 8 special meeting is to:

     - Consider and vote upon a proposal to approve the issuance of Level 8 common stock in connection with the merger; and

     - Consider and vote upon an amendment to Level 8's 1997 Stock Option Plan increasing the number of shares of Level 8 common stock subject to awards under the plan from 2,600,000 to 4,000,000.

     Holders of Level 8 common stock may also consider and vote upon such other matters as may be properly brought before the Level 8 special meeting. The merger will occur only if the merger proposal and the proposal to increase the number of shares of Level 8 common stock subject to awards under Level 8's 1997 Stock Option Plan are approved.

LEVEL 8 BOARD OF DIRECTORS RECOMMENDATIONS

     THE LEVEL 8 BOARD OF DIRECTORS APPROVED THE MERGER AGREEMENT AND THE MERGER, AND UNANIMOUSLY RECOMMENDS THAT LEVEL 8 STOCKHOLDERS VOTE "FOR" APPROVAL OF THE ISSUANCE OF SHARES OF LEVEL 8 COMMON STOCK PURSUANT TO THE MERGER AGREEMENT. THE LEVEL 8 BOARD OF DIRECTORS ALSO UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE INCREASE IN THE NUMBER OF SHARES UNDER THE 1997 STOCK OPTION PLAN.

DATE, TIME AND PLACE OF MEETING

     The Level 8 special meeting will be held on December 15, 1999 at 2:00 p.m., local time, at Level 8's New York offices, 1250 Broadway, 35th Floor, New York, New York 10001-3782.

LEVEL 8 RECORD DATE AND OUTSTANDING SHARES

     Only holders of record of Level 8 common stock at the close of business on the Level 8 record date, November 17, 1999, will be entitled to notice of and to vote at the Level 8 special meeting. At the close of business on the Level 8 record date, there were 8,932,047 shares of Level 8 common stock outstanding and entitled to vote.

     Each holder of record of Level 8 common stock on the Level 8 record date will be entitled to one vote for each share held on all matters to be voted upon at the Level 8 special meeting.

VOTING OF PROXIES

     The form of proxy accompanying this joint proxy statement/prospectus is being solicited on behalf of the Level 8 board of directors for use at the Level 8 special meeting. We ask you to please complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to Level 8. Each of the persons named in the Level 8 proxy as a proxy holder is an officer of Level 8. All shares of Level 8 common stock that are entitled to vote and that are represented at the Level 8 special meeting by properly executed proxies received prior to or at the Level 8 special meeting and not duly and timely revoked will be voted at the Level 8 special meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, proxies will be voted for the approval of the issuance of shares of Level 8 common stock pursuant to the merger agreement and for the approval of the increase in the number of shares of Level 8 common stock subject to awards under Level 8's 1997 Stock Option Plan.

     If any other matters are properly presented for consideration at the Level 8 special meeting, unless otherwise indicated on a proxy, the person named as proxy and acting thereunder will have the discretion to vote on such matters in accordance with his best judgment.

SOLICITATION

     Level 8 and Template intend to mail this joint proxy statement/prospectus on or about November 23, 1999 to all stockholders entitled to vote at the stockholder meetings. This joint proxy statement/prospectus constitutes notice of the Template special meeting in accordance with Virginia law and notice of the Level 8 special meeting in accordance with Delaware law.

     Level 8 and Template will share equally the entire cost of preparation, assembly, printing and mailing of this joint proxy statement/prospectus, and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. Level 8 and Template may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other employees of Level 8. No additional compensation will be paid to directors, officers or other employees for such services. In addition, Level 8 has retained Beacon Hill Partners to assist it in the distribution and solicitation of proxies and has agreed to pay Beacon Hill Partners a fee of $3,500 plus expenses for its services.

VOTE REQUIRED

     The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Level 8 common stock entitled to vote at the Level 8 special meeting is necessary to establish a quorum.

     The affirmative vote of the holders of a majority of shares of Level 8 common stock present in person or represented by proxy and entitled to vote at the Level 8 special meeting is necessary to approve the issuance of shares of Level 8 common stock in the merger and approve the increase in the number of shares of Level 8 common stock subject to awards under Level 8's 1997 Stock Option Plan.

     All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes on each proposal. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a particular matter has been approved.

REVOCABILITY OF PROXIES

     Any person giving a proxy to vote at the Level 8 special meeting has the power to revoke it at any time before it is voted. It may be revoked by filing with the Corporate Secretary of Level 8 at Level 8's principal executive office, 8000 Regency Parkway, Cary, North Carolina 27511, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

                          THE TEMPLATE SPECIAL MEETING

PURPOSE OF THE TEMPLATE SPECIAL MEETING

     The purpose of the Template special meeting is to consider and vote upon the approval and adoption of the merger agreement and approval of the merger. Holders of Template common stock may also consider and vote upon such other matters as may properly come before the Template special meeting. The merger will occur only if the proposal is approved.

TEMPLATE BOARD OF DIRECTORS RECOMMENDATIONS

     THE TEMPLATE BOARD OF DIRECTORS APPROVED THE MERGER AGREEMENT AND THE MERGER, AND UNANIMOUSLY RECOMMENDS A VOTE BY THE STOCKHOLDERS OF TEMPLATE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND FOR APPROVAL OF THE MERGER.

DATE, TIME AND PLACE OF MEETING

     The Template special meeting will be held on December 17, 1999 at 9:30 a.m., local time, at Template's headquarters, located at 45365 Vintage Park Plaza, Suite 100, Dulles, Virginia 20166.

TEMPLATE RECORD DATE AND OUTSTANDING SHARES

     Only holders of record of Template common stock at the close of business on the Template record date, November 17, 1999, will be entitled to notice of and to vote at the Template special meeting. At the close of business on the Template record date there were 4,923,580 shares of Template common stock outstanding and entitled to vote.

     Each holder of record of Template common stock on the Template record date will be entitled to one vote for each share held on all matters to be voted upon at the Template special meeting.

VOTING OF PROXIES

     The form of proxy accompanying this joint proxy statement/prospectus is being solicited on behalf of the Template board of directors for use at the Template special meeting. We ask you to please complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to Template. Each of the persons named in the Template proxy as a proxy holder is an officer of Template. All shares of Template common stock that are entitled to vote and that are represented at the Template special meeting by properly executed proxies received prior to or at the Template special meeting and not duly and timely revoked will be voted at the Template special meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, proxies will be voted for the approval and adoption of the merger agreement and approval of the merger. If any other matters are properly presented for consideration at the Template special meeting, unless otherwise indicated on a proxy, the person named as proxy and acting thereunder will have the discretion to vote on such matters in accordance with his best judgment.

SOLICITATION

     Level 8 and Template intend to mail this joint proxy statement/prospectus on or about November 23, 1999 to all stockholders entitled to vote at the stockholder meetings. This joint proxy statement/prospectus constitutes notice of the Template special meeting in accordance with Virginia law and notice of the Level 8 special meeting in accordance with Delaware law.

     Level 8 and Template will share equally the entire cost of preparation, assembly, printing and mailing of this joint proxy statement/prospectus, and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. Level 8 and Template may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other employees of Template. No additional compensation will be paid to directors, officers or other employees for such services. In addition, Template has retained Beacon Hill Partners to assist it in the distribution and solicitation of proxies and has agreed to pay Beacon Hill Partners a fee of $7,500 plus out of pocket expenses for its services.

VOTE REQUIRED

     The presence, in person or by properly executed proxy, of the holders of at least a majority of the outstanding shares of Template common stock is necessary to establish a quorum. Certain directors and officers of Template, in their capacities as stockholders, who, as of November 17, 1999, collectively held approximately 17.2% of the outstanding Template common stock, have entered into a stockholders agreement requiring these stockholders to vote their shares of Template common stock in favor of the proposal to approve and adopt the merger agreement and approve the merger.

     Approval of the proposal requires approval of at least two-thirds of the outstanding shares of Template common stock as of the Template record date. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes will be counted towards the tabulation of votes cast on the proposal presented to the stockholders, but will have the same effect as a vote against approval of the matters being voted upon.

REVOCABILITY OF PROXIES

     Any person giving a proxy to vote at the Template special meeting has the power to revoke it at any time before it is voted. It may be revoked by filing with the Corporate Secretary of Template at 45365 Vintage Park Plaza, Suite 100, Dulles, Virginia 20166, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

                APPROVAL OF THE MERGER AND RELATED TRANSACTIONS

BACKGROUND OF THE MERGER

     In late July 1999, Steven Dmiszewicki, President of Level 8, was reviewing competitive and complementary products to those offered by Level 8 on the internet. In doing so he reviewed the Template web site and found the products offered by Template to be very complementary to those offered by Level 8. He forwarded the internet address to Arie Kilman, Level 8's Chairman of the Board and Chief Executive Officer, and Samuel Somech, Level 8's Chief Technology Officer, and requested that they review the product descriptions contained in the web site. In the meantime, individuals at Level 8 compiled materials on Template including its recent SEC filings, information from its web site, a record of the performance of its publicly traded stock over the prior year, news releases from the prior year, and information from its stock message boards. Various outlines and memoranda were prepared from these materials. After a review of these materials and several days of discussions between Messrs. Kilman, Dmiszewicki, Somech and others, including Dennis McKinnie, Level 8's Senior Vice President, Chief Legal and Administrative Officer and Corporate Secretary, Level 8 decided to contact Template and make a preliminary inquiry about a possible business combination.

     On August 2, Mr. Dmiszewicki had a telephonic conversation with Template's Chairman of the Board and Co-Chief Executive Officer, Joseph M. Fox, to initiate preliminary discussions. During that telephone conversation, Mr. Fox outlined for Mr. Dmiszewicki important considerations from Template's point of view for any proposed transaction. Following Mr. Dmiszewicki's telephone call with Mr. Fox, Mr. Dmiszewicki, after consultation with Messrs. Kilman and McKinnie, sent a letter to Mr. Fox which included general information about Level 8, including information about its principal stockholder, Liraz Systems Ltd., and the perceived benefits of a possible business combination with Template. The letter also set forth general parameters of the transaction and a general valuation range.

     On August 6, Mr. Dmiszewicki received a letter from Mr. Fox stating that Mr. Dmiszewicki's letter would be brought to the attention of the Template board of directors.

     On August 5, Mr. Dmiszewicki received a telephone call from Template's financial advisor, U.S. Bancorp Piper Jaffray, to discuss the potential business combination and Level 8's ability to consummate the transaction. Messrs. Kilman and Dmiszewicki also met with Bank Hapoalim, New York, to discuss a credit facility for strategic acquisitions. Based on this meeting, Messrs. Kilman and Dmiszewicki believed that acquisition funding could be obtained.

     Template's board of directors had previously retained U.S. Bancorp Piper Jaffray on July 15, 1999 to explore potential strategic transactions. Between July and September, U.S. Bancorp Piper Jaffray met with another participant in Template's industry and its investment banking firm regarding a possible business combination. In addition, U.S. Bancorp Piper Jaffray contacted other possible merger candidates on behalf of Template. During this process, U.S. Bancorp Piper Jaffray had discussions with these companies, following which U.S. Bancorp Piper Jaffray indicated to management of Template that none of these companies had continued interest in pursuing a transaction with Template.

     While preliminary discussions between Level 8 and Template proceeded, Level 8 indicated its desire to review Template's technology and conduct an on-site visit of Template's offices in Dulles, Virginia. In anticipation of Level 8's proposed visit, Level 8 forwarded to Mr. Fox a standard nondisclosure agreement. Mr. Fox requested that Level 8 forward the nondisclosure agreement to its financial advisor, who, in turn, delivered its form of agreement which provided for the exchange of information between Level 8 and its representatives, on the one hand, and Template and its representatives, on the other hand, for the purpose of evaluating the proposed transaction. Under this agreement, Level 8 agreed to a "standstill" provision effective for two years from the date of the agreement. After discussion and minor modifications, the agreement was signed by Level 8 on August 17.

     On August 18, members of Level 8's diligence team visited Template's offices in Dulles, Virginia. At this meeting, Mr. Fox presented an overview of Template's history, current business and future plans. A technical overview was presented by Template's Vice President of Technology, David L. Kiker.

     Following the meeting in Dulles, Level 8's diligence team assessed Template's technology and agreed that Template's technology presented an excellent opportunity for Level 8. Level 8 decided to speak with Template's financial advisor to determine whether Template would consider an all cash offer at $6.00 per share of Template common stock. This informal proposal was communicated to Template and was rejected.

     On August 30 and 31, the senior management team of Level 8 held a series of management meetings at its headquarters in Cary, North Carolina. Among the topics on the agenda was a discussion of the potential acquisition of Template. Following these series of meetings, Level 8 decided to retain a financial advisor to assist Level 8 with its negotiations with Template. After considerable deliberation, Level 8 decided to retain Advest, Inc.

     On September 7, a second Level 8 diligence team visited the offices of Template in Dulles, Virginia. The meeting focused primarily on Template's technology and detailed discussions were held regarding technical, administrative and financial issues. Following this meeting, Level 8 informed Template that Level 8 intended to present a proposal to acquire Template.

     On September 9, Mr. Dmiszewicki sent a letter to Mr. Fox outlining the proposed terms of a possible business transaction between the two companies. In that letter, Mr. Dmiszewicki stated that "subject to satisfactory completion of the necessary steps of the acquisition process," Level 8 would be prepared to pay the stockholders of Template a value equal to $8.00 per share. The consideration would be paid half in cash and half in Level 8 common stock. Mr. Dmiszewicki also stated that Level 8 would be willing to renew its initial informal proposal to pay $6.00 in cash for each share of Template common stock.

     Level 8's proposal contained a number of conditions, including additional due diligence, stockholder and board of directors approval, receipt of satisfactory financing by Level 8 and regulatory approval. Level 8's proposal stated that it intended to deliver a term sheet for Template's consideration by September 13.

     Shortly after the receipt of Level 8's proposal, Template, through its financial advisor, requested that Level 8 clarify certain portions of its proposal including, among other things, clarification on valuation, transaction structure, financing, representations and warranties, closing conditions, due diligence, and the timing of the transaction. Messrs. Kilman and Dmiszewicki, together with Level 8's financial advisor, Advest, participated in a number of telephone conferences with senior Template officers and its financial advisor to clarify the provisions contained in Level 8's proposal.

     Over the course of the weekend beginning September 11, Level 8 and Advest, together with Level 8's legal advisors, Powell, Goldstein, Frazer & Murphy LLP of Atlanta, Georgia, worked to finalize a term sheet for submission to Template. Discussions were also held throughout the weekend with members of the Level 8 board of directors regarding the status of the discussions with Template and the general terms of the proposal.

     On September 13, Level 8 sent to Template a preliminary term sheet. In the cover letter accompanying the term sheet, Level 8 requested Template to enter into an exclusivity agreement whereby Template would agree not to pursue any other acquisition proposals until the earlier of the close of business on November 30, or the execution of a formal merger agreement.

     The preliminary term sheet provided for the merger of a wholly owned subsidiary of Level 8 with and into Template, whereby Template would be the surviving entity and remain as a wholly owned subsidiary of Level 8. The preliminary term sheet contemplated a merger consideration of $8.10 per share of Template common stock, payable a portion in cash and a portion in Level 8 common stock. The term sheet indicated that, other than provisions regarding exclusivity, the proposed consideration and other terms were not binding and were subject to the completion of Level 8's due diligence and other matters, including the negotiation of a definitive merger agreement. It was proposed that a merger agreement be signed by November 1.

     The parties negotiated the term sheet by telephone over the course of the week as new drafts of the term sheet were prepared and circulated among the parties. On September 19, Messrs. Dmiszewicki and Fox called for a teleconference to reach agreement on the outstanding issues under the term sheet.

     A revised term sheet was prepared and circulated among the parties. The term sheet addressed the issues discussed during the call and it was believed that there was general agreement on the proposed transaction. Negotiations continued, however, over the next two days.

     On September 21, another conference call was held among the parties including their respective legal and financial advisors to reach agreement on the outstanding issues under the term sheet. A due diligence team from Level 8, including its legal and financial advisors, was scheduled to leave for Dulles that evening and it was important to Level 8 that the term sheet be resolved and the exclusivity letter executed prior to their departure. The final issues under the term sheet were resolved by the parties and Template signed the exclusivity letter agreeing to provide exclusivity to Level 8 until October 11, 1999.

     The Level 8 diligence team arrived at Template's offices on September 22, and began in depth due diligence. Diligence continued through October 1. On September 27, the due diligence team was joined by members of the PricewaterhouseCoopers LLP transactions organization who assisted Level 8 in the due diligence process.

     On September 23, the Level 8 board of directors met at the Level 8 offices in New York to discuss the Template acquisition. At this meeting, management made a detailed presentation which included an overview of Template and its business, a detailed presentation by Richard Phelps, Senior Vice President of Worldwide Marketing for Level 8, on the state and future of the enterprise application market, and a detailed presentation by Mr. Somech on the technology of Template and how it could be integrated into the Level 8 product set. At the request of Level 8 management, Advest made an informal presentation on certain financial aspects of the proposed transaction. Mr. Kilman concluded with a presentation on the financing for the transaction having obtained an oral commitment from Bank Hapoalim.

     After these presentations and lengthy discussions, the Level 8 board authorized senior management and its legal advisors to continue negotiations with Template. The board also authorized senior management to continue negotiations with Bank Hapoalim to secure the necessary commitment for the required financing. In connection with financing, the board appointed a special committee consisting of all the independent directors to review the proposed terms of the financing pertaining to the guaranty to be provided to Bank Hapoalim by Level 8's principal stockholder, Liraz Systems Ltd., and the compensation to be paid to Liraz by Level 8 for the Liraz guaranty.

     On the afternoon of September 27, 1999, the first draft of the merger agreement was distributed among the parties.

     On September 29, 1999, Mr. Fox, Peter J. Russo, Template's Executive Vice President, Chief Financial Officer and Secretary, and representatives of Cooley Godward LLP, Template's outside legal counsel, met with Mr. McKinnie at Template's headquarters in Dulles, Virginia, to discuss due diligence issues and a timeframe for negotiation of the merger agreement. Later that afternoon, legal counsel of each party met to discuss initial issues in the merger agreement.

     On September 30 and October 1, Level 8 conducted additional technology due diligence which covered software development processes and a software code audit. PricewaterhouseCoopers LLP was retained to assist in conducting the software code audit. There appeared to be no irregularities.

     On October 1, 1999, Template delivered comments to the initial draft of the merger agreement to Level 8.

     On October 2, Ms. Renee Fulk, Level 8's Vice President of Finance, and Mr. McKinnie traveled to London to commence the international phase of the due diligence process. A review of the materials produced by Template in response to the due diligence requests commenced on October 3. Ms. Fulk and Mr. McKinnie were assisted in their efforts by the London office of PricewaterhouseCoopers LLP and attorneys from Barnett Alexander Chart. The due diligence team continued their review and were joined later that day by Mark Scott, International Controller for Template. Mr. Scott was interviewed for several hours by the due diligence team. In the meantime at the Template offices in Windsor, England, Messrs. Dmiszewicki and Kilman met with Dick Collard, Template's Vice President of European Operations. The due diligence reviews in London were concluded late afternoon on October 3.

     On October 4, Liraz Systems, Ltd., on behalf of Level 8, received a written commitment letter from Bank Hapoalim for the financing necessary to finance the cash portion of the merger consideration.

     From October 4 through October 6, representatives of Template, including Andrew B. Ferrentino, a member of Template's board of directors, Mr. Russo, Kimberly E. Osgood, Template's Vice President of Finance, Julie Lane, Template's Corporate Controller, and representatives of Cooley Godward LLP, PricewaterhouseCoopers LLC, Template's independent accountants, and U.S. Bancorp Piper Jaffray, Template's financial advisor, visited Level 8's headquarters in Cary, North Carolina, to conduct business, operations, financial and legal due diligence investigations.

     On October 6, Ms. Fulk traveled to Dusseldorf, Germany with Messrs. Kilman and Dmiszewicki where the due diligence process continued with a review of Template's German operations. Ms. Fulk was assisted in her review by members of the PricewaterhouseCoopers LLP Dusseldorf office and attorneys from Menold Herrlinger.

     During the course of the week the participants began negotiating the terms of the merger agreement and related documentation. Several conference calls were conducted among the parties, together with their financial and legal advisors, in an effort to resolve the initial issues raised in the merger agreement.

     On October 7, the Template board convened a special meeting to discuss the status of the potential transaction with Level 8. At this meeting, Mr. Fox advised the Template board regarding the status of discussions and negotiations with Level 8 and the due diligence investigations of the parties. No formal action was taken by the Template board at this meeting.

     On October 10, Level 8 due diligence team members, together with Mr. Kilman and Mr. Dmiszewicki met in Cary, North Carolina, for presentations on the due diligence findings. During this meeting and subsequent meetings regarding due diligence matters it was determined that there were a number of items which were discovered during the due diligence process which impacted Level 8's preliminary valuation of Template and the price of the proposed transaction. As a result, Level 8 indicated to Template that the merger consideration that Level 8 was willing to offer was $7.90 per share, payable $4.00 in cash and $3.90 in Level 8 common stock.

     On October 11, 1999, Level 8 delivered a revised version of the merger agreement to Template. On that date, Template verbally agreed to extend the exclusivity period of the term sheet through October 13, 1999.

     On October 11, the Level 8 board convened a special meeting by conference telephone to discuss the status of the potential transaction with Template. At this meeting, Level 8 senior management reviewed in detail the status of the negotiations with Template, the merger agreement and related documentation and the principal open issues. In addition, Advest made a presentation concerning the financial terms of the proposed transaction. As part of this presentation, Advest rendered to the Level 8 board an oral opinion, subsequently confirmed in writing that, as of the date of such opinion, and based on and subject to the assumptions, limitations, and qualifications set forth in such opinion, the consideration to be paid by Level 8 in the proposed transaction was fair, from a financial point of view, to Level 8. Following these presentations, the Level 8 board, by unanimous vote with all directors present, approved the consummation of the transactions, including the merger, contemplated by the merger agreement and, in addition, approved the issuance of the shares of Level 8 common stock to be issued in connection with the merger, the financing with Bank Hapoalim and a majority of the board approved an increase in the number of shares reserved for issuance under Level 8's 1997 Stock Option Plan.

     Following discussions held between Template and Level 8, Level 8 delivered another version of the merger agreement to Template on October 13, 1999. Further revisions reflecting additional discussions were delivered on October 14 and October 15.

     On October 17, 1999, a special meeting of Template's board was convened for the purpose of considering the proposed transaction with Level 8. At this meeting, Messrs. Fox and Russo reviewed the status of the negotiations with Level 8, the merger agreement and related documentation and issues remaining to be resolved. Representatives of Cooley Godward LLP explained the principal terms and conditions of the merger agreement and related documents, and a detailed discussion followed. At this meeting, U.S. Bancorp Piper Jaffray made a detailed presentation regarding the financial aspects of the proposed transaction. The Template board also discussed the impact of the proposed transaction on Template's shareholder rights plan. Following these discussions, the Template board, by unanimous vote with all directors present, approved an amendment to Template's shareholder rights agreement so that the proposed transactions with Level 8 would not trigger a distribution of rights to Template's shareholders, and approved the merger agreement as it had been presented to the board subject to resolution of certain open issues.

     On October 19, 1999, a special meeting of Template's board was convened for the purpose of considering certain final changes to the merger agreement, including the merger consideration ultimately offered by Level 8 of $7.90 per share. At this meeting, based upon and subject to certain matters stated in its opinion, U.S. Bancorp Piper Jaffray delivered to Template's board of directors its oral opinion, subsequently confirmed by its written opinion dated October 19, 1999, to the effect that the consideration to be received by the holders of Template common stock pursuant to the merger agreement is fair to such holders from a financial point of view as of the date of the opinion. The written opinion of U.S. Bancorp Piper Jaffray is set forth in full as Annex C to this joint proxy statement/prospectus. A detailed discussion followed. Following these discussions, the Template board, by unanimous vote with all directors present, approved the merger agreement and the proposed merger with Level 8, and recommended that it be submitted to Template's stockholders for approval.

     On October 19, a final version of the merger agreement was circulated. The agreement was executed by the parties that evening. The proposed transaction was announced the next morning.

     Advest delivered to the Level 8 board a written opinion dated October 19 that, subject to the assumptions, limitations and qualifications set forth in such opinion, the consideration to be paid by Level 8 in the proposed transaction was fair from a financial point of view to Level 8. The Advest opinion is attached hereto as Annex B.

LEVEL 8'S REASONS FOR THE MERGER

     Level 8's board of directors has unanimously approved the merger agreement and believes the merger is in the best interests of Level 8 and its stockholders. LEVEL 8'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT LEVEL 8'S STOCKHOLDERS VOTE TO APPROVE THE ISSUANCE OF LEVEL 8 COMMON STOCK IN THE MERGER.

     In reaching its unanimous determination to approve the merger and to recommend the issuance of Level 8 common stock in the merger, the Level 8 board of directors considered a number of factors. With the assistance of management and its advisors, the Level 8 board of directors considered the following potential advantages of the merger:

     - Level 8 would become one the largest providers of enterprise application integration products and services;

     - The combination of the Level 8 and Template products would enhance Level 8's ability to provide the first complete set of next generation enterprise application integration products;

     - The combination of the two organizations would increase Level 8 market share in the enterprise application integration market space and would increase its ability to grow that market share;

     - The combined company would be able to offer its customers a wider array of services in enterprise application integration;

     - Template's existing work for United States government agencies would facilitate Level 8's entry into the government contracting business;

     - The merger would enhance Level 8's ability to compete by increasing Level 8's presence in its current markets and expanding the scope of Level 8's business to new sectors, such as government contracting;

     - Level 8 would gain additional expertise in the implementation of integration services;

     - The combined companies may be able to reduce costs by eliminating duplicative costs and reducing overhead; and

     - The merger is a logical step in pursuing Level 8's growth strategy.

     In addition, the Level 8 board of directors considered the following factors relating to the merger:

     - The financial performance and condition, business operations, capital levels, asset quality and prospects of Template alone and when combined with Level 8;

     - Current industry, economic and market conditions and trends, including the likelihood of continuing consolidation and increasing competition in the enterprise application integration market;

     - Current and historical trading prices of each company's stock;

     - The terms and conditions of the merger agreement, including the amount of Level 8 common stock to be issued in the merger and the premium over the recent trading value of Template common stock represented by the combination of cash and the common stock to be issued to Template stockholders;

     - Template's commitment to complete the merger, as evidenced by the voting agreement of holders of, as of November 17, 1999, 17.2% of Template's outstanding common stock;

     - The ability of Level 8 to obtain financing for the transaction on favorable terms; and

     - The presentation delivered by Advest to the Level 8 board and the oral opinion, subsequently confirmed in writing that, as of the date of such opinion, and based on and subject to the assumptions, limitations, and qualifications set forth in such opinion, the consideration to be paid by Level 8 in the proposed transaction was fair, from a financial point of view, to Level 8.

     The Level 8 board of directors also considered a number of potential risks relating to the merger, including:

     - The potential dilution to stockholders from the issuance of common stock to Template stockholders;

     - The challenge of combining two separate, diversified business enterprises and the possible diversion of management resources and attention from other strategic opportunities and operations for an extended period of time;

     - The costs that would be incurred to complete the merger and the potential difficulties in realizing the benefits expected from the merger in the amounts and time frames expected, particularly in view of Template's declining results of operating and financial condition in recent periods;

     - The possibility that key Template customers may not support the merger and could decide to terminate their business with the combined company;

     - The potential for a near term decline in Level 8's stock price due to natural selling pressure resulting from the anticipated issuance of shares in the merger;

     - The potential cash payments for bonuses and severances under existing agreements with Template employees in connection with the merger, and the potential dilution resulting from the need to provide Level 8 stock options to employees of Template to be determined in order to provide them appropriate equity incentives;

     - The potential that the security clearances necessary to continue the compartmentalized work for the United States government may not be obtained;

     - The potential that Template's results of operations and financial results may have declined further since its most recent financial statements;

     - The interests of certain directors and officers of Level 8 who are affiliated with Liraz, which would be issued 100,000 to 150,000 shares of Level 8 common stock in return for Liraz's guaranty of the financing to complete the merger; and

     - The other factors described under "Risk Factors" on page 13, and "Cautionary Note Regarding Forward-Looking Statements" on page 192.

     The Level 8 board of directors considered these and other potential risks and concluded that management of the combined company should be able to manage these potential risks appropriately and that the potential benefits of the merger outweighed the potential risks.

     The discussion above is not meant to be exhaustive but includes all material factors considered by the Level 8 board of directors in making its determination and recommendation to the Level 8 stockholders. The Level 8 board of directors did not quantify or attach any particular weight to the various factors that it considered. Individual directors, however, may have given differing weights to different factors.

     Level 8's board of directors did not attempt to analyze the value of the merger consideration in isolation from its analysis of the business, products and technology of Template, the strategic merits of the merger or the other factors discussed above.

     The Level 8 board of directors has unanimously determined that the issuance of Level 8 common stock and an additional payment in cash to the Template stockholders in the merger is in the best interests of Level 8 and its stockholders.

OPINION OF LEVEL 8'S FINANCIAL ADVISOR

     Level 8 retained Advest to act as its financial advisor in connection with the merger. Level 8's board of directors selected Advest based on Advest's qualifications, expertise and reputation, as well as Advest's familiarity with Level 8. The merger and related transactions contemplated in the merger agreement are collectively referred to as the "transaction."

     At the meeting of Level 8's board of directors on October 11, 1999, Advest rendered an oral opinion, as of that date and based upon and subject to (1) the various considerations and limitations later set forth in the written Advest opinion, and (2) additional diligence steps which were still to be performed with regard to Template and the transaction, that the consideration proposed to be paid by Level 8 would be fair, from a financial point of view, to Level 8. The ultimate price to which the parties agreed at this October 11, 1999 meeting was $7.90 per share in cash and stock for each share of Template, which was lower than the value discussed at the September 23, 1999 board of directors meeting. Advest delivered a written opinion dated October 19, 1999 to Level 8 that as of the date thereof, the consideration to be paid by Level 8 in the transaction is fair, from a financial point of view, to Level 8.

     The full text of the written Advest opinion dated October 19, 1999, which sets forth, among other things, assumptions made, procedures followed, matters considered, and limitations on the scope of the review undertaken by Advest in rendering the Advest opinion, is attached as Annex B to this joint proxy statement/prospectus. Level 8 stockholders are urged to read the Advest opinion carefully and in its entirety. Advest was not asked to consider, and its opinion does not address, the relative merits of the merger as compared to any alternative business strategy that might exist for Level 8 or the effect of any other business combination in which Level 8 might engage. The Advest opinion addresses only the fairness from a financial point of view to Level 8 of the consideration to be paid by Level 8 in the transaction, as of the date of the Advest opinion, and does not constitute a recommendation to any stockholder of Level 8 as to how such stockholder should vote at the Level 8 stockholder meeting. The summary of the Advest opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.

     In connection with its opinion, Advest, among other matters, reviewed and analyzed the following publicly available information as of the date of this letter:

     - annual and quarterly reports on SEC Form 10-K and 10-Q of Template for the two years ended November 30, 1997, the year ended December 31, 1998 and the quarters ended March 31, 1999 and June 30, 1999, as well as annual and quarterly reports on SEC Form 10-K and 10-Q of Level 8 for the three years ended December 31, 1998 and the quarters ended March 31, 1999 and June 30, 1999;

     - business and financial information regarding companies similar to Template, including the pricing of these comparable companies' publicly traded securities;

     - the pricing and financial terms of business combinations recently effected involving companies similar to Template; and

     - such other publicly available information, financial studies, analyses, investigations and market data as Advest deemed relevant.

     Advest also reviewed, analyzed and discussed information furnished to it by Level 8 and Template and their advisors, including:

     - a draft of the merger agreement; and

     - certain internal and pro-forma financial statements, projections and other unaudited financial and operating data concerning Template and Level 8.

     Advest's opinion states that it is subject to the following:

     - information supplied to Advest by Level 8 and Template in connection with the preparation of this opinion has not been independently verified;

     - no independent appraisal of the assets or liabilities of Level 8 or Template has been made;

     - Advest's opinion has been provided for the information of the Level 8 board of directors in order to evaluate the transaction, and Advest's opinion does not constitute a recommendation of any kind to any stockholder of Level 8 or Template as to how they should vote in connection with the transaction;

     - Advest has only consented to the use of its opinion in connection with the filing and distribution of the joint proxy statement/prospectus, and any other use of the opinion is subject to the prior written consent of Advest; and

     - Advest has assumed for the purposes of this opinion that there have been no material changes in the financial condition of Level 8 or Template from the conditions disclosed in the materials received by Advest.

     The following is a summary of the analysis performed by Advest in preparation of the written Advest opinion dated October 19, 1999, and reviewed with the Level 8 board of directors in oral form at the meeting held on October 11, 1999.

     CERTAIN KEY ASSUMPTIONS

     In arriving at the opinion that the consideration to be paid by Level 8 in the merger was fair, from a financial point of view to Level 8, Advest considered both quantitative and qualitative factors. As part of this consideration, Advest compared the estimated per share value of Template's common stock under several scenarios based on specific terms of the transaction, to the price per share of Level 8 common stock as of the close of the stock markets on October 19, 1999.

     COMPARISON TO SIMILAR PUBLIC COMPANIES

     Advest compared certain financial information of Template to financial information of certain companies involved in software development, specifically Enterprise Application Integration, or "EAI," software companies. Advest identified six companies that are sufficiently similar to Template to serve as a basis for determining a reasonable value. The companies considered were: Active Software, Inc., BEA Systems, Inc., New Era of Networks, Inc., TSI International Software Ltd., Vitria Technology, Inc., and Tibco Software Inc.

     A comparison of such financial information included, but was not limited to, market capitalization, stock price as a multiple of earnings per share, total enterprise value, or "TEV," calculated as market value of equity plus total debt less cash and cash equivalents) as a multiple of latest twelve month revenues and earnings before interest, taxes, depreciation and amortization, or "EBITDA," latest twelve month operating margin, and estimated earnings per share growth rates. Based on these analyses, Advest determined that the appropriate multiples of TEV/Sales was 0.4 and that the appropriate multiples of TEV/EBITDA was not meaningful. After applying these multiples, adjustments were applied to the results in order to derive an estimated price per share of the common stock of Template. This analysis was provided to the Level 8 board of directors and was one of the many factors considered by Advest in rendering its opinion. No conclusions can be independently drawn from such analysis.

     RECENT TRANSACTIONS INVOLVING SMALL COMPANIES

     Advest examined the pricing and financial terms of recent mergers and acquisitions of enterprise software companies. The purchase price of these transactions was used to determine the targets' TEV as a multiple of their latest twelve month revenues and EBITDA, which in turn were applied to Template's pro-forma latest twelve month revenues and EBITDA in order to determine an assessment of value per share of Template. After analyzing the comparable target companies' business descriptions, relative latest twelve month revenues and operating margins, among other things, selected transaction multiples were 2.7 latest twelve month sales, and 50.0 latest twelve month EBITDA. After applying these multiples, adjustments were applied to the results in order to derive an estimated price per share of the common stock of Template. This analysis was provided to the Level 8 board of directors and was one of the many factors considered by Advest in rendering its opinion. No conclusions can be independently drawn from such analysis.

     DISCOUNTING EXPECTED FUTURE CASH FLOWS

     Advest analyzed projected net operating profit after taxes, or "NOPAT," for Template based on projected future sales and earnings provided by Level 8's and Template's respective managements. From NOPAT, Advest constructed future free cash flows by adding back depreciation and amortization, while subtracting necessary capital expenditures and investments in non-cash working capital. Estimated free cash flows were discounted using a discount rate that reflects the weighted average cost of capital for Template. Finally, Advest estimated a residual value of cash flows that are projected to occur after the discrete projection period by applying a forward cash flow multiple to the final cash flow period. Adding the net present value of the discrete period cash flows to the net present value of the projected residual cash flows results in an estimate of TEV.

Adjustments are made to TEV in order to derive an estimate of Template common stock value per share. This analysis was provided to the Level 8 board of directors and was one of the many factors considered by Advest in rendering its opinion. No conclusions can be independently drawn from such analysis.

     In connection with the review of the merger by the Level 8 board of directors, Advest performed a variety of financial and comparative analyses for purposes of its opinion. While the foregoing summary describes all material analyses and factors reviewed by Advest with the Level 8 board of directors, it does not present a complete description of the presentations by Advest to the Level 8 board of directors or the analyses performed by Advest in arriving at its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Advest believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading view of the process underlying the Advest opinion. In addition, Advest may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuation resulting from any particular analysis described above should not be taken to be Advest's view of the actual value of Template. In performing its analyses, Advest made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Level 8 or Template. The analyses performed by Advest are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the price at which businesses or assets may actually be sold. The analyses performed were prepared solely as part of Advest's analysis of the fairness of the consideration to be paid by Level 8 in the merger, from a financial point of view, to Level 8, and were provided to the Level 8 board of directors in connection with the delivery of the Advest opinion.

     Advest is a nationally recognized regional investment banking and advisory firm. Advest, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of Advest's trading and brokerage activities. Advest or its affiliates may at any time hold long or short positions, may trade or otherwise effect transactions, for its own account or for the account of customers, in debt or equity of Level 8.

     In connection with Advest's engagement, Level 8 agreed to pay Advest a retainer of $50,000, milestone payments of $25,000 each upon execution of a Letter of Intent and execution of a definitive agreement regarding the transaction, a fee of $100,000 upon rendering orally or in writing a fairness opinion, and if the transaction is consummated, a success fee equal to 1% of the consideration to be paid by Level 8 in connection with the transaction, subject to a minimum success fee of $500,000, which success fee will be reduced by any retainer and milestone amounts paid to Advest, but not by the amount paid in connection with Advest's fairness opinion. Level 8 has also agreed to reimburse Advest for its reasonable out-of-pocket expenses, including attorneys' fees, and indemnify Advest against certain liabilities, including certain liabilities under federal securities laws.

TEMPLATE'S REASONS FOR THE MERGER

     Template's board of directors has unanimously approved the merger agreement and believes that the merger is fair to, and in the best interests of, Template and its stockholders. TEMPLATE'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT TEMPLATE'S STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

     In reaching this unanimous decision, Template's board considered and reviewed a number of factors relevant to the merger. Included in the factors considered are the following:

     - The Template board's view that the combined business and expertise of Template and Level 8 create a far more competitive enterprise than Template individually. In this regard, the Template board considered the following factors, among others:

          - The compatibility of Template's software products with those of Level 8 and the associated diversification of enterprise application integration products and services that could be offered by the combined company, which could decrease risks inherent in Template's reliance on a limited number of products, services or customers;

          - The financial condition, results of operations and business of Level 8, including its management team, historical association with Liraz (Level 8's principal stockholder) and other industry matters;

          - The compatibility of management of Template and Level 8; and

          - The enhanced ability of the combined enterprise to raise capital necessary to fund research, development and sales efforts and to execute operating strategy;

     - The Template board's view that the terms of the merger agreement, including the parties' mutual representations, warranties and covenants, were reasonable and the fact that the merger agreement did not contain any extraordinary conditions to Level 8's obligations to consummate the merger;

     - The Template board's view that the proposed transaction structure, which included Level 8 common stock, could allow Template stockholders to participate in the potential upside of the combined company that may result from the impact of Template products and business on Level 8's business and stockholder value, while providing Template stockholders with a fixed amount of cash per share as well;

     - The Template board's view that, based in part on the opinion of U.S. Bancorp Piper Jaffray, the consideration offered to Template's stockholders, which represented a significant premium over recent trading prices of Template's common stock, was a fair price to Template's stockholders;

     - The presentation delivered by U.S. Bancorp Piper Jaffray to the Template board and the written opinion of U.S. Bancorp Piper Jaffray to the effect that, as of the date of the opinion and based on and subject to the matters set forth in the opinion, the consideration offered to Template stockholders was fair, from a financial point of view, to the Template stockholders;

     - The expected tax treatment of the merger;

     - A comparison of selected recent acquisitions and merger transactions in the enterprise application integration industry, as well as trading performance for comparable companies in the industry;

     - The terms of the stockholders agreement under which holders of 52.5% of the Level 8 voting stock, as of November 17, 1999, had committed to vote in favor of the merger agreement;

     - The increased market capitalization of Level 8's common stock as compared to that of Template's common stock;

     - The interests of certain directors and executive officers of Template that are in addition to the interests of Template stockholders generally, as described below under " -- Interests of Template's Employees and Directors in the Merger;" and

     - The Template board's view that, in order to remain independent, Template would need to raise significant capital in the near term, and the view that any effort to raise this capital would be subject to considerable risk given Template's recent results of operations and financial condition.

     Template's board also considered a number of potentially negative factors with respect to the merger, including, but not limited to, the following:

     - The loss of control over the future operations of Template following the merger;

     - Risks associated with Level 8's product development pipeline;

     - The risk that the benefits sought to be achieved in the merger will not be achieved;

     - The historic volatility of the trading price of Level 8's common stock and the associated risk of a fixed exchange ratio in the event that Level 8's share price falls below $10.62 per share, with the result that the value of the consideration delivered to Template's stockholders would, at the time of the merger, be less than anticipated;

     - The fact that the stockholders agreement and certain provisions in the merger agreement (including the "non-solicitation" provisions and provisions relating to the payment of a $2.0 million termination fee by Template in certain circumstances) could discourage third parties from seeking to negotiate a superior proposal for the acquisition of Template;

     - The fact that, absent the receipt of an unsolicited superior proposal for the acquisition of Template, the merger agreement does not allow the Template board to reassess whether or not the merger with Level 8 is fair to and in the best interests of Template stockholders;

     - The fact that Level 8 would incur significant leverage to finance the cash portion of the consideration in the merger agreement;

     - The risk of management and employee disruption associated with the merger, including the risk that key personnel might not continue with the combined company; and

     - The other risks described above under "Risk Factors."

     The Template board also discussed with Template's management and U.S. Bancorp Piper Jaffray the prospects for combination with companies other than Level 8, the possibility that the benefits discussed above or other benefits could be achieved through any other combination, and the risks and benefits of continuing to remain independent.

     This discussion of information and factors considered by the Template board is not intended to be exhaustive but is believed to include certain material factors considered by the Template board. The Template board did not find it practicable to, nor did it attempt to, quantify or otherwise assign relative weight to the factors considered.

OPINION OF TEMPLATE'S FINANCIAL ADVISOR

     Pursuant to an engagement letter dated July 15, 1999, Template retained U.S. Bancorp Piper Jaffray to act as its exclusive financial advisor and, if requested, to render to the board of directors an opinion as to the fairness, from a financial point of view, of the consideration to be received by Template stockholders in the merger (other than Level 8 and its affiliates). The merger and related transactions contemplated in the merger agreement are collectively referred to as the "transaction."

     U.S. Bancorp Piper Jaffray delivered to the board of directors of Template on October 19, 1999 its opinion that as of that date and based upon and subject to the assumptions, factors and limitations set forth in the written opinion and described below, the consideration proposed to be received by Template stockholders (other than Level 8 and its affiliates) in the transaction was fair, from a financial point of view, to those stockholders. A copy of U.S. Bancorp Piper Jaffray's written opinion is attached to this joint prospectus/proxy statement as Annex C and is incorporated into this joint prospectus/proxy statement by reference.

     While U.S. Bancorp Piper Jaffray rendered its opinion and provided certain analyses to Template's board of directors, U.S. Bancorp Piper Jaffray was not requested to and did not make any recommendation to Template's board of directors as to the specific form for the transaction or the amount of the consideration to be received by Template stockholders in the transaction, which was determined through negotiations between Template and Level 8. U.S. Bancorp Piper Jaffray's written opinion, which was delivered for use and considered by Template's board of directors, is directed only to the fairness, from a financial point of view, of the proposed consideration to be received by Template stockholders in the transaction, does not address the value of a share of Template common stock or Level 8 common stock, does not address Template's underlying business decision to participate in the transaction and does not constitute a recommendation to any Template stockholder as to how a stockholder should vote with respect to the transaction.

     In arriving at its opinion, U.S. Bancorp Piper Jaffray reviewed:

     - a draft of the merger agreement dated October 15, 1999;

     - publicly available financial, operating and business information related to Level 8 and Template;

     - publicly available market and securities data of Level 8, Template and selected public companies deemed comparable to Level 8 and Template;

     - analyst report relating to Level 8;

     - to the extent publicly available, financial information relating to selected transactions in industries deemed comparable to those of Template and Level 8; and

     - internal financial information of Template prepared for financial planning purposes and furnished by Template management.

     In addition, U.S. Bancorp Piper Jaffray visited facilities of Template and conducted discussions with members of senior management of both Level 8 and Template concerning the financial condition, current operating results and business outlook of Level 8, Template and the combined company following the transaction.

     In delivering its opinion to the board of directors of Template, U.S. Bancorp Piper Jaffray prepared and delivered to the Template board of directors written materials containing various analyses and other information material to the opinion. Here is a summary of the analyses contained in those materials.

     IMPLIED CONSIDERATION

     Assuming the unadjusted consideration set forth in the merger agreement of $4.00 in cash and $3.90 of Level 8's common stock for each share of Template's common stock, and assuming Template's fully diluted capitalization as set forth in the merger agreement, U.S. Bancorp Piper Jaffray calculated the aggregate implied value of the stock and cash consideration payable in the transaction for Template common stock to be approximately $48.6 million.

     COMPANY MARKET ANALYSIS

     U.S. Bancorp Piper Jaffray reviewed the stock trading history of Template common stock. U.S. Bancorp Piper Jaffray presented the recent Template common stock trading information contained in the following table:

Closing price on October 19, 1999...........................  $5.63
30 calendar day closing average.............................   4.76
60 calendar day closing average.............................   4.47
90 calendar day closing average.............................   4.07
180 calendar day closing average............................   4.27
52 week high trade..........................................   7.50
52 week low trade...........................................   3.00

     COMPARABLE COMPANY ANALYSIS

     U.S. Bancorp Piper Jaffray compared financial information and valuation ratios relating to Template to corresponding data and ratios from nine publicly-traded companies deemed comparable to Template (Analysts International, CACI International, Cambridge Technology, Computer Horizons, ILOG, Merant PLC, New Era of Networks, Rogue Wave Software and Sterling Software). This group was selected from companies that are in the business systems integration industry and have a market capitalization of between $50 million and $2 billion.

     This analysis produced multiples of selected valuation data as follows:

     COMPARABLE COMPANIES

                                            TEMPLATE(1)   LOW    MEAN   MEDIAN   HIGH
                                            -----------   ----   ----   ------   ----
Company value to latest 12 months
  revenue(2)..............................    0.9x         0.3x  1.6x     1.2x    6.6x
Company value to estimated calendar year
  1999 revenue(3).........................    0.9x         0.3x  1.4x     1.1x    5.7x
Company value to estimated calendar year
  2000 revenue(3).........................    0.6x         0.3x  1.1x     0.9x    3.9x
Common stock value per share to latest 12
  months net income per share(2)..........  negative       9.6x  22.3x   16.4x   72.6x
Common stock value per share to
  estimated calendar 1999 net income per
  share(3)(4).............................  negative      10.7x  21.4x   15.8x   52.3x
Common stock value per share to
  estimated calendar 2000 net income per
  share(3)(4).............................    13.0x        9.8x  14.4x   13.3x   19.9x

-------------------------

(1) Based on assumed consideration in transaction.

(2) Latest 12 months revenue is based on management's calculations as of September 30, 1999.

(3) Estimated revenue and net income for Template are based on management estimates. Estimated earnings for comparable companies are based on IBES estimates, and estimated revenues for comparable companies are based on research analysts estimates.

(4) Net income for Template excludes goodwill expense.

     MERGER AND ACQUISITION ANALYSIS

     U.S. Bancorp Piper Jaffray reviewed certain merger and acquisition transactions selected by searching SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources and by applying the following criteria:

     - transactions that were announced or completed between January 1, 1996 and October 19, 1999;

     - transactions in which the acquiring company purchased 100% of the target;

     - transactions in which the target company operates in select industries with SIC codes similar to Template; and

     - transactions with a value of $25 million to $550 million.

     This search yielded 11 acquisitions as follows:

ACQUIROR                                             TARGET
--------                                             ------
Geac Computer Corp. Ltd............................  JBA Holdings
CompuWare Corp.....................................  VIASOFT Inc.
Invensys PLC.......................................  Marcam Solutions Inc.
Northrop Grumman Corp..............................  Data Procurement Corp. Inc.
TSI International Software Ltd.....................  Braid Group Ltd.
CACI International Inc.............................  QuesTech Inc.
Platinum Software Corp.............................  Data Works Corp.
Computer Horizons Corp.............................  RPM Consulting
Micro Focus Group PLC..............................  Intersolv Inc.
VMARK Software Inc.................................  Unidata Inc.
CompuWare Corp.....................................  Technalysis Corp.

U.S. Bancorp Piper Jaffray compared the resulting multiples of selected valuation data to multiples for Template derived from the implied value payable in the transaction.

     COMPARABLE COMPANIES

                                        TEMPLATE(1)     LOW      MEAN   MEDIAN   HIGH
                                        -----------   --------   ----   ------   ----
Company value to latest 12 months
  revenue(2)..........................    0.9x          0.3x     1.3x     0.8x    4.5x
Company value to latest 12 months net
  income(2)(3)........................  negative      negative   44.3x   37.8x   72.0x

-------------------------

(1) Based on assumed consideration in transaction.

(2) Latest 12 months revenue, operating income and net income are based on management's calculations as of September 30, 1999.

(3) Net income for Template excludes goodwill expense.

     PREMIUMS PAID ANALYSIS

     U.S. Bancorp Piper Jaffray reviewed publicly available information for selected completed merger and acquisition transactions fulfilling the following criteria:

     - transactions completed between January 1, 1998 and October 19, 1999;

     - transactions in which the target company operates with primary SIC code of 7372 (Prepackaged Software) or 7379 (Computer-Related Services);

     - transactions in which the acquiring company purchased 100% of a public target; and

     - transactions with a value of $25 million to $550 million.

     U.S. Bancorp Piper Jaffray performed its analysis on 37 transactions that satisfied the criteria, and the table below shows a comparison of those premiums paid to the premium that would be paid to Template stockholders based on the implied value payable in the transaction. The premium calculations for Template stock are based upon an assumed announcement date of October 20, 1999.

     IMPLIED PREMIUM
     COMPARABLE COMPANIES

                                           TEMPLATE(1)   LOW   MEAN   MEDIAN   HIGH
                                           -----------   ---   ----   ------   -----
One day before announcement..............     40.4%      1.8%  37.4%   25.6%   145.7%
One week before announcement.............     64.2%      1.1%  53.6%   38.2%   265.0%
One month before announcement............     56.0%      7.4%  71.5%   56.4%   287.0%

-------------------------

(1) Based on assumed consideration in transaction.

     PRO FORMA ANALYSIS

     U.S. Bancorp Piper Jaffray analyzed pro forma effects resulting from the impact of the transaction on the projected earnings per share of the combined company for Level 8's fiscal year ending December 31, 2000 using management estimates for Template and Level 8. Without taking into account certain operating synergies that the combined company may realize following consummation of the transaction, U.S. Bancorp Piper Jaffray determined that the transaction could be dilutive in 2000 to Level 8's earnings (if non-cash items and acquisition goodwill from this transaction are included) or accretive to earnings (if non-cash items and acquisition goodwill from this transaction are excluded).

     TEMPLATE DISCOUNTED CASH FLOW ANALYSIS

     U.S. Bancorp Piper Jaffray performed a discounted cash flow analysis for Template in which it calculated the present value of the projected future cash flows of Template using internal financial planning data prepared by Template management. U.S. Bancorp Piper Jaffray estimated a range of theoretical values for Template based on the net present value of its implied annual cash flows and a terminal value for Template in 2002 calculated based upon a multiple of revenue. U.S. Bancorp Piper Jaffray applied a range of discount rates of 25% to 35% and a range of terminal value multiples of 0.5x to 1.0x of forecasted 2002 revenue. This analysis yielded the following results:

PER SHARE EQUITY VALUE OF TEMPLATE
----------------------------------
Low.........................................................  $ 6.80
Mid.........................................................    9.53
High........................................................   12.89

     ANALYSIS OF LEVEL 8 COMMON STOCK

     U.S. Bancorp Piper Jaffray reviewed general background information concerning Level 8, including publicly available analyst estimates and ratings of Level 8 common stock and the price performance of Level 8 common stock over the previous 12 months. U.S. Bancorp Piper Jaffray also reviewed the stock trading history of Level 8 common stock at the dates or for the periods indicated below.

Closing price on October 19, 1999...........................  $12.00
30 calendar day closing average.............................   12.62
60 calendar day closing average.............................   12.28
90 calendar day closing average.............................   11.76
180 calendar day closing average............................   11.14
52 week high trade..........................................   16.25
52 week low trade...........................................    5.00

     In addition, U.S. Bancorp Piper Jaffray compared selected financial data and ratios for Level 8 to the corresponding data and ratios for nine publicly-traded companies deemed comparable to Level 8 (Active Software, Computer Associates, IBM, New Era of Networks, Sapient, Sterling Software, Tibco Software, TSI International Software and Vitria Technology).

     This analysis produced multiples of selected valuation data as follows:

     COMPARABLE COMPANIES

                                         LEVEL 8(1)    MIN    MEAN    MEDIAN    MAX
                                         ----------   -----   -----   ------   ------
Company value to latest 12 months
  revenue..............................        3.8x    1.4x   13.3x    8.3x     42.4x
Company value to estimated calendar
  year 1999 revenue(2).................        2.2x    1.2x   12.8x    7.3x     38.3x
Company value to estimated calendar
  year 2000 revenue(2).................        1.6x    1.0x    8.1x    4.9x     23.0x
Common stock value per share to latest
  12 months net income per share.......   negative    12.7x   39.0x   25.7x     91.9x
Common stock value per share to
  estimated calendar 1999 net income
  per share(2).........................   negative    12.1x   40.4x   24.0x    101.3x
Common stock value per share value to
  estimated calendar 2000 net income
  per share(2).........................       13.0x    9.8x   35.5x   23.8x     66.7x

-------------------------

(1) Based on closing price of $12.00 per share on October 19, 1999.

(2) Estimated revenue and net income for Level 8 are based on research analyst's estimates. Estimated earnings for comparable companies are based on IBES estimates, and estimated revenues for comparable companies are based on research analysts estimates.

     In reaching its conclusion as to the fairness of the transaction consideration and in its presentation to Template's board of directors, U.S. Bancorp Piper Jaffray did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analysis or summary description. U.S. Bancorp Piper Jaffray believes that its analyses must be considered as a whole and that selection of portions of its analyses and of the factors considered by it, without considering all of the factors and analyses, would create a misleading view of the processes underlying the opinion.

     The analyses of U.S. Bancorp Piper Jaffray are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the price at which companies may actually be sold. No company or transaction used in any analysis for purposes of comparison is identical to Template, Level 8 or the transaction. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies to which Template and Level 8 were compared and other factors that could affect the public trading value of the companies.

     For purposes of its opinion, U.S. Bancorp Piper Jaffray relied upon and assumed the accuracy and completeness of the financial statements and other information provided to it by Template and Level 8 and otherwise made available to it and did not assume responsibility for the independent verification of that information. Information prepared for financial planning purposes was not prepared with the expectation of public disclosure. U.S. Bancorp Piper Jaffray relied upon assurances from management of Template and Level 8 that the information provided to it by the respective companies was prepared on a reasonable basis in accordance with industry practice, and with respect to financial planning data, reflects the best currently available estimates and judgment of management of Template and Level 8, and such management was not aware of any information or facts that would make the information provided to U.S. Bancorp Piper Jaffray incomplete or misleading.

     For purposes of its opinion, U.S. Bancorp Piper Jaffray assumed that the transaction would qualify as a reorganization for federal income tax purposes, and that Level 8 would obtain the outside financing described in the Merger Agreement. U.S. Bancorp Piper Jaffray assumed that neither Template nor Level 8 is a party to any pending transactions other than the transaction or in the ordinary course of business. U.S. Bancorp Piper Jaffray also assumed that, in the course of obtaining the necessary regulatory approvals and consents for the transaction, the purchase price for Template would not be changed.

     In arriving at its opinion, U.S. Bancorp Piper Jaffray did not perform any appraisals or valuations of any specific assets or liabilities of Template or Level 8, and was not furnished with any such appraisals or valuations. U.S. Bancorp Piper Jaffray expressed no opinion as to the price at which shares of Template or Level 8 common stock have traded or at which the shares of Template, Level 8 or the combined company may trade at any future time. The opinion is based on information available to U.S. Bancorp Piper Jaffray and the facts and circumstances as they existed and were subject to evaluation on the date of the opinion. Events occurring after that date could materially affect the assumptions used in preparing the opinion. U.S. Bancorp Piper Jaffray has not undertaken to and is not obligated to affirm or revise its opinion or otherwise comment on any events occurring after the date it was given.

     U.S. Bancorp Piper Jaffray, as a customary part of its investment banking business, evaluates businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. Template's board of directors selected U.S. Bancorp Piper Jaffray because of its expertise, reputation and familiarity with the technology industry in general and with Template in particular. U.S. Bancorp Piper Jaffray maintains a market in the common stock of Template, has written research reports on Template during the last 12 months, and acted as co-manager for the initial public offering of Template's common stock on January 29, 1997. In addition, U.S. Bancorp Piper Jaffray has a strategic alliance with Nessuah Zannex Ltd. ("NZL"), an Israeli investment banking firm that has a relationship with Level 8. While this strategic alliance with NZL contemplates the sharing of revenues in certain situations, it does not apply to the transaction. In the ordinary course of its business, U.S. Bancorp Piper Jaffray and its affiliates may actively trade securities of Template or Level 8 for their own accounts or the accounts of their customers and, accordingly, may at any time hold a long or short position in those securities.

     Under the terms of the engagement letter dated July 15, 1999, Template has agreed to pay U.S. Bancorp Piper Jaffray a fee of $300,000 for rendering its fairness opinion. Such fee is to be credited against the financial advisory fee described below and is not contingent upon completion of the transaction. Pursuant to the terms of U.S. Bancorp Piper Jaffray's engagement letter, Template agreed to pay U.S. Bancorp Piper Jaffray a financial advisory fee equal to 2% of the aggregate consideration payable in the merger. Template also has agreed to reimburse U.S. Bancorp Piper Jaffray for travel and other reasonable out-of-pocket expenses, including the reasonable fees and disbursements of its legal counsel, and to indemnify U.S. Bancorp Piper Jaffray and related parties against certain liabilities, including liabilities under the federal securities laws, arising out of U.S. Bancorp Piper Jaffray's engagement.

INTERESTS OF TEMPLATE'S EMPLOYEES AND DIRECTORS IN THE MERGER

     In considering the recommendation of the Template board with respect to the approval of and adoption of the merger agreement and other transactions related to the merger, Template stockholders should be aware that certain members of management and the board of directors of Template have certain interests in the merger that are in addition to the interests of Template stockholders generally. All such interests are described below to the extent they are material. Template believes that, except as described below, such persons do not have any material interest in the merger that is different from those of Template stockholders generally. The Template board was aware of, and considered the interests of, its directors and officers when it approved the merger agreement and the merger.

     Indemnification; Directors' and Officers' Liability Insurance. Under the merger agreement, all rights to indemnification (for acts or omissions occurring at or prior to the effective time) existing as of the effective time in favor of the current or former directors and officers of Template and its subsidiaries will be provided for in the TSAC certificate and bylaws. All rights to indemnification in favor of such directors and officers with respect to matters occurring through the effective time of the merger will survive the merger and continue in full force at least six years from the effective time of the merger. In addition, subject to certain conditions, for at least six years after the effective time, Level 8 and TSAC have agreed to maintain Template's current directors' and officers' insurance and indemnification policy (to the extent that such policy provides coverage for events occurring prior to the effective time) for all persons who were directors and officers of Template on the date of the merger agreement. Level 8 has stipulated, though, that it will not pay a premium for such insurance in excess of 125% of the most recent annual premium rate Template paid prior to the date the merger agreement was signed.

     Effect of Merger on Template Employment Agreements. Peter Russo, Template's Chief Financial Officer, has entered into an employment agreement with Template pursuant to which, upon the consummation of a "change of control", as defined in his employment agreement, of Template, all unvested stock options of Mr. Russo will become vested and exercisable, and Template will be obligated to make a cash payment to Mr. Russo equal to eighteen (18) months base salary. Template is also required to "gross-up" Mr. Russo for any federal excise taxes under Code Section 4999 on "excess parachute payments" on this cash payment. If Mr. Russo is terminated by Template without "cause", as defined in his employment agreement, or if he terminates his employment for good reason, he will be entitled to payment equal to twelve (12) months base salary plus 100% of his bonus. In addition, David L. Kiker, Template's Chief Technology Officer, has entered into an employment agreement with Template pursuant to which, upon the consummation of a "change of control", as defined in the employment agreement, of Template, and within a year thereafter, all unvested stock options of Mr. Kiker will become vested and exercisable. Additionally, if Mr. Kiker is terminated by Template without "cause", as defined in his employment agreement, or if he terminates his employment for good reason, he will be entitled to payment equal to six (6) months base salary plus a prorated portion of his bonus and will be entitled to continuation of benefits for six (6) months, unless he takes full-time employment earlier. E. Linwood Pearce, Template's Co-Chief Executive Officer, has entered into an employment agreement pursuant to which he is entitled to continuation of his salary through April 30, 2000 regardless of if he terminates employment and all of his unvested stock options will become vested on April 30, 2000 or, if earlier, on the date of his termination of employment. In addition, Mr. Pearce's stock options vest upon a "change of control" of Template. Seven other Template officers (John F. Codde, Douglas H. McPhaden, Julie L. Lane, Richard H. Collard, Kimberly E. Osgood, Michael R. Judd, and Benjamin J. Martindale II) entered into employment agreements with Template in September and October 1999, pursuant to which, upon the consummation of a "change of control", as defined in the employment agreements, of Template coupled with the termination of such officer without "cause", as defined in the employment agreements, by Level 8 (or, only in the case of Mr. Martindale, resignation by such officer for "good reason"), within one year after the merger, all unvested stock options held by such officers will be immediately vested and exercisable. Additionally, if any of such executive officers is terminated by Template without "cause", as defined in the employment agreements, or if any of such executive officers terminates employment for good reason, that executive officer will be entitled to payment of between six and twelve months of base salary plus a prorated portion of bonus, and will be entitled to continuation of benefits for between six and twelve months, unless the executive takes full-time employment earlier.

     Template believes that consummation of the merger will constitute a "change of control" under all of the employment agreements mentioned above. As of November 17, 1999, Mr. Pearce, Mr. Russo, Mr. Kiker, Mr. Codde, Mr. McPhaden, Ms. Lane, Mr. Collard, Ms. Osgood, Mr. Judd and Mr. Martindale collectively held unvested stock options to purchase an aggregate of 512,322 shares of Template common stock at a weighted average price of $6.38 per share (at exercise prices ranging from $1.98 to $16.00 per share).

AMENDMENT OF TEMPLATE STOCKHOLDER RIGHTS PLAN

     Template previously adopted a stockholder rights plan, effective July 3, 1998 (the "Rights Plan"), designed to ensure that Template's stockholders receive fair and equal treatment in the event of certain strategic transactions involving Template by effectively requiring parties seeking to acquire Template to negotiate with Template's board directly. The Rights Plan generally is triggered by any acquisition of 15% or more of Template's common stock unless Template's board takes action to render the Rights Plan inapplicable to the transaction. If Template's board does not take this action, the Rights Plan is triggered and any transaction would become significantly more expensive for a bidder.

     Prior to approving the merger agreement and the stockholder agreement, on October 17, 1999, Template's board approved an amendment to the Rights Plan, which was entered on October 19, 1999, so that the merger with Level 8 and the related transactions would not trigger Template's Rights Plan. In the merger agreement, Template agreed not to further amend the Rights Plan without Level 8's consent.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following general discussion summarizes the material federal income tax consequences generally applicable to Template stockholders. The discussion is based on the Internal Revenue Code, related final, temporary and proposed regulations, administrative interpretations, and court decisions as they currently exist. Future legislation, regulations, administrative interpretations or court decisions could change the federal income tax consequences (described below) of the merger to Template stockholders. This discussion assumes that Template stockholders hold their Template common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code. This discussion does not address the consequences of the merger under state, local or foreign law, nor does the discussion address all aspects of federal income taxation that may be important to a Template stockholder in light of his or her particular circumstances or tax issues that may be significant to Template stockholders subject to special rules, such as:

     - financial institutions;

     - insurance companies;

     - foreign individuals and entities;

     - tax-exempt entities;

     - dealers in securities;

     - persons who are subject to the alternative minimum tax provisions of the Internal Revenue Code;

     - persons who acquired Template common stock pursuant to the exercise of an employee option (or otherwise as compensation);

     - persons who acquired or hold Template common stock as part of an integrated investment, such as a "hedge" or "straddle," composed of Template common stock and one or more other positions; or

     - persons whose Template common stock is qualified small business stock for purposes of section 1202 of the Internal Revenue Code.

Accordingly, Template stockholders are urged to consult their own tax advisors as to the specific tax consequences of the merger, including the applicable federal, state, local and foreign tax consequences to them of the merger.

None of Template, Level 8, and TSAC intends to secure a ruling from the Internal Revenue Service regarding the tax consequences of the merger. However, Powell, Goldstein, Frazer & Murphy LLP, counsel to Level 8, and Cooley Godward LLP, counsel to Template, are of the opinion that the merger will constitute a "reorganization" pursuant to Section 368(a) of the Internal Revenue Code. In addition, it is a condition to the obligation of each party to consummate the merger that it receive an opinion of its counsel to the effect that the merger will constitute a reorganization. These opinions do not bind the IRS or the courts or preclude the IRS or a court from adopting a contrary position.

     In addition, the tax opinions assume and are conditioned upon the following:

     - the truth and accuracy of the statements, covenants, representations and warranties contained in the merger agreement and in this joint proxy statement/prospectus, in the tax representations received from Level 8, TSAC and Template and in all other instruments and documents related to the formation and operation of Level 8, TSAC and Template examined by and relied upon by Powell, Goldstein, Frazer & Murphy LLP and Cooley Godward LLP in connection with their opinions;

     - that original documents submitted to counsel are authentic, documents submitted to counsel as copies conform to the original documents, and that those documents have been or will be by the effective time of the merger duly and validly executed and delivered;

     - that all covenants contained in the merger agreement and the tax representations received from Level 8, TSAC and Template are performed without waiver or breach of any material provision;

     - the merger will be reported by Level 8 and Template on their respective federal income tax returns in a manner consistent with the tax opinions;

     - that any representation or statement made "to the best of knowledge" or similarly qualified is correct without being qualified; and

     - that, as of the date of the consummation of the merger, the value of the Level 8 common stock issued in the merger will represent not less than 45% of the total consideration issued in the merger in exchange for the Template common stock.

     The tax opinions issued by counsel would be rendered invalid in the event facts, representations, covenants and warranties as represented on the assumptions made in support of the opinions are incorrect.

  FEDERAL INCOME TAX IMPLICATIONS OF THE MERGER TO TEMPLATE STOCKHOLDERS

     Assuming the merger is characterized as a "reorganization" for federal income tax purposes, you will recognize gain (but not loss) when you exchange your Template common stock for Level 8 common stock and cash pursuant to the merger (including cash you receive instead of fractional shares). The amount of gain that will be taxable to a

Template stockholder, the tax consequences of which are discussed below, will equal the lesser of the cash you receive in the merger (excluding cash you receive instead of fractional shares) or the gain you realize on the exchange of your Template common stock. The gain you realize on your Template common stock will equal the excess of the total of the cash (excluding cash you receive instead of fractional shares) plus the fair market value of the Level 8 common stock that you receive in the merger over your tax basis in your Template common stock that you surrender in the merger.

     Whether your gain will be taxed as capital gain, rather than ordinary income, will depend upon your circumstances. However, that determination will be made under the assumption that you, and all other Template stockholders, received only Level 8 common stock in the merger and that a portion of your Level 8 common stock were then redeemed by Level 8 for the cash consideration which you receive. The tests for whether this deemed redemption results in capital gain or ordinary income are set forth in Internal Revenue Code Sections 302(b)(1), (2), and (3). Pursuant to these tests, if the receipt of cash in such deemed redemption: (1) is not essentially equivalent to a dividend; (2) is substantially disproportionate with respect to your interest in Level 8 common stock after the merger; or (3) completely terminates your interest in Level 8 common stock, which means that you must receive only cash, then any gain you recognized will be taxed as capital gain. This capital gain will be subject to a maximum federal capital gains tax rate of 20% if you have held your Template common stock for more than one year.

     You must individually determine whether you have satisfied one of the redemption tests and qualify for capital gain treatment. However, in applying these tests you must take into account not only your receipt of cash and/or Level 8 common stock, but also the consideration received by certain persons related to you which the Internal Revenue Code treats as having been received by you. Nevertheless, given the amount of cash consideration being paid in the merger and the nature of the transaction, it is likely that most of you should satisfy at least one of the redemption tests.

     If you receive both cash and Level 8 common stock in the merger, then you may not recognize any loss if your tax basis in Template common stock exceeds the total of the cash, excluding cash received instead of fractional shares, plus the fair market value of Level 8 common stock you receive in the merger. You may recognize loss, however, if you receive only cash consideration in the merger. If you acquired your shares of Template common stock in separate transactions, then gain or loss must be computed separately with respect to each identifiable block of Template common stock that you surrender in the merger, and loss with respect to one block of such stock cannot be used to offset taxable gain you recognize with respect to another block of such stock.

     The tax basis of the Level 8 common stock you receive in the merger will be the same as your tax basis in the Template common stock that you surrender in the merger, excluding the amount of tax basis allocable to a fractional share of Level 8 common stock as discussed below, decreased by the amount of cash you receive, excluding cash you receive instead of fractional shares, and increased by the amount of gain taxable to you. The holding period of the Level 8 common stock that you receive in the merger will include the period during which you held the Template common stock exchanged in the merger.

  FEDERAL INCOME TAX IMPLICATIONS OF THE MERGER TO TEMPLATE, LEVEL 8 AND TSAC

     Assuming the merger is characterized as a "reorganization" for federal income tax purposes, none of Template, Level 8 and TSAC will recognize any gain or loss for federal income tax purposes as a result of the merger.

  FEDERAL INCOME TAX IMPLICATIONS OF THE RECEIPT OF CASH BY TEMPLATE STOCKHOLDERS INSTEAD OF FRACTIONAL SHARES

     Cash you receive instead of a fractional share of Level 8 common stock will be treated as if the fractional share was issued to you and then redeemed by Level 8. You will recognize gain or loss in an amount equal to the difference between the cash that you receive and your tax basis in your Template common stock that is allocable to the fractional share of the Level 8 common stock that is deemed to be issued to you. Generally, the gain or loss should be long-term capital gain or loss, if you have held your Template common stock for more than a year when we complete the merger. If, however, you fail to meet any of the redemption tests discussed above, the cash that you receive instead of the fractional share of Level 8 common stock may be taxed as ordinary dividend income.

  FEDERAL INCOME TAX IMPLICATIONS OF A FAILURE OF THE MERGER TO QUALIFY AS A "REORGANIZATION"

     In the event that the merger fails to qualify as a "reorganization" for federal income tax purposes (as a result of an Internal Revenue Service challenge or otherwise), then you will recognize gain or loss in an amount equal to the difference between the cash consideration plus the fair market value of the Level 8 common stock that you receive in the merger and your tax basis in your Template common stock that you surrender in the merger. Generally, such gain or loss will be long-term capital gain or loss, if the Template common stock is a capital asset in your hands and you have held your Template common stock for more than a year when we complete the merger. Moreover, in such case, Template will be deemed to have sold all of its assets in a taxable sale to TSAC as of the time of the merger. Accordingly, Template will recognize gain or loss equal to the difference between (1) the sum of the cash and the fair market value of the stock given by Level 8 as consideration in the merger, plus the amount of Template's liabilities as of the time of the merger, and (2) the aggregate tax basis that Template has in its assets. The amount of federal income tax due with respect to any such gain will become a liability of TSAC after the merger. TSAC's aggregate basis in Template's assets acquired as a result of the merger will equal the sum of the cash and the fair market value of the stock given by Level 8 as consideration in the merger, plus the amount of Template's liabilities as of the time of the merger. This amount will be allocated among Template's assets based upon their relative fair market values.

  FEDERAL INCOME TAX IMPLICATIONS OF THE MERGER TO DISSENTING TEMPLATE STOCKHOLDERS

     Template stockholders who exercise their dissenters' rights with respect to their Template common stock generally will be treated as if the shares were issued to them and then redeemed by Level 8 for the amount of cash that they receive. Accordingly, a dissenting stockholder will recognize gain or loss equal to the difference between the cash that the stockholder receives and the stockholder's basis in Template common stock. The nature of the gain will depend upon a number of factors, including the redemption tests described above. If you are considering dissenting, you are strongly urged to consult your tax advisor as to the particular tax consequences of doing so.

     The federal income tax discussion set forth above is intended to provide only a general summary. It does not address tax consequences that may vary with individual circumstances. Moreover, this discussion does not address any tax consequences of the disposition of Template common stock before the merger or the disposition of Level 8 common stock after the merger. Apart from the federal income tax consequences discussed in this proxy statement/prospectus, we have made no attempt to determine any tax that may be imposed on a Template stockholder who is a citizen or resident of a foreign country, or by any state or other jurisdiction in which a Template stockholder may be subject to tax. Accordingly, you are strongly urged to consult your tax advisor to determine the particular tax consequences to you of the merger, including the applicability and effect of foreign, state, local and other tax laws to you.

ACCOUNTING TREATMENT

     For accounting purposes, the merger will be treated as a purchase of Template by Level 8.

FINANCING OF THE MERGER

     Bank Hapoalim has committed to provide Level 8 with a $25,000,000 to $35,000,000 five-year term loan in order to fund the cash portion of the purchase price to be paid to Template stockholders and for general working capital. Amounts borrowed under the Bank Hapoalim commitment would bear interest at the London InterBank Offered Rate plus 1.5% annually. Loans under the commitment would be guaranteed by Liraz Systems Ltd., Level 8's principal stockholder. In return for the guaranty from Liraz, Level 8 expects to issue Liraz between 100,000 and 150,000 shares of Level 8 common stock guaranteeing up to $25,000,000 of loans, and between 100,000 and 150,000 additional shares, not to exceed 250,000 shares in the aggregate, of Level 8 shares if Level 8 borrows the full $35,000,000 covered by the Liraz guarantee. The actual number of shares to be issued to Liraz will be determined by the independent directors of Level 8 based on market conditions and Level 8's financing needs at the time. Level 8 expects to use up to $25,000,000 of this financing to fund the cash portion of the purchase price to acquire Template and for working capital. At this time, Level 8 does not plan to borrow more that $25,000,000 guaranteed by Liraz, or to issue Liraz more than 150,000 shares. Depending on its future financing needs, Level 8 could borrow additional amounts covered by the Liraz guaranty and would issue additional shares to Liraz at that time.

REGULATORY REQUIREMENTS

     Level 8 and Template are not aware of any governmental or regulatory approvals which are required for consummation of the merger, other than governmental or regulatory approvals under the federal securities laws and applicable state securities and "blue sky" laws, and the requirements under the Delaware General Corporation Law and the Virginia Stock Corporation Act.

DISSENTERS' AND APPRAISAL RIGHTS

  TEMPLATE.

     Each holder of Template common stock has the right to dissent from the merger in order to demand and perfect dissenter's rights in accordance with the conditions established by Section 13.1-730 of the Virginia Stock Corporation Act. The following discussion refers to any holder of Template common stock who decides to exercise his dissenter's rights in accordance with the Virginia law as a "dissenter." All of the Template stockholders who signed the stockholders' agreement have agreed not to exercise any "dissenters" rights for their shares of Template common stock.

     THE DISSENTERS' RIGHTS PROVISIONS UNDER VIRGINIA LAW ARE ATTACHED AS ANNEX D TO THIS JOINT PROXY STATEMENT/PROSPECTUS. THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW RELATING TO DISSENTERS' RIGHTS AND IS QUALIFIED BY REFERENCE TO ANNEX D. THIS DISCUSSION AND ANNEX D SHOULD BE REVIEWED CAREFULLY BY ANY DISSENTER, BECAUSE FAILURE TO COMPLY WITH THE LAW EXACTLY MAY RESULT IN LOSS OF ANY DISSENTERS' RIGHTS.

     Any Template dissenter is entitled to receive the "fair value" of his shares from Template. The Virginia Supreme Court has explained that a court determines fair value by looking at all elements of stock value, including investment value, market value, net asset value, and earning capacity of the corporation. Virginia law defines "fair value" of Template common stock as the value of Template common stock just before the stockholders vote on the merger, "excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable."

     The notice announcing the Template special meeting contains a statement that any holder of Template common stock is entitled to assert dissenter's rights under the Virginia law with respect to the merger. Any holder of Template common stock who wishes to assert dissenter's rights must deliver to Template (before Template's stockholders vote on whether or not to adopt the merger agreement) written notice of his intent to exercise his dissenter's rights. In addition, the dissenter cannot vote in favor of the merger.

     If the non-dissenting Template stockholders subsequently vote to adopt the merger agreement, Template will then deliver a written "dissenters' notice" to each dissenter. The dissenters' notice will:

     - state where the dissenter should send his demand that Template pay him the fair market value for his shares of Template common stock (otherwise known as a "payment demand");

     - state where and when the dissenter should send his certificated shares of Template common stock (to be traded in for cash);

     - inform holders of uncertificated shares of Template common stock if transfer of such shares may be restricted after Template receives a payment demand for them;

     - supply dissenters with a form for making a payment demand;

     - set a date between 30 and 60 days after the date of the dissenters' notice by which Template must receive all dissenting stockholders' payment demands; and

     - attach the relevant dissenters' rights laws.

     The dissenter must then:

     - demand payment;

     - state whether he acquired his shares of Template common stock before or after the date of the dissenters' notice; and

     - deposit his share certificates according to the dissenters' notice.

     Template will then:

     - pay all dissenters the amount Template estimates to be the fair market value of their shares of Template common stock (plus accrued interest) within 30 days after receiving a dissenter's payment demand;

     - provide the dissenters certain company financial statements;

     - explain how Template calculated the fair market value and interest paid;

     - explain the dissenters' rights to demand payment under Virginia Stock Corporation Act sec. 13.1-735. Virginia Stock Corporation Act sec. 13.1-739 allows a dissenter to send Template his own written estimate of the fair values of his shares and interest due; and

     - explain that a dissenter can then reject Template's offer and demand that Template pay him what he estimates is the fair value of his shares plus interest due.

     Any dispute between Template and a dissenter as to the fair value of shares or interest due will be resolved by court action in accordance with Virginia Stock Corporation Act sec. 13.1-740.

     IF A DISSENTER FAILS TO COMPLY WITH THE VIRGINIA LAW REGARDING DISSENTERS' RIGHTS AS STATED IN THE VIRGINIA STOCK CORPORATION ACT, HE WILL LOSE ALL LEGAL RIGHTS TO DEMAND THAT TEMPLATE PAY HIM THE FAIR MARKET VALUE FOR THESE SHARES OF TEMPLATE COMMON STOCK. IN VIEW OF THE COMPLEXITY OF THESE VIRGINIA STOCK CORPORATION ACT PROVISIONS, POTENTIAL DISSENTERS SHOULD CONSULT WITH THEIR LEGAL ADVISORS.

RESALE OF LEVEL 8 COMMON STOCK

     Level 8 common stock issued in connection with the merger will be freely transferable, except that shares issued to any Template stockholder who is an affiliate of Template or who becomes an affiliate of Level 8 are subject to restrictions on resale under federal securities laws. An "affiliate" is defined generally as including, without limitation, directors, certain executive officers and other persons who control a company.

STOCKHOLDERS AGREEMENT

     Certain of Template's officers and directors, who own in the aggregate issued and outstanding shares of Template common stock representing 17.2% of the shares of Template common stock issued and outstanding as of November 17, 1999, and certain holders of Level 8 common stock representing 52.5% of the shares of Level 8 common stock issued and outstanding as of November 17, 1999, have agreed that, prior to the earlier of the effective time of the merger or the termination of the merger agreement, they will vote their shares in favor of the approval of the merger and the merger agreement, against any other proposed business combination, and against any proposal that would impede, interfere with, delay, or frustrate the merger.

     The Template stockholders who entered into the stockholders agreement have also agreed that they will not, in their capacity as stockholders, and will not authorize any of their representatives to:

     - solicit, initiate or encourage the submission or announcement of any alternative transaction to the merger; or

     - participate in any discussions or negotiations regarding, or furnish to any person any information with respect or in response to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any alternative transaction to the merger.

     All Template stockholders who entered into the stockholders agreement with Level 8 have also agreed to cease, and to ensure any of such stockholders' representatives cease, any existing discussions with any person that relate to an alternative transaction to the merger.

                              THE MERGER AGREEMENT

GENERAL

     The following is a summary of the material provisions of the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus. This summary is not complete and stockholders are urged to read the merger agreement in its entirety.

     The merger agreement provides for the merger of Template with and into Level 8's wholly owned subsidiary, TSAC. As a result of the merger, Template will become a wholly owned subsidiary of Level 8 and the former stockholders of Template will become stockholders of Level 8. TSAC has been formed solely for the purpose of effecting the merger, and there will be no other activity in TSAC. The merger will become effective upon the filing of articles of merger with the State Corporation Commission of Virginia and a certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be specified in the articles of merger and the certificate of merger. It is currently anticipated that the effective time will in December 1999. There can be no assurance, however, that the required approvals will be obtained or that the other conditions to the merger will be satisfied by such date, or at all, or that the merger agreement will not be terminated. See "-- Conditions to the Merger" (page 69) and "-- Termination" (page 77).

MERGER CONSIDERATION

     If the merger is approved and completed, holders of Template common stock will receive U.S. $4.00 in cash and a fraction of a share of Level 8 common stock in exchange for each share of Template common stock that they own. The fraction of a Level 8 share will be based on the average of the closing sales prices of a share of Level 8 common stock as reported on The Nasdaq Stock Market for the 10 trading day period ending on December 9, 1999.

     - If this 10-day average closing sales price of Level 8 common stock is above $13.74, then Template stockholders would receive 0.2838 of a share of Level 8 common stock plus $4.00 in cash for each Template share.

     - If the 10-day average closing sales price of Level 8 common stock is between $13.74 and $10.62 (including such amounts), then Template stockholders would receive for each Template share a fraction of a share of Level 8 common stock valued at $3.90 based on the 10-day average trading price of Level 8 common stock, plus $4.00 in cash. We will determine the fraction of a share of Level 8 stock to be issued to Template stockholders by dividing $3.90 by the 10-day average closing price of Level 8 common stock.

     - If the 10-day average closing sales price of Level 8 common stock is less than $10.62, Template stockholders would receive 0.3672 of a share of Level 8 common stock plus $4.00 in cash for each Template share.

We refer to the fraction of a Level 8 share to be issued in exchange for each Template share as the exchange ratio.

     The following table shows the fraction of a share of Level 8 common stock that Template stockholders would receive for each share of Template common stock they own based upon a range of the average closing sales prices of Level 8 common stock for the 10 trading days ending on December 9, 1999 also shows the implied value of that fraction of a share of Level 8 common stock:

                                  THEN EACH TEMPLATE SHARE      AND THE IMPLIED VALUE* OF THE
                                  WOULD BE CONVERTED INTO        MERGER CONSIDERATION THAT A
                                    $4 IN CASH PLUS THE             TEMPLATE STOCKHOLDER
IF THE 10-DAY AVERAGE TRADING     FOLLOWING FRACTION OF A          WOULD RECEIVE FOR EACH
PRICE* IS:                             LEVEL 8 SHARE:             TEMPLATE SHARE WOULD BE:
-----------------------------  ------------------------------   -----------------------------
$10.00......................               0.3672                          $  7.67
 10.50......................               0.3672                             7.86
 10.62 (lower collar).......               0.3672                             7.90
 11.00......................               0.3545                             7.90
 11.50......................               0.3391                             7.90
 12.00......................               0.3250                             7.90
 12.50......................               0.3120                             7.90
 13.00......................               0.3000                             7.90
 13.50......................               0.2889                             7.90
 13.74 (upper collar).......               0.2838                             7.90
 14.00......................               0.2838                             7.97
 14.50......................               0.2838                             8.12
 15.00......................               0.2838                             8.26
 15.50......................               0.2838                             8.40
 16.00......................               0.2838                             8.54
 16.50......................               0.2838                             8.68
 17.00......................               0.2838                             8.82
 17.50......................               0.2838                             8.97
 18.00......................               0.2838                             9.11
 18.50......................               0.2838                             9.25
 19.00......................               0.2838                             9.39
 19.50......................               0.2838                             9.53
 20.00......................               0.2838                             9.68

-------------------------

     * The "implied value" is based on the 10-day average trading price plus $4.00 in cash. Implied value may be significantly greater than or less than the value determined by reference to the actual trading price of Level 8 common stock at the time of the Level 8 special meeting, completion of the merger, the date that Template stockholders receive shares of Level 8 common stock or the date Template stockholders sell the Level 8 shares.

     NO FRACTIONAL SHARES. No fractional shares of Level 8 common stock will be issued in connection with the merger. Each holder of Template common stock who would otherwise be entitled to a fraction of a share of Level 8 common stock will be entitled to receive a cash payment equal to the per share closing sales price of Level 8's common stock immediately prior to the date on which the merger occurs multiplied by the fractional interest to which such holder otherwise would be entitled.

STOCK OPTIONS

     At the effective time of the merger, all outstanding options to purchase Template common stock will be assumed by Level 8. Template has agreed to use its best efforts, without the expenditure of funds, to encourage all holders of Template options to exercise all their vested options before the effective time of the merger. From and after the effective time of the merger:

     - each Template option assumed by Level 8 may be exercised solely for shares of Level 8 common stock;

     - the number of shares of Level 8 common stock subject to each such Template option shall be equal to the number of shares of Template common stock subject to such Template option immediately prior to the effective time of the merger multiplied by the "option exchange ratio," rounded down to the nearest whole share, where the "option exchange ratio" equals the ratio of (i) the sum of U.S. $4.00, plus the product of the exchange ratio multiplied by the average of the closing sales prices of a share of Level 8 common stock as reported on The Nasdaq Stock Market for the 10 trading day period ending four trading days before the Level 8 special meeting, divided by (ii) such 10-day average trading price;

     - the per share exercise price under each such Template option shall be adjusted by dividing the per share exercise price under such Template option by the option exchange ratio and rounded up to the nearest cent;

     - any restriction on the exercise of any such Template option will continue in full force and effect; and

     - the term, exercisability, vesting schedule and other provisions of such Template option will remain unchanged unless amended or modified by existing severance or employment agreements in connection with the merger.

OWNERSHIP OF LEVEL 8 FOLLOWING THE MERGER

     Depending on the average of the closing sales prices of Level 8 common stock for the 10 consecutive trading days ending on the day that is three trading days prior to the day that the Level 8 stockholders vote on the merger, we anticipate that Template stockholders will collectively receive approximately 1,397,312 shares of Level 8 common stock in the merger based on the number of shares of Template common stock outstanding on November 17, 1999. In addition, up to 941,954 shares of Level 8 common stock will be reserved for issuance upon the exercise of Template stock options which may be assumed by Level 8 based on the number of outstanding Template stock options as of November 17, 1999 and an exchange ratio of 0.2838. Based on these numbers, and based upon the number of shares of Level 8 common stock outstanding on November 17, 1999, existing Template stockholders will own approximately 13.5% of the Level 8 common stock outstanding immediately after the merger, and approximately 12.6% on a fully diluted basis.

     The following table shows the approximate number of shares of Level 8 common stock that Template stockholders would collectively receive in the merger and the percentage of Level 8 common stock they would own immediately after the merger based upon a range of average 10 trading day closing sales prices of Level 8 common stock and based upon the number of shares of Level 8 common stock outstanding on November 17, 1999.

                                                                                AND FORMER
                                                                           TEMPLATE STOCKHOLDERS
                                               THEN THE FORMER           WOULD HOLD THE FOLLOWING
                                            TEMPLATE STOCKHOLDERS            PERCENTAGE OF THE
                                             WOULD COLLECTIVELY         OUTSTANDING LEVEL 8 SHARES
                                            RECEIVE THE FOLLOWING            IMMEDIATELY AFTER
IF THE 10-DAY AVERAGE TRADING PRICE IS:  NUMBER OF LEVEL 8 SHARES(1)        THE MERGER: (1),(2)
---------------------------------------  ---------------------------   -----------------------------
10.00..............................               1,807,939                       16.83%
10.50..............................               1,807,939                       16.83%
10.619.............................               1,807,939                       16.83%
11.00..............................               1,745,633                       16.35%
11.50..............................               1,669,736                       15.75%
12.00..............................               1,600,164                       15.19%
12.50..............................               1,536,157                       14.67%
13.00..............................               1,477,074                       14.19%
13.50..............................               1,422,368                       13.74%
13.741.............................               1,397,421                       13.53%
14.00..............................               1,397,421                       13.53%
14.50..............................               1,397,421                       13.53%
15.00..............................               1,397,421                       13.53%
15.50..............................               1,397,421                       13.53%
16.00..............................               1,397,421                       13.53%
16.50..............................               1,397,421                       13.53%
17.00..............................               1,397,421                       13.53%
17.50..............................               1,397,421                       13.53%
18.00..............................               1,397,421                       13.53%
18.50..............................               1,397,421                       13.53%
19.00..............................               1,397,421                       13.53%
19.50..............................               1,397,421                       13.53%
20.00..............................               1,397,421                       13.53%

CONVERSION OF TEMPLATE SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES

     After the effective time of the merger, the exchange agent will mail to the registered holders of Template common stock a letter of transmittal and instructions for use in effecting the exchange of Template stock certificates. Each holder of a Template stock certificate will receive $4.00 in cash for each share of Template common stock exchanged and a certificate representing the number of shares of Level 8 common stock into which his or her shares have been converted. Each holder of Template common stock who would otherwise be entitled to a fraction of a share of Level 8 common stock will be entitled to receive a cash payment equal to the per share closing sales price of Level 8's common stock as reported by The Nasdaq Stock Market on the trading day immediately prior to the date of the merger multiplied by the fractional interest to which such holder otherwise would be entitled.

     If any Template stock certificate has been lost, stolen or destroyed, Level 8 may require the owner of such lost, stolen or destroyed Template stock certificate to provide an appropriate affidavit and to deliver a bond as indemnity against any claim that may be made against the exchange agent, Level 8 or Template.

     TEMPLATE STOCKHOLDERS SHOULD NOT SURRENDER THEIR TEMPLATE STOCK CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

EFFECT ON TEMPLATE CERTIFICATES

     At the effective time of the merger:

     - all outstanding shares of Template common stock will automatically be converted into the right to receive the cash consideration, Level 8 common stock and cash instead of fractional shares, and all holders of Template stock certificates will have no further rights as stockholders of Template; and

     - the stock transfer books of Template will be closed.

     If, after the effective time of the merger, a Template stock certificate is presented to the exchange agent, Template or Level 8, such stock certificate will be canceled and will be exchanged as provided above under the caption "Conversion of Template Shares; Procedure for Exchange of Certificates."

CORPORATE MATTERS

     At the effective time of the merger, the certificate of incorporation and bylaws of TSAC will be the certificate of incorporation and bylaws of the surviving corporation. Immediately after the effective time of the merger, the directors and officers of TSAC will become the directors and officers of the surviving corporation.

CONDITIONS TO THE MERGER

     The respective obligations of Level 8 and TSAC, on the one hand, and Template, on the other hand, to effect the merger are subject to the satisfaction or waiver at or prior to the effective time of the merger of each of the following conditions:

     - The merger and the merger agreement and related transactions shall have been approved by the required vote of Template's stockholders;

     - The issuance of Level 8 common stock in the merger and the increase in the number of shares available under Level 8's 1997 Stock Option Plan shall have been approved by the required vote of Level 8's stockholders;

     - No preliminary or permanent injunction or other order shall have been issued by any court or by any governmental or regulatory agency, body or authority which enjoins, restrains or prohibits the transactions contemplated by the merger agreement or has the effect of making the merger illegal and which is in effect at the effective time;

     - The Level 8 common stock issuable to Template stockholders in the merger shall have been approved for quotation on The Nasdaq Stock Market upon official notice of issuance; and

     - The registration statement of which this joint proxy statement/prospectus forms a part shall have become effective and shall not be the subject of any stop order or proceedings seeking a stop order.

     The obligations of Level 8 and TSAC to effect the merger are also subject to the satisfaction or waiver, at or prior to the effective time of the merger, of each of the following conditions:

     - The representations and warranties of Template in the merger agreement must be accurate in all respects as of the signing of the merger agreement and as of the closing of the merger, unless the failure of such representations and warranties to be accurate in all respects does not, individually or in the aggregate, materially and adversely affect the value of Template and its subsidiaries taken as a whole;

     - Template shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants, contained in the merger agreement to be performed or complied with by it on or prior to the closing;

     - Template and its subsidiaries, taken as a whole, shall not have experienced any change, event or occurrence that has had or could reasonably be expected to have a material adverse effect on Template and its subsidiaries taken as a whole;

     - Level 8 shall have received an opinion of counsel that the merger will be treated for United States federal income tax purposes as a reorganization;

     - All material consents required to be obtained in connection with the merger and the other transactions contemplated by the merger agreement shall have been obtained and shall be in full force and effect;

     - Template's independent auditors shall have delivered a letter with respect to certain financial information included in this joint proxy statement/prospectus;

     - Level 8 shall have received letters from affiliates of Template regarding sales of Level 8 stock following the merger;

     - Neither Level 8 nor Template shall have received any notification from the U.S. federal government that it intends to terminate or not to renew any of Template's government contracts or that it anticipates that facility clearances will not be granted to Level 8's wholly owned subsidiary, TSAC, nor shall Level 8 or Template have a good faith reason to believe that the foregoing will occur;

     - Holders of not more than 1% of the outstanding shares of Template common stock shall have perfected dissenters' rights; and

     - Template shall have provided Level 8 with evidence establishing that an amount equal to at least 60% of the total claimed by Template as a federal income tax deduction for its taxable year ended November 30, 1997 for income recognized by Template employees from disqualifying dispositions of shares of Template common stock that was acquired by such employees upon the exercise of incentive stock options that were granted to the employees by Template has either been included on one or more Forms W-2 issued by Template to its employees or reported in one or more affidavits executed by Template employees that such employees have included the income on his or her federal income tax return and paid the proper amount of tax with respect thereto.

     The obligation of Template to effect the merger is also subject to the satisfaction or waiver, at or prior to the effective time of the merger, of each of the following conditions:

     - The representations and warranties of Level 8 and TSAC in the merger agreement must be accurate in all respects as of the signing of the merger agreement and at and as of the closing of the merger, unless the failure of such representations and warranties to be accurate in all respects does not, individually or in the aggregate, materially and adversely affect the value of Level 8 and its subsidiaries taken as a whole;

     - Each of Level 8 and TSAC shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants, contained in the merger agreement to be performed or complied with by it on or prior to the closing;

     - Level 8 and its subsidiaries, taken as a whole, shall not have experienced any change, event or occurrence that has had or could reasonably be expected to have a material adverse effect on Level 8 and its subsidiaries taken as a whole; and

     - Template shall have received an opinion of counsel that the merger will be treated for United States federal income tax purposes as a reorganization.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains representations and warranties of Level 8, TSAC and Template, including representations and warranties relating to:

     - due organization, good standing and corporate power;

     - authorization, validity and enforceability of the merger agreement;

     - capitalization;

     - required consents and approvals, and absence of conflicts of the contemplated transactions with governing documents, and violations of any agreements and laws;

     - filings with the SEC and financial statements;

     - absence of changes;

     - regulatory compliance;

     - compliance with laws;

     - litigation;

     - employee benefit plans;

     - taxes;

     - absence of undisclosed liabilities;

     - software;

     - intellectual property;

     - proprietary assets and no infringement;

     - financial advisor fees or commissions; and

     - antitrust considerations

     The merger agreement contains further representations and warranties by Template as to:

     - the vote required to approve the merger and merger agreement;

     - the receipt of a fairness opinion from U.S. Bancorp Piper Jaffray;

     - material contracts;

     - real property and other assets;

     - environmental laws;

     - labor matters;

     - state takeover statute and Template's Rights Plan;

     - government contracts;

     - business relationships; and

     - insurance.

     The merger agreement contains further representations and warranties by Level 8 and TSAC as to:

     - title to properties;

     - financing; and

     - interim operations of TSAC, Level 8's wholly owned subsidiary formed for the purpose of acquiring Template.

COVENANTS

     The merger agreement requires that, during the period between the signing of the merger agreement and the effective time of the merger, Template and each of its subsidiaries will act and carry on their respective operations only in the ordinary course of business consistent with past practice and will use their reasonable best efforts to:

     - preserve intact their respective business organizations;

     - keep available the services of their key officers and employees;

     - preserve the goodwill of those engaged in material business relationships with Template;

     - cause certain officers and directors and key employees of Template to execute employment and/or non-competition agreements with Level 8;

     - encourage all holders of Template's stock options to exercise their vested stock options; and

     - cause Alcatel, N.V. to execute the stockholders agreement.

     In addition, Template has agreed that, during the period between the signing of the merger agreement and the effective time of the merger, unless otherwise approved by Level 8, it and its subsidiaries will not:

     - make any change in their charter or organizational documents;

     - subject to specific exceptions, issue, sell, grant, pledge or otherwise encumber any shares of their capital stock or other securities;

     - make any other changes in their capital structure;

     - declare, set aside, pay or make any dividend or other distribution with respect to, or split, combine or reclassify, any shares of their capital stock or other securities;

     - subject to specific exceptions, make or authorize any capital expenditures in excess of $75,000;

     - directly or indirectly acquire, make any investment in, or make any capital contributions to, any person other than in the ordinary course of business consistent with past practice;

     - directly or indirectly sell, pledge or otherwise dispose of or encumber any of their properties or assets that are material to their business, except for sales, pledges or other dispositions or encumbrances in the ordinary course of business consistent with past practice;

     - adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other material reorganization or any agreement relating to an alternative transaction to the merger;

     - enter into any agreement, understanding or commitment that restrains, limits or impedes their ability to compete with or conduct any business or line of business, except for any such agreement, understanding or commitment entered into in the ordinary course of business consistent with past practice;

     - plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of their employees;

     - increase or agree to increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to any of its officers, employees or consultants, or establish any new compensation or benefit plans or arrangements or amend or agree to amend any existing benefit plans, except as may be required under existing agreements or by law and normal, regularly scheduled increases to Template's non-officer employees consistent with past practices;

     - enter into or amend any employment, consulting, severance or similar agreement with any individual, except with respect to new hires of non-officer employees in the ordinary course of business consistent with past practice;

     - make any tax election or settle or compromise any income tax liability of Template or any of its subsidiaries involving on an individual basis more than $50,000;

     - lend money to any person or entity or incur any indebtedness for borrowed money other than by drawing under current revolving credit agreements, or guarantee any indebtedness;

     - make any change in its method of accounting or record keeping not otherwise required by generally accepted accounting principles;

     - amend Template's Rights Plan, except as required by the merger agreement; or

     - agree, in writing or otherwise, to take any of the foregoing actions.

NON-SOLICITATION

     Template has agreed that it will not directly or indirectly, nor will it authorize or permit any of its or its officers, directors, investment bankers, attorneys or other advisors or representatives to, directly or indirectly, solicit, initiate, knowingly encourage or knowingly induce the submission or announcement of any Acquisition Proposal (as defined below).

     If, however, prior to taking any of those actions:

     - neither Template nor any subsidiary or representative of Template or any of its subsidiaries has violated any of the restrictions set forth above;

     - the board of directors of Template concludes in good faith, after and based upon consultation with outside counsel, that such action is required in order for the board of directors of Template to comply with its fiduciary duties to Template's stockholders under applicable law; and

     - Template has promptly advised Level 8 orally and in writing of any request for information or of any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or entity making any such Acquisition Proposal or inquiry, and at least five business days have elapsed since the delivery to Level 8 of that notice and information;

then Template may, prior to the adoption and approval of the merger agreement by its stockholders, in response to an Acquisition Proposal that has not been withdrawn and that constitutes a Superior Proposal (as defined below):

     - furnish non-public information with respect to Template to the person or entity who made such Acquisition Proposal pursuant to a customary confidentiality agreement; and

     - participate in discussions or negotiations with such person or entity regarding the Acquisition Proposal.

     The merger agreement also provides that a breach of the non-solicitation covenant by any advisor or representative of Template would be deemed a breach by Template.

     Template also agreed, at the time of the signing of the merger agreement, to immediately cease and cause to be terminated any existing discussions or negotiations with any person or entity that relate to any Acquisition Proposal.

     An "Acquisition Proposal" is any offer, inquiry or proposal for, relating to or contemplating a merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction or series of transactions:

     - in which Template or any of its material subsidiaries is a constituent company;

     - in which a person, entity or group of persons or entities directly or indirectly acquires all or substantially all of the assets of Template or any material subsidiary of Template or more than 20% of Template's business or directly or indirectly acquires beneficial or record ownership of securities representing, or exchangeable for or convertible into, more than 20% of the outstanding securities of any class of voting securities of Template or any material subsidiary of Template; or

     - in which Template or any material subsidiary of Template issues securities representing more than 20% of the outstanding securities of any class of voting securities of Template or such material subsidiary of Template.

     A "Superior Offer" is any unsolicited, bona fide written offer with respect to an Acquisition Proposal made by a third person that the board of directors of Template determines in its good faith judgment (based upon the written advice of its financial advisor with a copy provided to Level 8) to be more favorable generally to Template's stockholders than the merger, taking into account all financial and strategic considerations, including relevant legal, financial, regulatory and other aspects of such proposal, and the conditions to and prospects for completion of such proposal other than the merger; provided, however, that any such offer shall not be deemed to be a "Superior Offer" if any financing required to complete the transaction contemplated by such offer is not fully committed unless, in the likely good faith determination of the board of directors of Template, such financing is likely to be obtained by such party on a timely basis.

RECOMMENDATION OF TEMPLATE BOARD OF DIRECTORS

     The merger agreement provides that the board of directors of Template and any committee of that board may not withdraw, amend or modify, or propose or resolve to withdraw or modify, in a manner adverse to Level 8, its approval and recommendation of the merger agreement or the merger.

     However, the board of directors of Template may appropriately withdraw or modify its approval or recommendation of the merger agreement or the merger if, prior to the adoption and approval of the merger agreement by the stockholders of Template:

     - the board of directors of Template receives a Superior Offer that is not withdrawn;

     - neither Template nor any subsidiary or representative of Template or any of its subsidiaries shall have violated any of the non-solicitation covenants contained in the merger agreement;

     - the board of directors of Template concludes in good faith, after and based upon consultation with its outside counsel, that, in light of such Superior Offer, the withdrawal or modification of such recommendation is required in order for it to comply with its fiduciary obligations to Template's stockholders under applicable law; and

     - Template provides Level 8 with at least five business days' prior notice of any meeting of its board of directors at which its board of directors is expected to consider such Superior Offer.

MEETING OF TEMPLATE STOCKHOLDERS

     Template has agreed to:

     - call, give notice of, convene and hold a special meeting of its stockholders for the purpose of voting upon the merger agreement and the merger; and

     - subject to the exception described above under "Recommendation of Template Board of Directors," include in this joint proxy statement/prospectus the recommendation of its board of directors that its stockholders approve and adopt the merger agreement and approve the merger at the special meeting.

     Template's obligation to call, give notice of, convene and hold the special meeting will not be affected by the disclosure, announcement, commencement, submission or making of any Superior Offer or other Acquisition Proposal, or by any withdrawal or modification of the recommendation of the board of directors of Template with respect to the merger.

REORGANIZATION

     Each of Template and Level 8 has agreed not to take any action prior to or after the effective time that would reasonably be expected to cause the merger to fail to qualify as a reorganization.

INDEMNIFICATION AND INSURANCE

     From and after the effective time of the merger, Level 8 will cause Template, as a subsidiary of Level 8, to fulfill and honor in all respects the obligations of Template pursuant to (i) each indemnification agreement currently in effect between Template and each person who is or was a director or officer of Template at or prior to the effective time of the merger, and (ii) any indemnification provision under Template's articles of incorporation or bylaws as each is in effect on the date hereof. The certificate of incorporation and bylaws of the surviving corporation will provide for indemnification to the fullest extent permitted by law.

     For six years after the effective time of the merger, Level 8 shall maintain in effect the current level and scope of directors' and officers' liability insurance covering those persons who are currently covered by Template's directors' and officers' liability insurance policy; provided, however, that in no event shall Level 8 be required to expend in any one year an amount in excess of 125% of the annual premium currently paid by Template for such insurance, and provided, further, that if the annual premiums of such insurance coverage exceed such amount, Level 8 shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

OTHER OBLIGATIONS

     The merger agreement contains other covenants including covenants relating to:

     - access to information and records;

     - confidentiality;

     - filing of this joint proxy statement/prospectus;

     - letters from each party's accountants;

     - the provision of benefits to Template employees; and

     - notification of significant events.

TERMINATION

     The merger agreement provides that it may be terminated, and that the merger may be abandoned at any time prior to the effective time of the merger, whether before or after approval of the merger by the stockholders of Template:

     - by mutual consent authorized by the boards of directors of Level 8 and Template;

     - by either Level 8 or Template, if the effective time of the merger has not occurred by or on April 19, 2000 unless the effective time has not occurred on or by April 19, 2000 because the party seeking to terminate the merger agreement failed to perform any material obligation required to be performed by it at or prior to the effective time of the merger;

     - by either Level 8 or Template, if any government authority prohibits the merger and the prohibition has become final and non-appealable, so long as the party seeking to terminate the merger agreement has used its reasonable best efforts to remove the prohibition;

     - by Level 8 if Template's stockholders do not approve the merger and the merger agreement at the special meeting of Template's stockholders;

     - by either Level 8 or Template if Level 8's stockholders do not approve the issuance of Level 8 common stock in the merger and the proposed increase in the number of shares subject to award under Level 8's 1997 Stock Option Plan;

     - by either party if the other has breached a representation or warranty that is not curable or breached any covenant or agreement unless the breach is not cured within 20 days of written notice of the breach;

     - by Level 8 if one of the following "Triggering Events" occurs:

       -- the board of directors of Template withdraws or modifies in a manner adverse to Level 8 its approval or recommendation to Template's stockholders of the merger agreement or the merger;

       -- Template fails to include in this joint proxy statement/prospectus the unanimous recommendation of its board of directors in favor of the approval of the merger agreement and the merger;

       -- the board of directors of Template does not reaffirm its unanimous recommendation in favor of the approval of the merger agreement and the merger within five days after Level 8 requests that the Template board reaffirm its recommendation following the announcement of any other Acquisition Proposal;

       -- Template breaches any of its non-solicitation obligations in the merger agreement;

       -- the board of directors of Template approves, endorses or recommends any other acquisition proposal; or

       -- a tender or exchange offer relating to securities of Template is commenced and Template does not send to its security holders, within ten business days after the commencement of the tender or exchange offer, a statement disclosing that Template recommends rejection of that tender or exchange offer.

     - by Template following the determination by its board of directors that another acquisition proposed constitutes a "Superior Offer" as described under "-- Non-Solicitation" on page 74, if Template has not violated its covenants regarding non-solicitation and pays Level 8 a $2,000,000 fee as described below; or

     - by either Level 8 or Template if a legal opinion to the effect that the merger will constitute a reorganization under the Internal Revenue Code has not been delivered within 60 days following the later of stockholders meetings of Level 8 and Template, so long as the party seeking to terminate the merger agreement is not in material breach of the agreement.

FEES AND EXPENSES

     Except as provided below, all fees and expenses incurred in connection with the merger, the merger agreement and the transactions contemplated by the merger agreement will be paid by the party that incurred such fees or expenses, whether or not the merger is consummated. Template has agreed to pay Level 8 a $2,000,000 fee if:

     - Template terminates the merger agreement because Template's board of directors determines that Template has received a Superior Offer that it wishes to pursue as described above;

     - Level 8 terminates the merger agreement because of a material breach of Template's representations, warranties, covenants and agreements in the merger agreement; or

     - Template signs a definitive agreement relating to another acquisition proposal or completes an alternative transaction within nine (9) months following termination of the merger agreement, and either

      -- Level 8 terminated the merger agreement because a Triggering Event occurred as described above, or

      -- the merger agreement is terminated because the effective time of the merger has not occurred on or before April 19, 2000 or because Template's stockholders do not approve the merger, and another Acquisition Proposal has been made after October 19, 1999 and not withdrawn before the termination date.

     Level 8 has agreed to pay Template a $2,000,000 fee if Template terminates the merger agreement because of a material breach of Level 8's representations, warranties, covenants and agreements in the merger agreement.

     Level 8 and Template will share equally all fees and expenses, other than attorneys' and accountants' fees, incurred in connection with the filing, printing and mailing of this joint proxy statement/prospectus and the related registration statement, other than SEC filing fees which have been paid by Level 8.

          UNAUDITED SELECTED PRO FORMA COMBINED FINANCIAL INFORMATION

     The following unaudited pro forma combined balance sheet as of September 30, 1999 and the unaudited pro forma combined statements of operations for the year ended December 31, 1998 and for the nine months ended September 30, 1999 present the pro forma effect of the following transactions: (a) the acquisition of Template by Level 8, (b) the debt financing obtained by Level 8 in connection with the acquisition of Template, and (c) Level 8's acquisition of Seer. The objective of the combined pro forma financial information is to provide investors with information about the continuing impact of particular completed or probable transactions by indicating how the transactions might have affected historical financial statements had they occurred at an earlier date. The pro forma combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations for future periods or the results that actually would have been realized had Level 8, Seer, and Template been a combined company during the specified periods. The pro forma combined financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements of Level 8, Seer, and Template, including the notes thereto.

     Under the terms of the merger agreement, each share of Template common stock will be exchanged for $4.00 in cash plus $3.90 worth of Level 8 common stock. The actual number of shares of Level 8 common stock to be exchanged for each Template share will be based on the average trading price of Level 8 stock prior to stockholder approval, but will not be less that 0.2838 Level 8 shares per Template share (if Level 8's average trading price exceeds $13.74) or more than 0.3672 Level 8 shares per Template share (if Level 8's average trading price is less than $10.62). As of October 19, 1999, there were 4,922,830 shares of Template common stock outstanding. Additionally, there are approximately 2,052,684 currently exercisable Template stock options outstanding. The total amount of cash paid and shares of Level 8 stock issued in the acquisition will depend upon the ultimate number of outstanding Template stock options exercised prior to closing. Template stock options not exercised prior to closing will be exchanged for Level 8 stock options. The pro forma combined financial statements have been prepared assuming that none of the outstanding stock options are exercised and that these options are exchanged at closing for 1,505,000 Level 8 stock options with an estimated value of $5 per option for the purpose of valuing the consideration for the acquisition of Template. This preliminary estimate has been made solely for the purposes of developing the unaudited pro forma condensed combined financial information. The options will be valued using the Black-Scholes option pricing model to calculate the actual consideration paid at closing. Level 8 does not believe that any change in the consideration paid would materially impact the pro forma financial information presented herein, and accordingly, alternative presentations have not been included.

     In connection with the acquisition, Level 8 has received a commitment for additional financing from a commercial lender. The financing will be in the form of a $25 million term loan, which will be payable five years from closing. The financing will bear interest at the London Interbank Offered Rate plus one and one-half percent, payable quarterly. The financing will be guaranteed by Liraz Systems, Ltd., Level 8's principal stockholder, in exchange for 125,000 shares of Level 8 common stock to be issued to Liraz at closing. The value of these 125,000 shares has been estimated at approximately $1.6 million by using the share price average of $12.424, and is included in other assets in the pro forma combined balance sheet. Level 8 will also have available an additional $15 million in financing from this lender, which will also be guaranteed by Liraz in exchange for additional shares of Level 8 stock. Only borrowings of the original $25 million term loan have been included in the pro forma financial information as management believes this financing should be adequate for the closing of the acquisition.

     On December 31, 1998, Level 8, as the first step in its acquisition of the entire equity interest in Seer, acquired beneficial ownership of approximately 69% of the outstanding voting stock of Seer. On April 15, 1999, the Company completed its cash tender offer for all the outstanding shares of common stock of Seer and acquired the remaining minority interest in Seer on April 30, 1999 by merger. The acquisition of Seer had a material impact on Level 8's business.

     The pro forma combined balance sheet assumes that the acquisition of Template and closing of the related financing took place on September 30, 1999 and combines Level 8's unaudited September 30, 1999 consolidated balance sheet and Template's unaudited September 30, 1999 consolidated balance sheet.

     The pro forma combined statements of operations assume that both the Template and Seer business combinations took place as of the beginning of the periods presented. The statement of operations for the year ended December 31, 1998 combines Template's consolidated statement of operations for the year ended December 31, 1998, Level 8's consolidated statement of operations for the year ended December 31, 1998, and Seer's unaudited consolidated statement of operations for the twelve month period ended December 31, 1998. Seer's 1998 fiscal year ended on September 30. Seer's twelve month period was derived by combining the unaudited results for the quarters ended March 31, June 30, September 30, and December 31, 1998. The statement of operations with the period ending in September combines Template's and Level 8's unaudited consolidated statements of operations and the effect of the acquisition of the remaining 31% interest in Seer on the statement of operations for the nine month period ended September 30, 1999. For the purposes of the accompanying unaudited pro forma combined condensed balance sheet, the aggregate purchase price has been allocated to the net tangible assets acquired, with the remainder recorded as goodwill on the basis of preliminary estimates of fair values. These preliminary estimates have been made solely for the purposes of developing the unaudited pro forma condensed combined financial information. A final determination of necessary purchase accounting adjustments will be made upon the completion of a study to be undertaken to determine the fair value of certain of Template's assets and liabilities, including intangible assets and in-process research and development. Refer to Note 2 for a discussion of the sensitivity to earnings that may occur as a result of the final determination of fair value. Assuming completion of the merger, the actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein because of a variety of factors, including access to additional information, changes in value not currently identified and changes in operating results between the dates of the pro forma financial data and the date on which the merger takes place.

                             LEVEL 8 SYSTEMS, INC.

            UNAUDITED PRO FORMA COMBINED AND CONDENSED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1999
                                 (IN THOUSANDS)

                                                              PRO FORMA
                                                             ADJUSTMENTS
                                       LEVEL 8    TEMPLATE    (NOTE 3)                TOTAL
                                       --------   --------   -----------             --------
ASSETS
Current assets:
  Cash and cash equivalents..........  $  9,567   $ 2,527      $(19,691)(c)
                                                                 25,000(b)           $ 17,403
  Marketable securities..............               4,346            --                 4,346
  Accounts receivable, net...........    14,217     9,415          (650)(a)            22,982
  Deferred income taxes..............               4,511        (4,511)(a)                --
  Note receivable....................     2,000        --            --                 2,000
  Prepaid expenses and other current
    assets...........................     2,379     1,412            --                 3,791
                                       --------   -------      --------              --------
    Total current assets.............    28,163    22,211           148                50,522
Property and equipment, net..........     1,777     5,135            --                 6,912
Software development costs, net......     8,972     3,164        (3,164)(a)             8,972
Goodwill, net........................    25,713     8,667        30,187(a)             64,567
Note receivable......................        --     1,000        (1,000)(a)                --
Other assets.........................       974       427         1,553(b)              2,954
                                       --------   -------      --------              --------
    Total assets.....................  $ 65,599   $40,604      $ 27,724              $133,927
                                       ========   =======      ========              ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable...................  $  2,212   $ 6,262      $     --              $  8,474
  Accrued expenses...................    10,879        --         6,600(a)             17,479
  Notes payable, due upon demand.....     5,203        --            --                 5,203
  Current portion of long-term
    debt.............................     1,361       282            --                 1,643
  Income taxes payable...............     1,360        --            --                 1,360
  Deferred income....................     9,293       352            --                 9,645
                                       --------   -------      --------              --------
    Total current liabilities........    30,308     6,896         6,600                43,804
Long-term liabilities:
  Long-term debt, net of current
    portion..........................    15,528        68        25,000(b)             40,596
  Deferred revenue...................     1,267        --            --                 1,267
  Deferred income taxes..............        --     1,119            --                 1,119
  Other liabilities..................        --       474            --                   474
                                       --------   -------      --------              --------
    Total liabilities................    47,103     8,557        31,600                87,260
Shareholders' equity:
  Common stock, $0.01 par value......        --        52           (52)(e)                --
  Common stock, $0.001 par value.....         9        --             2 (c),(e),(b)        11
  Treasury stock.....................        --    (1,298)        1,298(e)                 --
  Deferred compensation..............        --      (321)          321(e)                 --
  Additional paid-in capital.........    54,562    36,598       (36,598)(e)
                                                                 26,618(c)
                                                                  1,551(b)             82,731
  Foreign currency translation.......      (240)     (867)          867(e)               (240)
  Retained earnings..................   (35,835)   (2,117)        2,117(e)            (35,835)
                                       --------   -------      --------              --------
    Total shareholders' equity.......    18,496    32,047        (3,876)               46,667
    Total liabilities and
       shareholders' equity..........  $ 65,599   $40,604      $ 27,724              $133,927
                                       ========   =======      ========              ========

        The accompanying notes are an integral part of the consolidated unaudited pro forma financial statements.

                             LEVEL 8 SYSTEMS, INC.

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                                 (IN THOUSANDS)

                                   PRO FORMA                           PRO FORMA
                                  ADJUSTMENTS   LEVEL 8               ADJUSTMENTS
                       LEVEL 8     (NOTE 3)     ADJUSTED   TEMPLATE    (NOTE 3)     COMBINED
                       --------   -----------   --------   --------   -----------   --------
Revenues:
  Products...........  $ 10,014                 $ 10,014   $ 3,887                  $ 13,901
  Services...........    29,002                   29,002    27,482                    56,484
                       --------      -----      --------   -------      -------     --------
    Total revenues...    39,016         --        39,016    31,369           --       70,385
Cost of revenues:
  Products...........     3,063        426(f)      3,489     1,583                     5,072
  Services...........    19,627                   19,627    21,057                    40,684
                       --------      -----      --------   -------      -------     --------
    Total cost of
       revenues......    22,690        426        23,116    22,640           --       45,756
Gross profit.........    16,326       (426)       15,900     8,729           --       24,629
Operating expenses:
  Selling and
    marketing........     8,206                    8,206     8,029                    16,235
  Product
    development......     4,904                    4,904     1,497                     6,401
  General and
    administrative...     4,857                    4,857     7,337                    12,194
  In-process research
    and
    development......       744                      744                                 744
  Amortization of
    intangible
    assets...........     5,197        516(f)      5,713                  5,828(a)    11,541
                       --------      -----      --------   -------      -------     --------
    Total operating
       expenses......    23,908        516        24,424    16,863        5,828       47,115
Loss from
  operations.........    (7,582)      (942)       (8,524)   (8,134)      (5,828)     (22,486)
  Interest income....       444                      444       231                       675
  Interest expense...    (2,168)                  (2,168)       (8)      (1,546)(b)   (3,722)
  Net foreign
    currency
    gains/(losses)...      (696)                    (696)       --                      (696)
                       --------      -----      --------   -------      -------     --------
Net loss before
  income taxes.......   (10,002)      (942)      (10,944)   (7,911)      (7,374)     (26,229)
Income tax
provision(benefit)...       594                      594    (2,000)          --       (1,406)
                       --------      -----      --------   -------      -------     --------
Net loss from
  continuing
  operations.........  $(10,596)     $(942)     $(11,538)  $(5,911)     $(7,374)    $(24,823)
                       ========      =====      ========   =======      =======     ========
Pro Forma net loss
  per share, basic
  and diluted........                                                               ($  2.39)
                                                                                    ========
Pro Forma weighted
  average shares
  outstanding, basic
  and diluted........                                                                 10,390
                                                                                    ========

        The accompanying notes are an integral part of the consolidated unaudited pro forma financial statements.

                             LEVEL 8 SYSTEMS, INC.

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                 (IN THOUSANDS)

                                              PRO FORMA                           PRO FORMA
                                             ADJUSTMENTS   LEVEL 8               ADJUSTMENTS
                       LEVEL 8      SEER      (NOTE 3)     COMBINED   TEMPLATE    (NOTE 3)      TOTAL
                       --------   --------   -----------   --------   --------   -----------   --------
Revenues:
  Products...........  $  1,552   $  4,357                 $  5,909   $ 8,014                  $ 13,923
  Services...........     9,133     52,153                   61,286    34,625                    95,911
                       --------   --------     -------     --------   -------      -------     --------
    Total revenues...    10,685     56,510                   67,195    42,639           --      109,834
Cost of revenues:
  Products...........     2,060      2,043       2,348(d)     6,451     1,686                     8,137
  Services...........     5,973     41,385                   47,358    22,491                    69,849
                       --------   --------     -------     --------   -------      -------     --------
    Total cost of
      revenues.......     8,033     43,428       2,348       53,809    24,177           --       77,986
Gross profit.........     2,652     13,082      (2,348)      13,386    18,462           --       31,848
Operating expenses:
  Research and
    product
    development......     2,111     10,610                   12,721     1,445                    14,166
  Purchased research
    and development..     5,892         --                    5,892        --                     5,892
  Selling, general
    and
    administrative...     9,777     23,278                   33,055    15,897                    48,952
  Amortization of
    goodwill and
    other intangible
    assets...........     1,933         --       6,266(d)     8,199        --        7,771(a)    15,970
  Write-off of
    goodwill and
    other intangible
    assets...........     4,601         --                    4,601        --                     4,601
  Restructuring
    charges..........     1,540     13,200                   14,740        --                    14,740
                       --------   --------     -------     --------   -------      -------     --------
    Total operating
      expenses.......    25,854     47,088       6,266       79,208    17,342        7,771      104,321
Income (loss) from
  operations.........   (23,202)   (34,006)     (8,614)     (65,822)    1,120       (7,771)     (72,473)
Interest income......       283        411                      694       758                     1,452
Interest expense.....      (364)    (3,641)      1,462       (2,543)       --       (2,061)(b)   (4,604)
                       --------   --------     -------     --------   -------      -------     --------
Net income (loss)
  before income
  taxes..............   (23,283)   (37,236)     (7,152)     (67,671)    1,878       (9,832)     (75,625)
Income tax
  provision..........       405     20,199                   20,604       748                    21,352
                       --------   --------     -------     --------   -------      -------     --------
Net income (loss)
  from continuing
  operations.........  $(23,688)  $(57,435)    $(7,152)    $(88,275)  $ 1,130      $(9,832)    $(96,977)
                       ========   ========     =======     ========   =======      =======     ========
Earnings per share,
  basic and diluted
                                                                                               $  (9.50)
                                                                                               ========
Weighted average
  shares outstanding,
  basic and
  diluted............                                                                            10,204
                                                                                               ========

        The accompanying notes are an integral part of the consolidated unaudited pro forma financial statements.

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

NOTE 1.  BASIS OF PRESENTATION

     The pro forma combined balance sheet assumes that the acquisition of Template and closing of the related financing took place on September 30, 1999 and combines Level 8's unaudited September 30, 1999 consolidated balance sheet and Template's unaudited September 30, 1999 consolidated balance sheet.

     The pro forma combined statements of income assume the business combinations took place as of the beginning of the periods presented. The statement of operations for the year ended December 31, 1998 combines Template's consolidated statement of operations for the year ended December 31, 1998, Level 8's consolidated statement of operations for the year ended December 31, 1998, and Seer's unaudited consolidated statement of operations for the twelve month period ended December 31, 1998. Seer's 1998 fiscal year ended on September 30. Seer's twelve month period was derived by combining the unaudited results for the quarters ended March 31, June 30, September 30, and December 31, 1998. The statement of operations with the period ending in September combines Template's and Level 8's unaudited consolidated statements of operations for the nine month period ended September 30, 1999.

     Level 8 pro forma adjustments in 1999 are to record the increase in amortization of goodwill and purchased software based on the assumption that the purchase of the remaining 31% of Seer's outstanding voting stock occurred before January 1, 1999.

     On a combined basis there were no material transactions between Template and Level 8 during the periods presented.

     The American Institute of Certified Public Accountants has issued Statement of Position 97-2 ("SOP 97-2"), "Software Revenue Recognition." SOP 97-2 is effective for transactions entered into in fiscal years beginning after December 15, 1997, and provides guidance on applying generally accepted accounting principles in recognizing revenue on software transactions. Level 8 and Template each adopted SOP 97-2 on January 1, 1998, and Seer adopted SOP 97-2 on October 1, 1998 based on the beginning of their respective fiscal year and in accordance with the effective dates of the statements.

     As Level 8 acquired only 69% of Seer's voting stock, the pro forma combined provision for income taxes does not represent the amounts that would have resulted had Seer and Level 8 filed a consolidated income tax return during the periods presented.

     Certain historical amounts in the accompanying financial statements have been reclassified to create a uniform pro forma presentation. Such reclassifications had no effect on net income/(loss) or stockholders' equity for the periods presented.

NOTE 2.  GENERAL

     The acquisition will be accounted for as a purchase business combination by Level 8. The accompanying unaudited pro forma combined condensed financial statements reflect an aggregate purchase price for Template of $52.9 million, consisting of the following: cash and stock issued to Template stockholders and direct costs of the acquisition valued at $48.9 million, other indirect costs related to the acquisition of $4 million, net assets of Template valued at $14 million, and intangible assets with an estimated total value of $38.9 million.

     For purposes of the accompanying unaudited pro forma combined condensed balance sheet, the aggregate purchase price has been allocated to the net assets acquired as of September 30, 1999 with the remainder recorded as excess cost over net assets acquired on the basis of preliminary estimates. These preliminary estimates have been made solely for the purposes of developing the unaudited pro forma condensed combined financial information. A final determination of necessary purchase accounting adjustments will be made upon the completion of a study to be undertaken to determine the fair value of certain of Template's assets and liabilities, including intangible assets and in-process research and development.

     Consideration allocated to in-process research and development projects would be recorded as a charge against net income in the period the acquisition occurs. Each $1 million of consideration allocated to in-process research and development would have the effect of increasing net income by $0.2 million annually by reducing goodwill amortization expense. A preliminary estimate of in-process research and development will not be available until the completion of an independent evaluation of each project in process as of the acquisition date.

     Assuming completion of the merger, the actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein because of a variety of factors, including access to additional information, changes in value not currently identified and changes in operating results between the dates of the pro forma financial data and the date on which the merger takes place.

     Level 8 also expects to incur costs related to the reorganization of Template's operations in connection with the acquisition, primarily for the closure of certain facilities and severance costs for employees. However, this assessment is in its preliminary stage, and these costs cannot be estimated at this time. No estimates of these costs have been included in the pro forma financial data.

NOTE 3.  PRO FORMA ADJUSTMENTS

     (a) Adjustments are to record the estimated valuation of tangible and intangible assets. As discussed in Note 2, Level 8 expects to record a charge to earnings at the date of acquisition related to in-process research and development; however, the independent valuation of intangible assets necessary for the final allocation of purchase price has not been completed as of the date of this filing. The final allocation of the purchase price will be based on a complete independent evaluation of the assets and liabilities of Template. For purposes of the pro forma balance sheet, all purchase price exceeding the net assets of Template at September 30, 1999 has been included as excess cost over net assets acquired.

     Software development costs included on the Template historical balance sheet have been eliminated as this intangible asset will be adjusted to fair value based upon an independent valuation of intangible assets.

     Certain tangible assets, primarily accounts receivable and a long-term note receivable, have been adjusted to reflect changes in net realizable value because of a change in strategy for these assets due to the acquisition.

     Deferred tax assets included on the Template historical balance sheet have been eliminated as these assets may not be able to be utilized by Level 8 after the acquisition.

     The estimated useful life of goodwill is considered to be five years.

     The estimated annual amortization charge to income related to goodwill resulting from the purchase described above approximates $7.7 million. This charge is reflected in the pro forma combined statements of income.

     (b) Adjustments are to record the $25 million loan obtained in connection with the acquisition. The amount of interest expense incurred by Level 8 is computed assuming the funds were received on January 1, 1998 and utilizing the current LIBOR rate plus one and one-half percent.

     Liraz will be issued 125,000 shares of Level 8 stock in exchange for their guarantee of the loan. The cost of the guarantee, estimated at approximately $1,553, is reflected in the pro forma balance sheet as a deferred loan cost and will be amortized over the five year term of the loan.

     (c) Adjustments are to record the consideration issued in the acquisition. Under the terms of the merger agreement, each share of Template common stock will be exchanged for $4.00 in cash plus $3.90 worth of Level 8 common stock. The actual number of shares of Level 8 common stock to be exchanged for each Template share will be based on the average trading price of Level 8 stock prior to stockholder approval, but will not be less that 0.2838 Level 8 shares per Template share (if Level 8's average trading price exceeds $13.74) or more than
0.3672 Level 8 shares per Template share (if Level 8's average trading price is less than $10.62). As of October 19, 1999, there were 4,922,830 shares of Template common stock outstanding. Additionally, there are approximately 2,052,684 currently exercisable Template stock options outstanding. The total amount of cash paid and shares of Level 8 stock issued in the acquisition will depend upon the ultimate number of outstanding Template stock options exercised prior to closing. Template stock options not exercised prior to closing will be exchanged for Level 8 stock options. The pro forma combined financial statements have been prepared assuming the following: (1) 4,922,830 Template shares are outstanding at the time of acquisition and (2) Template stock options that remain outstanding are exchanged at closing for 1,505,000 Level 8 stock options with an estimated value of $5 per option for the purpose of valuing the consideration for the acquisition of Template.

     (d) Adjustments are to record the increase in amortization of goodwill and purchased software and the decrease in interest expense based on the assumption that the Seer acquisition occurred on January 1, 1998.

     (e) Adjustments are to eliminate Template's historical equity balances.

     (f) Adjustments are to record the increase in amortization of goodwill and purchased software based on the assumption that the purchase of the remaining 31% of Seer's outstanding voting stock occurred before January 1, 1999.

NOTE 4.  PRO FORMA EARNINGS PER COMMON SHARE

     The unaudited pro forma combined basic earnings per share data is computed by providing pro forma combined income per share by the weighted average number of common shares outstanding and the issuance of 1,536,661 shares of common stock to Template stockholders and 125,000 shares of common stock to Liraz in exchange for guarantee on the financing. Diluted earnings (loss) per share is not presented as its inclusion would be anti-dilutive. Potentially dilutive securities outstanding during the period presented for 1998 include stock options and stock warrants. Potentially dilutive securities outstanding during the period presented for 1999 include preferred stock, stock options, and stock warrants.

                               LEVEL 8'S BUSINESS

OVERVIEW

     Level 8's software products and services address two of the most pervasive challenges facing global 5000-sized organizations today:

     - The continuous optimization of an enterprise's value through the adoption of digital technology and the use of the internet as the primary communications medium ("eBusiness") and using the internet, digital communications and IT applications to enable the buying and selling process ("eCommerce") through the internet; and

     - Making the computer applications that run their businesses work effectively together.

     These challenges are driven by intensifying competition in the global marketplace, which is forcing companies to make better and faster business decisions and find new and better ways to attract and retain customers in order to compete successfully. To accomplish this, a company must have access to enterprise-wide views of business information and processes, and mechanisms for extending their business applications to reach customers via the internet. Providing these capabilities requires integrating the computer applications, or enabling them to communicate and interact with one another. However, the evolution of computing from mainframes to client/server systems and then to the internet and corporate intranets has resulted in these applications running on a diverse and typically incompatible mix of new and legacy systems.

     Level 8 specializes in delivering solutions that help companies integrate their computer applications and equip these applications for eBusiness and eCommerce. This specialization is called enterprise application integration or "EAI." Level 8's products and services are designed to enable organizations to address information systems integration and management problems in a simple and cost effective way. Level 8 provides customers with solutions which link their critical business applications internally across the enterprise and externally with strategic business partners. Level 8's products and services also enable organizations to link applications to the internet in order to engage in eBusiness and eCommerce.

     Level 8's product family consists of three major software products: Geneva Integrator (introduced initially as Geneva Integration Server); Geneva Message Queuing (formerly FalconMQ); and Geneva AppBuilder (re-launch of the former Seer*HPS product).

     Level 8's new Geneva Integrator, introduced in April 1999 and expected to become one of our leading products, is designed to provide comprehensive, secure and reliable interoperability between applications running on disparate and otherwise incompatible computer systems. Because different computer systems and the applications developed for them vary widely in the ways in which they send, receive, view and process information, information generally cannot be readily exchanged between diverse applications running on different systems. Geneva Integrator, which runs on Windows NT server systems, will enable the sharing of information between disparate or otherwise incompatible systems by automatically transforming the data from one system into formats and representations that can be used by other systems. As a result, Geneva Integrator can enable timely access to enterprise-wide critical business information without the need for complex and costly manual programming and ongoing software program modifications. Geneva Integrator's extensive message transformation capabilities also allow Geneva Integrator to collect messages from existing systems and transform them into forms that can be exchanged via the internet and vice versa, which makes it well-suited to enable existing applications for eCommerce as well as create new eCommerce and eBusiness applications.

     Geneva Message Queuing is a simple, reliable, cost-effective solution for connecting enterprise applications. Geneva Message Queuing, first introduced in early 1998, replicates Microsoft Corporation's Message Queue Server ("MSMQ") capability on non-Microsoft systems, thereby enabling non-Microsoft systems to communicate freely with Windows NT systems using MSMQ. The use of Geneva Message Queuing not only links these systems but also provides the full functionality of Microsoft's MSMQ message queuing technology on other platforms such as UNIX systems, MVS operating systems for IBM mainframe computers, IBM AS/400 systems, HP 3000 systems, Sun Microsystems' Solaris systems and LINUX systems.

     Geneva AppBuilder is a set of application development tools that assists customers in developing, adapting and managing enterprise-wide computer applications for distributed client/server networks. The product enables users to define in a high level, simplified language the tasks and operations the users would like an application to perform. Users can then simply "push a button" and Geneva AppBuilder automatically generates the necessary software programming to perform the tasks and operations defined. This significantly accelerates the development and deployment of highly complex, large-scale, custom enterprise applications and greatly enhances the productivity of programming resources.

     In addition to these products, we offer other products including XIPC, an advanced software toolset that greatly simplifies the development, deployment and management of distributed applications in complex client/server networks. XIPC manages the different forms of network communication while showing the developer only a single, simple unified view or model of the communications taking place. This means that XIPC effectively shields developers from the complexity of diverse computing environments while letting them take advantage of all of the capabilities and functionality that these environments can provide in developing efficient and sophisticated applications.

     Level 8 also provides technical support, training and consulting services as part of its commitment to providing its customers industry-leading enterprise application integration solutions. Level 8's worldwide consulting team has in-depth experience in developing successful enterprise-class solutions as well as valuable insight into the business information needs of customers in global 5000-size companies. Level 8 offers consulting services around its products for eBusiness and eCommerce enablement including project management, application and platform integration, application design and development, application renewal along with expertise in a wide variety of development environments and programming languages.

     Level 8's goal is to be a recognized global leader in the growing market for enterprise application integration solutions for eBusiness and eCommerce. Level 8's solutions combine software products and consulting services to help enterprises meet their needs for developing, integrating, managing and internet-enabling applications. To position Level 8 as a leading global provider of enterprise application integration solutions for eBusiness and eCommerce, Level 8 has developed a plan for staged product development and integration as well as service enhancements which management believes will enable the Company to effectively accomplish its objectives.

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     To date, Level 8's products and services have been utilized by companies in a wide variety of industries, including banking and financial services, insurance, retail, manufacturing, data processing, public utilities and transportation. Level 8's customer base includes major corporations around the world such as ABN AMRO, Information Technology Services Company, Credit Suisse First Boston, Italia Telecom, Merrill Lynch, Prudential Insurance Company of America, Sikorsky Aircraft, Telenor A/S and Montgomery Ward & Co., Incorporated. Level 8's technologies also provide the infrastructure enabling new internet eCommerce for customers such as Drugstore.com.

INDUSTRY BACKGROUND

     A significant challenge facing global 5000-sized companies today is the integration and management of critical business applications which run on disparate or otherwise incompatible computer systems. Business and competitive pressures are pushing companies to move towards an eBusiness model as quickly as possible in order to remain competitive and viable in an increasingly online, information-driven economy. The eBusiness model and the competitive need for rapid access to business-critical information from across the enterprise are together driving an increasing demand for internet-enabled information systems that can also offer enterprise-wide views of a company's business information. Further, information systems departments of global 5000-sized companies are compelled by both economic necessity and internal mandates to find ways to leverage their existing investments in information technology.

     Enterprise application integration solutions, including those developed by Level 8, are designed to provide these capabilities through an open, enterprise-wide infrastructure that can accomplish the complete integration of a company's entire computing systems environment, including technologies enabling eBusiness and eCommerce. Many companies have recently been engaged in efforts to ensure that their existing computer systems will function properly in the Year 2000 and beyond. As these efforts to prepare existing systems for Year 2000 compliance wind down, information systems departments will need to begin addressing pent-up demand for new application functionality. However, the new eBusiness models and the demand for enterprise-wide views of business information will require that any new applications be integrated into existing computing environments from their inception.

     In addition, enterprise application integration encompasses extending the productive life cycle and versatility of existing systems by adding new functionality and by cost-effectively managing all aspects of the development, deployment and continued enhancement of existing systems. Indeed, Level 8 believes that lines between "new" development and what has in the past been considered "maintenance" are blurring, and that more and more of the "new" development going forward will be in the area of enhancing the functionality of existing systems in an enterprise's computing infrastructure.

     Key factors driving the current need for enterprise application integration solutions include:

          The current computer systems of many companies were developed in an era when systems tended to be self-contained. The ability of the systems to communicate with other systems was not emphasized. As a result, many current systems are not designed to accommodate communications with different systems.

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          Many global 5000-sized companies addressed computer system development problems by adopting new technologies as they have emerged. This approach has resulted in increasingly diverse computing environments that mix a variety of hardware platforms, operating systems and programming languages.

          Many global 5000-sized companies have made significant investments in ensuring that their existing computer systems will function properly in the Year 2000 and beyond. The size of the investments made by these companies addressing Year 2000 problems is forcing information systems departments to find ways to leverage such investments by extending the life of current systems.

          Global 5000-sized companies have dramatically increased their use of the internet and intranets both to expedite internal communication and to support business-to-business and business-to-consumer transactions. This increased use has created strong demand for an entirely new class of enterprise-wide computer applications. Meeting this demand in a cost efficient manner requires modernizing existing systems to enable them to support eBusiness and eCommerce applications, as well as developing new applications.

          As a result of mergers and acquisitions, the computer systems of many companies have become considerably more complex at an enterprise-wide level. The increased complexity results from the fact that the newly-acquired computer systems are rarely compatible with the existing computer systems. Furthermore, there are often redundancies between the respective systems that make integration more difficult.

THE LEVEL 8 SOLUTION

     The following are key elements to the Level 8 solution:

     COMPREHENSIVE INTERNAL AND EXTERNAL SOLUTION. Level 8 delivers comprehensive solutions for integrating enterprise applications both within the enterprise and between business partners. Different computer systems and the applications developed for them vary widely in the ways in which they send, receive, view and process information. As a result, diverse applications running on different systems cannot work together because information cannot generally be exchanged between them. Level 8's Geneva Integrator product is designed to enable the sharing of information between disparate systems by automatically transforming the data from one system into the formats and representations that can be used by other application systems. This means that Geneva Integrator can link legacy systems to other legacy systems, to new systems, and also to the web. In this way Geneva Integrator can facilitate the delivery of timely enterprise-wide views of critical business information while substantially reducing the need for complex and costly manual programming and ongoing software program modifications. Geneva Integrator is flexible enough to link together a wide array of applications operating on disparate systems, and its design allows it to scale to meet the challenges of growth and technological development in even the most heterogeneous computing environments. Most significantly, Geneva Integrator allows enterprises to utilize their core system functions for new uses. This allows for the full support of eBusiness and eCommerce and closer relationships with business partners and suppliers.

     PRE-PACKAGED MICROSOFT NT SOLUTION. Level 8's Geneva Message Queuing product is an off-the-shelf solution that links Microsoft Windows NT systems with non-Microsoft systems, allowing them to directly exchange information in Microsoft's MSMQ message

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queuing technology's required format. The use of Level 8's Geneva Message
Queuing product not only links these systems but also provides the full functionality of Microsoft's MSMQ message queuing technology on other systems such as UNIX systems, MVS operating systems for IBM mainframe computers, IBM AS/400 systems, SUN Microsystems' Solaris systems, Hewlett Packard's HP/3000 systems, and LINUX systems.

     POWERFUL APPLICATION DEVELOPMENT AND MANAGEMENT. Geneva AppBuilder is a set of application development tools that assists customers in developing, adapting and managing enterprise-wide computer applications for client/server networks. The product is designed to enable users to define in a high level, simplified language the tasks and operations the users would like an application to perform. Users can then simply "push a button" and Geneva AppBuilder automatically generates the necessary software programs to perform the tasks and operations defined. This significantly accelerates the development and deployment of highly complex, large-scale, custom enterprise applications and greatly enhances the productivity of programming resources. The Geneva AppBuilder product automatically stores all of the information pertaining to each Geneva AppBuilder-developed application in its own centrally located repository. Whenever the functionality of an AppBuilder-developed application must be changed or enhanced, the user simply changes the stored definition of that particular task or operation or adds a new task or operation to the repository then "pushes the button" to automatically generate a fully updated version of the software program. As a result, not only are initial development time and costs reduced, but on-going system maintenance and enhancement are greatly simplified as well. Customers using the Geneva AppBuilder product have been able to develop and manage even the largest and most complex enterprise-class client/server applications faster and far more cheaply than would have been possible if traditional manual programming methods were employed. This speeds the development and deployment of highly complex, large-scale custom enterprise applications and greatly enhances the productivity of programming resources. When paired with Geneva Integrator, Geneva AppBuilder also enables companies to seamlessly incorporate newly developed applications into existing enterprise environments.

     BROAD APPLICATION, PLATFORM DATA TYPE AND STANDARDS SUPPORT. The IT departments of larger enterprises need solutions to integrate a broad array of applications, platforms, and data types, and more and more they are looking for these to be standards-compliant to ensure ease of implementation and use in existing environments. Level 8's products provide enterprise application integration solutions that support common industry standards and can handle a wide array of disparate applications, platforms and data types. Specifically, Geneva Integrator and Geneva Message Queuing can be used to link internally or third-party developed applications regardless of the tools or programming language used. Geneva Integrator ties together applications running on a variety of popular operating systems such as Windows NT, UNIX, Solaris, MVS, VMS and many others that run on hardware platforms such as HP, Sun, Compaq/Digital, Dell, IBM mainframes, RS/6000's and AS/400s, etc. Geneva Integrator can handle user defined data formats and even proprietary formats such as SAP's "I-docs", as well as supporting emerging industry standard formats such as Microsoft's COM format and internet standards such as the Java language, HTTP transport mechanism, and HTML and XML formats. Geneva Integrator also supports standard transaction servers including IBM's CICS, Microsoft's MTS and CORBA for UNIX systems; and data servers such as IBM's Universal Database (UDB, formerly DB2), Oracle, and Microsoft's SQL-Server.

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     PRESERVATION OF EXISTING IT INVESTMENT.  Traditionally larger organizations have relied on mainframe computers to run their core business programs. To date there has been a tremendous investment in these mainframe or legacy systems.
More recently there has also been large investments in other computing systems which are not completely compatible with the legacy systems. Linking together newer computing platforms and applications to existing legacy systems helps preserve and increase the return on the investments made by organizations. Additionally, by linking the flexibility and innovations of newer platforms and applications to the rich databases and functions that are typically maintained on the larger mainframe computers organizations can utilize data in new ways that before were either very difficult or expensive. Geneva Integrator and Geneva Message Queuing help organizations bridge the gap between legacy systems and newer platforms and the result is the extension of capabilities and the preservation of investment.

     LINKING EXISTING OPERATIONAL SYSTEMS TO THE INTERNET. Geneva Integrator is designed for transmitting communications via the internet as well as between applications. It can automatically collect messages or packets of information and processing instructions, from existing legacy systems and transform them into forms that can be exchanged via the internet with other applications running on diverse platforms, and vice versa. This powerful feature means that the Geneva Integrator can be used to web-enable existing application systems, expanding their functionality and extending their life cycles by opening them up for intranet use and internet-based eBusiness and eCommerce.

     EASE OF IMPLEMENTATION AND ENHANCED IT PRODUCTIVITY. Geneva Message Queuing and Geneva Integrator allow IT departments to create comprehensive data transformation and information exchange solutions without the need for custom coding. Geneva Integrator provides pre-built adapters for a wide variety of different systems that are pre-programmed for transforming data into the format required by that system and transporting it using the transport mechanism used by that system. This greatly simplifies and speeds development of enterprise application integration solutions. Geneva Message Queuing allows the IT department to instantly integrate existing Microsoft NT-based systems with non-Microsoft based systems with little or no customization required. The result is that fewer IT department resources are devoted to solving the enterprise application integration problem, resources which can be redeployed to improve productivity.

THE LEVEL 8 STRATEGY

     Level 8's goal is to be a recognized global leader in the growing market for enterprise application integration solutions. The following are key elements of the Level 8 strategy:

     LEVERAGE STRATEGIC RELATIONSHIPS. Level 8 intends to expand sales through both direct and indirect sales channels. As part of this strategy, Level 8 continues to work on strengthening and growing its relationships with Microsoft and IBM. Microsoft has licensed technology developed by Level 8 that enables direct communication between its Windows NT MSMQ platform and IBM's MQSeries messaging technology for mainframes. This technology will be shipped with every copy of Microsoft's Windows 2000 operating system. Windows 2000 users wishing to enable their Windows-based applications to communicate with applications on non-Windows platforms other than mainframes must purchase Geneva Message Queuing from Level 8. Level 8 is a Microsoft Preferred Solutions Provider, and its Geneva Integrator product is Microsoft Back-Office Certified, tightly integrated with Microsoft's Windows Distributed Network Architecture (DNA) framework, and fully supports Microsoft's recently announced BizTalk server for

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eCommerce. The main emphasis of Level 8's relationship with IBM is around the
AppBuilder product. IBM and Level 8 have many large customers in common, particularly in Europe, and a large-scale banking application developed using AppBuilder (then Seer*HPS) is currently being productized by IBM for resale. Level 8 also actively seeks to form strategic relationships with other key industry players. In addition, Level 8 has embarked on an aggressive program to recruit complementary product and service providers for reseller and joint marketing relationships. Clarus Corporation, a software vendor, and a large systems integrator have both signed original equipment manufacturers (OEM) agreements with Level 8. Both intend to market applications based on Geneva Integrator that will ship with Integrator technology embedded. As our products and services extend into new markets, Level 8 plans to continue to use distributors and resellers to sell its products.

     EXPAND INTO NEW MARKETS. In the past, Level 8 has served many customers in the highly demanding financial services, insurance and telecommunications markets. Level 8's strategy is to apply its experience with these customers to other vertical markets. Specifically, Level 8 intends to further penetrate the retail and manufacturing sectors as well as providing internet integration solutions for any company trying to establish a presence in the emerging eCommerce sector. Level 8 plans to accomplish this objective by redirecting its sales and marketing efforts worldwide.

     EXPAND WORLDWIDE SALES CAPABILITY. Level 8 targets global 5000-sized companies. Many of these companies have recently been forced to make significant investments to resolve Year 2000 issues in their business applications. As a result, they are highly motivated to leverage that investment and prolong the productive life cycle of these applications, which in many cases will require linking them to interoperate and enabling them for eBusiness and eCommerce. Level 8 intends to capitalize on this need to address enterprise-wide integration by significantly expanding its direct sales capabilities. Level 8 also intends to continue to expand its global sales coverage through additional direct sales offices and the expansion of indirect channels. To support indirect sales Level 8 has already established joint marketing relationships with original equipment manufacturers, independent software vendors and value added resellers. For example, Clarus Corporation has built a software application utilizing Level 8 software which will be shipped with Clarus' application.

     LEVERAGE AND EXTEND TECHNOLOGICAL LEADERSHIP. Level 8 seeks to sustain a leadership position in the global enterprise application integration market by developing and delivering innovative solutions. Level 8 was the first to offer a way to extend the functionality of Microsoft's MSMQ message queuing system to other platforms. Level 8's newest product leverages the advanced communication and security facilities of the Microsoft NT operating system to provide unique workflow management and transaction security for integrated applications. Level 8 continues to stress the development of solutions for new and emerging computer platforms such as Microsoft's BizTalk eCommerce server and its Windows 2000 operating system. In addition, through the recent acquisition of Seer Technologies, Level 8 can leverage products like Geneva AppBuilder to develop even more powerful application integration and management tools.

PRODUCTS AND SERVICES

     Level 8's solutions combine software products and consulting services to help enterprises meet their needs for application development, integration, management and

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internet-enablement needs. Geneva Message Queuing, first introduced in early
1998, replicates Microsoft's (MSMQ) capability on non-Microsoft systems, thereby enabling non-Microsoft systems to communicate freely with Windows NT systems using MSMQ. The new Geneva Integrator, launched in April 1999 and expected to become one of Level 8's leading products, is designed to provide comprehensive, secure and reliable interoperability between applications running on disparate and otherwise incompatible computer systems. As a result of the acquisition of Seer, Level 8 also offers the Geneva AppBuilder (formerly Seer*HPS) product, which is a set of application development tools that assists customers in developing, adapting and managing enterprise-wide computer applications for client/server networks. In addition to its products, Level 8 offers a broad range of consulting services in the enterprise application integration solutions area. Level 8's consulting staff is highly experienced in large-scale, enterprise-wide applications and the complex networked computing environments in which they run. To position Level 8 as a leading global provider of enterprise application integration solutions, Level 8 has developed a plan for staged product development and integration as well as service enhancements which management believes will enable Level 8 to effectively accomplish its objectives.

GENEVA INTEGRATOR

     Level 8's new Geneva Integrator, launched in April 1999, has been deployed at a limited number of customer sites since early 1998 in connection with the implementation of fully-integrated enterprise application systems. Geneva Integrator is designed to provide comprehensive, secure and reliable interoperability between applications running on disparate and otherwise incompatible computer systems. Different computer systems and the applications developed for them vary widely in the ways in which they send, receive, view and process information. As a result, diverse applications running on different systems cannot work together because information cannot generally be exchanged between them. Geneva Integrator, which runs on Windows NT server systems, will enable the sharing of information between disparate or otherwise incompatible systems by automatically transforming the data from one system into formats and representations that can be used by other systems. As a result, Geneva Integrator can enable timely access to enterprise-wide critical business information without the need for complex and costly manual programming and ongoing software program modifications. Geneva Integrator's extensive message transformation capabilities also allow Geneva Integrator to collect messages from existing systems and transform them into forms that can be exchanged via the internet and vice versa, which makes it well suited to enable existing applications for eBusiness and eCommerce.

     Level 8 believes that Geneva Integrator provides the following advantages to information services departments:

     - Reduced time to market in delivering scaleable, cost-effective eBusiness and eCommerce applications.

     - Improved customer service and reduced time to market by promoting reuse of the knowledge base embodied in existing applications.

     - Enhanced agility and flexibility of information technology assets in addressing changing business conditions.

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     - Improved utilization and the ability to leverage the skills of the rapidly growing number of developers with Windows NT expertise, reducing the need for more costly and specialized expertise.

     Geneva Integrator embodies a core set of translation services, together with "adapter" modules that allow it to link to many popular systems, to middleware such as Microsoft's MSMQ and IBM's MQ Series, and to internet interfaces such as HTTP, HTML, XML and others. The combination of the translation services and adapters allows Geneva Integrator to act as a liaison with respect to three fundamental elements of inter-system communication that vary widely between disparate systems: the technical protocols required for the delivery of messages; the message formats that set forth the manner in which data will appear in a communication; and the actual content of the message itself, which often must be transformed in order to permit communication between incompatible systems.

     Geneva Integrator enhances the ability of information systems departments to monitor and manage the flow of transactions and tasks across various applications by providing and tracking information about the nature and character of data, or "metadata," in a secure medium separate from the data message itself. This supports system and workflow management to optimize system performance. For example, metadata may tell a computer that the first four digits of a particular communication represent the identification code for loan recipients. If a bank using a traditional system switched from 4-digit to 6-digit identification codes, a labor-intensive search and recoding of the bank's software programs would be required to process 6-digit codes accurately. Geneva Integrator's use of metadata allows a user simply to modify the definition of that particular type of communication to tell it about 6-digit codes and Geneva Integrator automatically ensures that all affected applications will accurately process the new 6-digit codes.

     Geneva Integrator also has the ability to contain system workflow procedures in a medium that is separate from the tasks that need to be performed in order to complete an application requirement. "System workflow procedures" refers to information regarding the order in which a series of tasks must be completed in order to complete a given application. For example, when a customer orders a product the complete transaction may entail a series of interdependent steps. Geneva Integrator's workflow management capability tracks the dependencies between the serial steps in the transaction process. If any of the serial steps are not completed successfully, Geneva Integrator would automatically reset to the beginning before any applications or databases are updated.

     Level 8 believes that the Geneva Integrator product is currently the most comprehensive product of its kind to provide enterprise application integration capabilities for Microsoft NT server-based environments.

GENEVA MESSAGE QUEUING

     In client/server networks, messages that contain information and/or processing instructions are passed from one system to one or more other systems for processing. A completion message is returned to the originating system when all of the steps in the transaction are completed. In the synchronous communication model traditionally used within client/server networks, the system sending the message must wait until it receives a return message that the transaction has been completed before sending the next message to start a new transaction. This delay results in a significant amount of wasted system

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capacity, since both the client and server systems must sit idle waiting for a response before moving on to the next task.

     Message queuing technology, such as that found in Microsoft's MSMQ product and IBM's MQ Series, was developed to eliminate the wasted capacity problem associated with synchronous communication by enabling more sophisticated asynchronous communication. In asynchronous communication, a client or server performs a function and then dispatches that function in the form of a "message" to its opposite member and immediately moves on to perform the next function. Once the dispatched function has been processed by the opposite member, the result is then "messaged" back to the client or server for further processing. In addition, message queuing is used by developers to guarantee reliable data delivery in applications, even if the network goes down.

     Geneva Message Queuing is message-oriented middleware technology intended to provide the asynchronous communication capability of MSMQ on non-Microsoft systems, such as UNIX systems, MVS operating systems for IBM mainframe computers, IBM AS/400 systems, Sun Microsystems' Solaris systems, HP-3000 systems and LINUX systems. Geneva Message Queuing is designed for developers to leverage the power and flexibility of message queuing on the systems mentioned above. Accordingly, Geneva Message Queuing permits the free exchange of messages over a network between any MSMQ application and any Geneva Message Queuing client applications.

     The current version of the Geneva Message Queuing product requires that the message queues themselves reside on a Microsoft Windows NT system. Level 8 is developing version 2.0 of Geneva Message Queuing, currently targeted for release in early 2000, that will allow message queues to reside on all non-Microsoft systems supported by Geneva Message Queuing. This additional capability of Geneva Message Queuing version 2.0 is designed to enable seamless interconnectivity between applications running on a broad spectrum of systems on an enterprise-wide basis.

GENEVA APPBUILDER

     Geneva AppBuilder is a set of application development tools that assists customers in developing, adapting and managing enterprise-wide computer applications for client/server networks. The product is designed to enable users to define in a high level, simplified language the tasks and operations the users would like an application to perform. Users can then simply "push a button" and Geneva AppBuilder automatically generates the necessary software programming to perform the tasks and operations defined. This significantly accelerates the development and deployment of highly complex, large-scale, custom enterprise applications and greatly enhances the productivity of programming resources.

     Unlike its primary competitors, Geneva AppBuilder includes its own embedded middleware, enabling communications among Geneva AppBuilder developed application components across various systems throughout a client/server network. Geneva AppBuilder enables users to specify which applications or portions of an application are to be executed on a given system within the computing environment. This enables workload balancing among systems, which allows customers to utilize available resources in their respective computing environments more efficiently and improve system performance.

     Geneva AppBuilder stores all of the information pertaining to each Geneva AppBuilder-developed application in its own centrally located repository. Use of repository

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facilitates the efficient enhancement of the functionality of Geneva AppBuilder applications. Since the repository contains all relevant system data, Geneva AppBuilder is able to assess automatically the potential impact of any such proposed changes in functionality. As a result, not only are initial development time and costs reduced, but on-going system maintenance and enhancement efforts are simplified as well.

FUTURE INTEGRATION AND DEVELOPMENT OF LEVEL 8 PRODUCTS

     GENEVA INTEGRATOR. Level 8 intends to enhance Geneva Integrator to meet marketplace needs as they evolve. Enhancements planned through the second quarter of 2000 include a Geneva adapter for the AppBuilder product, strengthening Geneva Integrator's ability to support and interact with the MVS operating system for IBM mainframe computers and the UNIX operating system as well as application components based on the Java language, which is typically used for web-based applications. In the long term, Level 8 plans to incorporate the repository capability found in Geneva AppBuilder into Geneva Integrator. Among other things, expanding Geneva Integrator repository capabilities will allow information regarding system workflow procedures to be stored in a comprehensive, enterprise-wide repository and retrieved as needed by the Geneva Integrator product. Level 8 also plans to introduce a new graphical user interface that will facilitate a customer's reconfiguration of its system. This interface will represent a customer's system as a schematic diagram, and reconfiguration of the system will be easily accomplished by a customer changing the way the different elements of its system are linked through the schematic diagram.

     GENEVA MESSAGE QUEUING. Currently, Geneva Message Queuing requires that all message queues reside on a Microsoft Windows NT system. Geneva Message Queuing version 2.0, scheduled for release in early 2000, will permit the message queues to reside on all systems supported by Geneva Message Queuing. Level 8 also intends to provide continued compatibility between Geneva Message Queuing and Microsoft's MSMQ. As a result, companies can safely build and link applications using Geneva Message Queuing with confidence that their systems will continue to operate without disruption, with no need for manual programming updates as new versions of MSMQ are released by Microsoft.

     GENEVA APPBUILDER. Level 8 is currently adapting Geneva AppBuilder to support common industry standards in order to interact with applications and components that are not part of a Geneva AppBuilder system. The first step in this process was the development of an adapter to link the Geneva AppBuilder middleware layer with Geneva Integrator. This link makes available all of the capabilities of Geneva Integrator to Geneva AppBuilder customers. Other planned extensions include providing support for the Java language and "Java Beans" architecture, support for the widely used Visual Basic Script (VBScript) as a rules language for defining tasks and operations, the addition of a "wrappering" capability that will allow AppBuilder to bring non-AppBuilder generated application components into its repository to enable users to modify them and incorporate them into future applications, plus support for other middleware products, such as CORBA and the Geneva Message Queuing and MQ Series products. Long term product development plans include the creation of an Information Systems Warehouse based on leading industry standard "core repository" technologies. The Information Systems Warehouse will manage the development and interaction of applications across the entire enterprise. The repository for the current version of Geneva AppBuilder manages

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the development and interaction of applications only for Geneva AppBuilder generated applications.

OTHER PRODUCTS

     The XIPC product is an advanced software toolset that greatly simplifies the development, deployment and management of distributed applications in complex client/server networks. XIPC manages the different forms of network communication while showing the developer only a single, simple unified view or model of the communications taking place. This means that XIPC effectively shields developers from the complexity of diverse computing environments while letting them take advantage of all of the capabilities and functionality that these environments can provide in developing efficient and sophisticated applications.

     In addition, Level 8 offers other products which it intends to continue to support and further enhance, but which management does not believe are material to Level 8's business.

SERVICES

     Level 8 provides a full spectrum of technical support, training and consulting services as part of its commitment to providing its customers industry-leading enterprise application integration solutions. Level 8 believes our worldwide consulting team has in-depth experience in developing successful enterprise-class solutions as well as valuable insight into the business information needs of customers in global 5000-size companies. Level 8 offers consulting services around its product offerings in project management, applications and platform integration, application design and development, application renewal and eBusiness and eCommerce enablement, along with expertise in a wide variety of development environments and programming languages. Level 8's training organization offers a full curriculum of courses and labs designed to help customers become proficient in the use of Level 8's products and related technology as well as enabling customers to take full advantage of Level 8's field-tested best practices methodologies. Level 8 offers customers varying levels of technical support tailored to their needs, including periodic software upgrades, telephone support and twenty-four hour a day/seven day a week access to support-related information via the internet.

CUSTOMERS

     Level 8's products and services are currently used by thousands of software developers. In addition, hundreds of enterprise-wide applications built and integrated through Level 8's products are used daily by over a million end users worldwide. Level 8's customer base includes major corporations around the world such as ABN AMRO, Information Technology Services Company, Credit Suisse First Boston, Italia Telecom, Merrill Lynch, Prudential Insurance Company of America, Sikorsky Aircraft, Telenor A/S and Montgomery Ward & Co., Incorporated. Industries that are significantly represented in Level 8's customer base include banking and financial services, insurance, retail, manufacturing, data processing, public utilities and transportation. Level 8's technologies also provide the infrastructure enabling new internet eBusinesses for customers such as Drugstore.com. ABN AMRO was Level 8's only customer accounting for 10% or more of 1998 historical operating revenue. On a pro forma basis, after giving effect to the acquisition of Seer, no one customer accounted for more than 10% of operating revenues in 1998.

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     Level 8 seeks to form strong partnering relationships with customers in order to gain an in-depth understanding of the business and technology challenges they face. For example, Level 8 maintains a customer advisory board for Geneva AppBuilder customers that meets regularly. The volunteer members of the customer advisory board represent Level 8's global customer base and act as a sounding board for new ideas and initiatives, as well as providing a means for information flow and feedback regarding Level 8's products and services. In conjunction with the customer advisory board, Level 8 supports several internet-based special interest groups providing discussion forums focused on specific areas of technology. Level 8 also intends to provide customers of its other products the opportunity to participate in a similar customer advisory board.

     In addition, Level 8 holds periodic international customer conferences to present new information, address customer questions and concerns and provide constructive open forums for customer interaction. In many areas around the world, local customers hold periodic regional user group meetings that are supported and encouraged by Level 8. Level 8 also receives a great deal of feedback through its consulting services and technical support organization regarding the effectiveness of Level 8's products in meeting customer needs.

SALES AND MARKETING

SALES

     Level 8 derives revenue primarily from software licenses, consulting services and software maintenance. Presently, a substantial portion of Level 8's revenue is derived from sales of Geneva AppBuilder and related maintenance and consulting services. However, sales of Geneva Message Queuing have been steady, and recently the Company saw the beginning of a ramp-up in sales of Geneva Integrator, which it anticipated would occur in late 1999 based on Integrator's April release and its projected five to seven month minimum sales cycle. The sales pipeline for Geneva Integrator is strong and continues to grow. Management believes the revenue mix will change significantly over time to reflect an increasing proportion of revenue resulting from sales of Geneva Message Queuing and Geneva Integrator.

     Geneva AppBuilder and Geneva Integrator are designed for use primarily in large-scale, complex computing environments. A customer's decision to use such products involves a substantial commitment of financial and personnel resources. Accordingly, a decision to purchase these products typically involves a lengthy internal review process, often involving a customer's senior management. As a result, the sales cycle for these products is relatively lengthy, in the case of AppBuilder as much as nine to twelve months. Level 8's sales strategy for such products will continue to involve a complete evaluation of the customer's business, followed by the identification and sale of solutions incorporating software and related services. These products and their related services also provide customers the flexibility to scale up or down and integrate new component products, whether created by Level 8 or a third party.

     The Geneva Message Queuing and XIPC products are by design more project-oriented in scope. As a result, they are typically sold in smaller configurations than Geneva AppBuilder or Geneva Integrator. Geneva Message Queuing and XIPC are typically sold through the internet and by telephone, and the sales cycle has averaged two to six months. Level 8 is exploring alternative sales strategies for Geneva Message Queuing and XIPC, including a mix of inhouse telemarketing and indirect channels such as sales through

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strategic partners and independent software vendors (known as "ISV's") who could bundle Geneva Message Queuing and XIPC with applications they develop and sell.

     Level 8's current direct sales staff has substantial knowledge of Level 8's products and service offerings as well as general experience in the software industry. As the Company expands its direct sales force, it is recruiting sales people with equivalent general experience in the software industry and successful track records in selling enterprise-class software products. Level 8's direct field sales force is headed by two general managers -- one for the Americas and one for all other territories that are the focus of active sales efforts. These other territories currently include the United Kingdom, Germany, Scandinavia, Italy and Australia.

     The general managers' respective operations include sales and consulting services for new and existing customers. On a pro forma basis, taking into account the business combination between Seer and Level 8, approximately $26 million or (39%) of Level 8's 1998 revenues was generated from the Americas and approximately $41 million or (61%) was generated outside the Americas. Since substantially all of Level 8's 1998 revenues were derived from sales of Geneva AppBuilder and related services, the geographic distribution of Level 8's revenues may change as Level 8's revenue mix changes.

     Level 8 is also actively seeking alliances with other third parties who provide complementary products and services. Level 8 has designated key personnel in the sales organization and chartered them to focus on identifying potential strategic alliance partners and developing and managing Level 8's relationships with these alliance partners. In particular, Level 8 is targeting the hundreds of companies active in Microsoft's Solution Providers partner program as potential partners with complementary products and services. In addition, through its acquisition of Seer, Level 8 now has an important relationship with IBM in Europe, which in the past has been a major marketer and distributor of Seer*HPS (now Geneva AppBuilder) in Europe.

MARKETING

     The target market for Level 8's products and services is global 5000-sized companies. Around the world, global 5000-sized companies are making substantial expenditures in renovating existing applications for Year 2000 compliance. In addition, the rapid development of the internet and intranet technology is driving companies to find ways to take advantage of these new technologies out of competitive necessity. As a result, information systems departments are compelled by both economic necessity and internal mandates to find ways to leverage their investment in information technology.

     In addition, the lines between "new" development and what has in the past been considered "maintenance" are blurring. Level 8 believes more and more of the "new" development going forward will be in the area of enhancing the functionality of existing operational systems in an enterprise's current computing infrastructure, resulting in the identification of new and emerging markets for enterprise application integration solutions.

     Level 8's marketing staff has an in-depth understanding of the global software marketplace and the needs of customers in that marketplace, as well as experience in all of the key marketing disciplines. The staff also has broad knowledge of Level 8's products and services and how they can meet these customer needs. Marketing is headed by a vice president of worldwide marketing who manages an international staff. Core marketing functions including product management, product marketing, marketing programs, PR and

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communications are handled by corporate the marketing staff. Regional marketing programs are supported by corporate staff as well as locally by marketing staff based in the Company's European headquarters in the UK, with support from local resources in the regional offices.

     Level 8 utilizes a wide variety of marketing programs which are intended to attract potential customers and to promote Level 8 and its brand names. Level 8 uses a mix of market research, analyst updates, seminars, telemarketing, direct mail, tradeshows, speaking engagements, public relations, and website marketing in order to achieve these goals. The marketing department also produces collateral material for distribution to prospects including demonstrations, presentation materials, white papers, case studies, articles, brochures, fact sheets and materials that are specific to all relevant areas of interest. Level 8 is also implementing an alliance cooperative marketing program to support its channel partners with a variety of programs, incentives and support plans.

     Level 8 intends to increase its investment in marketing significantly. Management intends to grow the Company's marketing staff worldwide and substantially increase the marketing budget. The marketing staff has already begun developing targeted marketing programs and initiatives with a goal of gaining mindshare worldwide and supporting the conversion of that mindshare into marketshare through sales.

     Level 8 has a key strategic relationship with Microsoft. Microsoft has licensed from Level 8 software originally developed by Level 8 that enables its Windows NT server platforms to integrate with IBM's MQ Series message-oriented middleware, which currently represents a significant share of the worldwide message-oriented middleware market. Microsoft has stated that it intends to ship this software as part of its Windows 2000 operating system and to make it available to its Windows NT server platform customers through its website. Microsoft currently recommends Geneva Message Queuing as its preferred implementation of the MSMQ functionality on operating systems other than Microsoft Windows. Level 8 is also actively exploring opportunities to continue and expand its relationship with Microsoft in enterprise application integration related areas.

RESEARCH AND PRODUCT DEVELOPMENT

     Level 8 has made substantial investments in research and development. Level 8 conducts research and development to enhance its existing products and to develop new products. Level 8 intends to focus its research and development efforts on integrating and evolving its Geneva Integrator, Geneva Message Queuing and Geneva AppBuilder product lines in such a manner that all of these products can interact with each other to provide customers a comprehensive enterprise application integration solution. Research and development expense increased 100% from 1997 to 1998 and 99% from 1996 to 1997. The increase in 1998 is partially attributable to the acquisition of Momentum and the personnel added in this area of Level 8. The trend in increasing research and development expenses is a result of Level 8's investment in new products, primarily Geneva Integrator and version 2.0 of Geneva Message Queuing. This trend is expected to continue in connection with Level 8's ongoing efforts to strengthen and evolve its messaging, enterprise application integration and application development products.

     The markets for Level 8's products are characterized by rapidly changing technologies, evolving industry standards, frequent new product introductions and short product life cycles. Level 8's future success will depend to a substantial degree upon its ability to enhance its existing products and to develop and introduce, on a timely and cost-effective

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basis, new products and features that meet changing customer requirements and emerging and evolving industry standards. Level 8 budgets for research and development based on planned product introductions and enhancements. Actual expenditures, however, may significantly differ from budgeted expenditures. Inherent in the product development process are a number of risks. The development of new, technologically advanced software products is a complex and uncertain process requiring high levels of innovation, as well as the accurate anticipation of technological and market trends. The introduction of new or enhanced products also requires Level 8 to manage the transition from older products in order to minimize disruption in customer ordering patterns, as well as ensure that adequate supplies of new products can be delivered to meet customer demand. There can be no assurance that Level 8 will successfully develop, introduce or manage the transition to new products. Level 8 has in the past, and may in the future, experience delays in the introduction of its products, due to factors internal and external to Level 8. Any future delays in the introduction or shipment of new or enhanced products, the inability of such products to gain market acceptance or problems associated with new product transitions could adversely affect Level 8's results of operations, particularly on a quarterly basis. For additional information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Years Ended December 31, 1998, 1997 and 1996 -- Research and Development."

COMPETITION

     Level 8 competes in markets that are intensely competitive and characterized by rapidly changing technology and evolving standards. These markets are also characterized by vendor consolidation, such as TIBCO's recent acquisition of In Concert. The rapid growth and long-term potential of the market for enterprise application integration solutions make it attractive to new competition. Many of Level 8's competitors have greater name recognition, a larger installed customer base and significantly greater financial, technical, marketing and other resources than Level 8. Level 8 believes it offers a broader range of enterprise application integration solutions than its competitors, and therefore generally competes on a product-by-product basis.

GENEVA INTEGRATOR

     Geneva Integrator competes most directly with the MQIntegrator product from New Era of Networks (known as "NEON"), which enables the integration of both existing and packaged enterprise resource planning (known as "ERP") applications through IBM's MQ Series middleware. IBM and NEON have an agreement in place whereby NEON's MQIntegrator product will be sold through IBM's distribution and reseller network. Geneva Integrator also competes against a number of other early entrants in the enterprise application integration solutions market, such as the Mercator product line from TSI International Software, Ltd., TIB ActiveEnterprise from TIBCO Software, Inc., and BusinessWare from Vitria Technology, Inc., Prospero from Oberon Inc., and Crossworlds Enterprise and Crossworlds eBusiness from Crossworlds, Inc.

     The majority of these competitors focus on the integration of a customer's existing applications to large ERP packaged applications such as those provided by SAP, PeopleSoft, Baan and JD Edwards. The most successful of these competitors have focused their products primarily on mainframe and UNIX systems. Because Geneva Integrator takes advantage of advanced features of Windows NT such as superior security for

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eBusiness and eCommerce, Level 8 believes Geneva Integrator has a competitive advantage in the current marketplace.

     Geneva Integrator is one of the strongest proven solutions available for global 5000-sized companies whose computing environments include Windows NT platforms. Integrator leverages the inherent powers of Microsoft technology, which positions it increasingly as the solution of choice for the growing number of Global 5000 computing environments that incorporate Microsoft platforms. As Microsoft platforms achieve increasing deployment throughout global enterprises, Microsoft's Distributed internet Application Architecture (DNA) and its BizTalk server for eCommerce will gain increased large enterprise marketshare. Geneva Integrator is tightly integrated with Microsoft DNA and fully supports the BizTalk eCommerce server. As a result, Microsoft has stated that it is fully supportive of the Geneva Integrator business solution, particularly its XML capabilities, as XML-based application interoperability is a core part of Microsoft's business-to-business eCommerce strategy. Geneva Integrator's capabilities also complement Microsoft's own efforts in that respect. In fact, Microsoft states that "Geneva Integrator provides great value for our customers who are using the Microsoft Windows platform for enterprise application integration."

GENEVA MESSAGE QUEUING

     The competition in the message-oriented middleware market is primarily between Microsoft's MSMQ and IBM's MQ Series. However, since Geneva Message Queuing is designed to link MSMQ-based applications, Geneva Message Queuing indirectly competes with middleware technology designed for IBM's MQ Series message queues product, including middleware marketed by IBM itself.

GENEVA APPBUILDER

     Historically, the primary competitor to Geneva AppBuilder has been Sterling Software with its Cool:GEN product lines. As Level 8 repositions Geneva AppBuilder as one of its enterprise application integration solution offerings, it will face new and different competitors such as Viasoft and Platinum (recently absorbed into Computer Associates), who offer repository technologies and consulting services that they promote as addressing the application renewal and life cycle management aspects of enterprise application integration.

SERVICES

     In the system integration and consulting services market, Level 8 competes with providers of systems integration services, such as Andersen Consulting and Logica PLC, and with numerous local and regional providers of consulting and integration services. In this area, Level 8 also competes with providers of software packages for particular markets, such as Fourth Shift Corporation and Symix Systems, Inc. However, Level 8's technologies also put it in the position of offering technologies that complement these integrators' services, paving the way for alliances and partnerships. However, some of Level 8's competitors, particularly systems integrators, generally have substantially larger operations, broader product lines with greater name recognition and market acceptance and significantly greater resources than Level 8. However, Level 8's consulting staff's expertise is focused primarily on supporting and accelerating the productivity of purchasers of

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Level 8's software products. Level 8 believes this offers Level 8 a competitive advantage in selling services to new and existing customers of Level 8's software products.

INTELLECTUAL PROPERTY

     Level 8's success is dependent upon developing, protecting and maintaining its intellectual property assets. Level 8 relies upon combinations of copyright, trademark and trade secrecy protections, along with contractual provisions, to protect its intellectual property rights in software, documentation, data models, methodologies, data processing systems and related written materials in the international marketplace. In addition, Level 8 has patents with respect to certain of Seer's products. The effectiveness of these various types of protection can be limited, however, by variations in laws and enforcement procedures from country to country. There can be no assurance that the steps taken by Level 8 will prevent misappropriation of its technology, and such protections do not preclude competitors from developing products with functionality or features similar to Level 8's products. Furthermore, there can be no assurance that third parties will not independently develop competing technologies that are substantially equivalent or superior to Level 8's technologies. Any failure by or inability of Level 8 to protect its proprietary technology could have a material adverse effect on Level 8's business, operating results and financial condition. Copyright protection is generally available under United States laws and international treaties for Level 8's software and printed materials. Seer has obtained patents in the United States and Australia with regard to the basic application development and deployment technology in the Seer*HPS product line, and has related patents pending in various countries. Seer has registered the trademarks "SEER", "Archetype", "CASIM", "Freeway", "NewArc 2000", "Seer*HPS" and "TurboCycler" in the United States, and has active programs to register the "SEER" mark in other countries where it does business. Level 8 has registered the trademark "Level 8 Systems", and uses the trademarks "Monitor MQ", "Monitor XIPC", "Level 8", "XIPC", "Geneva Message Queuing", "Geneva", "Geneva Integrator", "NetEssential", "SeerTalk", "SmartPak" and "The Seer*Method". Level 8 intends to seek registration of some of the trademarks including "GMQ", "Geneva", "Geneva AppBuilder", "AppBuilder" and "Geneva Integrator".

     Although Level 8 does not believe its products infringe the proprietary rights of any third parties, there can be no assurance that infringement claims will not be asserted against Level 8 or its customers in the future. In addition, Level 8 may be required to indemnify its distribution partners and end users for similar claims made against them. Furthermore, Level 8 may initiate claims or litigation against third parties for infringement of Level 8's proprietary rights or to establish the validity of Level 8's proprietary rights. Litigation, either as a plaintiff or defendant, would cause Level 8 to incur substantial costs and divert management resources from productive tasks whether or not such litigation is resolved in Level 8's favor, which could have a material adverse effect on Level 8's business, operating results and financial condition. Parties making claims against Level 8 could secure substantial damages, as well as injunctive or other equitable relief which could effectively block Level 8's ability to license its products in the United States or abroad. Such a judgment could have a material adverse effect on Level 8's business, operating results and financial condition. If it appears necessary or desirable, Level 8 may seek licenses to intellectual property that it is allegedly infringing. There can be no assurance, however, that licenses could be obtained on commercially reasonable terms, if at all, or that the terms of any offered license would be acceptable to Level 8. The failure to obtain the necessary licenses or other rights could have a material adverse effect on

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Level 8's business, operating results and financial condition. As the number of software products in the industry increases and the functionality of these products further overlaps, Level 8 believes that software developers may become increasingly subject to infringement claims. Any such claims, with or without merit, could be time consuming and expensive to defend and could adversely affect Level 8's business, operating results and financial condition. Level 8 is not aware of any currently pending claims that Level 8's products, trademarks or other proprietary rights infringe upon the proprietary rights of third parties.

EMPLOYEES

     As of October 31, 1999, Level 8 had a total of 264 employees. Of these employees: 45 were engaged in software sales and marketing and technical support; 40 in administration; 78 in research, development and technical support; and 101 in consulting and training. Level 8's continued success is dependent on its ability to attract and retain qualified employees. During 1998, Seer experienced difficulties in recruiting and retaining qualified employees due, in part, to the uncertainty of its financial position. Seer also reduced its headcount as part of its revision of its business plan. Level 8 also experienced difficulty in recruiting and retaining consultants and research and development employees during fiscal 1998 due to the intense competition for such personnel in the software industry. Level 8 believes that to fully implement its business plan it will be required to enhance its marketing functions by adding additional marketing personnel. In addition, Level 8 believes additional sales associates will be required to support Level 8's sales operations. Although Level 8 believes it will be successful in attracting and retaining qualified employees to fill these positions, no assurance can be given that Level 8 will be successful in attracting and retaining these employees now or in the future. Level 8's employees are not represented by a union or a collective bargaining agreement.

PROPERTIES

     Level 8 maintains its principal executive offices in approximately 54,000 square feet of leased space in Cary, North Carolina. Level 8 also maintains executive offices in approximately 13,500 square feet of leased space in New York, New York. As of November 17, 1999, Level 8 also leased 10 additional offices to provide consulting services to its clients and to facilitate the development, sale and distribution of its products. Level 8 leases office space abroad in: Canberra, Melbourne and Sydney, Australia; Copenhagen, Denmark; London, England; Paris, France; Frankfurt, Germany; Milan, Italy; and Nieuwegein, The Netherlands. Level 8 also maintains an office in Limerick, Ireland on a set fee arrangement.

LEGAL PROCEEDINGS

     In December 1997, a now wholly-owned subsidiary of Level 8, Seer Technologies, Inc., instituted litigation in London, England against Saadi Abbas and Cambridge Business Solutions (UK) Ltd. ("CBS") concerning a dispute over a license agreement between Seer, CBS and Abbas. These entities counterclaimed against Seer. The case has proceeded through discovery and various other procedural events and all that remains of the litigation at this point in time are various claims against Seer by Abbas and CBS. In July, most of those claims had been struck out by the court in London as unarguable or otherwise time barred. Level 8 intends to continue to vigorously defend against the few remaining claims. Level 8 has made provision for its estimated costs to resolve this matter. Management does not believe at this point in the litigation that any additional amounts required to

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ultimately resolve this matter will have a material effect on the financial position, cash flows, or results of operations of Level 8.

     On April 6, 1998, Level 8 sold substantially all of the assets and operations of its wholly owned subsidiary ProfitKey International, Inc. ("ProfitKey"). According to the terms of the ProfitKey sale agreement, the purchase price is subject to adjustment to reflect any variance in working capital from a specified amount. The purchaser has notified Level 8 that it believes there are adjustments totaling $1,466 which would require a reduction in the purchase price. Level 8 has attempted to negotiate a settlement with the purchaser and has, pursuant to the terms of the settlement agreement, entered arbitration proceedings to resolve this matter. Level 8 has made a provision for its estimate of the purchase price adjustment and the costs to resolve this matter. Management believes at this time that any additional provision required to ultimately resolve this matter will not have a material effect on the financial position, cash flows, or results of operations of Level 8.

     John B. Stockton, a stockholder of Seer Technologies at the time of its merger with a subsidiary of Level 8, has informed Level 8 that he has filed a petition in the Delaware Court of Chancery asserting that Seer stockholders perfecting appraisal rights are entitled to receive the fair value of their Seer shares as determined in an appraisal proceeding under Section 262 of the Delaware General Corporation Law. Level 8 has not yet been served a copy of the complaint. Level 8 believes that less than 20,000 shares of Seer Technologies common stock have validly perfected appraisal rights under Delaware law, and that the fair value of such shares at the time of the merger does not exceed $.35 per share of Seer.

     From time to time, Level 8 is a party to routine litigation incidental to its business. As of the date of this Report, Level 8 was not engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on Level 8.

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               LEVEL 8'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     All statements, trend analyses and other information contained in this prospectus relative to markets for Level 8's products and services, and trends in revenues and anticipated expense levels, as well as other statements including words such as "believe," "anticipate," "expect," "estimate," "plan," "intend," and other similar expressions, constitute forward-looking statements. These forward-looking statements are subject to business and economic risks, and Level 8's actual results of operations may differ materially from those contained in the forward-looking statements. For a more detailed discussion of these business and economic risks, see "Risk Factors." The following discussion of financial condition and results of operations of Level 8 should also be read in conjunction with the financial statements included elsewhere in this prospectus.

GENERAL INFORMATION AND RECENT DEVELOPMENTS

     Level 8 is a leading provider of business integration solutions for eBusiness and eCommerce. As part of Level 8's strategic shift to the enterprise application integration market in the first quarter of 1998, Level 8 decided to sell its wholly owned subsidiary, ProfitKey International Inc. (which sale was completed on April 6, 1998). See Note 3 to Level 8's Consolidated Financial Statements for the year ended December 31, 1998.

     Level 8 thereupon, on March 26, 1998, acquired Momentum Software Corporation in return for 594,866 shares of Level 8's common stock and warrants to purchase 200,000 common shares at an exercise price of $13.11 per share, subject to additional consideration based on the market value of Level 8's common stock on December 1, 1998. In December 1998, Level 8 issued notes totaling $3 million in payment of such additional consideration. Momentum Software was purchased primarily for its technology, some of which has been integrated into Level 8's Falcon product set.

     Level 8's most significant step to date into the enterprise application integration marketplace was the acquisition of a controlling interest in Seer Technologies, Inc. on December 31, 1998. Seer is one of the software industry's earliest pioneers and a long-time leader in software application development tools. During 1998, Seer redirected its focus on emerging market demand for extending the life cycle of enterprise applications through enterprise application renewal. On November 23, 1998, Level 8 entered into an agreement with Welsh, Carson, Anderson & Stowe VI L.P. ("WCAS") and certain other parties affiliated or associated with WCAS pursuant to which Level 8 agreed to acquire approximately 69% of the outstanding voting stock of Seer from WCAS and its affiliates in exchange for 1,000,000 shares of common stock of Level 8 and warrants to purchase an additional 250,000 shares of common stock of Level 8 at an exercise price of $12 per share. Pursuant to its agreement with WCAS, Level 8 acquired 69% of the voting stock of Seer on December 31, 1998 and commenced a tender offer to acquire all of the remaining shares of Seer for $0.35 per share in cash. In April 1999 Level 8 acquired the remaining 31% of Seer by tender offer and merger for $0.35 per Seer share in cash. Level 8 paid a total purchase price of approximately $1.7 million for the remaining 31% of Seer acquired in the tender offer and merger.

     As a result of (i) the purchase of Momentum at the end of the first quarter of 1999, (ii) the purchase of 69% of the voting stock of Seer on December 31, 1998, (iii) the completion of the purchase of the remaining 31% of the voting stock of Seer, and (iv) the disposition of ProfitKey, prior results are not necessarily indicative of future operating

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results. Also, these changes make it difficult to compare the results for the periods presented as the direction of the business has evolved throughout the period.

     In order to effect Level 8's strategic shift to the enterprise application integration market, Level 8 completed a series of dispositions and acquisitions during 1998 described above. Operations for the subsidiaries acquired are included in Level 8's results of operations from the date of acquisition. Accordingly, the results of operations for the first six months of 1998 include the operations of Momentum Software Corporation since March 26, 1998. The results of operations for 1998 do not reflect any of Seer's operations since Level 8 did not acquire an interest in Seer until December 31, 1998. Except as otherwise indicated, the discussion below relates to the actual results of operations without giving pro forma effect to the acquisitions and dispositions in 1998 or the acquisition of the 31% minority interest in Seer in April 1999. Pro forma combined data assumes the acquisition of Momentum and Seer had each occurred as of January 1, 1998 and does not purport to be indicative of the results which would have actually been obtained had the transactions taken place as of such date or of future results of operations. These acquisitions make it difficult to compare the actual results of operations for the periods presented. A discussion of results of operations on a pro forma combined basis has been included below where considered meaningful for an understanding of Level 8's results of operations for the 1999 periods. However, pro forma combined results reflect the operations of the three companies on a separate basis without consideration for any synergies obtained through the integration of the companies' operations.

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RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 1999 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1998

     The following table sets forth, for the periods indicated, Level 8's unaudited results of continuing operations expressed as a percentage of revenue:

                                                THREE MONTHS        NINE MONTHS
                                               ENDED SEPTEMBER    ENDED SEPTEMBER
                                                     30,                30,
                                               ---------------    ----------------
                                               1999      1998      1999      1998
                                               -----    ------    ------    ------
Revenue:
  Software products..........................   32.1%     19.2%    25.7%     12.5%
  Maintenance................................   27.6%     11.9%    29.2%      6.6%
  Services...................................   40.3%     68.9%    45.1%     80.9%
                                               -----    ------    -----     -----
     Total...................................  100.0%    100.0%   100.0%    100.0%
Cost of revenue:
  Software products..........................    8.9%     15.2%     7.9%     14.0%
  Maintenance................................    9.4%      4.0%    10.9%      3.9%
  Services...................................   33.5%     65.6%    39.4%     52.2%
                                               -----    ------    -----     -----
     Total...................................   51.8%     84.8%    58.2%     70.1%
Gross profit.................................   48.2%     15.2%    41.8%     29.9%
Operating expenses:
  Sales and marketing........................   22.1%     33.2%    21.0%     21.7%
  Research and product development...........   13.0%     24.2%    12.6%     22.9%
  General and administrative.................   15.5%     46.7%    12.4%     36.6%
  Amortization of goodwill and intangibles...   14.2%     36.9%    13.3%     18.0%
  Purchased research and development.........     --        --      1.9%     14.0%
                                               -----    ------    -----     -----
     Total...................................   64.8%    141.0%    61.2%    113.2%
Loss from operations.........................  (16.6)%  (125.8)%  (19.4)%   (83.3)%
Other income (expense), net..................   (1.8)%     1.6%    (6.2)%     1.8%
                                               -----    ------    -----     -----
Loss before taxes............................  (18.4)%  (124.2)%  (25.6)%   (81.5)%
Income tax provision (benefit)...............    1.5%      0.0%     1.5%     (6.5)%
                                               -----    ------    -----     -----
Loss from continuing operations..............  (19.9)%  (124.2)%  (27.1)%   (75.0)%
                                               =====    ======    =====     =====

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     The following table sets forth unaudited data for total revenue by geographic origin as a percentage of total revenue for the periods indicated:

                                                      THREE MONTHS      NINE MONTHS
                                                         ENDED             ENDED
                                                     SEPTEMBER 30,     SEPTEMBER 30,
                                                     --------------    --------------
                                                     1999     1998     1999     1998
                                                     -----    -----    -----    -----
United States......................................    35%      99%      32%      99%
Europe.............................................    55%      --       59%      --
Asia Pacific.......................................     5%      --        7%      --
Other..............................................     5%       1%       2%       1%
                                                     ----     ----     ----     ----
          Total....................................   100%     100%     100%     100%
                                                     ====     ====     ====     ====

     REVENUE AND GROSS MARGIN. Level 8 has three categories of revenue: software products, maintenance, and services. Software products revenue is comprised primarily of fees from licensing Level 8's proprietary software products. Maintenance revenue is comprised of fees for maintaining, supporting, and providing periodic upgrades to Level 8's software products. Services revenue is comprised of fees for consulting and training services related to Level 8's software products.

     Level 8's revenues vary from quarter to quarter, with the largest portion of revenue typically recognized in the last month of each quarter. Level 8 believes that these patterns are partly attributable to Level 8's sales commission policies, which compensate sales personnel for meeting or exceeding quarterly quotas, and to the budgeting and purchasing cycles of customers. Level 8 typically does not have any material backlog of unfilled software orders, and product revenue in any quarter is substantially dependent upon orders received in that quarter. Because Level 8's operating expenses are based on anticipated revenue levels and are relatively fixed over the short term, variations in the timing of recognition revenue can cause significant variations in operating results from quarter to quarter. Fluctuations in operating results may result in volatility in the price of Level 8's common stock.

     Effective January 1, 1998, Level 8 adopted Statement of Position 97-2, "Software Revenue Recognition" ("SOP 97-2"), as amended by Statement of Position 98-4 "Deferral of the Effective Date of Certain Provisions of SOP 97-2." SOP 97-2 requires each element of a software sale arrangement to be separately identified and accounted for based on the relative fair value of such element. Statement of Position 98-9, "Modification of SOP 97-2, 'Software Revenue Recognition,' with Respect to Certain Transactions" ("SOP 98-9") was effective for Level 8's fiscal year beginning January 1, 1999. SOP 98-9 amends SOP 97-2 to require that an entity recognize revenue for multiple element arrangements by means of the "residual method" when (1) there is vendor-specific objective evidence ("VSOE") of the fair values of all of the undelivered elements that are not accounted for by means of long-term contract accounting, (2) VSOE of fair value does not exist for one or more of the delivered elements, and (3) all revenue recognition criteria of SOP 97-2 (other than the requirement for VSOE of the fair value of each delivered element) are satisfied.

     Total revenues increased significantly for the third quarter and year-to-date periods of 1999 as compared to the same periods of 1998 primarily due to the acquisitions of Momentum and Seer during 1998 and increased sales of software products. The gross margin for the third quarter of 1999 increased significantly to 48% from 15% for the same

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

period of 1998 and improved to 42% in 1999 for the year-to-date period as compared to 30% for the same period of 1998 due to the increases in software products revenues.

     On a pro forma combined basis, total revenues for the year-to-date period of 1998 were $54.2 million. The $15.1 million decline in revenue on a pro forma combined basis is primarily due to a decline in consulting resources employed by Seer for the first nine months of 1998 compared to the same period of 1999. The gross margin for the year-to-date period on a pro forma combined basis was approximately 26%.

     SOFTWARE PRODUCTS. Software products revenue increased significantly for the third quarter and year-to-date periods of 1999 as compared to the same periods of 1998 primarily due to the sales of products acquired from Seer during 1998 coupled with sales of Level 8's new Geneva Integrator product. In the first nine months of 1998, Level 8's software sales were primarily resales of IBM's MQ Series licenses and sales of FalconMQ and XIPC messaging products, now known as Geneva Message Queuing. Through its acquisitions in 1998, the Company acquired Momentum's XIPC messaging product and Seer's HPS products, now known as Geneva AppBuilder, which are used for application development. Additionally, as discussed above, Level 8 began selling Geneva Integrator, an EAI solution, during the second quarter of 1999. For purposes of comparative discussions, Seer*HPS will be referred to as Geneva AppBuilder.

     Software products revenue has continued to grow as a percentage of total revenue, reflecting Level 8's emphasis on expanding product sales. Management believes software products revenue will continue to grow as a percentage of total revenue over the next several quarters.

     Gross margins on software products increased significantly from 21% for the third quarter and a negative margin in the year-to-date periods of 1998 to 72% for the third quarter and 69% for the year-to-date periods of 1999, primarily due to the increase in Level 8's software products revenue. The increase in gross margin was offset somewhat by an increase in the cost of software of $.8 million and $1.9 million for the third quarter and year-to-date period. Cost of software is composed of production and distribution costs, amortization of capitalized software and royalties to third parties. The increase in cost of software was primarily due to amortization of capitalized software from Momentum's and Seer's developed technology, which was valued as part of the purchase accounting for these business combinations, and royalties for technology acquired in 1998 from Liraz, Level 8's majority stockholder.

     MAINTENANCE. Maintenance revenue increased significantly in the third quarter and year-to-date periods of 1999 in comparison to the same periods of 1998 primarily due to the addition of Geneva AppBuilder to Level 8's products, which has historically had a significant revenue stream from maintenance. Maintenance revenue on a pro forma combined basis for the year-to-date period of 1998 was $10.7 million.

     Cost of maintenance is comprised of personnel costs and related overhead and the cost of third-party contracts for the maintenance and support of Level 8's software products. Gross margins on maintenance increased to 63% for the year-to-date period of 1999 from 41% for the comparable period of 1998, while it was consistent at 66% for the third quarter of both 1999 and 1998. The increase in gross margins is primarily due to the addition of Seer*HPS and XIPC to Level 8's products.

     SERVICES. Services revenue increased significantly from the third quarter and year-to-date periods of 1998 to the same periods of 1999 primarily due to the acquisition

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

of Seer, which for the 1999 year-to-date period, added an average of approximately 125 consultants to Level 8's consulting staff.

     Cost of services primarily includes personnel and travel costs related to the delivery of services. Services gross margins increased from 5% to 17% for the third quarter, while decreasing from 35% to 13% for the year-to-date period of 1998 as compared to the same periods of 1999. As a result of changes in the composition of Level 8's services revenue have caused margins to decline in 1999, since the Seer*HPS-related services have historically generated lower margins than Level 8's other service offerings. Level 8 is seeking to improve its consulting margins through better utilization of its consultants and by retraining the Seer*HPS consulting resources to provide higher margin services for Level 8's Geneva Integrator and Geneva Message Queuing products. As a result of these efforts, Level 8 has created a positive trend in 1999, increasing gross margin from 9% in the first quarter to 17% in the third quarter. Management is continuing to focus on increasing its services margins.

     SALES AND MARKETING. Sales and marketing expenses primarily include personnel costs for sales people, travel, and related overhead, as well as trade show participation and other promotional expenses. Sales and marketing expenses increased significantly from the third quarter and year-to-date period of 1998 to the same periods of 1999 due to an increase in the size of Level 8's sales force, both through acquisition and recruiting. The increases in the size of the number of sales and marketing personnel were necessitated by the reorganization of Level 8's sales and promotional activities to correspond with its new product strategy as well as Level 8's expansion into the global marketplace with the acquisition of Seer. Level 8 intends to continue to increase its spending in the sales and marketing area in an effort to increase software products revenue through heightened market awareness and improved acceptance of its products and expanding its indirect distribution network.

     RESEARCH AND DEVELOPMENT. Research and development expenses primarily include personnel costs for product authors, product developers and product documentation personnel and related overhead. Research and development expense increased significantly from the third quarter and year-to-date periods of 1998 to the same periods of 1999 due to the addition of an average of approximately eighty developers in the year-to-date period from Momentum and Seer. Level 8 intends to continue making a significant investment in research and development while also improving efficiencies in this area.

     GENERAL AND ADMINISTRATIVE. General and administrative expenses consist of personnel costs for the legal, financial, human resources, and administrative staff and related overhead and all non-allocable corporate costs of operating Level 8. General and administrative expenses increased 81% and 54% in the third quarter and year-to-date periods of 1999 as compared to the same periods of 1998. The increases are primarily related to the additional infrastructure necessary to support Level 8 after the acquisitions of Momentum and Seer. As a percentage of revenue, general and administrative expense has declined from 37% in the first nine months of 1998 to 12% in the first nine months of 1999 due to synergies obtained through Level 8's 1998 acquisitions.

     AMORTIZATION OF INTANGIBLE ASSETS. Amortization of intangible assets, primarily goodwill, was $1.8 million in the third quarter and $5.2 million in the year-to-date period of 1999 as compared to $.9 million and $1.6 million in the respective periods of 1998. The amortization of goodwill in the first three quarters of 1998 was related to the purchase of Level 8 Technologies in April of 1995 and beginning in the second quarter included

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

amortization related to the purchase of Momentum in March, 1998. In the third quarter and year-to-date period of 1999, the amortization of goodwill and other intangible assets related to the purchase of Seer, Momentum and Level 8 Technologies. Level 8 will continue to assess the recoverability of its intangible assets on a quarterly basis based on the net present value of the expected future cash flows.

     PURCHASED RESEARCH AND DEVELOPMENT. Based on the results of a third-party appraisal, Level 8 recorded a charge in the first quarter of 1998 of $1.2 million to expense purchased in-process research and development costs related to the acquisition of Momentum. As a result of completing the acquisition of the remaining 31% of Seer, Level 8 recorded a charge of $.7 million for in-process research and development costs in the second quarter of 1999.

     PROVISION FOR INCOME TAXES. Level 8's effective income tax rate for continuing operations differs from the statutory rate primarily because an income tax benefit was not recorded for the net loss incurred in the third quarter or the year-to-date period of 1999. Because of Level 8's inconsistent earnings history, the deferred tax assets have been fully offset by a valuation allowance. The income tax provision for the third quarter and the year-to-date periods of fiscal year 1999 is primarily related to income taxes from profitable foreign operations and foreign withholding taxes.

     DISCONTINUED OPERATIONS. During 1998, Level 8 disposed of one of its wholly-owned subsidiaries, ProfitKey International, Inc. The disposal was accounted for as a discontinued operation. Accordingly, the results of operations for the year-to-date period of 1998 reflect a $1.0 million loss from discontinued operations.

     IMPACT OF INFLATION. Inflation has not had a significant effect on Level 8's operating results during the periods presented.

YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

     The following table sets forth, for the years indicated, Level 8's results of continuing operations expressed as a percentage of revenue.

                                                        YEARS ENDED DECEMBER 31,
                                                        ------------------------
                                                         1998     1997     1996
                                                        ------    -----    -----
Revenue:
  Software products...................................    14.5%    29.7%    20.4%
  Services............................................    85.5     69.3     75.9
  Other...............................................      --      1.0      3.7
                                                        ------    -----    -----
     Total............................................   100.0    100.0    100.0
Cost of revenue:
  Software products...................................    19.3     17.4     19.6
  Services............................................    55.9     34.0     42.0
  Other...............................................      --      0.3      0.5
                                                        ------    -----    -----
     Total............................................    75.2     51.7     62.1
                                                        ------    -----    -----
Gross profit..........................................    24.8     48.3     37.9
Operating expenses:
  Research and product development....................    19.8      7.2      7.3
  Selling, general and administrative.................    91.5     30.5     40.8
  Amortization of goodwill and intangibles............    18.1      2.9      5.8

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

                                                        YEARS ENDED DECEMBER 31,
                                                        ------------------------
                                                         1998     1997     1996
                                                        ------    -----    -----
Write-off of in-process research and development......    55.1       --       --
  Write-off of goodwill...............................    43.1       --       --
  Restructuring charges...............................    14.4       --       --
                                                        ------    -----    -----
     Total............................................   242.0     40.6     53.9
Other income (expense), net...........................    (0.7)     3.0      2.0
                                                        ------    -----    -----
Income (loss) before taxes............................  (217.9)    10.7    (14.0)
Income tax provision (benefit)........................     3.8      3.8     (2.4)
                                                        ------    -----    -----
     Net income (loss) from continuing operations.....  (221.7)     6.9    (11.6)
                                                        ======    =====    =====

     REVENUE AND GROSS MARGIN. Total revenues decreased 27% from 1997 to 1998 and increased 102% from 1996 to 1997. The decrease from 1997 to 1998 was primarily attributable to a decrease in software products revenue, along with a reduction in services revenue. The increase from 1996 to 1997 was a result of significant increases in both software products and services. The gross margins were 25%, 48%, and 38% for 1998, 1997, and 1996, respectively.

     Results for 1998 do not reflect any revenue from an agreement Level 8 entered into with Microsoft in August, 1998. Under the agreement, Level 8 agreed to license to Microsoft the source and object codes for certain software products that enable interoperability between Microsoft's Message Queue Server running on Microsoft's Windows NT operating systems and IBM Corporation's MQ Series message software running on a variety of operating systems. Microsoft accepted the English version of the product in September and the Japanese version in November. Level 8 received cash equal to the $3.7 million total contract value from Microsoft in 1998. Due to certain limitations with respect to available "vendor specific objective evidence," all associated revenue has been deferred and will be recognized beginning in 1999 ratably over the contract's period.

     SOFTWARE PRODUCTS. Software products revenue decreased 64% in 1998 in comparison to 1997 and increased 193% from 1996 to 1997. The gross margins on software products was (33%), 41%, and 4% for the 1998, 1997, and 1996 fiscal periods, respectively. Cost of software is composed of production and distribution costs, amortization of capitalized software and royalties to third parties.

     The decrease in software revenue from 1997 to 1998 is the result of Level 8's shift in strategic direction primarily relating to Level 8's dispositions and acquisitions in 1998, as well as reduced emphasis on resales of IBM's MQ Series licenses in favor of Level 8's Geneva Message Queuing Products developed by Level 8. The decrease in gross margins between 1997 and 1998 is the effect of increased amortization costs, lower software product revenues, $.38 million of royalties to Liraz under the joint development agreement described under "Research and Development" and a write-off of approximately $.3 million of capitalized technology costs.

     Software revenue increased from 1996 to 1997 from sales of products introduced in 1997 and the resale of IBM's MQ Series. The increase in gross margins is primarily a result of the increased software revenue, somewhat offset by increased amortization expense related to products becoming generally available in 1997.

     SERVICES. Services revenue decreased by 10% from 1997 to 1998 and increased by 84% from 1996 to 1997. Services gross margins were 35%, 51%, and 45% for 1998, 1997,

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

and 1996 respectively. Cost of services primarily includes personnel and travel costs related to the delivery of services.

     The services revenue decline from 1997 to 1998 was primarily attributable to the decline in software products revenue and the resultant decline in utilization of billable services. The decline in software products revenue impacts services revenue as there are fewer new customers than in the prior year, reducing the base of the customers utilizing Level 8's consulting and training services as part of an overall technology solution purchase. Gross margins decreased in 1998 in relation to 1997 due to lower than normal billable utilization of consultants caused by project delays.

     The significant increase in services revenue from 1996 to 1997 was a result of the addition of a combination of new consulting and training services and increases in maintenance services in correlation with the introduction of new products that created increased market demand. Gross profits increased in 1997 due to Level 8's ability to obtain higher billing rates than previously earned and high utilization of staff during this growth period.

     RESEARCH AND DEVELOPMENT. Research and development expenses primarily include personnel costs for product authors, product developers and product documentation personnel. Research and development expense increased 100% from 1997 to 1998 and 99% from 1996 to 1997. The increase in 1998 is partially attributable to the acquisition of Momentum and the personnel added in this area of Level 8. The trend in increasing research and development expenses is a result of Level 8's investment in new products, primarily Geneva Integrator and Version 2.0 of Geneva Message Queuing which is expected to be released in early 2000. This trend is expected to continue with the purchase of Seer, Level 8's continuing attempts to strengthen its messaging products and completion of the transition into the enterprise application integration marketplace.

     Level 8 and Liraz previously had an agreement for the joint development of certain software for a Microsoft contract. Under the agreement, Liraz and Level 8 were each to pay 50% of the total project development costs. In exchange for providing 50% of such costs, Liraz was previously entitled to receive royalties of 30% of the first $2 million in contract revenue, 20% of the next $1 million, and 8% thereafter. On April 1, 1998, the agreement was amended to provide that Level 8 would reimburse Liraz's costs of development of $1.5 million and would pay Liraz royalties of 3% of program revenues generated from January 1, 1998 until December 31, 2000. The $1.5 million reimbursement is being amortized over the term of the revised royalty agreement and was paid to Liraz by the delivery of an 8% note payable in three installments in 1998, 1999 and 2000. Additional royalties of $.13 million are payable to Liraz for 1998 sales.

     SELLING, GENERAL AND ADMINISTRATIVE. Selling expenses consist of sales and marketing expenses for personnel, travel, trade show participation, and other promotional expenses. General and administrative expenses consist of personnel costs for the executive, legal, financial, human resources, and administrative staff and all overhead expenses. Overhead expenses primarily include office rent, depreciation and lease costs on machinery and equipment, communications expenses, insurance, allowances for bad debts and other expenses of operating Level 8 and its facilities.

     Selling, general, and administrative expenses increased 51% in 1997 in comparison to 1996 and 119% in 1998 in relation to 1997. The increases are primarily related to additional sales and marketing expenses for new products, the additional general and

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administrative support necessary following the purchase of Momentum, and continued efforts to build a supporting infrastructure for further acquisitions, such as Seer.

     AMORTIZATION OF GOODWILL AND OTHER INTANGIBLE ASSETS. Amortization of goodwill and other intangible assets was $1.9 million in 1998 and $.4 million in each of 1997 and 1996. The amortization of goodwill in 1997 and 1996 was related to the purchase of Level 8 Technologies. In 1998, the amortization of goodwill and other intangible assets related to the purchase of Momentum as well as Level 8 Technologies.

     OTHER ITEMS. As a result of the acquisitions of Momentum and Seer, Level 8 recorded several nonrecurring charges in 1998. Based on the results of third-party appraisals, Level 8 recorded charges totaling $5.9 million to expense purchased in-process research and development costs, consisting of $1.2 million and $4.7 million related to the acquisition of Momentum and Seer, respectively. In the opinion of management and the appraiser, the acquired in-process research and development had not yet reached technological feasibility and had no alternative future uses. The value of the in-process projects was adjusted to reflect the relative value and contribution of the acquired research and development. In doing so, management gave consideration to the stage of completion, the complexity of the work completed to date, the difficulty of completing the remaining development costs already incurred, and the projected cost to complete the projects. The value assigned to purchased in-process technology was based on key assumptions, including revenue growth rates for each technology considering, among other things, current and expected industry trends, acceptance of the technologies and historical growth rates for similar industry products. As a consequence of Level 8's transition to an enterprise application integration solutions provider, Level 8 abandoned certain planned development efforts for products acquired in the Momentum transaction and reassessed the remaining undiscounted projected cash flows related to the identifiable and unidentifiable intangible assets acquired from Momentum. It was concluded that, with the principal exception of the Momentum technology utilized in the Level 8's Falcon product set and the XIPC products, the goodwill and intangible assets acquired in the Momentum transaction should be written off. Accordingly, during the fourth quarter of 1998, Level 8 adjusted the carrying value of its identifiable and unidentifiable intangible assets to their fair value of $32,217, resulting in a non-cash impairment loss of $4,601.

     During the fourth quarter of 1998, Level 8 reorganized its existing operations due to its acquisition of Seer. The restructuring included a staff reduction of 20% (15 employees), the abandonment of certain leased facilities, and the write-down to fair value of certain capitalized software costs for product lines which were being discontinued. Level 8 recorded a restructuring charge of approximately $1.5 million, which consisted of approximately $.7 million in personnel-related charges, approximately $.3 million in costs associated with carrying vacated space until the lease expiration date, approximately $.2 million of property and equipment related charges, approximately $.2 million in write-down of capitalized software costs, and approximately $.1 million in professional fees related to the restructuring. Through the end of 1998, Level 8 has paid approximately $.1 million in cash related to the restructuring. Level 8 believes the accrued restructuring cost of $1.0 million at December 31, 1998 represents its remaining cash obligations.

     PROVISION FOR INCOME TAXES. Level 8 accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." The effective income tax rate for continuing operations decreased from 35% for 1997 to (2%) for 1998 primarily because an income tax benefit was not recorded for the net loss incurred in 1998. Level 8 provided a full valuation allowance on the total amount of its

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

deferred tax assets at December 31, 1998 since management does not believe that it is more likely than not that these assets will be realized.

     DISCONTINUED OPERATIONS. The loss on disposal of ProfitKey was approximately $1.2 million. The loss on discontinued operations related to ProfitKey was $.14 million for 1998.

     IMPACT OF INFLATION. Inflation has not had a significant effect on Level 8's operating results during the periods presented.

LIQUIDITY AND CAPITAL RESOURCES

     Cash and cash equivalents increased $.7 million in 1996 to $3.3 million at year end. During 1996, Level 8 completed a second public offering of common stock for net proceeds of $9.1 million. Net cash outflow of $1.1 million used in operating activities in 1996 was partially funded through the 1996 public offering. The net cash used by operations in 1996 consisted of increases in operating expenses to support headcount growth, principally for sales and marketing in new functions and regions. Net cash used in investing activities was $7.2 million, primarily as a result of a net $4.5 million investment in marketable securities. Level 8 also invested $1.5 million in property and capitalized software costs, and $1.2 million was used by Level 8's discontinued operations.

     During 1997, cash and cash equivalents increased $3.7 million to $7.0 million at year end. The increase was due primarily to Level 8's investment activities in marketable securities offset by a $1.7 million investment for capitalized software development costs and equipment, and a $.9 million use of cash in investing activities by Level 8's discontinued operations. Level 8 funded its operations in 1997 with cash remaining from the 1996 offering.

     During 1998, cash and cash equivalents decreased by $1 million to $6 million at year end. The decrease in cash is due to the purchase of $.9 million in equipment, spending of $1.2 million for capitalized software development costs, and debt service of $1.5 million. This decrease was offset by $1.7 million of cash provided by operations, $.5 million from the sale of ProfitKey, and $.4 million of net cash acquired from acquisitions. Additionally, Level 8 borrowed $12 million from Liraz which was used to pay down Seer's bank debt on December 31, 1998.

     During the fourth quarter of 1998, Level 8 issued $3 million in notes to the sellers of Momentum as additional consideration, as provided for in the purchase agreement. These notes bear interest at 10% per year retroactive to the Momentum acquisition date of March 26, 1998, payable in four equal installments plus interest on December 1, 1998, November 26, 1999, November 20, 2000, and November 15, 2001. There are no financial covenants in these notes.

     Net cash used in operations during the first three quarters of 1999 was $7.3 million. Payments of approximately $3.4 million for merger and restructuring costs related to the acquisition of Seer were two of the primary components of the net cash outflow in addition to Level 8's normal, recurring operating expenses. Also, both Level 8 and Seer had lower than anticipated billings in the fourth calendar quarter of 1998 which contributed to a reduction in cash received from customers. Level 8 believes this trend was caused primarily by internal distractions within both companies in the fourth calendar quarter of 1998 due to the November announcement of the Seer transaction that was consummated on December 31, 1998.

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

     Net cash used in investing activities for the first nine months of 1999 was $4.1 million. As of April 30, 1999, Level 8 acquired the remaining minority interest in Seer, 3,375,833 shares of common stock, for $0.35 per share in cash. The total purchase price for the remaining 31% of Seer acquired through the tender offer and merger in April, 1999 was approximately $1.7 million for Seer's common stock. There were also $.5 million for other direct costs of the Seer acquisition paid in the 1999 year-to-date period. As a result of the completion of the tender offer and merger, Seer became a wholly-owned subsidiary of Level
8. Additionally, capitalized software development costs of $1.2 million, primarily relating to the Geneva Integrator and Geneva Message Queuing Products.

     Net cash provided by financing activities for the first nine months of 1999 was $14.9 million. During the second quarter of 1999, Level 8 issued 21,000 shares of its Series A 4% Convertible Redeemable Preferred Stock for $21 million and paid down its line of credit by $4 million. During the third quarter of 1999, Level 8 also paid $8 million on its outstanding debt obligations with its principal stockholder Liraz, adding to the $500,000 paid in the first quarter.

     Level 8 funded its cash needs during the first nine months of 1999 with cash on hand at December 31, 1998, through first quarter operations, through the issuance of the Series A Preferred Stock and through $6.9 million in net additional borrowings under its line of credit.

     As of September 30, 1999, Level 8 had outstanding borrowings of $15.2 million under a credit facility with a commercial bank shared between Level 8 and it's wholly-owned subsidiary, Seer, (the "Credit Facility") at an interest rate of 10.25%. During the third quarter, the Credit Facility was amended and currently provides for borrowings up to the lesser of $25 million or the sum of 80% of eligible receivables and a $10 million term loan payable on March 1, 2001. The receivables-based borrowings under the Credit Facility are due on demand. The Credit Facility bears interest at the prime rate plus 2% per annum and has no financial covenant provisions. The receivables based borrowing instrument terminates on September 1, 2000; however, it is automatically renewed for successive additional terms of one year each, unless terminated by either party. The Credit Facility is collateralized by Level 8's accounts receivable, equipment and intangibles, including intellectual property.

     In addition to the Credit Facility, Level 8 has other outstanding borrowings at September 30, 1999 including (i) $90,000 under a note payable to Liraz which bears interest at 4% per year and is payable in equal quarterly installments of $35,000, including interest, (ii) $500,000 under a note payable to Liraz which bears interest at 8% per year and is payable in annual installments, (iii) $2.3 million of $3 million notes issued to the sellers of Momentum which bear interest at 10% per year and are payable in annual installments, and (iv) $4 million under a loan from Liraz which bears interest at 12% and is payable on December 15, 2000. All debt payable to Liraz is subordinate in right of payment to the Credit Facility.

     Future maturities on Level 8's outstanding debt at September 30, 1999 include $6 million in 1999, $5.3 million in 2000, and $10.8 million in 2001. Of such amounts, $4.6 million in 2000 is due to Liraz.

     On June 29, 1999, Level 8 Systems, Inc. completed the Series A Preferred Stock agreement to sell 21,000 shares of Series A 4% Convertible Redeemable Preferred Stock, for $21 million, convertible into an aggregate of 2,100,000 shares of common stock of

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Level 8. The net proceeds will be used to pay down debt and other general corporate purposes. Subsequent to the end of the second quarter, Level 8 paid down $8 million of the $12 million loan from Liraz. The sale of the Series A Preferred Stock was made in a private transaction exempt from the registration requirements of the federal securities laws. For a description of the terms of the Series A Preferred Stock, see "Description of Level 8 Capital
Stock -- Preferred Stock."

     Liraz had previously committed to provide Level 8 with up to $7.5 million of working capital payable upon the earlier of March 31, 2001 or the successful completion of an earlier financing providing more than $7.5 million in proceeds to Level 8. As a result of raising more than $7.5 million from the issuance of preferred stock and warrants in June 1999, the Liraz commitment terminated.

     As of September 30, 1999, Level 8 did not have any material commitments for capital expenditures.

     During the first nine months of 1999, Level 8 incurred a net loss of $10.6 million and at September 30, 1999 had a working capital deficit of $2.1 million and an accumulated deficit of $35.8 million. Level 8's ability to generate positive cash flow is dependent upon Level 8 achieving and sustaining certain cost reductions and generating sufficient revenues. Level 8 already implemented certain steps to, among other things, reduce headcount, restructure operations and eliminate various costs from the business in order to position itself for future growth. Following the acquisition of Template, Level 8 intends to evaluate the operation of the combined company and if appropriate may seek to divest assets or operations that Level 8 determines are not closely related to its strategic vision. Level 8 believes that existing cash on hand, cash provided by future operations and additional borrowings under the Credit Facility will be sufficient to finance its operations and expected working capital and capital expenditure requirements for at least the next twelve months so long as Level 8 continues to perform to its operating plan. However, there are future risks due to the pending Template acquisition, including the completion of the financing of the acquisition and the successful integration and management of the combined company. There can be no assurance that Level 8 will be able to continue to meet its cash requirements through operations or, if needed, obtain additional financing on acceptable terms, and the failure to do so may have an adverse impact on Level 8's business and operations.

YEAR 2000

     Level 8 is aware of the issues associated with the programming code in existing computer systems as the millennium (Year 2000) approaches. The "Year 2000 Problem" is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the two digit year value to 00. The issue is whether computer systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail.

     SOFTWARE SOLD TO CONSUMERS. Level 8 believes that it has substantially identified potential Year 2000 Problems with the software products that it develops and markets. See "Item 1. Business -- Products and Services," of Level 8's Annual Report on Form 10-K for the year ended December 31, 1998 for a further discussion of Level 8's products. Level 8's Geneva Message Queuing products, Geneva Integrator, and other messaging products are capable of accurately processing, providing, and/or receiving date data from, into, and between the twentieth and twenty-first centuries, and the years 1999 and 2000, including leap year calculations. Level 8's Geneva AppBuilder (formerly Seer*HPS) toolset products are designed to allow developers to develop applications that are Year 2000 compliant, through the use of four-digit year fields which can accept and accurately represent dates both before and after the Year 2000. Once a four-digit year is properly input, applications built with the Geneva AppBuilder toolset can properly process the dates.

     Dates may be input into these applications either by entering a four-digit year or, as a shortcut, by entering the last two digits of the year. In the latter case, the application assigns a century to the date and "feeds back" a four-digit year to the user by displaying it on the screen. For all versions of Geneva AppBuilder above 5.2.3K, the century is assigned according to a moving 100-year window. Level 8 has made available documentation to its customers that explains how this moving 100-year window can be adjusted, both on the workstation platform and on the host. For version 5.2.3K, the century is assigned a default value of "19". In either case, the user can either accept the proposed four-digit date or correct it, if the application has assigned the wrong century in a particular case.

     The foregoing description relates to Geneva AppBuilder versions 5.2.4S and higher (for the workstation) and 5.2.3K and higher (for the host), which were released in December 1995. Level 8 believes that if operated properly, applications constructed with these versions in accordance with the product documentation should not manifest Year 2000-related errors traceable to the Geneva AppBuilder product. Level 8 does not believe any of its customers are using earlier versions of the software.

     Level 8 cannot, however, eliminate the possibility of input errors, where input is in the form of two-digit years. Among other potential errors, it is possible to introduce incorrect dates into applications using the shortcut mentioned above if the operator is inattentive to the feedback, or if the operator or batch data inputs dates represented as two-digit years, without any way for the operator to determine which century a given year falls in. Level 8 has attempted to identify the possible errors by making documentation available to its customers.

     With respect to Level 8's Geneva AppBuilder development environment itself, Level 8 is not aware of any Year 2000 issues except the following. The tools store certain information with respect to objects created using the tools (such as the dates the object was created or last modified) as two-digit dates. Because of the way the tools use these dates, Level 8 does not believe this will cause any Year 2000-related problems except in the limited instance of migrations spanning the century boundary. Level 8 has made available to its customers documentation calling their attention to this issue and a workaround.

     Accordingly, Level 8 believes that it has fulfilled its obligations to its customers with respect to Year 2000 functionality. However, the law in this area is still evolving and lawsuits are being filed against software companies on an ongoing basis, many of them asserting novel theories of damage and liability. Accordingly, no assurance can be given that claims will not be made against Level 8 relating to date-processing issues or that the effect of such claims on Level 8 will not be material.

     INTERNAL INFRASTRUCTURE. Level 8 has identified substantially all of the major computers, software applications, and related equipment used in connection with its internal operations that must be modified, upgraded, or replaced to minimize the possibility

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

of a material disruption to its business. The process of modifying, upgrading, and replacing major systems that have been identified as adversely affected, has been completed. Although the costs of these steps have not been separately tracked, Level 8 believes costs specifically incurred to attain Year 2000 compliance are not material.

     SYSTEMS OTHER THAN INFORMATION TECHNOLOGY SYSTEMS. In addition to computers and related systems, the operation of office and facilities equipment, such as fax machines, photocopiers, telephone switches, security systems, elevators, and other common devices may be affected by the Year 2000 Problem. Level 8 is continuing to assess the potential effect of, and costs of remediating, the Year 2000 Problem on its office and facilities equipment.

     Although Level 8 does not separately track these costs, Level 8 does not believe the total cost to Level 8 of completing any required modifications, upgrades, or replacements of these internal systems will have a material adverse effect on Level 8's financial condition, cash flows, or results of operations.

     SUPPLIERS. Level 8 has reviewed information from third party suppliers of the major computers, software, and other equipment used, operated, or maintained by Level 8 to identify and, to the extent possible, to resolve issues involving the Year 2000 Problem. However, Level 8 has limited or no control over the actions of these third party suppliers. Thus, there can be no assurance that these suppliers will resolve any or all Year 2000 Problems with these systems before the occurrence of a material disruption to the business of Level 8 or any of its customers. Any failure of these third parties to resolve Year 2000 problems with their systems in a timely manner could have a material adverse effect on Level 8's business, financial condition, and results of operation.

     MOST LIKELY CONSEQUENCES OF YEAR 2000 PROBLEMS. Level 8 does not believe that the Year 2000 Problem will have a material adverse effect on Level 8's business or results of operations. However, management believes that it is not possible to determine with complete certainty that all Year 2000 Problems affecting Level 8 have been identified or corrected. The number of devices that could be affected and the interactions among these devices are simply too numerous. In addition, one cannot accurately predict how many Year 2000 Problem-related failures will occur or the severity, duration, or financial consequences of these perhaps inevitable failures. As a result, management expects that Level 8 could suffer the following consequences:

     - a significant number of operational inconveniences and inefficiencies for Level 8 and its clients that may divert management's time and attention and financial and human resources from its ordinary business activities;

     - a lesser number of serious system failures that may require significant efforts by Level 8 or its clients to prevent or alleviate material business disruptions; and

     - customers and their IT professionals who are focused on addressing their own Year 2000 problems may defer orders of Level 8's products, thereby, having a short-term impact on software products revenue.

     CONTINGENCY PLANS. Level 8 has developed contingency plans to be implemented as part of its efforts to identify and correct Year 2000 Problems affecting its internal systems. Depending on the systems affected, these plans could include accelerated replacement of affected equipment or software, short to medium-term use of backup equipment and software, increased work hours for company personnel or use of contract personnel to correct on an accelerated schedule any Year 2000 Problems that arise or to provide manual workarounds for information systems, and similar approaches. If Level 8 is required to implement any of these contingency plans, it could have a material adverse effect on Level 8's financial condition and results of operations.

     DISCLAIMER. The discussion of Level 8's efforts, and management's expectations, relating to Year 2000 compliance are forward-looking statements. Level 8's ability to achieve Year 2000 compliance and the level of incremental costs associated therewith, could be adversely impacted by, among other things, the availability and cost of programming and testing resources, vendors' ability to modify proprietary software, and unanticipated problems identified in the ongoing compliance review.

EURO CONVERSION

     Several European countries adopted a Single European Currency (the "Euro") as of January 1, 1999 with a transition period continuing through January 1, 2002. Level 8 is reviewing the anticipated impact the Euro may have on its internal systems and on its competitive environment. Level 8 believes its internal systems will be Euro capable without material modification cost.

     Further, Level 8 does not presently expect the introduction of the Euro currency to have an adverse material impact on Level 8's financial condition, cash flows, or results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Prior to the acquisition of Seer, Level 8 was not exposed to significant risks of foreign currency fluctuation. Following the acquisition of Seer, Level 8's US-based operations now have significant receivables denominated in foreign currency. Approximately 65% of Level 8's revenues for the first nine months of 1999 were generated by sales outside the United States. Level 8 is exposed to significant risks of foreign currency fluctuation primarily from receivables denominated in foreign currency and are subject to transaction gains and losses, which are recorded as a component in determining net income. Additionally, the assets and liabilities of Level 8's non-U. S. operations are translated into U.S. dollars at exchange rates in effect as of the applicable balance sheet dates, and revenue and expense accounts of these operations are translated at average exchange rates during the month the transactions occur. Unrealized translation gains and losses will be included as an adjustment to stockholders' equity. Based upon the foregoing, Level 8 began hedging transactions subsequent to the second quarter of 1999 in an effort to reduce its exposure to currency exchange rates. However, as a matter of procedure, Level 8 will trade in derivative financial instruments other than as a means of hedging against such risk and not for speculative purposes.

SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following table sets forth selected quarterly financial data from our statements of income. The statement of income data has been derived from our unaudited consolidated financial statements, which have been prepared on substantially the same basis as our audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information for the periods presented. This information should be read in conjunction with our consolidated financial statements, related notes and other financial information which are included elsewhere in this prospectus. Our operating results in any quarter are not necessarily indicative of the results that may be expected for any future period.

                                                       FIRST    SECOND     THIRD     FOURTH
                                                      QUARTER   QUARTER   QUARTER   QUARTER
                                                      -------   -------   -------   --------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
1999:
  Net revenues......................................  $13,205   $13,007   $12,803
  Gross profit......................................    4,749     5,398     6,178
  Net income (loss).................................   (3,828)   (4,224)   (2,544)
  Net income (loss) per share -- basic..............    (0.44)    (0.49)    (0.31)
  Net income (loss) per share -- diluted............    (0.44)    (0.49)    (0.31)
1998:
  Net revenues......................................    3,093     3,155   $ 2,349   $  2,088
  Gross profit......................................      901     1,308       608       (615)
  Net income (loss).................................   (2,484)   (2,026)   (2,918)   (17,628)
  Net income (loss) per share -- basic..............    (0.35)    (0.26)    (0.38)     (2.29)
  Net income (loss) per share -- diluted............    (0.35)    (0.26)    (0.38)     (2.29)
1997:
  Net revenues......................................    2,853     2,767     2,937      6,123
  Gross profit......................................    1,200     1,502     2,094      2,295
  Net income (loss).................................      150       222       323        394
  Net income (loss) per share -- basic..............     0.02      0.03      0.05       0.06
  Net income (loss) per share -- diluted............     0.02      0.03      0.04       0.06

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

                LEVEL 8'S MANAGEMENT AND EXECUTIVE COMPENSATION

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information regarding the executive officers and directors of Level 8.

NAME                                  AGE                 POSITION
----                                  ---                 --------
Arie Kilman.........................  45    Chairman of the Board, Chief
                                            Executive Officer and Director
Steven Dmiszewicki..................  37    President
Samuel Somech.......................  44    Chairman Emeritus, Chief Technology
                                            Officer and Director
Dennis McKinnie.....................  42    Senior Vice President, Chief Legal
                                            and Administrative Officer;
                                            Corporate Secretary
Renee Fulk..........................  31    Vice President of Finance
Michel Berty........................  59    Director
Robert M. Brill, PhD................  52    Director
Theodore Fine.......................  62    Director
Frank J. Klein......................  55    Director
Lenny Recanati......................  44    Director

     ARIE KILMAN has served as Chairman of the Board of Directors of Level 8 since July 1997. Mr. Kilman has also been Chief Executive Officer of Level 8 since July 1996. He was President of Level 8 from July 1996 to October 1996. He previously served as Chairman of the Board of Directors of Level 8 from December 1994 to July 1996. Mr. Kilman has served as a Chairman of the Board and Chief Executive Officer of Liraz since 1983. He is a citizen of Israel.

     STEVEN DMISZEWICKI has served as the Chief Operating Officer of Level 8 since January 1999 and as President since June 1999. Mr. Dmiszewicki has served as Co-President and Chief Financial Officer of Seer since May 1998. From October 1996 to May 1998, he served as Senior Vice President and Chief Financial Officer of Seer. From July 1996 to October 1996, he was employed by Healthpoint G.P. as Vice President, Chief Financial and Administrative Officer. From February 1996 to July 1996, Mr. Dmiszewicki served Seer as Vice President and Chief Financial Officer. From February 1993 until February 1996, Mr. Dmiszewicki served as Seer's Vice President -- Finance. Mr. Dmiszewicki, a Certified Public Accountant, obtained his B.S. in Business Administration from Bucknell University.

     SAMUEL SOMECH served as President through June 1999, and as Chairman Emeritus since June 1999 and Chief Technology Officer of Level 8 since October 1996, a Director of Level 8 since April 1995, Vice President of Level 8 from April 1995 to October 1996, President and Chief Operating Officer of Level 8 Technologies since April 1995, Technical Director, Messaging Group, of Apertus Technologies, Inc. from January 1994 to March 1994 and Technical Director, Messaging Group, of NYNEX from September 1990 to

December 1993. Mr. Somech co-founded Level 8 Technologies with Theodore Fine in February 1994. Mr. Somech is a citizen of Israel.

     DENNIS MCKINNIE has served as Senior Vice President, Chief Legal and Administrative Officer and Corporate Secretary of Level 8 since January 1999. Prior to that, Mr. McKinnie served as Vice President, Chief Legal and Administrative Officer and Corporate Secretary of Seer since April 1998. Prior to that, Mr. McKinnie was Vice President and General Counsel of Seer. He has also served as Corporate Secretary of Seer since February 1996 and as Assistant Secretary prior thereto. From September 1989 to October 1994, he was associated with the Atlanta, Georgia law firm of Powell, Goldstein, Frazer & Murphy, where he was a member of that firm's Technology Litigation Group. Prior to becoming associated with Powell Goldstein, he was Staff Counsel to the Supreme Court of the United States. During his 16 years of law practice, he also clerked for the Alabama Supreme Court and the United States Court of Appeals for the Eleventh Circuit. Mr. McKinnie holds a B.A. from Union University and a J.D. from the Cumberland School of Law of Samford University.

     RENEE FULK is currently serving as Vice President, Finance for Level 8. Prior to this position, she served as Seer's Director of Finance for the Americas Operating Division. From March 1996 to November 1996, she was employed as Seer's Manager of Financial Reporting. Prior to joining Seer, Ms. Fulk was with Deloitte & Touche, LLP from August 1990 to March 1996. Ms. Fulk, a Certified Public Accountant, obtained her B.S. in Accounting from East Carolina University.

     MICHEL BERTY has served as a Director of Level 8 since July 1997. Since April 1997, Mr. Berty has been the owner of MBY Consultant, Inc. Mr. Berty currently serves as a director of Sapiens, Mastech, Merant, Elligent and Ascent Logic. Mr. Berty served as the Chairman of the Board and Chief Executive Officer of Cap Gemini America (an international information technology consulting firm) from 1993 to April 1997. From 1986 to 1992, he served as the General Secretary of the Gemini Sogeti Group (the parent corporation of Cap Gemini America).

     ROBERT M. BRILL, PHD. has served as a Director of Level 8 since March 1998. Dr. Brill was recently elected to the Audit Committee of the Board of Directors. Dr. Brill also is a General Partner of the New Light Management, L.P., Newlight Associates (BVI), L.P., Poly Ventures I, LP and Poly Ventures II, LP, venture capital funds specializing in investments in high technology companies. He is also a Director of Standard MicroSystems Corporation. Prior to 1989, Dr. Brill had been the Chief Executive Officer of several high technology companies and has held executive and technical positions with Harris Corporation and IBM. Dr. Brill received degrees in engineering physics and physics from Lehigh University and a PhD. in physics from Brown University.

     THEODORE FINE has served as a Director of Level 8 since April 1995. Mr. Fine co-founded Level 8 Technologies with Mr. Somech in February 1994. Mr. Fine is also a director and the Chief Executive Officer of Buysmart Enterprises, Inc. Mr. Fine is also a member of the board of directors of ZMAX Corporation. Since January 1993, Mr. Fine has been a management information systems consultant to the financial community and, from April 1995 to July 1996, served as a marketing and sales consultant to Level 8. From March 1974 to December 1992, Mr. Fine was Vice President of Technology for Retail International Operations of CitiBank, N.A.

     FRANK J. KLEIN has served as a Director of Level 8 since December 1994. Since January 1, 1995, Mr. Klein has been the President of PEC Israel Economic Corporation ("PEC"), a corporation that holds equity interests in companies located in Israel or are Israel related. Prior to Mr. Klein's appointment as President of PEC, he served as Executive Vice President of Israel Discount Bank of New York from 1985. Mr. Klein has served as Executive Vice President of PEC from November 1977 to November 1991 and as Treasurer of PEC from May 1990 to November 1991. He is a director of PEC, as well as a number of companies affiliated with PEC, including Elron Electronics Industries Limited and Scitex Corporation Limited. He also is a director of Super-Sol Ltd. and Tefron Ltd.

     LENNY RECANATI has served as a Director of Level 8 since December 1994. During the last twelve years, Mr. Recanati has been a Senior Manager and Director of Discount Investment Corporation ("DIC"). He is Chairman of the Board of Directors of Ilanot-Discounts Mutual Fund Management Company and is a member of the Board of Directors of a number of Israeli industrial and other enterprises affiliated with DIC, including Liraz, Klil Industries Ltd., Elron Electronics Industries Ltd., Super-Sol Ltd., Bayside Land Corporation Ltd., Tefron Ltd. and Tambour Ltd. Mr. Recanati is a citizen of Israel.

COMMITTEES OF THE BOARD OF DIRECTORS

     Messrs. Kilman, Klein and Recanati serve on the Compensation Committee of the Board of Directors. The Compensation Committee has (i) full power and authority to interpret the provisions of and supervise the administration of Level 8's 1995 Stock Incentive Plan, the 1997 Stock Option Plan, Level 8's Employee Stock Purchase Plan (U.S.), Level 8's International Stock Purchase Plan and Level 8's Outside Director Stock Incentive Plan, and (ii) the authority to review all compensation matters relating to Level 8.

     Messrs. Brill, Klein and Recanati presently serve on the Audit Committee of the Board of Directors. The Audit Committee recommends to the Board of Directors the independent public accountants to be selected to audit Level 8's annual financial statements and approves any special assignments given to such accountants. The Audit Committee also reviews the planned scope of the annual audit, any changes in accounting principles and the effectiveness and efficiency of Level 8's internal accounting staff.

     The Board of Directors may from time to time establish certain other committees to facilitate the management of Level 8.

DIRECTOR COMPENSATION

     Michael Berty is entitled to receive each year, for serving as a director, $12,000 and has received options to purchase 12,000 shares of Common Stock at an exercise price of $12.75 per share. None of Level 8's other directors received additional compensation for serving on the Board of Directors of Level 8 in 1998, other than reimbursement of reasonable expenses incurred in attending meetings.

     In 1999, our stockholders approved our Outside Director Stock Incentive Plan. Under this plan, our outside directors may be granted an option to purchase 12,000 shares at a price equal to the fair market value of the common stock as of the grant date. Newly elected eligible directors are also eligible to receive an option to purchase 12,000 shares upon initial election or appointment. The Outside Director Stock Incentive Plan also permits eligible director to receive partial payment of director fees in common shares in lieu of cash, subject to approval by the board of directors. In addition, the plan permits the Board of Directors to grant discretionary awards to eligible directors under the plan.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning compensation earned by Level 8's current Chief Executive Officer and the four other most highly compensated executive officers serving or having served at the end of fiscal 1998, whom we refer to as the named executives. The table reflects compensation earned for each of the last three years or for such shorter period of service as an executive officer as is reflected below. Neither Gonen Ziv, Joseph Schwartz nor Robert Lord are currently employed by Level 8, but they are included in the following table in accordance with SEC rules because they were executive officers during 1998. Steven Dmiszewicki was not an executive officer of Level 8 until January 27, 1999 and, therefore, is not reflected in the table below. For information regarding Mr. Dmiszewicki's compensation, see "Employment Agreements, Termination of Employment and Change-In-Control Arrangements." For the principal terms of options granted during 1998, see "Option Grants in Fiscal 1998."

                           SUMMARY COMPENSATION TABLE

                                                    ANNUAL COMPENSATION
                             -----------------------------------------------------------------
                                                        OTHER        SECURITIES
                             FISCAL                    ANNUAL        UNDERLYING    ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR     SALARY      COMPENSATION(1)    OPTIONS     COMPENSATION
---------------------------  ------   --------     ---------------   ----------   ------------
Arie Kilman,.............     1998    $115,000(2)      $96,350(3)            0      $     0
  Chief Executive Officer,    1997     112,500               0          50,000            0
  Chairman of the Board       1996      95,000               0               0            0
  and Director
Samuel Somech,...........     1998     150,000           7,200               0            0
  Chairman Emeritus,          1997     150,000               0          50,000            0
  Chief Technology            1996     129,165               0         250,000            0
  Officer and Director(4)
Gonen Ziv(5),............     1998     148,246           1,181          80,000            0
  Former Senior Vice
     President,
  General Manager --
     Americas
Joseph Schwartz(6),......     1998     145,833               0         150,000            0
  Former Vice President,
  Group Product Manager
Robert Lord(7),..........     1998     183,647               0               0       17,500(8)
  Former Executive Vice
     President

-------------------------

(1) The indicated amounts do not reflect non-cash compensation in the form of personal benefits provided by Level 8 that may have value to the recipient. Although such compensation cannot be determined precisely, Level 8 has concluded that the aggregate value of such benefits awarded to any named executive officer did not exceed the lesser of $50,000 or 10% of his salary and bonus for any fiscal year to which such benefits pertain, except as described in note 3 below with respect to Mr. Kilman.

(2) Mr. Kilman's salary for 1998 includes an aggregate of $60,000 paid by Level 8 and $55,000 paid by Liraz.

(3) The indicated amounts reflect compensation paid to Mr. Kilman to pay for travel expenses to and from New York and living expenses in New York, including rent for an apartment, an automobile lease and miscellaneous expenditures related thereto. Liraz has agreed to reimburse Level 8 at a rate of $3,000 per month for Mr. Kilman's travel expenses.

(4) Mr. Somech was President through June 1999 and Chairman Emeritus thereafter.

(5) Resigned effective April 19, 1999.

(6) Resigned effective June 24, 1999.

(7) Resigned effective December 15, 1998.

(8) The indicated amount reflects a severance payment made to Mr. Lord upon his termination of employment on December 15, 1998.

     The following table sets forth information as to stock options granted to each named executive during fiscal 1998. Level 8 did not award any stock appreciation rights ("SARs") during fiscal 1998.

                          OPTION GRANTS IN FISCAL 1998

                                                                                POTENTIAL REALIZABLE
                                    INDIVIDUAL GRANTS                                 VALUE AT
                         ---------------------------------------                ASSUMED ANNUAL RATES
                         NUMBER OF     PERCENT OF                                        OF
                         SECURITIES   TOTAL OPTIONS                               APPRECIATION FOR
                         UNDERLYING    GRANTED TO      EXERCISE                      OPTION TERM
                          OPTIONS     EMPLOYEES IN       PRICE     EXPIRATION   ---------------------
NAME                      GRANTED      FISCAL YEAR     ($/SHARE)      DATE       5% ($)     10% ($)
----                     ----------   -------------    ---------   ----------   --------   ----------
Arie Kilman............         0            0%          $   0             0    $      0   $        0
Samuel Somech..........         0            0               0             0           0            0
Gonen Ziv(1)...........    30,000          2.2            9.00       6/26/08     169,802      430,310
                           50,000          2.6            7.88      12/15/08     247,784      627,935
Joe Schwartz(2)........    75,000          5.5            9.00       6/26/08     424,504    1,075,776
                           75,000          5.5            7.88      12/15/08     371,677      941,902
Robert Lord(3).........         0            0               0             0           0            0

-------------------------

(1) Resigned effective April 19, 1999.

(2) Resigned effective June 24, 1999.

(3) Resigned effective December 15, 1998.

     The following table sets forth information concerning the options exercised during fiscal 1998 and held at December 31, 1998 by the named executives.

                FISCAL 1998 YEAR-END OPTION HOLDINGS AND VALUES

                                                     NUMBER OF SECURITIES
                                                    UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                          OPTIONS AT                   IN-THE-MONEY
                           SHARES                        DECEMBER 31,                   OPTIONS AT
                          ACQUIRED                           1998                  DECEMBER 31, 1998(1)
                             ON         VALUE     ---------------------------   ---------------------------
NAME                      EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                     -----------   --------   -----------   -------------   -----------   -------------
Arie Kilman(2).........       0           $0         33,000         16,667       $      0       $      0
Samuel Somech..........       0            0        461,138         16,667        783,461              0
Gonen Ziv(3)...........       0            0         26,667         53,333         37,001         73,999
Joe Schwartz(4)........       0            0         50,000        100,000         62,375        124,750
Robert Lord(5).........       0            0         23,167         16,333         20,963              0

-------------------------

(1) Calculated by subtracting the exercise price from $9.6875 per share, the closing price of Level 8's Common Stock as reported by the Nasdaq Stock Market on December 31, 1998, and multiplying the difference by the number of shares underlying each option.

(2) On March 30, 1999, Mr. Kilman voluntarily terminated all of his outstanding options to purchase 200,000 shares of Common Stock at the request of Level 8's principal stockholder, Liraz Systems. Mr. Kilman is Chairman of the Board and Chief Executive of Liraz and of Level 8. As a result, Mr. Kilman no longer holds any options to purchase shares of Common Stock.

(3) Resigned effective April 19, 1999.

(4) Resigned effective June 24, 1999.

(5) Resigned effective December 15, 1998.

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     Under the employment agreement between Level 8 and Mr. Kilman, Mr. Kilman will serve as Chief Executive Officer of Level 8 until May 1, 1999, subject to earlier termination under certain circumstances. The agreement also provides that Mr. Kilman will devote substantially all his business time to the affairs of Level 8. In February 1999, this agreement was extended for an additional year and Mr. Kilman's annual base salary was set at $120,000. Mr. Kilman is eligible for an incentive bonus up to $75,000 based upon Level 8 achieving certain performance goals. In February 1999, Mr. Kilman was granted an option to purchase 150,000 shares of Common Stock. Twenty-five (25%) of these stock options vested on February 26, 1999, and the remainder vests in three increments of twenty-five (25%) percent each over the next three years. If Mr. Kilman's employment by Level 8 is terminated for any reason, Mr. Kilman has agreed that, for one year after such termination and except for his services for Liraz, he will not engage in any business that competes with Level 8's business at the time of the termination. On March 30, 1999, Mr. Kilman voluntarily terminated all of his outstanding options to

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

purchase 200,000 shares of Common Stock. As a result, Mr. Kilman no longer holds any options to purchase shares of Common Stock.

     Under the employment agreement between Level 8 and Mr. Somech, Level 8 pays Mr. Somech (a) an annual base salary of $150,000, (b) an annual increase in base salary as determined by the Board of Directors of Level 8, in its discretion,
(c) a performance bonus determined by the Board of Directors of Level 8 and (d) a car and telephone allowance of $2,000 a month. In the event that Mr. Somech's employment is terminated prior to November 8, 1999, Level 8 Technologies will pay Mr. Somech a termination fee equal to 50% of the salary Mr. Somech would have received from the date of termination until November 8, 1999. If Mr. Somech's employment is terminated for any reason (other than by Level 8 without cause), Mr. Somech has agreed that, for one year after such termination, he will not directly or indirectly (i) compete with Level 8 Technologies' consulting services in the United States regarding middleware, messaging or fault-tolerant transaction processing, (ii) engage or participate in any business that provides consulting services within the United States with respect to middleware, messaging or fault-tolerant transaction processing, (iii) solicit or divert business from Level 8 Technologies or assist any business in attempting to do so, (iv) cause any business to refrain from doing business with Level 8 Technologies or (v) solicit or hire any person who was an employee of Level 8 Technologies during the term of his employment agreement or assist any business in attempting to do so. On February 26, 1999, Mr. Somech and Level 8 entered into an amendment to his employment agreement that permits Mr. Somech to retire from Level 8 at any time during his employment upon three months notice to Level
8. Upon his retirement, Mr. Somech will receive retirement benefits of $20,000 per month for a period of two years and his health care benefits will continue during this time or until he obtains alternative health care coverage, whichever is sooner. During his first year of retirement, Mr. Somech has agreed to make himself available to assist Level 8 and its employees on transition matters.

     Mr. Dmiszewicki was elected to serve as the Chief Operating Officer of Level 8 on January 27, 1999 and as President since June 1999. Under the employment arrangement between Level 8 and Steven Dmiszewicki effective December 4, 1998, Level will pay to Mr. Dmiszewicki an annual base salary of $200,000. In addition, he will be eligible to participate in an incentive bonus program based upon Level 8's attainment of certain performance goals. During the first year of his employment, Mr. Dmiszewicki will have a bonus potential of up to $200,000. In the event of termination of Mr. Dmiszewicki's employment, other than voluntarily or for cause, his base salary will be continued for twelve (12) months. Mr. Dmiszewicki has also received a stock option to purchase 200,000 shares of Common Stock. Twenty-five (25%) of this stock option vested on December 4, 1998 and the remainder vests in increments of twenty-five (25%) percent over the next three years. In addition, he is eligible, at the discretion of the Compensation Committee of the Board of Directors, to receive additional options from time to time.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee is comprised of Messrs. Kilman, Klein and Recanati. Mr. Kilman is the Chairman of the Board of Directors and Chief Executive Officer of Level 8 and its principal stockholder, Liraz. Except for Mr. Kilman, none of the other members of the Compensation Committee has served as an executive officer of Level 8 and no executive officer of Level 8 has served as a member of the Compensation Committee of any other entity of which Messrs. Kilman, Klein or Recanati have served as

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executive officers. See "Level 8 Principal Stockholders" for a description of the relationships among Liraz and Messrs. Kilman, Klein and Recanati and "Certain Relationships and Related Transactions" for a description of relationships between Liraz and Level 8.

             LEVEL 8 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

BORROWINGS AND COMMITMENTS FROM LIRAZ

     Under an agreement between Liraz and Level 8 dated December 31, 1998 (the "Liraz Agreement"), Liraz made a $12 million loan to Level 8, which bears simple interest at a rate of 12% a year and matures on June 30, 2000. On May 31, 1999, the Liraz Agreement was amended to change the maturity date from June 30, 2000 to December 15, 2000, and to provide for semiannual interest payments rather than payment of interest at maturity. No other terms of the loan were amended. Level 8 used part of the proceeds from the issuance of the Series A Preferred Stock to make an $8 million payment to Liraz to pay down the balance of the loan. Liraz had previously committed to provide Level 8 with up to $7.5 million of working capital payable upon the earlier of March 31, 2001 or the successful completion of an earlier financing providing more than $7.5 million in proceeds to Level 8. As a result of raising more than $7.5 million from the issuance of preferred stock and warrants in June 1999, the Liraz commitment terminated. At September 30, 1999, Level 8's total indebtedness to Liraz was $4,585,863.

LEVEL 8 LOAN TO SEER

     In connection with Level 8's purchase of 69% of the outstanding capital stock of Seer from Welsh Carson Anderson & Stowe VI L.P. ("WCAS") and certain other parties affiliated or associated with WCAS ("WCAS Parties") on December 31, 1998, Level 8 provided a $12 million subordinated note to Seer to pay down Seer's bank debt. The funds used by Level 8 for the subordinated loan to Seer were obtained from Liraz pursuant to the Liraz Agreement described above. In addition, Level 8 also agreed to guarantee debt under Seer's revolving credit facility (i) exceeding $20 million through December 31, 1999, (ii) exceeding $10 million from January 1, 2000 through December 31, 2000, and (iii) without limit thereafter.

JOINT DEVELOPMENT ARRANGEMENT WITH LIRAZ

     Level 8 and Liraz previously had an agreement for the joint development of certain software for a Microsoft contract. Under the agreement, Liraz and Level 8 were each to pay 50% of the total project development costs. In exchange for providing 50% of such costs, Liraz was previously entitled to receive royalties of 30% of the first $2 million in contract revenue, 20% of the next $1 million, and 8% thereafter. On April 1, 1998, the agreement was amended to provide that Level 8 would reimburse Liraz's costs of development of $1.5 million and would pay Liraz royalties of 3% of program revenues generated from January 1, 1998 until December 31, 2000. The $1.5 million reimbursement is being amortized over the term of the revised royalty agreement and was paid to Liraz by the delivery of an 8% note payable in three installments in 1998, 1999 and 2000. Additional royalties of $.13 million were paid to Liraz in 1999 for 1998 sales.

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

ONGOING RELATIONSHIP WITH LIRAZ

     Level 8's Chief Executive Officer, Arie Kilman, also is Chairman of the Board and Chief Executive Officer of Liraz. Liraz has agreed to reimburse Level 8 at a rate of $3,000 per month for Mr. Kilman's travel expenses. See "Executive Compensation and Other Information, Employment Contracts, Termination of Employment and Change-In-Control Arrangements." Messrs. Kilman, Klein and Recanati may be deemed to be affiliates of Level 8 based upon their relationships with Liraz.

     Liraz and Level 8 may from time to time compete for the same business opportunity or engage in transactions with each other. In that connection, Liraz and Level 8 have agreed that, in the case of any business competing opportunity primarily involving North America, the parties will use their best efforts to make the opportunity available to Level 8; in the case of any business competing opportunity primarily involving the Middle East, the parties will use their best efforts to make the opportunity available to Liraz; and, in each other case, the parties will participate equally in the opportunity. This agreement terminates on the earlier of (a) May 1998, subject to automatic annual renewal thereafter, unless either party wishes to terminate the agreement, and (b) the date Liraz ceases to own at least 35% of the outstanding shares of Common Stock.

     See "Principal Stockholders" for a description of the relationships among Liraz and Messrs. Kilman, Klein and Recanati, directors of Level 8.

MOMENTUM ACQUISITION

     In March 1998, Level 8 acquired Momentum Software Corporation in consideration for 575,000 shares of common stock, warrants to purchase an additional 200,000 shares of common stock for $13.108 per share at any time on or before March 26, 2003 and contingent consideration, if the average closing price of the common stock on the 30 trading days immediately preceding the earlier of December 1, 1998 and the effective date of the filing by Level 8 of a certain registration statement was less than $21.00. If the average price was $15.00 or more and less than $21.00, the contingent consideration was a number of shares of common stock equal to the product of (a) 416.666, and (b) the number of cents by which $21.00 exceeded such average price; and, if the average price was below $15.00, the contingent consideration was, at the option of the Momentum Liquidating Trust, either of the following: (a) 250,000 shares of common stock; or (b) an installment promissory note with a principal amount of $3,000,000 payable in four equal annual installments of principal and bearing interest at the rate of 10% a year. The Trust has opted to take the promissory note.

ADVANCED SYSTEMS EUROPE B.V. AND LIRAZ

     On June 29, 1999, Level 8 completed a $21 million private placement of 21,000 shares of Series A 4% Convertible Redeemable Preferred Stock, convertible into an aggregate of 2.1 million shares of common stock of Level 8. Holders of the Series A Preferred Stock are entitled to receive 4% annual cash dividends payable quarterly and will have one vote per share of Series A Preferred Stock, voting together with the common stock and not as a separate class except on certain matters adversely affecting the rights of holders of the Series A Preferred Stock. The Series A Preferred Stock may be redeemed at the option of Level 8 at a redemption price equal to the original purchase price at any time after June 29, 2000 if the closing price of Level 8's common stock over 20 consecutive trading days is greater than $20 per share. The conversion price of the Series

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

A Preferred Stock is subject to certain anti-dilution provisions, including adjustments in the event of certain sales of common stock at a price of less than $10 per share. In the event Level 8 breaches its obligations to pay dividends when due or issue common stock upon conversion, or Level 8's common stock is delisted, the dividend rate on the Series A Preferred Stock would increase to 18% per annum (partially payable in shares of common stock at the option of Level 8 during the first 60 days of such increased dividend rate). As part of the $21 million financing, Level 8 also issued the investors warrants to purchase 2.1 million shares of common stock at an exercise price of $10 per share, subject to adjustment. As long as the Series A Preferred Stock is outstanding, Level 8 may not purchase shares of its common stock or make distributions on its common stock without the consent of the holders of 85% of the outstanding Series A Preferred Stock. Level 8 has agreed to register the common stock issuable upon conversion of the Series A Preferred Stock and exercise of the warrants for resale under the Securities Act of 1933. Level 8 is required to make certain payments in the event it is unable to meet its obligations in connection with the Series A Preferred Stock and warrants, such as registration under the Securities Act or issuance of shares of common stock upon conversion or exercise. The aggregate amount of all such payments, together with dividends on the Series A Preferred Stock, is limited to 19% of the liquidation value of the Series A Preferred Stock. Investors in the Series A Preferred Stock and warrants include Advanced Systems Europe B.V. Advanced Systems Europe purchased $10 million of Series A Preferred Stock and warrants in the transaction and is a subsidiary of Liraz Systems, Ltd., Level 8's principal stockholder.

                    LEVEL 8 COMPLIANCE WITH SECTION 16(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and regulations of the Securities and Exchange Commission thereunder require Level 8's directors and executive officers and persons who own more than 10% of Level 8's Common Stock, as well as certain affiliates of such persons, to file initial reports of their ownership of Level 8's Common Stock and subsequent reports of changes in such ownership with the Securities and Exchange Commission. Directors, executive officers and persons owning more than 10% of Level 8's Common Stock are required by Securities and Exchange Commission regulations to furnish Level 8 with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such reports received by it and written representations that no other reports were required for those persons, management believes that Level 8's directors, executive officers and owners of more than 10% of its Common Stock complied with all filing requirements in a timely manner during 1998, except that a Form 4 Statement of Changes in Beneficial Ownership for March 1998 for Samuel Somech has not yet been filed and a Form 4 Statement of Changes in Beneficial Ownership for December 1998 for Robert Brill was not filed until April 1999.

             LEVEL 8 CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

     PricewaterhouseCoopers LLP was appointed as Level 8's independent accountants for fiscal 1998 on January 21, 1999. From January 28, 1998 until December 15, 1998, Grant Thornton LLP had been designated as Level 8's independent accountants and had audited Level 8's Consolidated Financial Statements for fiscal 1997. Prior thereto, Lurie, Besikof, Lapidus & Co., LLP had been Level 8's auditors.

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APPOINTMENT OF PRICEWATERHOUSECOOPERS TO REPLACE GRANT THORNTON

     On December 15, 1998, Level 8 dismissed Grant Thornton as its independent auditors. The decision to change independent auditors was recommended by the audit committee of Level 8's board of directors and approved by Level 8's board of directors following the announcement of the acquisition of Seer by Level 8. Given the size of Level 8 following the acquisition of Seer Technologies, Level 8 believed that it required a larger firm with greater resources. Grant Thornton served as independent auditors of Level 8 since January 1998, succeeding Lurie Besikof who served as independent auditors to Level 8 (and Level 8's predecessor entities) for the ten years preceding its January 28, 1998 replacement by Grant Thornton. During fiscal year 1997 and any subsequent 1998 interim period, none of Grant Thornton's reports on Level 8's financial statements contained an adverse opinion or a disclaimer of opinion or was qualified or modified as to uncertainty, audit scope or accounting principles.

     In connection with the preparation of Level 8's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1998, Level 8 discussed with Grant Thornton whether Level 8 should recognize as revenue in the third quarter of 1998 $2.96 million Level 8 had billed Microsoft. Level 8 expressed the view that all of that revenue should be reflected in the third quarter. Grant Thornton expressed the view that none of that revenue should be reflected in the third quarter. After discussion, Level 8 deferred the recognition of all such revenue and indicated in the Form 10-Q that it was in the process of determining how long generally accepted accounting principles required Level 8 to continue to defer recognizing such revenue. Subject to the foregoing, there have been no disagreements with Grant Thornton regarding any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

     In planning and performing the audit of the financial statements of Level 8 for the year ended December 31, 1997, Grant Thornton noted certain internal control structure matters that it considered reportable conditions under standards established by the American Institute of Certified Public Accountants. Reportable conditions involve matters relating to significant deficiencies in the design or operation of the internal control structure that could adversely affect the organization's ability to record, process, summarize, and report financial data consistent with the assertions of management in the financial statements.

     On or about May 7, 1998, Grant Thornton provided Level 8 with an audit communications letter regarding such reportable conditions. These reportable conditions are discussed below.

     SOFTWARE SERVICE TRANSACTIONS. During 1997, Level 8 began entering into multi-year contracts that were non-cancelable or included significant cancellation penalties. To entice customers to sign for this extended period of time, Level 8 offered substantial discounts or free service periods. Grant Thornton recommended that Level 8 recognize the complexity of these arrangements and the need to address the effects on revenue recognition. Due to the unique circumstances surrounding these types of transactions, Grant Thornton stressed the importance of Level 8's Chief Financial Officer reviewing these contracts on a case-by-case basis, with specific emphasis on ensuring proper revenue recognition by reviewing cancellation provisions and allocations of revenue and discounts to products covered by the contract. Grant Thornton identified that there were no standard agreements, each was separately negotiated and accordingly the terms of each agreement needed to be assessed for revenue recognition issues. Grant Thornton suggested that this made it difficult for

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Level 8 personnel to determine revenue recognition under SOP 91-1, and may become an even greater issue under SOP 97-2. Grant Thornton noted that accounting personnel of Level 8 appeared to be unaware of certain key transactions, or aspects of transactions, which may have been a result of a lack of adequate communication.

     CASH COLLECTIONS AND BILLINGS. Grant Thornton noted that cash collections had been "poor" throughout 1997 and early 1998. Grant Thornton identified a number of factors:

     - Lack of written documentation and purchase orders from customers to support sales, before the amount was invoiced.

     - Lack of communication between sales and accounting departments of delivery and payment terms, leading to problems when collection calls were made by the accounting staff.

     - Long lead times between performance of work and the sending of invoices to customers.

     Grant Thornton recommended that management of Level 8 develop formal credit and collection policies providing for regular follow-up communication with customers once accounts are 30 days past due. Grant Thornton also recommended that management of Level 8 consider using sales personnel to help with collections, in an appropriate manner. Level 8 paid commissions upon recognition of a sale, and Grant Thornton recommended that Level 8 consider payment only after Level 8 is paid. Grant Thornton also recommended that management develop an objective formula to determine the minimum amount of the allowance for doubtful accounts.

     During its audit of Level 8 for fiscal 1997, Grant Thornton noted items that gave rise to concerns encompassing the timeliness and efficiency of Level 8's billing process and the accuracy of information provided to customers. According to Grant Thornton, lack of an efficient process had led to relatively large amounts being recorded as "unbilled" receivables. In addition, Grant Thornton noted that numerous problems were encountered when collecting amounts recorded as overdue with customers stating they had received invoices only days prior to the collection call. Grant Thornton suggested that systems should be implemented to ensure all expense claims and time sheets are received on a timely basis, and unbilled revenue should be maintained at zero or an insignificant amount.

     SOFTWARE DEVELOPMENT COSTS. FASB 86 requires that costs incurred internally in creating a computer software product shall be charged to expense when incurred as research and development until technological feasibility has been established for the product. Technological feasibility is established upon completion of a detailed program design or, in its absence, completion of a working model. Thereafter, all software production costs shall be capitalized and subsequently reports at the lower of unamortized cost or net realizable value. Capitalized costs are amortized based on current and future revenue for each product with an annual minimum equal to the straight-line amortization over the remaining estimated economic life of the product.

     Grant Thornton suggested that sensitive decisions relating to capitalization and amortization of software development costs should be documented and supported. All details, such as date of and rationale behind technological feasibility and the date of general availability for sale to the public, should be recorded.

     INSUFFICIENT ACCOUNTING PERSONNEL. According to Grant Thornton, staffing levels at Level 8 did not appear sufficient to deal with the growth in Level 8's sales. In addition, the

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accounting clerk at Level 8 resigned effective December 31, 1997, which Grant
Thornton suggested resulted in delays in performing routine accounting functions such as cash collections and billings as well as providing schedules required to complete the year-end audit.

     Level 8's Chief Financial Officer performed or assisted in practically all of Level 8's accounting functions, account reconciliations, general ledger posting, financial reporting and various others. Grant Thornton believed that by its involvement in such a myriad of activities, chances of errors were increased. Grant Thornton believed that priorities should be redirected from daily mundane bookkeeping chores to more important functions. Grant Thornton recommended that management perform a review of staffing levels at Level 8 and hire additional staff where required.

     LACK OF INTERNAL CONTROLS AND ACCOUNTING SYSTEMS GENERAL. Grant Thornton reported that the size of Level 8's accounting department precluded strict segregation of accounting functions and a detailed system of internal controls. Grant Thornton believed there were a number of areas in which controls and systems could be improved.

APPOINTMENT OF GRANT THORNTON TO REPLACE LURIE BESIKOF

     On January 28, 1998, Level 8 replaced Lurie Besikof as its independent auditors with Grant Thornton. The decision to change independent auditors was recommended by the audit committee of Level 8's board of directors and approved by Level 8's board of directors. The decision was based on advice Level 8 received from the investment banking firm that was providing financial guidance to Level 8 at the time.

     Lurie Besikof served as independent auditors to Level 8 (and Level 8's predecessor entities) for the ten years preceding its January 28, 1998 replacement. During these ten years, there have been no disagreements with Lurie Besikof regarding any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

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                         LEVEL 8 PRINCIPAL STOCKHOLDERS

     The following table lists, as of November 17, 1999, the number of shares of common stock beneficially owned by (1) each current director, (2) our four most highly compensated executive officers, (3) each person or entity known to us to be the beneficial owner of more than five percent of our outstanding common stock, and (4) all current executive officers and directors as a group. In accordance with SEC rules, shares not currently outstanding that are subject to options, warrants or conversion rights are treated as outstanding for purposes of computing the percentage of the outstanding common stock owned by that stockholder but are not treated as outstanding for the purpose of computing the percentage of the outstanding common stock owned by any other stockholder.

                                                            COMMON STOCK
                                                 ----------------------------------
NAME OF BENEFICIAL OWNER                         NO. OF SHARES     PERCENT OF CLASS
------------------------                         -------------     ----------------
Liraz Systems Ltd.(1)..........................    5,683,120(2)         51.99%
Welsh, Carson, Anderson & Stowe ("WCAS")(3)....    1,250,000(4)         13.61
Brown Simpson Strategic Growth Fund, Ltd.(5)...      620,280             6.49
Brown Simpson Strategic Growth Fund, L.P.(6)...      323,625             3.50
Seneca Capital Advisors, LLC(7)................      800,000             8.22
Arie Kilman(8).................................        5,000                *
Samuel Somech(9)...............................      461,138             4.91
Theodore Fine(10)..............................      114,153             1.27
Frank J. Klein(11).............................            0                *
Lenny Recanati(12).............................            0                *
Michel Berty(13)...............................        8,000                *
Robert M. Brill(14)............................        9,328                *
All current directors and executive officers as
  a group (7 persons)(15)......................    1,266,674            11.91

-------------------------

   * Represents less than one percent of the outstanding shares.

 (1) The address of Liraz is 5 Hatzoref Street, Holon 58856 Israel.

 (2) Includes 821,257 shares that Liraz may be deemed to share voting power and dispositive power of common stock with Liraz Export (1990) Ltd., an Israeli corporation and a wholly-owned subsidiary of Liraz and 2,000,000 shares, one half of which are shares of common stock issuable upon the conversion of Series A Preferred Stock and the other one-half of which are shares issuable upon the exercise of warrants that Liraz may be deemed to share voting and disposition power with Advanced Systems Europe B.V., a Dutch corporation and a wholly-owned subsidiary of Liraz. Mr. Arie Kilman is Chief Executive Officer and Chairman of the Board of Directors and of Liraz. We have been advised that, as of December 31, 1998, Mr. Kilman owned 1,170,670 ordinary shares of Liraz, which was approximately 19.4% of the ordinary shares of Liraz. Mr. Kilman may, by reason of his ownership in and relationship with Liraz, be deemed to share voting power and dispositive power with respect to the shares of beneficially owned by Liraz and therefore may be deemed to be the beneficial owner of such shares.

     Mr. Kilman is a party to a stockholders' agreement with PEC Israel Economic Corporation ("PEC") and Discount Investment Corporation Ltd. ("DIC"), pursuant to which Mr. Kilman, PEC and DIC have agreed to act together to elect directors of

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

     Liraz and for certain other purposes. We have been advised that each of PEC and DIC beneficially own approximately 20.75% of the ordinary shares of Liraz as of December 31, 1998. By virtue of the stockholders' agreement, each party to the stockholders' agreement may be deemed to own beneficially the ordinary shares of Liraz owned by the other parties. Each party to the stockholders' agreement disclaims any beneficial ownership of the ordinary shares of Liraz owned by the other parties.

     IDB Holding Corporation Ltd. owns approximately 71% of the outstanding shares of IDB Development Corporation Ltd. IDB Development, in turn, owns approximately 72% of the outstanding DIC ordinary shares and DIC owns approximately 81% of the outstanding PEC common stock. By reason of the IDB Holdings' ownership of IDB Development voting securities and DIC's ownership of PEC voting securities, IDB Holding may be deemed to be the beneficial owner of DIC ordinary shares held by IDB Development and PEC common stock held by DIC. By reason of their positions with, and control of voting securities of, IDB Holding, Ralphael Recanati of Tel Aviv, Israel, and Elaine Recanati of Herzliya, Israel, who are brother-in-law and sister-in-law, and Leon Recanati of Tel Aviv, Israel and Judith Yovel Recanati of Herzliya, Israel, who are brother and sister, may be each deemed to share the power to direct the voting and disposition of the outstanding shares of DIC ordinary shares owned by IDB Development and PEC common stock held by DIC and may each, under existing regulations of the Securities and Exchange Commission therefore be deemed a beneficial owner of the shares. Leon Recanati and Judith Yovel Recanati are the nephew and niece of Raphael and Elaine Recanati. Companies that the Recanati family control hold approximately 51.6% of the outstanding shares of IDB Holding.

     Excludes 1,250,000 shares of our common stock held by or issuable upon exercise of warrants held by Welsh, Carson, Anderson and Stowe VI, L.P. ("WCAS VI") and certain parties affiliated or associated with WCAS VI (collectively, the "WCAS Parties") as described in note 4 below, which Level 8 has the right to vote pursuant to an agreement between Level 8 and the WCAS Parties dated November 23, 1998.

 (3) The address of WCAS is 320 Park Avenue, Suite 2500, New York, New York
     10022.

 (4) Includes 944,844 shares of common stock, and 250,000 additional shares of common stock issuable upon the exercise of warrants held by WCAS VI; 11,290 shares held by WCAS Information Partners II, L.P.; 806 shares held by Trust U/A dated November 26, 1984 for the Benefit of Eric Welsh; 806 shares by Trust U/A dated November 26, 1984 for the benefit of Randall Welsh; 806 shares held by Trust U/A dated November 26, 1984 for the benefit of Jennifer Welsh; 1,613 shares held by Reboul, MacMurray, Hewitt, Maynard and Kristol; and 35,803 shares held by general partners of WCAS. WCAS is general partner of each of the foregoing limited partnerships. The principals of WCAS are Bruce K. Anderson, Russell L. Carson, Anthony J. de Nicola, James B. Hoover, Thomas E. McInerney, Robert A. Minicucci, Andrew
     M. Paul, Richard A. Stowe, Laura Van Buren and Patrick J. Welsh.

 (5) The address of Brown Simpson Strategic Growth Fund, Ltd. is Citco Fund Services, Corporation Center, West Bay Road, P.O. Box 31106, SMB Grand Cayman, Cayman Islands.

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

Represents shares issuable upon conversion of Series A Preferred Stock and exercise of warrants at an exercise price of $10.00 per share pursuant to the terms of the Certificate of Designation of Rights, Preferences and Limitations
     of the Series A Preferred Stock and the warrants.

 (6) The address of Brown Simpson Strategic Growth Fund, L.P. is 152 West 57th Street, 40th Floor, New York, New York 10019.

     Represents shares issuable upon conversion of Series A Preferred Stock and exercise of warrants at an exercise price of $10.00 per share, pursuant to the terms of the Certificate of Designation of Rights, Preferences and Limitations of the Series A Preferred Stock and the warrants.

 (7) The address of Seneca Capital Advisors, LLC is 830 Third Avenue, 4th Floor, New York, New York 10022.

     Represents shares issuable upon conversion of Series A Preferred Stock and exercise of warrants at an exercise price of $10.00 per share, pursuant to the terms of the Certificate of Designation of Rights, Preferences and Limitations of the Series A Preferred Stock and the warrants.

 (8) Excludes shares owned by Liraz, which may be deemed beneficially owned by Mr. Kilman as a result of his position as Chairman of the Board and Chief Executive Officer of Liraz and owner of approximately 22.4% of Liraz. On March 30, 1999, Mr. Kilman voluntarily terminated all of his outstanding options exercisable for 200,000 shares of common stock. As a result, Mr. Kilman no longer holds any options to purchase shares of common stock.

 (9) Includes 461,138 shares subject to stock options exercisable within sixty
     (60) days; excludes 16,667 shares subject to stock options not exercisable within sixty (60) days.

(10) Includes 83,068 shares subject to stock options exercisable within sixty
     (60) days; excludes 27,834 shares subject to stock options not exercisable within sixty (60) days.

(11) Excludes 5,683,120 shares owned by Liraz, which may be deemed beneficially owned by Mr. Klein as a result of his position as an executive officer of PEC, which owns approximately 20.75% of Liraz.

(12) Excludes 5,683,120 shares owned by Liraz, which may be deemed beneficially owned by Mr. Recanati as a result of his position as an executive officer of Discount Investment Corporation Ltd., which owns approximately 20.75% of Liraz.

(13) Includes 8,000 shares subject to stock options exercisable within sixty
     (60) days; excludes 4,000 shares subject to stock options not exercisable within sixty (60) days.

(14) Includes 4,000 shares subject to stock options exercisable within sixty
     (60) days; excludes 8,000 shares subject to stock options not exercisable within sixty (60) days.

(15) Excludes shares owned by Liraz as described in note 8 and includes 1,147,704 shares issuable upon exercise of options and warrants described in notes 9 through 14.

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                              TEMPLATE'S BUSINESS

GENERAL

     Template was incorporated in Maryland in 1975 and reincorporated in Virginia in 1996. Template provides enterprise-wide software solutions to organizations that require the integration of their operations and systems in an effort to better automate their critical business processes. To date, most of Template's revenues have been derived from license fees for use of Template's products and fees for software services related to the customization of its products, which services include software development, training, maintenance, systems integration and systems planning. Template's products consist of a set of off-the-shelf packages, in the form of templates. Templates are largely completed applications supporting enterprise application integration ("EAI") and business process automation. Template believes that its reusable template products, along with its software-related services, allow a mass customization approach to software solution delivery that is superior to the historical alternatives of buying a packaged solution or developing a custom application. Template's current templates can provide up to 90% of the code necessary for a complex integration problem or implementation of an automated business process.

     Template's solutions are targeted at large-scale, enterprise integration opportunities and mission-critical applications, such as order handling and fulfillment, human resource management, and network monitoring systems primarily in the telecommunications, finance/insurance and government industries. Template markets its solutions world-wide through its direct sales force, distributors, value added resellers and systems integrators. In an effort to solidify its presence world-wide, Template maintains the following wholly-owned subsidiaries:
(1) England: Template Software (U.K.) Limited and Template Software, Limited;
(2) France: Template Software S.A.; (3) Germany: Template Software Holding GmbH ("Template Holding") and Template Software Geschaftsfuhrungs GmbH ("Template Management"), which Template formed to acquire milestone software GmbH ("Milestone"), (4) Austria: milestone software Ges. mbH; (5) Australia: Template Software Pty., Ltd.; and (6) Mexico: Template Software de Mexico, S.A. de C.V. (which is in the process of having its operations wound up). Template also owns 20% of milestone software AG, a Swiss corporation ("Milestone Switzerland"), which Template acquired in connection with its acquisition of Milestone.

PRODUCTS AND SERVICES

     Template's products are a family of templates which Template uses to implement complex EAI solutions and/or business process automation extensions to existing departmental systems. Template's aim is to provide solutions to its customers that support applications in e-commerce, customer-centric process reengineering, or other market-driven business thrusts. The primary integration product is the Enterprise Integration Template ("EIT"). EIT supports the rapid integration of legacy systems, commercial off-the-shelf ("COTS") packages and other custom applications into a coherent whole able to support enterprise business processes. Template's other primary products -- the Foundation Template and its optional components, and the Process Templates -- provide the basis to rapidly automate complex business processes. These templates have been designed to interoperate seamlessly and each includes an integrated suite of visual development tools to enhance the functionality and rapid development of specific business solutions.

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     ENTERPRISE INTEGRATION TEMPLATE.  EIT addresses the broadest spectrum of enterprise integration requirements. It can bring together existing systems and databases under a common business representation in the form of objects and present these resources as a service to any other application or business process. EIT is designed to integrate any type of system or database. It provides the means to "encapsulate" an application or database and make the encapsulated data or functions available to other systems that might need to make use of them. Most competitive offerings in the marketplace attempt to provide this means of encapsulation in one way or another. Template believes that EIT is unique and provides more utility because it goes beyond its competitors and allows the encapsulated services to be included in object classes that model part or all of the elements of a business process or enterprise. Business rules and business events can also be modeled. EIT also provides for the export of the services provided by the object representations to end-user applications that can be written in any language that conforms to industry and open system standards for object communication such as Microsoft's DCOM or the Object Management Group's CORBA standard. Template's process automation templates described below integrate seamlessly with EIT allowing the automation of critical business processes with the integration of pre-existing systems. Template believes that this combination of technologies is well suited to the implementation of e-commerce applications, re-engineered business processes (e.g. customer-centric processes), and internet enabled legacy systems.

     Template anticipates that specialized versions of EIT will be created for certain industries. One such thrust has been initiated in the telecommunications industry, called Telco Integration in a Box ("TIIB"). Template expects that these specialized versions will include, at a minimum, EIT and packaged connectors to market-leading software packages in the targeted industry.

     FOUNDATION TEMPLATE. The basic use of Template's Foundation Template is in the rapid automation of part or all of an enterprise business process. The Foundation Template, which is based on distributed object technology, is designed to promote large-scale code reuse and the capture of business rules and events. The base reusable software in the Foundation Template provides for up to 65%-75% of the code for distributed, multi-process applications, including two and three tier client-server and peer-to-peer applications. The Foundation Template includes built-in components and functionality, including dynamic graphical user interfaces, storage capabilities for database and file access, facilities to integrate with class libraries and legacy applications and advanced communications protocols. The Foundation Template also provides inter-process communications that provide dynamic object sharing and updating which allow the reconfiguration or scaling of distributed applications with little or no code changes. To achieve this reconfiguration or scaling, the Foundation Template provides a facility called the Shared Information Base ("SIB") which provides for inter-process communication among applications running on a single hardware platform or multiple heterogeneous platforms. Because multiple Foundation Template application processes can communicate on a peer-to-peer basis through a shared information base, a developer can easily scale an application up from a single workstation to a dispersed network of multiple workstations.

     The following are optional components of the Foundation Template:

          WEB COMPONENT. Web Component is an extension to the Foundation Template for creating Web-based, enterprise-wide solutions. Web Component incorporates the Foundation Template's functionality and provides for the dynamic generation in real-time of Hypertext Markup Language ("HTML"). As a result, solutions developed

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     with the Foundation Template can be deployed across the internet and
     Intranets using internet protocol with HTML coding. Web Component supports leading web browsers and servers, including those developed by Netscape Communications Corporation and Microsoft Corporation. Web Component also takes advantage of emerging standards such as HTML 3.0 and Java.

          PROCESS MONITORING COMPONENT ("PMC"). PMC provides for the management of a highly distributed, multi-process solution from a single location. A multi-process application can be monitored and managed remotely. Failure of processes can be detected remotely and in real time. Processes can be restarted remotely. This type of sophisticated capability is essential for the operational deployment of enterprise distributed solutions.

          GEOGRAPHIC MAPPING COMPONENT ("GMC"). GMC allows the display of data overlaid on geographic maps. The data overlays are "live" and can be changed in real time. This type of display is important for enterprise solutions such as fleet monitoring and management.

          PROCESS TEMPLATES. The Process Templates consist of the Workflow Template and the System Management Template.

          WORKFLOW TEMPLATE ("WFT"). WFT is a template for creating workflow solutions that automate and provide real-time management and control of the functions and tasks involved in a business process, such as claims processing and order fulfillment. WFT incorporates the Foundation Template's functionality and provides the basis for up to 90% of the code for most workflow solutions. WFT is based on a business operations model which enables easy development of a rules-based, process oriented workflow system. WFT provides the versatility to develop workflow solutions that range from departmental systems to production and enterprise-wide systems. WFT includes nine high-level editors which provide the visual tools for workflow business process engineering, analysis and design.

          SYSTEM MANAGEMENT TEMPLATE ("SMT"). SMT is a template for creating solutions that provide real-time monitoring and control of complex physical processes, such as pipeline management and computer network management. SMT enables solutions that monitor the status of complex systems and gives people in an organization the ability to rapidly change the elements of the system. SMT tightly integrates key management and operation services for system management with built-in components for managing and routing commands, monitoring and managing the system management application, filtering and routing system problems and providing and regulating access control. SMT also provides a comprehensive list of class libraries, configuration tools and a base application for system management application development.

          SERVICES. Template has a comprehensive service organization that helps to ensure successful mass customization of solutions for its customers based on Template's products. Template provides its customers with software-related services to specify, design, customize, and deploy the software solutions necessary to meet its customers' integration and business process automation needs. Template believes that the availability of its software-related services is a key factor in customer purchasing decisions. Template's services have been and are expected to continue to be an important source of revenues. The fees for Template's solutions services can be fixed in advance of each stage of the delivery process for which Template has been engaged.

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INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

     Template relies primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. Template's products are generally licensed to end users pursuant to a license agreement that restricts the use of the products. In addition, Template generally enters into confidentiality agreements with its employees and consultants that limit access to and distribution of its proprietary information. The degree and scope of legal protection available for Template's software products may vary in certain foreign countries.

     Template has entered into source code escrow agreements with a limited number of its customers and resellers requiring release of source code in certain circumstances. Such agreements generally provide that such parties will have a limited, non-exclusive right to use certain portions of Template's source code in the event that there is a bankruptcy proceeding by or against Template, if Template ceases to do business or if Template fails to meet its support obligations.

SEASONALITY

     The operating results of many software and business solutions companies reflect seasonal trends, and Template expects to be affected by such trends in the future. Although Template has not experienced consistent seasonal fluctuations in operational results to date, Template believes that it is likely that it will experience relatively higher revenues in Template's fiscal quarters ending on December 31, and relatively lower revenues in its fiscal quarters ending on March 31, as a result of efforts by its direct sales force to meet fiscal year-end sales quotas, assuming the projects can be completed and the corresponding revenue recognized. To the extent future international operations constitute a higher percentage of Template's total revenues, Template anticipates that it may also experience relatively weaker demand in the fiscal quarters ending on September 30 as a result of reduced sales activity in Europe during the summer months.

BACKLOG

     A number of Template's client projects are performed on a fixed-price basis and, therefore, Template bears the risk of cost overruns and inflation. A portion of net revenues are recognized on the percentage-of-completion method which requires revenues to be recorded over the term of a client contract. Revenues attributable to the sale of software products are recognized upon shipment and revenues attributable to services are recognized upon completion. A loss is recorded at the time when current estimates of project costs exceed unrecognized revenues. Quarterly revenues and operating results can depend on the significance of client engagements commenced and completed during a quarter, the number of working days in a quarter and employee utilization rates. The timing of revenues is difficult to forecast because Template's sales cycle is relatively long in the case of new clients and may depend on factors such as the size and scope of assignments and general economic conditions. Template's software products are typically used to develop applications that are critical to a customer's business and the purchase of Template's products is often part of a customer's larger business process reengineering initiative or implementation of distributed computing. As a result, the license and implementation of Template's software products and business solutions generally involves a significant commitment of management attention and resources by prospective customers. Accordingly, Template's sales process is often subject to delays associated with a long approval process that typically accompanies significant initiatives or capital expenditures. Because a high percentage of Template's expenses are relatively fixed, a variation in the timing of the

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initiation or the completion of client assignments, particularly at or near the end of any quarter, can cause significant variations in operating results from quarter to quarter and could result in losses. Template attempts to manage its personnel utilization rates by closely monitoring project timetables and staffing requirements for new projects. On a typical project, a significant number of personnel are provided by Template's clients or third parties. While professional staff must be adjusted to reflect active projects, Template must maintain a sufficient number of senior professionals to oversee existing client projects and participate with Template's sales force in securing new client assignments. In addition, many of Template's engagements are, and may be in the future, terminable without client penalty. An unanticipated termination of a major project could require Template to maintain or terminate under-utilized employees, resulting in a higher than expected number of unassigned persons or higher severance expenses.

     A significant portion of Template's revenues has been, and Template believes will continue to be, derived from a limited number of orders placed by large organizations, and the timing and fulfillment of such orders have caused and are expected to continue to cause material fluctuations in Template's operating results, particularly on a quarterly basis. Historically, with the exception of the federal government, organizations that provide in excess of 10% of Template's revenues have changed from year to year. For the fiscal year ended November 30, 1997, Winstar Telecommunications, Inc. and the federal government in aggregate accounted for more that 10% of Template's total revenue, representing an aggregate of approximately 36% of total revenue, or 13% and 23% of total revenue, respectively. For the fiscal year ended December 31, 1998, each of Winstar Telecommunications, Inc. and the federal government (comprising three different agencies and contracts) accounted for more than 10% of Template's total revenue, representing an aggregate of approximately 40% of total revenue, or 11% and 29% of total revenue, respectively.

GOVERNMENT CONTRACTS

     Template has a government business unit comprised of approximately 50 people who provide technical services to government agencies. The principal function of this group is to administer certain contracts, some of them classified, between Template and agencies of the federal government. The nature of this work is technical design and software development which Template has been performing for the federal government since 1977. Approximately 23% and 29% of Template's total revenues in fiscal years 1997 and 1998, respectively, were derived from contracts with the government. Government contracts, by their terms, generally can be terminated at any time by the government, without cause, for the convenience of the government. If a government contract is so terminated, Template would be entitled to receive compensation for the services provided or costs incurred at the time of termination and a negotiated amount of the profit on the contract to the date of termination. In addition, all government contracts require compliance with various contract provisions and procurement regulations. The adoption of new or modified procurement regulations could adversely affect Template or increase its costs of competing for or performing government contracts. Any violation (intentional or otherwise) of these regulations could result in the termination of such government contracts, imposition of fines, and/or debarment from award of additional government contracts. The termination of any of Template's significant government contracts or the imposition of fines, damages, or suspension from bidding on additional government contracts could have a material adverse effect on Template.

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COMPETITION

     The information technology consulting, software development, enterprise application integration and business solution markets include a large number of participants, are subject to rapid changes and are highly competitive. These markets are highly fragmented and served by numerous firms, many of which serve only their respective local markets. Clients may elect to use their internal information systems resources to satisfy their needs for software development and technical consulting services, rather than using those offered by Template. In the software development tools market, representative competitors of Template include, among others, Forte Software, Inc., ViewStar Corporation and ILOG S.A. In the enterprise application integration market, representative competitors of Template include, among others, Crossworlds Software, Inc., Vitria Technology, Inc., and Active Software, Inc. In the information technology consulting market, representative competitors of Template include, among others, Cambridge Technology Partners, Inc. and TCSI Corporation. In the business solutions market, representative competitors of Template include, among others, Electronic Data Systems and the consulting departments of the "Big Five" accounting firms.

     Template believes that its ability to compete depends in part on a number of competitive factors outside its control, including the ability of its competitors to hire, retain and motivate senior project managers, the ownership by competitors of software used by potential clients, the development by others of software that is competitive with Template's products and services, the price at which others offer comparable services and the extent of its competitor's responsiveness to customer needs.

SALES AND MARKETING

     To reach a broad potential customer base, Template has pursued multiple distribution channels, including a direct sales force, as well as third party relationships with distributors, value added resellers and systems integrators. Template's direct sales force focuses on large customers and leverages its industry experience to access target organizations within particular vertical markets. These markets are characterized by business areas to which Template's services and technology are particularly well-suited, and by participants who possess the financial resources and scale of operations necessary to support the engagement of solution providers such as Template. Template identifies leading organizations in each industry and seeks to provide an initial solution that builds on one of Template's reusable software templates. Once an initial project has been successfully completed, Template seeks to offer additional solutions that automate and enhance other business processes for the client. Template intends to target additional industries in which its business area experience and advanced software technology expertise can be applied. An important element of Template's sales and marketing strategy is to expand its relationships with third parties to increase market awareness and acceptance of Template's software solutions. The relationships with each of these groups generally provide for training and other support necessary to promote the market acceptance of Template's products.

     Template has organized worldwide into two major geographic divisions for sales and distribution of its solutions: the Americas and Europe/International. Template previously had an Asia/Pacific geographic division for sales and distribution, which was discontinued in 1998 and consolidated with Europe/International until such time as the markets in those areas improve and stabilize. Within each geographic division, Template intends to establish industry specific groups to focus on solutions within each targeted area. In the

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Americas, Template has a strong telecommunications industry group and a well-established federal government industry group. In Europe, Template has an established presence, with over half of the manpower resources of Template located in western Europe. Template has a customer base in telecommunications, insurance and other industries in Europe.

PRODUCT DEVELOPMENT

     Template believes that its future success will depend in large part on its ability to enhance its current family of software products, develop new products, maintain technological leadership and satisfy an evolving range of customer requirements for enterprise application integration and business process automation. Template's product development organization is responsible for product architecture, core technology and functionality, product testing, visual tool development and expanding the ability of Template's software templates to operate with the leading hardware platforms, operating systems, relational database management systems and networking and communication protocols. This organization is also responsible for new product development. In fiscal year 1998, product development expenses were $1.4 million. Management expects that, as a result of its product development strategy, internally funded research and development costs may increase significantly in future periods. There can be no assurance that such increased research and development costs will result in the successful introduction of new products.

     Template attempts to continuously improve its existing products in two ways. In response to market demands, Template seeks to enhance its current family of software templates through planned releases. At the same time, Template tries, on an ongoing basis, to expand its existing family of products by periodically introducing new template-based products. This effort to enhance existing products falls into three categories. First, Template adds new visual development tools to increase the productivity of those using its templates. Second, Template adds new functionality to its existing templates in the form of reusable code. Third, as new platforms and standards are introduced into the market, Template ports its templates to new platforms and standards to enhance interoperability. Template usually retains the right to enhancements of its products. However, Template generally assigns ownership of the custom software components to its clients. In 1998, Template introduced one new product -- the Enterprise Integration Template -- and two new components -- PMC and GMC.

     Template believes that it is advantageously positioned to introduce new products which exploit market opportunities in a timely fashion due to the modular reuseability of its core technology. This building block approach allows Template to create new products very rapidly. EIT is representative of this ability, in that it was conceived and brought to market in its first version in less than one year. This agile reaction has positioned Template to be an important competitor in the EAI market.

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ACQUISITIONS AND ALLIANCES

     In 1998, Template acquired the remaining 56% of the issued and outstanding equity interest of Milestone Austria. Template had previously acquired 44% of Milestone Austria in 1997.

     Template constantly seeks strategic relationships with development partners, systems integrators, value added resellers and independent software vendors as a part of its strategy to promote the widespread use of its products and services. Template believes that these alliances will enhance and increase its market visibility and penetration. In this regard, Template has entered into relationships with the following companies:

          ALCATEL. Template fosters a relationship with Alcatel Alsthom Compagnie Generale d'Electricite S.A. ("Alcatel"), one of the worlds largest telecommunications, energy and transport systems suppliers. Alcatel employs Template's products and services in a number of its internal projects and customer engagements.

          COMPUTER ASSOCIATES. In October 1997, Template announced a partnership with Computer Associates International, Inc. to pursue opportunities in the enterprise computing solutions market.

          PRECISE. In March 1998, Template entered into a relationship, including a $500,000 investment (which has subsequently been repaid in full), in Precise Connectivity Solutions, Ltd. ("Precise"). Precise creates software connectors for IBM mainframe and AS/400 computers, and Template's relationship with Precise gave Template access to this software, which will aid in the upcoming release of Template's EIT software.

          EAGLE EYE. In September 1998, Template entered into a relationship, including a $1,000,000 investment, in Eagle Eye Technologies, Inc. ("Eagle Eye"). As part of this relationship, Template is helping Eagle Eye develop a service operations center, which Template anticipates will help give Template access to new markets for its products, including transportation and tracking.

          BULL. In December 1998, Template entered into an agreement with BULL, a large worldwide systems integrator, whereby BULL will have the right to use and sublicense Template's technology products for use in worldwide customer engagements.

          MANTECH SYSTEMS ENGINEERING CORPORATION ("MANTECH"). In April, 1998, Template entered into a relationship with ManTech for the purpose of co-marketing and teaming on selected projects where Template's technology would be proposed.

EMPLOYEES

     As of October 31, 1999, Template had a total of 298 full-time employees, of which 264 were technical and technical support personnel. None of Template's employees are subject to a collective bargaining agreement. Template believes that its relations with its employees are excellent.

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FINANCIAL INFORMATION ABOUT INTERNATIONAL OPERATIONS AND EXPORT SALES

     Revenues from foreign subsidiaries and export sales accounted for 49.0% and 51.9% of Template's total revenues in fiscal years 1997 and 1998, respectively. Template believes that in order to increase sales opportunities and profitability, it will be required to continue to expand its international operations. Template has committed and continues to commit significant management time and financial resources to developing direct and indirect international sales and support channels. There can be no assurance, however, that Template will be able to maintain or increase international market demand for Template's software products and services. To the extent that Template is unable to do so in a timely manner, Template's international sales will be limited, and Template's business, operating results and financial condition would be materially and adversely affected.

PROPERTIES

     Template's principal administrative, sales, marketing, and product development facility occupies approximately 63,000 square feet in Dulles, Virginia pursuant to a lease which expires in December 2006. Template also leases sales and support offices in Louisiana, Maryland and Pennsylvania. It maintains an office in Arlington, Virginia for its government business unit and maintains one international office in each of the United Kingdom, and France, two international offices in Austria and four international offices in Germany. Template believes that its existing facilities are adequate for its current needs and that suitable additional or alternative space will be available in the future on commercially reasonable terms as needed.

LEGAL PROCEEDINGS

     Template has entered into a settlement agreement with Automated Financial Systems, Inc. ("AFS") regarding an action that Template had filed that has been pending since December 23, 1998. A description of the basis of this action is contained in Template's Annual Report on Form 10-K for the year ended December 31, 1998 (File No. 0-21921). As part of the settlement, AFS paid Template $260,000 in cash on August 27, 1999 and dismissed its counterclaims against Template.

     On June 30, 1999, Template filed a claim with the National Association of Securities Dealers for arbitration against Merrill Lynch Pierce Fenner & Smith seeking compensatory damages of $950,000 plus attorney's fees and lost income resulting from advice rendered by Merrill Lynch to purchase, and the failure of Merrill Lynch to divest at Template's instruction, Template's portfolio of zero coupon long-term bonds. Discovery has commenced in this arbitration. Template expects that the arbitration will be completed by the end of 1999. Template cannot predict the outcome of this arbitration proceeding. If Template is not successful in this arbitration, there could be a material adverse effect on Template's business, results of operations and financial condition.

     On July 15, 1999, Template filed an action against Manugistics, Inc. in the United States District Court for the Eastern District of Virginia, seeking compensatory damages of approximately $1,250,000 resulting from breach of certain representations contained in a license agreement for Manugistics-developed software that Template had attempted to incorporate into a project that Template is committed to delivering to an agency of the federal government. Manugistics has filed a counterclaim against Template, asserting breach of contract, breach of alleged settlement, and wrongful hiring. On October 19, 1999, Template filed an amended complaint to include two additional claims, fraud in the

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inducement and constructive fraud, seeking additional damages of $2,000,000.
Discovery has commenced in the action. No trial date has been set for this action, and Template cannot currently predict the outcome of this litigation. If Template is not successful in pursuing these claims, there could be a material adverse effect on Template's business, results of operations and financial condition.

     In addition, Template is and may from time to time be involved in ordinary routine litigation incidental to its business. Other than as described above, Template is not aware of any pending or threatened litigation that could have a material adverse effect on Template's business, results of operations or financial condition.

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                 TEMPLATE MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Template provides enterprise-wide software solutions to organizations that require the integration of their operations and systems in an effort to better automate their critical business processes. To date, substantially all of Template's revenues have been derived from license fees for use of Template's products ("Product Revenue") and fees from software-related services ("Services Revenue"). These services primarily relate to the customization of Template's products which includes software development, training, maintenance, systems integration and systems planning.

     Template provides its software products and business solutions to customers in both domestic and foreign markets under license agreements, service contracts and purchase orders. Fees for solutions, consisting of a combination of software-development services provided by Template and licenses to use Template's products, are typically based on staffing requirements and the overall scope and timing of the project as agreed upon with the client. Template's software templates, tools and reusable solutions are typically licensed separately for development and deployment. Development license fees are primarily based upon the number of developers who will be using Template's products. Deployment license fees are based upon the number of end-users, or the number and power of computing platforms (servers) that execute the specialized application created with Template technology.

     Template recognizes revenue from software products when the related license agreement has been executed and the software has been shipped to and accepted by the client. Template recognizes revenue for software-related services based on the type of contractual arrangement under which the services are performed. In its commercial business, Template typically contracts on a fixed-price basis or on a time-and-material basis, depending on the overall project scope, project risks and client requirements. In its government business, Template typically contracts on a cost-plus-fixed-fee basis.

     Template recognizes revenue from fixed-price contracts using the percentage of completion method. Revenue from time-and-material contracts is recognized when the services are performed. Template recognizes revenue from cost-plus-fixed-fee contracts on the basis of reimbursable contract costs incurred during the period at provisional billing rates, and year-end adjustments for actual costs are shown as under (over) billed costs. Management believes that these cost adjustments are fully allowable under their respective cost-plus contracts and prevailing government regulations.

     Template acquired Template Software S.A. in March 1997 and Milestone in June 1997 in transactions accounted for using the purchase method. The results of operations for these two wholly owned subsidiaries are included beginning on the date of their respective acquisitions. At the date of the acquisition of Milestone by Template in June 1997, Milestone owned 34% and 20% of the issued and outstanding equity interests of Milestone Austria and Milestone Switzerland, respectively. As part of this same transaction, Template contemporaneously acquired an additional 10% of the issued and outstanding equity interests Milestone Austria. In March 1998, Template acquired the remaining 56% of the issued and outstanding equity interests of Milestone Austria. In December 1998, Template began the process of liquidating its Mexican subsidiary, Template Software de Mexico S.A. de C.V.

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     In 1998, Template changed its fiscal year end from November 30 to December
31.

RESULTS OF OPERATIONS

COMPARISON OF NINE MONTHS ENDED SEPTEMBER 30, 1999 AND SEPTEMBER 30, 1998

     REVENUE. Total Revenue was $9.1 million for the quarter ended September 30, 1999 compared to $9.9 million for the quarter ended September 30, 1998, a decrease of $0.8 million or 7.8%. This decrease was primarily attributable to a decrease in product revenue. Total Revenue for the nine month period ended September 30, 1999 was $31.4 million compared to $28.7 million for the nine month period ended September 30, 1998, an increase of $2.7 million or 9.4%. This growth resulted principally from volume increases in sales of software-related services for customers such as the National Imagery and Mapping Agency ("NIMA") in the United States and Commerzbank, Mannesmann and Delvag in Germany.

     Product Revenue was $0.5 million for the quarter ended September 30, 1999 compared to $1.2 million for the quarter ended September 30, 1998, a decrease of $0.7 million or 59.6%. This decrease is primarily attributable to significant product transactions in the three month period ended September 30, 1998 with Eagle Eye Technologies, Inc. and Motorola Center Computersysteme with no transaction of comparable size in the three months ended September 30, 1999. For the nine month period ended September 30, 1999, Product Revenue was $3.9 million compared to $5.1 million for the nine month period ended September 30, 1998, a decrease of $1.2 million or 23.9%. This decrease was primarily attributable to the decrease in product revenue in Europe. Template believes that penetration into the German enterprise integration market has not occurred primarily because German companies are spending their information technology budgets on Year 2000 remediations and SAP implementations. In the three month period ended June 30, 1999, Template realigned its sales strategy in Germany to penetrate the market with lighter products (i.e., products that have less functionality and complexities) that are more relative to the enterprise application integration market. Template is now focussing on reselling Vision Jade and Visual Edge, both lighter enterprise integration products, in an effort to penetrate our German customer base. Services Revenue was $8.6 million for the quarter ended September 30, 1999 and September 30, 1998. Services Revenue was $27.5 million for the nine month period ended September 30, 1999, compared to $23.6 million for the nine month period ended September 30, 1998, an increase of $3.9 million or 16.7%. This growth resulted principally from volume increases in sales of software-related services for customers such as the National Imagery and Mapping Agency ("NIMA") in the United States and Commerzbank, Mannesmann and Delvag in Germany.

     COST OF REVENUE. Total Cost of Revenue is comprised of salaries and related benefits for personnel, amortization of capitalized software development costs and an allocated portion of rent, building services and computer equipment services and expenses. Total Cost of Revenue was $6.9 million for the quarter ended September 30, 1999 compared to $5.8 million for the quarter ended September 30, 1998, an increase of $1.1 million or 19.5%. Total cost of revenue was $22.6 million for the nine month period ended September 30, 1999 compared to $15.8 million for the nine month period ended September 30, 1998, an increase of $6.8 million or 43.0%. Total Cost of Revenue was 76.2% of total revenue for the quarter ended September 30, 1999 compared to 58.8% of total revenue for the quarter ended September 30, 1998. For the nine month period ended September 30, 1999, total cost of revenue was 72.2% of total revenue for the nine months ended September 30, 1999 compared to 55.2% for the comparable period during 1998. The

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increase in the cost of revenue and the related percentage relative to revenue was attributable to (i) higher technical staff salaries, (ii) utilization of third party subcontractors in conjunction with Template's implementation of the NIMA service engagement, (iii) the purchase and integration of a third party software product with Template's software products, and (iv) lower margins on service contracts. Also, certain contracts in Germany achieved very low margins and technical personnel trained in Template's technology in France and Germany were under-utilized. As a result of these issues, in the three month period ended June 30, 1999, Template implemented a reduction in force in Europe, primarily Germany in order to more closely align Template's European cost structure with its related revenue.

     Cost of Product Revenue was $0.5 million for the quarter ended September 30, 1999 compared to $0.3 million for the quarter ended September 30, 1998, an increase of $0.2 million or 43.6%. Cost of Product Revenue was $1.6 million for the nine months ended September 30, 1999 compared to $1.1 million for the nine months ended September 30, 1998, an increase of $0.5 million or 43.7%. The Cost of Product Revenue increased in the three month and nine month periods ended September 30, 1999 primarily due to an increase in software amortization associated with the general availability release of Template's Enterprise Integration TemplateTM ("EIT").

     Cost of Services Revenue was $6.4 million for the quarter ended September 30, 1999 compared to $5.4 million for the quarter ended September 30, 1998, an increase of $1.0 million or 17.9%. Cost of Services Revenue was $21.0 million for the nine month period ended September 30, 1999, compared to $14.7 million for the nine month period ended September 30, 1998, an increase of $6.3 million or 43.0%. This increase resulted primarily from the cost associated with staffing the growth in services contracts. Template believes that Service Revenue gross margins have decreased due to the use of third party subcontractors, the provision and integration of a third party software product on the NIMA contract and the low service margins and under-utilization of the technical staff in Germany. If any of Template's engagements were to be terminated on short notice, Template would be unable to reduce Cost of Services Revenue commensurate with the associated decrease in Services Revenue. Any such termination would have a material adverse effect on Template's business, operating results and financial condition.

     SELLING AND MARKETING. Selling and Marketing expenses consist primarily of expenses related to sales and marketing personnel, advertising, promotion, trade show participation and public relations. Selling and Marketing expenses were $2.9 million for the quarter ended September 30, 1999 compared to $2.3 million for the quarter ended September 30, 1998, an increase of $0.6 million or 25.6%. Selling and marketing expenses were $8.0 million for the nine month period ended September 30, 1999, compared to $7.2 million for the nine month period ended September 30, 1998, an increase of $0.8 million or 12.2%. These increases resulted primarily from additional expenditures targeted towards increasing market awareness including public relations activities, tradeshows and expenses associated with evaluating and generating proposals. Template has hired and intends to continue to hire additional sales personnel primarily in the United States and Germany and is utilizing additional technical staff in sales activities. Template anticipates its selling and marketing expenses will continue to increase.

     PRODUCT DEVELOPMENT. Product Development expenses were $0.6 million for the quarter ended September 30, 1999, compared to $0.4 million for the quarter ended September 30, 1998, an increase of $0.2 million or 65.5%. Product development expenses were $1.5 million for the nine month period ended September 30, 1999, compared to $1.0

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million for the nine month period ended September 30, 1998, an increase of $0.5 million or 46.6%. This increase resulted primarily from the development of enhancements to the EIT and the writedown of peripheral product development efforts that were not strategic to Template's enterprise application integration focus amounting to approximately $124,000 and $40,000 recorded in the three month periods ended June 30, 1999 and September 30, 1999, respectively.

     GENERAL AND ADMINISTRATIVE. General and Administrative expenses include costs of corporate services functions including accounting, human resources and legal services, as well as the corporate executive staff and goodwill amortization. General and Administrative expenses were $1.7 million for the quarter ended September 30, 1999 compared to $1.3 million for the quarter ended September 30, 1998 an increase of $0.4 million or 31.0%. This increase is primarily attributable to increased personnel, recruiting costs and professional service fees. General and administrative expenses were $7.3 million for the nine month period ended September 30, 1999, compared to $4.1 million for the nine month period ended September 30, 1998, an increase of $3.2 million or 78.9%. This increase is primarily attributable to costs associated with the reduction in force in Europe in the three month period ended June 30, 1999, increases in personnel due to the higher level of revenues during the nine month period ended September 30, 1999 compared to the same period in 1998 and the recognition of an impairment loss to the goodwill associated with Template's French acquisition of approximately $1.0 million. As the result of Template's ongoing evaluation of the carrying value of its long-lived assets, in the three month period ended June 30, 1999, Template determined that the sales pipeline in the French operations did not improve as originally anticipated; therefore, Template recognized an impairment loss equal to the unamortized balance of the goodwill associated with the acquisition of the French operation. Goodwill amortization, exclusive of the $1.0 million goodwill impairment loss, was $169,946 and $587,772 for the three month period ended September 30, 1999 and September 30, 1998 and $206,468 and $608,811 for the nine months ended September 30, 1999 and September 30, 1998, respectively.

     INCOME TAX (BENEFIT) PROVISION. The Income Tax Benefit was $0.8 million for the quarter ended September 30, 1999 compared to an Income Tax Provision of $0.2 million for the quarter ended September 30, 1998. The Income Tax Benefit for the nine months ended September 30, 1999 was $2.0 million compared to an Income Tax Provision of $0.6 million for the nine month period ended September 30, 1998. Template's effective tax rate was 25% for the quarter ended September 30, 1999 compared to 87% for the quarter ended September 30, 1998. Template's effective tax rate was 25% for the nine month period ended September 30, 1999 compared to 46% for the nine month period ended September 30, 1998. These tax rates reflect the differences in effective tax rates relative to Template having pre-tax losses in 1999 and pre-tax profits in 1998 along with lower tax rates applicable to losses in foreign jurisdictions, the effect of the permanent differences relative to Template's profit/loss and the establishment in 1999 of valuation allowances for deferred tax assets attributable to net operating losses in France in the amount of approximately $482,000.

COMPARISON OF YEARS ENDED DECEMBER 31, 1998 AND NOVEMBER 30, 1997

     REVENUE. Total revenue was $42.6 million in 1998 compared to $26.9 million in 1997, an increase of $15.7 million or 58.5%. This growth resulted principally from implementing large scale solutions to customers such as Allied Dunbar, BULL, Motorola Center Computersysteme ("Motorola"), the National Imagery and Mapping Agency

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("NIMA"), U.S. Department of the Navy and Winstar Telecommunications.
Additionally, this growth is the result of consolidating 12 months of revenue, or $14.0 million, and 9 months of revenue, or $2.1 million, from Template's German and Austrian subsidiaries, respectively, in 1998 versus 5 months of revenue, or $6.9 million, from Template's German subsidiary in 1997.

     Product Revenue was $8.0 million in 1998 compared to $8.5 million in 1997, a decrease of $0.5 million or 6.2%. Approximately $0.2 million of the decrease was attributable to a decline in sales of third party software products by Template's German subsidiary. This decline was primarily due to the shift in the focus of the German sales force to Company products. Approximately $0.3 million of the decrease was attributable to sales of Template's products. Template believes this decline is due to a shift in the marketplace to products that address integration challenges facing companies today as well as the budget constraints created by the Year 2000 Issue. Template has positioned its newest technology, EIT, to address this market shift. Template has also made organizational changes in its sales operations and its incentive structures to better focus its resources on product sales in 1999. Services Revenue was $34.6 million in 1998 compared to $18.4 million in 1997, an increase of $16.2 million or 88.5%. This increase was primarily attributable to the implementation of solutions for BULL, Allied Dunbar, Motorola, NIMA and the U.S. Department of the Navy described above.

     COST OF REVENUE. Total cost of revenue consists primarily of salaries and related benefits for personnel, and also includes an allocated portion of rent, building services and computer equipment services and expenses. Total cost of revenue was $24.2 million in 1998 compared to $12.8 million in 1997, an increase of $11.4 million or 89.0%. This increase was primarily attributable to additional staff hired to perform services for customers, and the effect of the consolidation of 12 and 9 months of the German and Austrian subsidiaries, respectively in 1998 versus 5 and no months in 1997. Additionally, approximately $1.6 million of subcontract costs were expended in the fourth quarter attributable to materials costs for the NIMA contract of which minimal markup was applied. Total cost of revenue was 56.7% of total revenue in 1998, compared to 47.5% of total revenue in 1997. This percentage increase was primarily attributable to a decrease in product revenue to overall revenue mix from 31.7% of total revenue in 1997 to 18.8% of total revenue in 1998.

     Cost of Product Revenue was $1.7 million in 1998 compared to $2.1 million in 1997, a decrease of $0.4 million or 21.2%. This decrease was primarily attributable to the reduction in the higher royalties incurred upon the sale of third party software products due to the decrease in the sales of such products. Cost of Services Revenue was $22.5 million in 1998 compared to $10.6 million in 1997, an increase of $11.8 million or 111.2%. This increase resulted primarily from the cost associated with staffing the growth in service contracts and the $1.6 million of third party products and services associated with the NIMA agreement. Because such staffing is relatively fixed in the short term, if any of Template's engagements were to be terminated on short notice Template would be unable to reduce cost of Services Revenue commensurate with the associated decrease in Services Revenue. Any such termination could have a material adverse effect on Template's business, operating results and financial condition.

     SELLING AND MARKETING. Selling and marketing expenses consist primarily of expenses related to sales and marketing personnel, advertising, promotion, trade show participation and public relations. Selling and marketing expenses were $9.8 million in 1998 compared to $6.3 million in 1997, an increase of $3.5 million or 55.6%. This increase resulted

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primarily from increased trade show participation, advertising and the full twelve months consolidation of Template's 1997 acquisitions in Europe. Template anticipates that selling and marketing expenses will increase in 1999 as continued emphasis is placed on increasing the name recognition of Template and its products in the marketplace.

     PRODUCT DEVELOPMENT. Product development expenses were $1.4 million in 1998 compared to $1.3 million in 1997, an increase of $0.1 million or 9.9%. This increase resulted primarily from the development of Template's EIT product.

     GENERAL AND ADMINISTRATIVE. General and administrative expenses include costs of corporate services functions including accounting, human resources and legal services, as well as the corporate executive staff. General and administrative expenses were $6.1 million in 1998 compared to $3.2 million in 1997, an increase of $2.9 million or 94.1%. This increase resulted primarily from increased goodwill amortization, increased staff, liquidation costs for the wind up of Template's Mexican subsidiary and increased professional fees. The amortization of goodwill increased by $0.3 million in 1998 as the result of consolidating 12 months of the German and French subsidiaries in 1998 compared to 5 months and 9 months in 1997, respectively. Similarly, the administrative costs associated with those acquired subsidiaries increased by $0.9 million resulting from consolidation of those expenses for part of 1997 compared to the full year of consolidation in 1998. Professional fees increased as the result of tax planning initiatives and professional advise regarding strategic investments. Additionally, Template added administrative positions such as a Contracts Manager and a European Controller in the fourth quarter of 1997.

     INCOME TAX PROVISION (BENEFIT). The provision for income taxes was $748,117 in 1998 compared to $1,768,016 in 1997, a decrease of $1,019,899. This decrease was attributable to lower pretax earnings in 1998 compared to 1997. Template's effective tax rate of 40% in 1998 was lower than the effective tax rate of 43% in 1997 primarily as a result of research and development tax credits obtained in 1998 that were not applied for in 1997. Template intends to amend its previous years tax returns to recapture these credits for all open tax years. Template expects the tax rate to be in the range of 40% to 45% in 1999.

COMPARISON OF YEARS ENDED NOVEMBER 30, 1997 AND NOVEMBER 30, 1996

     REVENUE. Total revenue was $26.9 million in 1997 compared to $13.5 million in 1996, an increase of $13.4 million or 98.9%. This growth resulted principally from an increase in the size of a customer engagement, the increase in Template's capacity to provide services through expansion in the number of software professionals employed globally and acquisitions.

     Product Revenue was $8.5 million in 1997 compared to $1.9 million in 1996, an increase of $6.6 million or 345.0%. Approximately $4.7 million of this increase was attributable to the sale of development and deployment licenses associated with several large customer engagements with the remaining $1.9 million being attributable to product revenue realized from five months of operations of Milestone which was acquired during fiscal 1997. Services Revenue was $18.4 million in 1997 compared to $11.6 million in 1996, an increase of $6.8 million or 58.2%. This increase was primarily attributable to added service revenue from newly acquired European operations.

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     COST OF REVENUE.  Total cost of revenue consists primarily of salaries and related benefits for personnel, and also includes an allocated portion of rent, building services and computer equipment services and expenses. Total cost of revenue was $12.8 million in 1997 compared to $7.0 million in 1996, an increase of $5.8 million or 81.9%. This increase was primarily attributable to additional professional staff hired and added through acquisitions to perform the increased volume of software services. Total cost of revenue was 47.5% of total revenue in 1997, compared to 51.9% of total revenue in 1996. This percentage decrease was primarily attributable to an increase in the product revenue to overall revenue mix from 14.2% of total revenue in 1996 to 31.7% of total revenue in 1997.

     Cost of Product Revenue was $2.1 million in 1997 compared to $0.8 million in 1996, an increase of $1.3 million or 174.1%. This increase was primarily attributable to the additional cost associated with the products sold by Milestone which have a higher cost structure. Cost of Services Revenue was $10.6 million in 1997 compared to $6.2 million in 1996, an increase of $4.4 million or 70.3%. This increase resulted primarily from the cost associated with staffing the growth in services contracts. Because such staffing is relatively fixed in the short term, if any of Template's engagements were to be terminated on short notice, Template would be unable to reduce the Cost of Services Revenue commensurate with the associated decrease in Services Revenue. Any such termination could have a material adverse effect on Template's business, operating results and financial condition.

     SELLING AND MARKETING. Selling and marketing expenses consist primarily of expenses related to sales and marketing personnel, advertising, promotion, trade show participation and public relations. Selling and marketing expenses were $6.3 million in 1997 compared to $2.4 million in 1996, an increase of $3.9 million or 165.4%. This increase resulted primarily from Template's enlargement of its direct sales force and marketing department. The number of sales and marketing staff increased from 8 to 35 in 1997, 19 of which were added for the last five months of fiscal 1997 with the acquisition of Milestone.

     PRODUCT DEVELOPMENT. Product development expenses were $1.3 million in 1997 compared to $1.0 million in 1996, an increase of $0.3 million or 36.0%. This increase resulted primarily from the development of Template's Process Monitoring and Geographic Mapping Components of the Foundation Template, enhancements to its visual development tools and major new releases of the Foundation Template and Workflow Template.

     GENERAL AND ADMINISTRATIVE. General and administrative expenses include costs of corporate services functions including accounting, human resources and legal services, as well as the corporate executive staff. General and administrative expenses were $3.2 million in 1996 compared to $1.5 million in 1996, an increase of $1.7 million or 114.8%. This increase resulted primarily from the additional administrative staff and expenses of the newly acquired subsidiaries and the amortization of the purchase price of the subsidiaries in excess of the net assets acquired of $374,237.

     INCOME TAX PROVISION. The provision for income taxes was in $1.8 million in 1997 compared to $0.6 million in 1996, an increase of $1.1 million. This increase was attributable to Template's greater pretax profit level in 1997. Template's effective tax rate of 43% in 1997 was higher than the effective tax rate of 38% in 1996 primarily as a result of the higher foreign statutory tax rates and an increase in book-tax permanent differences.

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LIQUIDITY AND CAPITAL RESOURCES

     Template's overall cash and cash equivalents were $2.5 million at September 30, 1999, which is an increase of approximately $0.7 million from $1.8 million as of December 31, 1998. Template's operating activities used cash of $0.3 million for the nine month period ended September 30, 1999. During the nine month period ended September 30, 1999, cash flow used in operating activities reflected the net loss, the deferred tax provision and the decrease in deferred income, partially offset by depreciation and amortization and the decrease in accounts receivable.

     Cash provided by investing activities totaled $1.6 million during the nine month period ended September 30, 1999. During the nine months ended September 30, 1999 Template invested $0.7 million in property and equipment and capitalized $1.3 million in software development costs. Additionally, Template sold $5.2 million and reinvested $2.0 million of marketable securities, netting $3.2 million for working capital. Precise Connectivity Solutions, Ltd. repaid its $0.5 million note to Template in full.

     Cash used in financing activities totaled $0.5 million for the nine month period ended September 30, 1999 primarily relating to Template's re-purchase of common stock in conjunction with its stock buy-back program.

     Template has a line of credit under a Loan and Security Agreement (the "Loan Agreement") with First Union National Bank, previously Signet Bank (the "Bank"), in the aggregate principal amount of $3.0 million. As of September 30, 1999, there were no amounts outstanding under this line of credit. Template has been in compliance with all financial and non-financial covenants of the Loan Agreement. The Loan Agreement bears interest at the LIBOR Market Index Rate (for the United States Dollar quoted by the British Bankers Association) plus 1.85%. Template's French subsidiary maintains with Banque Hervet an unsecured line of credit for 500,000FF plus an additional 500,000FF of credit collateralized by 70% of accounts receivable (approximately $180,000 in aggregate) at an interest rate of 8.3%. Template's Austrian subsidiary maintains a line of credit with Raiffeisen Bank for 1,000,000ATS (approximately $85,000), collateralized by 100% of accounts receivable at an interest rate of 5%. As of September 30, 1999, 515,384FF (approximately $84,000) was outstanding under the French line of credit and no amounts were outstanding under the Austrian line of credit.

     Template's Board of Directors, on September 18, 1998, authorized the repurchase of up to 500,000 shares of Template's common stock in open market transactions effected in accordance with Rule 10b-18 of the Securities Exchange Act of 1934, as amended. During the three and nine month periods ended September 30, 1999, Template purchased 40,600 and 115,800 shares of its common stock for $140,975 and $486,994, respectively. As of September 30, 1999, Template had cumulatively repurchased 299,800 shares of its common stock in such transactions for $1,298,219, at an average purchase price of $4.33 per share.

     Template believes its cash balances, cash generated from operations and borrowings available under its line of credit, will satisfy Template's working capital and capital expenditure requirements for at least the next twelve months. In the longer term, Template may require additional sources of liquidity to fund future operating activities. Such sources of liquidity may include additional equity offerings or debt financings. There can be no assurances that such sources of financing will be available to Template, and if they are, that they will be sufficient to meet Template's liquidity needs at such time.

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IMPACT OF YEAR 2000 ISSUE

     The "Year 2000 Issue" is the result of computer programs that were written using two digits rather than four to define the applicable year. If Template's computer programs with date-sensitive functions are not Year 2000 compliant, they may recognize a date using "00" as the Year 1900 rather than the Year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

     The majority of Template's systems have been confirmed as Year 2000 compliant as the result of Template's Year 2000 compliance program conducted to identify and correct any non-compliant software or systems that would cause a significant detrimental effect on Template. Template has identified its Year 2000 risk in four categories: internal administrative software; internal operational software and embedded chip technology; external noncompliance by customers and suppliers; and Company products.

     INTERNAL ADMINISTRATIVE SOFTWARE. All of Template's internal administrative software is "off-the-shelf" commercially available software. Template gathered data to assess the impact of the Year 2000 on its administrative systems such as the accounting and human resources systems. Template's main domestic accounting system has been determined to be non-compliant and will be replaced with new compliant software. The estimated cost of such replacement is expected to be approximately $300,000. Template expects to be in full compliance with its internal administrative financial systems before December 31, 1999. However, if due to unforeseen circumstances, the implementation is not completed on a timely basis, the Year 2000 could have a material impact on the operations of Template. In the event Template determines some risk that the non-compliant domestic accounting system cannot be implemented before Year 2000, Template will develop contingency plans accordingly.

     INTERNAL OPERATIONS SOFTWARE AND EMBEDDED CHIP TECHNOLOGY. Template gathered data to assess the impact of the Year 2000 on its operational systems such as production systems and communication systems. Template believes its material, critical systems are Year 2000 compliant resulting from responses from inquiries made to the applicable vendors. Additionally, as a contingency, Template believes it can replace any failing system with an alternate commercially available system in a short time frame.

     EXTERNAL NONCOMPLIANCE BY CUSTOMERS AND SUPPLIERS. Template is continuing the process of reviewing the state of readiness of its critical suppliers and service providers to determine the extent to which Template's interface systems are vulnerable to those third parties' failure to remedy their own Year 2000 issues. This exercise includes compliance inquiries and reviews that will continue throughout 1999. To the extent that responses to Year 2000 readiness are unsatisfactory, Template intends to change suppliers or service providers to those who have demonstrated Year 2000 readiness but cannot be assured that it will be successful in finding such alternative suppliers and service providers. Template does not currently have any formal information concerning the Year 2000 compliance status of its customers but has received indications that most of its customers are working on Year 2000 compliance. In the event that any of Template's significant customers and suppliers do not successfully and timely achieve Year 2000 compliance, and Template is unable to replace them with new customers or alternate suppliers, Template's business or operations could be adversely affected.

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     COMPANY PRODUCTS.  Template provides its customers with licensed software products that are manufactured and developed internally and licensed software products that are obtained from third party software vendors and resold. The following compliance statement covers Template's internally produced software products and is provided to the general public on Template's website.

                    TEMPLATE YEAR 2000 COMPLIANCE STATEMENT

     Template recognizes that most customers use Company software products in business-critical applications and that customers want to know if Template's products are "Year 2000 Compliant." The compliance statements below cover Template's software products: Foundation Template (including the SNAP Template, Web Component, Geographic Mapping Component and Process Monitoring Component), Workflow Template ("WFT"), System Management Template ("SMT") and the Enterprise Integration Template ("EIT").

DEFINITION

     There is no single definition of the term "Year 2000 Compliant" that is generally accepted in the industry. Template has created the definition below which Template believes meets the letter and the spirit of a notice of compliance that meets our customer's requirements.

     A software product is "Year 2000 Compliant" when: (1) the software product itself does not fail at or near January 1, 2000 and (2) the software product provides documented time and date facilities that allow developers to build software that does not fail at or near January 1, 2000. The phrase at or near January 1, 2000 specifically includes treating the Year 2000 as a leap year.

COMPLIANCE STATEMENTS

     - The Foundation Template (including the SNAP Template, Web Component, Geographic Mapping Component and Process Monitoring Component) provided by Template is Year 2000 Compliant.

     - The Workflow Template ("WFT") provided by Template is Year 2000
       Compliant.

     - The Systems Management Template ("SMT") provided by Template is Year 2000 Compliant.

     - The Enterprise Integration Template ("EIT") provided by Template is Year 2000 Compliant.

HOW COMPLIANCE IS ACHIEVED

     The Foundation Template, WFT, SMT and EIT meet the first criterion because they employ a single module to obtain or provide time and date information. This module has been extensively tested in many product development cycles and in many customer solutions. It handles the Year 2000 as a leap year.

     The Foundation Template, WFT, SMT and EIT meet the second criterion because they use a common data structure for time and date information. All time requests start by

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

getting the operating system time, then developers use one function to convert operating system time to a single portable SNAP environment data structure. Developers use this data structure in applications to obtain time and date information. All time and date information is supplied as integer values. To provide a portable data structure the conversion algorithm is different for different operating system environments. The integer value returned for 'year' is a number representing the number of years since 1900. The year value can be very large (over 10,000). The integer value will increment continuously at the turn of the century and beyond. The algorithm used to determine the current year (1900 + year) remains constant before and after the turn of the century.

     When using Template products that are Year 2000 Compliant it is still possible for application developers to introduce code that will make the overall application non-compliant.

                 END OF TEMPLATE YEAR 2000 COMPLIANCE STATEMENT

     Template has investigated each third party software vendor whose software products Template resells regarding Year 2000 compliance of those products. Template has determined that all of the third party products it currently resells are Year 2000 compliant based upon the representations of the respective third party software vendor. In all cases the third party software vendor's license agreement is passed on to the customer and Template is not a party thereto.

OTHER

     Template does not intend to adopt the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" as they pertain to financial statement recognition of compensation expense attributable to option grants, however, Template has disclosed the effects of this pronouncement in the notes to the financial statements on a pro forma basis.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     In the normal course of business, the financial position of Template is routinely subjected to a variety of risks. Though Template faces and manages other types of risks, such as credit and liquidity risks, Template's market risk arises primarily from risks inherent in currency rate movements and from risk inherent in Template's marketable securities. Template regularly assesses these risks and has established policies and business practices to protect against the adverse effects of these and other potential exposures.

     A substantial portion of Template's revenues are generated from international operations. Revenues from foreign subsidiaries and export sales accounted for 49.0%, 51.9% and 48.7% of Template's total revenues in fiscal years 1997 and 1998 and the nine months ended September 30, 1999, respectively, or $12.3 million, $21.2 million and $15.3 million, respectively. As a result, Template is subject to numerous international risks. These risks include unexpected changes in regulatory requirements, export limitations on encryption technologies, tariffs and other trade barriers, political and economic instability in foreign markets, difficulty in the staffing, management and integration of foreign operations, longer payment cycles, greater difficulty in accounts receivable collection, currency fluctuations and potentially adverse tax consequences. The uncertainty of the monetary exchange values has caused, and may in the future cause, some foreign customers to delay new orders or delay payment for existing orders. These factors may, in the future, contribute to fluctuations in Template's financial condition and results of operations. Template believes that Template's currency exchange risk is mitigated somewhat by the fact that Template

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

conducts operations from international as well as domestic locations, allowing it to minimize the impact of any currency movements by, for example, paying its German debtors in German deutsche marks. Although Template's results of operations have not been materially adversely affected to date as a result of currency fluctuations, the long-term impact of currency fluctuations, including any possible effect on the business outlook in other developing countries, cannot be predicted.

     The fair value of Template's investments in marketable securities at September 30, 1999 was $4.3 million. Template's marketable securities portfolio is invested in (i) short-term securities with at least an investment grade rating to minimize interest rate and credit risk as well as to provide for an immediate source of funds with a market value of $1.0 million as of September 30, 1999 and (ii) long-term federally backed zero coupon bonds with a market value of $3.3 million as of September 30, 1999. In this regard, Template has gross unrealized losses of approximately $1.1 million from its longer-term marketable securities as of September 30, 1999, and there can be no assurance that Template will be able to recoup these losses if realized. Template has filed an arbitration claim with the National Association of Securities Dealers against Merrill Lynch with respect to certain of these issues. As a general matter, although changes in interest rates may affect the fair value of the marketable securities portfolio and cause unrealized gains or losses, such gains or losses would not be realized unless the investments are liquidated.

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

                TEMPLATE'S MANAGEMENT AND EXECUTIVE COMPENSATION

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information regarding the executive officers and directors of Template.

NAME                                     AGE   POSITION
----                                     ---   --------
Joseph M. Fox..........................  65    Chairman of the Board, Co-Chief Executive
                                               Officer and Director
E. Linwood Pearce......................  54    President, Co-Chief Executive Officer and
                                               Director
Peter J. Russo.........................  53    Executive Vice President, Chief Financial
                                               Officer and Secretary
David L. Kiker.........................  40    Vice President of Technology
J. Kelly Brown.........................  45    Vice President and General Manager of
                                               Government Business Unit
Richard H. Collard.....................  50    Vice President of European Operations
Benjamin J. Martindale II..............  48    Executive Vice President
Andrew B. Ferrentino...................  59    Director
Dr. Duane A. Adams.....................  61    Director
Dr. Alan B. Salisbury..................  62    Director
Dr. Gerhard Barth......................  50    Director

     JOSEPH M. FOX is founder of Template and has served as Chairman since 1978, and Co-Chief Executive Officer since April 30, 1999. From 1956 until 1977, he was employed by IBM, the last seven years as Vice President of its Federal Systems Division, where he oversaw a software development unit comprised of over 4,000 employees and was responsible for many major projects, including the automation of the Air Traffic Control System in the United States and the United Kingdom and the automation of the ground and on-board NASA Shuttle control system.

     E. LINWOOD PEARCE joined Template in November 1991 and since that time has served as its Chief Executive Officer and as a director. Effective January 1, 1999, Mr. Pearce also serves as Template's President. From July 1988 to April 1991, Mr. Pearce was Executive Vice President of Sales, Marketing and Business Development for Sage Software, Inc. (the predecessor to Intersolv, Inc.). From October 1985 to May 1988, Mr. Pearce was Executive Vice President and Chief Operating Officer of Software AG of North America. From 1967 to September 1985, Mr. Pearce was employed by Applied Data Research, a software products and services company, most recently as Vice President of Field Operations.

     PETER J. RUSSO joined Template in April 1999 as its Executive Vice President, Chief Financial Officer and Secretary. From June 1997 to April 1999, Mr. Russo served as Senior Vice President and Chief Financial Officer of Computer People, Inc. From June 1993 to June 1997, Mr. Russo was Senior Vice President and Chief Financial Officer of TRC Companies, Inc. From May 1980 to June 1993, Mr. Russo was Treasurer and Corporate Controller of Gerber Scientific, Inc.

     DAVID L. KIKER joined Template is November 1985 as a software engineer, and in June 1991 was appointed to serve as Vice President of Technology. Prior to 1985, Mr. Kiker was employed by National Biomedical Research Foundation for five years where he was responsible for developing software for medical research applications.

     J. KELLY BROWN joined Template in February 1990 and serves as Vice President and General Manager of the Company's Government Business Unit. From 1987 to February 1990, Mr. Brown was employed by Quality Systems, Inc., a government contractor, most recently as Lead Systems Analyst. From July 1986 to December 1987, Mr. Brown served as Senior Knowledge Engineer of Systems Designers International, Inc., an International AI Company. From May 1979 to July 1986, Mr. Brown served as Project Manager and Systems Engineer of Vitro Corporation, a government contractor. Prior to that time, Mr. Brown was employed by Westinghouse Corporation as a Field Engineer.

     RICHARD H. COLLARD joined Template in January 1995 as Managing Director of the Company's United Kingdom subsidiary. Mr. Collard was promoted to Vice President of European Operations for the Company in March 1996. Prior to that time, Mr. Collard was a founder and spent 10 years with Instrumatic U.K., Limited, a supplier of high technology products to professional customers throughout Europe, the last three years as Executive Vice President. Prior to that, Mr. Collard managed European Sales for a division of Gould Corporation and worked for Tektronix, Inc. in the United Kingdom.

     BENJAMIN J. MARTINDALE, II joined Template in December 1996 as Vice President of Marketing, and was promoted to Executive Vice President in October 1998. From October 1995 to December 1996, Mr. Martindale served as Vice President of Worldwide Marketing for Visix Software, Inc. From May 1995 to September 1995, Mr. Martindale was Vice President of Marketing with IntelliSys Systems, Corp. From June 1988 to May 1995, Mr. Martindale served as Director of North American Marketing for Sybase, Inc.

     ANDREW B. FERRENTINO joined the Company in April 1979 as Vice President and in 1984 was appointed a director. From 1984 through December 1998, Mr. Ferrentino served as the Company's President and Secretary. From November 1977 until April 1979, Mr. Ferrentino served as a Senior Technical Consultant to Satellite Business Systems, Inc., a satellite communications company, where he was responsible for new business development. From 1966 to November 1977, Mr. Ferrentino served in various management capacities for IBM's Federal Systems Division, most recently as a Manager of Advanced Technology.

     DR. DUANE A. ADAMS has served as a director of Template since January 28, 1997. Dr. Adams is the Vice Provost for Research at Carnegie Mellon University. From 1992 to 1996, Dr. Adams was the Deputy Director of the Department of Defense's Advanced Research Projects Agency. Prior to that time, Dr. Adams was an Associate Dean for Research at Carnegie Mellon University's School of Computer Science.

     DR. ALAN B. SALISBURY has served as a director of Template since January 28, 1997. Since 1993, Dr. Salisbury has served as the President of Learning Tree International USA, Inc. From 1991 to 1993, Dr., Salisbury served as Executive Vice President and Chief Operating Officer of the Microelectronics and Computer Technology Corporation, a research and development consortium owned by 22 companies. From 1987 to 1991, he served as President of Contel Technology Center, the advanced research and development organization serving Contel Corporation. Prior to that time, Dr. Salisbury served in the United States Army as a Major General where he commanded the United States Army

Information Systems Engineering Command. Dr. Salisbury serves on the Board of Directors of Learning Tree International, Inc., Sybase, Inc. and TelePad Corporation.

     DR. GERHARD BARTH has served as a director of Template since November 1997. Since October 1996, Dr. Barth has served as a member of the Board of Management of Alcatel SEL AG, Stuggart, and Director of Software Technology of Alcatel Telecom. From November 1992 until September 1996, Dr. Barth served as Director of Information Technology of Daimler-Benz AG Ulm. From 1988 to 1992, Dr. Barth served as full professor at the University of Kaiserslautern, where he was Director of the German Research Center for Artificial Intelligence.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Compensation Committee of the Board consists of Drs. Salisbury and Adams, with Dr. Adams serving as Chairman. Drs. Salisbury and Adams are both non-employee directors of Template. The purpose of the Compensation Committee is to administer Template's 1996 Equity Incentive Plan and any other stock benefit plans, to establish remuneration levels for officers of Template and to establish and administer executive compensation programs, including an annual review of the compensation of the Chief Executive Officer. The Compensation Committee held four meetings during 1998.

     The Audit Committee of the Board consists of Drs. Salisbury and Adams, with Dr. Salisbury serving as Chairman. The Audit Committee recommends to the Board the independent public accountants to be selected to audit Template's annual financial statements and approves any special assignments given to such accountants. The Audit Committee also reviews the planned scope of the annual audit, any changes in accounting principles and the effectiveness and efficiency of Template's internal accounting staff. The Audit Committee held one meeting during 1998.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1998, Dr. Salisbury and Dr. Adams served on Template's Compensation Committee. Neither of these individuals was at any time during fiscal 1998, or at any other time, an officer or employee of Template. No executive officer of Template served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of Template's Board or Compensation Committee; accordingly there were no interlocks with other companies within the meaning of the SEC's proxy rules during 1998.

DIRECTOR COMPENSATION

     Except for ownership of stock options, directors of Template generally do not receive compensation for services rendered as a director. Template also does not provide compensation for committee participation or special assignments of the Board. Template does however reimburse its directors for reasonable travel expenses to and from Board meetings. Management believes that focusing director compensation on equity rather than cash reflects Template's efforts to more closely align director compensation with total shareholder return.

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

EXECUTIVE COMPENSATION

     SUMMARY COMPENSATION. The following Summary Compensation Table sets forth the compensation earned for the fiscal years ended November 30, 1996, November 30, 1997 and December 31, 1998, by Template's Chief Executive Officer and the four other most highly compensated executive officers (collectively, the "Named Executive Officers"), each of whose total annual salary and bonus for fiscal 1998 exceeded $100,000 for services rendered in all capacities to Template and its subsidiaries for that fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG TERM
                                                                                        COMPENSATION
                                         ANNUAL COMPENSATION(1)             ------------------------------------
                                -----------------------------------------   SECURITIES UNDERLYING
                                                             OTHER ANNUAL          OPTIONS           ALL OTHER
NAME AND PRINCIPAL POSITION(S)  YEAR    SALARY     BONUS     COMPENSATION       (# OF SHARES)       COMPENSATION
------------------------------  ----   --------   -------    ------------   ---------------------   ------------
E. Linwood Pearce...........    1998   $210,000   $65,600             0                 0                0
  President and Chief           1997    183,125    78,950      $125,000                 0                0
  Executive Officer(2)          1996    170,000    57,500       100,000                 0                0

Andrew B. Ferrentino........    1998   $179,242   $43,700             0                 0                0
  President and Secretary(3)    1997    170,000    53,030             0                 0                0
                                1996    170,000    57,500             0                 0                0
Richard H. Collard..........    1998   $116,005   $77,871        37,718(4)         15,000                0
  Vice President of             1997    114,742    77,703             0                 0                0
  European Operations           1996     87,312    13,000             0                 0                0

J. Kelly Brown..............    1998   $119,230   $80,000             0            10,000                0
  Vice President and            1997    101,520    29,700             0                 0                0
  General Manager of            1996    100,894     4,000             0            30,000                0
  Government Business Unit

David L. Kiker..............    1998   $157,292   $22,600             0                 0                0
  Vice President                1997    138,000    25,919             0                 0                0
  of Technology                 1996    128,000    13,000             0            50,000                0

-------------------------

(1) In accordance with the rules of the SEC, other compensation in the form of perquisites and other personal benefits has been omitted in those instances where the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total of annual salary and bonus for the Named Executive Officer for such year.

(2) Mr. Pearce assumed the additional office of President effective January 1, 1999. On April 30, 1999, Mr. Pearce became Template's Co-Chief Executive Officer with Joseph M. Fox.

(3) Mr. Ferrentino resigned from the offices of President and Secretary effective December 31, 1998.

(4) Represents a car allowance of $16,572 and pension contributions of $21,146.

     OPTION GRANTS IN LAST FISCAL YEAR. The following table presents information regarding options granted to the Company's Named Executive Officers during fiscal 1998 to purchase shares of the Company's Common Stock. The Company has no outstanding stock appreciation rights ("SARs") outstanding and granted no SARs during fiscal 1998. In accordance with SEC rules, the table shows the hypothetical "gains" or "option spreads" that would exist for the respective options based on assumed rates of annual compound stock price of 5% and 10% from the date the options were granted over the full option term.

OPTION GRANTS IN LAST FISCAL YEAR

                                                                                   POTENTIAL REALIZABLE
                                           INDIVIDUAL GRANTS                         VALUE AT ASSUMED
                        --------------------------------------------------------   NO. OF ANNUAL RATES
                          NO. OF                                                      OF STOCK PRICE
                        SECURITIES     % OF TOTAL                                  APPRECIATION FOR THE
                        UNDERLYING   OPTIONS GRANTED   EXERCISE OR                    OPTION TERM(4)
                         OPTIONS      TO EMPLOYEES      BASE PRICE    EXPIRATION   --------------------
NAME                    GRANTED(1)   DURING YEAR(2)    ($/SHARE)(3)      DATE         5%         10%
----                    ----------   ---------------   ------------   ----------   --------   ---------
E. Linwood Pearce.....         0             0                 0            --           0           0
Andrew B.
  Ferrentino..........         0             0                 0            --           0           0
Richard H. Collard....    15,000           2.6%           $14.00        1/7/05     $85,491    $199,230
J. Kelly Brown........    10,000           1.7%           $14.00        1/7/08     $88,045    $223,123
David L. Kiker........         0             0                 0            --           0           0

-------------------------

(1) The options granted are incentive stock options that become exercisable in increments of 25% per year beginning on the first anniversary of the date of grant.

(2) Based on an aggregate of 583,000 options granted to employees during the fiscal year ended December 31, 1998.

(3) The exercise price per share equaled the fair market value of the Common Stock on January 7, 1998, the date of grant, as reported on the Nasdaq Stock Market.

(4) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the SEC. There can be no assurance provided to any executive officer or any other holder of Template's securities that the actual stock price appreciation over the option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the Named Executive Officers.

     OPTION EXERCISES IN FISCAL 1998 AND FISCAL 1998 YEAR-END OPTION
VALUES. The following table shows the number of shares of Common Stock subject to exercisable and unexercisable stock options held by each of the Named Executive Officers as of December 31, 1998. The table also reflects the values of such options based on the positive spread between the exercise price of such options and the price of the Common Stock as of December 31, 1998, as reported by the Nasdaq Stock Market.

                                                     NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                    UNDERLYING UNEXERCISED             IN-THE-MONEY
                          SHARES                    OPTIONS AT 12/31/98(#)        OPTIONS AT 12/31/98(1)
                        ACQUIRED ON     VALUE     ---------------------------   ---------------------------
         NAME           EXERCISE(#)   REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
         ----           -----------   ---------   -----------   -------------   -----------   -------------
E. Linwood Pearce.....         0              0     416,347        133,333      $1,002,937             0
Andrew B.
  Ferrentino..........         0              0           0              0               0             0
J. Kelly Brown........         0              0      53,250         28,750          95,204       $ 9,334
Richard H. Collard....         0              0      54,500         27,500         104,538             0
David L. Kiker........    25,000      $ 280,063(2)   92,500         30,000         168,008        12,445

-------------------------

(1) Value of unexercised, in-the-money options is based on a fair market value of $4.469 per share of Common Stock, as reported by the Nasdaq Stock Market at the close of business on December 31, 1998.

(2) Calculated as the difference between the exercise price and the fair market value of the underlying security, as reported by the Nasdaq Stock Market at the close of business on the exercise date of the underlying option.

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     JOSEPH M. FOX. Template and Mr. Fox have entered into an employment agreement that provides that Mr. Fox will serve as Template's Chairman of the Board, with a term that expires on December 31, 1999. Under the employment agreement, Mr. Fox will be paid a base salary of $75,000 per year. The employment agreement grants Mr. Fox flexibility with respect to his work schedule. Template may terminate the employment agreement upon Mr. Fox's death, disability or for cause. If the Board terminates Mr. Fox for cause, Mr. Fox is not entitled to severance pay. If the Board terminates Mr. Fox without cause, Mr. Fox is entitled to receive compensation equal to the greater of (i) the compensation due to Mr. Fox through the end of the employment agreement; or (ii) 12 months of salary and bonus. Mr. Fox himself may terminate the agreement upon 30 days written notice to the Board.

     E. LINWOOD PEARCE. Template and Mr. Pearce have entered into an employment agreement that provides that Mr. Pearce will serve as Template's Co-Chief Executive Officer and President, with a term that expires on May 1, 2000. Under the employment contract, Mr. Pearce will be paid a base salary of $240,000 per year. Mr. Pearce may terminate the employment contract for any reason upon 14 days written notice, and if Mr. Pearce does so, he is entitled to be paid the compensation due him through the end of the term of the contract, payable in accordance with Template's regular payroll policies and not in a lump sum. As part of this employment agreement, Template agreed that, at the expiration or earlier termination of the employment contract, all stock options granted to Mr. Pearce that had not vested as of such date would vest in full.

     PETER J. RUSSO. Template and Mr. Russo have entered into an employment agreement that provides that Mr. Russo will serve as Template's Executive Vice President of Finance and Administration and Chief Financial Officer, with a term through April 27, 2000, with automatic extensions of one month at the end of each month during the term of the contract unless either party provides 30 days notice to the other of its desire not to automatically extend the term. Under the employment contract, Mr. Russo will be paid a base salary of $200,000 per year, and is eligible for a bonus of up to $100,000 annually upon satisfaction of terms and conditions to be determined by Template's board. Template has the right to terminate the employment contract with or without cause, and if such termination is without cause, Template must pay Mr. Russo one year of base salary plus 100% of maximum bonus payable to Mr. Russo. Mr. Russo has the right to terminate the employment agreement with or without cause, and if such termination is with cause, Template must pay Mr. Russo one year of base salary plus 100% of the maximum annual bonus payable to Mr. Russo. In connection with his employment agreement, Mr. Russo was also granted stock options to acquire 200,000 shares of Template common stock, which would vest in full upon a change of control of Template and remain exercisable for 12 months thereafter. Furthermore, in the event of a change of control of Template, immediately after the consummation of this change of control, Template or its successor must pay Mr. Russo, in a gross amount so that the net payments retained by Mr. Russo after payment of any tax imposed by Section 4999 of the Internal Revenue Code of 1986 with respect to such payment equals 18 months of Mr. Russo's base salary.

     BENJAMIN J. MARTINDALE, II. Template and Mr. Martindale have entered into an employment agreement that provides that Mr. Martindale will serve as Template's Executive Vice President, with a term through September 24, 2000, with automatic extensions of one month at the end of each month during the term of the contract unless either party provides 30 days notice to the other of its desire not to automatically extend the term. Under the employment contract, Mr. Martindale will be paid a base salary of $165,000 per year, and is eligible for a bonus of up to $60,000 annually upon satisfaction of terms and conditions to be determined by Template's board. Template has the right to terminate the employment contract with or without cause, and if such termination is without cause, Template must pay Mr. Martindale nine months of base salary plus nine months of Mr. Martindale's annual bonus (based on the bonus earned for the prior twelve months). Mr. Martindale has the right to terminate the employment agreement with or without good reason, and if such termination is with good reason, Template must pay Mr. Martindale nine months of base salary plus nine months of Mr. Martindale's annual bonus (based on the bonus earned for the prior twelve months). In connection with Mr. Martindale's employment contract, Template agreed that, in the event of a change of control of Template and termination of Mr. Martindale's employment by Template's successor without cause or by Mr. Martindale with good reason, in each case, within twelve months of the consummation of the change of control, all stock options granted by Template to Mr. Martindale will vest in full immediately upon such termination.

     DAVID L. KIKER. Template and Mr. Kiker have entered into an employment agreement that provides that Mr. Kiker will serve as Template's Vice President of Technology, with a term through October 1, 2000, with automatic extensions of one month at the end of each month during the term of the contract unless either party provides 30 days notice to the other of its desire not to automatically extend the term. Under the employment contract, Mr. Kiker will be paid a base salary of $195,000 per year, and is eligible for a bonus of up to $60,000 annually upon satisfaction of terms and conditions to be determined by Template's board. Template has the right to terminate the employment contract with or without cause, and if such termination is without cause, Template must pay Mr. Kiker six months of base salary plus six months of Mr. Kiker's annual bonus (based on the bonus earned for the prior twelve months). Mr. Kiker has the right to terminate the employment agreement with or without cause, and if such termination is with cause, Template must pay Mr. Kiker six months of base salary plus six months of Mr. Kiker's annual bonus (based on the bonus earned for the prior twelve months). In connection with Mr. Kiker's employment contract, Template agreed that, in the event of a change of control of Template, all stock options granted by Template to Mr. Kiker will vest in full immediately upon such termination.

     RICHARD H. COLLARD. Template and Mr. Collard have entered into a service agreement that provides that Mr. Collard will serve as Template's Vice President of European Operations, with a term through December 31, 1999, with automatic one year extensions unless the service agreement is terminated prior to the end of the then-current term. Under the service contract, Mr. Collard will be paid a base salary of L90,000 per year, and is eligible for a bonus of up to L80,000 annually upon satisfaction of terms and conditions to be determined by Template's board. Mr. Collard will also be reimbursed for the cost of his automobile lease at a rate of L10,000 per year. Template has the right to terminate the service contract with or without cause, and if such termination is without cause, Template must pay Mr. Collard twelve months of base salary plus twelve months of Mr. Collard's annual bonus (based on the bonus earned for the prior twelve months). Mr. Collard has the right to terminate the employment agreement with or without good reason, and if such termination is with good reason, Template must pay Mr. Collard twelve months of base salary plus twelve months of Mr. Collard's annual bonus (based on the bonus earned for the prior twelve months). In connection with Mr. Collard's service contract, Template agreed that, in the event of a change of control of Template and termination of Mr. Collard's employment by Template's successor without cause within twelve months of the consummation of the change of control, all stock options granted by Template to Mr. Collard will vest in full immediately upon such termination.

     KIMBERLY E. OSGOOD. Template and Ms. Osgood have entered into an employment agreement that provides that Ms. Osgood will serve as Template's Vice President of Finance, with a term through September 20, 2000, with automatic extensions of one month at the end of each month during the term of the contract unless either party provides 30 days notice to the other of its desire not to automatically extend the term. Under the employment contract, Ms. Osgood will be paid a base salary of $115,000 per year, and is eligible for a bonus of up to $34,500 annually upon satisfaction of terms and conditions to be determined by Template's board. Template has the right to terminate the employment contract with or without cause, and if such termination is without cause, Template must pay Ms. Osgood six months of base salary plus six months of Ms. Osgood's annual bonus (based on the bonus earned for the prior twelve months). Ms. Osgood has the right to terminate the employment agreement with or without cause, and if such termination is for cause, Template must pay Ms. Osgood six months of base salary plus six months of Ms. Osgood's annual bonus (based on the bonus earned for the prior twelve months). In connection with Ms. Osgood's employment contract, Template agreed that, in the event of a change of control of Template and termination of Ms. Osgood's employment by Template's successor without cause within twelve months of the consummation of the change of control, all stock options granted by Template to Ms. Osgood will vest in full immediately upon such termination.

     JOHN F. CODDE. Template and Mr. Codde have entered into an employment agreement that provides that Mr. Codde will serve as Template's Director, USA Sales, with a term through September 10, 2000, with automatic extensions of one month at the end of each month during the term of the contract unless either party provides 30 days notice to the other of its desire not to automatically extend the term. Under the employment contract, Mr. Codde will be paid a base salary of $100,000 per year, and is eligible for a bonus of up to 50% of his base salary annually upon satisfaction of terms and conditions to be determined by Template's board, based on annual sales of Template's

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

products and services. Template has the right to terminate the employment contract with or without cause, and if such termination is without cause, Template must pay Mr. Codde six months of base salary plus six months of Mr. Codde's annual bonus (based on the bonus earned for the prior twelve months). Mr. Codde has the right to terminate the employment agreement with or without cause, and if such termination is with cause, Template must pay Mr. Codde six months of base salary plus six months of Mr. Codde's annual bonus (based on the bonus earned for the prior twelve months). In connection with Mr. Codde's employment contract, Template agreed that, in the event of a change of control of Template and termination of Mr. Codde's employment by Template's successor without cause within twelve months of the consummation of the change of control, all stock options granted by Template to Mr. Codde will vest in full immediately upon such termination.

     DOUGLAS H. MCPHADEN. Template and Mr. McPhaden have entered into an employment agreement that provides that Mr. McPhaden will serve as Template's Senior Director of Product Marketing, with a term through September 9, 2000, with automatic extensions of one month at the end of each month during the term of the contract unless either party provides 30 days notice to the other of its desire not to automatically extend the term. Under the employment contract, Mr. McPhaden will be paid a base salary of $135,000 per year, and is eligible for a bonus of up to $30,000 annually upon satisfaction of terms and conditions to be determined by Template's board. Template has the right to terminate the employment contract with or without cause, and if such termination is without cause, Template must pay Mr. McPhaden six months of base salary plus six months of Mr. McPhaden's annual bonus (based on the bonus earned for the prior twelve months). Mr. McPhaden has the right to terminate the employment agreement with or without cause, and if such termination is with cause, Template must pay Mr. McPhaden six months of base salary plus six months of Mr. McPhaden's annual bonus (based on the bonus earned for the prior twelve months). In connection with Mr. McPhaden's employment contract, Template agreed that, in the event of a change of control of Template and termination of Mr. McPhaden's employment by Template's successor without cause within twelve months of the consummation of the change of control, all stock options granted by Template to Mr. McPhaden will vest in full immediately upon such termination.

     MICHAEL R. JUDD. Template and Mr. Judd have entered into an employment agreement that provides that Mr. Judd will serve as Template's Vice President of Government Sales, with a term through September 9, 2000, with automatic extensions of one month at the end of each month during the term of the contract unless either party provides 30 days notice to the other of its desire not to automatically extend the term. Under the employment contract, Mr. Judd will be paid a base salary of $130,000 per year, and is eligible for a bonus of up to 50% of his base salary annually upon satisfaction of terms and conditions to be determined by Template's board based on annual sales of Template's products and services. Template has the right to terminate the employment contract with or without cause, and if such termination is without cause, Template must pay Mr. Judd six months of base salary plus six months of Mr. Judd's annual bonus (based on the bonus earned for the prior twelve months). Mr. Judd has the right to terminate the employment agreement with or without cause, and if such termination is with cause, Template must pay Mr. Judd six months of base salary plus six months of Mr. Judd annual bonus (based on the bonus earned for the prior twelve months). In connection with Mr. Judd's employment contract, Template agreed that, in the event of a change of control of Template and termination of Mr. Judd's employment by Template's

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

successor without cause within twelve months of the consummation of the change of control, all stock options granted by Template to Mr. Judd will vest in full immediately upon such termination.

     JULIE L. LANE. Template and Ms. Lane have entered into an employment agreement that provides that Ms. Lane will serve as Template's Director of Accounting/Assistant Controller, with a term through September 9, 2000, with automatic extensions of one month at the end of each month during the term of the contract unless either party provides 30 days notice to the other of its desire not to automatically extend the term. Under the employment contract, Ms. Lane will be paid a base salary of $77,000 per year, and is eligible for a bonus of up to $15,000, annually upon satisfaction of terms and conditions to be determined by Template's board. Template has the right to terminate the employment contract with or without cause, and if such termination is without cause, Template must pay Ms. Lane six months of base salary plus six months of Ms. Lane's annual bonus (based on the bonus earned for the prior twelve months). Ms. Lane has the right to terminate the employment agreement with or without cause, and if such termination is for cause, Template must pay Ms. Lane six months of base salary plus six months of Ms. Lane's annual bonus (based on the bonus earned for the prior twelve months). In connection with Ms. Lane's employment contract, Template agreed that, in the event of a change of control of Template and termination of Ms. Lane's employment by Template's successor without cause within twelve months of the consummation of the change of control, all stock options granted by Template to Ms. Lane will vest in full immediately upon such termination.

     In addition to the employment and service agreements described above that contain provisions accelerating vesting of stock options upon a change of control of Template, Template has agreed that all stock options granted to its non-employee directors (Messrs. Adams, Barth and Salisbury) will vest in full immediately upon a change of control of Template. As of October 15, 1999, Messrs. Adams, Barth and Salisbury held stock options to acquire 50,000, 40,000 and 50,000 shares of Template common stock, respectively.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In November 1996, Alcatel N.V. ("Alcatel") purchased 500,000 shares of preferred stock of Template that converted automatically into 500,000 shares of common stock upon the consummation of Template's initial public offering on January 29, 1997. As a result of this conversion, Alcatel became a beneficial owner of more than 5% of Template's outstanding common stock. Under agreements entered into in connection with this investment, Template granted Alcatel certain registration rights with respect to sales of securities of Template held by Alcatel. Alcatel also agreed to a "standstill" provision whereby Alcatel and any of its affiliates would not acquire beneficial ownership of common stock or any securities convertible into, or exchangeable or exercisable for, shares of common stock, that when added to the common stock beneficially owned by Alcatel or its affiliates would exceed 19.9% of the then outstanding shares of Common Stock. In addition, Template and certain principal shareholders of Template also entered into a Shareholders' Agreement with Alcatel. Pursuant to this Agreement, Dr. Gerhard Barth was elected to Template's Board in 1997. Template and the principal shareholders also agreed to give Alcatel prior notice in the event Template plans to sell certain assets or capital stock of Template. Specifically, Template and such principal shareholders agreed to give Alcatel written and oral notice prior to soliciting any proposal, or participating in any

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

negotiations, regarding a sale of any significant portion of Template's assets or any sale of common stock representing 5% more of the common stock of Template issued and outstanding immediately prior to such sale. Template and such principal shareholders also agreed to promptly advise Alcatel of any request for information or any proposal by a third party with respect to the foregoing. These principal shareholders also granted to Alcatel the right to join in certain sales of common stock held by such shareholders. Template also granted to Alcatel the right to appoint an observer to attend meetings of Template's Board in the event a representative designated by Alcatel is not then serving on Template's Board. All rights and obligations under the terms of the agreement with Alcatel (except registration rights with respect to Alcatel's common stock) will terminate if Alcatel ceases to own in the aggregate at least 3% of Template's fully-diluted Common Stock.

     In this regard, during 1997, Alcatel and Template entered into agreements under which Template provides products and services to Alcatel for Alcatel's internal use and for resale to its customers. For the year ended December 31, 1998, Template earned $556,081 of revenue from Alcatel.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires Template's directors, executive officers and persons who own beneficially more than 10% of Template's common stock to file reports of ownership and changes in ownership of such stock with the Securities and Exchange Commission (the "SEC") and the Nasdaq Stock Market. Directors, executive officers and greater than 10% shareholders are required by SEC regulations to furnish Template with copies of all such forms they file. To Template's knowledge, based solely on a review of the copies of such reports furnished to Template and written representations that no other reports were required, all directors, executive officers and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements except that Mr. Benjamin J. Martindale, II inadvertently filed a late Form 4, representing one transaction, in November 1998.

BENEFICIAL OWNERSHIP OF TEMPLATE COMMON STOCK

     The following table sets forth information concerning (i) those persons known by management of Template to own beneficially more than 5% of Template's outstanding common stock, (ii) the directors of Template, (iii) the executive officers named in Template's Summary Compensation table included elsewhere herein and (iv) all current directors and executive officers of Template as a group. Except as otherwise indicated in the footnotes below, such information is provided as of November 17, 1999. According to rules adopted by the SEC, a person is the "beneficial owner" of securities if he or she has or shares the power to vote them or to direct their investment or has the right to acquire beneficial ownership of such securities within 60 days through the exercise of an option, warrant or right, the conversion of a security or otherwise. Except as otherwise noted, the indicated owners have sole voting and investment power with respect to shares beneficially owned. An asterisk in the percent of class column indicates beneficial ownership of less than 1% of the outstanding Template common stock.

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

                                                    AMOUNT AND NATURE OF   PERCENT OF
NAME OF BENEFICIAL OWNER                            BENEFICIAL OWNERSHIP    CLASS(1)
------------------------                            --------------------   ----------
Executive Officers and Directors
  Joseph M. Fox(2)................................         413,167             8.4%
  E. Linwood Pearce(3)............................         621,144            11.3%
  J. Kelly Brown(4)...............................          70,500             1.4%
  Richard H. Collard(5)...........................          68,250             1.3%
  David L. Kiker(6)...............................         165,000             3.3%
  Andrew B. Ferrentino(7).........................         474,857             9.6%
  Dr. Duane A. Adams(8)...........................          52,150             1.0%
  Dr. Alan B. Salisbury(9)........................          55,000             1.1%
  Dr. Gerhard Barth(10)...........................          40,000               *
All current directors and executive officers
  as a group (11 persons)(11).....................       2,255,059            36.5%
Other Stockholders
Alcatel N.V.......................................         500,000            10.2%
  Burgemeester Elsenlaan 170
  2288 84 Rijswijk
  The Netherlands
Harvard Management Company........................         432,000             8.8%
  600 Atlantic Avenue
  Boston, MA 02210
Special Situations Fund...........................         403,700             8.2%
  151 East 53(rd) Street, 51(st) Floor
  New York, NY 10022

-------------------------

   * Less than 1%

 (1) As of November 17, 1999, Template had 4,923,580 shares of common stock outstanding. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options held by such person or entity that are exercisable within 60 days of November 17, 1999, but excludes shares of common stock underlying options held by any other person.

 (2) Mr. Fox's shares include approximately 29,000 shares of common stock held by Mr. Fox's children. Pursuant to the Exchange Act rules, Mr. Fox may be deemed to share voting and investment power with respect to these approximately 29,000 shares; however, Mr. Fox disclaims beneficial ownership of all such shares. Mr. Fox is the Chairman of the Board and Co-Chief Executive Officer of Template. His address is 45365 Vintage Park Plaza, Dulles, Virginia 20166.

 (3) Mr. Pearce's shares include 549,680 shares of common stock subject to options exercisable by or within 60 days of November 17, 1999 (giving effect to acceleration provisions contingent upon consummation of the merger), and 9,000 shares held by Mr. Pearce's two children. Mr. Pearce disclaims beneficial ownership of all 9,000 such shares. Mr. Pearce is the President and Co-Chief Executive Officer of Template. His address is 45365 Vintage Park Plaza, Dulles, Virginia 20166.

 (4) Mr. Brown's shares consist of 1,000 shares of common stock held jointly with Mr. Brown's spouse and 69,500 shares of common stock subject to options exercisable by or within 60 days of November 17, 1999. Mr. Brown is the Vice

     President and General Manager of the Government Business Unit of Template. His address is 45365 Vintage Park Plaza, Dulles, Virginia 20166.

 (5) All of Mr. Collard's shares are shares of common stock subject to options exercisable by or within 60 days of November 17, 1999. Mr. Collard is the Vice President of European Operations of Template. His address is 45365 Vintage Park Plaza, Dulles, Virginia 20166.

 (6) Mr. Kiker's shares include 137,500 shares of common stock subject to options exercisable by or within 60 days of November 17, 1999 (giving effect to acceleration provisions contingent upon consummation of the merger). Mr. Kiker is the Vice President of Technology of Template. His address is 45365 Vintage Park Plaza, Dulles, Virginia 20166.

 (7) Mr. Ferrentino's shares include 20,000 shares of common stock held by Mr. Ferrentino's spouse and 50,000 shares of common stock held by Mr. Ferrentino's daughter. Mr. Ferrentino disclaims beneficial ownership of all 70,000 such shares not held by him.

 (8) Dr. Adams' shares include 550 shares of common stock held by Dr. Adams' spouse and 50,000 shares of common stock subject to options exercisable by or within 60 days of November 17, 1999 (giving effect to acceleration provisions contingent upon consummation of the merger). Dr. Adams disclaims beneficial ownership of all 550 shares held by his spouse.

 (9) Dr. Salisbury's shares include 50,000 shares of common stock subject to options exercisable by or within 60 days of November 17, 1999 (giving effect to acceleration provisions contingent upon consummation of the merger).

(10) All of Dr. Barth's shares are shares of common stock subject to options exercisable by or within 60 days of November 17, 1999 (giving effect to acceleration provisions contingent upon consummation of the merger).

(11) Includes all shares stated to be included in the notes above.

                      DESCRIPTION OF LEVEL 8 CAPITAL STOCK

     The following descriptions of certain provisions of the certificate of incorporation and bylaws of Level 8 are necessarily general and do not purport to be complete and are qualified in their entirety by reference to the certificate of incorporation and bylaws of Level 8 which have been incorporated by reference herein.

COMMON STOCK

     The authorized capital stock of Level 8 consists of 50 million shares, of which 40 million shares have been designated common stock, par value $.001 per share. As of November 17, 1999, there were 8,932,047 shares of common stock issued and outstanding, held by approximately 100 holders of record. The holders of common stock are entitled to one vote for each share on all matters submitted to a vote of stockholders. Holders of common stock are entitled to such dividends as may be declared from time to time by the board of directors out of funds legally available therefore, subject to the dividend and liquidation rights of any preferred stock (as described below) that may be issued, and subject to the dividend restrictions in certain credit facilities and various other agreements. In the event of the liquidation, dissolution or winding-up of Level 8, the holders of common stock are entitled to share equally and ratably in Level 8's assets, if any, remaining after provision for payment of all debts and liabilities of Level 8 and satisfaction of the liquidation preference of any shares of preferred stock that may be outstanding. The holders of common stock have no preemptive, subscription, redemptive or conversion rights. The outstanding shares of common stock are fully paid and nonassessable.

PREFERRED STOCK

     Level 8 is authorized to issue 10 million shares of preferred stock, par value $.001 per share. The board of directors of Level 8 has authority, without stockholder approval, to issue shares of preferred stock in one or more series and to determine the number of shares, designations, dividend rights, conversion rights, voting power, redemption rights, liquidation preferences and other terms of any such series. The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of the holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring, or preventing a change in control of Level 8. As of the date of this joint proxy statement/prospectus, 21,000 shares have been designated as Series A 4% Convertible Redeemable Preferred Stock and are issued and outstanding. There are no present plans for any further issuances of preferred stock.

     Holders of the Series A Preferred Stock are entitled to receive 4% annual cash dividends payable quarterly and will have one vote per share of Series A Preferred Stock, voting together with the common stock and not as a separate class except on certain matters adversely affecting the rights of holders of the Series A Preferred Stock. The Series A Preferred Stock may be redeemed at the option of Level 8 at a redemption price equal to the original purchase price at any time after June 29, 2000 if the closing price of Level 8's common stock over 20 consecutive trading days is greater than $20 per share. The conversion price of the Series A Preferred Stock is subject to certain anti-dilution provisions, including adjustments in the event of certain sales of common stock at a price of less than $10 per share. In the event Level 8 breaches its obligations to pay dividends

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

when due or issue common stock upon conversion, or Level 8's common stock is delisted, the dividend rate on the Series A Preferred Stock would increase to 18% per annum (partially payable in shares of common stock at the option of Level 8 during the first 60 days of such increased dividend rate). As part of the $21 million financing, Level 8 also issued the investors warrants to purchase 2.1 million shares of common stock at an exercise price of $10 per share. Level 8 has registered the common stock issuable upon conversion of the Series A Preferred Stock and exercise of the warrants for resale under the Securities Act of 1933. Level 8 is required to make certain payments in the event it is unable to meet its obligations in connection with the Series A Preferred Stock and warrants, such as registration under the Securities Act or issuance of shares of common stock upon conversion or exercise. The aggregate amount of all such payments, together with dividends on the Series A Preferred Stock, is limited to 19% of the liquidation value of the Series A Preferred Stock. Investors in the Series A Preferred Stock and warrants include Advanced Systems Europe B.V., which purchased $10 million of Series A Preferred Stock and warrants in the transaction, and is a subsidiary of Liraz, Level 8's principal stockholder. Due to limitations on convertibility and exercisability, as set forth more fully in the Certificate of Designation of Rights, Preferences and Limitations of Preferred Stock and the warrants, shares of Series A Preferred Stock and warrants that have been issued to certain holders may not be convertible/exercisable at the present time.

DELAWARE LAW AND ANTI-TAKEOVER PROVISIONS

     Section 203 of the Delaware General Corporation Law generally prohibits an interested stockholder from entering into certain types of business combinations with a Delaware corporation for three years after becoming an interested stockholder. An "interested stockholder" under the Delaware General Corporation Law is any person other than the corporation and its majority-owned subsidiaries who own at least 15% of the outstanding voting stock, or who owned at least 15% within the preceding three years, and this definition includes affiliates of the corporation. Briefly described, the prohibited combinations include:

     - mergers or consolidations;

     - sales, leases, exchanges or other dispositions of 10% or more of (1) the aggregate market value of all assets of the corporation, or (2) the aggregate market value of all the outstanding stock of the corporation;

     - issuances or transfers by the corporation of its stock that would increase the proportionate share of stock owned by the interested stockholder;

     - receipt by the interested stockholder of the benefit of loans, advances, guarantees, pledges or other financial benefits provided by the corporation; and

     - any other transaction, with certain exceptions, that increases the proportionate share of the stock owned by the interested stockholder.

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

     A Delaware corporation may choose not to have Section 203 of the Delaware General Corporation Law apply. Our company has chosen in our certificate of incorporation, however, to accept the protections of Section 203. Nevertheless,
Section 203 will not apply in the following cases:

     - if, before the stockholder became an interested stockholder, the board of directors approved the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

     - if, after the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, subject to technical calculation rules; or

     - if, on or after the time the interested stockholder became an interested stockholder, the board of directors approved the business combination, and at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder also ratified the business combination at a stockholders' meeting.

     Because Liraz and certain of its affiliates have beneficially owned more than 15% of the outstanding voting stock of Level 8 for longer than the three-year restricted period, the restrictions under the Delaware General Corporation Law on business combinations generally do not apply to Liraz and its affiliates.

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

                       COMPARISON OF STOCKHOLDERS' RIGHTS

     As a result of the merger, Template's common stockholders will become holders of Level 8 common stock. The rights of Template's stockholders are currently governed by the Template charter and bylaws and the laws of Virginia. Following the merger, the rights of all former holders of Template's common stock will be governed by the Level 8 charter and bylaws and Delaware law. The following is a summary comparison of the material differences between the rights of holders of Template common stock and holders of Level 8 common stock under the respective charter and bylaws of the companies and under Delaware and Virginia law. For information on how to obtain copies of the charters and bylaws of the companies, see "Where You Can Find More Information" on page 191.

                            AUTHORIZED CAPITAL STOCK

                                    LEVEL 8

     - 10,000,000 shares of preferred stock.

     - 40,000,000 shares of common stock.

                                    TEMPLATE

     - 3,000,000 shares of preferred stock.

     - 17,000,000 shares of common stock.

                          NUMBER AND TERM OF DIRECTORS

                                    LEVEL 8

     - Not less than 1 but no more than 9 elected, with exact numbers to be determined from time to time by the majority of the Board, or by the affirmative vote of at least 50% of all holders of capital stock entitled to vote in the election of directors. There are currently seven directors.

                                    TEMPLATE

     - Not less than 3, but no more than 15, elected annually at the stockholders meeting with the exact number to be determined by a majority of the Board from time to time. There are currently six directors.

                              REMOVAL OF DIRECTORS

                                    LEVEL 8

     - Pursuant to Delaware law, can be removed with or without cause by a vote of the majority of the stockholders.

                                    TEMPLATE

     - Can be removed with cause at any time by stockholders holding not less than 75% of the shares entitled to vote at an election of directors at a special meeting of stockholders called for that purpose.

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

                        SPECIAL MEETING OF STOCKHOLDERS

                                    LEVEL 8

     - Can be called at any time by the Board and will be called by the President, Secretary, or an Assistant Secretary upon written request of at least 50% of the total number of shares entitled to vote.

                                    TEMPLATE

     - Can be called at any time by the Chairman of the Board, the Vice-Chairman of the Board, the Chief Executive Officer or the President (if he is also the Chief Executive Officer) or by a majority of the Board.

                              NOTICE FOR MEETINGS

                                    LEVEL 8

     - Notice to stockholders of any meeting requires written notice delivered not less than ten days nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting.

                                    TEMPLATE

     - Notice to stockholders of any meeting requires written notice delivered not less than ten days, nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting.

                               CHARTER AMENDMENTS

                                    LEVEL 8

     - Requires Board approval and the affirmative vote of the holders of a majority of the outstanding shares entitled to vote.

                                    TEMPLATE

     - Requires the affirmative vote of the majority holders of the outstanding stock entitled to vote at a meeting at which a quorum of the voting group is present; except that the affirmative vote of at least 75% of the outstanding shares entitled to vote is required for any amendment to the sections relating to capital stock or the requirement that 75% of the holders of the outstanding shares entitled to vote approve a transaction that involves an affiliated transaction (as defined in Section 13.1-725 of the Virginia Stock Corporation Act).

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

                              AMENDMENT TO BYLAWS

                                    LEVEL 8

     - Board has full power to amend, alter and repeal the bylaws, and to adopt new bylaws. The bylaws may also be amended at a meeting of stockholders at which a quorum is present by the affirmative vote of a majority of the outstanding shares present at the meeting, in person or by proxy, and entitled to vote.

                                    TEMPLATE

     - Bylaws may be amended by the affirmative vote of stockholders holding a majority of the outstanding shares entitled to vote at any annual or special meeting of stockholders, or by the Board of Directors, except that the Board shall have no power to change any amendments made by a majority of the stockholders entitled to vote, if expressly so provided by such a majority of stockholders.

          ADVANCE NOTICE BYLAW PROVISIONS FOR NOMINATION OF DIRECTORS

                                    LEVEL 8

     - Level 8's bylaws do not require advance notice for nominations to the board of directors

                                    TEMPLATE

     - Any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if written notice of such stockholder's intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary, not later than
       (i) with respect to an election to be held at an annual meeting of stockholders, ninety (90) days in advance of such meeting, and (ii) with respect to an election to be held at a special meeting of stockholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to stockholders.

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                             STOCKHOLDER PROPOSALS

                                    LEVEL 8

     - Level 8 does not have stockholder proposal provisions in its bylaws.

                                    TEMPLATE

     - For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary. To be timely, a stockholder's notice must be given, either by personal delivery or by United States mail, postage prepaid, to the secretary, not later than ninety (90) days in advance of the annual meeting. A stockholder's notice to the secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting (including the specific proposal to be presented) and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares of Template that are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business. In the event that a stockholder attempts to bring business before an annual meeting without complying with these provisions, the chairman of the meeting shall declare to the meeting that the business was not properly brought before the meeting in accordance with the foregoing procedures, and such business will not be transacted.

                STATE TAKEOVER LAWS APPLICABLE TO THE COMPANIES

                                    LEVEL 8

     - Section 203 of the Delaware General Corporation Law restricts a corporation's right to engage in a business combination with any interested stockholder within a period of three years from the date that such stockholder became an interested stockholder. In general, an interested stockholder is a stockholder who holds 15% or more of the outstanding voting stock of a Delaware corporation; provided, however, if such stockholder holds 85% of the outstanding stock, the Board approves either the transaction in question or the acquisition of shares by the stockholder, or the transaction is approved by two-thirds of the company's stockholders other than the stockholder in question, then the prohibition against a business combination does not apply.

                                    TEMPLATE

     - Unless a Virginia corporation expressly elects not to be subject to such provisions, Section 13.1-728.1, et. seq. of the Virginia Stock Corporation Act provides that unless voting rights are granted by the stockholders to an acquiror in a "control share acquisition," as defined under this Act, the acquiror does not receive voting rights for its shares. Only Virginia corporations which have more than 300 stockholders are subject to the provisions regarding control share acquisitions. If the stockholders of a Virginia corporation grant voting rights in a control share acquisition in which shares having a majority of votes are acquired, those stockholders not approving the grant of voting rights may obtain dissenters rights and can demand fair value for their shares. Template has expressly elected not to be subject to these provisions.

                        INSPECTION OF BOOKS AND RECORDS

                                    LEVEL 8

     - Under Delaware law, upon making a written request, a stockholder of record is entitled to inspect the books and records of the corporation during normal business hours. Pursuant to the Level 8 bylaws, the Board has the power to determine from time to time whether and to what extent and to what times and places and under what conditions of any of the accounts, records, and books of Level 8 are to be open to the inspection of any stockholder. No stockholder has any right to inspect any account or book or document of Level 8 except as prescribed by law or authorized by express resolution of the stockholders or the Board.

                                    TEMPLATE

     - Under Virginia law, upon providing five days notice to the corporation, a stockholder is entitled to inspect the books and records of the corporation during regular business hours.

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

                         VOTE REQUIRED FOR MERGERS AND
                  SIMILAR FUNDAMENTAL CORPORATION TRANSACTIONS

                                    LEVEL 8

     - Generally requires Board approval and the affirmative vote of the holders of a majority of the outstanding stock entitled to vote.

                                    TEMPLATE

     - Generally requires Board approval and the affirmative vote of the holders of more than two-thirds of the outstanding stock entitled to vote, except that the affirmative vote of the holders of 75% or more of the outstanding stock entitled to vote is required to approve a transaction that constitutes or involves an affiliated transaction (as defined in Section 13.1-725 of the Virginia Stock Corporation Act).

                VOTE REQUIRED FOR SALES OF ALL OR SUBSTANTIALLY
                          ALL OF THE CORPORATE ASSETS

                                    LEVEL 8

     - Generally requires Board approval and the affirmative vote of the holders of a majority of the outstanding stock entitled to vote.

                                    TEMPLATE

     - Generally requires Board approval and the affirmative vote of the holders of more than two-thirds of the outstanding stock entitled to vote.

                                   DIVIDENDS

                                    LEVEL 8

     - Under Delaware corporate law, a corporation's Board of Directors may declare and pay dividends either:

       - out of surplus, the amount of net assets of the corporation in excess of all liabilities, including capital stock; or

       - if there is no surplus, out of net profits generated in the fiscal year in which the dividend is declared and/or the preceding fiscal year.

                                    TEMPLATE

     - Under Virginia corporate law, a corporation's Board of Directors may declare distributions to stockholders if, after the distribution, the corporation can pay its debts as they generally become due or to the extent the corporation's total assets exceed its total liabilities.

                          DISSENTERS' APPRAISAL RIGHTS

                                    LEVEL 8

     - No appraisal rights are available for shares of any class or series of stock, which stock, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon a merger, is listed on a national securities exchange, or designated a national market system security on an interdealer quotation system by the National Association Securities Dealers, Inc. Level 8's common stock is a Nasdaq National Market Security.

                                    TEMPLATE

     - Each Template stockholder is entitled to dissenters' rights of appraisal under which the stockholder may receive cash in the amount of the fair market value of the shares held by such stockholder, in lieu of the consideration such stockholder would otherwise receive in the transaction. The fair market value of the shares is determined by either a court or an agreement between Template and the stockholder. The limitations on the availability of dissenters' rights under Virginia law are as provided in Annex D, which sets forth the applicable provisions of the Virginia Stock Corporation Act.

                    ADDITIONAL MATTERS FOR CONSIDERATION BY
                              LEVEL 8 STOCKHOLDERS

        AMENDMENT OF THE LEVEL 8 1997 STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE THEREUNDER

BACKGROUND

     On October 11, 1999, the Board of Directors of Level 8 approved (subject to stockholder approval) an amendment to the Level 8 1997 Stock Option Plan which increases the total number of shares of common stock issuable pursuant to the 1997 Stock Option Plan from 2,600,000 to 4,000,000. The following description of the 1997 Plan is intended only as a summary and is qualified in its entirety by reference to the 1997 Plan.

PURPOSE

     The purpose of the 1997 Stock Option Plan is to enhance the profitability and value of Level 8 for the benefit of its stockholders principally by enabling Level 8 to offer employees and consultants of Level 8 and its subsidiaries and non-employee directors of Level 8 stock-based incentives in Level 8 in order to attract, retain and reward such individuals and strengthen the mutuality of interest between such individuals and Level 8 stockholders.

ELIGIBILITY

     All employees and consultants of Level 8 and its subsidiaries and non-employee directors of Level 8 designated by the board of directors of Level 8 to participate in the 1997 Stock Option Plan are eligible to receive options under the 1997 Stock Option Plan.

AVAILABLE SHARES

     If the proposed amendment is approved, options covering a maximum of 4,000,000 shares of common stock (assuming the amendment to the 1997 Stock Option Plan is approved) may be issued under the 1997 Stock Option Plan. Options covering a maximum of 200,000 shares may be granted to any single individual in any one fiscal year. If an option expires, terminates or is cancelled, the unissued shares of common stock subject to the option will again be available under the 1997 Stock Option Plan.

TERMS OF STOCK OPTIONS

     Under the 1997 Stock Option Plan, options granted to employees may be in the form of incentive stock options or nonqualified stock options. Options granted to consultants or nonemployee directors may only be nonqualified stock options. The committee that administers the 1997 Plan (see "Administration" below) (the "Committee") will determine the number of shares subject to each option, the term of each option (which may not exceed ten years or, in the case of an incentive stock option granted to a 10% stockholder, five years), the exercise price per share of stock subject to each option, the vesting schedule (if any) and the other material terms of the option. No incentive stock option may have an exercise price less than 100% of the fair market value of the common stock at the time of the grant (or, in the case of an incentive stock option granted to a

10% stockholder, 110% of the fair market value). The exercise price of a nonqualified stock option will be determined by the Committee.

     The option price upon exercise may be paid in cash or, if so determined by the Committee, in shares of common stock by a reduction in the number of shares of common stock issuable upon the exercise of the option or by such other method as the Committee determines. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Committee. The Committee may at any time offer to buy an option previously granted on such terms and conditions as the Committee establishes. At the discretion of the Committee, options may provide for "reloads" (i.e., a new option is granted for the same number of shares as the number used by the holder to pay the option price upon exercise).

     Subject to limited exceptions, options are forfeited upon termination of employment or service. Options are not assignable (except by will or the laws of descent and distribution).

     Options may not be granted after the tenth anniversary of the 1997 Stock Option Plan's adoption, but options granted prior to that date may be extended beyond that date.

CHANGE IN CONTROL

     Unless otherwise determined by the Committee at the time of the grant, upon a change in control (as defined in the 1997 Stock Option Plan), all of the options automatically will become fully exercisable. However, unless otherwise determined by the Committee at the time of the grant, no acceleration or exercisability of an option will occur, if the Committee determines prior to a change in control that the option will be honored or assumed or new rights substituted immediately following the change in control; provided that, the new rights or alternative option is based on stock which is or will be traded on an established securities market, contains at least substantially equivalent terms and conditions as the option being assumed, and has substantially equal earnings value.

CERTAIN REORGANIZATIONS

     The 1997 Stock Option Plan provides for appropriate adjustments of the number and kind of shares to be issued upon exercise of an option and of the exercise price to reflect changes in the capital structure of the corporation, stock splits, recapitalizations, mergers and reorganizations.

AMENDMENT OR TERMINATION OF THE 1997 STOCK OPTION PLAN

     The 1997 Stock Option Plan may be amended by the board of directors of Level 8, except that stockholder approval of amendments will be required among other things (a) to the extent stockholder approval is required by 16b-3 under the Securities Exchange Act of 1934, as amended, and (b) to (i) increase the maximum number of shares subject to options granted in a fiscal year, (ii) change the classification of employees eligible to receive awards, (iii) extend the maximum option period under the 1997 Stock Option Plan, or (iv) increase the number of shares that may be issued under the 1997 Stock Option Plan. The 1997 Stock Option Plan is effective for 10 years from the date the 1997 Stock Option Plan was adopted during which time options may be granted.

ADMINISTRATION

     The 1997 Stock Option Plan will be administered by the Committee, which will include two or more "non-employee" and "outside" directors. However, with respect to option grants to non-employee directors and any action under the 1997 Stock Option Plan relating to options held by non-employee directors, the Committee will consist of the entire board of directors. The Committee will determine the individuals who will receive options and the terms of the options, which will be reflected in written agreements with the holders. Decisions by the board of directors or the Committee with respect to the 1997 Stock Option Plan are final and binding.

BENEFITS TO NAMED EXECUTIVE OFFICERS AND OTHERS

     As of December 31, 1998, stock options had been granted to the persons and groups shown in the table below. The Committee has not yet made any determination as to which eligible participants will be granted options under the 1997 Stock Option Plan in the future. Consequently, it is not presently determinable with respect to the persons and groups shown in the table below, the benefits and or amounts that will be received in the future by such persons or groups pursuant to the 1997 Stock Option Plan.

                                                                 NUMBER OF
NAME AND POSITION                                             OPTIONS GRANTED
-----------------                                             ---------------
1998 NAMED EXECUTIVE OFFICERS
Arie Kilman, Chief Executive Officer and Chairman of the
  Board.....................................................            0
Samuel Somech, President....................................       50,000
Gonen Ziv, Former Vice President Technical Services.........       30,000
Joseph Schwartz, Former Vice President, Group Product
  Manager...................................................      150,000
Robert Lord, Former Executive Vice President................      112,000
All 1998 Executive Officers as a Group......................      542,000
All Non-Executive Directors as a Group......................       44,000
All Persons Receiving 5% of Options.........................            0
All Non-Executive Officer Employees as a Group..............    1,299,993

FEDERAL INCOME TAX CONSEQUENCES

     INCENTIVE STOCK OPTIONS. An optionee will not recognize income upon the grant or exercise of an incentive stock option. Instead, the optionee will be taxed at the time he or she sells the stock purchased pursuant to the option. The optionee will be taxed on the difference between the price he or she paid for the stock and the amount for which he or she sells the stock. If the optionee does not sell the stock within two years from the date of grant of the option and one year from the date the stock is transferred to the optionee, the gain will be a long-term capital gain, and Level 8 will not be entitled to a deduction. If the optionee sells the stock at a gain prior to that time, the difference between the amount the optionee paid for the stock and the lesser of the fair market value on the date of exercise or the amount for which the stock is sold will be taxed as ordinary income and Level 8 will be entitled to a corresponding deduction; if the stock is sold for an amount in excess of the fair market value on the date of exercise, the excess amount will be taxed as capital gain. If the optionee sells the stock for less than the amount he or she paid for it prior to the expiration of the one- or two-year periods indicated, no amount will be taxed as ordinary income and the loss will be taxed as a capital loss. Exercise of an incentive stock option may subject an optionee to, or increase an optionee's liability for, the alternative minimum tax.

     NON-QUALIFIED STOCK OPTIONS. An optionee will not recognize income upon the grant of a non-qualified stock option under the 1997 Stock Option Plan or at any time prior to the exercise of the option or a portion thereof. Generally, at the time the optionee exercises a non-qualified option or portion thereof, the optionee will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the underlying stock on the date the option is exercised over the option price of the stock and Level 8 will then entitled to a corresponding deduction. At that time, Level 8 will be subject to income tax withholding requirements and will have the right to require an optionee who is or was an employee of Level 8 to remit in cash to Level 8 an amount sufficient to satisfy any federal, state and local tax requirements prior to the delivery of any certificate or certificates for such shares of stock.

     A subsequent taxable disposition of the stock acquired upon exercise of an option and held as a capital asset will result in a capital gain or loss measured by the difference between the fair market value of the stock on the date of the option exercise and the amount realized on later disposition.

     THE FOREGOING IS A SUMMARY DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO OPTIONEES UNDER THE INTERNAL REVENUE CODE AND SHOULD NOT BE CONSTRUED AS LEGAL, TAX OR INVESTMENT ADVICE. ALL 1997 STOCK OPTION PLAN PARTICIPANTS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES APPLICABLE TO THEM, INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

STOCKHOLDER APPROVAL

     Level 8's board of directors seeks stockholder approval because such approval is required under the Internal Revenue Code as a condition to incentive stock option treatment and will maximize the potential for deductions associated with any non-qualified options granted under the 1997 Stock Option Plan.

     Approval of this proposal will require the affirmative vote of a majority of the votes cast. As of the record date for the Level 8 special meeting, Liraz has the right to vote 3,693,120 shares, representing, as of November 17, 1999, approximately 41% of the outstanding voting stock of Level 8, and has advised Level 8 that it intends to vote in favor of this proposal. Level 8 has the right to vote another 1,000,000 shares, representing 11% of the outstanding voting stock of Level 8, and intends to cause these shares to be voted in favor of this proposal. Proxies solicited by the Level 8 board of directors will be voted FOR this proposal, unless stockholders specify otherwise.

     THE BOARD OF DIRECTORS OF LEVEL 8 RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENT TO THE 1997 STOCK OPTION PLAN.

                                    EXPERTS

     Level 8's financial statements for the year ended December 31, 1998 included in this joint proxy statement/prospectus have been audited by PricewaterhouseCoopers LLP, independent accountants, and have been included in this joint proxy statement/prospectus in reliance upon their report given on their authority as experts in auditing and accounting.

     Level 8's financial statements for the year ended December 31, 1997 included in this joint proxy statement/prospectus have been audited by Grant Thornton LLP, independent auditors, and have been included in this joint proxy statement/prospectus in reliance upon their report given on their authority as experts in auditing and accounting.

     Level 8's financial statements for the year ended December 31, 1996 which are included in this joint proxy statement/prospectus have been audited by Lurie, Besikof, Lapidus & Co., LLP, independent auditors, and have been included in this joint proxy statement/prospectus in reliance upon their report given on their authority as experts in auditing and accounting.

     The financial statement for Seer Technologies for the fiscal years ended September 30, 1998, 1997 and 1996 included in this joint proxy statement/prospectus have been audited by PricewaterhouseCoopers LLP, independent accountants, and have been included in this joint proxy statement/prospectus in reliance upon their report given on their authority as experts in auditing and accounting.

     Template's financial statements for the years ended December 31, 1998, 1997 and 1996 included in this joint proxy statement/prospectus have been audited by PricewaterhouseCoopers LLP, independent accountants, and have been included in this joint proxy statement/prospectus in reliance upon their report given on their authority as experts in auditing and accounting.

                                 LEGAL MATTERS

     The validity of the shares of Level 8 common stock offered hereby and the federal income tax consequences of the merger, will be passed upon for Level 8 by Powell, Goldstein, Frazer & Murphy LLP, Atlanta, Georgia. Certain federal income tax matters related to the merger will be passed upon for Template by Cooley Godward LLP, San Francisco, California.

                      WHERE YOU CAN FIND MORE INFORMATION

     Both Level 8 and Template are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and file reports, proxy and information statements and other information with the SEC. This information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and may be available at the following Regional Offices of the SEC: Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Level 8 and Template make filing under the Exchange Act with the SEC electronically, and these materials are available at the SEC's Web site (http://www.sec.gov). Reports, proxy statements and other information concerning Level 8 and Template may also be inspected at The Nasdaq Stock Market, Operations, 1735 K Street, N.W., Washington, D.C. 20006.

     Level 8 filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933, as amended, to register with the SEC the Level 8 common stock to be issued to Template stockholders in the merger. This joint proxy statement/prospectus constitutes the proxy statement and prospectus of Level 8 and the proxy statement of Template that was filed as part of the registration statement. Other parts of the registration statement are excluded from this joint proxy statement/prospectus under the rules and regulations of the SEC. Reference is made to the registration statement for further information relating to Level 8, Template and the Level 8 common stock offered by this joint proxy statement/prospectus. Statements contained in this joint proxy statement/prospectus concerning the provisions of documents are necessarily summaries of documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC or attached as an annex to this joint proxy statement/prospectus.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the financial condition, results of operations, cash flows, financing plans, business strategies and prospects, technological developments, new products, research and development activities, operating efficiencies or synergies, budgets, capital and other expenditures, competitive positions, plans and objectives of management, Year 2000 issues and other matters. Statements in this document that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Such forward-looking statements, including, without limitation, those relating to the future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income, in each case relating to Level 8 and Template, wherever they occur in this document, are necessarily estimates reflecting the best judgment of the senior management of Level 8 and Template and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Such forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this document. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

     - risks related to the realization of anticipated revenues, profitability and costs synergies of the combined company;

     - the effects of vigorous competition in the markets in which these entities operate, including the impact on revenues and earnings of competitive changes to existing price structures;

     - the ability of Level 8 or Template to establish a significant presence in new geographic and service areas;

     - the ability to recruit, train and retain qualified personnel;

     - changes in technology that may increase the number of competitors Level 8 or Template faces or require significant capital expenditures to provide competitive services;

     - risks associated with the exchange ratio;

     - general economic or business conditions that may be less favorable than expected, resulting in, among other things, lower than expected revenues;

     - risks of government contracts;

     - interest rate fluctuations, foreign currency rate fluctuations and other capital market conditions;

     - costs or difficulties related to the integration of the businesses of other entities acquired by Level 8 with that of Level 8 may be greater than expected;

     - necessary technological changes (including changes to address "Year 2000" data systems issues) may be more difficult or expensive to make than anticipated;

     - risks of international business;

     - adverse changes may occur in the securities markets; and

     - the "Risk Factors" beginning on page 13 in this joint proxy statement/prospectus.

     The words "estimate," "project," "intend," "plan," "expect," "anticipate," "believe," "likely," "will" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this document. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Neither Level 8 nor Template undertakes any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

     You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus about the merger, Level 8 or Template. We have not authorized anyone to give you any other information. This joint proxy statement/ prospectus does not apply to you if you are (1) in a jurisdiction where the activities covered by this joint proxy statement/prospectus are unlawful, or (2) a person to whom it is unlawful to direct these activities. The information contained in this joint proxy statement/prospectus speaks only as of the date on the cover of this proxy statement/ prospectus unless the information specifically indicates that another date applies.

     Level 8, Level 8 Systems, Geneva, Geneva Integrator, Falcon MQ, Seer and Seer*HPS are trademarks of Level 8 or its subsidiaries. Template, Template Software, EIT, SNAP, Foundation Template, Workflow Template, System Management Template and Web Template are trademarks of Template or its subsidiaries. Other trademarks referenced in this joint proxy statement/prospectus are trademarks of their respective legal owners.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
LEVEL 8 SYSTEMS, INC.
Report of Independent Accountants...........................    F-2
Report of Independent Accountants...........................    F-3
Independent Auditor's Report................................    F-4
Audited Consolidated Financial Statements as of December 31,
  1998 and 1997 and for the years ended December 31, 1998,
  1997 and 1996.............................................    F-5
Unaudited Consolidated Financial Statements as of September
  30, 1999 and December 31, 1998 and for the three and nine
  months ended September 30, 1999 and 1998..................   F-37
SEER TECHNOLOGIES, INC.
Report of Independent Accountants...........................   F-49
Audited Consolidated Financial Statements as of September
  30, 1998 and 1997 and for the years ended September 30,
  1998, 1997 and 1996.......................................   F-50
Unaudited Consolidated Financials as of December 31, 1998
  and September 30, 1998 and for the three months ended
  December 31, 1998 and 1997................................   F-75
TEMPLATE SOFTWARE, INC.
Report of Independent Accountants...........................   F-83
Audited Consolidated Financial Statements as of November 30,
  1997 and December 31, 1998 and for the years ended
  November 30, 1996 and 1997, the one month ended December
  31, 1997 and the year ended December 31, 1998.............   F-84
Unaudited Consolidated Financial Statements as of September
  30, 1999 and for the three and nine months ended September
  30, 1999 and 1998.........................................  F-110

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders of Level 8 Systems, Inc.

     In our opinion, the accompanying consolidated balance sheet as of December 31, 1998 and the related consolidated statements of operations, changes in stockholders' equity and cash flows present fairly, in all material respects, the financial position of Level 8 Systems, Inc. (the "Company") and its subsidiaries at December 31, 1998 and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above. The financial statements of the Company as of December 31, 1997 and for the year then ended and for the year ended December 31, 1996 were each audited by other independent accountants whose reports, dated February 23, 1998 and January 31, 1997, respectively, expressed unqualified opinions on those statements.

     As explained in Note 14, the Company has entered into certain agreements with its primary stockholder, Liraz Systems, Ltd.

                                          PricewaterhouseCoopers LLP

Washington, D.C.
March 31, 1999

                       REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors
Level 8 Systems, Inc. and subsidiaries

     We have audited the consolidated balance sheet of Level 8 Systems, Inc. and subsidiaries as of December 31, 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the 1997 financial statements referred to above present fairly, in all material respects, the consolidated financial position of Level 8 Systems, Inc. and subsidiaries as of December 31, 1997, and the consolidated results of their operations and their consolidated cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                          Grant Thornton LLP

New York, New York
February 23, 1998
(except for Note 2,
as to which the date is February 27, 1998 and Note 3, as to which the date is April 6, 1998)

                          INDEPENDENT AUDITOR'S REPORT

Stockholders and Board of Directors
Level 8 Systems, Inc.

     We have audited the accompanying consolidated statements of operations, changes in stockholders' equity, and cash flows of Level 8 Systems, Inc. for the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of their operations and their cash flows of Level 8 Systems, Inc. for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          Lurie, Besikof, Lapidus & Co., LLP

Minneapolis, Minnesota
January 31, 1997, (except for Note 3, as to which the date is April 6, 1998)

                             LEVEL 8 SYSTEMS, INC.

                          CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1998           1997
                                                              ------------   ------------
ASSETS
Cash and cash equivalents...................................    $ 6,078        $ 7,062
Trade accounts receivable, less allowance for doubtful
  accounts..................................................     16,992          6,455
Note receivable for sale of subsidiary......................      2,000             --
Due from related party......................................        271             --
Income taxes receivable.....................................         --            406
Inventory...................................................         --            336
Prepaid expenses and other current assets...................      2,606            421
Net assets from discontinued operations.....................         --          3,577
                                                                -------        -------
    Total current assets....................................     27,947         18,257
Property and equipment, net.................................      2,682            974
Goodwill and other intangibles, net.........................     32,217          1,793
Capitalized software costs, net.............................      6,753          2,168
Other assets................................................      1,171            290
                                                                -------        -------
    Total assets............................................    $70,770        $23,482
                                                                =======        =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Notes payable, due on demand................................    $12,275        $    --
Current maturities of loan from related party...............        628            128
Current maturities of long-term debt........................        799              7
Accounts payable............................................      3,691          1,936
ACCRUED EXPENSES:
Compensation................................................        318             82
Commissions.................................................      1,021             17
Restructuring...............................................        973             --
Merger -- related...........................................      4,803             --
Other.......................................................      8,275            125
Due to related party........................................         82             --
Customer deposits and deferred revenue......................     13,075             42
Deferred taxes..............................................         --             94
Income taxes payable........................................      1,781             --
                                                                -------        -------
    Total current liabilities...............................     47,721          2,431
Deferred revenue............................................         97             --
Long-term debt, net of current maturities...................      1,541             16
Loan from related party, net of current maturities..........     12,519            202
Deferred income taxes.......................................         --            462
                                                                -------        -------
    Total liabilities.......................................     61,878          3,111
                                                                -------        -------
Commitments and contingencies (Notes 16 and 17)

STOCKHOLDERS' EQUITY:
Preferred stock, $0.01 par value, 1,000,000 shares
  authorized; no shares issued or outstanding at December
  31, 1998 and 1997.........................................         --             --
Common stock, $0.01 par value, 15,000,000 shares authorized;
  8,708,231 and 7,044,634 shares issued and outstanding at
  December 31, 1998 and 1997, respectively..................         87             70
Additional paid-in-capital..................................     34,045         20,603
Accumulated deficit.........................................    (25,240)          (184)
Accumulated other comprehensive income......................         --           (118)
                                                                -------        -------
    Total stockholders' equity..............................      8,892         20,371
                                                                -------        -------
    Total liabilities and stockholders' equity..............    $70,770        $23,482
                                                                =======        =======

The accompanying notes are an integral part of the consolidated financial statements.

                             LEVEL 8 SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                  FOR THE YEARS ENDED
                                                                      DECEMBER 31,
                                                              ----------------------------
                                                                1998      1997      1996
                                                              --------   -------   -------
OPERATING REVENUE:
Software products...........................................  $  1,552   $ 4,354   $ 1,485
Services....................................................     9,133    10,171     5,521
Other.......................................................        --       155       266
                                                              --------   -------   -------
  Total operating revenue...................................    10,685    14,680     7,272
COST OF REVENUE:
Software products...........................................     2,060     2,554     1,422
Services....................................................     5,973     4,995     3,056
Other.......................................................        --        40        39
                                                              --------   -------   -------
  Total cost of revenue.....................................     8,033     7,589     4,517
Gross profit................................................     2,652     7,091     2,755
OPERATING EXPENSES:
Research and product development............................     2,111     1,057       531
Selling, general and administrative.........................     9,777     4,473     2,966
Amortization of goodwill and other intangibles..............     1,933       422       422
Purchased in-process research and development...............     5,892        --        --
Write-off of goodwill and other intangibles.................     4,601        --        --
Restructuring charge........................................     1,540        --        --
                                                              --------   -------   -------
  Total operating expenses..................................    25,854     5,952     3,919
                                                              --------   -------   -------
Income (loss) from operations...............................   (23,202)    1,139    (1,164)
OTHER INCOME (EXPENSE):
Interest income.............................................       283       410       170
Gain on sale of ASU.........................................        --        60        --
Interest expense............................................      (364)      (20)      (25)
                                                              --------   -------   -------
  Other income (expense), net...............................       (81)      450       145
                                                              --------   -------   -------
Income (loss) from continuing operations before provision
  for income taxes..........................................   (23,283)    1,589    (1,019)
Income tax provision (benefit)..............................       405       553      (174)
                                                              --------   -------   -------
Income (loss) from continuing operations....................   (23,688)    1,036      (845)
Income (loss) from discontinued operations, net of tax......      (135)       53       (40)
Gain (loss) on disposal of discontinued operations, net of
  tax.......................................................    (1,233)       --    (1,484)
                                                              --------   -------   -------
  Net income (loss).........................................  $(25,056)  $ 1,089   $(2,369)
                                                              ========   =======   =======
Income (loss) per share from continuing
  operations -- basic.......................................  $  (3.14)  $  0.15   $ (0.14)
Income (loss) per share from discontinued
  operations -- basic.......................................  $  (0.18)  $  0.01   $ (0.25)
                                                              --------   -------   -------
  Total income (loss) per common share -- basic.............  $  (3.32)  $  0.16   $ (0.39)
                                                              ========   =======   =======
Income (loss) per share from continuing
  operations -- diluted.....................................  $  (3.14)  $  0.13   $ (0.14)
Income (loss per share from discontinued
  operations -- diluted.....................................  $  (0.18)  $  0.01   $ (0.25)
                                                              --------   -------   -------
  Total income (loss) per common share -- diluted...........  $  (3.32)  $  0.14   $ (0.39)
                                                              ========   =======   =======
Weighted average common shares outstanding -- basic.........     7,552     6,992     6,076
Weighted average common shares outstanding -- diluted.......     7,552     7,561     6,076

The accompanying notes are an integral part of the consolidated financial statements.

                             LEVEL 8 SYSTEMS, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                         ACCUMULATED
                               COMMON STOCK    ADDITIONAL   RETAINED        OTHER
                              --------------    PAID-IN     EARNINGS    COMPREHENSIVE
                              SHARE   AMOUNT    CAPITAL     (DEFICIT)      INCOME        TOTAL
                              -----   ------   ----------   ---------   -------------   --------
Balance as of 12/31/95......  5,922    $59      $10,371     $  1,096        $ (28)      $ 11,498
  Common Stock:
    Private investor........    247      2        2,607                                    2,609
    Public offering.........    705      7        6,470                                    6,477
    Stock option
       exercises............     81      1           58                                       59
  Cumulative translation
    adjustment..............                                                   (5)            (5)
  Adjustment of unearned
    compensation............                                                   30             30
  Net loss..................                                  (2,369)                     (2,369)
                              -----    ---      -------     --------        -----       --------
Balance as of 12/31/96......  6,955     69       19,506       (1,273)          (3)        18,299
  Stock option and warrant
    exercises...............     90      1          507                                      508
  Additional public offering
    costs...................                       (137)                                    (137)
  Tax benefit from stock
    plans...................                        464                                      464
  Unearned compensation
    related to issuance of
    non-employee stock
    options.................                        263                      (263)            --
  Adjustment of unearned
    compensation............                                                  148            148
  Net income................                                   1,089                       1,089
                              -----    ---      -------     --------        -----       --------
Balance as of 12/31/97......  7,045     70       20,603         (184)        (118)        20,371
  Shares issued for
    Momentum................    595      6        6,480                                    6,486
  Shares issued for Seer....  1,000     10        6,088                                    6,098
  Warrants issued for
    Momentum................                        654                                      654
  Warrants issued for
    Seer....................                        280                                      280
  Stock option and warrant
    exercises...............     68      1           58                                       59
  Adjustment of unearned
    compensation............                       (118)                      118             --
  Net loss..................                                 (25,056)                    (25,056)
                              -----    ---      -------     --------        -----       --------
Balance as of 12/31/98......  8,708    $87      $34,045     $(25,240)       $  --       $  8,892
                              =====    ===      =======     ========        =====       ========

The accompanying notes are an integral part of the consolidated financial statements.

                             LEVEL 8 SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                  FOR THE YEARS ENDED
                                                                      DECEMBER 31,
                                                              ----------------------------
                                                                1998      1997      1996
                                                              --------   -------   -------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)...........................................  $(25,056)  $ 1,089   $(2,369)
Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities, net of assets
  and liabilities acquired:
  (Income) loss from discontinued operations................       135       (53)       40
  (Gain) loss on sale of businesses.........................     1,233       (60)    1,484
  Depreciation and amortization.............................     3,175       788       458
  Deferred income taxes.....................................      (129)      281        90
  Provision for uncollectible accounts......................       838       332       165
  Loss on disposal of property..............................       407        --        --
  Purchased in-process research and development.............     5,892        --        --
  Write-off of goodwill and other intangibles...............     4,601        --        --
  Write-down of capitalized software costs..................       723        --        --
  Other.....................................................        --       120        --
  Changes in assets and liabilities:
    Trade accounts receivable...............................     3,255    (4,376)   (1,969)
    Prepaid expenses and other assets.......................      (755)     (156)     (616)
    Net assets of discontinued operations...................        --       507       726
    Accounts payable, accrued expenses, and income taxes
      payable...............................................     2,450       969       930
    Customer deposits and deferred revenue..................     4,888        42        --
                                                              --------   -------   -------
      Net cash provided by (used in) operating activities...     1,657      (517)   (1,061)
CASH FLOWS FROM INVESTING ACTIVITIES:
Cash received from acquisitions.............................       916        --        --
Cash expenditures from acquisitions.........................      (484)       --        --
Proceeds from sales of subsidiaries.........................       464        65       157
Change in net assets of discontinued operations.............        --      (888)   (1,191)
Purchase of marketable securities...........................        --    (1,998)   (6,525)
Redemption of marketable securities.........................        --     8,523     2,045
Employee advances (repayments)..............................        --        --      (102)
Purchase of property and equipment..........................      (941)     (516)     (413)
Capitalization of software development costs................    (1,177)   (1,156)   (1,182)
                                                              --------   -------   -------
      Net cash provided by (used in) investing activities...    (1,222)    4,030    (7,211)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common shares...................................        59       507    10,529
Costs of issuance of common shares..........................        --      (137)   (1,383)
Change in net assets of discontinued operations.............        --        (7)      (39)
Payments under capital lease obligations....................       (45)       --        --
Borrowings from related party...............................    12,000        --        --
Payments on loans to related party..........................      (683)     (123)     (118)
Paydown of line of credit...................................   (12,000)       --        --
Payment on other long-term debt.............................      (750)       (9)      (10)
                                                              --------   -------   -------
      Net cash provided by (used in) financing activities...    (1,419)      231     8,979
                                                              --------   -------   -------
Net increase (decrease) in cash and cash equivalents........      (984)    3,744       707
CASH AND CASH EQUIVALENTS:
Beginning of period.........................................     7,062     3,318     2,611
                                                              --------   -------   -------
End of period...............................................  $  6,078   $ 7,062   $ 3,318
                                                              ========   =======   =======
Supplemental disclosures of cash flow information:
Cash paid during the period for:
  Income taxes..............................................  $     --   $    11   $    92
                                                              ========   =======   =======
      Interest..............................................  $    293   $    20   $    25
                                                              ========   =======   =======
Noncash Investing and Financing Activities..................

The accompanying notes are an integral part of the consolidated financial statements.

                             LEVEL 8 SYSTEMS, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOW
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     During 1998, the Company acquired all of the common stock of Momentum Software Corporation ("Momentum") for approximately $10,717. In connection with the acquisition, the Company issued 594,866 shares of common stock, warrants to purchase an additional 200,000 shares of common stock, and a $3,000 note. See
Note 2.

     A reconciliation of the cost of the acquisition to the net cash received from the acquisition is as follows:

FAIR VALUE OF:
Assets received.............................................  $11,703
Liabilities assumed.........................................     (986)
Additional direct costs.....................................     (503)
Stock issued................................................   (6,485)
Warrants issued.............................................     (654)
Note payable issued.........................................   (3,000)
                                                              -------
Cash paid...................................................       75
Cash acquired...............................................      437
                                                              -------
  Net cash received from acquisition........................  $   362
                                                              =======

     During 1998, the Company acquired 69% of the voting stock of Seer Technologies, Inc. ("Seer") for approximately $7,754. In connection with the acquisition, the Company issued 1,000,000 shares of common stock and warrants to purchase an additional 250,000 shares of common stock. See Note 2.

     A reconciliation of the cost of the acquisition to the net cash received from the acquisition is as follows:

FAIR VALUE OF:
Assets received.............................................  $ 55,081
Liabilities assumed.........................................   (47,327)
Additional direct costs.....................................      (966)
Stock issued................................................    (6,099)
Warrants issued.............................................      (280)
                                                              --------
Cash paid...................................................       409
Cash acquired...............................................       479
                                                              --------
  Net cash received from acquisition........................  $     70
                                                              ========

     During 1998, the Company renegotiated a royalty arrangement with its majority stockholder. The arrangement was financed through a $1,500 note. See
Note 14.

     During 1998, the Company sold its subsidiary ProfitKey International, Inc. in exchange for $464 in cash at closing and a $2,000 note receivable. See Note 3.

     During 1997, the Company acquired certain computer equipment through the issuance of capital leases totaling $60.

                             LEVEL 8 SYSTEMS, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     During 1997, the Company recognized deferred unearned compensation expense related to the issuance of nonemployee stock options totaling $25.

     During 1997, the Company sold its ASU consulting division for $65, resulting in a gain of $60. See Note 3.

     During 1996, the Company sold its subsidiary Bizware in exchange for $120 in cash at closing and a $110 note receivable. See Note 3.

The accompanying notes are an integral part of the consolidated financial statements.

                             LEVEL 8 SYSTEMS, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

NOTE 1. SUMMARY OF OPERATIONS, SIGNIFICANT ACCOUNTING POLICIES, AND RECENT ACCOUNTING PRONOUNCEMENTS OPERATION

     Level 8 Systems, Inc. ("Level 8" or the "Company") is a premier provider of scalable enterprise application integration solutions through a combination of technologies and services that enable organizations to meet their information systems integration and management needs.

     Liraz Systems, Ltd. and its wholly-owned subsidiaries own approximately 57% of Level 8's outstanding common stock at December 31, 1998.

PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. See Notes 2 and 3 regarding the acquisitions and sales of subsidiaries. All of the Company's subsidiaries are wholly-owned except for Seer Technologies, Inc. ("Seer"). The Company acquired a 69% interest in Seer on December 31, 1998. Seer had net liabilities of $24,535 at the acquisition date. The stockholders of the remaining 31% of the outstanding voting stock were deemed to have shared in the losses of Seer only for their proportionate share of Seer's net assets. Accordingly, there is no minority interest for the Seer subsidiary reflected in the consolidated balance sheet at December 31, 1998. Because the acquisition occurred on December 31, 1998, the consolidated statement of operations does not include Seer's operations for 1998.

     All significant intercompany accounts and transactions are eliminated in consolidation.

FOREIGN CURRENCY TRANSLATION

     The assets and liabilities of foreign subsidiaries of Seer are translated to U.S. dollars at the current exchange rate as of the balance sheet date. Statements of operations items are translated at average rates of exchange during each reporting period.

REVENUE RECOGNITION

     Effective January 1, 1998, the Company adopted Statement of Position 97-2, "Software Revenue Recognition" ("SOP 97-2"), as amended by Statement of Position 98-4 "Deferral of the Effective Date of Certain Provisions of SOP 97-2." SOP 97-2 requires each element of a software sale arrangement to be separately identified and accounted for based on the relative fair value of such element. Revenue cannot be recognized on any element of the sale arrangement if undelivered elements are essential to the functionality of the delivered elements.

     Adoption of SOP 97-2 resulted in the deferral of license revenue of approximately $262. In addition, the unique nature of a significant contract resulted in the deferral of $3,700 of software revenue as of December 31, 1998. At least a portion of the license

                             LEVEL 8 SYSTEMS, INC.

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

revenue for these contracts may have been recognized under SOP 91-1 "Software Revenue Recognition" which was effective in previous years.

     Statement of Position 98-9, "Modification of SOP 97-2, 'Software Revenue Recognition,' with Respect to Certain Transactions" ("SOP 98-9") will be effective for the Company's fiscal year beginning January 1, 1999. Retroactive application is prohibited. SOP 98-9 amends SOP 97-2 to require that an entity recognize revenue for multiple element arrangements by means of the "residual method" when (1) there is vendor-specific objective evidence ("VSOE") of the fair values of all of the undelivered elements that are not accounted for by means of long-term contract accounting, (2) VSOE of fair value does not exist for one or more of the delivered elements, and (3) all revenue recognition criteria of SOP 97-2 (other than the requirement for VSOE of the fair value of each delivered element) are satisfied. The provisions of SOP 98-9 that extend the deferral of certain passages of SOP 97-2 became effective December 15, 1998. The Company is evaluating the future requirements of SOP 98-9 and the effects, if any, on the Company's current revenue recognition policies.

     Revenue from recurring maintenance contracts is recognized ratably over the maintenance contract period, which is typically twelve months. Maintenance revenue that is not yet earned is included in deferred revenue.

     Revenue from consulting and training services is recognized as services are performed. Any unearned receipts from service contracts result in deferred revenue.

COST OF REVENUE

     The primary components of the Company's cost of revenue for its software products are packaging and distribution costs, software amortization and royalties. The primary component of the Company's cost of revenue for services is compensation expense.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include all cash balances and highly liquid investments with a maturity of three months or less from the date of purchase. For these instruments, the carrying amount is considered to be a reasonable estimate of fair value. The Company places substantially all cash and cash equivalents with various financial institutions in both the United States and several foreign countries. At times, such cash and cash equivalents may be in excess of FDIC insurance limits.

INVENTORY

     Inventory is valued at the lower of cost (first-in, first-out) or market and consists of software held for resale.

                             LEVEL 8 SYSTEMS, INC.

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

NET ASSETS OF DISCONTINUED OPERATIONS

     As of December 31, 1997, net assets of discontinued operations of ProfitKey International, Inc. ("ProfitKey") consist primarily of service contracts acquired, software development costs, and accounts receivable. On April 6, 1998, the Company sold substantially all assets and operations of ProfitKey. See Note 3.

DEFERRED COSTS

     At December 31, 1997, the Company had deferred costs of $178 relating to the acquisition of Momentum. The deferred acquisition costs were recorded as part of the purchase price of the acquisition during 1998.

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost and depreciated using the straight-line method over the estimated useful lives of the related assets as follows:

Leasehold improvements...............................  The lesser of the lease term or estimated useful life
Furniture and fixtures...............................  3 to 5 years
Office equipment.....................................  3 to 5 years
Computer equipment...................................  3 to 5 years

     Expenditures for repairs and maintenance are charged to expense as incurred. The cost and related accumulated depreciation of property and equipment are removed from the accounts upon retirement or other disposition and any resulting gain or loss is reflected in operations.

SOFTWARE DEVELOPMENT COSTS

     The Company capitalizes certain software costs after technological feasibility of the product has been established. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized software development costs requires considerable judgment by management with respect to certain external factors, including, but not limited to, technological feasibility, anticipated future gross revenue, estimated economic life and changes in software and hardware technologies.

     Capitalized software costs are amortized over related sales on a product-by-product basis at the greater of the amount computed using (a) the ratio of current gross revenues for a product to the total of current and anticipated future gross revenues or (b) the straight-line method over the remaining estimated economic life of the product. Generally, an original estimated economic life of three years is assigned to capitalized software costs, once the product is available for general release to customers. Costs incurred prior to the establishment of technological feasibility are charged to research and development expense. Each quarter, the Company evaluates the value of its capitalized software costs based on the estimated discounted future cash flows. See Note 6.

                             LEVEL 8 SYSTEMS, INC.

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

EXCESS OF COST OVER NET ASSETS OF BUSINESS ACQUIRED

     Excess of Cost over Net Assets of Business Acquired consists of both identifiable and unidentifiable intangible assets (goodwill) and is amortized on a straight-line basis over periods from three to seven years. The Company periodically assesses the recoverability of intangible assets by determining whether the amortization of the balance over its remaining life can be recovered through undiscounted future operating cash flows of the related operations. See
Note 7.

COMPREHENSIVE INCOME

     During 1998 the Company adopted SFAS No. 130 "Reporting Comprehensive Income." SFAS No. 130 requires additional disclosures with respect to certain changes in assets and liabilities that previously were not required to be reported as results of operations for the period. All prior periods have been presented to conform with the provisions of the statement. Other components of comprehensive income are included in the consolidated statement of stockholders' equity and consist of foreign currency translation adjustments and unearned compensation related to option grants to non-employees.

ADVERTISING EXPENSES

     The Company expenses advertising costs as incurred. Sales brochures and materials are carried as prepaid expenses until they are consumed or determined to be obsolete. Advertising expenses were approximately $770, $358, and $154, for the years ended December 31, 1998, 1997 and 1996, respectively.

RESEARCH AND PRODUCT DEVELOPMENT

     Research and product development costs are expensed as incurred.

ACQUIRED IN-PROCESS RESEARCH AND DEVELOPMENT

     The fair value of acquired in-process research and development ("IPR&D") projects acquired in business combinations is expensed immediately. The amount of purchase price allocated to IPR&D is determined based on independent appraisals obtained by the Company using appropriate, valuation techniques, including percentage-of-completion which utilizes the key milestones to estimate the stage of development of each project at the date of acquisition, estimating cash flows resulting from the expected revenue generated from such projects, and discounting the net cash flows back to their present value. The discount rate includes a factor that takes into account the uncertainty surrounding the successful development of the purchased in-process technology. At the respective dates of acquisition, the IPR&D projects had not yet reached technological feasibility and did not have alternative future uses. As discussed in Note 2, material risks existed with each IPR&D project, however, management expects that such projects will be completed.

                             LEVEL 8 SYSTEMS, INC.

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

INCOME TAXES

     The Company uses Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes" to account for income taxes. This statement requires an asset and liability approach that recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, all expected future events other than enactments of changes in the tax law or rates are generally considered. A valuation allowance is recorded when it is "more probable than not" that recorded deferred tax assets will not be realized.

EARNINGS (LOSS) PER SHARE

     During 1998, the Company adopted the provisions of SFAS No. 128, "Earnings per Share", which specifies the computation, presentation, and disclosure requirements for earnings per share. All prior period earnings per share data has been restated, as applicable, to conform with the provisions of the statement.

     Basic earnings (loss) per share is computed based upon the weighted average number of common shares outstanding. Diluted earnings (loss) per share is computed based upon the weighted average number of common shares outstanding and any potentially dilutive securities. Potentially dilutive securities outstanding during 1998, 1997 and 1996 include stock options and warrants to purchase common stock of the Company.

STOCK-BASED COMPENSATION

     The Company has adopted the disclosure provisions of SFAS 123 and has applied Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for its stock-based compensation plans. Accordingly, no compensation cost has been recognized in the Consolidated Statement of Operations for its stock option plans. See Note 10.

ACCOUNTING ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from these estimates.

RECLASSIFICATIONS

     Certain prior year amounts in the accompanying financial statements have been reclassified to conform to the 1998 presentation. Such reclassifications had no effect on previously reported net income or stockholders' equity.

                             LEVEL 8 SYSTEMS, INC.

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

NOTE 2.  ACQUISITIONS AND PRO FORMA FINANCIAL STATEMENTS

ACQUISITION OF MOMENTUM

     On March 26, 1998, the Company acquired Momentum Software Corporation ("Momentum"). Under the agreement, Level 8 issued 594,866 shares of common stock and warrants to purchase 200,000 common shares at an exercise price of $13.108 per share. During the fourth quarter of 1998, the Company issued a $3,000 note as additional consideration as provided in the purchase agreement. The total cost of the acquisition was approximately $10,717. The acquisition was recorded utilizing purchase accounting. As a result of the acquisition of Momentum, the Company incurred a one-time charge to earnings of approximately $1,200 related to the estimated value of the purchase of in-process research and development costs. The remaining amount was allocated to other intangibles, goodwill and software development costs. The results of operations of Momentum are included in the financial statements since the date of acquisition.

     The purchase price was allocated to the assets acquired and liabilities assumed based on the Company's estimates of fair value at the acquisition date. The fair value assigned to intangible assets acquired was based on a valuation prepared by an independent third-party appraisal company of the purchased in-process research and development, developed technology, and assembled workforce of Momentum. The purchase price exceeded the amounts allocated to tangible and intangible assets acquired less liabilities assumed by approximately $8,615. This excess of the purchase price over the fair values of assets acquired less liabilities assumed was allocated to goodwill.

     The cost of the acquisition was allocated as follows:

  Cash......................................................  $   437
  Accounts receivable.......................................      125
  Prepaid expenses and other current assets.................       52
  Property and equipment....................................      174
  In-process research and development.......................    1,200
  Developed technology......................................    1,100
  Goodwill..................................................    8,615
  Accounts payable..........................................     (507)
  Deferred revenue..........................................     (367)
  Long-term debt............................................     (112)
                                                              -------
  Cost of net assets acquired...............................  $10,717
                                                              =======

     Approximately $1,200 of the purchase price represents purchased in-process research and development that had not yet reached technological feasibility and had no alternative future use. Accordingly, this amount was immediately expensed in the Consolidated Statement of Operations upon consummation of the acquisition. The value assigned to in-process research and development, based on a valuation prepared by an independent third-party appraisal company, was determined by identifying research projects, all of which related to either add-ons or enhancements of Momentum's existing XIPC product, in areas for which technological feasibility had not been established. The value of the in-process

                             LEVEL 8 SYSTEMS, INC.

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

projects was adjusted to reflect the relative value and contributions of the required research and development. In doing so, consideration was given to the stage of completion, the complexity of the work completed to date, the difficulty of completing the remaining development costs already incurred, and the projected cost to complete the projects. The discount rate included a factor that takes into account the uncertainty surrounding successful development of the purchased in-process research and development.

ACQUISITION OF SEER TECHNOLOGIES, INC.

     On December 31, 1998, the Company, as the first step in its pending acquisition of the entire equity interest in Seer, acquired beneficial ownership of approximately 69% of the outstanding voting stock of Seer, which was held by Welsh, Carson, Anderson and Stowe VI L.P. ("WCAS") and certain other parties affiliated or associated with WCAS ("WCAS Parties") in exchange for 1,000,000 shares of the Company common stock and warrants to purchase an additional 250,000 shares of the Company common stock at an exercise price of $12.00 per share. The total cost of the acquisition was $7,754 and has been accounted for by the purchase method of accounting. Because the net book value of Seer's liabilities exceeded its assets on the acquisition date, no minority interest in Seer was recorded. Because the acquisition occurred on December 31, 1998, there are no operations of Seer included in the Company's consolidated results of operations for the periods presented. The purchase price was allocated to the assets acquired and liabilities assumed based on the Company's estimates of fair value at the acquisition date. The fair value assigned to intangible assets acquired was based on a valuation prepared by an independent third-party appraisal company of the purchased in-process research and development, developed technology, installed customer base, assembled workforce, and trademarks of Seer. The purchase price exceeded the amounts allocated to tangible and intangible assets acquired less liabilities assumed by approximately $18,684. This excess of the purchase price over the fair values of assets acquired less liabilities assumed was allocated to goodwill.

     The cost of the acquisition was allocated as follows:

Cash........................................................  $    479
Accounts receivable.........................................    14,505
Prepaid expenses and other current assets...................     1,418
Property and equipment......................................     1,614
Capitalized software and developed technology...............     3,659
In-process research and development.........................     4,692
Goodwill and other intangibles..............................    28,344
Other assets................................................       370
Accounts payable............................................    (1,949)
Accrued expenses and other liabilities......................   (13,228)
Deferred revenue............................................    (7,875)
Notes payable, due on demand................................   (12,275)
Long-term debt..............................................   (12,000)
                                                              --------
Cost of net assets acquired.................................  $  7,754
                                                              ========

                             LEVEL 8 SYSTEMS, INC.

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     Approximately $4,692 of the purchase price represents purchased in-process research and development that had not yet reached technological feasibility and had no alternative future use. Accordingly, this amount was immediately expensed in the Consolidated Statement of Operations upon consummation of the acquisition. The value assigned to in-process research and development, based on a valuation prepared by an independent third-party appraisal company, was determined by identifying research projects in areas for which technological feasibility had not been established, including Java based projects ($3,105) and application warehousing projects ($1,587). The value of the in-process projects was adjusted to reflect the relative value and contributions of the required research and development. In doing so, consideration was given to the stage of completion, the complexity of the work completed to date, the difficulty of completing the remaining development costs already incurred, and the projected cost to complete the projects. The discount rate included a factor that takes into account the uncertainty surrounding successful development of the purchased in-process research and development.

     In connection with the Company's purchase of Seer's capital stock from the WCAS Parties, WCAS contributed approximately $17 million to Seer and the Company provided a $12 million subordinated loan to Seer to pay down Seer's bank debt. The funds used by the Company to make the subordinated loan to Seer were obtained from Liraz Systems Ltd. ("Liraz"), a principal stockholder of the Company. See Note 8. The Company also has agreed to use its best efforts to acquire all the remaining shares of Seer's outstanding common stock and has commenced a tender offer. See Note 19.

     In connection with the acquisition of 69% of Seer on December 31, 1998, the Company and Liraz agreed that the Company would effect a pro rata offering to its stockholders of shares of preferred stock intended to have an aggregate liquidation preference initially equal to the principal and accrued interest under the note and to be convertible into an aggregate number of common stock determined utilizing an agreed-upon pricing formula. The preferred stock would be redeemable at the Company's option at any time after June 30, 2000, upon at least 30 days' notice, at a redemption price equal to the preferred stock's accreted liquidation preference. The purchase price for each share of preferred stock to be offered to the Company's stockholders would equal its initial liquidation preference. Liraz would be permitted to pay the purchase price for any preferred stock it purchases in the offering with cash or by reducing the amount payable to it under the $12 million note. If the rights offering is consummated before June 30, 1999, the Company is required to use the net proceeds of the rights offering to prepay the unpaid balance under the $12 million note. In the context or reviewing other financing alternatives, the Company and Liraz are currently reevaluating the proposed rights offering and may determine not to proceed with the rights offering.

     Under the agreement between Company and the WCAS Parties, the WCAS Parties agreed that, prior to January 1, 2001, at any meeting of stockholders of the Company, WCAS Parties shall grant a proxy to one or more individuals named by the Company to vote all of the WCAS Parties' shares of common stock acquired by the WCAS Parties in connection with the transaction. Also, subject to limited exceptions, prior to January 1, 2001, the WCAS Parties may not sell, exchange or otherwise assign any of its shares of the Company without the prior written consent of the Company.

                             LEVEL 8 SYSTEMS, INC.

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     The following unaudited pro forma results of continuing operations assume the transactions described above occurred as of January 1, 1997 after giving effect to certain adjustments, including amortization of the excess of cost over underlying net assets.

                                                               1998       1997
                                                             --------   --------
Net sales..................................................  $ 67,473   $118,146
Net loss from continuing operations before income taxes and
  extraordinary items......................................   (58,994)   (14,844)
Net loss...................................................   (81,145)   (15,770)
Loss per share -- basic and diluted........................     (9.34)     (1.84)
Weighted average shares outstanding -- basic and diluted...     8,688      8,587

     The pro forma financial information does not purport to be indicative of the results of operations which would have actually resulted had the transactions taken place at the beginning of the periods presented or of future results of operations.

NOTE 3.  DISCONTINUED OPERATIONS

     In recent years, the Company has disposed of several wholly-owned subsidiaries. From October 3, 1994 through the first quarter of 1998, the Company's operations included the operations of ProfitKey International, Inc. ("ProfitKey"). ProfitKey offered turnkey manufacturing resource planning and scheduling software packages, and related installation, training and support services for use by manufacturing businesses. From October 28, 1994 through September 9, 1996, the Company's operations included the operations of Bizware Computer Systems (Canada) Inc. ("Bizware"). Bizware sold software packages that provided cost information used by the petroleum and retail industries to manage and control individual retail outlets and groups of outlets.

     Income from discontinued operations consists of the following items for the years ended December 31:

                                                           1998     1997    1996
                                                          -------   ----   -------
Net income (loss) of ProfitKey..........................  $  (135)  $53    $   132
Net loss of Bizware.....................................       --    --       (172)
Loss on disposal of ProfitKey, net of tax...............   (1,233)   --         --
Loss on disposal of Bizware, net of tax.................             --     (1,484)
                                                          -------   ---    -------
          Total.........................................  $(1,368)  $53    $(1,524)
                                                          =======   ===    =======

SALE OF PROFITKEY

     On April 6, 1998, the Company sold substantially all assets and operations of ProfitKey for $464 at closing and a note receivable from the purchaser of $2,000. The note is due on April 6, 2000 and bears interest at 9%. According to the terms of the ProfitKey sale agreement, the purchase price is subject to adjustment to reflect any variance in working capital from a specified amount. The purchaser has notified the Company that it

                             LEVEL 8 SYSTEMS, INC.

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

believes there are adjustments totaling $1,466 which would require a reduction in the purchase price. The Company intends to vigorously contest this claim and has made provision for its estimate of the purchase price adjustment and the costs to resolve this matter as part of discontinued operations. Management believes at this time that any additional provisions required to ultimately resolve this matter will not have a material effect on the financial position, cash flows, or results of operations of the Company. The Company recorded a net loss from the sale of ProfitKey of $1,233.

     The disposition of ProfitKey was accounted for as a discontinued operation and, accordingly, prior periods have been restated. Results of the discontinued operations of ProfitKey consisted of the following for the years ended December 31:

                                                           1998     1997     1996
                                                          ------   ------   ------
Net sales...............................................  $1,156   $5,545   $5,441
Income (loss) from operations before tax................    (225)     191      345
Income tax expense (benefit)............................     (90)     138      213
  Income (loss) from discontinued operations............  $ (135)  $   53   $  132

     For 1998, discontinued operations of ProfitKey includes ProfitKey's results of operations through the date of sale.

SALE OF BIZWARE

     On September 9, 1996, the Company sold substantially all the assets and operations of Bizware for $120 at closing and a note receivable from the purchaser for $110. The note receivable was due in six equal monthly installments and has been fully collected by December 31, 1998. The Company recorded a loss from the sale of Bizware of $1,484, net of taxes of $0.

     The disposition of Bizware was accounted for as a discontinued operation. Results of the discontinued operations of Bizware consisted of the following for the year ended December 31:

                                                              1996
                                                              -----
Net sales...................................................  $ 363
Loss from operations before tax.............................   (358)
Income tax benefit..........................................   (186)
Loss from discontinued operations...........................  $(172)

     For 1996, discontinued operations of Bizware includes Bizware's results of operations through the date of sale.

SALE OF ASU

     Effective December 31, 1997, the Company sold the business and related assets of the ASU Consulting division for $65, resulting in a gain of $60 for the year ended

                             LEVEL 8 SYSTEMS, INC.

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

December 31, 1997. The sale of the ASU Consulting division was not accounted for as a discontinued operation.

NOTE 4.  ACCOUNTS RECEIVABLE

     Trade accounts receivable consists of the following at December 31:

                                                               1998      1997
                                                              -------   ------
Current trade accounts receivable...........................  $20,244   $6,889
Less: Allowance for doubtful accounts.......................   (3,252)    (434)
                                                              -------   ------
                                                              $16,992   $6,455
                                                              =======   ======

     Approximately $4,165 and $1,050 of current trade receivables were unbilled at December 31, 1998 and 1997, respectively. There were no receivables with payment terms in excess of one year recorded during the fiscal year ended December 31, 1998.

     During 1998, the Company acquired certain trade receivables, net of allowances for doubtful accounts, in conjunction with its acquisition of Momentum and Seer. See Note 2.

     The provision for uncollectible amounts was $838, $332 and $165 for the years ended December 31, 1998, 1997, and 1996, respectively. Write-offs of accounts receivable were $736, $95, and $43 for the years ended December 31, 1998, 1997, and 1996, respectively.

NOTE 5.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at December 31:

                                                               1998     1997
                                                              ------   ------
Computer equipment..........................................  $1,922   $  957
Furniture and fixtures......................................     286      239
Office equipment............................................     312      174
Leasehold improvements......................................     544       51
                                                              ------   ------
          Subtotal..........................................   3,064    1,421
Less accumulated depreciation and amortization..............    (382)    (447)
                                                              ------   ------
          Total.............................................  $2,682   $  974
                                                              ======   ======

     Depreciation and amortization expense was $426, $228, and $36 for the fiscal years ended December 31, 1998, 1997, and 1996, respectively.

     During the fourth quarter of fiscal year 1998, property and equipment was written down for obsolescence and retirement of assets based in part on the Company's restructured operations. The write-down totaled $595, of which $188 is included in the restructuring charges in the Consolidated Statement of Operations. See Note 15.

                             LEVEL 8 SYSTEMS, INC.

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

NOTE 6.  CAPITALIZED SOFTWARE COSTS

     For the fiscal years ended December 31, 1998, 1997 and 1996, the Company capitalized $1,177, $1,156, and $1,182, respectively, of internal costs related to developing software for sale. The Company also acquired $1,100 and $3,659 in capitalized software costs through its acquisitions of Momentum and Seer, respectively. During the fiscal years ended December 31, 1998, 1997 and 1996, the Company recognized $816, $137, and $0, respectively, of expense related to the amortization of these costs, which is recorded as cost of software in the Consolidated Statements of Operations. During the first and fourth quarters of fiscal year 1998, capitalized software cost was written down to its fair value based upon an evaluation of its net realizable value. The write downs totaled $535, of which $241 is included in the restructuring charges in the Consolidated Statement of Operations. Accumulated amortization of capitalized software costs is $606 and $121 at December 31, 1998 and 1997, respectively.

NOTE 7.  IDENTIFIABLE AND UNIDENTIFIABLE INTANGIBLE ASSETS

     Identifiable and unidentifiable intangible assets primarily include goodwill, existing customer base, assembled workforce and trademarks recorded in connection with the acquisition of Seer Technologies on December 31, 1998. This goodwill is being amortized using the straight-line method over seven years. Also included are goodwill amounts acquired in the purchase of Momentum Software on March 26, 1998 and Level 8 Technologies on April 1, 1995. These assets are being amortized over three years and seven years, respectively. At December 31, 1998 and 1997, identifiable and unidentifiable intangible assets consist of the following:

                                                               1998      1997
                                                              -------   ------
Goodwill, Level 8 Technologies..............................  $ 2,954   $2,954
Goodwill, Momentum..........................................    4,014       --
Goodwill, Seer Technologies.................................   18,684       --
Assembled workforce, Seer Technologies......................    4,278       --
Customer base, Seer Technologies............................    4,761       --
Trademark, Seer Technologies................................      623       --
                                                              -------   ------
  Subtotal..................................................   35,314    2,954
Less accumulated amortization...............................   (3,097)  (1,161)
                                                              -------   ------
  Total.....................................................  $32,217   $1,793
                                                              =======   ======

     Amortization expense was $1,933, $422, and $422 for the fiscal years ended December 31, 1998, 1997, and 1996, respectively.

     The Company assesses whether its identifiable and unidentifiable intangible assets are impaired as required by SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, based on an evaluation of undiscounted projected cash flows through the remaining amortization period. If an impairment exists, the amount of such impairment is calculated based on the estimated

                             LEVEL 8 SYSTEMS, INC.

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

fair value of the asset determined based upon anticipated cash flows discounted at a rate commensurate with the risk involved. As a consequence of the Company's transition to an enterprise application integration solutions provider, the Company abandoned certain planned development efforts for products acquired in the Momentum transaction and reassessed the remaining undiscounted projected cash flows related to the identifiable and unidentifiable intangible assets acquired from Momentum. It was concluded that, with the principal exception of the Momentum technology utilized in the Level 8's Falcon product set and the XIPC products, the goodwill and intangible assets acquired in the Momentum transaction should be written off. Accordingly, during the fourth quarter of 1998, the Company adjusted the carrying value of its identifiable and unidentifiable assets to their fair value of $32,217, resulting in a non-cash impairment loss of $4,601.

NOTE 8.  LONG-TERM DEBT AND CREDIT FACILITIES

     Notes payable, long-term debt, and notes payable to a related party consist of the following at December 31:

                                                               1998     1997
                                                              -------   -----
Credit facility.............................................  $12,275   $  --
Notes payable -- Momentum...................................    2,250      --
Capital leases..............................................       90      23
                                                              -------   -----
                                                               14,615      23
Less current maturities.....................................  (13,074)     (7)
                                                              -------   -----
                                                              $ 1,541   $  16
                                                              =======   =====
Notes payable to a related party............................   13,147     330
Less current maturities.....................................     (628)   (128)
                                                              -------   -----
                                                              $12,519   $ 202
                                                              =======   =====

     At December 31, 1998, one of the Company's subsidiaries, Seer, maintained a credit facility (the "Revolving Facility") which provides for borrowing for working capital purposes based on the Company's eligible accounts receivable, as defined in the loan agreement. The Revolving Facility allows for borrowings of up to $25,000, bears interest at the prime rate and is collateralized by Seer's accounts receivable, equipment, and intangibles. There are no financial covenants for this credit facility. The Company has guaranteed, as of December 31, 1998, Seer's revolving credit facility (i) exceeding $20,000 through December 31, 1999, (ii) exceeding $10,000 from January 1, 2000 through December 31, 2000, and (iii) without limit thereafter. As of December 31, 1998, the interest rate on borrowings under the Revolving Facility was 7.75%.

     Subsequent to December 31, 1998, the Company amended its Revolving Facility (the "Amended Facility") to involve the Company as a borrower. The terms of the Amended Facility allow the Company to maintain outstanding borrowings not to exceed the lesser of $25,000 or the sum of (a) eligible receivables, as defined in the Amended Facility, (b) a $7,000 term loan, and (c) a $2,500 equipment loan. The Amended Facility bears interest

                             LEVEL 8 SYSTEMS, INC.

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

at the prime rate until June 30, 1999. The Amended Facility bears interest at 1% above the prime rate from July 1, 1999 through June 30, 2000. The Amended Facility bears interest at 2% above the prime rate subsequent to July 1, 2000. The $7,000 term loan is to be repaid in 24 equal monthly installments beginning on January 1, 2000. The $2,500 equipment loan is to be repaid in 30 equal monthly installments beginning on April 1, 1999.

     On December 1, 1998 in connection with the acquisition of Momentum Software Corporation as described in Note 2, the Company issued notes totaling $3,000 payable over three years. The notes bear interest at 10% per year, retroactive to the Momentum acquisition date of March 26, 1998, and are due in four equal installments plus interest on December 1, 1998, November 26, 1999, November 20, 2000, and November 15, 2001. There are no financial covenants in this note.

     The Company is obligated under various capital leases for certain computer and office equipment providing for aggregate payment, excluding interest, of $49 during 1999 and $41 during 2000.

     On December 31, 1998 in connection with the acquisition of Seer Technologies, Inc. as described in Note 2, the Company issued a note payable to a related party in the amount of $12,000. The note bears interest at 12% per year, payable at maturity, and is due on June 30, 2000. In addition, if the Company consummates the rights offering as described in Note 10 before June 30, 1999, the Company shall pay to the holder of the note the amount of the net proceeds of the rights offering, to the extent the note shall not have been cancelled in payment of the subscription price for shares purchased in the rights offering.

     On April 1, 1998 in connection with an amendment to a custom computer programming agreement, the Company issued a note payable to a related party in the amount of $1,500. The note bears interest at 8% per year and is payable in three annual installments. The first installment, including accrued interest, was paid during 1998. The second installment of $450 plus accrued interest is due on April 1, 1999 and the third installment of $450 plus interest is due on April 1, 2000.

     On September 1, 1995, the Company issued a note payable to a related party in the amount of $628. The note bears interest at 4% per year and is payable in equal quarterly installments of $35, including interest. As of December 31, 1998, the principal amount outstanding on the note payable is $202.

                             LEVEL 8 SYSTEMS, INC.

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     Principal amounts of notes payable and long-term debt and notes payable to a related party maturing in each of the next five years ending December 31 are as follows:

                                                      NOTES PAYABLE    NOTES PAYABLE
                                                           AND             TO A
                                                      LONG-TERM DEBT   RELATED PARTY
                                                      --------------   -------------
1999................................................     $13,074          $   628
2000................................................         791           12,519
2001................................................         750               --
                                                         -------          -------
  Total.............................................     $14,615          $13,147
                                                         =======          =======

NOTE 9.  INCOME TAXES

     Income tax expense (benefit) consists of the following as of December 31:

                                                             1998   1997   1996
                                                             ----   ----   -----
Federal -- current.........................................  $ --   $239   $(247)
State and local -- current.................................    --     42     (43)
                                                             ----   ----   -----
                                                               --    281    (290)
Federal -- deferred........................................   344    231      99
State and local -- deferred................................    61     41      17
                                                             ----   ----   -----
                                                              405    272     116
                                                             ----   ----   -----
  Total income tax expense (benefit).......................  $405   $553   $(174)
                                                             ====   ====   =====

     A reconciliation of expected income tax at the statutory Federal rate with the actual income tax expense (benefit) is as follows for the fiscal years ended December 31:

                                                            1998     1997   1996
                                                           -------   ----   -----
Expected income tax benefit at statutory rate (34%)......  $(7,916)  $540   $(347)
Loss on sale of discontinued operations..................     (331)    --    (468)
Discontinued operations..................................      (77)    65     (41)
State taxes, net of federal tax benefit..................   (1,082)    97      --
Effect of foreign tax rates and credits..................       --     --       8
Effect of change in valuation allowance..................    6,246   (304)    381
Rate Differences.........................................       --     --      15
Amortization and write-off of non-deductible goodwill....    2,787    197     182
In-process research and development -- Momentum..........      408     --      --
Write-off of income tax receivable.......................      406     --      --
Non-deductible expenses..................................       12     34      14
Non-deductible loss on sale of foreign Subsidiary........       --     --     106
Other....................................................      121     61       3
                                                           -------   ----   -----
  Total..................................................  $   574   $690   $(147)
                                                           =======   ====   =====
ALLOCATED AS FOLLOWS:
Continuing operations....................................      405    553    (174)
Sale of discontinued operations..........................      259     --      --
Discontinued operations..................................      (90)   137      27

                             LEVEL 8 SYSTEMS, INC.

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     Approximately $2,070 of the current year change in the valuation allowance is due to a valuation allowance offsetting certain deferred tax assets acquired from Momentum as recorded at the purchase date.

     Significant components of the net deferred tax asset (liability) are as follows:

                                             1998       1998       1997       1997
                                            CURRENT   LONG-TERM   CURRENT   LONG-TERM
                                            -------   ---------   -------   ---------
DEFERRED TAX ASSETS:
Allowance for uncollectible accounts
  receivable..............................  $   240    $    --     $ 175      $  --
Accrued expenses non-tax deductible.......      660         --        12         --
Deferred revenue..........................    1,621         --         8         --
Loss carryforwards........................       --      5,539        35        399
Unearned compensation.....................       --         --        --         73
Depreciation and amortization.............       --        577        --         --
                                            -------    -------     -----      -----
                                              2,521      6,116       230        472
                                            -------    -------     -----      -----
DEFERRED TAX LIABILITIES:
Depreciation and amortization.............       --         --        --       (931)
Change from cash to accrual basis.........       --         --        (3)        (3)
                                            -------    -------     -----      -----
                                                 --         --        (3)      (934)
                                            -------    -------     -----      -----
Deferred tax asset valuation allowance....   (2,521)    (6,116)     (321)        --
                                            -------    -------     -----      -----
  Net deferred tax (liability)............  $    --    $    --     $ (94)     $(462)
                                            =======    =======     =====      =====

     At December 31, 1998, the Company also has approximate net operating loss carryforwards of $13,500, which may be applied against future taxable income. These carryforwards will expire at various times between 2005 and 2019 with over $6,500 not expiring until 2019. A substantial portion of these carryforwards is restricted to future taxable income of certain of the Company's subsidiaries or limited by Internal Revenue Code Section 382. Thus, the utilization of these carryforwards cannot be assured. Approximately $2,070 of the valuation allowance relates to deferred tax assets for which any subsequently recognized tax benefits will be allocated directly to reduce goodwill or other noncurrent intangible assets of Momentum.

     The Company provided a full valuation allowance on the total amount of its deferred tax assets at December 31, 1998 since management does not believe that it is more likely than not that these assets will be realized.

NOTE 10.  STOCK OPTIONS, WARRANTS AND RIGHTS

STOCK OPTIONS

     The Company has 1995 and 1997 Stock Incentive Plans, which permit the issuance of incentive and nonstatutory stock options, stock appreciation rights, performance shares, and restricted and unrestricted stock to employees, officers, directors, consultants, and advisors. The Plans reserve a combined total of 2,300,000 shares of common stock for issuance upon

                             LEVEL 8 SYSTEMS, INC.

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

the exercise of awards and provide that the term of each award be determined by the Board of Directors.

     Under the terms of the Plans, the exercise price of the incentive stock options may not be less than the fair market value of the stock on the date of the award and the options are exercisable for a period not to exceed five years from date of grant. Stock appreciation rights entitle the recipients to receive the excess of the fair market value of the Company's stock on the exercise date, as determined by the Board of Directors, over the fair market value on the date of grant. Performance shares entitle recipients to acquire Company stock upon the attainment of specific performance goals set by the Board of Directors. Restricted stock entitles recipients to acquire Company stock subject to the right of the Company to repurchase the shares in the event conditions specified by the Board are not satisfied prior to the end of the restriction period. The Board may also grant unrestricted stock to participants at a cost not less than 85% of fair market value on the date of sale. Options granted vest at varying periods up to five years and expire in ten years.

     Activity for stock options issued under these plans for the fiscal years ending December 31, 1998, 1997 and 1996 is as follows:

                                                                            WEIGHTED
                                                                            AVERAGE
                                                   PLAN      OPTION PRICE   EXERCISE
                                                 ACTIVITY     PER SHARE      PRICE
                                                 ---------   ------------   --------
Balance at December 31, 1995...................    489,678   $   .69-5.75    $4.23
  Granted......................................    496,620     5.75-10.25     9.74
  Exercised....................................    (80,156)     .69-11.00      .73
  Forfeited....................................   (122,987)     .69-11.00     9.10
                                                 ---------
Balance at December 31, 1996...................    783,155      .69-11.00     7.31
  Granted......................................    444,500    10.69-16.62     8.14
  Exercised....................................    (91,646)     .69-16.62     7.01
  Forfeited....................................    (45,705)     .69-16.62    11.38
                                                 ---------
Balance at December 31, 1997...................  1,090,304      .69-16.62     7.51
  Granted......................................  1,293,000     7.25-12.75     8.56
  Exercised....................................    (38,175)     .69-11.76     9.13
  Forfeited....................................   (433,035)     .69-16.62    10.88
                                                 ---------
Balance at December 31, 1998...................  1,912,094      .69-16.62     8.85
                                                 =========

     The weighted average grant date fair value of options issued during the years ended December 31, 1998, 1997 and 1996 was equal to $4.37, $9.35 and $6.85 per share, respectively. The fair value of options granted during the fiscal years ended December 31, 1998, 1997 and 1996 was equal to $5,652, $4,156 and $3,402, respectively. There were no option grants issued below fair market value during 1998 or 1997. During 1996, the Company granted 187,420 options at exercise prices below fair market value. The fair value of options granted below fair market value was $1,192.

                             LEVEL 8 SYSTEMS, INC.

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     The fair value of the Company's stock-based awards to employees was estimated as of the date of the grant using the Black-Scholes option-pricing model, using the following weighted-average assumptions:

                                                         1998      1997      1996
                                                        -------   -------   -------
Expected life (in years)..............................  5 years   5 years   5 years
Expected volatility...................................       52%       77%       75%
Risk free interest rate...............................      5.0%     6.05%     6.44%
Expected dividend yield...............................        0%        0%        0%

     For disclosure purposes, the adjusted estimated fair value of the Company's stock-based awards to employees is amortized over the vesting period. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates as calculated in accordance with SFAS 123, the Company's net loss and loss per share for the fiscal years December 31, 1998, 1997, and 1996 would have been increased to the pro forma amounts indicated below. The Company's adjusted information follows (in thousands, except for per share information):

                                                         1998      1997     1996
                                                       --------   ------   -------
Net income (loss), as reported.......................  $(25,056)  $1,088   $(2,369)
Net income (loss), as adjusted.......................   (27,697)    (821)   (3,525)
Net income (loss) per share, as reported -- basic....     (3.32)      16      (.39)
Pro forma net income (loss) per share, as
  adjusted -- basic..................................     (3.67)    (.12)     (.58)
Net income (loss) per share, as
  reported -- diluted................................     (3.32)      14      (.39)
Pro forma net income (loss) per share, as
  adjusted -- diluted................................     (3.67)    (.11)     (.58)

                             LEVEL 8 SYSTEMS, INC.

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     At December 31, 1998 and 1997, options to purchase approximately 908,638 and 539,980 shares of common stock were exercisable, respectively, pursuant to the plans at prices ranging from $.69 to $16.62. The following table summarizes information about stock options outstanding at December 31, 1998:

                                                              REMAINING
                                                           CONTRACTUAL LIFE
                                               NUMBER        FOR OPTIONS        NUMBER
EXERCISE PRICE                               OUTSTANDING     OUTSTANDING      EXERCISABLE
--------------                               -----------   ----------------   -----------
1.37.......................................         695          6.25               695
5.00.......................................     116,707          6.33           116,707
5.50.......................................     105,600          6.58           104,200
5.75.......................................      64,250          6.83            57,469
7.25.......................................     200,000         10.00            50,000
7.88.......................................     395,000         10.00            98,750
8.29.......................................      18,000          7.58            16,500
8.50.......................................      20,625          9.58             5,156
8.82.......................................       9,875          7.42             4,938
9.00.......................................     453,125          9.50           108,906
9.56.......................................      12,325          7.83             8,713
10.25......................................     250,000          7.92           183,333
10.69......................................      31,750          8.17            15,875
11.76......................................      38,267          8.92            25,511
12.75......................................      30,875          9.25            12,719
14.00......................................      10,000         10.00             2,500
14.73......................................     126,000          8.67            84,000
16.03......................................      15,000          8.50             3,333
16.62......................................      14,000          8.58             9,333
                                              ---------         -----           -------
                                              1,912,094                         908,638
                                              =========         =====           =======

     As of December 31, 1998, Seer also had a Stock Option and Restricted Stock Purchase Plan and a Stock Option Plan for Non-Employee Directors, pursuant to which certain employees, officers, and non-employee directors of Seer had been granted options to acquire up to 2,720,000 of Seer's common stock. In connection with the acquisition of Seer by the Company, all of Seer's stock option plans are being terminated.

     Subsequent to December 31, 1998, the Company has adopted a Stock Option Plan for Non-Employee Directors, pursuant to which non-employee directors can be granted options to acquire up to 12,000 shares of the Company's common stock, upon being elected to the Board of Directors. The options vest in one-third increments, on each of the first through third anniversaries of the grant date.

STOCK WARRANTS

     In connection with the acquisition of Momentum during 1998, the Company issued warrants to purchase 200,000 shares of the Company's common stock. The warrants have

                             LEVEL 8 SYSTEMS, INC.

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

an exercise price of $13.108 per share and expire on March 26, 2003. The warrants were valued at $654 or $3.27 per share. See Note 2.

     In connection with the acquisition of Seer during 1998, the Company issued warrants to purchase 250,000 shares of the Company's common stock. The warrants have an exercise price of $12 per share and expire on December 31, 2002. The warrants were valued at $280 or $1.12 per share. See Note 2.

     In connection with the initial and secondary public offerings, the Company issued 140,000 and 110,000 warrants, respectively, to the underwriter. The warrants are exercisable for four years, commencing one year from the effective dates of the public offerings at exercise prices of $7.43 and $14.85 per share, respectively, and have grant date fair values of $3.82 and $6.85 per share, respectively.

     Warrants totaling 1,200 and 18,168 were exercised at an exercise price of $7.43 during the years ended December 31, 1998 and 1997, respectively.

STOCK RIGHTS

     In connection with the issuance of a $12 million note payable to Liraz, the Company and Liraz agreed that the Company would effect a pro rata offering to its stockholders of shares of preferred stock intended to have an aggregate liquidation preference initially equal to the principal and accrued interest under the note and to be convertible into an aggregate number of common stock determined by dividing the aggregate liquidation preference (which will accrete at the rate of 12% a year, compounded quarterly) by the conversion price. The conversion price would be an amount equal to the greater of $5.00 and two-third of the average closing price of a share of the Company's common stock during the 20 trading days ending on the fifth trading day before the rights offering. Each share of preferred stock would be entitled to two votes for each share of common stock into which it is convertible. The preferred stock would be redeemable at the Company's option at any time after June 30, 2000, upon at least 30 days' notice, at a redemption price equal to the preferred stock's accreted liquidation preference. The purchase price for each share of preferred stock to be offered to the Company's stockholders would equal its initial liquidation preference. Liraz would be permitted to pay the purchase price for any preferred stock it purchases in the offering with cash or by reducing the amount payable to it under the $12 million note. If the rights offering is consummated before June 30, 1999, the Company is required to use the net proceeds of the rights offering to prepay the unpaid balance under the $12 million note.

NOTE 11.  EMPLOYEE BENEFIT PLANS

     The Company has a 401(k) plan for all qualified Momentum employees (the "Momentum Plan"). Matching contributions to the Momentum Plan are made at the discretion of the Board of Directors. For the year ended December 31, 1998, the Board of Directors did not authorize any contributions to the Momentum Plan.

                             LEVEL 8 SYSTEMS, INC.

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     The Company has a 401(k) plan for all qualified U.S. employees of Seer (the "Seer Plan"). The Seer Plan provides for a matching contribution of 25% for an employee's contribution up to 4% of an employee's salary. Because Seer was acquired on December 31, 1998, the Company did not make any contributions to the Seer Plan for the year ended December 31, 1998.

     The Company has a 401(k) plan for all other qualified employees (the "Level 8 Plan"). Matching contributions to the Level 8 Plan are made at the discretion of the Board of Directors. For the year ended December 31, 1998, 1997, and 1996, the Board of Directors did not authorize any contributions to the Level 8 Plan.

     Effective January 27, 1999, the Company merged the Momentum Plan and the Level 8 Plan into the Seer Plan and changed the name of the Seer Plan to the Level 8 Systems 401(k) and Profit Sharing Plan (the "Plan"). Participants in the Momentum Plan and the Level 8 Plan are allowed to roll over the balance of their accounts in the Momentum Plan and the Level 8 Plan into the Plan. Also effective January 27, 1999, the Company amended the new Level 8 Plan to provide a 50% matching contribution for an employee's contribution up to 4% of an employee's salary and a discretionary match of up to $0.50 on the dollar up to 2% of the employees salary based on the Company's performance and board of directors discretion. Participants must be employed at December 31 of each calendar year to be eligible for employer matching contributions.

     In connection with the acquisition of Seer, the Company also has employee benefit plans for each of its foreign subsidiaries, as mandated by each country's laws and regulations. There was no expense recognized under these plans for the years ended December 31, 1998, 1997, and 1996.

     Effective January 27, 1999, the Company adopted an Employee Stock Purchase Plan (U.S.) (the "U.S. Stock Purchase Plan") and an International Stock Purchase Plan (the "Stock Purchase Plan -- International") for its employees (collectively, the "Stock Purchase Plans"). The Stock Purchase Plans allow employees to purchase shares of the Company's common stock for 85% of fair market value. The Company is responsible for the differential in market value, as well as administrative costs of the plans.

NOTE 12. SIGNIFICANT CUSTOMERS, CONCENTRATION OF CREDIT RISK, AND FOREIGN CURRENCIES

     One customer accounted for more than 10% of operating revenue for the fiscal years ended December 31, 1998, 1997, and 1996.

     Due to the acquisition of Seer, the Company has entered into several marketing and distribution agreements with IBM, primarily in the European market. The percentage of outstanding receivables from IBM-related transactions as of December 31, 1998, is approximately 24.8%.

     As of December 31, 1998, the Company had significant balances outstanding from individual customers due to the nature of its operations. It is the policy of the Company to closely monitor all accounts receivable and to record a provision for uncollectible accounts as they become estimable. Generally, no collateral is required.

                             LEVEL 8 SYSTEMS, INC.

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     At December 31, 1998, the Company had approximately $219 and $8,527 U.S. dollar equivalent cash and trade receivable balances, respectively, denominated in foreign currencies.

     The more significant trade accounts receivable denominated in foreign currencies as a percentage of total trade accounts receivable were as follows:

                                                              1998
                                                              ----
Danish Krona................................................  8.73%
Pound Sterling..............................................  8.53%
Italian Lira................................................  8.33%

NOTE 13.  SEGMENT INFORMATION AND GEOGRAPHIC INFORMATION

     In 1998, the Company adopted SFAS 131, "Enterprise and Related Information." SFAS 131 supercedes SFAS 14, "Financial Reporting for Segments of a Business Enterprise," replacing the "industry segment" approach with the "management approach". The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reporting segment. For the periods presented, management reviewed the continuing operations as one segment. Due to the acquisition of Seer, management is reevaluating the "management approach" to reviewing its operations.

     Due to the acquisition of Seer, the Company now operates in a variety of geographic regions. The following table represents a summary of long-lived assets by geographic region as of December 31:

                                                          1998      1997     1996
                                                         -------   ------   ------
United States..........................................  $41,136   $4,935   $4,051
United Kingdom.........................................      416       --       --
Other..................................................      100       --       --
                                                         -------   ------   ------
  Total assets.........................................  $41,652   $4,935   $4,051
                                                         =======   ======   ======

     The Company's foreign operations are reimbursed by the Company for their costs plus an appropriate mark-up for profit. Intercompany profits and losses are eliminated in consolidation.

NOTE 14.  RELATED PARTY INFORMATION

     During 1995, the Company and Liraz entered into a custom computer programming agreement for the joint development of certain software. Liraz and the Company were each to pay 50% of the total project development costs. In exchange for providing 50% of the project development costs, Liraz was to receive royalties of 30% of the first $2,000 in contract revenue from the sale of products developed under this agreement, 20% of the next $1,000, and 8% thereafter.

                             LEVEL 8 SYSTEMS, INC.

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     Due to a change in the Company's development plans for this product, during the first quarter of 1998, the Company and Liraz entered into an amendment to the original custom computer programming agreement, whereby the original royalty payment provisions were repealed. Under the new agreement, the Company agreed to reimburse Liraz's costs of development of $1,500 and to pay Liraz royalties of 3% of program revenues, as defined in the agreement, generated from January 1, 1998 until December 31, 2000. The Company issued a note to Liraz for $1,500 for cost reimbursement pursuant to this agreement and is amortizing the cost of reimbursement over the term of the agreement. See Note 8. The amortization of the cost reimbursement is included as a component of cost of software in the consolidated statement of operations.

     In addition, the Company and Liraz were awarded an Israel-U.S. Binational Industrial Research and Development Foundation ("BIRD") grant totaling $432. The BIRD grant provided for reimbursement of up to 50% of the development costs of the above project. At the point at which the products developed under this grant are available for sale, BIRD will be paid a royalty of 2.5% of related sales in the first year and 5% in subsequent years until BIRD recovers 110% to 150% (depending on the elapsed time) of its reimbursement of development costs. The Company capitalized the software development costs associated with Level 8's project development costs and reduced the capitalized costs by any grant funds received from BIRD. At December 31, 1998, the Company had capitalized approximately $1,249, after reimbursement of BIRD funds totaling approximately $400.

     The Company sold software licenses to Liraz for $15 and $160 in 1998 and 1997, respectively, for resale to unrelated third parties.

     Liraz also pays the salaries and expenses of certain company employees and is reimbursed by the Company. Salaries and expense paid by Liraz amounted to $568 and $14 during 1998 and 1997, respectively.

     At December 31, 1998 and 1997, the Company had accounts receivable of $271 and $160 and accounts payable of $82 and $14 from and to Liraz, respectively.

     See Note 8 regarding notes payable to Liraz.

     In connection with the acquisition of Seer, the Company committed to fund Seer's operations through January 15, 2000, if necessary.

NOTE 15.  RESTRUCTURING CHARGES

     During the fourth quarter of 1998, the Company reorganized its existing operations due to its acquisition of Seer. The restructuring included a staff reduction in its development and administrative areas of 20% (15 employees), the abandonment of certain leased facilities, and the write-down to fair value of certain capitalized software costs for product lines which were being discontinued. The Company recorded a restructuring charge of approximately $1,540, which consisted of approximately $706 in personnel-related charges, approximately $292 in costs associated with carrying vacated space until the lease expiration date, approximately $188 of property and equipment related charges, approximately $241 in write-down of capitalized software costs, approximately $100 in

                             LEVEL 8 SYSTEMS, INC.

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

professional fees related to the restructuring, and approximately $13 for other charges. Through December 31, 1998, the Company has paid approximately $113 in cash related to the restructuring. The Company believes the accrued restructuring cost of $973 at December 31, 1998 represents its remaining cash obligations.

NOTE 16.  LEASE COMMITMENTS

     The Company leases certain facilities and equipment under various operating leases. Future minimum lease commitments on operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 1998 are as follows:

1999........................................................  $ 3,310
2000........................................................    2,579
2001........................................................    2,030
2002........................................................    1,741
2003........................................................    1,543
Thereafter..................................................    2,570
                                                              -------
                                                              $13,773

     Rent expense for the fiscal years ended December 31, 1998, 1997 and 1996 was $790, $378, and $279, respectively.

NOTE 17.  CONTINGENCIES

     LITIGATION. Various lawsuits and claims have been brought against the Company in the normal course of business. Management is of the opinion that the liability, if any, resulting from these claims would not have a material effect on the financial position or results of operations of the Company.

     In December 1997, Seer filed a lawsuit against Saadi Abbas and Cambridge Business Solutions (UK) Limited ("CBS") alleging that Mr. Abbas and CBS had injured Seer by interfering with Seer's ability to market and sublicense the LightSpeed Financial Model. Seer obtained a preliminary injunction against Mr. Abbas and CBS halting their actions. Mr. Abbas and CBS filed counterclaims against Seer claiming wrongful dismissal of Abbas and breach of the license agreement. Due to the erosion of the market for the LightSpeed Financial Model, Seer voluntarily dismissed its claims against Mr. Abbas and CBS in the summer of 1998. Mr. Abbas and CBS are continuing to pursue their claims against Seer. At the present point in the litigation, it is impossible to calculate the chances of success in this litigation. However, Seer intends to continue to vigorously defend against the counterclaim. Seer has made provision for its estimated costs to resolve this matter. Management does not believe at this point in the litigation that any additional amounts required to ultimately resolve this matter will have a material effect on the financial position, cash flows, or results of operations of Seer.

     LIQUIDITY. As reflected in the accompanying financial statements, the Company incurred a net loss of $26.2 million and has negative working capital of $20.3 million and an accumulated deficit of $26.4 million at December 31, 1998. Additionally, Seer

                             LEVEL 8 SYSTEMS, INC.

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Technologies, Inc. in which the Company acquired a 69% interest on December 31, 1998, reported a loss of $62.4 million for its most recent fiscal year. The Company's ability to generate positive cash flow is dependent upon the Company achieving and sustaining certain cost reductions and generating sufficient revenues for the year. Management has already implemented certain steps to, among other things, reduce headcount, restructure operations and eliminate various costs from the business. They have also renegotiated the Company's line of credit, to secure increased borrowing capacity, see Note 8. Management's plans also include the possibility of raising additional equity financing. Liraz has committed to provide up to $7.5 million of funding to the company on an as-needed basis through the earlier of March 31, 2000 or the completion of an equity financing which provides more than $7.5 million in proceeds to the Company. The Company believes that existing cash on hand, cash provided by future operations and additional borrowings under the credit facility and Liraz commitment will be sufficient to finance its operations and expected working capital and capital expenditure requirements for at least the next twelve months so long as the Company continues to perform to its operating plan. However, there can be no assurance that the Company will be able to continue to meet its cash requirements through operations or, if needed, obtain additional financing on acceptable terms, and the failure to do so may have an adverse impact on the Company's business and operations.

NOTE 18.  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                              FIRST    SECOND     THIRD     FOURTH
                                             QUARTER   QUARTER   QUARTER   QUARTER
                                             -------   -------   -------   --------
                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
1998:
  Net revenues.............................  $ 3,093   $ 3,155   $ 2,349   $  2,088
  Gross profit.............................    1,079     1,580       608       (615)
  Net loss.................................   (2,484)   (2,026)   (2,918)   (17,628)
  Net loss per share -- basic and
     diluted...............................  $ (0.35)  $ (0.26)  $ (0.38)  $  (2.29)
1997:
  Net revenues.............................  $ 2,853   $ 2,767   $ 2,937   $  6,123
  Gross profit.............................    1,200     1,502     2,094      2,295
  Net income...............................      150       222       323        394
  Net income per share -- basic............     0.02      0.03      0.05       0.06
  Net income per share -- diluted..........  $  0.02   $  0.03   $  0.04   $   0.05

     During the fourth quarter of 1998, the Company recorded significant nonrecurring adjustments totaling $14,025. These adjustments related primarily to the acquisition of Seer, the impairment of the note receivable from the sale of a subsidiary, the impairment of goodwill recorded in connection with the acquisition of Momentum, and the restructuring charges. See Notes 2, 3, 7, and 15.

                             LEVEL 8 SYSTEMS, INC.

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     During the fourth quarter of 1997, the Company increased its allowance for doubtful accounts by $275 and recorded compensation expense of approximately $120 for options issued to a consultant.

     The foregoing unaudited selected quarterly financial data differ from the Company's previously reported quarterly financial data included in its Quarterly Reports on Form 10-Q for 1998 as a result of a change in the valuation of the in-process technology of Momentum and certain other adjustments identified in connection with the audit of the 1998 financial statements. Accordingly, the Company intends to amend its previously filed Quarterly Reports on Form 10-Q promptly.

NOTE 19.  SUBSEQUENT EVENTS

     On February 1, 1999, Level 8 commenced a tender offer for all the remaining outstanding shares of the common stock of Seer for $0.35 per share, net to the seller in cash, upon the terms and conditions set forth in the offer to purchase and the letter of transmittal. The tender offer is expected to be completed in the second quarter of 1999 for an estimated cost of $1.7 million, plus expenses. Upon the completion the tender offer and related merger, Seer will become a wholly-owned subsidiary of the Company.

                             LEVEL 8 SYSTEMS, INC.

                          CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                        SEPTEMBER 30,   DECEMBER 31,
                                                            1999            1998
                                                        -------------   ------------
ASSETS
Cash and cash equivalents.............................    $  9,567        $  6,078
Accounts receivable, less allowance for doubtful
  accounts of $1,664 and $3,252 at September 30, 1999
  and December 31, 1998, respectively.................      14,217          16,992
Due from related company..............................          --             271
Note receivable for sale of subsidiary................       2,000           2,000
Prepaid expenses and other current assets.............       2,379           2,606
                                                          --------        --------
  Total current assets................................      28,163          27,947
Property and equipment, net...........................       1,777           2,682
Intangible assets, net................................      25,713          32,217
Software development costs, net.......................       8,972           6,753
Other assets..........................................         974           1,171
                                                          --------        --------
  Total assets........................................    $ 65,599        $ 70,770
                                                          ========        ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Notes payable, due on demand..........................    $  5,203        $ 12,275
Current maturities of loan from related company.......         586             628
Current maturities of long-term debt..................         775             799
Accounts payable......................................       2,212           3,773
ACCRUED EXPENSES:
Compensation..........................................       1,610           1,339
Restructuring.........................................         376             973
Merger-related........................................       1,420           4,803
Other.................................................       7,473           8,275
Deferred revenue......................................       9,293          13,075
Income taxes payable..................................       1,360           1,781
                                                          --------        --------
  Total current liabilities...........................      30,308          47,721
Long-term debt, net of current maturities.............      11,528           1,541
Loan from related company, net of current
  maturities..........................................       4,000          12,519
Deferred revenue......................................       1,267              97
STOCKHOLDERS' EQUITY:
Preferred stock, $0.001 par value.....................          --              --
Common stock, $0.001 par value........................           9              87
Additional paid-in-capital............................      54,562          34,045
Accumulated other comprehensive income................        (240)             --
Accumulated deficit...................................     (35,835)        (25,240)
                                                          --------        --------
  Total stockholders' equity..........................      18,496           8,892
                                                          --------        --------
  Total liabilities and stockholders' equity..........    $ 65,599        $ 70,770
                                                          ========        ========

The accompanying notes are an integral part of the consolidated financial statements.

                             LEVEL 8 SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                   THREE MONTHS
                                                       ENDED         NINE MONTHS ENDED
                                                   SEPTEMBER 30,       SEPTEMBER 30,
                                                 -----------------   ------------------
                                                  1999      1998       1999      1998
                                                 -------   -------   --------   -------
REVENUE:
Software.......................................  $ 4,112   $   450   $ 10,014   $ 1,077
Maintenance....................................    3,538       280     11,403       568
Services.......................................    5,153     1,619     17,599     6,952
                                                 -------   -------   --------   -------
  Total operating revenue......................   12,803     2,349     39,016     8,597
COST OF REVENUE:
Software.......................................    1,135       356      3,063     1,205
Maintenance....................................    1,199        95      4,249       336
Services.......................................    4,291     1,540     15,378     4,489
                                                 -------   -------   --------   -------
  Total cost of revenue........................    6,625     1,991     22,690     6,030
Gross profit...................................    6,178       358     16,326     2,567
OPERATING EXPENSES:
Sales and marketing............................    2,832       781      8,206     1,862
Research and development.......................    1,670       569      4,904     1,973
General and administrative.....................    1,983     1,097      4,857     3,148
In-process research and development............       --        --        744     1,200
Amortization of intangible assets..............    1,813       867      5,197     1,545
                                                 -------   -------   --------   -------
  Total operating expenses.....................    8,298     3,314     23,908     9,728
                                                 -------   -------   --------   -------
  Loss from operations.........................   (2,120)   (2,956)    (7,582)   (7,161)
OTHER INCOME (EXPENSE):
Interest income................................      289        72        444       225
Interest expense...............................     (563)      (34)    (2,168)      (72)
Net foreign currency gains/(losses)............       45        --       (696)       --
                                                 -------   -------   --------   -------
Loss before provision for income taxes.........   (2,349)   (2,918)   (10,002)   (7,008)
Income tax provision (benefit).................      195        --        594      (558)
                                                 -------   -------   --------   -------
Loss from continuing operations................   (2,544)   (2,918)   (10,596)   (6,450)
DISCONTINUED OPERATIONS:
Loss from discontinued operation, net of tax...       --        --         --      (135)
Loss on disposal, net of tax...................       --        --         --      (843)
                                                 -------   -------   --------   -------
Loss from discontinued operations..............       --        --         --      (978)
  Net loss.....................................  $(2,544)  $(2,918)  $(10,596)  $(7,428)
                                                 =======   =======   ========   =======
LOSS PER COMMON SHARE:
Loss from continuing operations - basic and
  diluted......................................  $ (0.31)  $ (0.38)  $  (1.24)  $ (0.86)
Loss from discontinued operations -- basic and
  diluted......................................       --        --         --     (0.13)
                                                 -------   -------   --------   -------
  Net loss per share -- basic and diluted......  $ (0.31)  $ (0.38)  $  (1.24)  $ (0.99)
                                                 =======   =======   ========   =======
Weighted common shares outstanding -- basic and
  diluted......................................    8,778     7,690      8,729     7,498
                                                 =======   =======   ========   =======

The accompanying notes are an integral part of the consolidated financial statements.

                             LEVEL 8 SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                              ------------------
                                                                1999      1998
                                                              --------   -------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................  $(10,596)  $(7,428)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization.............................     8,632     2,366
  Deferred income taxes.....................................         2      (934)
  Loss from discontinued operations.........................        --       135
  Loss on disposal of discontinued operations...............        --       843
  Purchased research and development........................       744     1,200
  Write-off of capitalized software costs...................        --       294
  Provision for doubtful accounts...........................       484       652
  Other.....................................................       172      (247)
  Changes in assets and liabilities, net of assets acquired
     and liabilities assumed:
     Trade accounts receivable..............................     2,051    (2,019)
     Prepaid expenses and other assets......................       696      (580)
     Accounts payable, income taxes payable, and accrued
       expenses (excluding merger-related and
       restructuring).......................................    (3,476)     (594)
     Merger-related and restructuring.......................    (3,403)       --
     Deferred revenue.......................................    (2,612)    4,502
                                                              --------   -------
       Net cash used in operating activities................    (7,306)   (1,810)
CASH FLOWS FROM INVESTING ACTIVITIES:
Cash received from acquisition..............................        --       362
Purchases of property and equipment.........................      (173)   (1,274)
Payments for acquisitions...................................    (2,767)       --
Capitalization of software development costs................    (1,167)     (643)
                                                              --------   -------
       Net cash used in investing activities................    (4,107)   (1,555)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common shares...................................     1,328        59
Issuance of preferred shares, net of issuance costs.........    19,245        --
Payments on borrowings from related company.................    (8,561)       --
Payments on capital leases..................................       (34)       --
Net borrowings on line of credit............................     6,924        --
Payments on line of credit..................................    (4,000)       --
Payments on other long-term debt............................        --      (219)
                                                              --------   -------
       Net cash provided by (used in) financing
          activities........................................    14,902      (160)
Effect of exchange rate changes on cash.....................        --        --
Net increase (decrease) in cash and cash equivalents........     3,489    (3,525)
CASH AND CASH EQUIVALENTS:
Beginning of period.........................................     6,078     7,062
End of period...............................................  $  9,567   $ 3,537
                                                              ========   =======

The accompanying notes are an integral part of the consolidated financial statements.

                             LEVEL 8 SYSTEMS, INC.

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                               THREE MONTHS
                                                   ENDED         NINE MONTHS ENDED
                                               SEPTEMBER 30,       SEPTEMBER 30,
                                             -----------------   ------------------
                                              1999      1998       1999      1998
                                             -------   -------   --------   -------
Net loss...................................  $(2,544)  $(2,918)  $(10,596)  $(7,428)
Other comprehensive income, net of tax
     Foreign currency translation
       adjustment..........................     (145)       --       (240)       --
                                             -------   -------   --------   -------
Comprehensive loss.........................  $(2,689)  $(2,918)  $(10,836)  $(7,428)
                                             =======   =======   ========   =======

The accompanying notes are an integral part of the consolidated financial statements.

                             LEVEL 8 SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
                                  (UNAUDITED)

NOTE 1.  INTERIM FINANCIAL STATEMENTS

     The accompanying financial statements are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations. Accordingly, these interim financial statements should be read in conjunction with the audited financial statements and notes thereto contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1998. The results of operations for the interim periods shown in this report are not necessarily indicative of results to be expected for other interim periods or for the full fiscal year. In the opinion of management, the information contained herein reflects all adjustments necessary for a fair statement of the interim results of operations. All such adjustments are of a normal, recurring nature, except for the acquisition of Seer, non-cash compensation, and the issuance of preferred stock all occurring in the second quarter.

     The year-end condensed balance sheet data was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles.

     The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All of the Company's subsidiaries are wholly-owned for the entire nine month period presented, except for Seer Technologies, Inc. ("Seer"). The Company acquired a 69% interest in Seer on December 31, 1998 and the remaining 31% interest on April 30, 1999. Prior to the completion of the Seer acquisition, Level 8 assumed Seer's net liabilities. The minority stockholders were deemed to have shared in the losses of Seer only for their proportionate share of Seer's net assets until April 30, 1999. Accordingly, there is no minority interest in the losses of the Seer subsidiary reflected in the consolidated financial statements for the nine month period ended September 30, 1999.

     Certain prior year amounts in the accompanying financial statements have been reclassified to conform to the 1999 presentation. Such reclassifications had no effect on previously reported net income or stockholders' equity.

     Statement of Position 98-9, "Modification of SOP 97-2, 'Software Revenue Recognition,' with Respect to Certain Transactions" ("SOP 98-9") was effective for the Company's fiscal year beginning January 1, 1999. SOP 98-9 amends SOP 97-2 to require that an entity recognize revenue for multiple element arrangements by means of the "residual method" when (1) there is vendor-specific objective evidence ("VSOE") of the fair values of all of the undelivered elements that are not accounted for by means of long-term contract accounting,
(2) VSOE of fair value does not exist for one or more of the delivered elements, and (3) all revenue recognition criteria of SOP 97 -2 (other than the requirement for VSOE of the fair value of each delivered element) are satisfied.

                             LEVEL 8 SYSTEMS, INC.

NOTE 2.  BUSINESS COMBINATION

     As of April 30, 1999, the Company acquired the remaining minority interest in Seer, for $0.35 in cash per share of the outstanding common stock of Seer. The total purchase price for the remaining 31% of Seer was $1,697. As a result of the completion of acquisition, Seer became a wholly-owned subsidiary of the Company.

     The purchase price was allocated to the assets acquired and liabilities assumed based on the Company's estimates of fair value at the acquisition date. The fair value assigned to intangible assets acquired was based on a valuation of the purchased in-process research and development, developed technology, installed customer base, and assembled workforce of Seer. The purchase price was less than the amounts allocated to the tangible and intangible assets acquired by approximately $1,307. The difference between the purchase price and the fair values of the assets acquired less liabilities assumed was allocated to goodwill.

     The cost of the acquisition was allocated as follows:

In-process research and development.........................  $   744
  Developed technology......................................    3,410
  Goodwill and other intangibles............................   (1,307)
  Accrued liabilities.......................................   (1,150)
                                                              -------
  Cost of net assets acquired...............................  $ 1,697
                                                              =======

     Approximately $744 of the purchase price represents purchased in-process research and development that had not yet reached technological feasibility and had no alternative future use. Accordingly, this amount was immediately expensed in the Consolidated Statement of Operations upon consummation of the acquisition. The value assigned to in-process research and development, based on a valuation was determined by identifying research projects in areas for which technological feasibility had not been established, primarily the application warehousing project. The value of the in-process projects was adjusted to reflect the relative value and contributions of the required research and development. In doing so, consideration was given to the stage of completion, the complexity of the work completed to date, the difficulty of completing the remaining development costs already incurred, and the projected cost to complete the projects. The discount rate included a factor that takes into account the uncertainty surrounding successful development of the purchased research and development.

NOTE 3.  EARNINGS (LOSS) PER SHARE

     Basic earnings (loss) per share is computed based upon the weighted average number of common shares outstanding. Diluted earnings (loss) per share is computed based upon the weighted average number of common shares outstanding and any potentially dilutive securities. Potentially dilutive securities are not included in the diluted earnings per share calculations if their inclusion would be anti-dilutive to the basic earnings (loss) per share calculations. Potentially dilutive securities outstanding during the first quarter of fiscal year 1999 included stock options and stock warrants. In the second and third quarters of fiscal year 1999, potentially dilutive securities included stock options, stock warrants, and

                             LEVEL 8 SYSTEMS, INC.

preferred stock. Dividends of $210 were paid to the holders of Series A Preferred Stock in the third quarter of 1999. The following table sets forth a reconciliation to net income:

                                         THREE MONTHS ENDED    NINE MONTHS ENDED
                                           SEPTEMBER 30,         SEPTEMBER 30,
                                         ------------------    ------------------
                                          1999       1998        1999      1998
                                         -------    -------    --------   -------
Net loss                                 $(2,544)   $(2,918)   $(10,596)  $(7,428)
  Preferred stock dividends                 (210)        --        (210)       --
                                         -------    -------    --------   -------
Loss available to common share
  holders                                $(2,754)   $(2,918)   $(10,806)  $(7,428)
                                         =======    =======    ========   =======
Loss per common share:
Loss from continuing operations
  -basic and diluted                     $ (0.31)   $ (0.38)   $  (1.24)  $ (0.86)
Loss from discontinued operations
  -basic and diluted                          --         --          --
                                                                            (0.13)
                                         -------    -------    --------   -------
Net loss per share -- basic and
  diluted                                $ (0.31)   $ (0.38)   $  (1.24)  $ (0.99)
                                         =======    =======    ========   =======
Weighted common shares outstanding -
  basic and diluted                        8,778      7,690       8,729     7,498
                                         =======    =======    ========   =======

NOTE 4.  INCOME TAXES

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." The Company's effective tax rate differs from the statutory rate primarily due to the fact that no income tax benefit was recorded for the net loss for the first nine months of fiscal year 1999. Because of the Company's inconsistent earnings history, the deferred tax assets have been fully offset by a valuation allowance.

     The income tax provision for the first nine months of fiscal year 1999 is primarily related to income taxes from profitable foreign operations and foreign withholding taxes.

NOTE 5.  USE OF ACCOUNTING ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from these estimates.

NOTE 6.  SEGMENT INFORMATION

     Management of the Company makes operating decisions and assesses performance of its operations based on the following reportable segments: (1) Software, (2) Maintenance, (3) Services, and (4) Research and Development.

                             LEVEL 8 SYSTEMS, INC.

     The accounting policies of the segments are the same as those described in the "Summary of Significant Accounting Policies," included in the Company's Annual Report on Form 10-K for year ended December 31, 1998. Segment data includes a charge allocating all corporate-headquarters costs to each of its operating segments based on each segment's proportionate share of expenses. The Company evaluates the performance of its segments and allocates resources to them based on earnings (loss) before interest, taxes and amortization of goodwill (EBITA).

     Comparative information is not available for the same period of 1998 because the Company previously reviewed its operations as one reportable segment and did not have international operations.

     The table below presents information about reported segments for the nine months period ending September 30, 1999:

                                                                     RESEARCH
                                                                        AND
                                SOFTWARE   MAINTENANCE   SERVICES   DEVELOPMENT    TOTAL
                                --------   -----------   --------   -----------   -------
Total Revenue.................  $10,014      $11,403     $17,599      $    --     $39,016
  Total EBITA.................  $(2,783)     $ 6,576     $   136      $(5,570)    $(1,641)

     A reconciliation of total segment EBITA to total consolidated income before taxes for the nine months ended September 30, 1999 is as follows:

Total EBITA.................................................  $ (1,641)
Amortization of goodwill....................................    (5,197)
In-process research and development.........................      (744)
Other income/(expense), net.................................    (2,420)
                                                              --------
  Total loss before income taxes............................  $(10,002)
                                                              ========

     The table below presents information about reported segments for the quarter ending September 30, 1999:

                                                                      RESEARCH
                                                                         AND
                                 SOFTWARE   MAINTENANCE   SERVICES   DEVELOPMENT    TOTAL
                                 --------   -----------   --------   -----------   -------
Total Revenue..................   $4,112      $3,538       $5,153      $    --     $12,803
          Total EBITA..........   $ (562)     $2,125       $   98      $(1,968)    $  (307)

     A reconciliation of total segment EBITA to total consolidated income before taxes for the quarter ended September 30, 1999 is as follows:

Total EBITA.................................................  $  (307)
Amortization of goodwill....................................   (1,813)
In-process research and development.........................       --
Other income/(expense), net.................................     (229)
                                                              -------
  Total loss before income taxes............................  $(2,349)
                                                              =======

                             LEVEL 8 SYSTEMS, INC.

     The following table presents a summary of revenue by geographic region for the three and nine months ended September 30, 1999:

                                             THREE MONTHS ENDED   NINE MONTHS ENDED
                                             SEPTEMBER 30, 1999   SEPTEMBER 30, 1999
                                             ------------------   ------------------
Australia..................................       $   490              $ 2,011
Denmark....................................         1,331                5,244
Germany....................................           960                2,598
Greece.....................................           290                1,149
Italy......................................           512                2,393
Norway.....................................           533                1,638
Sweden.....................................           354                1,388
Switzerland................................           603                2,283
United Kingdom.............................         1,518                4,044
USA........................................         4,432               12,346
Other......................................         1,780                3,922
                                                  -------              -------
  Total revenue                                   $12,803              $39,016
                                                  =======              =======

     Presentation of revenue by region is based on the country in which the customer is domiciled.

NOTE 7.  LONG-TERM DEBT AND CREDIT FACILITIES

     On April 21, 1999, the Company's credit facility with a commercial bank was amended to provide for borrowings up to the lesser of $25,000 or the sum of 80% of eligible receivables and a $10,000 term loan payable on September 1, 2000. The receivables-based borrowings under this credit facility are due on demand. This credit facility bears interest at the prime rate plus 2% per annum and has no financial covenant provisions. This credit facility terminates on December 31, 2001; however it is automatically renewed for successive terms of one year each, unless terminated by either party. This credit facility is collateralized by the Company's accounts receivable, equipment and intangibles, including intellectual property. On September 24, 1999, the due date of the term loan was amended from September 1, 2000 to March 1, 2001.

     On May 31, 1999 the Company's $12 million loan from Liraz Systems, Ltd. ("Liraz") was amended. The amendment changed the due date from June 30, 2000 to December 15, 2000 and provides for semiannual interest payments rather than payment of interest at maturity. No other terms of the loan were amended. During the quarter ended September 30, 1999, the Company used part of the proceeds from the issuance of the Series A Preferred Stock to repay $8 million of it's $12 million loan and reduce the balance to $4 million.

NOTE 8.  ISSUANCE OF PREFERRED STOCK

     On June 29, 1999, Level 8 Systems, Inc. completed its agreement to sell 21,000 shares of Series A 4% Convertible Redeemable Preferred Stock ("Series A Preferred Stock"), for $21,000, convertible into an aggregate of 2.1 million shares of common stock

                             LEVEL 8 SYSTEMS, INC.

of Level 8. The proceeds, net of accrued issuance costs of $19,150, will be used to pay down debt and for other general corporate purposes. The sale of the Series A Preferred Stock was made in a private transaction exempt from the registration requirements of the federal securities laws.

     Holders of the Series A Preferred Stock are entitled to receive 4% annual cash dividends payable quarterly and will have one vote per share of Series A Preferred Stock, voting together with the common stock and not as a separate class except on certain matters adversely affecting the rights of holders of the Series A Preferred Stock. The Series A Preferred Stock may be redeemed at the option of Level 8 at a redemption price equal to the original purchase price at any time after June 29, 2000 if the closing price of Level 8's common stock over 20 consecutive trading days is greater than $20 per share. The conversion price of the Series A Preferred Stock is subject to certain anti-dilution provisions, including adjustments in the event of certain sales of common stock at a price of less than $10 per share. In the event Level 8 breaches its obligations to pay dividends when due or issue common stock upon conversion, or Level 8's common stock is delisted, the dividend rate on the Series A Preferred Stock would increase to 18% per annum (partially payable in shares of common stock at the option of Level 8 during the first 60 days of such increased dividend rate). As part of the $21 million financing, Level 8 also issued the investors warrants to purchase 2.1 million shares of common stock at an exercise price of $10 per share. Level 8 has agreed to register the common stock issuable upon conversion of the Series A Preferred Stock and exercise of the warrants for resale under the Securities Act of 1933. Level 8 is required to make certain payments in the event it is unable to meet its obligations in connection with the Series A Preferred Stock and warrants, such as registration under the Securities Act or issuance of shares of common stock upon conversion or exercise. The aggregate amount of all such payments, together with dividends on the Series A Preferred Stock, is limited to 19% of the liquidation value of the Series A Preferred Stock. One of the investors in the Series A Preferred Stock included Advanced Systems Europe B.V., which purchased $10 million of Series A Preferred Stock and warrants in the transaction, and is a subsidiary of Liraz, Level 8's principal stockholder.

NOTE 9.  REINCORPORATION AND COMMON STOCK

     Effective June 23, 1999, the Company completed its re-incorporation under Delaware law. As a result of the re-incorporation of the Company under Delaware law, the rights of stockholders of the Company are now governed by the Certificate of Incorporation and Bylaws of Level 8 Systems, Inc., a Delaware corporation, and the General Corporation Law of the State of Delaware. In conjunction with the re-incorporation, the Company changed the par value of its common stock from $.01 to $.001.

NOTE 10.  CONTINGENCIES

     LITIGATION. On April 6, 1998, the Company sold substantially all assets and operations of its wholly owned subsidiary ProfitKey International, Inc. ("ProfitKey"). According to the terms of the ProfitKey sale agreement, the purchase price is subject to adjustment to reflect any variance in working capital from a specified amount. The

                             LEVEL 8 SYSTEMS, INC.

purchaser has notified the Company that it believes there are adjustments totaling $1,466 which would require a reduction in the purchase price. The Company has attempted to negotiate a settlement with the purchaser and has, pursuant to the terms of the settlement agreement, entered into arbitration proceedings to resolve this matter. The Company has made a provision for its estimate of the purchase price adjustment and the costs to resolve this matter. Management believes at this time that any additional provision required to ultimately resolve this matter will not have a material effect on the financial position, cash flows, or results of operations of the Company.

     In December 1997, Seer Technologies, Inc. ("Seer"), a now wholly-owned subsidiary of the Company, instituted litigation in London, England against Saadi Abbas ("Abbas") and Cambridge Business Solutions (UK) Ltd. ("CBS") concerning a dispute over a license agreement between Seer, CBS and Abbas. These entities counterclaimed against Seer. The case has proceeded through discovery and various other procedural events and all that remains of the litigation at this point in time are various claims against Seer by Abbas and CBS. Most of those claims have been struck out by the court in London as unarguable or otherwise time barred. The Company intends to continue to vigorously defend against the few remaining claims. The Company has made provisions for its estimated costs to resolve this matter. Management does not believe at this point in the litigation that any additional amounts required to ultimately resolve this matter will have a material effect on the financial position, cash flows, or results of operations of the company.

     LIQUIDITY. During the first nine months of 1999, the Company incurred a net loss of $10,596 and has negative working capital of $2,145 and an accumulated deficit of $35,835 at September 30, 1999. The Company received $21,000 from the issuance of preferred stock as discussed in Note 8 above and renegotiated the repayment of certain long-term debt. Additionally, as a result of issuing more than $7,500 in equity financing, the Company no longer has a commitment from Liraz for $7,500 in working capital. The Company's ability to generate positive future cash flow is dependent upon the Company meeting its operating plan. The Company already implemented certain steps in the first half of 1999 to, among other things, reduce headcount, restructure operations and eliminate various costs from the business. The Company believes that existing cash on hand, cash provided by future operations, additional borrowings under its current line of credit, and additional new funding to be made available if the business purchase transaction, as described in Note 12, is consummated, will be sufficient to finance its operations and expected working capital and capital expenditure requirements for at least the next twelve months so long as the Company continues to perform to its operating plan. However, there can be no assurance that the Company will be able to continue to meet its cash requirements through operations or, if needed, obtain additional financing on acceptable terms, and the failure to do so may have an adverse impact on the Company's business and operations.

NOTE 11.  FOREIGN CURRENCY EXCHANGE CONTRACTS

     In the normal course of business, the Company employs established policies and procedures to manage its exposure to fluctuations in foreign currency values. Beginning in

                             LEVEL 8 SYSTEMS, INC.

July of 1999, the Company entered into forward exchange contracts primarily to hedge receivables denominated in foreign currencies against fluctuations in exchange rates. The Company has not entered into forward foreign exchange contracts for speculative or trading purposes. At September 30, 1999, the aggregate notional amount of foreign exchange contracts outstanding was $2,208.

NOTE 12.  SUBSEQUENT EVENTS

     On October 19, 1999, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Template Software, Inc. ("Template") and with Level 8's wholly-owned subsidiary, TSAC, Inc. ("Subsidiary"). The Merger Agreement provides for the Company's acquisition of Template by Template's merger with and into the Subsidiary.

     Under the Merger Agreement, each share of Template common stock will be exchanged for $4.00 in cash plus $3.90 worth of Level 8 common stock. The actual number of shares of Level 8 common stock to be exchanged for each Template share will be based on the average trading price of Level 8 stock for the ten trading days prior to the third trading day before stockholder approval, but will not be less than 0.2838 Level 8 shares per Template share (if Level 8's average trading price exceeds $13.74) or more than 0.3672 Level 8 shares per Template share (if Level 8's average trading price is less than $10.62). The merger is intended to qualify as a tax-free reorganization, which means that Template stockholders would generally be permitted to defer taxes on the Level 8 stock portion of the purchase price.

     In connection with the merger, the Company has received a commitment from a commercial bank for additional financing in the form of a five year term loan for $25 to $35 million. The financing will be guaranteed by Liraz Systems, Ltd., the Company's principal stockholder, in return for between 150,000 and 250,000 shares of the Company's common stock to be determined by the independent directors of the Company based on market conditions and the Company's financing needs at closing. The additional financing is subject to the negotiation and execution of a definitive agreement. The commitment provides for an interest rate equal to the London InterBank Offered Rate plus 1.5% annually.

     The merger is subject to certain conditions to closing, including stockholder approval, regulatory approval, and necessary consents and filings. The Company believes the merger will be completed in the fourth quarter of 1999 or the first quarter of 2000.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders of Seer Technologies, Inc.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and retained earnings and of cash flows present fairly, in all material respects, the financial position of Seer Technologies, Inc. and its subsidiaries at September 30, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As discussed in Note 18, Level 8 Systems, Inc. has acquired a controlling interest in the Company.

                                          PricewaterhouseCoopers LLP

Washington, D.C.
December 31, 1998

                            SEER TECHNOLOGIES, INC.

                          CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                             SEPTEMBER 30,   SEPTEMBER 30,
                                                                 1998            1997
                                                             -------------   -------------
ASSETS
Cash and cash equivalents..................................    $   1,040       $  4,268
Trade accounts receivable, less allowance for doubtful
  accounts.................................................       17,285         31,383
Prepaid expenses and other current assets..................        1,476          1,947
Deferred income taxes......................................           --          1,152
                                                               ---------       --------
  Total current assets.....................................       19,801         38,750
Trade accounts receivable, net.............................           --          2,041
Property and equipment, net................................        1,867          4,528
Capitalized software costs, net............................        1,140          3,206
Deferred income taxes, net of valuation allowance..........           --         17,599
Other assets...............................................          387            411
                                                               ---------       --------
  Total assets.............................................    $  23,195       $ 66,535
                                                               =========       ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Notes payable, due on demand...............................    $  38,148       $ 22,052
Accounts payable...........................................        2,897          4,279
ACCRUED EXPENSES:
Compensation...............................................          744          1,964
Commissions................................................        1,156          1,536
Restructuring..............................................        4,064             --
Other......................................................        3,459          5,241
Deferred revenue...........................................        7,355          7,813
Income taxes payable.......................................        1,644          1,826
                                                               ---------       --------
                                                                  59,467         44,711
Deferred revenue...........................................          253            981
Commitments and contingencies (Notes 15 and 16)
STOCKHOLDERS' EQUITY (DEFICIENCY):
Convertible preferred stock, $0.01 par value, 10,000,000
  shares authorized in 1998 and 1997, respectively:
Series A -- 2,094,143 shares issued and outstanding at
  September 30, 1998 and 1997, respectively; $5.969 per
  share liquidation preference (aggregate liquidation value
  of $12,500,000)..........................................           21             21
Series B -- 1,732,115 shares issued and outstanding at
  September 30, 1998; $2.874 per share liquidation
  preference (aggregate liquidation value of $5,000,000)...           18             --
Common stock $0.01 par value, 30,000,000 shares authorized
  in 1998 and 1997, respectively; 11,980,216 and 11,865,167
  shares issued and outstanding at September 30, 1998 and
  1997, respectively.......................................          120            119
Additional paid-in-capital -- preferred....................       17,232         12,281
Additional paid-in-capital -- common.......................       58,791         58,486
Cumulative translation adjustments.........................         (847)          (644)
Accumulated deficit........................................     (111,860)       (49,420)
                                                               ---------       --------
  Total stockholder's equity (deficiency)..................      (36,525)        20,843
                                                               ---------       --------
  Total liabilities and stockholders' equity...............    $  23,195       $ 66,535
                                                               =========       ========

The accompanying notes are an integral part of the consolidated financial statements.

                            SEER TECHNOLOGIES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                          FOR THE YEARS ENDED
                                                             SEPTEMBER 30,
                                                     -----------------------------
                                                       1998      1997       1996
                                                     --------   -------   --------
OPERATING REVENUE:
Software products..................................  $  6,986   $34,244   $ 28,795
Maintenance........................................    13,557    14,598     13,182
Services...........................................    43,421    54,311     49,680
                                                     --------   -------   --------
  Total operating revenue..........................    63,964   103,153     91,657
COST OF REVENUE:
Software products..................................     1,786     1,545      1,562
Maintenance........................................     6,480     8,436      9,157
Services...........................................    39,512    41,860     42,401
                                                     --------   -------   --------
  Total cost of revenue............................    47,778    51,841     53,120
Gross profit.......................................    16,186    51,312     38,537
OPERATING EXPENSES:
Sales and marketing................................    19,312    30,693     43,982
Research and product development...................    12,894    12,485     16,789
General and administrative.........................     9,999    14,705     19,878
Restructuring charges..............................    13,200       500      3,000
                                                     --------   -------   --------
  Total operating expenses.........................    55,405    58,383     83,649
                                                     --------   -------   --------
Loss from operations...............................   (39,219)   (7,071)   (45,112)
OTHER INCOME (EXPENSE):
Interest income....................................       477       514        648
Interest expense...................................    (3,488)   (2,181)      (802)
                                                     --------   -------   --------
  Other income (expense), net......................    (3,011)   (1,667)      (154)
                                                     --------   -------   --------
Loss before provision for income taxes.............   (42,230)   (8,738)   (45,266)
Income tax provision (benefit).....................    20,210     1,228    (13,684)
                                                     --------   -------   --------
Net loss...........................................  $(62,440)  $(9,966)  $(31,582)
                                                     ========   =======   ========
Loss per share -- basic and diluted................  $  (5.23)  $ (0.85)  $  (2.76)
                                                     ========   =======   ========
Weighted average common shares outstanding -- basic
  and diluted......................................    11,941    11,707     11,445
                                                     ========   =======   ========

The accompanying notes are an integral part of the consolidated financial statements.

                            SEER TECHNOLOGIES, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                              (CAPITAL DEFICIENCY)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                 SERIES A             SERIES B
                             PREFERRED STOCK      PREFERRED STOCK        COMMON STOCK         ADDITIONAL
                            ------------------   ------------------   -------------------   PAID-IN CAPITAL
                             SHARES     AMOUNT    SHARES     AMOUNT     SHARES     AMOUNT      PREFERRED
                            ---------   ------   ---------   ------   ----------   ------   ---------------
Balance at September 30,
1995......................         --    $--            --    $--     11,351,948    $114        $    --
  Issuance of convertible
    preferred shares......  2,094,143     21                                                     12,281
  Issuance of common
    shares................                                               260,159       2
  Cumulative translation
    adjustment
Net loss
                            ---------    ---     ---------    ---     ----------    ----        -------
Balance at September 30,
  1996....................  2,094,143     21            --     --     11,612,107     116         12,281
  Issuance of stock.......                                               263,060       3
  Repurchase of common
    shares................                                               (10,000)
  Cumulative translation
    adjustment
Net loss
                            ---------    ---     ---------    ---     ----------    ----        -------
Balance at September 30,
  1997....................  2,094,143     21            --     --     11,865,167     119         12,281
  Issuance of convertible
    preferred shares......                       1,762,115     18        115,049                  4,951
  Issuance of common
    shares................                                                             1
  Cumulative translation
    adjustment
Net loss
                            ---------    ---     ---------    ---     ----------    ----        -------
Balance at September 30,
  1998....................  2,094,143    $21     1,762,115    $18     11,980,216    $120        $17,232
                            =========    ===     =========    ===     ==========    ====        =======

                                                                                                   TOTAL
                                                                                               STOCKHOLDERS'
                                                   ADDITIONAL      CUMULATIVE                     EQUITY/
                                                 PAID-IN CAPITAL   TRANSLATION   ACCUMULATED     (CAPITAL
                                                     COMMON        ADJUSTMENT      DEFICIT      DEFICIENCY)
                                                 ---------------   -----------   -----------   -------------
Balance at September 30, 1995..................      $56,541          $(395)      $  (7,822)     $ 48,438
  Issuance of convertible preferred shares.....                                                    12,302
  Issuance of common shares....................        1,003                                        1,005
  Cumulative translation adjustment............                        (110)                         (110)
  Net loss.....................................                                     (31,582)      (31,582)
                                                     -------          -----       ---------      --------
Balance at September 30, 1996..................       57,544           (505)        (39,404)       30,053
  Issuance of stock............................          992                                          995
  Repurchase of common shares..................          (50)                           (50)         (100)
  Cumulative translation adjustment............                        (139)                         (139)
  Net loss.....................................                                      (9,966)       (9,966)
                                                     -------          -----       ---------      --------
Balance at September 30, 1997..................       58,486           (644)        (49,420)       20,843
  Issuance of convertible preferred shares.....                                                     4,969
  Issuance of common shares....................          305                                          306
  Cumulative translation adjustment............                        (203)                         (203)
  Net loss.....................................                                     (62,440)      (62,440)
                                                     -------          -----       ---------      --------
Balance at September 30, 1998..................      $58,791          $(847)      $(111,860)     $(36,525)
                                                     =======          =====       =========      ========

The accompanying notes are an integral part of the consolidated financial statements.

                            SEER TECHNOLOGIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                              FOR THE YEARS ENDED
                                                                 SEPTEMBER 30,
                                                         -----------------------------
                                                           1998      1997       1996
                                                         --------   -------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss...............................................  $(62,440)  $(9,966)  $(31,582)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization........................     3,716     4,328      4,408
  Deferred income taxes................................    18,751    (1,159)   (16,577)
  Provision for uncollectible accounts.................     1,027     4,338     10,158
  Write-down of assets.................................     4,792        --         --
  Non-cash cost of credit guaranty.....................        98       336         67
  Non-cash compensation cost...........................        --        86         --
  Changes in assets and liabilities:
     Trade accounts receivable.........................    11,929     8,863     (9,043)
     Prepaid expenses and other assets.................       340     1,882         28
     Accounts payable, accrued expenses, and income
       taxes payable...................................      (882)   (7,899)     2,444
     Deferred revenue..................................    (1,186)   (2,721)     3,922
                                                         --------   -------   --------
       Net cash used in operating activities...........   (23,855)   (1,912)   (36,175)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment....................      (358)   (1,031)    (2,768)
Capitalization of software development costs...........      (128)   (1,373)    (1,600)
                                                         --------   -------   --------
       Net cash used in investing activities...........      (486)   (2,404)    (4,368)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common shares..............................       208       797        602
Repurchase of common shares............................        --      (100)        --
Issuance of preferred shares...........................     5,000        --     12,500
Preferred stock issuance costs.........................       (31)       --       (198)
Debt issuance costs....................................        --      (280)        --
Net borrowings under lines of credit...................    15,956     7,813     14,379
                                                         --------   -------   --------
       Net cash provided by financing activities.......    21,133     8,230     27,283
Effect of exchange rate changes on cash................       (20)      (23)       (13)
                                                         --------   -------   --------
Net increase (decrease) in cash and cash equivalents...    (3,228)    3,891    (13,273)
CASH AND CASH EQUIVALENTS:
Beginning of period....................................     4,268       377     13,650
                                                         --------   -------   --------
End of period..........................................  $  1,040   $ 4,268   $    377
                                                         ========   =======   ========
Supplemental disclosures of cash flow information:
CASH PAID DURING THE PERIOD FOR:
Income Taxes...........................................  $  1,326   $ 2,400   $  1,596
                                                         ========   =======   ========
Interest...............................................  $  3,006   $ 2,040   $    846
                                                         ========   =======   ========

     During fiscal years 1998 and 1996, the Company issued 30,000 and 75,000 shares of its common stock, respectively, to Welsh, Carson, Anderson, & Stowe VI ("WCAS") in exchange for WCAS's guaranty of one of the Company's lines of credit. See Note 5. The Company recorded expense of $98 and $403 related to these transactions based on the fair market value of the stock on the date of issuance.

The accompanying notes are an integral part of the consolidated financial statements.

                            SEER TECHNOLOGIES, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

NOTE 1.  SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

OPERATIONS

     Seer Technologies, Inc. ("Seer" or the "Company") is one of the software industry's earliest pioneers and a long-time leader in component-based software application development. Seer helps Global 5000 companies leverage information technology as a competitive weapon by enabling the deployment and on going renewal of large-scale, business-critical systems. Seer provides solutions for the business problems of delivering application functionality, extending the return on information technology investment and managing enterprise application life cycles in complex development environments through a combination of consulting services, best practices methodologies, application assets and enabling technologies.

PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned. All significant intercompany accounts and transactions are eliminated in consolidation.

FOREIGN CURRENCY TRANSLATION

     The assets and liabilities of foreign subsidiaries are translated to U.S. dollars at the current exchange rate as of the balance sheet date. The resulting translation adjustment is recorded as a separate component of stockholders' equity. Statements of operations items are translated at average rates of exchange during each reporting period. Transaction gains and losses are included in current operations. Realized and unrealized net losses (gains) for transactions denominated in foreign currencies were $10, $136, and $556, respectively, for the fiscal years ended September 30, 1998, 1997, and 1996.

REVENUE RECOGNITION

     Revenue from the non-exclusive licensing of existing software products is recognized when the software is accepted and delivered or installed by the customer in accordance with the terms of the contract and only if no significant vendor obligations remain and collection of the resulting receivables is deemed probable. For license agreements where maintenance is bundled with the software license for a time period greater than three months, an appropriate portion of the license fees is deferred and amortized over the initial maintenance period.

     Revenue from recurring maintenance contracts is recognized ratably over the maintenance contract period, which is typically twelve months. Maintenance revenue that is not yet earned is included in deferred revenue.

     Revenue from consulting and training services is recognized as services are performed.

     Proceeds from product development contracts are recorded as deferred revenue when collected and the revenue is recognized as the development work is performed.

                            SEER TECHNOLOGIES, INC.

     The Company typically does not grant to its customers a contractual right to return software products. Accordingly, no provision for estimated returns is recorded at the time of sale. When approved by management, however, the Company will accept returns of certain software products and will provide an allowance for those specific transactions.

COST OF REVENUE

     The primary components of the Company's cost of revenue for its software products are packaging and distribution costs, software amortization and royalties. The primary components of the Company's cost of revenue for maintenance are payments under various distribution and marketing agreements with IBM and customer support. A portion of the costs related to customer support are deferred and recognized as the service is provided. The primary component of the Company's cost of revenue for services is compensation expense.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include all cash balances and highly liquid investments with a maturity of three months or less from the date of purchase. For these instruments, the carrying amount is a reasonable estimate of fair value. The Company places substantially all cash and cash equivalents with various financial institutions in both the United States and several foreign countries. At times, such cash and cash equivalents may be in excess of FDIC insurance limits.

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost and depreciated using the straight-line method over the estimated useful lives of the related assets as follows:

Leasehold improvements................  The lesser of the lease term or estimated useful life
Furniture and fixtures................  3 to 5 years
Office equipment......................  3 years
Computer equipment....................  4 years

     Expenditures for repairs and maintenance are charged to expense as incurred. The cost and related accumulated depreciation of property and equipment are removed from the accounts upon retirement or other disposition and any resulting gain or loss is reflected in operations.

SOFTWARE COSTS

     The Company capitalizes certain software costs after technological feasibility of the product has been established. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized software development costs requires considerable judgment by management with respect to certain external factors, including,

                            SEER TECHNOLOGIES, INC.

but not limited to, technological feasibility, anticipated future gross revenue, estimated economic life and changes in software and hardware technologies.

     All capitalized software costs are amortized over related sales on a product-by-product basis at the greater of the amount computed using (a) the ratio of current gross revenues for a product to the total of current and anticipated future gross revenues or (b) the straight-line method over the remaining estimated economic life of the product. Generally, an original estimated economic life of three years is assigned to capitalized software costs, once the product is available for general release to customers. Costs incurred prior to the establishment of technological feasibility are charged to research and development expense. Each quarter, the Company evaluates the value of its capitalized software costs based on the estimated discounted future cash flows.

RESEARCH AND PRODUCT DEVELOPMENT

     Research and product development costs are expensed as incurred.

FORWARD EXCHANGE CONTRACTS

     The Company conducts its business in various foreign currencies. As a result, it is subject to the transaction exposures that arise from foreign exchange rate movements between the dates that foreign currency transactions are recorded and the date they are consummated. The Company enters into foreign exchange forward contracts to hedge the effect of fluctuating foreign currencies on its results of operations (see Note 11). Gains and losses associated with exchange rate fluctuations on forward contracts are recorded currently as income or loss as they offset corresponding gains and losses on the foreign currency denominated assets or liabilities being hedged. The gains and losses are computed by multiplying the foreign currency amounts of the forward contracts by the difference between the quoted market spot rate at the balance sheet date and the spot rate at the date of inception of the forward contracts. The costs of the forward contracts are recorded as expense over the lives of the contracts. Cash flows related to forward exchange contracts are classified in the Consolidated Statement of Cash Flows in the same categories as the hedged assets or liabilities.

INCOME TAXES

     The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes" to account for income taxes. This statement requires an asset and liability approach that recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, all expected future events other than enactments of changes in the tax law or rates are generally considered.

                            SEER TECHNOLOGIES, INC.

EARNINGS/(LOSS) PER SHARE

     During fiscal year 1998, the Company adopted the provisions of SFAS No. 128, "Earnings per Share", which specifies the computation, presentation, and disclosure requirements for earnings per share. All prior period earnings per share data has been restated, as applicable, to conform with the provisions of the statement.

     Basic earnings (loss) per share is computed based upon the weighted average number of common shares outstanding. Diluted earnings (loss) per share is computed based upon the weighted average number of common shares outstanding and any potentially dilutive securities. Basic earnings (loss) per share equals diluted earnings (loss) per share for all periods presented since the inclusion of potentially dilutive securities would be anti-dilutive to the diluted earnings (loss) per share calculations. Potentially dilutive securities outstanding during fiscal years 1996, 1997 and 1998 include stock options, nonvested stock, and Series A convertible preferred stock. Series B convertible preferred stock were also potentially dilutive securities outstanding since the third quarter of fiscal year 1998.

STOCK-BASED COMPENSATION

     The Company has adopted the disclosure provisions of SFAS 123 and has applied Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for its stock-based compensation plans. Accordingly, no compensation cost has been recognized in the Consolidated Statement of Operations for its stock option plans. See Note 7.

ACCOUNTING ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from these estimates.

RECLASSIFICATIONS

     Certain prior year amounts in the accompanying financial statements have been reclassified to conform to the 1998 presentation. Such reclassifications had no effect on previously reported net income or stockholders' equity.

                            SEER TECHNOLOGIES, INC.

NOTE 2.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at September 30:

                                                               1998       1997
                                                              -------   --------
Computer equipment..........................................  $ 3,532   $ 12,961
Leasehold improvements......................................    1,675      2,122
Office equipment............................................    1,194      1,286
Furniture and fixtures......................................    1,884      2,354
                                                              -------   --------
                                                                8,285     18,723
Less accumulated depreciation and amortization..............   (6,418)   (14,195)
                                                              -------   --------
                                                              $ 1,867   $  4,528
                                                              =======   ========

     Depreciation and amortization expense was $2,027, $2,962, and $3,137 for the fiscal years ended September 30, 1998, 1997, and 1996, respectively.

     During the second quarter of fiscal year 1998, property and equipment was written down for obsolescence and retirement of assets based on the Company's revised business plan. The write down totaled $901 and is included in restructuring charges in the Consolidated Statement of Operations. See Note 12.

NOTE 3.  CAPITALIZED SOFTWARE COSTS

     For the fiscal years ended September 30, 1998, 1997 and 1996, the Company capitalized $128, $1,372, and $1,600, respectively, of internal costs related to developing software for sale. During the fiscal years ended September 30, 1998, 1997 and 1996, the Company recognized $1,544, $1,223, and $968, respectively, of expense related to the amortization of these costs, which is recorded in cost of revenue, software products, in the Consolidated Statements of Operations.

     During the second quarter of fiscal year 1998, capitalized software cost was written down to its fair value based on the Company's revised business plan. The write down totaled $650 and is included in the restructuring charges in the Consolidated Statement of Operations. Accumulated amortization of capitalized software costs is $4,096 and $2,814 at September 30, 1998 and 1997, respectively.

                            SEER TECHNOLOGIES, INC.

NOTE 4.  ACCOUNTS RECEIVABLE

     Trade accounts receivable consists of the following at September 30:

                                                               1998      1997
                                                              -------   -------
Current trade accounts receivable...........................  $19,585   $33,355
Less: Allowance for doubtful accounts.......................   (2,124)   (1,360)
       Unamortized discount.................................     (176)     (612)
                                                              -------   -------
                                                              $17,285   $31,383
                                                              =======   =======
Noncurrent trade accounts receivable........................  $    --   $ 2,414
Less: Unamortized discount..................................       --      (373)
                                                              -------   -------
                                                              $    --   $ 2,041
                                                              =======   =======

     Approximately $4,118 and $8,942 of current trade receivables were unbilled at September 30, 1998 and 1997, respectively. All noncurrent receivables were unbilled at September 30, 1997. Discounts on receivables with payment terms in excess of one year were calculated based on an imputed interest rate of 12% for the fiscal year ended September 30, 1997. There were no receivables with payment terms in excess of one year recorded during the fiscal year ended September 30, 1998.

     The provision for uncollectible amounts was $1,027, $4,338 and $10,158 for the years ended September 30, 1998, 1997, and 1996, respectively. During the second and third quarters of fiscal year 1998, accounts receivable was written down due to a deterioration in specific client relationships as a result of the Company's revised business plan. The write down totaled $3,000 and is included in restructuring charges in the Consolidated Statement of Operations. Write-offs of accounts receivable were $3,263, $12,329, and $1,457 for the years ended September 30, 1998, 1997, and 1996, respectively.

NOTE 5.  CREDIT FACILITIES

     At September 30, 1998, the Company maintained two credit facilities (the "Revolving Facility" and the "Guaranteed Facility") which provided for combined borrowings of up to $42 million for working capital purposes based on the Company's eligible accounts receivable, as defined in the loan agreements. The Revolving Facility allows for borrowings of up to $25 million, bears interest at the London Interbank Offered Rate ("LIBOR") plus 5.0% and is collateralized by the Company's accounts receivable, equipment and intangibles. The Guaranteed Facility allows for borrowings of up to $17 million and bears interest at the higher of LIBOR plus 1.25% or .5% plus the prime rate quoted by the Federal Reserve. Until December 31, 1998, the Guaranteed Facility was guaranteed by the Company's principal stockholder, Welsh, Carson, Anderson, & Stowe VI, L.P. ("WCAS"), pursuant to an agreement with the Company. Borrowings under the Revolving Facility must always exceed borrowings under the Guaranteed Facility. There are no other financial covenants for either credit facility. As of September 30, 1998, the Company had outstanding borrowings of $21,223 under the Revolving Facility and $16,925 under the Guaranteed Facility. The interest rates for the Revolving Facility and the Guaranteed Facility were 10.6% and 8.5%, respectively, at September 30, 1998.

                            SEER TECHNOLOGIES, INC.

     During fiscal year 1997, the Company incurred approximately $280 in connection with the renegotiation of its revolving credit facility. The loan costs were amortized over the initial term of the facility and were fully amortized at September 30, 1998. The unamortized loan costs of $140 at September 30, 1997 are included in the Consolidated Balance Sheet as a deduction from notes payable.

     In exchange for WCAS' guarantee of its credit facility, the Company issued 30,000 and 75,000 shares of its common stock to WCAS in fiscal years 1998 and 1996, respectively. The Company recorded expense of $98 and $403 related to these transactions based on the fair market value of the stock on the date of issuance.

     Additionally, at September 30, 1998, the Company had a line of credit of $500 available to enter foreign exchange forward contracts which was also guaranteed by WCAS. At September 30, 1998 the aggregate notional amount of foreign exchange forward contracts outstanding was $6,308.

     Subsequent to September 30, 1998, the Company and its lender completed several amendments to the Revolving Facility and the Guaranteed Facility and the foreign exchange line of credit were terminated. See Note 18.

NOTE 6.  CONVERTIBLE PREFERRED STOCK

     During April, 1998, the Company completed its agreement to sell 1,762,115 shares of its Series B Convertible Preferred Stock (the "Preferred Stock") to WCAS and certain WCAS affiliates, resulting in gross proceeds to the Company of $5 million.

     During August 1996, the Company sold 2,094,143 shares of its newly authorized Series A Convertible Preferred Stock (the "Preferred Stock") to WCAS and certain WCAS affiliates, resulting in gross proceeds to the Company of $12,500. Approximately $198 of expenses was incurred in connection with the stock issuance and has been recorded in the Consolidated Statement of Stockholders' Equity (Capital Deficiency) as an offset to the Preferred Stock proceeds.

     Each share of Preferred Stock may be converted at any time at the option of the holder into shares of Common Stock at a conversion rate of one common share for each share of Preferred Stock, subject to adjustment upon the occurrence of certain events. The Preferred Stock is not entitled to receive dividends in any fixed amount but will receive dividends on an as converted basis in the event that a dividend is paid on the Common Stock. The Preferred Stock will rank senior in right of payment to the Common Stock. In the event of any liquidation, dissolution or winding up of the Company, holders of Series A and Series B Preferred Stock will be entitled to receive a liquidation preference of $5.969 and $2.8375 per share, respectively, before payment is made or assets are distributed to holders of the Common Stock. In addition, the holders of Preferred Stock are entitled to vote together with the holders of Common Stock on all matters to be voted on by the stockholders of the Company.

     The Company is subject to certain restrictions while shares of Preferred Stock remain outstanding, including restrictions on the Company's ability to declare dividends, purchase or redeem any outstanding shares of its Common Stock, create or authorize the creation of

                            SEER TECHNOLOGIES, INC.

additional classes of capital stock of the Company, increase the authorized amount of Preferred Stock, create or authorize the creation of any securities convertible into shares of Preferred Stock or any other class of capital stock of the Company.

NOTE 7.  STOCK-BASED COMPENSATION PLANS

     The Company has a Stock Option and Restricted Stock Purchase Plan pursuant to which certain employees and officers of the Company have been or will be granted nonvested stock or stock options to acquire up to a maximum of 2,900,000 shares of the Company's common stock. Option exercise prices are no less than 100% of the fair market value at the date of grant, and vested options may be exercised for a period of up to ten years from the date of grant. During the fiscal year ended September 30, 1996, the Company exchanged all options with exercise prices of $7.50 or more per share for options with an exercise price of $6.38 per share, which was the fair market value of the Company's common stock on the date of exchange. During the fiscal year ended September 30, 1998, the Company exchanged all options held by employees with exercise prices of $4.75 or more per share for options with an exercise price of $4.59. Effective October 1, 1996, the vesting provisions of the plan were amended so that the nonvested stock and stock options issued after that date vest over a specified period of time as determined by the Company's compensation committee when the options are granted. Vesting provisions for options issued prior to October 1, 1996 were amended so that any options existing at October 1, 1996 vested over a four year period.

     The Company also has a Stock Option Plan for Non-Employee Directors, pursuant to which non-employee directors can be granted options to acquire up to 200,000 shares of the Company's common stock, with a maximum of 10,000 options available per non-employee director. The options vest in one-third increments on each of the first through third anniversaries of the grant date.

                            SEER TECHNOLOGIES, INC.

     Activity for stock options issued under these plans for the fiscal years ending September 30, 1998, 1997 and 1996 is as follows:

                                                                            WEIGHTED
                                                                            AVERAGE
                                                PLAN        OPTION PRICE    EXERCISE
                                              ACTIVITY       PER SHARE       PRICE
                                             -----------   --------------   --------
Balance at September 30, 1995..............  $ 2,147,650   $3.25 - $18.00    $3.38
  Granted..................................      735,450    5.50 -  18.00     9.91
  Exercised................................     (185,159)   3.25 -  10.00     3.26
  Forfeited................................     (581,696)   3.25 -  14.50     3.64
                                             -----------   --------------    -----
Balance at September 30, 1996..............    2,116,245    3.25 -  18.00     4.74
  Granted..................................      808,625    3.25 -   6.50     4.37
  Exercised................................     (243,696)   3.25 -   6.38     3.26
  Forfeited................................     (907,805)   3.25 -   6.38     3.64
                                             -----------   --------------    -----
Balance at September 30, 1997..............    1,773,369    3.25 -  18.00     5.31
  Granted..................................    2,240,600    2.84 -   7.88     3.64
  Exercised................................      (63,716)   3.25 -   6.38     3.36
  Forfeited................................   (1,550,827)   2.84 -   8.25     4.76
                                             -----------   --------------    -----
Balance at September 30, 1998..............  $ 2,399,426   $3.25 - $14.50    $3.32
                                             ===========   ==============    =====

     The weighted average grant date fair value of options issued during the years ended September 30, 1998, 1997 and 1996 was equal to $1.82, $2.72 and $3.87 per share, respectively. The fair value of options granted during the fiscal years ended September 30, 1998, 1997 and 1996 was equal to $4,413, $2,159 and $2,813, respectively. There were no option grants issued below fair market value during fiscal years 1998, 1997 or 1996.

     The fair value of the Company's stock-based awards to employees was estimated as of the date of the grant using the Black-Scholes option-pricing model, using the following weighted-average assumptions:

Expected life (in years)....................................     3
Expected volatility.........................................    77%
Risk free interest rate.....................................  5.53%
Expected dividend yield.....................................     0%

                            SEER TECHNOLOGIES, INC.

     For disclosure purposes, the adjusted estimated fair value of the Company's stock-based awards to employees is amortized over the vesting period. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates as calculated in accordance with SFAS 123, the Company's net loss and loss per share for the fiscal years September 30, 1998, 1997, and 1996 would have been increased to the pro forma amounts indicated below. The Company's adjusted information follows (in thousands, except for per share information):

                                                       1998      1997       1996
                                                     --------   -------   --------
Net loss, as reported..............................  $(62,440)  $(9,966)  $(31,582)
Net loss, as adjusted..............................   (63,348)  (10,591)   (31,703)
Pro forma net loss per share, as reported..........  $  (5.23)  $ (0.85)  $  (2.76)
Pro forma net loss per share, as adjusted..........  $  (5.31)  $ (0.90)  $  (2.77)

     At September 30, 1998, 1997 and 1996 options to purchase approximately 382,067, 284,015 and 184,348 shares of common stock were exercisable, respectively, pursuant to the plans at prices ranging from $3.25 to $18.00. The following table summarizes information about stock options outstanding at September 30, 1998:

                                 REMAINING
                              CONTRACTUAL LIFE
                  NUMBER        FOR OPTIONS        NUMBER
EXERCISE PRICE  OUTSTANDING     OUTSTANDING      EXERCISABLE
--------------  -----------   ----------------   -----------
    $ 2.50          50,000          9.50            50,000
    $ 2.84       1,528,150          9.61                --
    $ 3.25         234,086          6.12           202,622
    $ 3.75          89,375          8.14            23,750
    $ 4.59         397,582          9.61            72,130
    $ 4.75          20,002          8.33            13,334
    $ 5.00          40,000          7.91            10,000
    $ 6.38             233          8.79               233
    $ 7.00          30,000          8.95                --
    $10.00           3,333          6.42             3,333
    $14.50           6,665          7.00             6,665
                 ---------                         -------
                 2,399,426                         382,067
                 =========                         =======

     During the fiscal year ended September 30, 1997, the Company issued 38,500 shares of nonvested stock to employees. The Company recognized compensation expense with respect to nonvested stock awards equal to the difference between the market price and the par value of the stock on the grant date. Compensation expense recognized during fiscal year 1997 for nonvested stock was $172. Of the total shares issued, 21,750 shares vested during fiscal year 1998, and the remaining shares were forfeited.

NOTE 8.  EMPLOYEE BENEFIT PLANS

     The Company has a 401(k) plan for all U.S. employees. Effective January 1, 1997, the Company amended the plan to provide a 25% matching contribution for an employee's

                            SEER TECHNOLOGIES, INC.

contribution up to 4% of an employee's salary. Participants must be employed at December 31 of each calendar year to be eligible for employer matching contributions. During fiscal year 1998, the Company recorded expense of $257 related to the matching contribution. Prior to this amendment, matching contributions were made at the discretion of the Board of Directors. For the year ended September 30, 1996, the Board of Directors did not authorize any contributions to the 401(k) plan.

     The Company also has employee benefit plans for each of its foreign subsidiaries, as mandated by each country's laws and regulations. Expense recognized under these plans for the years-ended September 30, 1998, 1997, and 1996 was $669, $684, and $629, respectively.

     The Company has an Employee Stock Purchase Plan for its employees. The plan allows employees to purchase shares of the Company's common stock for 85% of fair market value. The Company is responsible for the differential in market value, as well as, all administrative costs of the plan. For fiscal years 1998, 1997, 1996, the Company incurred expenses of $26, $48, and $31, respectively, for the plan.

NOTE 9.  SIGNIFICANT CUSTOMERS AND CONCENTRATION OF CREDIT RISK

     No one customer accounted for more than 10% of operating revenue for the fiscal years ended September 30, 1998, 1997, and 1996.

     The Company has entered into several marketing and distribution agreements with IBM throughout the world. Transactions resulting from these agreements are as follows for the fiscal years ended September 30:

                                                        1998      1997      1996
                                                       -------   -------   -------
Expenses incurred....................................  $ 2,128   $ 1,720   $ 4,907
Revenues generated...................................  $24,456   $55,029   $59,493
Percentage of revenues...............................      38%       53%       65%
Percentage of outstanding receivables................      37%       46%       70%

     As of September 30, 1998 and 1997, the Company had outstanding trade accounts receivable primarily from 86 and 97 customers, respectively. It is the policy of the Company to closely monitor all accounts receivable and to record a provision for uncollectible accounts when the uncollectible amounts are estimable. Generally, no collateral is required.

NOTE 10.  SEGMENT INFORMATION

     In 1998, the Company adopted SFAS 131, "Enterprise and Related Information." SFAS 131 supercedes SFAS 14, "Financial Reporting for Segments of a Business Enterprise," replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's relating segment information. The prior year's segment information has been

                            SEER TECHNOLOGIES, INC.

restated to present the Company's four reportable segments -- (1) Software, (2) Maintenance, (3) Services, and (4) Research and Development.

     The accounting policies of the segments are the same as those described in the "Summary of Significant Accounting Policies." Segment data includes a charge allocating all corporate-headquarters costs to each of its operating segments based on each segment's proportionate share of expenses. The Company evaluates the performance of its segments and allocates resources to them based on earnings (loss) before interest, taxes, and restructuring charges (EBITR).

     The table below presents information about reported segments for the years ending September 30:

                                                                 RESEARCH AND
                             SOFTWARE   MAINTENANCE   SERVICES   DEVELOPMENT     TOTAL
                             --------   -----------   --------   ------------   --------
                                                   (IN THOUSANDS)
FY 1998
Total Revenue..............  $  6,986     $13,557     $43,421      $     --     $ 63,964
Total EBITR................  $(16,962)    $ 6,267     $(1,031)     $(14,293)    $(26,019)
                             --------     -------     -------      --------     --------
FY 1997
Total Revenue..............  $ 34,244     $14,598     $54,311      $     --     $103,153
Total EBITR................  $ (3,203)    $ 4,860     $ 5,971      $(14,199)    $ (6,571)
                             --------     -------     -------      --------     --------
FY 1996
Total Revenue..............  $ 28,795     $13,182     $49,680      $     --     $ 91,657
Total EBITR................  $(24,698)    $ 2,426     $  (122)     $(19,719)    $(42,113)
                             --------     -------     -------      --------     --------

     A reconciliation of total segment revenue to total consolidated revenues and of total segment EBITR to total consolidated income before taxes, for the years ended September 30, 1998, 1997 and 1996 is as follows:

                                                       1998      1997       1996
                                                     --------   -------   --------
Total EBITR........................................  $(26,019)  $(6,571)  $(42,113)
Restructuring charges..............................   (13,200)     (500)    (3,000)
Interest expense...................................    (3,011)   (1,667)      (154)
                                                     --------   -------   --------
  Total loss before income taxes                     $(42,230)  $(8,738)  $(45,267)
                                                     ========   =======   ========

                            SEER TECHNOLOGIES, INC.

     The following table presents a summary of revenue by geographic region for the fiscal years ended September 30:

                                                       1998       1997      1996
                                                      -------   --------   -------
United States.......................................  $17,544   $ 32,864   $28,974
United Kingdom......................................    8,935     15,899     3,951
Denmark.............................................    6,226      4,420     5,157
Italy...............................................    5,395     12,738    14,770
Switzerland.........................................    3,687      2,965     1,850
Norway..............................................    3,130      3,561     2,120
Australia...........................................    2,858      4,726     3,167
Germany.............................................    2,780      6,233     9,588
Other...............................................   13,140     19,747    22,080
                                                      -------   --------   -------
  Total revenue.....................................  $63,965   $103,153   $91,657
                                                      =======   ========   =======

     Foreign revenue is based on the country in which the customer is domiciled.

     The following table represents a summary of long-lived assets by geographic region as of September 30:

                                                           1998     1997     1996
                                                          ------   ------   ------
United States...........................................  $2,383   $6,208   $7,431
United Kingdom..........................................     487      979    1,438
Other...................................................     137      547      647
                                                          ------   ------   ------
  Total assets..........................................  $3,007   $7,734   $9,516
                                                          ======   ======   ======

     The Company's foreign operations are reimbursed by the Company for their costs plus an appropriate mark-up for profit. Intercompany profits and losses are eliminated in consolidation.

NOTE 11.  FOREIGN CURRENCIES AND FORWARD EXCHANGE CONTRACTS

     At September 30, 1998, the Company had approximately $628 and $8,754 U.S. dollar equivalent cash and trade receivable balances, respectively, denominated in foreign currencies. At September 30, 1997, the Company had approximately $1,378 and $15,618 U.S. dollar equivalent cash and trade receivable balances, respectively, denominated in foreign currencies.

                            SEER TECHNOLOGIES, INC.

     The more significant trade accounts receivable denominated in foreign currencies as a percentage of total trade accounts receivable were as follows:

                                                              1998    1997
                                                              ----    ----
Pound Sterling..............................................  10.9%    9.2%
Australian Dollar...........................................   1.2     7.2
Deutsche Mark...............................................   3.5     2.0
Brazilian Real..............................................   3.1     4.2
Italian Lira................................................   8.1    12.4
Danish Krona................................................   4.9     3.1

     The Company enters into forward exchange contracts to hedge the exposures that arise from foreign exchange movements between dates that foreign currency denominated receivables and payables are recorded and the date they are paid. The Company does not engage in foreign currency speculation. The forward contracts are generally 60 to 90 day forward window contracts having maturities of less than one year. The table below summarizes, by currency, the contractual amounts of the Company's forward contracts for the years ended September 30:

                                                                      AS OF SEPTEMBER 30, 1998
                                                                   -------------------------------
1998                                       ORIGINAL    CONTRACT    CONTRACT    FAIR    UNREALIZED
CURRENCY                                   CONTRACTS   DRAWDOWNS   BALANCE    VALUE    GAIN/(LOSS)
--------                                   ---------   ---------   --------   ------   -----------
OUTBOUND TRANSACTIONS
Australian Dollars.......................   $   140    $   (140)    $   --    $   --      $  --
Pound Sterling...........................    16,030     (16,030)        --        --         --
Deutsche Mark............................     1,322      (1,322)        --        --         --
Irish Punt...............................     1,760        (640)     1,120     1,196         76
                                            -------    --------     ------    ------      -----
  Total..................................   $19,252    $(18,132)    $1,120    $1,196      $  76
                                            =======    ========     ======    ======      =====
INBOUND TRANSACTIONS
Australian Dollars.......................   $ 1,427    $ (1,427)    $   --    $   --      $  --
Pound Sterling...........................    10,590      (8,742)     1,848     1,887        (39)
Canadian Dollars.........................       520        (520)        --        --         --
Danish Krona.............................     6,230      (5,870)       360       380        (20)
Deutsche Mark............................     2,723      (2,177)       546       563        (17)
Dutch Guilder............................     1,976      (1,739)       237       241         (4)
French Franc.............................       567        (479)        88        93         (5)
Italian Lira.............................     9,860      (8,948)       912       943        (31)
Norwegian Krone..........................     4,450      (4,128)       322       335        (13)
South African Rand.......................     1,760      (1,430)       330       348        (18)
Spanish Peseta...........................       899        (602)       297       299         (2)
Swedish Krone............................     2,139      (1,891)       248       257         (9)
                                            -------    --------     ------    ------      -----
  Total..................................   $43,141    $(37,953)    $5,188    $5,346      $(158)
                                            =======    ========     ======    ======      =====

                            SEER TECHNOLOGIES, INC.

                                                                      AS OF SEPTEMBER 30, 1997
                                                                   -------------------------------
1997                                       ORIGINAL    CONTRACT    CONTRACT    FAIR    UNREALIZED
CURRENCY                                   CONTRACTS   DRAWDOWNS   BALANCE    VALUE    GAIN/(LOSS)
--------                                   ---------   ---------   --------   ------   -----------
OUTBOUND TRANSACTIONS
Australian Dollars.......................   $   389    $   (389)    $   --    $   --      $  --
Pound Sterling...........................    13,264      (7,865)     5,399     5,496         97
Deutsche Mark............................     3,405      (3,405)        --        --         --
                                            -------    --------     ------    ------      -----
  Total..................................   $17,058    $(11,659)    $5,399    $5,496      $  97
                                            =======    ========     ======    ======      =====


INBOUND TRANSACTIONS
Australian Dollars.......................   $ 2,629    $ (2,629)   $   --    $   --      $  --
Pound Sterling...........................    24,430     (22,882)    1,548     1,570        (22)
Canadian Dollars.........................       926        (628)      298       299         (1)
Danish Krona.............................     4,371      (3,880)      491       494         (3)
Deutsche Mark............................     9,156      (8,719)      437       458        (21)
Dutch Guilder............................       865        (865)       --        --         --
Italian Lira.............................    21,058     (19,526)    1,532     1,589        (57)
Norwegian Krone..........................     4,456      (4,182)      274       291        (17)
Spanish Peseta...........................     1,303      (1,156)      147       154         (7)
Swedish Krone............................     5,826      (5,645)      181       185         (4)
Other....................................     1,005        (989)       16        17         (1)
                                            -------    --------    ------    ------      -----
  Total..................................   $76,025    $(71,101)   $4,924    $5,057      $(133)
                                            =======    ========    ======    ======      =====

     Unrealized gains and losses on forward contracts reflect changes in exchange rates and are recorded directly in income, as they offset corresponding unrealized gains and losses on the foreign currency denominated assets being hedged (see Note 1). Forward contract liabilities related to unrealized losses are recorded as other accrued expenses in the Consolidated Balance Sheet.

     The Company is exposed to exchange related losses on forward contracts should a transaction with a related forward exchange contract not be consummated by the forward contract expiration date. In such instances, the Company extends or repurchases the contract at the then prevailing market rates. Net realized (gains) losses on the extension or repurchase of contracts totaled ($15), $156, and $88 for the fiscal years ended September 30, 1998 and 1997, and 1996, respectively.

NOTE 12.  RESTRUCTURING CHARGES

     During the second quarter of fiscal year 1998, the Company began work on a revised business plan, necessitated by a decline in demand for the Company's software products. As a result of this effort, at the end of the second quarter of fiscal year 1998, the Company announced its plans to streamline its sales and marketing organizations, as well as reorganize its technical operations into one cohesive unit, providing improved product support and more focused development of new products. The general and administrative organization within the Company was also streamlined to support the newly-restructured operating divisions. The restructuring included a staff reduction of approximately 5% (31 employees), the abandonment of leased facilities in the US, Brazil, and Singapore, and the write-down to fair value of certain assets or accrual of costs related to products,

                            SEER TECHNOLOGIES, INC.

distribution channels, and vendor-provided product support contracts which were being discontinued. The Company recorded a restructuring charge of $9,000 during the second quarter of fiscal year 1998, which consisted of approximately $1,400 in personnel-related charges, approximately $1,100 of costs associated with carrying vacated space until the lease expiration date, approximately $2,700 in write-down of assets, approximately $3,000 for contractually obligated product support services, and approximately $700 in professional fees related to the restructuring.

     The Company completed its restructuring in the third quarter of fiscal year 1998 and recorded an additional charge of $4,200. An additional staff reduction of approximately 8% (37 employees) was made. This restructuring charge consisted of approximately $1,100 in personnel related-charges, approximately $2,000 in the write-down of assets for discontinued distribution channels, and approximately $1,100 in professional fees related to the restructuring.

     The Company's efforts to settle these restructuring liabilities resulted in a change in the Company's estimates in regard to the specific categories of expense, however, the amount of the overall charge has not changed. The revised estimate reflects a total restructuring charge of $2,500 for personnel related charges, approximately $500 of premises related costs, approximately $4,700 in write-down of assets, and approximately $1,100 for contractually obligated product support services, and approximately $4,400 in professional fees and legal settlement. See Note 16. To date, the Company has paid approximately $4,400 in cash related to the restructuring. The Company believes the accrued restructuring cost of $4,100 at September 30, 1998 represents its remaining cash obligations.

     During the third quarter of the fiscal year ended September 30, 1996, the Company developed and implemented a reorganizational plan which included, among other things, a 9% staff reduction (75 employees) and the abandonment of certain leased facilities. The Company recorded a restructuring charge of $3,000, which consisted of approximately $1,400 in personnel-related charges and approximately $1,600 of costs associated with carrying vacated space until the lease expiration date. In the first quarter of 1997, the Company recorded an additional restructuring charge of $500 for severance and lease costs related to its reorganizational plan. To date, the Company has paid approximately $3,500 in cash related to the restructuring. The Company believes there are no remaining obligations related to this restructuring at September 30, 1998.

                            SEER TECHNOLOGIES, INC.

NOTE 13.  INCOME TAXES

     The provision for income taxes consists of the following for the years ended September 30:

                                                        1998      1997      1996
                                                       -------   ------   --------
Federal -- current...................................  $    --   $   --   $     --
State and local -- current...........................       --       --         --
                                                       -------   ------   --------
                                                            --       --         --
Foreign taxes and withholdings.......................    1,459    2,176      2,501
                                                       -------   ------   --------
  Current taxes......................................    1,459    2,176      2,501
                                                       -------   ------   --------
Federal -- deferred..................................       --     (757)   (12,832)
State and local -- deferred..........................       --     (191)    (3,353)
                                                       -------   ------   --------
  Deferred taxes.....................................       --     (948)   (16,185)
                                                       -------   ------   --------
  Change in beginning of year valuation allowance....   18,751       --         --
                                                       -------   ------   --------
     Total income tax expense (benefit)..............  $20,210   $1,228   $(13,684)
                                                       =======   ======   ========

     Seer Technologies, Inc. and its U.S. subsidiary file a consolidated Federal income tax return. Foreign subsidiaries file income tax returns in their respective countries. Foreign tax credit carryforwards of approximately $2,268 exist at September 30, 1998. These carryforwards expire from 1999 to 2001 if not utilized. Federal alternative minimum tax credit carryforwards of $184, which have no expiration period, also exist at September 30, 1998. The Company's federal net operating loss carryovers of approximately $89,471 expire in 2011, 2012 and 2018 if not utilized.

     Income before provision for income taxes as shown in the Consolidated Statements of Operations consists of the following for the years ended September 30:

                                                      1998       1997       1996
                                                    --------   --------   --------
Domestic..........................................  $(43,747)  $(11,214)  $(47,868)
Foreign...........................................     1,517      2,476      2,602
                                                    --------   --------   --------
                                                    $(42,230)  $ (8,738)  $(45,266)
                                                    ========   ========   ========

                            SEER TECHNOLOGIES, INC.

     A reconciliation of expected income tax at the statutory Federal rate with the actual income tax expense (benefit) is as follows for the fiscal years ended September 30:

                                                       1998      1997       1996
                                                     --------   -------   --------
Expected income tax benefit at statutory rate
(34%)..............................................  $(14,351)  $(2,971)  $(15,391)
Increase (decrease) in income tax expense resulting
  from:
  Non deductible expenses..........................        87       213        197
  State income taxes...............................    (2,957)   (1,693)    (2,915)
  Effect of foreign operations including
     withholding taxes.............................     1,236     2,177      2,505
  Other............................................        --        92        (92)
  Effect of change in valuation allowance..........    36,195     3,410      2,012
                                                     --------   -------   --------
                                                     $ 20,210   $ 1,228   $(13,684)
                                                     ========   =======   ========

     The components of net deferred tax assets are as follows for the years ended September 30:

                                                                1998      1997
                                                              --------   -------
CURRENT ASSETS:
Deferred revenue............................................  $    122   $   303
Accrued liabilities.........................................     1,307       504
Bad debt expense............................................       786       503
Other.......................................................       (36)     (158)
                                                              --------   -------
  Net current deferred tax asset............................     2,179     1,152
NONCURRENT ASSETS:
Depreciation................................................       536       465
Deferred revenue............................................        --        49
Foreign tax credits.........................................     2,268     3,212
Minimum tax credits.........................................       184       184
Research and development tax credit.........................     3,000     2,282
Net operating loss carryforward.............................    33,104    21,446
                                                              --------   -------
Net noncurrent deferred tax asset...........................    39,092    27,638
Valuation allowance.........................................   (40,850)   (8,853)
NONCURRENT LIABILITIES:
Capitalized software costs..................................      (421)   (1,186)
                                                              --------   -------
  Net deferred tax asset....................................  $     --   $18,751
                                                              ========   =======

     Due to a decline in the Company's software revenues, the Company determined during the fourth quarter of fiscal year 1998 that certain previously available tax planning strategies were no longer deemed to be prudent or feasible. This caused the Company to record a full valuation allowance equaling the entire deferred tax asset balances at September 30, 1998 and accordingly, resulted in an increase in income tax expense for the fiscal year ended September 30, 1998.

                            SEER TECHNOLOGIES, INC.

NOTE 14.  RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair market value. The statement also requires that changes in the derivative's fair market value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS No. 133 is effective for fiscal years beginning June 15, 1999, with earlier adoption permitted. The Company is currently assessing the impact of this new statement on its consolidated financial position, liquidity, and results of operations.

     In June, 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 is required to be adopted for fiscal years beginning after December 15, 1997. Upon the effective date of the new statement, the Company will make the necessary changes to comply with the provisions of the statement and restate all prior periods presented. The Company does not expect the adoption of the statement to have a material impact on the Company's financial condition or results of operations.

     The American Institute of Certified Public Accountants has issued Statement of Position 97-2, "Software Revenue Recognition". SOP 97-2 is effective for transactions entered into in fiscal years beginning after December 15, 1997 and provides guidance on applying generally accepted accounting principles in recognizing revenue on software transactions. The Company does not expect the application of the SOP to have a material impact on the Company's financial condition or results of operations.

NOTE 15.  LEASE COMMITMENTS

     The Company leases certain facilities and equipment under various operating leases. Future minimum lease commitments on operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of September 30, 1998 are as follows:

1999........................................................  $ 2,870
2000........................................................    2,092
2001........................................................    1,392
2002........................................................    1,242
2003........................................................    1,242
Thereafter..................................................    1,541
                                                              -------
                                                              $10,379
                                                              =======

     Rent expense for the fiscal years ended September 30, 1998, 1997 and 1996 was $3,894, $3,655, and $3,370, respectively.

NOTE 16.  CONTINGENCIES

     Various lawsuits and claims have been brought against the Company in the normal course of business. Management is of the opinion that the liability, if any, resulting from

                            SEER TECHNOLOGIES, INC.

these claims would not have a material effect on the financial position or results of operations of the Company.

     In December 1997, the Company filed a lawsuit against Saadi Abbas and Cambridge Business Solutions (UK) Limited ("CBS") alleging that Mr. Abbas and CBS had injured the Company by interfering with the Company's ability to market and sublicense the LightSpeed Financial Model. The Company obtained a preliminary injunction against Mr. Abbas and CBS halting their actions. Mr. Abbas and CBS filed counterclaims against the Company claiming wrongful dismissal of Abbas and breach of the license agreement. Due to the erosion of the market for the LightSpeed Financial Model, the Company voluntarily dismissed its claims against Mr. Abbas and CBS in the summer of 1998. Mr. Abbas and CBS are continuing to pursue their claims against the Company. At the present point in the litigation, it is impossible to calculate the chances of success in this litigation. However, the Company intends to continue to vigorously defend against the counterclaim. The Company has made provision for its estimated costs to resolve this matter. Management does not believe at this point in the litigation that any additional amounts required to ultimately resolve this matter will have a material effect on the financial position, cash flows, or results of operations of the Company.

NOTE 17.  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                            FIRST     SECOND     THIRD      FOURTH
                                           QUARTER   QUARTER    QUARTER    QUARTER
                                           -------   --------   --------   --------
                                                         (UNAUDITED)
                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
1998:
Net revenues.............................  $18,356   $ 15,960   $ 15,631   $ 14,017
Gross profit.............................    4,715      2,426      4,286      4,760
Net loss.................................   (9,906)   (21,275)   (10,646)   (20,612)
Net loss per share.......................  $ (0.83)  $  (1.78)  $  (0.89)  $  (1.72)
1997:
Net revenues.............................  $23,125   $ 24,112   $ 26,929   $ 28,987
Gross profit.............................    9,930     11,882     14,417     15,083
Net income (loss)........................   (8,270)    (2,436)        89        651
Net income (loss) per share..............  $ (0.71)  $  (0.21)  $   0.01   $   0.05

     Due to a decline in the Company's software revenues, the Company determined during the fourth quarter of fiscal year 1998 that certain previously available tax planning strategies were no longer deemed to be prudent or feasible. This caused the Company to record a full valuation allowance equaling the entire deferred tax asset balances at September 30, 1998 and accordingly, resulted in an increase in income tax expense for the fiscal year ended September 30, 1998.

                            SEER TECHNOLOGIES, INC.

NOTE 18.  SUBSEQUENT EVENTS

     On October 13, 1998, the Company was delisted from the Nasdaq Stock Market. The Common Stock of the Company is currently quoted on the Over-the-Counter Bulletin Board.

     On November 24, 1998, the Company and Level 8 Systems, Inc. ("Level 8") announced the pending strategic merger of the Company with Level 8. Level 8 is a leading provider of message queuing and enterprise application integration technologies that allow end-to-end connectivity between heterogeneous platforms across the enterprise. As the first step in this transaction, on December 31, 1998, Level 8 acquired approximately 69% of the outstanding voting stock of the Company from WCAS and its affiliates in exchange for 1,000,000 shares of Level 8 common stock and warrants to purchase an additional 250,000 shares of Level 8 at an exercise price of $12 per Level 8 share. On December 31, 1998, Level 8 acquired 7,130,894 shares of the Company's Common Stock, 2,094,143 shares of the Company's Series A Convertible Preferred Stock, and 1,762,115 shares of the Company's Series B Convertible Preferred Stock (representing approximately 69% of the outstanding voting stock of the Company) and therefore may be deemed to control the Company. In connection with Level 8's purchase of the Company's voting stock from WCAS, WCAS contributed $17 million to the Company and Level 8 provided the Company a $12 million subordinated loan to help pay down the Company's bank debt. Level 8 has also agreed to acquire all of remaining shares of the Company's Common Stock for $0.35 per share in cash as soon as practicable upon completion of required filings and approvals. In addition, Level 8 has agreed to fund the Company's operations, as necessary, through January 15, 2000.

     On December 22, 1998, the Company's Revolving Facility was amended. The Revolving Facility now bears interest at the prime rate and terminates on December 31, 2001. The Revolving Facility is automatically renewed for successive additional terms of one year each, unless terminated by either party.

                            SEER TECHNOLOGIES, INC.

                          CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                        DECEMBER 31,   SEPTEMBER 30,
                                                            1998           1998
                                                        ------------   -------------
ASSETS
Cash and cash equivalents.............................   $     479       $   1,040
Trade accounts receivable, less allowance for doubtful
  accounts of $2,153 and $2,124 at December 31, 1998
  and September 30, 1998, respectively................      15,005          17,285
Prepaid expenses and other current assets.............       1,418           1,476
                                                         ---------       ---------
  Total current assets................................      16,902          19,801
Property and equipment, net...........................       1,614           1,867
Capitalized software costs, net.......................         451           1,140
Other assets..........................................         370             387
                                                         ---------       ---------
  Total assets........................................   $  19,337       $  23,195
                                                         =========       =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Notes payable, due on demand..........................   $  12,275       $  38,148
Accounts payable......................................       1,949           2,897
ACCRUED EXPENSES:
Compensation..........................................         318             744
Commissions...........................................       1,021           1,156
Restructuring.........................................       3,335           4,064
Other.................................................       3,318           3,459
Deferred revenue......................................       7,778           7,355
Income taxes payable..................................       1,781           1,644
                                                         ---------       ---------
  Total current liabilities...........................      31,775          59,467
Note Payable to majority shareholder..................      12,000              --
Deferred revenue......................................          97             253
STOCKHOLDERS' EQUITY (DEFICIENCY):
Series A convertible preferred stock, $.01 par
  value...............................................          21              21
Series B convertible preferred stock, $.01 par
  value...............................................          18              18
Common stock, $0.01 par value.........................         120             120
Additional paid-in-capital............................      92,948          76,023
Accumulated other comprehensive income................        (880)           (847)
Accumulated deficit...................................    (116,762)       (111,860)
                                                         ---------       ---------
  Total stockholders' equity (deficiency).............     (24,535)        (36,525)
                                                         ---------       ---------
  Total liabilities and stockholders' equity..........   $  19,337       $  23,195
                                                         =========       =========

The accompanying notes are an integral part of the consolidated financial statements.

                            SEER TECHNOLOGIES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                              THREE MONTHS ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                               1998       1997
                                                              -------    -------
REVENUE:
Software products...........................................  $    69    $ 2,698
Maintenance.................................................    3,056      3,449
Services....................................................    7,778     12,209
                                                              -------    -------
  Total operating revenue...................................   10,903     18,356
COST OF REVENUE:
Software products...........................................      765        507
Maintenance.................................................    1,227      2,183
Services....................................................    7,301     10,951
                                                              -------    -------
  Total cost of revenue.....................................    9,293     13,641
Gross profit................................................    1,610      4,715
OPERATING EXPENSES:
Sales and marketing.........................................    1,887      6,893
Research and product development............................    1,541      3,826
General and administrative..................................    2,068      3,093
                                                              -------    -------
  Total operating expenses..................................    5,496     13,812
                                                              -------    -------
Loss from operations........................................   (3,886)    (9,097)
OTHER INCOME (EXPENSE):
Interest income.............................................       68        135
Interest expense............................................     (938)      (785)
                                                              -------    -------
  Other expense, net........................................     (870)      (650)
                                                              -------    -------
Loss before provision for income taxes......................   (4,756)    (9,747)
Income tax provision........................................      146        159
                                                              -------    -------
  Net loss..................................................  $(4,902)   $(9,906)
                                                              =======    =======
Basic and diluted loss per share............................  $ (0.41)   $ (0.83)
                                                              =======    =======
Weighted average common shares outstanding -- basic and
  diluted...................................................   11,981     11,888
                                                              =======    =======

The accompanying notes are an integral part of the consolidated financial statements.

                            SEER TECHNOLOGIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                              THREE MONTHS ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                               1998       1997
                                                              -------    -------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................  $(4,902)   $(9,906)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization.............................      467      1,198
  Deferred income taxes.....................................       --         (3)
  Provision for uncollectible accounts......................      123        226
  Write-down of assets......................................      476         --
  Changes in assets and liabilities:
     Trade accounts receivable..............................    2,120      7,027
     Prepaid expenses and other assets......................       74        208
     Accounts payable, accrued expenses, and income taxes
       payable..............................................   (2,242)    (2,548)
     Deferred revenue.......................................      267       (586)
                                                              -------    -------
       Net cash used in operating activities................   (3,617)    (4,384)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment.........................       --       (126)
Capitalization of software development costs................       --       (128)
                                                              -------    -------
       Net cash used in investing activities................       --       (254)
CASH FLOWS FROM FINANCING ACTIVITIES:
Note payable to majority shareholder........................   12,000         --
Capital contribution........................................   16,925         --
Paydown of lines of credit..................................  (28,925)        --
Net borrowings under line of credit.........................    3,052      7,101
Issuance of common shares...................................       --        165
                                                              -------    -------
       Net cash provided by financing activities............    3,052      7,266
Effect of exchange rate changes on cash.....................        4         (3)
                                                              -------    -------
       Net increase (decrease) in cash and cash
          equivalents.......................................     (561)     2,625
CASH AND CASH EQUIVALENTS:
Beginning of period.........................................    1,040      4,268
                                                              -------    -------
End of period...............................................  $   479    $ 6,893
                                                              =======    =======

The accompanying notes are an integral part of the consolidated financial statements.

                            SEER TECHNOLOGIES, INC.

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                             THREE MONTHS ENDED
                                                                DECEMBER 31,
                                                             ------------------
                                                              1998       1997
                                                             -------    -------
Net loss...................................................  $(4,902)   $(9,906)
Other comprehensive income, net of tax foreign currency
  translation adjustment...................................      (33)       247
                                                             -------    -------
Comprehensive loss.........................................  $(4,935)   $(9,659)

The accompanying notes are an integral part of the consolidated financial statements.

                            SEER TECHNOLOGIES, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

NOTE 1.  INTERIM FINANCIAL STATEMENTS

     The accompanying unaudited financial statements should be read in conjunction with the audited financial statements and notes thereto contained in the Company's Annual Report on Form 10-K for fiscal year 1998. The Company's fiscal year ends September 30. The results of operations for the interim periods shown in this report are not necessarily indicative of results to be expected for other interim periods or for the full fiscal year. In the opinion of management, the information contained herein reflects all adjustments necessary for a fair statement of the interim results of operations. All such adjustments are of a normal, recurring nature except for the transaction discussed in Note 7 and the write-down of $476 of capitalized software costs based on management's evaluation of the asset's net realizable value.

     During the first quarter of fiscal year 1999, the company has adopted Statement of Financial Accounting ("SFAS") No. 130, "Reporting Comprehensive Income." SFAS No. 130 requires additional disclosures with respect to certain changes in assets and liabilities that previously were not required to be reported as results of operations for the period.

     The American Institute of Certified Public Accountants has issued Statement of Position 97-2 ("SOP 97-2"), "Software Revenue Recognition." SOP 97-2 is effective for transactions entered into in fiscal years beginning after December 15, 1997, and provides guidance on applying generally accepted accounting principles in recognizing revenue on software transactions. The Company adopted SOP 97-2 at the beginning October 1, 1998, and the Company does not expect the adoption of this standard to have a material impact on the Company's financial position or results of operations.

NOTE 2.  EARNINGS (LOSS) PER SHARE

     Basic earnings (loss) per share is computed based upon the weighted average number of common shares outstanding. Diluted earnings (loss) per share is computed based upon the weighted average number of common shares outstanding and any potentially dilutive securities. Potentially dilutive securities are not included in the diluted earnings per share calculations if their inclusion would be anti-dilutive to the basic earnings (loss) per share calculations. Potentially dilutive securities outstanding during the first quarter of fiscal year 1999 include stock options and convertible preferred stock.

NOTE 3.  INCOME TAXES

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." The Company's effective tax rate differs from the statutory rate primarily due to the fact that no income tax benefit was recorded for the net loss for the first quarter of fiscal year 1999. Because of the Company's inconsistent earnings history, the deferred tax assets have been fully offset by a valuation allowance.

                            SEER TECHNOLOGIES, INC.

     The income tax provision for the first quarter of fiscal year 1999 is primarily related to income taxes from profitable foreign operations and foreign withholding taxes.

NOTE 4.  USE OF ACCOUNTING ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from these estimates.

NOTE 5.  RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair market value. The statement also requires that changes in the derivative's fair market value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS No. 133 is effective for fiscal years beginning June 15, 1999, with earlier adoption permitted. The Company is currently assessing the impact of this new statement on its consolidated financial position, liquidity, and results of operations.

NOTE 6.  SEGMENT INFORMATION

     Management of the Company makes operating decisions and assesses performance of its operations based on the following reportable segments: (1) Software, (2) Maintenance, (3) Services, and (4) Research and Development.

     The accounting policies of the segments are the same as those described in the "Summary of Significant Accounting Policies," included in the Company's Annual Report on Form 10-K for fiscal year 1998. Segment data includes a charge allocating all corporate-headquarters costs to each of its operating segments based on each segment's proportionate share of expenses. The Company evaluates the performance of its segments and allocates resources to them based on earnings (loss) before interest and taxes (EBIT).

     The table below presents information about reported segments for the quarters ending December 31:

                                                                     RESEARCH
                                                                        AND
                                SOFTWARE   MAINTENANCE   SERVICES   DEVELOPMENT    TOTAL
                                --------   -----------   --------   -----------   -------
Q1 1999 (IN 000S)
Total Revenue.................  $    69      $3,056      $ 7,778      $    --     $10,903
Total EBIT....................  $(3,014)     $1,630      $  (710)     $(1,792)    $(3,886)
Q1 1998 (IN 000S)
Total Revenue.................  $ 2,698      $3,449      $12,209      $    --     $18,356
Total EBIT....................  $(5,642)     $  989      $  (132)     $(4,312)    $(9,097)

                            SEER TECHNOLOGIES, INC.

     A reconciliation of total segment revenue to total consolidated revenues and of total segment EBIT to total consolidated income before taxes, for the quarters ended December 31, 1998 and 1997 is as follows:

                                                              Q1 1999   Q1 1998
                                                              -------   -------
Total EBIT..................................................  $(3,886)  $(9,097)
Interest expense............................................     (870)     (650)
                                                              -------   -------
  Total loss before income taxes............................  $(4,756)  $(9,747)

     The following table presents a summary of revenue by geographic region for the quarters ended December 31:

                                                              Q1 1999   Q2 1999
                                                              -------   -------
Australia...................................................  $   678   $   538
Denmark.....................................................    1,249     1,112
Germany.....................................................      541       624
Greece......................................................      327       168
Italy.......................................................      854     2,026
Norway......................................................      508       876
South Africa................................................      409       684
Sweden......................................................      464       350
Switzerland.................................................      792       892
United Kingdom..............................................    1,898     3,495
USA.........................................................    2,182     5,478
Other.......................................................    1,001     2,113
                                                              -------   -------
  Total Revenue.............................................  $10,903   $18,356
                                                              =======   =======

     Foreign revenue is based on the country in which the customer is domiciled.

NOTE 7.  ACQUISITION BY LEVEL 8

     On December 31, 1998, Level 8 Systems, Inc. ("Level 8"), as the first step in its pending acquisition of the entire equity interest in the Company, acquired approximately 69% of the outstanding common stock of the Company held by Welsh, Carson, Anderson and Stowe VI L.P. and certain other parties affiliated or associated with WCAS ("WCAS") in exchange for 1,000,000 shares of Level 8 common stock and warrants to purchase an additional 250,000 shares of Level 8 common stock at an exercise price of $12.00 per share. Level 8 acquired 7,130,894 shares of the Company's common stock, 2,094,143 shares of the Company's Series A Convertible Preferred Stock, and 1,762,115 shares of the Company's Series B Convertible Preferred Stock from WCAS representing approximately 69% of the outstanding common stock of the Company and, as a consequence, may be deemed to control the Company. As part of the agreement, Level 8 agreed to commence a tender offer for the remaining outstanding common stock of the Company as soon as reasonably practicable. See Note 9.

                            SEER TECHNOLOGIES, INC.

     In connection with Level 8's purchase of Seer's capital stock from the WCAS Parties, WCAS contributed approximately $17 million to Seer and Level 8 provided a $12 million subordinated loan to enable Seer to reduce Seer's bank debt. The funds used by Level 8 to make the subordinated loan to Seer were obtained from Liraz Systems Ltd., a principal stockholder of Level 8. In addition, Level 8 has agreed to fund the Company's operations through January 15, 2000.

NOTE 8.  DEBT AGREEMENTS

     During the first quarter of 1999, the Company maintained two credit facilities -- the Revolving Facility and the Guaranteed Facility.

     On December 22, 1998, the Company's Revolving Facility was amended. The Revolving Facility now bears interest at the prime rate and terminates on December 31, 2001. The Revolving Facility is automatically renewed for successive additional terms of one year each, unless terminated by either party. Level 8 has agreed to guarantee any borrowings under the Revolving Facility exceeding $20 million through December 31, 1999, exceeding $10 million from January 1, 2000 through December 31, 2000, and without limit thereafter.

     As of December 31, 1998, Level 8 made the Company a $12 million subordinated loan to help pay down the Company's outstanding bank debt and WCAS contributed approximately $17 million to the Company, which was also used to reduce outstanding borrowings under the Guaranteed Facility to $0. Additionally, the Guaranteed Facility and the line of credit available for foreign exchange contracts were terminated on December 31, 1998. The principal amount of the note payable to Level 8 shall bear interest, compounded quarterly, at a rate per annum equal to the weighted average interest rate from time to time on the Company's other indebtedness for borrowed money. Interest shall be payable upon maturity in June, 2002.

NOTE 9.  SUBSEQUENT EVENTS

     On February 1, 1999, Level 8 commenced a tender offer for all the remaining outstanding shares of the common stock of the Company at $0.35 per share, net to the seller in cash, upon the terms and conditions set forth in the offer to purchase and the letter of transmittal. The tender offer is scheduled to expire on March 2, 1999.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Template Software, Inc.

     In our opinion the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive income (loss), changes in shareholders' equity and cash flows, present fairly, in all material respects, the financial position of Template Software, Inc. and its subsidiaries (the "Company") at November 30, 1997 and December 31, 1998, and the results of their operations and their cash flows for the years ended November 30, 1996 and 1997, for the one month ended December 31, 1997, and for the year ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          PriceWaterhouseCoopers LLP

McLean, VA
March 17, 1999

                    TEMPLATE SOFTWARE, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                              NOVEMBER 30,   DECEMBER 31,
                                                                  1997           1998
                                                              ------------   ------------
ASSETS
CURRENT ASSETS:
Cash and cash equivalents...................................  $ 2,739,075    $ 1,830,806
Marketable securities.......................................   13,317,901      8,221,300
Accounts receivable, net....................................   10,474,254     15,751,823
Income tax receivable.......................................      235,848         19,780
Deferred income taxes.......................................      406,172      1,872,580
Prepaid expenses and other current assets...................      688,577      1,698,639
                                                              -----------    -----------
  Total current assets......................................   27,861,827     29,394,928
                                                              -----------    -----------
Property, plant and equipment, net..........................    2,193,932      5,422,931
Software development costs, net.............................    1,490,776      2,601,474
Goodwill, net...............................................   10,710,555     10,298,088
Deferred income taxes.......................................      408,328             --
Note receivable.............................................           --      1,040,667
Other assets................................................      306,075        326,018
                                                              -----------    -----------
  Total assets..............................................  $42,971,493    $49,084,106
                                                              ===========    ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable............................................  $ 1,431,162    $ 2,642,350
Accrued expenses............................................    2,717,618      4,101,615
Revolving credit agreement..................................       33,553        166,797
Current portion of long-term debt...........................       91,667        229,373
Capital lease obligations...................................       54,023         55,209
Income taxes payable........................................       34,639         46,465
Deferred income.............................................      794,832      1,437,014
                                                              -----------    -----------
  Total current liabilities.................................    5,157,494      8,678,823
                                                              -----------    -----------
LONG-TERM LIABILITIES:
Long-term debt, net of current portion......................       84,028             --
Capital lease obligations, noncurrent.......................      127,226         76,602
Deferred income taxes.......................................           --        827,030
Other liabilities...........................................      309,450        421,083
                                                              -----------    -----------
  Total liabilities.........................................    5,678,198     10,003,538
                                                              -----------    -----------
COMMITMENTS AND CONTINGENCIES (SEE NOTE 10) SHAREHOLDERS'
  EQUITY:
Preferred Stock, $0.01 par value per share; 3,000,000 shares authorized; no shares issued and outstanding as of
  November 30, 1997 and December 31, 1998, respectively.....           --             --
Common Stock, $0.01 par value per share; 17,000,000 shares
  authorized; 4,675,433 shares issued and outstanding as of
  November 30, 1997 and 5,153,755 shares issued and
  4,969,755 shares outstanding, as of December 31, 1998.....       46,755         51,538
Additional paid-in capital..................................   35,088,542     36,619,503
Deferred compensation.......................................   (1,177,920)      (727,243)
Accumulated other comprehensive income......................       49,752        154,156
Retained earnings...........................................    3,286,166      3,793,839
Common stock in treasury, at cost no shares and 184,000
  shares as of November 30, 1997 and December 31, 1998......           --       (811,225)
                                                              -----------    -----------
  Total shareholders' equity................................   37,293,295     39,080,568
                                                              -----------    -----------
  Total liabilities and shareholders' equity................  $42,971,493    $49,084,106
                                                              ===========    ===========

The accompanying notes are an integral part of these consolidated financial statements.

                    TEMPLATE SOFTWARE, INC. AND SUBSIDIARIES

                   CONSOLIDATED STATEMENTS OF OPERATIONS AND
                          COMPREHENSIVE INCOME (LOSS)

                                      YEAR ENDED               MONTH
                                     NOVEMBER 30,              ENDED         YEAR ENDED
                               -------------------------    DECEMBER 31,    DECEMBER 31,
                                  1996          1997            1997            1998
                               -----------   -----------    ------------    ------------
REVENUES:
Products.....................  $ 1,918,568   $ 8,539,387     $   95,292     $ 8,014,139
Services.....................   11,611,543    18,371,005      2,050,140      34,625,087
                               -----------   -----------     ----------     -----------
  Total revenues.............   13,530,111    26,910,392      2,145,432      42,639,226
                               -----------   -----------     ----------     -----------
COST OF REVENUES:
Products.....................      782,804     2,145,552        162,509       1,685,913
Services.....................    6,245,888    10,639,845      1,646,626      22,491,322
                               -----------   -----------     ----------     -----------
  Total cost of revenues.....    7,028,692    12,785,397      1,809,135      24,177,235
                               -----------   -----------     ----------     -----------
Gross profit.................    6,501,419    14,124,995        336,297      18,461,991
                               -----------   -----------     ----------     -----------
OPERATING EXPENSES:
Selling and marketing........    2,362,648     6,270,769        706,861       9,758,355
Product development..........      966,088     1,314,770        127,694       1,444,474
General and administrative...    1,473,062     3,163,587        403,096       6,139,040
                               -----------   -----------     ----------     -----------
  Total operating expenses...    4,801,798    10,749,126      1,237,651      17,341,869
                               -----------   -----------     ----------     -----------
Income (loss) from
  operations.................    1,699,621     3,375,869       (901,354)      1,120,122
Interest income (expense),
  net........................      (22,130)      872,613         45,477         615,300
Other income (expense),
  net........................       12,079      (100,673)       (38,515)        142,905
                               -----------   -----------     ----------     -----------
Net income (loss) before
  income taxes...............    1,689,570     4,147,809       (894,392)      1,878,327
Income tax benefit
  (provision)................     (644,502)   (1,768,016)       271,855        (748,117)
                               -----------   -----------     ----------     -----------
Net income (loss)............  $ 1,045,068   $ 2,379,793     $ (622,537)    $ 1,130,210
                               ===========   ===========     ==========     ===========
OTHER COMPREHENSIVE INCOME
  (LOSS):
Foreign currency translation
  adjustment.................           --        49,752        (46,029)        272,846
Unrealized loss on marketable
  securities, net of taxes...           --            --             --        (122,413)
                               -----------   -----------     ----------     -----------
Comprehensive income
  (loss).....................  $ 1,045,068   $ 2,429,545     $ (668,566)    $ 1,280,643
                               ===========   ===========     ==========     ===========
Earnings (loss) per share
  basic......................  $      0.48   $      0.58     $    (0.13)    $      0.23
                               ===========   ===========     ==========     ===========
Shares used in computing
  basic earnings (loss) per
  share......................    2,182,260     4,091,566      4,676,304       5,013,528
                               ===========   ===========     ==========     ===========
Earnings (loss) per share
  diluted....................  $      0.23   $      0.44     $    (0.13)    $      0.20
                               ===========   ===========     ==========     ===========
Shares used in computing
  diluted earnings (loss) per
  share......................    4,643,919     5,419,150      4,676,304       5,708,932

The accompanying notes are an integral part of these consolidated financial statements.

                    TEMPLATE SOFTWARE, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                        SERIES A
                                CONVERTIBLE           CONVERTIBLE              CLASS A               CLASS B
                              PREFERRED STOCK       PREFERRED STOCK         COMMON STOCK           COMMON STOCK
                            --------------------   ------------------   ---------------------   ------------------
                             SHARES     AMOUNT      SHARES    AMOUNT      SHARES      AMOUNT     SHARES    AMOUNT
                            --------   ---------   --------   -------   ----------   --------   --------   -------
Balance, November 30,
1995......................   195,847   $ 385,701          0   $     0    1,808,924   $ 18,089    423,006   $ 4,230
  Retirement of stock held
    in treasury...........  (195,847)   (385,701)         0         0      (48,936)      (489)         0         0
  Issuance of Class B
    Common Stock..........         0           0          0         0            0          0     64,014       640
  Issuance of Convertible
    Preferred Stock Series
    A.....................         0           0    500,000     5,000            0          0          0         0
  Exchange of Class A and
    Class B Common Stock..         0           0          0         0   (1,759,988)   (17,600)  (487,020)   (4,870)
  Net income..............         0           0          0         0            0          0          0         0
                            --------   ---------   --------   -------   ----------   --------   --------   -------
Balance, November 30,
  1996....................         0           0    500,000     5,000            0          0          0         0
  Conversion of Series A
    Convertible Preferred
    Stock.................         0           0   (500,000)   (5,000)           0          0          0         0
  Initial public offering
    of common stock,
    $16.00 per share, net
    of expenses...........         0           0          0         0            0          0          0         0
  Exercise of stock
    options...............         0           0          0         0            0          0          0         0
  Common Stock issued in
    connection with
    business acquisitions,
    $12.18 -- $14.90 per
    share.................         0           0          0         0            0          0          0         0
  Translation
    Adjustment............         0           0          0         0            0          0          0         0
  Deferred compensation
    related to stock
    options granted below
    fair market value.....         0           0          0         0            0          0          0         0
  Amortization of Deferred
    Compensation..........         0           0          0         0            0          0          0         0
  Expenses related to
    issuance of Series A
    Convertible Preferred
    Stock in 1996.........         0           0          0         0            0          0          0         0
  Tax benefit associated
    with exercise of stock
    options...............         0           0          0         0            0          0          0         0
  Net Income..............         0           0          0         0            0          0          0         0
                            --------   ---------   --------   -------   ----------   --------   --------   -------
Balance, November 30,
  1997....................         0           0          0         0            0          0          0         0
  Exercise of stock
    options...............         0           0          0         0            0          0          0         0
  Translation
    Adjustment............         0           0          0         0            0          0          0         0
  Forfeitures of stock
    options...............         0           0          0         0            0          0          0         0
  Amortization of Deferred
    Compensation..........         0           0          0         0            0          0          0         0
  Tax benefit associated
    with exercise of stock
    options...............         0           0          0         0            0          0          0         0
  Net Loss................         0           0          0         0            0          0          0         0
                            --------   ---------   --------   -------   ----------   --------   --------   -------
Balance, December 31,
  1997....................         0           0          0         0            0          0          0         0
  Exercise of stock
    options...............         0           0          0         0            0          0          0         0
  Issue Stock related to
    FY97 contingent
    consideration.........         0           0          0         0            0          0          0         0
  Translation
    Adjustment............         0           0          0         0            0          0          0         0
  Gain on investment......         0           0          0         0            0          0          0         0
  Forfeitures of stock
    options...............         0           0          0         0            0          0          0         0
  Amortization of Deferred
    Compensation..........         0           0          0         0            0          0          0         0
  Purchase of Treasury
    Shares................         0           0          0         0            0          0          0         0
  Tax benefit associated
    with exercise of stock
    options...............         0           0          0         0            0          0          0         0
  Net Income..............         0           0          0         0            0          0          0         0
                            --------   ---------   --------   -------   ----------   --------   --------   -------
Balance, December 31,
  1998....................         0   $       0          0   $     0            0   $      0          0   $     0
                            ========   =========   ========   =======   ==========   ========   ========   =======

                    TEMPLATE SOFTWARE, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                               RETAINED
                               COMMON STOCK       ADDITIONAL     DEFERRED      ACCUMULATED     EARNINGS    TREASURY
                            -------------------     PAID-IN       COMPEN-     COMPREHENSIVE    (ACCUM.     STOCK AT
                             SHARES     AMOUNT      CAPITAL       SATION         INCOME        DEFICIT)      COST         TOTAL
                            ---------   -------   -----------   -----------   -------------   ----------   ---------   -----------
Balance, November 30,
1995......................          0   $    0    $   969,491   $         0     $       0     $ (138,695)  $(337,801)  $   901,015
 Retirement of stock held
   in treasury............          0        0         48,389             0             0              0     337,801             0
 Issuance of Class B
   Common Stock...........          0        0         96,108             0             0              0           0        96,748
 Issuance of Convertible
   Preferred Stock Series
   A......................          0        0      7,995,000             0             0              0           0     8,000,000
 Exchange of Class A and
   Class B Common Stock...  2,247,008   22,470              0             0             0              0           0             0
 Net income...............          0        0              0             0             0      1,045,068           0     1,045,068
                            ---------   -------   -----------   -----------     ---------     ----------   ---------   -----------
Balance, November 30,
 1996.....................  2,247,008   22,470      9,108,988             0             0        906,373           0    10,042,831
 Conversion of Series A
   Convertible Preferred
   Stock..................    500,000    5,000              0             0             0              0           0             0
 Initial public offering
   of common stock, $16.00
   per share, net of
   expenses...............  1,400,000   14,000     19,749,359             0             0              0           0    19,763,359
 Exercise of stock
   options................    344,675    3,447        684,035             0             0              0           0       687,482
 Common Stock issued in
   connection with
   business acquisitions,
   $12.18 -- $14.90 per
   share..................    183,750    1,838      2,998,114             0             0              0           0     2,999,982
 Translation Adjustment...          0        0              0             0        49,752              0           0        49,752
Deferred compensation
 related to stock options
 granted below fair market
 value....................          0        0      1,584,905    (1,584,905)            0              0           0             0
 Amortization of Deferred
   Compensation...........          0        0              0       406,985             0              0           0       406,985
 Expenses related to
   issuance of Series A
   Convertible Preferred
   Stock in 1996..........          0        0        (75,096)            0             0              0           0       (75,096)
 Tax benefit associated
   with exercise of stock
   options................          0        0      1,038,207             0             0              0           0     1,038,207
 Net Income...............          0        0              0             0             0      2,379,793           0     2,379,793
                            ---------   -------   -----------   -----------     ---------     ----------   ---------   -----------
Balance, November 30,
 1997.....................  4,675,433   46,755     35,088,542    (1,177,920)       49,752      3,286,166           0    37,293,295
 Exercise of stock
   options................      2,250       23        898,181             0             0              0           0         4,455
 Translation Adjustment...          0        0              0             0       (46,029)             0           0       (46,029)
 Forfeitures of stock
   options................          0        0        (14,400)       14,400             0              0           0             0
 Amortization of Deferred
   Compensation...........          0        0              0        32,483             0              0           0        32,483
 Tax benefit associated
   with exercise of stock
   options................          0        0          2,500             0             0              0           0         2,500
 Net Loss.................          0        0              0             0             0       (622,537)          0      (622,537)
                            ---------   -------   -----------   -----------     ---------     ----------   ---------   -----------
Balance, December 31,
 1997.....................  4,677,683   46,778     35,081,074    (1,131,037)        3,723      2,663,629           0    36,664,167
 Exercise of stock
   options................    424,730    4,247        898,181             0             0              0           0       902,428
 Common stock issued in
   connection with 1997
   business
   acquisitions...........     51,342      513           (513)            0             0              0           0             0
 Translation Adjustment...          0        0              0             0       272,846              0           0       272,846
 Gain on investment.......          0        0              0             0      (122,413)             0           0      (122,413)
 Forfeitures of stock
   options................          0        0        (14,651)       14,651             0              0           0             0
 Amortization of Deferred
   Compensation...........          0        0              0       389,143             0              0           0       389,143
 Purchase of treasury
   shares.................   (184,000)       0              0             0             0              0    (811,225)     (811,225)
 Tax benefit associated
   with exercise of stock
   options................          0        0        655,412             0             0              0           0       655,412
 Net Income...............          0        0              0             0             0      1,130,210           0     1,130,210
                            ---------   -------   -----------   -----------     ---------     ----------   ---------   -----------
Balance, December 31,
 1998.....................  4,969,755   $51,538   $36,619,503   $  (727,243)    $ 154,156     $3,793,839   $(811,225)  $39,080,568
                            =========   =======   ===========   ===========     =========     ==========   =========   ===========

The accompanying notes are an integral part of these consolidated financial statements.

                    TEMPLATE SOFTWARE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                          MONTH           YEAR
                                                           YEAR ENDED NOVEMBER 30,        ENDED          ENDED
                                                          --------------------------   DECEMBER 31,   DECEMBER 31,
                                                             1996           1997           1997           1998
                                                          -----------   ------------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss).......................................  $ 1,045,068   $  2,379,793    $ (622,537)   $ 1,130,210
Adjustments to reconcile net income (loss) to net cash
 provided by (used in) operating activities:
 Amortization of discounts on marketable securities.....           --        (76,608)      (18,463)      (112,664)
 Depreciation and amortization of property, plant and
   equipment............................................      117,121        354,569        59,137        559,048
 Provision for losses on accounts receivable............           --         98,026        (3,831)       114,910
 Deferred rent amortization.............................        2,272         89,569         4,947         96,519
 Deferred compensation amortization.....................           --        406,985        32,483        389,143
 Amortization of capitalized software development
   costs................................................      252,260        394,770        37,874        584,738
 Goodwill amortization..................................           --        374,237        46,579        803,701
 Deferred tax provision.................................       61,410        632,240      (294,603)       169,261
CHANGES IN ASSETS AND LIABILITIES, NET OF EFFECT OF
 ACQUISITIONS:
Accounts receivable.....................................     (708,163)    (6,156,891)    1,077,883     (6,056,081)
Current year income tax receivable......................           --       (235,848)           --        216,092
Prepaid expenses and other assets.......................     (521,911)      (195,754)      108,426       (462,611)
Accounts payable and accrued liabilities................      920,907     (1,449,207)      311,579      1,402,352
Income taxes payable....................................      492,498       (532,097)       16,520         (6,557)
Deferred income.........................................     (104,870)      (276,327)     (140,323)       758,179
                                                          -----------   ------------    ----------    -----------
   Net cash provided by (used in) operating
     activities.........................................    1,556,592     (4,192,543)      615,671       (413,760)
                                                          -----------   ------------    ----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of marketable securities......................           --    (43,169,673)           --     (5,201,293)
Proceeds from sales and maturities of marketable
 securities.............................................           --     29,928,380            --     10,231,580
Capital expenditures and leasehold improvements.........     (652,359)      (933,403)     (166,063)    (3,566,909)
Capitalization of software development costs............     (395,303)    (1,167,452)      (84,194)    (1,649,114)
Issuance of note receivable.............................           --             --            --     (1,540,667)
Acquisitions of businesses, net of cash acquired........           --     (7,356,848)           --        (57,539)
                                                          -----------   ------------    ----------    -----------
   Net cash used in investing activities................   (1,047,662)   (22,698,996)     (250,257)    (1,783,942)
                                                          -----------   ------------    ----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable.............................      275,000             --            --        269,123
Payments on notes payable...............................     (363,632)       (91,667)       (7,639)      (214,515)
Revolving credit facility, net..........................     (161,330)       (47,839)      310,282       (233,592)
Income tax benefit related to stock options.............           --      1,038,207         2,500        655,413
Payments on capital lease obligations...................      (21,340)       (49,759)       (4,334)       (62,176)
Proceeds from issuance of capital stock, net of
 expenses...............................................    8,000,000     19,688,264            --             --
Proceeds from sale of common stock under stock
 programs...............................................       96,748        687,482         4,455        902,428
Purchase of treasury shares.............................           --             --            --       (811,225)
                                                          -----------   ------------    ----------    -----------
   Net cash provided by financing activities............    7,825,446     21,224,688       305,264        505,456
                                                          -----------   ------------    ----------    -----------
Effect of exchange rate changes on cash.................           --          8,766        15,543         97,756
                                                          -----------   ------------    ----------    -----------
   Net increase (decrease) in cash and cash
     equivalents........................................    8,334,376     (5,658,085)      686,221     (1,594,490)
Cash and cash equivalents at beginning of period........       62,784      8,397,160     2,739,075      3,425,296
                                                          -----------   ------------    ----------    -----------
Cash and cash equivalents at end of period..............  $ 8,397,160   $  2,739,075    $3,425,296    $ 1,830,806
                                                          -----------   ------------    ----------    -----------
SUPPLEMENTAL CASH FLOW DISCLOSURES:
Cash paid for interest..................................  $    46,668   $     91,367    $    5,944    $   123,404
Cash paid for income taxes..............................  $    90,594   $    810,140    $    2,099    $    91,598
NON CASH INVESTING AND FINANCING ACTIVITIES:
Property and equipment acquired through capital
 leases.................................................  $   247,086   $         --    $       --    $    17,073
RETIREMENT OF TREASURY STOCK:
Class A Common Stock....................................  $    67,560   $         --    $       --    $        --
Preferred Stock.........................................  $   270,241   $         --    $       --    $        --
CONVERSION OF SERIES A CONVERTIBLE PREFERRED STOCK:
Series A Convertible Preferred Stock....................  $        --   $     (5,000)   $       --    $        --
Common Stock............................................  $        --   $      5,000    $       --    $        --
BUSINESS ACQUISITIONS, NET OF CASH ACQUIRED:
Working capital, other than cash acquired...............  $        --   $  2,714,547    $       --    $   374,129
Property and equipment..................................  $        --   $   (699,939)   $       --    $   (43,985)
Cost in excess of net assets of companies acquired,
 net....................................................  $        --   $(11,084,792)   $       --    $  (383,774)
Other non-current assets................................  $        --   $ (1,356,073)   $       --    $    (3,909)
Non-current liabilities.................................  $        --   $     69,428    $       --    $        --
Fair market value of common stock issued................  $        --   $  2,999,981    $       --    $        --
NON CASH INVESTING ACTIVITIES:
Fair value adjustment to deferred tax asset acquired....  $        --   $         --    $       --    $   (54,039)

The accompanying notes are an integral part of these consolidated financial statements.

                    TEMPLATE SOFTWARE INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION

BUSINESS

     Template Software, Inc. (the "Company") provides enterprise-wide software solutions to organizations that require the integration of their operations and systems in an effort to better automate their critical business processes. The Company's solutions are targeted at large-scale, mission-critical applications, such as order handling and fulfillment, human resource management, and network monitoring systems primarily in the telecommunications, finance/insurance and government industries.

RECAPITALIZATION OF COMMON STOCK

     The Company, formerly a Maryland corporation, elected to change its capital structure in October 1996, and reincorporated into Template Software, Inc., a Virginia corporation (the "Recapitalization"). Pursuant to the Recapitalization, the Company (i) exchanged its Class A and Class B Common Stock for an equal amount of shares of a single class of $0.01 par value, common stock ("Common Stock") and (ii) increased the Company's authorized capital stock to 20,000,000 shares, which consisted of 17,000,000 shares of Common Stock and 3,000,000 shares of a new class of preferred stock ("Preferred Stock"). The preferences, limitations and relative rights of the Preferred Stock, which is issuable in series, are determined by the Board of Directors upon designation.

REGISTRATION STATEMENT

     In January 1997, the Company completed an underwritten public offering of 2,100,000 shares of its common stock; 1,400,000 shares of Common Stock for the account of the Company and 700,000 shares of Common Stock for the accounts of selling security holders, with an aggregate offering price of $16.00 per share registered. The expenses incurred for the Company's account in connection with the issuance and distribution of the securities were $1,568,000 of underwriting discounts and commissions and $1,068,641 of other expenses for a total expense of $2,636,641. The net offering proceeds to the Company were $19,763,359. From the effective date of the Registration Statement, through the end date of the period covered by this report, the Company used $7,414,387 to acquire other businesses, $8,211,006 to purchase temporary investments in marketable securities, $1,500,000 to invest in convertible promissory notes of other businesses, and the remaining $2,637,966 in property, plant and equipment. There has not been a material change in the use of proceeds described in the Company's prospectus.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION

     The consolidated financial statements include the accounts of Template Software, Inc. and its wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

                    TEMPLATE SOFTWARE INC. AND SUBSIDIARIES

REVENUE RECOGNITION

     Prior to December 15, 1997, the Company recognized revenue in accordance with the American Institute of Certified Public Accountants' (AICPA) Statement of Position (SOP) 91-1, "Software Revenue Recognition." Subsequent to December 15, 1997, the Company began recognizing revenue in accordance with SOP 97-2, "Software Revenue Recognition." SOP 97-2 was amended on March 31, 1998 by SOP 98-4 "Deferral of the effective date of a provision of SOP 97-2." In December 1998, the AICPA issued SOP 98-9 "Modification of SOP 97-2, Software Revenue Recognition," which amends SOP 98-4, and is effective after December 31, 1998. Management has assessed these new statements and believes that their adoption will not have a material effect on the timing of the Company's revenue recognition or cause changes to its revenue recognition policies. The Company licenses the rights to use its software products to customers under perpetual license agreements, and provides product support and enhancements under annual maintenance agreements. Revenue from product licensing arrangements is generally recognized after execution of a licensing agreement and shipment of the product, provided that no significant Company obligations remain and the resulting receivable is deemed collectible by management. Services revenue includes consulting, product support and maintenance and training. The Company defers and recognizes product support and maintenance revenue ratably over the terms of the contract period, which is generally one year. The Company recognizes training and consulting revenue as the services are provided.

     Customization is sometimes involved in the development of a software solution by the Company. Under these circumstances, the Company's revenues are derived from contracts of various types. Revenue from federal government agency cost-plus-award-fee contracts is recognized to the extent of costs incurred plus a proportionate amount of the fee. Revenues from fixed-price contracts is recognized using the percentage-of-completion method based on the relationship of actual costs incurred to total costs estimated to be incurred over the duration of the contract. Fees under federal government agency contracts may be increased or decreased in accordance with certain provisions which measure actual performance against established targets or other criteria. Such fee adjustments are included in revenues at the time the amounts can be reasonably determined. Provisions for anticipated contract losses are recognized at the time they become evident.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consist of demand deposits and short-term repurchase agreements which have original maturities of three months or less. As of December 31, 1998 the Company has not experienced any losses on these investments.

MARKETABLE SECURITIES

     Marketable securities at November 30, 1997 and December 31, 1998 consisted of direct obligations of the United States Government, municipalities and commercial paper with strong credit ratings. These investments are considered available-for-sale as defined by Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The Company's investments are held for an

                    TEMPLATE SOFTWARE INC. AND SUBSIDIARIES
unspecified period of time and are sold to meet its liquidity needs. Accordingly, the Company has classified these investments as current assets. Available-for-sale securities are reported at fair value based generally on quoted market prices with unrealized gains and losses, net of taxes, recorded in shareholders equity until realized. At November 30, 1997, amortized cost of marketable securities approximated market; therefore, no adjustment was made to shareholders equity as a result of changes in market value to these securities. At December 31, 1998, unrealized loss from marketable securities was $197,441, net of taxes of $75,028. Interest income is accrued as earned.

                                                         FAIR VALUE YEAR ENDED
                                                      ----------------------------
                                                      NOVEMBER 30,    DECEMBER 31,
                                                          1997            1998
                                                      ------------    ------------
U.S. government securities (maturity of less than 1
  year).............................................  $ 4,986,146      $       --
U.S. government securities (maturity of 29 years)...           --       4,056,300
U.S. corporate debt securities (maturities of less
  than 1 year)......................................    3,366,755              --
Municipal obligations (maturities of 23-27 years
  with 7 day call feature)..........................    4,965,000       4,165,000
                                                      -----------      ----------
  Total.............................................  $13,317,901      $8,221,300
                                                      ===========      ==========

INVENTORY

     The Company's European subsidiaries maintain an inventory of various third party software licenses for resale. The inventory is recorded at cost and is accounted for using the FIFO method. The inventory balance, which is included in prepaid expenses and other current assets in the consolidated balance sheet, was $57,711 and $358,253 as of November 30, 1997 and December 31, 1998,
respectively.

CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash, cash equivalents, marketable securities and accounts receivable. The Company limits the amount of investment exposure in any one financial instrument and minimizes the amount of cash it maintains in foreign currencies by maintaining sufficient cash in U.S. dollars. To date, the impact of exchange rates on foreign cash balances has been immaterial. The Company sells products and services to customers without requiring collateral, however, the Company routinely assesses the financial strength of its customers and maintains allowances for anticipated losses.

     For the years ended November 30, 1996 and 1997, for the one month period ended December 31, 1997 and for the year ended December 31, 1998, revenues from federal government agencies represent 20%, 23%, 20% and 29%, respectively, of total consolidated revenues. With the exception of federal government agencies, there were two customers (28% from Customer A and 20% from Customer B) for the year ended November 30, 1996, one customer (13% from Customer C) for the year ended November 30, 1997, one customer for the one month ended December 31, 1997 (13% from Customer D) and one

                    TEMPLATE SOFTWARE INC. AND SUBSIDIARIES
customer (11% from Customer E) for the year ended December 31, 1998, that accounted for more than 10% of total consolidated revenues.

     With the exception of federal government agencies, there was one customer at November 30, 1997 that accounted for 11% of total consolidated accounts receivable and no customers at December 31, 1998 that accounted for greater than 10% of total consolidated accounts receivable.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company believes that the carrying amount of certain of its financial instruments, which include cash, cash equivalents, accounts receivable, notes receivable, accounts payable and accrued expenses, and obligations under capital leases approximate fair value due to the relatively short maturity of these instruments. Marketable securities held as available-for-sale have been adjusted to fair market value with any unrealized gain or loss included as a component of shareholders equity until realized. The carrying amounts of the revolving credit agreement and notes payable approximate fair value because these financial instruments contain variable interest rates which reprice frequently.

INCOME TAXES

     Deferred tax assets and liabilities are recognized for the estimated future tax consequences of temporary differences and income tax credits. Temporary differences are primarily the result of the differences between the tax bases of assets and liabilities and their financial reporting amounts. Deferred tax assets and liabilities are measured by applying enacted statutory tax rates applicable to the future years in which deferred tax assets or liabilities are expected to be settled or realized. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense consists of the taxes payable for the current period and the change during the period in deferred tax assets and liabilities.

FOREIGN CURRENCY TRANSLATION

     Financial statements of international subsidiaries are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities and an average exchange rate for each period for revenues, expenses, gains and losses. Where the local currency is the functional currency, translation adjustments are recorded as a separate component of shareholders' equity. Transaction gains and losses, which are included in the statement of operations, are immaterial for all periods presented.

EARNINGS PER SHARE

     Basic earnings (loss) per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share is computed by dividing net income (loss) available to common shareholders by the weighted average of common shares

                    TEMPLATE SOFTWARE INC. AND SUBSIDIARIES
outstanding assuming conversion of dilutive common stock equivalent shares from common stock options.

     The following table reconciles the weighted average number of common shares outstanding during each period for basic and diluted earnings (loss) per share.

                                                                    ONE MONTH
                                      YEAR ENDED     YEAR ENDED       ENDED        YEAR ENDED
                                       NOVEMBER       NOVEMBER       DECEMBER       DECEMBER
                                         30,            30,            31,            31,
                                         1996           1997           1997           1998
                                     ------------   ------------   ------------   ------------
Weighted average shares outstanding
  basic............................   2,182,260      4,091,566      4,676,304      5,013,528
Diluted impact of common shares
  issuable on exercise of stock
  options..........................   2,461,659      1,327,584             --        695,404
Weighted average shares outstanding
  diluted..........................   4,643,919      5,419,150      4,676,304      5,708,932

     Common stock equivalents are included in the computation of diluted net income (loss) per share using the treasury stock method. For the one month ended December 31, 1997, stock options granted by the Company to purchase 1,089,091 common shares, were not included in the computation because the effect was anti-dilutive.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, five years for office furniture and equipment, three years for computer equipment and software and forty years for office buildings. Amortization of leasehold improvements is computed using the straight line method over the shorter of the assets useful life or the lease term. When assets are retired or sold, the cost and related accumulated depreciation and amortization are removed from the accounts, and any gain or loss is reflected in operations. Maintenance and repairs are charged to expense when incurred, and the cost of significant additions and improvements is capitalized.

SOFTWARE DEVELOPMENT COSTS

     The Company capitalizes the direct costs associated with the development of software products in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed." Research costs are charged to product development expense prior to the development of a detailed program design or a working model. Costs incurred subsequent to the product release, and research and development performed under contract are charged to operations.

     Capitalized costs are amortized over the estimated product life using the greater of the straight-line method or the ratio of current product revenues to total projected future revenues. Software development costs at November 30, 1997 and December 31, 1998 are presented net of accumulated amortization of $3,401,811 and $4,024,423, respectively. Amortization expense related to software development costs was $252,260, $394,770,

                    TEMPLATE SOFTWARE INC. AND SUBSIDIARIES

$37,874 and $584,738, respectively, for the years ended November 30, 1996 and 1997, for the one month ended December 31, 1997 and for the year ended December 31, 1998, respectively.

GOODWILL

     The Company has classified as goodwill the cost in excess of fair value of the net assets of companies acquired in purchase business combinations. Goodwill is being amortized on a straight-line basis over periods ranging from 10 to 15 years. Goodwill at November 30, 1997 and December 31, 1998 is presented net of accumulated amortization of $374,237 and $1,224,517, respectively.

LONG-LIVED ASSETS

     The Company evaluates the recoverability of the carrying value of property and equipment and intangible assets in accordance with the provisions of Statement of Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed Of". The Company considers historical performance and anticipated future results in its evaluation of potential impairment. Accordingly, when indicators of impairment are present, the Company evaluates the carrying value of these assets in relation to the operating performance of the business and future and undiscounted cash flows expected to result from the use of these assets. Impairment losses are recognized when the sum of expected future cash flows are less than the assets' carrying value. No such impairment losses have been recognized to date.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECENT ACCOUNTING STANDARDS

     As of December 31, 1998, the Company has adopted SFAS No. 130, "Reporting Comprehensive Income," which requires additional disclosures with respect to certain changes in assets and liabilities that previously were not required to be reported as results of operations for the period. In addition, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the manner in which public companies report information about operating segments, products and services, geographic areas and major customers in annual and interim financial statements. The Company accounts for all operations under one segment.

     In 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). SFAS 133 is effective for all fiscal quarters of fiscal

                    TEMPLATE SOFTWARE INC. AND SUBSIDIARIES
years beginning after June 15, 1999. The Company has not determined the effort of adopting this standard.

3.  CHANGE IN FISCAL YEAR

     In the fourth quarter of 1998, the Company changed its fiscal year end from November 30 to December 31 effective with the fiscal year ending December 31, 1998. The accompanying financial statements include audited statements of operations and comprehensive income (loss), shareholders' equity and cash flows for the one month transition period ended December 31, 1997.

4. ACQUISITIONS OF BUSINESSES AND STRATEGIC VENTURES

KRYSTAL INGENIERIE S.A.

     On March 4, 1997, the Company consummated its acquisition of all of the issued and outstanding capital stock of Krystal Ingenierie S.A. ("Krystal"), a corporation organized under the laws of the Republic of France in a transaction accounted for as a purchase business combination. The total consideration of $1,460,005 consisted of: (1) the exchange of an aggregate of 48,064 shares of the Company's common stock (the "Common Stock") for 2,500 shares of Krystal held by Kuhner, representing all of the issued and outstanding capital stock of Krystal; (2) the exchange an aggregate of 45,686 additional shares of the Company's Common Stock for certain indebtedness of Krystal owed to Kuhner in the aggregate amount of FF 3,914,331 ($677,179 at March 4, 1997); and (3) acquisition costs of $63,224. The shares of common stock issued were valued at the approximate weighted average price per share of $14.90 (based on volume of shares traded during the period from February 24, 1997 to February 28, 1997). Concurrently with the closing of the Krystal acquisition, Krystal's name was formally changed to Template Software S.A. The excess of the purchase price over the fair value of the net tangible liabilities acquired of $1,306,511 was allocated to goodwill and will be amortized over its estimated useful life of 10 years.

MILESTONE SOFTWARE GMBH AND MILESTONE SOFTWARE GES. MBH

     On June 27, 1997, the Company acquired all of the issued and outstanding equity interests of milestone software GmbH, a German limited liability company ("Milestone"), which included 34% of the issued and outstanding equity interests of milestone software, Ges. mbH, an Austrian corporation ("Milestone-Austria"), from Milestone's three owners, Klaus Dieter Jansen ("Jansen"), Heinz-Dieter Dietrich ("Dietrich") and NeSBIC III, C.V., for an aggregate cash purchase price of DM 12,000,000 ($6,970,800 at June 27, 1997) plus acquisition costs of $480,567. This transaction was accounted for as a purchase business combination. An additional 10% interest of Milestone-Austria was acquired from Dietrich and Jansen in exchange for 90,000 shares of the Company's Common Stock. The shares of common stock issued were valued at the approximate weighted price per share of $12.18 (based on the volume of shares traded during the period June 10, 1997 to June 16, 1997. The excess of the purchase price over the fair value of the net tangible liabilities acquired of $9,271,281 was allocated to goodwill at the acquisition date and will to be amortized over its estimated useful life of 15 years.

                    TEMPLATE SOFTWARE INC. AND SUBSIDIARIES

     The acquisition agreement also provides for the Company to issue $507,000 of equivalent shares of common stock to Dietrich and Jansen on both November 30, 1997 and 1998 if certain profit objectives are met over the five month and twelve month periods ended November 30, 1997 and 1998, respectively. The profit objective for the five month period ended November 30, 1997 was met. Consequently, the company issued an additional 51,342 shares of common stock to Dietrich and Jansen in February 1998.

     The fair value of these shares of $507,000 has been allocated to goodwill as of November 30, 1997. The profit objective for the twelve month period ended November 30, 1998 was not met; therefore, no contingent consideration was provided.

MILESTONE SOFTWARE GES. MBH

     On March 30, 1998, the Company acquired the remaining 56% of the issued and outstanding equity interests of milestone software Ges. mbH, an Austrian corporation, for an aggregate cash purchase price of $100,000 plus acquisition expenses of $34,837. The Company assumed liabilities of $248,937. The excess of the purchase price over the fair value of the net liabilities acquired of $383,774 was allocated to goodwill and is being amortized over its estimated useful life of 14.2 years. The final allocation of the purchase price is subject to the completion of management's due diligence, however, that allocation is not expected to differ materially from the initial allocation. As a result of this transaction, the Company owns 100% of Milestone Austria.

     The acquisition agreement also provides for additional contingent consideration not to exceed $250,000 of equivalent shares of common stock to all of the selling shareholders if certain revenue and profit objectives are met by the Company's fiscal year end. The profit objectives were not met; therefore, no contingent consideration was provided.

     The following unaudited pro forma information presents a summary of consolidated results of operations of the Company and Milestone-Austria as if the acquisition had occurred December 1, 1996:

                                                               YEAR ENDED
                                                      ----------------------------
                                                      NOVEMBER 30,    DECEMBER 31,
                                                          1997            1998
                                                      ------------    ------------
                                                          (IN THOUSANDS EXCEPT
                                                           PER SHARE AMOUNTS)
Net sales...........................................  $28,091,901     $42,954,754
Net income (loss)...................................    2,385,353       1,058,069
Earnings per common share -- diluted................  $      0.44     $      0.19

     These unaudited pro forma results have been prepared for comparative purposes only. They do not purport to be indicative of the results of operations which actually would have resulted had the combinations been in effect on December 1, 1996. In addition, they do not purport to be indicative of future results of operations on the consolidated entities.

                    TEMPLATE SOFTWARE INC. AND SUBSIDIARIES

PRECISE CONNECTIVITY SOLUTIONS LTD.

     On March 30, 1998, the Company entered into a Convertible Note Purchase Agreement ("Note Agreement") with Precise Connectivity Solutions Ltd. ("Precise"), an Israeli limited corporation, pursuant to which the Company purchased a Note from Precise for an aggregate purchase price of $500,000 due on March 30, 1999 with a 9% percent interest rate per annum. The Note is convertible at the option of the Company or Precise into that number of fully-paid, non-assessable shares of Preferred Stock of Precise equal to eight percent (8%) of the issued and outstanding capital stock of Precise, on a fully-diluted basis, including such shares of Preferred Stock. The note receivable is included in prepaid expenses and other current assets in the consolidated balance sheet as of December 31, 1998.

EAGLE EYE TECHNOLOGIES STRATEGIC RELATIONSHIP

     On September 1, 1998, the Company entered into a strategic relationship with Eagle Eye Technologies, Inc. ("Eagle Eye") to sell software and related services to Eagle Eye with respect to the creation by Eagle Eye of its Service Operations Center (the "SOC"). The SOC supports the operations of the Global Locating System, a satellite-based location and messaging system.

     In connection therewith, the Company invested $1,000,000 in Eagle Eye in return for (i) a promissory note (the "Convertible Promissory Note") that is convertible, at the Company's option, into 66,695 shares of common stock of Eagle Eye ("Eagle Eye Common Stock") and (ii) a warrant (the "Warrant") that gives the Company the right to purchase an additional 66,695 shares of Eagle Eye Common Stock for an additional $1,000,000. Interest on the Convertible Promissory Note accrues at the rate of 12% per annum, payable together with principal in a single lump sum on September 1, 2000, unless converted into Eagle Eye Common Stock prior to that date. The Convertible Promissory Note is prepayable by Eagle Eye in whole, but not in part, at any time prior to maturity. The Convertible Promissory Note may be converted at any time prior to the date that is 30 days after the date on which Eagle Eye notifies the Company that the aggregate amount of payments made by Eagle Eye to the Company exceeds $1,000,000 (the "Notification Date"). The Warrant is exercisable by the Company, in whole or in part, at any time beginning on the Notification Date and ending on the date that is 12 months after the Notification Date.

     Furthermore, under the Financing Agreement, the Company also agreed to make available to Eagle Eye an additional $500,000, which may be loaned to Eagle Eye at Eagle Eye's request, on substantially the same terms as set forth in the Convertible Promissory Note, except that such additional indebtedness would be convertible, at the Company's option, into 33,348 shares of Eagle Eye Common Stock. As of December 31, 1998, no amounts were loaned to Eagle Eye under this provision.

                    TEMPLATE SOFTWARE INC. AND SUBSIDIARIES

5. ACCOUNTS RECEIVABLE

     Accounts receivable consisted of the following:

                                                        YEAR ENDED
                                                ---------------------------
                                                NOVEMBER 30,   DECEMBER 31,
                                                    1997           1998
                                                ------------   ------------
GOVERNMENT:
Billed........................................  $ 3,109,725    $ 4,864,392
Unbilled......................................       65,798      2,244,649
Retainage.....................................       87,652         97,013
                                                -----------    -----------
                                                  3,263,175      7,206,054
                                                -----------    -----------
DOMESTIC:
Billed........................................    1,690,101      2,494,031
Unbilled......................................        4,971             --
                                                -----------    -----------
                                                  1,695,072      2,494,031
                                                -----------    -----------
FOREIGN:
Billed........................................    5,534,199      5,255,038
Unbilled......................................      530,525      1,474,056
                                                -----------    -----------
                                                  6,064,724      6,729,094
                                                -----------    -----------
  Total.......................................   11,022,971     16,429,179
Less: allowance for doubtful accounts.........     (548,717)      (677,356)
                                                -----------    -----------
                                                $10,474,254    $15,751,823
                                                ===========    ===========

6. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:

                                                        YEAR ENDED
                                                ---------------------------
                                                NOVEMBER 30,   DECEMBER 31,
                                                    1997           1998
                                                ------------   ------------
Data processing equipment.....................   $1,526,474     $2,205,576
Office furniture and equipment................    1,240,335      2,231,512
Leasehold improvements........................      453,533        645,934
Building......................................           --      2,050,808
                                                 ----------     ----------
                                                  3,220,342      7,133,830
Less: accumulated depreciation................   (1,026,410)    (1,710,899)
                                                 ----------     ----------
                                                 $2,193,932     $5,422,931
                                                 ==========     ==========

                    TEMPLATE SOFTWARE INC. AND SUBSIDIARIES

7. REVOLVING CREDIT FACILITY AND LONG-TERM DEBT

                                                               YEAR ENDED
                                                      ----------------------------
                                                      NOVEMBER 30,    DECEMBER 31,
                                                          1997            1998
                                                      ------------    ------------
Revolving credit facility...........................    $ 33,553       $ 166,797
                                                        ========       =========
Long-term debt consists of the following:
Term Loan...........................................    $175,695       $ 229,373
Less current portion................................     (91,667)       (229,373)
                                                        --------       ---------
Long-term portion...................................    $ 84,028       $      --
                                                        ========       =========

REVOLVING CREDIT FACILITIES

     The Company has a revolving credit facility (the "Facility") under a Loan Agreement (the "Loan Agreement") with First Union National Bank, successor by merger to Signet Bank, (the "Bank") in the aggregate principal amount of $3.0 million with an expiration date of June 30, 1999. As of December 31, 1998, there were no amounts outstanding under this Facility. Availability of the funds under the Loan Agreement is also subject to the Company's compliance with certain covenants customary with commercial loans, including covenants related to maintenance of certain levels of tangible net worth and a certain ratio of current assets to current liabilities. The Loan Agreement further imposes restrictions on creation of debt, merger, sale of assets, loans or advances, guarantees, payment of dividends or repurchase of capital stock without the Bank's consent. As of November 30, 1997 and for certain compliance periods during the two years ended November 30, 1997, the Company was not in compliance with the foregoing financial covenants for which waivers were obtained. During the year ended December 31, 1998, the Company was in compliance with all financial and non-financial covenants. The Company obtained the Bank's consent in connection with the Board of Directors approved stock repurchase program. The Facility bears interest at the LIBOR Market Index Rate (for the United States Dollar quoted by the British Bankers Association) plus 1.85%. On August 3, 1998, the Bank issued a letter of credit on the Company's behalf as a performance guarantee for a German customer in the amount of DEM 1,700,000 (approximately $1.0 million).

     The Company's French subsidiary maintains with Banque Hervet an unsecured line of credit for 500,000FF plus an additional 500,000FF of credit collateralized by 70% of accounts receivable (approximately $180,000 in aggregate) at an interest rate of 8.3%. The Company's Austrian subsidiary maintains a line of credit with Raiffeisen Bank for 1,000,000ATS (approximately $85,000), collateralized by 100% of accounts receivable at an interest rate of 5%. As of December 31, 1998, 568,845FF (approximately $101,596) and 765,005ATS
(approximately $65,201), was outstanding under the French and Austrian lines of credit, respectively.

                    TEMPLATE SOFTWARE INC. AND SUBSIDIARIES

SUBORDINATED NOTE PAYABLE

     In December 1991, the Company repurchased 101,554 shares of Class A Common Stock and 406,316 shares of Convertible Preferred Stock from a minority shareholder for $300,000 in cash and a subordinated note in the amount of $400,860 (the "Subordinated Note"). The Subordinated Note, as amended, requires annual interest payments through March 1995 and quarterly principal and interest payments of $31,000, beginning in April 1995. The Subordinated Note bears interest at 2% above the prime rate. Any remaining balance is due January 1, 1999. Stock representing the unpaid portion of the note is held in treasury, and is being retired as the principal is repaid.

     In October 1996, the balance of the Subordinated Note was paid in full and all of the remaining, underlying shares of Preferred Stock and Class A Common Stock held in treasury were retired. The repayment of the Subordinated Note was financed with a $275,000, three year term loan pursuant to the Loan Agreement from the Company's commercial bank (the "Term Loan"). The Term Loan bears interest at the prime rate plus 1/4% (8.75% at November 30, 1997 and 8.00% at December 31, 1998) and requires monthly principal payments of $7,639, beginning in November 1996. The balance of the Subordinated Note was $76,389 as of December 31, 1998.

     In January 1998, the Company financed its Directors and Officers insurance premiums with AI Credit Corporation in the amount of $269,123 at an annual percentage rate of 9.16%. The Company makes monthly payments of $12,803 with the note maturing in December 1999. The balance of this note was $152,984 as of December 31, 1998.

8. CAPITAL STOCK

STOCK OPTION PLANS

     The Company has three Stock Option Plans, the 1992 Incentive Stock Option Plan, the 1992 Non-Statutory Stock Option Plan and the 1996 Equity Incentive Plan. The 1992 Plans replace the Company's former 1986 Incentive Stock Option Plan and the 1984 Incentive Stock Option Plan. No further grants may be made under the 1992 plans.

     In October 1996, the Company established the 1996 Equity Incentive Plan (1996 Equity Plan). Under the 1996 Equity Plan, which is administered by the Compensation Committee of the Board of Directors, a variety of awards, including stock options, stock appreciation rights, stock awards and incentive awards may be made to the Company's employees and directors. Initially, 1,000,000 shares of Common Stock were reserved for issuance under the 1996 Equity plan. On April 28, 1998, the shareholders voted to increase the number of authorized shares under such plan from 1,000,000 to 2,500,000.

     Options granted under the Company's stock option plans generally vest over a four year period and expire either three months after termination of employment, or seven to ten years after date of grant. Options to purchase 1,309,313 shares were vested and exercisable at December 31, 1998.

                    TEMPLATE SOFTWARE INC. AND SUBSIDIARIES

     Stock option activity for the years ended November 30, 1996 and 1997, for the one month ended December 31, 1997, and for the year ended December 31, 1998 is summarized as follows:

                                                                                        WEIGHTED
                          1984         1986         1992         1996                   AVERAGE
                       INCENTIVE    INCENTIVE    INCENTIVE     INCENTIVE                EXERCISE
                       STOCK PLAN   STOCK PLAN   STOCK PLAN   STOCK PLANS     TOTAL      PRICE
                       ----------   ----------   ----------   -----------   ---------   --------
Outstanding, November
30, 1995.............   120,120      156,749     1,386,366            --    1,663,235    $ 1.84
  Granted............        --           --       618,300            --      618,300      4.58
  Exercised..........   (14,014)          --       (50,000)           --      (64,014)     1.51
  Forfeited..........   (13,106)          --       (23,500)           --      (36,606)     1.98
                        -------      -------     ---------     ---------    ---------    ------
Outstanding, November
  30, 1996...........    93,000      156,749     1,931,166            --    2,180,915    $ 2.63
  Granted............        --           --            --     1,190,712    1,190,712     12.38
  Exercised..........   (81,000)     (70,249)     (193,426)           --     (344,675)     1.99
  Forfeited..........        --           --       (32,750)      (14,000)     (46,750)     5.03
                        -------      -------     ---------     ---------    ---------    ------
Outstanding, November
  30, 1997...........    12,000       86,500     1,704,990     1,176,712    2,980,202    $ 6.56
  Granted............        --           --            --            --           --        --
  Exercised..........        --       (1,500)         (750)           --       (2,250)     1.98
  Forfeited..........        --           --        (4,500)      (48,000)     (52,500)     1.96
                        -------      -------     ---------     ---------    ---------    ------
Outstanding, December
  31, 1997...........    12,000       85,000     1,699,740     1,128,712    2,925,452    $ 6.47
  Granted............        --           --            --       583,000      583,000      9.80
  Exercised..........   (12,000)     (55,500)     (350,980)       (6,250)    (424,730)     2.12
  Forfeited..........        --           --       (13,000)     (274,875)    (287,875)    11.38
                        -------      -------     ---------     ---------    ---------    ------
Outstanding, December
  31, 1998...........        --       29,500     1,335,760     1,430,587    2,795,847    $ 7.31
                        =======      =======     =========     =========    =========    ======

     The range of exercise prices for options outstanding at December 31, 1998 was $1.38 to $16.00. The following table summarizes additional information about stock options outstanding at December 31, 1998:

                                            WEIGHTED                               WEIGHTED
                                             AVERAGE     WEIGHTED                   AVERAGE
                                            REMAINING    AVERAGE                   EXERCISE
RANGE OF                       NUMBER      CONTRACTUAL   EXERCISE     NUMBER       PRICE OF
EXERCISE PRICES              OUTSTANDING      LIFE        PRICE     EXERCISABLE   EXERCISABLE
---------------              -----------   -----------   --------   -----------   -----------
$1.3800-$1.980.............     970,885     5 years      $ 1.779       820,260      $ 1.743
$4.0625-$6.000.............     587,875     8 years        5.362       194,375        6.000
$9.0000-$12.875............     534,712     9 years        9.837       123,219        9.696
$14.0000-$16.000...........     702,375     9 years       14.680       171,459       15.134
                              ---------                              ---------
                              2,795,847                              1,309,313
                              =========                              =========

                    TEMPLATE SOFTWARE INC. AND SUBSIDIARIES

     The Company has adopted SFAS No. 123, "Accounting for Stock-Based Compensation". In accordance with SFAS No. 123, the Company applies APB Opinion 25 and related Interpretations in accounting for its stock option plans. If the Company had elected to recognize compensation cost based on the fair value of the options granted at grant date as prescribed by SFAS No. 123, net income
(loss) and net income (loss) per common share would have been reduced to the pro forma amounts shown below (in thousands, except per-share amounts):

                                   YEAR ENDED            ONE MONTH          YEAR
                                  NOVEMBER 30,             ENDED           ENDED
                            ------------------------    DECEMBER 31,    DECEMBER 31,
                               1996          1997           1997            1998
                            ----------    ----------    ------------    ------------
Net income (loss) -- as
  reported..............    $1,045,068    $2,379,793     $(622,537)      $1,130,210
Net income (loss) -- pro
  forma.................       988,901     1,956,444      (657,816)        (876,785)
Earnings (loss) per
  common share -- as
  reported..............          0.23          0.44         (0.13)            0.20
Earnings (loss) per
  common share -- pro
  forma.................          0.21          0.34         (0.14)           (0.17)

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

                                           YEAR
                                          ENDED         ONE MONTH          YEAR
                                       NOVEMBER 30,       ENDED           ENDED
                                       ------------    DECEMBER 31,    DECEMBER 31,
                                       1996    1997        1997            1998
                                       ----    ----    ------------    ------------
Expected dividend yield............     0.0%    0.0%         --             0.0%
Risk-free interest rate............     6.4     6.5          --             5.1
Expected volatility................    70.0    70.0          --            70.0
Expected life (in years)...........       5       5          --               5

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion the existing models do not necessarily provide a reliable single measure of the fair value of the Company's options. The weighted average estimated fair values of employee stock options granted during the years ended November 30, 1996 and 1997, for the one month period ended December 31, 1997 and for the year ended December 31, 1998 were $2.90, $7.83, $0 and $6.09 per share, respectively.

                    TEMPLATE SOFTWARE INC. AND SUBSIDIARIES

     Prior to the initial public offering of the Company's Common Stock, the fair value of the Company's Common Stock was determined through an independent valuation. The Company calculated deferred compensation expense of $1,634,527 related to certain options granted during the years ended November 30, 1995 and 1996 and will recognize compensation expense over the vesting period of those stock options. The Company did not record any adjustments for deferred compensation expense as of November 30, 1995 and 1996 since it did not have a material effect on total shareholders' equity. During the year ended November 30, 1997, for the one month ended December 31, 1997 and for the year ended December 31, 1998, the company recorded $406,985, $32,483 and $389,143 of deferred compensation expense, respectively.

9. INCOME TAXES

     Foreign (loss) income before income taxes was ($13,819), $1,017,199, ($390,203) and $173,926 for the years ended November 30, 1996 and 1997, for the one month ended December 31, 1997 and for the year ended December 31, 1998, respectively.

     The benefit (provision) for income taxes for the years ended November 30, 1996 and 1997, for the one month ended December 31, 1997 and for the year ended December 31, 1998 is summarized as follows:

                                        YEAR ENDED           ONE MONTH         YEAR
                                       NOVEMBER 30,            ENDED          ENDED
                                  -----------------------   DECEMBER 31,   DECEMBER 31,
                                    1996         1997           1997           1998
                                  ---------   -----------   ------------   ------------
CURRENT:
Federal.........................  $(485,853)  $  (981,736)    $     --      $ (83,150)
State...........................    (97,239)     (118,808)          --        (58,688)
Foreign.........................         --       (35,232)     (20,249)       (62,543)
                                  ---------   -----------     --------      ---------
                                   (583,092)   (1,135,776)     (20,249)      (204,381)
                                  ---------   -----------     --------      ---------
DEFERRED:
Federal.........................    (54,670)      (91,042)     169,781       (319,370)
State...........................     (2,179)       (3,473)      18,864        (29,663)
Foreign.........................     (4,561)     (537,725)     103,459       (194,703)
                                  ---------   -----------     --------      ---------
                                    (61,410)     (632,240)     292,104       (543,736)
                                  ---------   -----------     --------      ---------
  Total benefit (provision).....  $(644,502)  $(1,768,016)    $271,855      $(748,117)
                                  =========   ===========     ========      =========

                    TEMPLATE SOFTWARE INC. AND SUBSIDIARIES

     The source and tax effects of the temporary differences giving rise to the Company's net deferred tax assets (liabilities) at November 30, 1997 and December 31, 1998 are as follows:

                                                                YEAR ENDED
                                                        ---------------------------
                                                        NOVEMBER 30,   DECEMBER 31,
                                                            1997           1998
                                                        ------------   ------------
Capitalized software..................................   $(563,439)     $ (988,560)
Deferred revenue......................................     165,153         297,459
Allowance for doubtful accounts.......................      99,800          79,354
Accrued liabilities...................................     141,219         336,375
Deferred compensation.................................     154,663              --
Net operating loss carryforward.......................     733,859       1,120,750
Goodwill..............................................      47,844         196,598
Research and development credits......................          --         100,000
Other.................................................      35,401         (56,426)
                                                         ---------      ----------
                                                         $ 814,500      $1,085,550
Valuation allowance...................................          --         (40,000)
                                                         ---------      ----------
  Total...............................................   $ 814,500      $1,045,550
                                                         =========      ==========

     During 1998, the Company recorded a valuation allowance of $40,000. The valuation allowance at December 31, 1998 relates to the future utilization of foreign net operating loss carryforwards that the Company has determined are not realizable at this time.

     As of December 31, 1998, the Company has research and development tax credits of $100,000 which will be utilized to offset future taxes payable. In addition, as of November 30, 1997 and December 31, 1998, the Company had net operating loss carryforwards of approximately $1.9 million and $1.7 million, respectively, related to its foreign operations. The research and development tax credits and the net operating loss carryforwards begin to expire in 1999.

                    TEMPLATE SOFTWARE INC. AND SUBSIDIARIES

     The Company's tax provision for the years ended November 30, 1996 and 1997, the one month ended December 31, 1997 and the year ended December 31, 1998 differs from the statutory rate for Federal income taxes as a result of the tax effect of the following factors:

                                        YEAR ENDED               MONTH
                                ---------------------------      ENDED        YEAR ENDED
                                NOVEMBER 30,   NOVEMBER 30,   DECEMBER 31,   DECEMBER 31,
                                    1996           1997           1997           1998
                                ------------   ------------   ------------   ------------
Statutory rate................      (34)%          (34)%           34%           (34)%
  State income taxes, net of
     federal benefit..........       (4)%           (4)             2             (5)
  Permanent differences.......       (1)%           (2)            (1)             4
  Foreign rate differential...       --             (3)            (5)           (10)
  Research and development
     credits..................       --             --             --              5
Other.........................        1 %           --             --             --
                                    ---            ---            ---            ---
  Effective tax rate..........      (38)%          (43)%           30%           (40)%
                                    ===            ===            ===            ===

10. COMMITMENTS AND CONTINGENCIES

PENDING LITIGATION

     On December 23, 1998, the Company filed an action against Automated Financial System, Inc, ("AFS") in the United States District Court for the Eastern District of Virginia seeking compensatory damages of approximately $950,000 resulting from AFS's failure to pay fees to the Company pursuant to a February, 1998 consulting agreement. AFS has filed a counterclaim against the Company, asserting breach of contract, deceit and fraud, seeking an unspecified amount of money damages for lost profits, loss of business and other economic damages. The Company has filed a motion to dismiss the counterclaim, which is pending. Discovery has commenced in the action. The Company cannot currently predict the outcome of this litigation. If the Company is not successful in pursuing these claims, there could be a material adverse effect on the Company's business, results of operations and financial condition.

     In addition, the Company is and may from time to time be involved in ordinary routine litigation incidental to its business. Other than is described above, the Company is not aware of any pending or threatened litigation that could have a material adverse effect on the Company's business, results of operation or financial condition.

OPERATING LEASES

     During September 1996, the Company entered into a noncancelable operating lease for the corporate headquarters that expires in December 2006. As an incentive to lease this space, the landlord provided a rent abatement through December 1996. Additionally, the lease contains an escalation clause that provides for an increase in base rent beginning in

                    TEMPLATE SOFTWARE INC. AND SUBSIDIARIES

December 1997 and a renewal clause whereby the Company has the option to renew the lease for a period of five additional years.

     During 1997, the Company entered into a sublease agreement for a portion of its leased office space that continued through December 31, 1998. Rent expense was reduced by approximately $56,000, $8,000 and $206,000 for the year ended November 30, 1997, for the one month ended December 31, 1997 and for the year ended December 31, 1998, respectively, due to this rental income.

     The Company also leases certain office equipment and other office space under noncancelable operating leases which expire at various dates through 2008. Certain operating leases provide for adjustments relating to changes in real estate taxes and other operating expenses. Rent expense under all leases is recognized ratably over the lease terms. Rent expense under all operating leases was approximately $706,902, $1,508,707, $188,500 and $2,123,435, respectively, for the years ended November 30, 1996 and 1997, for the one month ended December 31, 1997 and for the year ended December 31, 1998.

CAPITAL LEASES

     The company leases certain office equipment under arrangements that meet the criteria requiring capitalization as prescribed by Statement of Financial Accounting Standards No. 13, "Accounting for Leases" ("SFAS No. 13"). Included in the balance sheets are the following amounts at November 30, 1997 and December 31, 1998:

                                                        YEAR ENDED
                                                ---------------------------
                                                NOVEMBER 30,   DECEMBER 31,
                                                    1997           1998
                                                ------------   ------------
Office furniture and equipment................    $210,042       $210,042
Data processing equipment.....................      37,044         54,117
Less: accumulated amortization................     (69,372)      (131,052)
                                                  --------       --------
                                                  $177,714       $133,107
                                                  ========       ========

     Future minimum lease payments, under all leases, at December 31, are as follows:

                                                            OPERATING    CAPITAL
                                                            ----------   --------
1999......................................................  $1,329,295   $ 63,884
2000......................................................   1,135,430     49,333
2001......................................................   1,149,910     32,916
2002......................................................   1,180,751         --
2003......................................................   1,216,176         --
Thereafter................................................   3,773,210         --
                                                            ----------   --------
          Total minimum payments..........................  $9,784,772    146,134
                                                            ==========
Less: portion representing interest.......................                 14,322
                                                                         --------
Present value of capital lease obligations................               $131,811
                                                                         ========

                    TEMPLATE SOFTWARE INC. AND SUBSIDIARIES

11. ACCRUED EXPENSES

     Accrued expenses consisted of the following:

                                                                YEAR ENDED
                                                        ---------------------------
                                                        NOVEMBER 30,   DECEMBER 31,
                                                            1997           1998
                                                        ------------   ------------
Accrued payroll, bonus and vacation...................   $1,871,569     $2,314,890
Accrued commissions...................................      106,553         92,713
Accrued subcontractor's fees..........................       22,857        461,309
Accrued value added tax...............................      371,339        624,107
Accrued acquisition costs.............................      160,872             --
Other accrued expenses................................      184,428        608,596
                                                         ----------     ----------
                                                         $2,717,618     $4,101,615
                                                         ==========     ==========

12. RELATED PARTY TRANSACTIONS

     In November 1996, Alcatel Alsthom Compagnie Generale d'Electricite S.A. ("Alcatel") invested $8.0 million in the Company in the form of Preferred Stock at the equivalent of $16.00 per share of Common Stock. The costs related with the issuance of the Preferred Stock was $75,096. Coincident with the Company's initial public offering of stock, the Preferred Stock converted to Common Stock at a one to one conversion rate. During 1997, Alcatel and the Company entered into agreements whereby the Company provides products and services to Alcatel for their internal use and for resale to their customers. For the year ended November 30, 1997, for the one month ended December 31, 1997 and for the year ended December 31, 1998, the Company earned $1,712,683, $145,802 and $556,081 of revenue from Alcatel, respectively. Accounts receivable from Alcatel as of November 30, 1997 and December 31, 1998 were $785,314 and $31,177, respectively.

13. EMPLOYEE BENEFIT PLANS

DEFERRED COMPENSATION PLAN

     The Company maintains a deferred compensation profit-sharing plan under section 401(k) of the Internal Revenue Code. Under the plan, domestic employees may elect to defer up to 12% of their salary, subject to Internal Revenue Service limits. The Company contributes a matching 50% of the first 4% of employee contributions. In addition, the plan allows for the Company to make discretionary contributions based on the participants salary. Total Company contributions to the plan were $100,003, $129,917, $16,815 and $196,972 for the years ended November 30, 1996 and 1997, for the one month ended December 31, 1997 and for the year ended December 31, 1998, respectively.

INCENTIVE BONUS PLAN

     The Company has an incentive bonus plan whereby the Board of Directors authorized the officers to grant awards to nominated employees in recognition of exceptional

                    TEMPLATE SOFTWARE INC. AND SUBSIDIARIES
contributions. Awards totaling $50,850, $101,375, $0 and $27,833, were given to employees (excluding executives) for the years ended November 30, 1996 and 1997, for the one month ended December 31, 1997 and for the year ended December 31, 1998, respectively.

14. SEGMENT INFORMATION

     The Company provides software products and services worldwide. Revenue from foreign operations and identifiable assets of foreign operations were less than 10% of consolidated revenue and assets in 1996. Summarized financial information by geographic region for 1997 and 1998 is as follows (in thousands):

                                        SALES
                         SALES TO      BETWEEN       INCOME     IDENTIFIABLE
                       UNAFFILIATED   GEOGRAPHIC      FROM       ASSETS AT       CAPITAL      DEPRECIATION/
                        CUSTOMERS       AREAS      OPERATIONS     YEAR END     EXPENDITURES   AMORTIZATION
                       ------------   ----------   ----------   ------------   ------------   -------------
Year ended November
  30, 1997:
  United States......    $14,630        $2,745       $2,266       $39,790         $  461          $204
  Europe.............     12,188           606        1,103        18,733            432           145
  Americas/Pacific...         92            60            7           133             40             6
  Eliminations.......         --        (3,411)          --       (15,685)            --            --
  Consolidated.......    $26,910        $   --       $3,376       $42,971         $  933          $355
Month ended December
  31, 1997:
  United States......    $   937        $  121       $ (549)      $40,679         $  119          $ 29
  Europe.............      1,231           193         (293)       18,333             47            29
  Americas/Pacific...        (23)           11          (59)          134              0             1
  Eliminations.......         --          (325)          --       (15,827)            --            --
  Consolidated.......    $42,639        $   --       $ (901)      $43,319         $  166          $ 59
Year ended December
  31, 1998:
  United States......    $21,345        $1,519       $1,103       $45,649         $  516          $280
  Europe.............     21,235         1,045          (15)       24,467          3,041           267
  Americas/Pacific...         59            95           32            52             10            12
  Eliminations.......         --         2,659           --       (20,792)            --            --
  Consolidated.......    $42,639        $   --       $1,120       $49,376         $3,567          $559

Intercompany revenues between geographic areas are accounted for as transfer fees which are intended to cover primarily software development and cost of goods sold. The Company did not derive more than 10% of its total consolidated revenue from export sales for the years 1996, 1997 and 1998.

                    TEMPLATE SOFTWARE INC. AND SUBSIDIARIES

15. LIQUIDATION OF MEXICAN SUBSIDIARY

     On December 1, 1998, the Company commenced liquidation of its Mexican subsidiary formed in 1997. The Company pursued this course of action as the result of the losses incurred since the inception of that operation coupled with the instability of Mexico's economic environment. The total cost related to the liquidation of this subsidiary was approximately $175,000 as of December 31, 1998. The Company has accrued the remaining costs associated with this liquidation in the amount of $83,127 as of December 31, 1998. Management believes these accrued costs represent all remaining obligations of the Company with regard to the liquidation of this subsidiary.

                    TEMPLATE SOFTWARE, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)

                                                        SEPTEMBER 30,   DECEMBER 31,
                                                            1999            1998
                                                        -------------   ------------
                                                         (UNAUDITED)     (AUDITED)
ASSETS
Current Assets:
Cash and cash equivalents.............................     $ 2,527        $ 1,831
Marketable securities.................................       4,346          8,221
Accounts receivable, net..............................       9,415         15,752
Deferred income taxes.................................       4,511          1,873
Note receivable.......................................          --            500
Prepaid expenses......................................       1,173            732
Other current assets..................................         239            486
                                                           -------        -------
  Total current assets................................      22,211         29,395
Property and equipment, net...........................       5,135          5,423
Software development costs, net.......................       3,164          2,601
Goodwill, net.........................................       8,667         10,298
Other assets..........................................       1,427          1,367
                                                           -------        -------
  Total assets........................................     $40,604        $49,084
                                                           =======        =======

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses.................     $ 6,262        $ 6,791
Current portion of long-term debt.....................         282            451
Deferred income.......................................         352          1,437
                                                           -------        -------
  Total current liabilities...........................       6,896          8,679
                                                           -------        -------
LONG-TERM LIABILITIES:
Long-term debt, net of current portion................          68             76
Deferred income taxes.................................       1,119            827
Other long-term liabilities...........................         474            421
                                                           -------        -------
  Total liabilities...................................       8,557         10,003
                                                           -------        -------
SHAREHOLDERS' EQUITY:
Common stock..........................................          52             52
Additional paid-in capital............................      36,598         36,619
Deferred compensation.................................        (321)          (727)
Accumulated other comprehensive income (loss).........        (867)           154
Retained earnings.....................................      (2,117)         3,794
Treasury stock........................................      (1,298)          (811)
                                                           -------        -------
  Total shareholders' equity..........................      32,047         39,081
                                                           -------        -------
  Total liabilities and shareholders' equity..........     $40,064        $49,084
                                                           =======        =======

The accompanying notes are an integral part of these consolidated financial statements.

                    TEMPLATE SOFTWARE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
            (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AND SHARE DATA)
                                  (UNAUDITED)

                                     FOR THE THREE MONTHS       FOR THE NINE MONTHS
                                      ENDED SEPTEMBER 30,       ENDED SEPTEMBER 30,
                                    -----------------------   -----------------------
                                       1999         1998         1999         1998
                                    ----------   ----------   ----------   ----------
REVENUES:
Products..........................  $      490   $    1,214   $    3,887   $    5,106
Services..........................       8,598        8,646       27,482       23,559
                                    ----------   ----------   ----------   ----------
     Total Revenues...............       9,088        9,860       31,369       28,665
                                    ----------   ----------   ----------   ----------
COST OF REVENUES:
Products..........................         500          349        1,583        1,102
Services..........................       6,422        5,447       21,057       14,727
                                    ----------   ----------   ----------   ----------
     Total cost of revenues.......       6,922        5,796       22,640       15,829
                                    ----------   ----------   ----------   ----------
Gross profit......................       2,166        4,064        8,729       12,836
                                    ----------   ----------   ----------   ----------
OPERATING EXPENSES:
Selling and marketing.............       2,950        2,348        8,029        7,157
Product development...............         586          354        1,497        1,021
General and administrative........       1,690        1,289        7,337        4,098
                                    ----------   ----------   ----------   ----------
     Total operating expenses.....       5,226        3,991       16,863       12,276
                                    ----------   ----------   ----------   ----------
Income (loss) from operations.....      (3,060)          73       (8,134)         560
  Interest expense................          58          128          231          437
  Other income....................          (7)          36           (8)         210
                                    ----------   ----------   ----------   ----------
Net income (loss) before income
  taxes...........................      (3,009)         237       (7,911)       1,207
Income tax provision (benefit)....        (762)         207       (2,000)         557
                                    ----------   ----------   ----------   ----------
Net income (loss).................  $   (2,247)  $       30   $   (5,911)  $      650
                                    ==========   ==========   ==========   ==========
Earnings (loss) per
  share -- basic..................  $    (0.46)  $     0.01   $    (1.19)  $     0.13
                                    ==========   ==========   ==========   ==========
Shares used in computing basic
  earnings (loss) per share.......   4,901,909    5,120,860    4,951,050    5,021,608
                                    ==========   ==========   ==========   ==========
Earnings (loss) per
  share -- diluted................  $    (0.46)  $     0.01   $    (1.19)  $     0.11
                                    ==========   ==========   ==========   ==========
Shares used in computing diluted
  earnings (loss) per share.......   4,901,909    5,669,497    4,951,050    5,803,578
                                    ==========   ==========   ==========   ==========

The accompanying notes are an integral part of these consolidated financial statements.

                    TEMPLATE SOFTWARE, INC. AND SUBSIDIARIES

             CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
                             (AMOUNTS IN THOUSANDS)
                                  (UNAUDITED)

                                           FOR THE THREE           FOR THE NINE
                                              MONTHS                  MONTHS
                                        ENDED SEPTEMBER 30,     ENDED SEPTEMBER 30,
                                        -------------------     -------------------
                                          1999        1998        1999        1998
                                        --------      -----     --------      -----
Net income (loss)...................    $(2,247)      $ 30      $(5,911)      $650
Foreign currency translation
  adjustment........................        283        338         (474)       280
Unrealized loss on marketable
  securities, net of taxes..........        (48)        --         (547)        --
                                        -------       ----      -------       ----
Comprehensive income (loss).........    $(2,012)      $368      $(6,932)      $930
                                        =======       ====      =======       ====

The accompanying notes are an integral part of these consolidated financial statements.

                    TEMPLATE SOFTWARE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)
                                  (UNAUDITED)

                                                                FOR THE NINE
                                                                MONTHS ENDED
                                                                SEPTEMBER 30,
                                                              -----------------
                                                               1999      1998
                                                              -------   -------
Cash flows used in operating activities.....................  $  (264)  $   (11)
                                                              -------   -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sales and maturities of marketable
  securities................................................    5,165     8,400
Purchase of marketable securities...........................    (2000)   (5,201)
Purchase of convertible note................................       --    (1,500)
Proceeds from note receivable...............................      500        --
Capital expenditures and leasehold improvements.............     (670)   (3,390)
Capitalization of software development costs................   (1,348)   (1,220)
Acquisition costs, net of cash acquired.....................       --       (58)
                                                              -------   -------
  Net cash provided (used in) by investing activities.......    1,647    (2,969)
                                                              -------   -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Revolving credit facility, net..............................      (69)      487
Increase in notes payable...................................      102       269
Payments on notes payable...................................     (158)     (157)
Capital lease obligations...................................      (41)      (29)
Income tax benefit related to stock options.................        9       634
Proceeds from sale of common stock under stock programs.....      122       861
Purchase of common stock....................................     (487)     (501)
                                                              -------   -------
  Net cash provided by (used in) financing activities.......      522     1,564
                                                              -------   -------
Effect of exchange rate changes on cash and cash
  equivalents...............................................     (165)      (77)
                                                              -------   -------
Net increase (decrease) in cash and cash equivalents........      696    (1,493)
Cash and cash equivalents, beginning of period..............  $ 1,831   $ 3,425
                                                              =======   =======
Cash and cash equivalents, end of period....................  $ 2,527   $ 1,932
                                                              =======   =======

  The accompanying notes are an integral part of these consolidated financial statements.

                    TEMPLATE SOFTWARE, INC. AND SUBSIDIARIES

                       NOTES TO THE FINANCIAL STATEMENTS

NOTE A -- BASIS OF PRESENTATION

     In the opinion of management, the accompanying unaudited consolidated financial statements of Template Software, Inc. and subsidiaries ("Template") contain all adjustments (consisting only of normal recurring accruals) necessary to present fairly Template's consolidated financial position as of September 30, 1999 and the results of operations and cash flows for the periods indicated. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these condensed consolidated financial statements be read in conjunction with the financial statements and notes thereto included in Template's 1998 Annual Report on Form 10-K. The results of operations for the nine months ended September 30, 1999 are not necessarily indicative of the operating results to be expected for the full year.

NOTE B -- MERGER WITH LEVEL 8 SYSTEMS, INC.

     On October 20, 1999, Template announced that it had entered into an Agreement and Plan of Merger dated as of October 19, 1999 (the "Merger Agreement") with Level 8 Systems, Inc., a Delaware corporation ("Level 8") and Level 8's wholly-owned subsidiary, TSAC, Inc., a Delaware corporation (the "Subsidiary"). The Merger Agreement provides for Level 8's acquisition of Template by Template's merger with and into the Subsidiary (the "Merger").

     Under the Merger Agreement, each share of Template's common stock will be exchanged for $4.00 in cash plus $3.90 worth of Level 8 common stock, subject to adjustment. The actual number of shares of Level 8 common stock to be exchanged for each Template share will be based on the average trading price of Level 8 stock for the 10 trading days prior to the third trading day before Level 8's shareholder approval, but will not be less than 0.2838 Level 8 shares per Template share (if Level 8's average trading price exceeds $13.74) or more than
0.3672 Level 8 shares per Template share (if Level 8's average trading price is less than $10.62). The Merger is intended to qualify as a tax-free reorganization, which means that Template shareholders would generally be permitted to defer taxes on the Level 8 stock portion of the merger consideration.

     In connection with the Merger, on October 17, 1999 Template's Board of Directors approved an amendment to the Rights Agreement by and between Template and First Union National Bank dated as of July 3, 1998 (the "Rights Agreement"). The amendment provides that neither Level 8 nor the Subsidiary will be considered an "Acquiring Person" (as that term is defined in the Rights Agreement), and that the execution, delivery and consummation of the Merger Agreement will not cause the occurrence of a "Distribution Date" or a "Stock Acquisition Date" (as these terms are defined in the Rights Agreement). The amendment thus ensures that the Merger will not trigger the distribution of rights to Template's shareholders under the Rights Agreement. In addition, in connection with the Merger Agreement, Template has agreed not to further amend the Rights Agreement without the consent of Level 8.

     The Merger is subject to certain conditions to closing, including shareholder approval, regulatory approval, and necessary consents and filings.

                    TEMPLATE SOFTWARE, INC. AND SUBSIDIARIES

NOTE C -- RECENT ACCOUNTING PRONOUNCEMENTS

     In December 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-9 (SOP 98-9), "Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions." The provisions of this SOP that extend the deferral of the application of certain passages of SOP 97-2 are effective December 15, 1998. All other provisions of this SOP are effective for transactions entered into in fiscal years beginning after March 15, 1999. Earlier adoption is permitted as of the beginning of fiscal years or interim periods for which financial statements or information have not been issued. Retroactive application of the provisions of this SOP are prohibited. The adoption of SOP 98-9 is not expected to have a material impact on Template's operating results, financial position or cash flows.

NOTE D -- INCOME TAXES

     The Income Tax Benefit was $0.8 million for the quarter ended September 30, 1999 compared to an Income Tax Provision of $0.2 million for the quarter ended September 30, 1998. The Income Tax Benefit for the nine months ended September 30, 1999 was $2.0 million compared to an Income Tax Provision of $0.6 million for the nine month period ended September 30, 1998. Template's effective tax rate was 25% for the quarter ended September 30, 1999 compared to 87% for the quarter ended September 30, 1998. Template's effective tax rate was 25% for the nine month period ended September 30, 1999 compared to 46% for the nine month period ended September 30, 1998. These tax rates reflect the differences in effective tax rates relative to Template having pre-tax losses in 1999 and pre-tax profits in 1998 along with lower tax rates applicable to losses in foreign jurisdictions, the effect of the permanent differences relative to Template's profit/loss and the establishment in 1999 of valuation allowances for deferred tax assets attributable to net operating losses in France in the amount of approximately $482,000.

NOTE E -- EARNINGS PER SHARE

     Earnings per share is presented in accordance with SFAS No. 128, Earnings per Share. Basic earnings per share is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing net income available to common shareholders by the weighted average of common shares outstanding after giving effect to all dilutive potential common shares that were outstanding during the period.

                    TEMPLATE SOFTWARE, INC. AND SUBSIDIARIES

     The following table reconciles the weighted average number of common shares outstanding during each period for basic earnings per share with the comparable amount for diluted earnings per share.

                                         THREE MONTHS ENDED       NINE MONTHS ENDED
                                            SEPTEMBER 30,           SEPTEMBER 30,
                                        ---------------------   ---------------------
                                          1999        1998        1999        1998
                                        ---------   ---------   ---------   ---------
Weighted average shares outstanding --
  basic...............................  4,901,909   5,120,860   4,951,050   5,021,608
Potential common shares related to
  stock options.......................         --     548,637          --     781,970
                                        ---------   ---------   ---------   ---------
Weighted average shares outstanding --
  diluted.............................  4,901,909   5,669,497   4,951,050   5,803,578
                                        =========   =========   =========   =========

     Template did not have any dilutive common shares during the three and nine month periods ended September 30, 1999. Net income (loss) reported was not adjusted for the computation of basic or diluted earnings per share. In 1999, 443,857 and 395,815 shares primarily related to the inclusion of the effect of potential stock options exercises were not included in the computation of diluted earnings per share for the three and nine month periods ended September 30, 1999, respectively, because to do so would have been antidilutive for those periods.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                             LEVEL 8 SYSTEMS, INC.,

                                   TSAC, INC.

                                      AND

                            TEMPLATE SOFTWARE, INC.

                          DATED AS OF OCTOBER 19, 1999

                               TABLE OF CONTENTS

                                                                              PAGE
                                                                              ----
ARTICLE I           THE MERGER..............................................   A-1
  Section 1.1       The Merger..............................................   A-1
  Section 1.2       Closing.................................................   A-1
  Section 1.3       Effective Time..........................................   A-2
  Section 1.4       Effects of the Merger...................................   A-2
  Section 1.5       Certificate of Incorporation; Bylaws....................   A-2
  Section 1.6       Directors; Officers.....................................   A-2
  Section 1.7       Tax Consequences........................................   A-2

ARTICLE II          EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
                    CONSTITUENT CORPORATIONS................................   A-3
  Section 2.1       Effect on Capital Stock.................................   A-3
  Section 2.2       Stock Options...........................................   A-4

ARTICLE III         EXCHANGE OF CERTIFICATES................................   A-4
  Section 3.1       Exchange of Certificates................................   A-4

ARTICLE IV          REPRESENTATIONS AND WARRANTIES..........................   A-7
  Section 4.1       Representations and Warranties of Company...............   A-7
  Section 4.2       Representations and Warranties of Parent and Merger
                    Sub.....................................................  A-26

ARTICLE V           CONDUCT OF BUSINESS OF COMPANY..........................  A-32
  Section 5.1       Conduct of Business of Company..........................  A-32

ARTICLE VI          ADDITIONAL COVENANTS....................................  A-34
  Section 6.1       Preparation of the Joint Proxy Statement/Prospectus and
                    Form S-4................................................  A-34
  Section 6.2       Accountants' Letters....................................  A-35
  Section 6.3       Stockholders Meeting; Board Recommendation..............  A-35
  Section 6.4       Access to Information, Confidentiality..................  A-37
  Section 6.5       Reasonable Best Efforts.................................  A-38
  Section 6.6       Public Announcements....................................  A-38
  Section 6.7       No Solicitation; Acquisition Proposals..................  A-38
  Section 6.8       Consents, Approvals and Filings.........................  A-40
  Section 6.9       Company Options.........................................  A-40
  Section 6.10      Employee Benefit Matters................................  A-41
  Section 6.11      Affiliates and Certain Stockholders.....................  A-42
  Section 6.12      Nasdaq Listing..........................................  A-42
  Section 6.13      Rights Agreement........................................  A-42
  Section 6.14      Indemnification and Insurance...........................  A-42
  Section 6.15      Tax Treatment...........................................  A-43
  Section 6.16      Subsidiaries' Directors and Officers....................  A-43
  Section 6.17      Stockholders Agreement..................................  A-43
  Section 6.18      Financing...............................................  A-43
  Section 6.19      Employment Agreements and Noncompetition Agreements.....  A-43
  Section 6.20      Tax Matters.............................................  A-43

ARTICLE VII         CONDITIONS PRECEDENT....................................  A-44
  Section 7.1       Conditions to Each Party's Obligation to Effect the
                    Merger..................................................  A-44
  Section 7.2       Conditions to Obligations of Parent and Merger Sub......  A-44
  Section 7.3       Conditions to Obligation of Company.....................  A-46

                                                                             PAGE
                                                                             ----
ARTICLE VIII        TERMINATION, AMENDMENT AND WAIVER.......................  A-47
  Section 8.1       Termination.............................................  A-47
  Section 8.2       Effect of Termination...................................  A-49
  Section 8.3       Amendment...............................................  A-49
  Section 8.4       Extension; Waiver.......................................  A-50
  Section 8.5       Procedure for Termination, Amendment, Extension or
                    Waiver..................................................  A-50

ARTICLE IX          GENERAL PROVISIONS......................................  A-50
  Section 9.1       Nonsurvival of Representations and Warranties...........  A-50
  Section 9.2       Fees and Expenses.......................................  A-50
  Section 9.3       Definitions.............................................  A-50
  Section 9.4       Notices.................................................  A-52
  Section 9.5       Interpretation..........................................  A-53
  Section 9.6       Entire Agreement; Third-Party Beneficiaries.............  A-53
  Section 9.7       Governing Law...........................................  A-53
  Section 9.8       Assignment..............................................  A-53
  Section 9.9       Enforcement.............................................  A-53
  Section 9.10      Severability............................................  A-54
  Section 9.11      Counterparts............................................  A-54

EXHIBIT A      Plan of Merger

EXHIBIT B      Affiliate Letter

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER, dated as of October 19, 1999 (this "Agreement"), is made and entered into by and among Level 8 Systems, Inc., a Delaware corporation ("Parent"), TSAC, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Template Software, Inc., a Virginia corporation ("Company"). Parent, Merger Sub and Company are sometimes hereinafter collectively referred to as the "Parties."

                                   RECITALS:

     WHEREAS, the respective Boards of Directors of the Parties have determined that it would be advisable and in the best interests of their respective corporations and their respective stockholders for Parent to acquire Company, by means of a merger of Company with and into Merger Sub (the "Merger"), on the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to each of the Parties' willingness to enter into this Agreement, Parent and Company have entered into a Stockholders Agreement, dated as of the date hereof (the "Stockholders Agreement"), with each of the stockholders named on the signature pages thereof, pursuant to which each such stockholder has agreed, among other things, to vote all shares of capital stock of Company and Parent owned by such stockholder in favor of the adoption of this Agreement and the transactions contemplated by this Agreement;

     WHEREAS, the Parties desire to make certain representations, warranties and covenants in connection with the Merger and to prescribe various conditions to the consummation of the Merger; and

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the representations, warranties and covenants contained in this Agreement, the Parties hereto hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     Section 1.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL") and the Virginia Stock Corporation Act (the "VSCA"), the Merger shall be effected and Company shall be merged with and into Merger Sub at the Effective Time (as defined in Section 1.3). At the Effective Time, the separate existence of Company shall cease and Merger Sub shall continue as the surviving corporation (sometimes hereinafter referred to as the "Surviving Corporation").

     Section 1.2 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Article VIII, and subject to the satisfaction or waiver of all of the conditions set forth in Article VII, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on the second business day (the "Closing Date") following satisfaction or waiver of all of the conditions set forth in Article VII, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions, at the offices of Powell, Goldstein, Frazer & Murphy LLP, 191 Peachtree Street, N.E., Suite 1600, Atlanta, Georgia 30303, unless another date, time or place is agreed to in writing by the Parties hereto.

     Section 1.3 Effective Time. The Parties hereto shall file with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") and the State Corporation Commission of Virginia (the "Virginia Commission") on the Closing Date (or on such other date as Parent and Company may agree) a certificate and/or articles of merger and any other appropriate documents, including a plan of merger, in the form attached hereto as Exhibit A (the "Plan of Merger"), executed in accordance with the relevant provisions of the DGCL and VSCA, and make all other filings or recordings required under the DGCL and VSCA in connection with the Merger. The Merger shall become effective upon the filing of the certificate and/or articles of merger with the Delaware Secretary of State and the Virginia Commission, or at such later time as is specified in the certificate and/or articles of merger (the "Effective Time").

     Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL, the VSCA and the Plan of Merger. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property of Company and Merger Sub shall vest in the Surviving Corporation, and all liabilities of Company and Merger Sub shall become the liabilities of the Surviving Corporation.

     Section 1.5 Certificate of Incorporation; Bylaws.  At the Effective Time,
(a) the certificate of incorporation of Merger Sub as in effect at the Effective Time shall, from and after the Effective Time, be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended in accordance with the provisions thereof and applicable law, and (b) the bylaws of Merger Sub as in effect at the Effective Time shall, from and after the Effective Time, be the bylaws of the Surviving Corporation until thereafter changed or amended in accordance with the provisions thereof and applicable law.

     Section 1.6 Directors; Officers. From and after the Effective Time, the directors and officers of Merger Sub shall be the directors and officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     Section 1.7 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

                                   ARTICLE II

                      EFFECT OF THE MERGER ON THE CAPITAL
                     STOCK OF THE CONSTITUENT CORPORATIONS

      Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of Company's common stock, par value $0.01 per share ("Shares"), or any shares of capital stock of Merger Sub:

          (a) Common Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

          (b) Cancellation of Treasury Shares and Parent-Owned Shares. Each Share issued and outstanding immediately prior to the Effective Time that is owned by Company or any Subsidiary (as defined in Section 9.3(k)) of Company or by Parent, Merger Sub or any other Subsidiary of Parent (other than shares in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties) shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

          (c) Conversion of Shares. Each Share issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as defined in Section 3.1(j) and Shares to be canceled and retired in accordance with Section 2.1(b)) shall be converted into the right to receive (i) U.S. $4.00 in cash (the "Cash Consideration"), and (ii) that number of shares of common stock, par value $0.001 per share ("Common Stock"), of Parent equal to the Exchange Ratio (the "Stock Consideration," and together with the Cash Consideration, the "Merger Consideration"). The "Exchange Ratio" shall be a fraction, the numerator of which is U.S. $3.90 and the denominator of which is the Average Trading Price of Parent's Common Stock. The term "Average Trading Price" shall mean the average of the closing sales prices of a share of Parent Common Stock on The Nasdaq Stock Market for the ten consecutive trading days immediately preceding the third trading day immediately preceding the date on which a meeting of Parent's stockholders called for the purpose of voting on the Merger ("Parent Stockholders Meeting") shall have been held and a final vote of Parent's stockholders adopting and approving this Agreement and the transactions contemplated hereby shall have been taken. Notwithstanding anything to the contrary contained herein, (A) in the event the Average Trading Price is less than $10.62 (the "Base Price"), then the Exchange Ratio shall be 0.3672, and (B) in the event the Average Trading Price is more than $13.74, then the Exchange Ratio shall be 0.2838. In the event there is no such closing sales price on a day within the ten day periods referenced in this Section 2.1 (c), the closing sales price on the day nearest preceding such day shall be utilized.

          (d) Anti-Dilution. In the event of any stock dividend, stock split, reclassification, recapitalization, combination or exchange of shares with respect to, or rights issued in respect of, Parent Common Stock on or after the date hereof and prior to the Effective Time, the Exchange Ratio shall be adjusted accordingly.

     Section 2.2 Stock Options. At and as of the Effective Time, all Company Options (as defined in Section 4.1(d)), which have not otherwise been exercised or cancelled as provided in Section 6.9, shall be assumed by Parent in accordance with Section 6.9.

                                  ARTICLE III

                            EXCHANGE OF CERTIFICATES

     Section 3.1 Exchange of Certificates.

     (a) Exchange Agent. Prior to or concurrently with the Effective Time, Parent shall enter into an agreement with such bank or trust company as may be designated by Parent (the "Exchange Agent"), which shall provide that Parent shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of Shares, for exchange in accordance with this Article III, through the Exchange Agent, the aggregate Cash Consideration, sufficient cash payable in lieu of any fractional shares of Common Stock and certificates representing the shares of Common Stock (such Cash Consideration and shares of Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, and any cash payable in lieu of any fractional shares of Common Stock, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.1 in exchange for outstanding Shares.

     (b) Letters of Transmittal; Surrender of Certificates. As soon as reasonably practicable after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record (other than Company or any of its Subsidiaries or Parent, Merger Sub or any other Subsidiary of Parent) holding a certificate or certificates that, immediately prior to the Effective Time, evidenced outstanding Shares (the "Certificates"), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and shall be in such form and have such other provisions as Parent may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the applicable amount of Cash Consideration and a certificate representing the number of whole shares of Common Stock (and cash in lieu of fractional shares of Common Stock as contemplated by this Section 3.1) that the aggregate number of Shares previously represented by such Certificate shall have been converted into the right to receive pursuant to Section 2.1(c), and the Certificate so surrendered shall forthwith be canceled. No interest shall be paid or accrued on any cash payable upon the surrender of any Certificate. If payment is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the surrendered Certificate or established to the satisfaction of Parent and the Surviving Corporation that such taxes have been paid or are not applicable.

     (c) Distributions with Respect to Unexchanged Shares. No Cash Consideration and no dividends or other distributions with respect to Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Common Stock issuable upon the surrender of such Certificate pursuant to Section 3.1(b), and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 3.1(e), and all such Cash Consideration, dividends, other distributions and cash in lieu of fractional shares of Common Stock shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate pursuant to Section 3.1(b). Subject to the effect of applicable escheat or similar laws, following the surrender of any such Certificate pursuant to Section 3.1(b) there shall be paid to the holder of the certificate representing the whole shares of Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the applicable amount of Cash Consideration and the amount of dividends or other distributions with respect to such whole shares of Common Stock with a record date after the Effective Time theretofore paid with respect to such whole shares of Common Stock, and the amount of any cash payable in lieu of a fractional share of Common Stock to which such holder is entitled pursuant to Section 3.1(e), and
(ii) at the appropriate payment date, the amount of dividends or other distributions with respect to such whole shares of Common Stock with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Common Stock.

     (d) Cancellation and Retirement of Shares, No Further Rights. As of the Effective Time, all Shares (other than Dissenting Shares and Shares to be canceled in accordance with Section 2.1(b)) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate theretofore representing any such Shares shall cease to have any rights with respect thereto (including without limitation the right to vote), except the right to receive the Merger Consideration, without interest, upon surrender of such Certificate in accordance with Section 3.1(b), and until so surrendered, each such Certificate shall represent for all purposes only the right to receive the Merger Consideration, without interest. The Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates.

     (e) No Fractional Shares.

          (i) No certificates or scrip representing fractional shares of Common Stock shall be issued upon the surrender for exchange of Certificates which have been converted pursuant to Section 2.1(c), and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

          (ii) In lieu of any such fractional shares, each holder of Shares who would otherwise have been entitled to a fraction of a share of Common Stock upon surrender of Certificates for exchange pursuant to this Section 3.1 (after taking into account all Certificates delivered by such holders) will be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (A) the per share closing sales price of Parent's Common Stock (as reported on The Nasdaq Stock Market) on the trading day immediately prior to the date on which the Effective Time occurs, by (B) the fractional interest to which such holder otherwise would be entitled. Such amount in cash shall be deemed to be substituted for any such fractional share and constitute a portion of the Merger Consideration with respect to the related Shares. The fractional share interest of each holder of Shares will be aggregated, and no holder of Shares will receive cash in an amount equal to or greater than the value of one full share of Parent's Common Stock.

     (f) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, in (i) direct obligations of the United States of America with maturities of 90 days or less, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, or (iii) interest bearing accounts of commercial banks with capital exceeding $500 million. Any net earnings with respect to the Exchange Fund shall be the property of and paid over to Parent 180 days after the Effective Time, and Parent shall include any income earned by the Exchange Fund on its applicable Tax Returns (as defined in Section 4.1(o)(i)) and pay any Taxes (as defined in the last paragraph of Section 4.1(o)) with respect thereto.

     (g) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for 180 days after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates that have not theretofore complied with this Article III shall thereafter look only to Parent, and only as general creditors thereof, for payment of their claim for any Merger Consideration, any cash in lieu of fractional shares of Common Stock and any dividends or distributions with respect to Common Stock provided for in Section 3.1(c).

     (h) No Liability. None of Parent, Merger Sub, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any payments or distributions payable from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 4.1(c)), any amounts payable in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

     (i) Withholding Rights. Parent shall be entitled to deduct and withhold, or cause to be deducted or withheld, from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, Company Options or Certificates such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of applicable state, local or foreign tax law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holders in respect of which such deduction and withholding was made.

     (j) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders who have complied with the procedures for appraisal set forth in the VSCA (the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal and payment under the VSCA. If such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, his, her or its Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon. Company shall not settle, compromise or pay any amount with respect to any claim for appraisal in connection with the Merger without the prior written consent of Parent. Holders of Dissenting Shares shall be entitled only to such rights as may be granted to such holder under the VSCA, and from and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of a stockholder of Surviving Corporation.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

     Section 4.1 Representations and Warranties of Company. Company represents and warrants to Parent and Merger Sub, as of the date hereof and as of the Closing Date (unless specifically made as of another date), as follows:

          (a) Organization and Standing. Each of Company and each Subsidiary of Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Company and each Subsidiary of Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in Section 9.3(h)) on Company. Company has furnished to Parent true, complete and correct copies of the articles of incorporation and bylaws or comparable governing documents of Company and each Subsidiary of Company, in each case as amended to the date of this Agreement. A true, correct and complete list of all Subsidiaries of Company, together with the jurisdiction of incorporation of each such Subsidiary and the percentage of each such Subsidiary's capital stock owned by Company or another Subsidiary, is set forth in Section 4.1(a) of the Disclosure Schedule (as defined in Section 9.3(c)).

          (b) Authority; Noncontravention; and Corporate Power. Company has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, subject, in the case of the Merger, to the adoption of this Agreement by its stockholders as contemplated by Section 6.3. This Agreement has been duly executed and delivered by Company and, assuming that this Agreement constitutes a valid and binding obligation of Parent and Merger Sub, constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity. None of Company or its Subsidiaries is in violation of its articles of incorporation (or the comparable governing documents) or bylaws. Except as specified in Section 4.1(b) of the Disclosure Schedule, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (i) conflict with any of the provisions of the articles of incorporation or bylaws of

     Company or the comparable governing documents of any Subsidiary of Company, in each case as amended to the date of this Agreement, (ii) subject to the governmental filings and other matters referred to in the next following sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a material obligation, a right of termination, cancellation or acceleration of any obligation or a loss of a material benefit under, or require the consent of any person under, any indenture or other agreement, permit, concession, franchise, license or similar instrument or undertaking to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries or any of their respective assets is bound or affected, or
     (iii) subject to the governmental filings and other matters referred to in
     Section 4.1(c), contravene any domestic or foreign law, rule or regulation or any order, writ, judgment, injunction, decree, determination or award currently in effect, which, in the case of clauses (ii) and (iii) above could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

          (c) Consents and Approvals. No consent, approval or authorization of, or declaration or filing with, or notice to, any domestic or foreign court, governmental agency or regulatory authority (a "Governmental Entity") or any other third party which has not been received or made (or has been received or made but is not otherwise in full force and effect) is required by or with respect to Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Company or the consummation by Company of the transactions contemplated hereby, except for (i) the filing with the Securities and Exchange Commission (the "SEC") of (A) the Joint Proxy Statement/Prospectus (as hereinafter defined), and (B) such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) the approval of the Merger by Company's stockholders, (iii) the filing of the certificate and/or articles of merger with the Virginia Commission and the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Company is qualified to do business, (iv) such other consents, approvals, authorizations, filings or notices as are specified in Section 4.1(c) of the Disclosure Schedule, and (v) any other consents, approvals, authorizations, filings or notices the failure to make or obtain which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

          (d) Capital Structure. The authorized capital stock of Company consists solely of (i) 17,000,000 Shares and 3,000,000 shares of preferred stock, par value $0.01 per share, of Company ("Preferred Shares"). At the close of business on October 15, 1999, (i) 4,922,830 Shares were issued and outstanding, (ii) no Preferred Shares were issued and outstanding, (iii) 3,306,702 Shares were subject to issuance pursuant to outstanding options to purchase Shares pursuant to Company's 1986 Incentive Stock Option Plan, 1992 Incentive Stock Option Plan, 1992 Incentive Stock Option Plan -- Class B, 1992 Non-Statutory Stock Option Plan, and the 1996 Equity Incentive Plan (collectively, the "Option Plans"). There are no outstanding options under the Company's 1984 Incentive Stock Option Plan. Stock options granted by Company pursuant to the Option Plans that are currently in effect or that have been in effect and otherwise are referred to in this Agreement are referred to herein as "Company Options." There are no Company Options other than Company Options outstanding under the Option Plans. Section 4.1(d) of the Disclosure Schedule sets forth the

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     following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the particular plan (if any) pursuant to which such Company Option was granted; (ii) the name of the optionee; (iii) the number of Shares subject to such Company Option; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted; and (vi) the extent to which such Company Option is vested and exercisable as of October 15, 1999. All Company Options vest as set forth in Section 4.1(d) of the Disclosure Schedule. The Company has delivered to Parent accurate and complete copies of all Option Plans pursuant to which Company has ever granted stock options, and the forms of all stock option agreements evidencing such options. Except as set forth in Section 4.1(d) of the Disclosure Schedule and as otherwise contemplated in this Agreement, there are no commitments or agreements of any nature to which Company is bound obligating Company to accelerate the vesting of any Company Option. Except as set forth in this Section 4.1(d), at the close of business on October 19, 1999, no shares of capital stock or other equity securities of Company were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Company are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights. Except as specified above or in Section 4.1(d) of the Disclosure Schedule or as contemplated by the Stockholders Agreement, neither Company nor any Subsidiary of Company has or, at or after the Effective Time will have, any outstanding option, warrant, call, subscription or other right, agreement or commitment which (A) obligates Company or any Subsidiary of Company to issue, sell or transfer, or repurchase, redeem or otherwise acquire, any shares of the capital stock of Company or any Subsidiary of Company, (B) restricts the transfer of any shares of capital stock of Company or any of its Subsidiaries, or (C) relates to the voting of any shares of capital stock of Company or any of its Subsidiaries. No bonds, debentures, notes or other indebtedness of Company or any Subsidiary of Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of Company or any Subsidiary of Company may vote are issued or outstanding. Except as specified in Section 4.1(d) of the Disclosure Schedule, all the outstanding shares of capital stock of each Subsidiary of Company have been duly authorized and are validly issued, fully paid and nonassessable and are owned by Company, by one or more Subsidiaries of Company or by Company and one or more of such Subsidiaries, free and clear of all Liens (as defined in Section 9.3(g)). Except as set forth in Section 4.1(d) of the Disclosure Schedule, neither Company nor any of its Subsidiaries has any contract, commitment or other obligation to repurchase, redeem or otherwise acquire any Shares or any capital stock of any of Company's Subsidiaries, or make any investment (whether by loan, capital contribution or otherwise) in any person. Except as set forth in Section 4.1(d) of the Disclosure Schedule, neither Company nor any of its Subsidiaries owns, or has any contract, commitment or other obligation to acquire, any other securities of any person or any direct or indirect equity or ownership interest in any other business.

          (e) SEC Documents. Company has filed all required reports, schedules, forms, statements and other documents with the SEC since January 28, 1997 (such reports, schedules, forms, statements and other documents are hereinafter referred to as the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents,

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     and none of the SEC Documents as of such dates contained any untrue statements of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may otherwise be indicated in the notes thereto) and fairly present the consolidated financial position of Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments).

          (f) Absence of Certain Changes or Events; No Undisclosed Material Liabilities.

             (i) Except as disclosed in the SEC Documents filed by Company and publicly available prior to the date of this Agreement (the "Filed SEC Documents") or specified in Section 4.1(f) of the Disclosure Schedule, since the date of the most recent audited financial statements included in the Filed SEC Documents, Company and its Subsidiaries have conducted their businesses only in the ordinary course, and there has not been:
        (A) any change, event or occurrence which has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company; (B) any declaration, setting aside or payment of any dividend or other distribution in respect of shares of Company's capital stock, or any redemption or other acquisition by Company of any shares of its capital stock; (C) any increase in the rate or terms of compensation payable or to become payable by Company or its Subsidiaries to their directors, officers or key employees, except increases occurring in the ordinary course of business consistent with past practices; (D) any entry into, or increase in the rate or terms of, any bonus, insurance, severance, pension or other employee or retiree benefit plan, payment or arrangement made to, for or with any such directors, officers or key employees, except increases occurring in the ordinary course of business consistent with past practices or as required by applicable law; (E) any entry into any agreement, commitment or transaction by Company or any of its Subsidiaries which is material to Company and its Subsidiaries taken as a whole, except for agreements, commitments or transactions entered into in the ordinary course of business consistent with past practice; (F) any change by Company in accounting methods, principles or practices, except as required or permitted by generally accepted accounting principles; (G) any write-off or write-down of, or any determination to write-off or write-down, any asset of Company or any of its Subsidiaries or any portion thereof which write-off, write-down or determination exceeds $50,000 individually or $100,000 in the aggregate; (H) any announcement or implementation of any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of Company or its Subsidiaries; or (I) any announcement of or entry into any agreement, commitment or transaction by Company or any of its Subsidiaries to do any of the things described in the preceding clauses (A) through (H) otherwise than as expressly provided for herein.

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             (ii) Except as disclosed in the Filed SEC Documents or specified in
        Section 4.1(f) of the Disclosure Schedule and liabilities incurred in the ordinary course of business consistent with past practice since the date of the most recent financial statements included in the Filed SEC Documents, there are no liabilities of Company or its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, due, to become due, determined, determinable or otherwise required by generally accepted accounting principles ("GAAP") to be reflected on a consolidated balance sheet of Company and its consolidated Subsidiaries or in the notes, exhibits or schedules thereto, having, or which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

          (g) Real Property; Other Assets.

             (i) Section 4.1(g)(i) of the Disclosure Schedule sets forth all of the real property owned in fee by Company and its Subsidiaries (the "Owned Real Property").

             (ii) Company or one of its Subsidiaries has good and marketable fee simple title to each parcel of Owned Real Property and good and marketable title to each other asset reflected in the latest balance sheet of Company included in the Filed SEC Documents (other than any such other asset disposed of or consumed in the ordinary course of business or as specified on Section 4.1(g)(ii) of the Disclosure Schedule) free and clear of all Liens except (A) those reflected or reserved against in the latest balance sheet of Company included in the Filed SEC Documents, (B) taxes and general and special assessments not in default and payable without penalty and interest, (C) those Liens set forth on Section 4.1(g)(ii) of the Disclosure Schedule, and (D) such other Liens and other imperfections of title, if any, as do not detract from the value or materially interfere with the present use of the property affected thereby.

             (iii) Section 4.1(g)(iii) of the Disclosure Schedule sets forth a true and complete list, and Company has heretofore made available to Parent true, correct and complete copies of all leases, subleases and other agreements (the "Real Property Leases") under which Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, real property or facility (the "Leased Real Property"), including all modifications, amendments and supplements thereto. Except as set forth in Section 4.1(h)(iii) of the Disclosure Schedule or in each case where the failure could not reasonably be expected to have, individually, a Material Adverse Effect on Company:
        (A) Company or one of its Subsidiaries has a valid and subsisting leasehold interest in each parcel of Leased Real Property free and clear of all Liens and each Real Property Lease is in full force and effect;
        (B) all rent and other sums and charges payable by Company or its Subsidiaries as tenants thereunder are current in all respects; (C) no termination event or condition or uncured default on the part of Company or any such Subsidiary or, to Company's knowledge, the landlord, exists under any Real Property Lease; (D) to Company's knowledge, Company or one of its Subsidiaries is the sole undisputed lessee of each Leased Real Property, is in actual possession thereof and is entitled to quiet enjoyment thereof in accordance with the terms of the applicable Real Property Lease; and (E) no consent or approval from the lessor under the Real Property Leases is

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        required for the consummation by Company of the transactions contemplated hereby.

             (iv) To Company's knowledge, each parcel of the Owned Real Property has (A) full and unencumbered legal access to a publicly dedicated street, (B) adequate water supply, storm and sanitary sewage or septic facilities, telephone, gas, and electrical facilities, and all other required public utilities, and (C) no easements are required or necessary for the full access and use of each parcel of Owned Real Property.

             (v) To Company's knowledge, Company's, or any of its Subsidiaries', current use of the Owned Real Property and the Leased Real Property and the improvements and buildings located thereon and the presently anticipated future use of the Owned Real Property and the Leased Real Property in connection with the operation of Company's, or any of its Subsidiaries', business is in compliance in all material respects and substantially conforms with all applicable zoning and building regulation requirements.

          (h) Software.

             (i) Section 4.1(h)(i) of the Disclosure Schedule sets forth under the caption "Owned Software" a true, correct and complete list of all material computer programs (source code or object code) which were developed for or on behalf of, or have been purchased by, Company or any Subsidiary of Company and which are currently used internally by Company or which have been distributed by Company or any of its Subsidiaries and all material computer programs under development by Company or its Subsidiaries but not currently distributed (collectively, the "Owned Software"), and Section 4.1(h)(i) of the Disclosure Schedule sets forth under the caption "Licensed Software" a true, correct and complete list of all material computer programs (source code or object code) licensed to Company or any Subsidiary of Company by another person which are currently used internally by Company or which have been distributed by Company or any of its Subsidiaries, whether as integrated or bundled with any of Company's or its Subsidiaries' computer programs or as a separate stand-alone product (specifically excluding any off-the-shelf computer program that is validly and properly licensed under a shrink-wrap license) (collectively, the "Licensed Software" and, together with the Owned Software, the "Software").

             (ii) Except as specified in Section 4.1(h)(ii) of the Disclosure Schedule, Company, directly or through its Subsidiaries, has good, marketable and exclusive title to, and the valid and enforceable power and unqualified right to sell, license, lease, transfer, use, create derivative works of, or otherwise exploit, all versions and releases of the Owned Software and all copyrights thereof, free and clear of all Liens. Company, directly or through its Subsidiaries, is in actual possession of the source code and object code for each computer program included in the Owned Software, and Company, directly or through its Subsidiaries, is in possession of all other documentation, including without limitation all related engineering specifications, program flow charts, installation and user manuals and know-how necessary for the effective use of the Software as currently used in Company's business or as offered or represented to Company's customers or potential customers. Company, directly or through its Subsidiaries, is in actual

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        possession of the object code and user manuals for each computer program included in the Licensed Software. The Software constitutes all of the computer programs necessary to conduct Company's business as now conducted, and includes all of the computer programs licensed or offered for license to Company's customers and potential customers or otherwise used in the development, marketing, licensing, sale or support of the products and the services presently offered by Company. Except as specified in Section 4.1(h)(ii) of the Disclosure Schedule, no person other than Company and its Subsidiaries has any right or interest of any kind or nature in or with respect to the Owned Software or any portion thereof or any rights to sell, license, lease, transfer, use or otherwise exploit the Owned Software or any portion thereof.

             (iii) Section 4.1(h)(iii) of the Disclosure Schedule sets forth a true, correct and complete list, by computer program, of (A) all persons other than Company and its Subsidiaries that have been provided with the source code or have a right to be provided with the source code (including any such right that may arise after the occurrence of any specified event or circumstance, either with or without the giving of notice or passage of time or both) for any of the Owned Software, and
        (B) all source code escrow agreements relating to any of the Owned Software (setting forth as to any such escrow agreement the source code subject thereto and the names of the escrow agent and all other persons who are actual or potential beneficiaries of such escrow agreement), and identifies with specificity all agreements and arrangements pursuant to which the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby would entitle any third party or parties to receive possession of the source code for any of the Owned Software or any related technical documentation. Except as specified in Section 4.1(h)(iii) of the Disclosure Schedule, no person (other than Company and its Subsidiaries and any person that is a party to a contract referred to in clause (F) of Section 4.1(k) that restricts such person from disclosing any information concerning such source code) is in possession of, or has or has had access to, any source code for any computer program included in the Owned Software.

             (iv) There are no defects in any computer program included in the Software that would materially adversely affect the functioning thereof in accordance with any published specifications therefor or in accordance with any warranties given with respect thereto. Without limiting the generality of the foregoing, all of the Software has the following properties and capabilities: (A) the capability to correctly recognize and accurately process dates expressed as a four-digit number (or the binary equivalent or other machine readable iteration thereof) (collectively, "Four-Digit Dates"); (B) the capability to accurately execute calculations using Four-Digit Dates; (C) the functionality (both on-line and batch), including entry, inquiry, maintenance and update, to support processing involving Four-Digit Dates; (D) the capability to generate interfaces and reports that support processing involving Four-Digit Dates; (E) the capability to generate and successfully transition, without human intervention, into the year 2000 using the correct system date and to thereafter continue processing with Four-Digit Dates; (F) the capability to provide correct results in forward and backward data calculations spanning century boundaries, including the conversion of pre-2000 dates currently stored as two-digit dates; and (G) the capability to correctly recognize leap years, including the year 2000, and to properly process date

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        calculations involving or spanning leap years. Each computer program included in the Software is in machine readable form and contains all current revisions. Section 4.1(h)(iv) of the Disclosure Schedule sets forth a true, correct and complete list of current claims of defects by customers of Company or any of its Subsidiaries under warranties or support and maintenance agreements.

             (v) Except as specified in Section 4.1(h)(v) of the Disclosure Schedule, none of the sale, license, lease, transfer, use, reproduction, distribution, modification or other exploitation by Company or any Subsidiary of Company of any version or release of any computer program included in the Software obligates or will obligate Company or any Subsidiary of Company to pay any royalty, fee or other compensation to any other person.

             (vi) Neither Company nor any of its Subsidiaries markets, or has marketed, and none of them have supported or is obligated to support, any Licensed Software separate from the Owned Software.

             (vii) Except as specified in Section 4.1(h)(vii) of the Disclosure
        Schedule: (A) no material agreement, license or other arrangement pertaining to any of the Software (including, without limitation, any development, distribution, marketing, user or maintenance agreement, license or arrangement) to which Company or any Subsidiary of Company is a party will terminate or become terminable by any party thereto as a result of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby; and (B) all licenses covering Licensed Software are of perpetual duration (subject to provisions allowing Company to terminate and provisions allowing the respective licensors to terminate in the event of a breach by Company).

          (i) Intellectual Property.

             (i) Section 4.1(i)(i) of the Disclosure Schedule sets forth a true, correct and complete list (including, to the extent applicable, registration, application or file numbers) of all patents, and all material copyrights, trade dress, trademarks, trade names, service marks, domain names and other material intellectual property rights, including, without limitation, trade secrets, processes, formulae, designs and know-how used by Company or any Subsidiary of Company in connection with the conduct of Company's business, and all registrations of or applications for registration of any of the foregoing, including any additions thereto or extensions, continuations, renewals or divisions thereof (setting forth the registration, issue or serial number and a description of the same) (collectively, the "Intellectual Property"). Parent has heretofore been furnished with true, correct and complete copies of each registration or application for registration covering any of the Intellectual Property or Software which is registered with, or in respect of which any application for registration has been filed with, any Governmental Entity.

             (ii) The Intellectual Property includes all of the material intellectual property rights owned by or licensed by or to Company and its Subsidiaries that are necessary to conduct Company's business as it is now conducted, and includes all of the material intellectual property rights owned by or licensed by or to Company and its Subsidiaries that are used in the development, marketing, licensing or support of the Software or are licensed by Company to, or offered for

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        license to, Company's customers or potential customers. Except as specified in Section 4.1(i)(ii) of the Disclosure Schedule, (A) Company, directly or through its Subsidiaries, has good, marketable and exclusive title to, and the valid and enforceable power and unqualified right to use, the Intellectual Property free and clear of all Liens, and (B) no person or entity other than Company and its Subsidiaries has any right or interest of any kind or nature in or with respect to the Intellectual Property or any portion thereof or any rights to use, market or exploit the Intellectual Property or any portion thereof.

             (iii) For purposes of this Section 4.1(i), the term "Intellectual Property" shall not be deemed to include the Software, which is treated in Section 4.1(h).

          (j) No Infringement. Except as specified in Section 4.1(j) of the Disclosure Schedule, neither the existence nor the sale, license, lease, transfer, use, reproduction, distribution, modification or other exploitation by Company, any Subsidiary of Company or any of their respective successors or assigns of any Owned Software or Intellectual Property (and, to Company's knowledge, the Licensed Software), as such Software or Intellectual Property, as the case may be, is or was, or is currently contemplated to be sold, licensed, leased, transferred, used or otherwise exploited by such persons, does, did or will (A) infringe on any patent, trademark, copyright or other right of any other person,(B) constitute a misuse or misappropriation of any trade secret, know-how, process, proprietary information or other right of any other person or a violation of any relevant agreement governing the license of the Licensed Software to Company or its Subsidiaries, or (C) entitle any other person to any interest therein, or right to compensation from Company, any Subsidiary of Company or any of their respective successors or assigns, by reason thereof, in each case, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. Except as specified in Section 4.1(j) of the Disclosure Schedule, neither Company nor any of its Subsidiaries has received any complaint, assertion, threat or allegation or otherwise has notice of any lawsuit, claim, demand, proceeding or investigation involving matters of the type contemplated by the immediately preceding sentence or has knowledge of any facts or circumstances that could reasonably be expected to give rise to any such lawsuit, claim, demand, proceeding or investigation. Except as specified in
     Section 4.1(j) of the Disclosure Schedule, and except as provided in the relevant agreements governing the license of the Licensed Software to Company or its Subsidiaries, there are no restrictions on the ability of Company, any Subsidiary of Company or any of their respective successors or assigns to sell, license, lease, transfer, use, reproduce, distribute, modify or otherwise exploit any Software or Intellectual Property.

          (k) Material Contracts. There have been made available to Parent and its representatives true, correct and complete copies of all of the following contracts to which Company or any of its Subsidiaries is a party or by which any of them is bound (collectively, the "Material Contracts"):
     (A) contracts with any current officer, director or employee of Company or any of its Subsidiaries; (B) contracts pursuant to which Company or any of its Subsidiaries licenses other persons to use any of the Software or has agreed to support, maintain, upgrade, enhance, modify, port, or consult with respect to any of the Software, or pursuant to which other persons license Company or any of its Subsidiaries to use the Licensed Software;
     (C) contracts (1) for the sale of any of the assets of Company or any of its Subsidiaries, other than contracts entered into in the ordinary course of business, or (2) for the grant to any

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     person of any preferential rights to purchase any of its assets; (D)
     contracts by which Company has agreed to design, develop, author or create any new custom, or customized software for any third party; (E) contracts which restrict Company or any of its Subsidiaries from competing in any line of business or with any person in any geographical area or which restrict any other person from competing with Company or any of its Subsidiaries in any line of business or in any geographical area; (F) contracts which restrict Company or any of its Subsidiaries from disclosing any information concerning or obtained from any other person or which restrict any other person from disclosing any information concerning or obtained from Company or any of its Subsidiaries; (G) indentures, credit agreements, security agreements, mortgages, guarantees, promissory notes and other contracts relating to the borrowing of money; and (H) all other agreements, contracts or instruments entered into outside of the ordinary course of business or which are material to Company. Except as specified in
     Section 4.1(k) of the Disclosure Schedule or as could not reasonably be expected to have a Material Adverse Effect on Company, all of the Material Contracts are in full force and effect and are the legal, valid and binding obligation of Company and/or its Subsidiaries, enforceable against them in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as specified in Section 4.1(k) of the Disclosure Schedule, neither Company nor any of its Subsidiaries is in breach or default (with or without notice or lapse of time, or both) in any material respect under any Material Contract nor, to the knowledge of Company, is any other party to any Material Contract in breach or default (with or without notice or lapse of time, or both) thereunder in any material respect. Except as described or listed in
     Section 4.1(k) of the Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to any existing contract, obligation or commitment of any type in any of the following categories: (1) any sales contract, including any open bid or quotation, which is of an open-end or blanket nature; (2) contracts for the purchase of materials, supplies or equipment which have not been entered into in the ordinary course of business and consistent with past practice or for capital expenditures in excess of $75,000; (3) contracts with distributors, manufacturers' representatives or sales agents, except those which are terminable at the option of Company or any of its Subsidiaries on 60 days' notice or less without incurring any liability in excess of $50,000; (4) contracts under which Company or any of its Subsidiaries has, except by way of endorsement of negotiable instruments for collection in the ordinary course of business and consistent with past practice, become absolutely or contingently or otherwise liable for (aa) the performance of any other person, firm or corporation under a contract, or (bb) the whole or any part of the indebtedness or liabilities of any other person, firm or corporation; (5) powers of attorney outstanding from Company or any of it Subsidiaries other than as issued in the ordinary course of business and consistent with past practice with respect to customs, insurance, patent, trademark or tax matters, or to agents for service of process; (6) contracts under which any amount payable by Company or any of its Subsidiaries is dependent upon the revenues or profits of Company or any of its Subsidiaries (other than employment contracts containing bonus payment provisions dependent on Company's or any of its Subsidiaries' financial performance which are contained in Section 4.1(k) of the Disclosure Schedule); (7) contracts with any party for the loan of money or availability of credit to or from Company or any of its Subsidiaries (except trade

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     credit extended by Company or any of its Subsidiaries to its or their customers or travel advances to its or their employees in the ordinary course of business and consistent with past practice); or (8) any hedging, option, derivative or other similar transaction.

          (l) Litigation, etc. Except as disclosed in the Filed SEC Documents or as specified in Section 4.1(l) of the Disclosure Schedule, (i) there is no suit, claim, action or proceeding (at law or in equity) pending or, to the knowledge of Company, threatened against Company or any of its Subsidiaries, and to the knowledge of Company, there is no investigation pending or threatened against Company or any of its Subsidiaries, in each case, before any court or other Governmental Entity, (ii) neither Company nor any of its Subsidiaries is subject to any outstanding order, writ, judgement, injunction, decree or arbitration order or award, and (iii) to the knowledge of Company, no event, fact or circumstance which could reasonably be expected to give rise to a suit, claim, action, or proceeding (at law or in equity) against Company or any of its Subsidiaries exist that, in any such case described in clauses (i), (ii) and (iii), could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. As of the date hereof, there are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of Company, threatened, seeking to prevent, hinder, modify or challenge the transactions contemplated by this Agreement.

          (m) Compliance with Applicable Laws. All federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights (collectively, "Permits") necessary for each of Company and its Subsidiaries to own, lease or operate its properties and assets and to carry on its business as now conducted have been obtained or made, and there has occurred no default (with or without notice or lapse of time or both) under any such Permit, except for the lack of Permits and for defaults under Permits which lack or default could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. Except as disclosed in the Filed SEC Documents or in Section 4.1 (m) of the Disclosure Schedule, Company and its Subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, except for non-compliance which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

          (n) Environmental Laws. Except as specified in Section 4.1(n) of the Disclosure Schedule, to Company's knowledge: (i) neither Company nor any of its Subsidiaries has violated or is in violation of any Environmental Law (as defined in Section 9.3(d)); (ii) none of the Owned Real Property or Leased Real Property (including without limitation soils and surface and ground waters) has been or are contaminated with any Hazardous Substance (as defined in Section 9.3(e)); (iii) neither Company nor any of its Subsidiaries is potentially liable or liable for any off-site contamination; (iv) neither Company nor any of its Subsidiaries has any notice of an actual liability, remediation obligation or reporting duty under any Environmental Law; (v) no assets of Company or any of its Subsidiaries are subject to pending or threatened Liens under any Environmental Law; (vi) Company and its Subsidiaries have all Permits required under any Environmental Law ("Environmental Permits"); and (vii) Company and its Subsidiaries are in compliance with their respective Environmental Permits.

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          (o) Taxes.  Except as specified in Section 4.1(o) of the Disclosure
     Schedule:

             (i) Except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, each of Company and each Subsidiary of Company (and any affiliated or unitary group of which any such person was a member) has (A) timely filed all federal, state, local and foreign returns, declarations, reports, estimates, information returns and other statements of any kind ("Returns") required to be filed by or for it in respect of any Taxes (as defined in the last paragraph of this Section 4.1(o)) and has caused such Returns as so filed to be true, correct and complete, (B) established reserves that are reflected in Company's most recent financial statements included in the Filed SEC Documents and that as so reflected are adequate for the payment of all Taxes with respect to the results of operations of Company and its Subsidiaries through the date of such financial statements, and (C) timely withheld and paid over to the proper taxing authorities all Taxes required to be so withheld and paid over through the date hereof. Each of Company and each Subsidiary of Company (and any affiliated or unitary group of which any such person was a member) has timely paid all Taxes with respect to any Returns referred to in the immediately preceding sentence and that became due and payable on or before the date hereof.

             (ii) (A) There has been no taxable period since 1991 for which a Return of Company or any of its Subsidiaries has been examined on audit by the Internal Revenue Service (the "IRS") or an applicable state, local or foreign taxing authority that remains open as of the date hereof, and (B) except for alleged deficiencies which have been finally and irrevocably resolved, Company has not received formal or informal notification that any deficiency for any Taxes, the amount of which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, has been or will be proposed, asserted or assessed against Company or any of its Subsidiaries by any federal, state, local or foreign taxing authority or court with respect to any period.

             (iii) Neither Company nor any of its Subsidiaries has (A) executed or entered into with the IRS or any other taxing authority any agreement or other document that continues in force and effect beyond the Effective Time and that extends or has the effect of extending the period for assessments or collection of any Taxes, (B) executed or entered into with the IRS or any other taxing authority any closing agreement or other similar agreement (nor has Company or any of its Subsidiaries received any ruling, technical advice memorandum or similar determination) affecting the determination of Taxes required to be shown on any Return not yet filed, or (C) requested any extension of time to be granted to file after the Effective Date any Return required by applicable law to be filed by it.

             (iv) Neither Company nor any of its Subsidiaries has made an election under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Company or any of its Subsidiaries. None of the assets of Company or any of its Subsidiaries is required to be treated as being owned by any other person pursuant to the "safe harbor" leasing provisions of Section 168(f)(8) of the Internal Revenue Code of 1954 as formerly in effect.

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             (v) Neither Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under any tax sharing agreement or similar agreement or arrangement.

             (vi) Company has no pending application with the IRS under Section 481(a) of the Code requesting a change in accounting method or otherwise.

             (vii) Neither Company nor any of its Subsidiaries is, or has been, a United States Real Property Holding Corporation within the meaning of
        Section 897(c)(2) of the Code during the applicable period specified in
        Section 897(c)(1)(A)(ii) of the Code.

             (viii) Except for the group of which Company is presently the common parent, Company has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, and each of Company's Subsidiaries has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, except where Company was the common parent of such affiliated group.

          For purposes of this Agreement, "Taxes" shall mean all federal, state, local, foreign or other jurisdiction taxes including, but without limitation, income, property, sales, excise, employment, payroll, franchise, withholding and other taxes, tariffs, charges, fees, levies, imposts, duties, licenses or other assessments of every kind and description, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

          (p) Benefit Plans. Section 4.1(p) of the Disclosure Schedule sets forth a true, correct and complete list of all the employee benefit plans (as that phrase is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained or contributed to for the benefit of any current or former employee, officer or director of Company or any of its Subsidiaries ("Company ERISA Plans") and any other benefit or compensation plan, program or arrangement maintained or contributed to for the benefit of any current or former employee, officer or director of Company or any of its Subsidiaries (Company ERISA Plans and such other plans being referred to as "Company Plans"). Company has furnished to Parent and its representatives a true, correct and complete copy of every document pursuant to which each Company Plan is established or operated (including any summary plan descriptions), a written description of any Company Plan for which there is no written document, and the three most recent annual reports, financial statements and actuarial valuations with respect to each Company Plan, if required. Except as specified in Section 4.1(p) of the Disclosure Schedule:

             (i) No member of Company Group (as defined below) maintains, or has at any time established or maintained, or has at any time obligated to make, or made, contributions to or under any multiemployer plan (as defined in Section 3(37) and Section 4001(a)(3) of ERISA).

             (ii) None of Company Plans promises or provides retiree health or life insurance benefits to any person (other than continuation health coverage benefits under the Consolidated Omnibus Budget Reconciliation
        Act).

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             (iii) None of Company Plans provides for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit or the acceleration of the payment or vesting of a benefit by reason of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.

             (iv) Neither Company nor any of its Subsidiaries has an obligation to adopt, or is considering the adoption of, any new Company Plan or, except as required by law, the amendment of an existing Company Plan.

             (v) The IRS has issued favorable determination letters to the effect that each Company ERISA Plan intended to be qualified under
        Section 401(a) of the Code qualifies under Code Section 401(a) and that any related trust is exempt from taxation under Code Section 501(a), and such determination letters remain in effect and have not been revoked. Copies of the most recent determination letters and any outstanding requests for a determination letter with respect to each Company ERISA Plan have been delivered to Parent. Except as disclosed in Section 4.1(p) of the Disclosure Schedule, no Company ERISA Plan has been amended since the issuance of each respective determination letter. The Company ERISA Plans currently comply in form with the requirements under Code Section 401(a), other than changes required by statutes, regulations and rulings for which amendments are not yet required.

             No issue concerning the qualification of Company ERISA Plans is pending before or, to the knowledge of Company, is threatened by the IRS. The Company ERISA Plans have been administered in all material respects according to their terms (except for those terms which are inconsistent with the changes required by statutes, regulations, and rulings for which changes are not yet required to be made, in which case Company ERISA Plans have been administered in accordance with the provisions of those statutes, regulations and rulings) and in all material respects in accordance with the requirements of Code Section 401(a), in each case, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company. Neither Company nor any of its Subsidiaries or any other entities which now or in the past constitute a single employer within the meaning of Code Section 414 (the "Company Group") or any fiduciary of any Company ERISA Plan has done anything that would adversely affect the qualified status of Company ERISA Plans or the related trusts.

             Any Company ERISA Plan which is required to satisfy Code Section 401(k)(3) and 401(m)(2) has been tested for compliance with, and has satisfied the requirements of, Code Section 401(k)(3) and 401(m)(2) for each plan year ending prior to the Closing Date.

             (vi) Each Company Plan has been operated in accordance with its terms and the requirements of all applicable law, in each case, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company.

             (vii) No member of Company Group nor any other "disqualified person" or "party in interest" (as defined in Code Section 4975 and ERISA Section 3(14), respectively) with respect to Company Plans, has engaged in any "prohibited transaction" (as defined in Code Section 4975 or ERISA Section 406). All

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        members of Company Group and all "fiduciaries" (as defined in ERISA
        Section 3(21)) with respect to Company Plans, including any members of Company Group which are fiduciaries as to a Company ERISA Plan, have complied in all respects with the requirements of ERISA Section 404. No member of Company Group and no party in interest or disqualified person with respect to Company Plans has taken or omitted any action which could lead to the imposition of an excise tax under the Code or a fine under ERISA. Except as disclosed in the Disclosure Schedule, no member of Company Group is subject to any material liability, tax or penalty whatsoever to any person whomsoever as a result of any member of Company Group engaging in a prohibited transaction under ERISA or the Code, and Company Group has no knowledge of any circumstances which reasonably might result in any such material liability, tax or penalty as a result of a breach of fiduciary duty under ERISA.

             (viii) No member of Company Group maintains or has maintained an "employee benefit pension plan" within the meaning of ERISA Section 3(2) that is or was subject to Title IV of ERISA or has incurred any direct or indirect liability under, arising out of or by operation of Title IV of ERISA in connection with the termination of, or withdrawal from, any Company ERISA Plan or other retirement plan or arrangement, and no fact or event exists that could reasonably be expected to give rise to any such liability.

             (ix) Each member of Company Group has made full and timely payment of, or has accrued pending full and timely payment, all amounts which are required under the terms of each of Company Plans and in accordance with applicable laws to be paid as a contribution to each Company Plan and no excise taxes are assessable as a result of any nondeductible or other contributions made or not made to a Company Plan. The assets of all Company Plans which are required under applicable laws to be held in trust are in fact held in trust, and the assets of each such Company Plan equal or exceed the liabilities of each such plan. The liabilities of each other plan are properly and accurately reported on the financial statements and records of Company. The assets of each Company Plan are reported at their fair market value on the books and records of each plan.

             (x) There are no claims relating to Company Plans, other than routine claims for benefits.

             (xi) Each member of Company Group has complied with the continuation coverage requirements of Section 1001 of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and ERISA Sections 601 through 608. Each member of Company Group has also complied with the portability, access, and renewability provisions of Section K, Chapter 100 of the Code and Section 701 et. seq. of ERISA.

             (xii) Except as set forth in Section 4.1(p)(xii) of the Disclosure Schedule, no member of Company Group is obligated, contingently or otherwise, under any agreement to pay any amount which would be treated as a "parachute payment," as defined in Code Section 280G(b) (determined without regard to Code Section 280G(b)(2)(A)(ii)).

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

             (xiii) None of Company Plans provide for benefits or other participation therein, and Company has received no claims or demands for participation in or benefits under any Company Plan, by any individual classified or treated by Company as an independent contractor.

          The representations and warranties set forth in this Section 4.1(p) shall be true and correct as if made with respect to the equivalent rules and regulations governing employee benefits and related matters in the United Kingdom and Germany.

          (q) Absence of Changes in Benefit Plans. Except as disclosed in the Filed SEC Documents or in Section 4.1(q) of the Disclosure Schedule, since the date of the most recent audited financial statements included in the Filed SEC Documents, neither Company nor any of its Subsidiaries has adopted or agreed to adopt any collective bargaining agreement or any Company Plan.

          (r) Labor Matters.

             (i) Except as disclosed in the Filed SEC Documents or specified in
        Section 4.1(r)(i) of the Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to any employment, labor or collective bargaining agreement, and there are no employment, labor or collective bargaining agreements which pertain to employees of Company or any of its Subsidiaries. Company has heretofore delivered to Parent true, complete and correct copies of the agreements referred to in the previous sentence, together with all amendments, modifications, supplements or side letters affecting the duties, rights and obligations of any party thereunder.

             (ii) No employees of Company or any of its Subsidiaries are represented by any labor organization and, to the knowledge of Company, no labor organization or group of employees of Company or any of its Subsidiaries has made a pending demand for recognition or certification. There are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority and, to the knowledge of Company, there are no organizing activities involving Company or any of its Subsidiaries pending with any labor organization or group of employees of Company or any of its Subsidiaries.

             (iii) Except as specified in Section 4.1(r)(iii) of the Disclosure Schedule, there are no (A) unfair labor practice charges, grievances or complaints pending or threatened in writing by or on behalf of any employee or group of employees of Company or any of its Subsidiaries, or
        (B) complaints, charges or claims against Company or any of its Subsidiaries pending, or threatened in writing to be brought or filed, with any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by Company or any of its Subsidiaries.

          (s) State Takeover Statutes; Company Rights Plan. As of the date hereof and at all times on or prior to the Effective Time, the restrictions applicable to business combinations contained in affiliated transactions and control share acquisitions contained in the VSCA or any other applicable state takeover statute, are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Merger and the other transactions contemplated by this

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     Agreement. Prior to the execution of the Stockholders Agreement, the Board of Directors of Company approved the Stockholders Agreement and the transactions contemplated thereby. The Board of Directors of Company has taken all actions so that the Rights Agreement, dated as of July 3, 1998, between Company and First Union National Bank, as rights agent (the "Company Rights Plan") has been amended to (i) render Company Rights Plan inapplicable to Parent, the Merger and the other transactions contemplated by this Agreement, (ii) ensure that (A) none of Parent or its Subsidiaries is an Acquiring Person (as defined in Company Rights Plan) pursuant to Company Rights Plan by virtue of the execution of this Agreement or the Stockholders Agreement or the consummation of the Merger or the other transactions contemplated hereby, and (B) a Distribution Date (as such term is defined in Company Rights Plan) does not occur, and the Rights (as such term is defined in Company Rights Plan) will not become distributable, nonredeemable or exercisable, by reason of the execution of this Agreement, the Stockholders Agreement the consummation of the Merger, or the consummation of the transactions contemplated hereby.

          (t) Brokers. No broker, investment banker, financial advisor or other person, other than U.S. Bancorp Piper Jaffray, the fees and expenses of which will be paid by Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Company.

          (u) Written Opinion of Financial Advisor. Company has received the written opinion of U.S. Bancorp Piper Jaffray, dated October 19, 1999 (a true and complete copy of which has been delivered to Parent by Company), to the effect that, based upon and subject to the matters set forth therein and as of the date thereof, the Merger Consideration is fair to the holders of Shares from a financial point of view.

          (v) Voting Requirements. The affirmative vote of the holders of at least two-thirds of the outstanding Shares entitled to vote at Company Stockholders Meeting (as defined in Section 6.3(a)) with respect to the adoption of this Agreement, voting together as a single class, is the only vote of the holders of any class or series of Company's capital stock or other securities required in connection with the consummation by Company of the Merger and the other transactions contemplated hereby to be consummated by Company.

          (w) Government Contracts. Section 4.1(w) of the Disclosure Schedule lists all contracts, leases, agreements, licenses, commitments or understandings, subcontracts, written or oral, between Company, or any of its Subsidiaries, and a Governmental Entity ("Government Contracts"), which have not been administratively closed out, including all labor task orders and level of effort with the United States Government of Company or any of its Subsidiaries. The representations and warranties in this Section 4.1(w) with respect to Government Contracts shall take precedence over any inconsistent representations or warranties in any other Section of Article IV of this Agreement, and the representations and warranties of this
     Section 4.1(w) apply and relate only to Government Contracts to which Company or any of its Subsidiaries is a party. Except as set forth in
     Section 4.1(w) of the Disclosure Schedule:

             (i) Company and each of its Subsidiaries is not nor have their predecessors been a party to any contractual obligation or subject to any applicable law requirement involving organizational or institutional conflicts of interest such that

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        would result in the termination of any Government Contract, that would impose any material limitation on Company's or its Subsidiaries' ability to perform such Government Contract or to continue their business as presently conducted, or that would impose any material limitation upon Parent's submission of a proposal in response to any resolicitation of any Government Contracts.

             (ii) No payment has been made by Company or its Subsidiaries or their predecessors, or to their knowledge, by any person authorized to act on their behalf, to any person in connection with any Government Contract of Company or its Subsidiaries or their predecessors, in violation of applicable United States or foreign procurement laws or regulations, United States criminal or civil laws relating to bribes or gratuities, or in violation of the Foreign Corrupt Practices Act or other requirements of law.

             (iii) With respect to each Government Contract to which Company or any of its Subsidiaries is, or any of their predecessors was, a party:
        (A) representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract were complete and correct in all material respects as to their effective date, and each of Company, its Subsidiaries and their predecessors has complied in all material respects with all such representations and certifications; (B) neither the United States Government nor any prime contractor, subcontractor or other person has notified Company, its Subsidiaries or their predecessors, either orally (to Company's knowledge) or in writing, that Company, its Subsidiaries or their predecessors have breached or violated any applicable law, or, for any Government Contract, any certificate, representation, clause, provision or requirement pertaining thereto; and (C) no termination for convenience or termination for default has occurred within the last five years and no cure notice or show cause notice is currently in effect pertaining to such Government Contract.

             (iv) To Company's knowledge, (A) neither Company, its Subsidiaries, their predecessors nor any of their respective directors, officers or employees is (or during the last five years has been) under administrative, civil, or criminal investigation or indictment by any Governmental Entity, with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract, and (B) during the last five years, Company, its Subsidiaries and their predecessors have not conducted or initiated any internal investigation or made a voluntary disclosure to the United States Government in connection with Government Contracts.

             (v) To Company's knowledge, there exists (A) no outstanding claims against Company, its Subsidiaries or their predecessors, either by the United States Government or by any prime contractor, subcontractor, vendor or other third party, arising under or relating to any Government Contract, and (B) except as disclosed in Section 4.1(l) of the Disclosure Schedule, no disputes between Company, its Subsidiaries or their predecessors and the United States Government under the Contracts Disputes Act or any other federal statute or between Company, or its Subsidiaries or their predecessors and any prime contractor, subcontractor or vendor arising under or relating to any such Government Contract.

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             (vi) To Company's knowledge, neither Company, any of its
        Subsidiaries, any of their predecessors nor any person while serving as director, officer or employee of Company, any of its Subsidiaries or any of their predecessors during the last five years has been (A) suspended or debarred from doing business with the United States Government, or
        (B) the subject of a finding of nonresponsibility or ineligibility for United States Government contracting.

             (vii) Neither Company, any of its Subsidiaries, nor any of their predecessors is, and to Company's knowledge, no other party is, in material breach of or in default under any Government Contract. Furthermore, (A) Company and each of its Subsidiaries is and has been, and their predecessors were, in compliance with all applicable law requirements pertaining to the award and performance of Government Contracts, (B) Company, its Subsidiaries and their predecessors have had at all times all authorizations required in connection with the award and performance of their Government Contracts, (C) all of the Government Contracts were competitively awarded, and (D) neither Company, any of its Subsidiaries nor any of their predecessors has received any written notice of violation of any applicable law requirement or authorization which could result in the loss of any security clearance, the inability to continue to perform Government Contracts or to obtain future Government Contracts or the suspension or debarment from government contracting. Neither Company, any of its Subsidiaries nor any of their predecessors is subject to any judgment, writ, decree or injunction of any Governmental Entity relating to the award and performance of Government Contracts or any transaction or activities incidental thereto.

             (viii) With respect to each Government Contract to which Company or any of its Subsidiaries is or any of their predecessors was a party: (A) all contract reporting required to be submitted to the applicable Governmental Entity is up-to-date, and each of Company, its Subsidiaries and their predecessors has complied in all material respects with all such contract reporting obligations pursuant to the applicable laws; (B) the internal accounting system used to track costs of operations and contract performance of Company and each of its Subsidiaries is in full compliance with the Cost Accounting Standards as set forth in 49 Code of Federal Regulations, Chapter 99, and as otherwise required by applicable laws, if required; (C) the Cost and Pricing Data (as defined in the Federal Acquisition Regulation, 48 Code of Federal Regulations, Chapter) previously supplied to the applicable Governmental Entity is accurate, complete and current; and (iv) the internal cost accounting and labor accounting system of Company and each of its Subsidiaries is adequate to properly allocate employee time.

             (ix) With respect to each Government Contract, there are currently no domestic civil, criminal or administrative actions, suits, written claims, written allegations of defective pricing, defective products and services, cost mischarging or violations of the cost accounting standards under any applicable law, hearings or proceedings pending (including but not limited to those which are likely to result in the suspension or debarment of Company or any of its Subsidiaries from contracting with the United States Government) or, to the knowledge of Company, threatened against Company or any of its Subsidiaries.

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             (x) Company has not granted "unlimited rights" or "Government
        Purpose License Rights," or any unlimited-quantity, agency-wide, or site licenses in any of the Software to any Governmental Entity; no Governmental Entity has claimed such rights and none is entitled thereto.

          (x) Insurance. Company has insurance policies and fidelity bonds covering its and its Subsidiaries' assets, business, equipment, properties, operations, employees, officers and directors of the type and in amounts customarily carried by persons conducting business similar to that of Company. All premiums due and payable under all such policies and bonds have been paid, and Company is otherwise in full compliance with the terms and conditions of all such policies and bonds, except where the failure to have made payment or to be in full compliance could not reasonably be expected to have a Material Adverse Effect. The reserves established by Company in respect of all matters as to which Company self-insures, including for workers' compensation and workers' medical coverage, are adequate and appropriate. Section 4.1(x) of the Disclosure Schedule sets forth a true and complete list of all insurance policies, fidelity bonds and self-insurance provisions of Company.

          (y) Business Relationships. The relationships of Company and its Subsidiaries with their significant customers, distributors, licensors, designers and suppliers are satisfactory in all material respects to the Company and, to Company's knowledge, the execution of this Agreement and the consummation of the Merger and the other transactions contemplated hereby will not materially adversely affect the relationships of Company and its Subsidiaries with such customers, distributors, licensors, designers and suppliers.

          (z) HSR Compliance. The Company is not a person (nor is it included in a person), that has total assets of $100 million or more or annual net sales of $100 million or more, within the meaning of, and all as determined in accordance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     Section 4.2 Representations and Warranties of Parent and Merger
Sub. Parent and Merger Sub represent and warrant to Company, as of the date hereof and as of the Closing Date (unless specifically made as of another date), as follows:

          (a) Organization and Standing. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated. Except as disclosed in Section 4.2(a) of the Disclosure Schedule, each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Parent has furnished to Company true, complete and correct copies of the certificates of incorporation and bylaws of Parent and Merger Sub, in each case, as amended to the date of this Agreement.

          (b) Authority; Noncontravention; and Corporate Power. Parent and Merger Sub have the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by the

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     respective Boards of Directors of Parent and Merger Sub and have been duly approved by Parent as sole stockholder of Merger Sub and, except for the approval by the affirmative vote of holders of the requisite number of shares of Parent Common Stock with respect to the issuance of Parent Common Stock in the Merger pursuant to this Agreement and the adoption of a proposal to increase the number of Parent Common Stock under Parent's 1997 Stock Option Plan, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming this Agreement constitutes a valid and binding obligation of Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each such party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principals of equity. None of Parent or its Subsidiaries is in violation of its certificate of incorporation or bylaws. Except as specified in Section 4.2(b) of the Disclosure Schedule, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement will not (i) conflict with any of the provisions of the certificate of incorporation or bylaws of Parent or the certificate of incorporation or bylaws of Merger Sub, in each case as amended to the date of this Agreement, (ii) subject to the governmental filings and other matters referred to in the following sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a material obligation, a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or require the consent of any person under, any indenture, or other agreement, permit, concession, franchise, license or similar instrument or undertaking to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective assets is bound or affected, or (iii) subject to the governmental filings and other matters referred to in the following sentence, contravene any law, rule or regulation, or any order, writ, judgment, injunction, decree, determination or award currently in effect, which, in the case of clauses (ii) and (iii) above, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Except as disclosed in Section 4.2(b) of the Disclosure Schedule, no consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity or third party which has not been received or made is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub, as the case may be, of any of the transactions contemplated hereby, except for (A) the filing with the SEC of the Form S-4 (as defined in Section 6.1(c)) and the declaration of effectiveness of the Form S-4 and such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (B) the filing of the certificate and/or articles of merger with the Virginia Commission and the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Company is qualified to do business, (C) such other consents, approvals, authorizations, filings or notices as are specified in
     Section 4.2(b) of the Disclosure Schedule, and (D) any other consents, approvals, authorizations, filings or notices the failure to make or obtain which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

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          (c) Capital Structures.  The authorized capital stock of Parent consists of (i) 40,000,000 shares of Common Stock, and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share, of which 21,000 shares have been designated Series A 4.0% Convertible Redeemable Preferred Stock ("Series A Preferred Stock"). At the close of business on October 13, 1999, (A) 8,873,791 shares of Common Stock were issued and outstanding, (B) 21,000 shares of Series A Preferred Stock were issued and outstanding, (C) 3,620,000 shares of Common Stock were reserved for issuance pursuant to Parent's employee and director benefit plans, of which options to purchase 2,570,554 shares were outstanding, (D) 2,780,632 shares of Common Stock were reserved for issuance pursuant to outstanding warrants, and (E) 2,100,000 shares of Common Stock were reserved for issuance upon conversion of the Series A Preferred Stock. Except as set forth in the immediately preceding sentence, at the close of business on October 13, 1999, no shares of capital stock or other equity securities of Parent were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Parent are, and all shares of Common Stock which may be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, $0.01 par value per share, 1,000 of which have been validly issued, are fully paid, and nonassessable, and are owned by Parent. No bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of Parent may vote are issued or outstanding. Except as set forth above, Parent does not have any outstanding option, warrant, call, subscription or other right, agreement or commitment which obligates Parent to issue, sell or transfer, repurchase, redeem or otherwise acquire any shares of the capital stock of Parent.

          (d) SEC Documents. Parent has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1997 (such reports, schedules, forms, statements and other documents are hereinafter referred to as the "Parent SEC Documents"). As of their respective dates, or if amended, as of the date of such amendment, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such dates contained any untrue statements of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may otherwise be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments).

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

          (e) Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Documents filed by Parent and publicly available prior to the date of this Agreement (the "Filed Parent SEC Documents") or specified in
     Section 4.2(e) of the Disclosure Schedule, since the date of the most recent audited financial statements included in the Filed Parent SEC Documents, Parent and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice, and there has not been: (i) any change, event or occurrence which has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent; (ii) any declaration, setting aside or payment of any dividend or other distribution in respect of shares of Parent's capital stock other than regular quarterly dividends on Parent's outstanding Series A Preferred Stock, or any redemption or other acquisition by Parent of any shares of its capital stock; (iii) any change by Parent in accounting methods, principles or practices, except as required or permitted by generally accepted accounting principles; or (iv) any announcement of or entry into any agreement, commitment or transaction by Parent or any of its Subsidiaries to do any of the things described in the preceding clauses (i) through (iii) otherwise than as expressly provided for herein.

          (f) Brokers. No broker, investment banker, financial advisor or other person, other than Advest Financial Advisors and except as disclosed in
     Section 4.2(f) of the Disclosure Schedule, the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub.

          (g) Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

          (h) Financing. In order the finance the Merger, Parent has obtained a commitment letter (the "Commitment Letter") from Bank Hapoalim (the "Bank"), pursuant to which the Bank has committed, subject to the terms and conditions thereof, to provide Parent and Merger Sub with financing in an aggregate amount of up to $35 million (the "Financing"), a true, complete and correct copy of which has previously been provided to Company. Subject to the terms and conditions of the Commitment Letter (including the conditions to funding specified therein) and this Agreement, the Financing is sufficient to consummate the Merger.

          (i) No Undisclosed Material Liabilities. Except as disclosed in the Parent SEC Documents and liabilities incurred in the ordinary course of business consistent with past practice since the date of the most recent financial statements included in the Filed Parent SEC Documents, there are no liabilities of Parent or its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, due, to become due, determined, determinable or otherwise, required by GAAP to be reflected on a consolidated balance sheet of Parent and its Subsidiaries or in the notes, schedules or exhibits thereto, having, or which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

          (j) No Undisclosed Defaults. Except as disclosed in the Parent SEC Documents, Parent and its Subsidiaries are not in default in any material obligation or covenant on its part to be performed under any lease or contract that is material to the business of Parent and its Subsidiaries.

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          (k) Title to Properties.  Parent or one of its Subsidiaries has good and marketable title to each material asset reflected in the latest balance sheet of Parent included in the Parent SEC Documents (other than any such asset disposed of or consumed in the ordinary course of business and any asset, the lack of good and marketable title could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent), free and clear of all Liens except those Liens that are reflected in the financial statements included in the Parent SEC Documents and those Liens that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Parent.

          (l) Software.

             (i) Parent, directly or through its Subsidiaries, has good, marketable and exclusive title to, and the valid and enforceable power and unqualified right to sell, license, lease, transfer, use, create derivative works of, or otherwise exploit, all versions and releases of all material computer programs (source code or object code) which were developed for or on behalf of, or have been purchased by, Parent or any of its Subsidiaries and which are currently used internally by Parent or which have been distributed by Parent or any of its Subsidiaries and all material computer programs under development by Parent or its Subsidiaries but not currently distributed ("Parent Owned Software") and all copyrights thereof, except in such cases which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Parent.

             (ii) Except as disclosed in Parent SEC Documents, there are no known defects in any computer program included in the Parent Owned Software or any material computer programs licensed to Parent or any of its Subsidiaries ("Parent Licensed Software" and, together with Parent Owned Software, "Parent Software") that would adversely affect the functioning thereof in accordance with any published specifications therefor or in accordance with any warranties given with respect thereto or that would cause the Parent Software to fail to have the properties and capabilities set forth in Section 4.1(h)(iv).

          (m) Intellectual Property. Except as disclosed in the Parent SEC Documents, Parent and/or one of its Subsidiaries has all material intellectual property rights (by ownership, valid license or otherwise) that are necessary to conduct their business as it is now conducted.

          (n) No Infringement. Except as disclosed in the Parent SEC Documents, neither the existence nor the sale, license, lease, transfer, use, reproduction, distribution, modification or other exploitation by Parent or any Subsidiary of Parent of any material Parent Owned Software or material intellectual property, as such Parent Owned Software or intellectual property, as the case may be, is sold, licensed, leased, transferred, used or otherwise exploited by such persons, does (i) infringe on any patent, trademark, copyright or other right of any other person, (ii) constitute a misuse or misappropriation of any trade secret, know-how, process, proprietary information or other right of any other person, or (iii) entitle any other person to any interest therein, or right to compensation from Parent or any Subsidiary of Parent by reason thereof, in each case, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

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          (o) Litigation.  Except as disclosed in the Filed SEC Documents or as specified in Section 4.2(o) of the Disclosure Schedule, (i) there is no suit, claim, action or proceeding (at law or in equity) pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, and to the knowledge of Parent, there is no investigation pending or threatened against Parent or any of its Subsidiaries, in each case, before any court or other Governmental Entity, (ii) neither Parent nor any of its Subsidiaries is subject to any outstanding order, writ, judgement, injunction, decree or arbitration order or award, and (iii) to the knowledge of Parent, no event, fact or circumstance which could reasonably be expected to give rise to a suit, claim, action or proceeding (at law or in equity) against Parent or any of its Subsidiaries exist that, in any such case described in clauses (i), (ii) and (iii) could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. As of the date hereof, there are no suits, claims, actions or proceedings pending or, to the knowledge of Parent, threatened, seeking to prevent, hinder, modify or challenge the transactions contemplated by this Agreement.

          (p) Compliance with Applicable Laws. Except as disclosed in the Parent SEC Documents, all Permits necessary for each of Parent and its Subsidiaries to own, lease or operate its properties and assets and to carry on its business as now conducted have been obtained or made, and there has occurred no default (with or without notice or lapse of time or both) under any such Permit, except for the lack of Permits and for defaults under Permits which lack or default could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Except as disclosed in the Parent SEC Documents, Parent and its Subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, except for non-compliance which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

          (q) Taxes. Except as set forth in the Parent SEC Documents, as of the date of this Agreement, Parent and each of its Subsidiaries has filed all Tax returns and reports required to be filed by it and has paid all Taxes with respect to such Returns (as defined in Section 4.1(o)), and the most recent financial statements contained in the Filed SEC Documents reflect an adequate reserve for all Taxes of the Parent and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. As of the date of this Agreement, no material deficiencies for any Taxes have been proposed, asserted or assessed against the Parent or its Subsidiaries, nor is there, to the knowledge of the Parent after reasonable inquiry, any reasonable basis for the assertion of any such deficiency. No requests for waivers of the time to assess any such Taxes are pending as of the date of this Agreement. Proper amounts have been withheld by the Parent and its Subsidiaries from employee compensation payments for all periods in compliance with the Tax withholding provisions of applicable laws, except where the failure to withhold proper amounts could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Parent or its Subsidiaries. As of the date of this Agreement, none of the federal income tax Returns of Parent or its Subsidiaries have been examined by the IRS for the fiscal years through December 31, 1998. Parent has not taken any action nor does it have any knowledge of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of
     Section 368(a) of the Code.

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

          (r) Benefit Plans. Except as disclosed in the Parent SEC Documents, with respect to all material employee benefit plans (as defined in ERISA) maintained or contributed to for the benefit of any current or former employee, officer or director of Parent or any of its Subsidiaries ("Parent ERISA Plans") and any other material benefit or compensation plan, program or arrangement maintained or contributed to for the benefit of any current or former employee, officer or director of the Parent or any of its Subsidiaries (Parent ERISA Plans and such other plans being referred to as "Parent Plans") are in material compliance with ERISA and the Code, if applicable, and such Parent Plans have been operated in material compliance with ERISA and the Code and any Parent Plan intended to be so qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified and, to the Company's knowledge, nothing has occurred to cause the loss of such qualified status.

          (s) HSR Compliance. The Parent is not a person (nor is it included in a person), that has total assets of $100 million or more or annual net sales of $100 million or more, within the meaning of, and all as determined in accordance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                                   ARTICLE V

                         CONDUCT OF BUSINESS OF COMPANY

     Section 5.1 Conduct of Business of Company. Except as expressly provided for herein (including, without limitation, Section 6.9 hereof relating to Company Options), during the period from the date of this Agreement to the Effective Time, Company shall, and shall cause each of its Subsidiaries to, act and carry on its business only in the ordinary course of business consistent with past practice and, to the extent consistent therewith, use reasonable best efforts to preserve intact its current business organizations, keep available the services of its current key officers and employees and preserve the goodwill of those engaged in material business relationships with Company, and to that end, without limiting the generality of the foregoing, Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent:

          (a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its outstanding capital stock (other than, with respect to a Subsidiary of Company, to its corporate Parent), (ii) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, or (iii) purchase, redeem or otherwise acquire any shares of its outstanding capital stock or any rights, warrants or options to acquire any such shares, except, in the case of this clause (iii), for the acquisition of Shares from holders of Company Options in full or partial payment of the exercise price payable by such holder upon exercise of Company Options;

          (b) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, other than upon the exercise of Company Options outstanding on the date of this Agreement;

          (c) amend its articles of incorporation, bylaws or other comparable charter or organizational documents;

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          (d) directly or indirectly acquire, make any investment in, or make any capital contributions to, any person other than in the ordinary course of business consistent with past practice;

          (e) directly or indirectly sell, pledge or otherwise dispose of or encumber any of its properties or assets that are material to its business, except for sales, pledges or other dispositions or encumbrances in the ordinary course of business consistent with past practice;

          (f) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, other than indebtedness owing to or guarantees of indebtedness owing to Company or any direct or indirect wholly owned Subsidiary of Company, or (ii) make any loans or advances to any other person, other than to Company or to any direct or indirect wholly owned Subsidiary of Company and other than routine travel advances to employees or customer trade credit consistent with past practice, except, in the case of clause (i), for borrowings under existing credit facilities described in the Filed SEC Documents in the ordinary course of business consistent with past practice;

          (g) grant or agree to grant to any officer, employee or consultant any increase in wages or bonus, severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits, or establish any new compensation or benefit plans or arrangements, or amend or agree to amend any existing Company Plans, except as may be required under existing agreements or by law and normal, regularly scheduled increases in respect of non-officer employees consistent with past practices;

          (h) enter into or amend any employment, consulting, severance or similar agreement with any individual, except with respect to new hires of nonofficer employees in the ordinary course of business consistent with past practice;

          (i) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization or any agreement relating to an Acquisition Proposal (as defined in Section 6.3);

          (j) make any tax election or settle or compromise any income tax liability of Company or of any of its Subsidiaries involving on an individual basis more than $50,000;

          (k) make any change in any method of accounting or accounting practice or policy, except as required by any changes in generally accepted accounting principles;

          (l) enter into any agreement, understanding or commitment that restrains, limits or impedes Company's ability to compete with or conduct any business or line of business, except for any such agreement, understanding or commitment entered into in the ordinary course of business consistent with past practice;

          (m) plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of Company or its Subsidiaries;

          (n) except as previously approved by the Board of Directors of Company prior to the date hereof and as identified to Parent prior to the date hereof, authorize or commit to make capital expenditures in excess of $75,000;

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          (o) amend the Company Rights Plan except as required by this
     Agreement; or

          (p) authorize any of, or commit or agree to take any of, the foregoing actions in respect of which it is restricted by the provisions of this
     Section 5.1.

                                   ARTICLE VI

                              ADDITIONAL COVENANTS

     Section 6.1 Preparation of the Joint Proxy Statement/Prospectus and Form S-4. As soon as practicable following the date hereof:

          (a) Company and Parent shall jointly prepare for inclusion in the Form S-4 a joint proxy statement/prospectus (the "Joint Proxy Statement/Prospectus") relating to the Merger in accordance with the Securities Act and the Exchange Act and the rules and regulations under the Securities Act and the Exchange Act, with respect to the transactions contemplated hereby. Company, Parent and Merger Sub shall cooperate with each other in the preparation of the Joint Proxy Statement/Prospectus. Company and Parent shall use all reasonable efforts to respond promptly to any comments made by the SEC with respect to the Joint Proxy Statement/Prospectus, to cause the Form S-4 to be declared effective under the Securities Act as promptly as practicable after the filing thereof with the SEC and to cause the Joint Proxy Statement/Prospectus to be mailed to the stockholders of Parent and Company at the earliest practicable date after the Form S-4 is declared effective by the SEC.

          (b) Parent shall prepare and file with the SEC the Form S-4. Each of Company and Parent shall use all reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Common Stock in the Merger, and Company shall furnish all information concerning Company and the holders of the Shares as may be reasonably requested in connection with any such action.

          (c) The Company agrees that none of the information supplied or to be supplied by Company specifically for inclusion or incorporation by reference in, or which may be deemed to be incorporated by reference in,
     (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance by Parent of shares of Common Stock in the Merger (the "Form S-4") will, at the time the Form S-4 becomes effective under the Securities Act and at any time thereafter it is amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement/Prospectus will, at the time it is mailed to the stockholders of each of Company and Parent, and at any time thereafter it is amended or supplemented, and at the time of the Company Stockholders Meeting and Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they are made, not misleading. The Company agrees that the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except with respect to statements made or incorporated by

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     reference therein based on information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference therein, or which may be deemed to be incorporated by reference therein.

          (d) Parent and Merger Sub each agrees that none of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in, or which may be deemed to be incorporated by reference in, (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act and at anytime thereafter it is amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement/ Prospectus will, at the time it is mailed to the stockholders of each of Parent and Company and at any time thereafter it is amended or supplemented, and at the time of the Company Stockholders Meeting and Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they are made, not misleading. Parent and Merger Sub each agrees that the Form S-4 and the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except with respect to statements made or incorporated by reference therein based on information supplied by Company specifically for inclusion or incorporation by reference therein, or which may be deemed to be incorporated by reference therein.

     Section 6.2 Accountants' Letters.

     (a) Company shall use its best efforts to cause to be delivered to Parent a "comfort" letter of PricewaterhouseCoopers LLP, Company's independent public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective, and a "comfort" letter of PricewaterhouseCoopers LLP, dated a date within two business days before the Closing Date, each addressed to Company and Parent, related to the performance by PricewaterhouseCoopers LLP of its procedures with respect to the financial statements and other financial information contained in or incorporated by reference in the Form S-4, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent accountants in connection with registration statements similar to the Form S-4.

     (b) Parent shall use its best efforts to cause to be delivered to Company a "comfort" letter of PricewaterhouseCoopers LLP, Parent's independent public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective, and a "comfort" letter of PricewaterhouseCoopers LLP, dated a date within two business days before the Closing Date, each addressed to Company and Parent, relating to the performance by PricewaterhouseCoopers LLP of its procedures with respect to the financial statements and other financial information of Parent contained in or incorporated by reference in the Form S-4, in form and substance reasonably satisfactory to Company and customary in scope and substance for letters delivered by independent accountants in connection with registration statements similar to the Form S-4.

     Section 6.3 Stockholders Meeting; Board Recommendation.

     (a) Company shall take all action necessary, in accordance with the VSCA, the Exchange Act and other applicable law and its articles of incorporation and bylaws, to

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convene and hold a special meeting of the stockholders of Company (the "Company
Stockholders Meeting") as promptly as practicable after the date hereof for the purpose of considering and voting upon this Agreement and to solicit proxies pursuant to the Joint Proxy Statement/Prospectus in connection therewith. Company shall ensure that the Company Stockholders Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Company Stockholders Meeting are solicited, in compliance with all applicable legal requirements. Notwithstanding Section 6.3(c), Company's obligation to call, give notice of, convene and hold the Company Stockholders Meeting in accordance with this Section 6.3(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer (as defined below) or other Acquisition Proposal (as defined below), or by any withdrawal, amendment or modification of the recommendation of the Board of Directors of Company with respect to the Merger.

     (b) Subject only to Section 6.3(c) hereof: (i) the Board of Directors of Company shall unanimously recommend that Company's stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Company Stockholders Meeting; (ii) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of Company has unanimously recommended that Company's stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Company Stockholders Meeting; and
(iii) neither the Board of Directors of Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to Parent, the unanimous recommendation of the Board of Directors of Company that Company's stockholders vote in favor of and adopt and approve this Agreement and approve the Merger. For purposes of this Agreement, said recommendation of the Board of Directors of Company shall be deemed to have been modified in a manner adverse to Parent if said recommendation shall no longer be unanimous.

     (c) Nothing in Section 6.3(b) shall prevent the Board of Directors of Company from withdrawing, amending or modifying its unanimous recommendation in favor of the Merger at any time prior to the adoption and approval of this Agreement by Company's stockholders if (i) a Superior Offer is made to Company and is not withdrawn, (ii) neither Company nor any of its directors, officers, affiliates, or legal or financial advisors ("Representatives") shall have violated any of the covenants set forth in this Section 6.7, (iii) the Board of Directors of Company concludes in good faith, after and based upon consultation with its outside counsel, that, in light of such Superior Offer, the withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of Company to comply with its fiduciary obligations to Company's stockholders under applicable law, and (iv) Company provides Parent with at least five business days prior written notice of any meeting or written consent of Company's Board of Directors at which such Board of Directors is expected to consider or act upon such Superior Offer, which notice shall include a copy of such Superior Offer with the name of the person making such Superior Offer.

     (d) For purposes of this Agreement, "Acquisition Proposal" means an inquiry, offer or proposal regarding any of the following (other than the transactions contemplated by this Agreement) involving Company or its
Subsidiaries: (i) any merger, reorganization, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution, or other similar transaction involving, or, any sale, lease, exchange, mortgage, pledge, transfer or other disposition of, all or any significant portion of the assets or 20% or more

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of the equity securities of, Company or any of its Subsidiaries, in a single transaction or series of related transactions which could reasonably be expected to interfere with the completion of the Merger; (ii) any tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of Company or the filing of a registration statement under the Securities Act in connection therewith; or (iii) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     (e) For purposes of this Agreement, a "Superior Offer" means an unsolicited, bona fide written offer with respect to an Acquisition Proposal made by a third person that the Board of Directors of Company determines in its good faith judgment (based upon the written advice of its financial advisor and a copy of which shall have been provided to Parent) to be more favorable generally to Company's stockholders than the Merger, taking into account all financial and strategic considerations, including relevant legal, financial, regulatory and other aspects of such proposal, and the conditions to and prospects for completion of such proposal than the Merger; provided, however, that any such offer shall not be deemed to be a "Superior Offer" if any financing required to complete the transaction contemplated by such offer is not fully committed unless, in the good faith determination of the Board of Directors of Company, such financing is likely to be obtained by such party on a timely basis.

     (f) Nothing contained in this Section 6.3 shall prohibit Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or from making any disclosure to Company's stockholders which, in the good faith judgment of the Board of Directors of Company after consultation with outside counsel, is required under applicable law; provided that Company does not withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend, an Acquisition Proposal unless Company and its Board of Directors have complied with all the provisions of this
Article VI.

     Section 6.4 Access to Information, Confidentiality.

     (a) Upon reasonable notice, Company shall, and shall cause each of its Subsidiaries to, afford to Parent and to Parent's officers, employees, counsel, financial advisors and other representatives access during the period prior to the Effective Time to all its properties, books, contracts, commitments, Returns, personnel and records and, during such period, Company shall, and shall cause each of its Subsidiaries to, furnish as promptly as practicable to Parent such information concerning its business, properties, financial condition, operations and personnel as Parent may from time to time reasonably request. Any such investigation by Parent shall not affect the representations or warranties contained in this Agreement. Except as required by law, Parent will hold, and will cause its directors, officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any non-public information obtained from Company in confidence to the extent required by, and in accordance with the provisions of, the letter agreement dated August 17, 1999, between Parent and Company with respect to confidentiality and other matters, and Parent agrees that, prior to the Effective Time, it will not use any such non-public information to, directly or indirectly, divert or attempt to divert any business, customer or employee of Company or any of its Subsidiaries.

     (b) Upon reasonable notice, Parent shall, and shall cause each of its Subsidiaries to, afford to Company and to Company's officers, employees, counsel, financial advisors and

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other representatives access during the period prior to the Effective Time to all its properties, books, contracts, commitments, Returns, personnel and records and, during such period, Parent shall, and shall cause each of its Subsidiaries to, furnish as promptly as practicable to Company such information concerning its business, properties, financial condition, operations and personnel as Company may from time to time reasonably request. Any such investigation by Company shall not affect the representations or warranties contained in this Agreement. Except as required by law, Company will hold, and will cause its directors, officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any non-public information obtained from Parent in confidence to the extent required by, and in accordance with the provisions of, the letter agreement, dated August 17, 1999, between Parent and Company with respect to confidentiality and other matters, and Company agrees that, prior to the Effective Time, it will not use any such non-public information to, directly or indirectly, divert or attempt to divert any business, customer or employee of Parent or any of its Subsidiaries.

     Section 6.5 Reasonable Best Efforts. On the terms and subject to the conditions set forth in this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary, proper or advisable (a) to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including the satisfaction of the respective conditions set forth in Article VII, (b) to facilitate the ability of Parent and the Surviving Corporation to obtain facility security clearances from the appropriate Government Entities for each of Company's facilities currently having such facility security clearances and appropriate security clearances for personnel of the Surviving Corporation, (c) to avoid the termination for convenience by any Governmental Entity or non-renewal of any Government Contract, and (d) to maintain Company's current customer relationships.

     Section 6.6 Public Announcements. Parent and Merger Sub, on the one hand, and Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release, SEC filing (including without limitation the Form S-4 and the Joint Proxy Statement/Prospectus) or other public statements with respect to the transactions contemplated hereby, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, by court process or by obligations pursuant to the rules of The Nasdaq Stock Market.

     Section 6.7 No Solicitation; Acquisition Proposals.

     (a) From the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to Article VIII and subject only to
Section 6.7(b) of this Agreement, Company shall not directly or indirectly, and shall not authorize or permit any Representative of Company directly or indirectly to:

          (i) solicit, initiate, knowingly encourage or knowingly induce the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal;

          (ii) furnish any non-public information regarding Company to any person in connection with or in response to an Acquisition Proposal;

          (iii) engage in discussions or negotiations with any person with respect to any Acquisition Proposal;

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

          (iv) approve, endorse or recommend any Acquisition Proposal; or

          (v) enter into any letter of intent or similar document or any contract, agreement, commitment or understanding, written or oral, contemplating or otherwise relating to any Acquisition Proposal.

     Without limiting the generality of the foregoing, Company acknowledges and agrees that any violation of any of the restrictions set forth in this Section by any Representative of Company, whether or not such Representative is purporting to act on behalf of Company, shall be deemed to constitute a breach of this Section 6.7 by Company. In addition to the foregoing, Company shall provide Parent with at least five business days prior written notice of any meeting of Company's Board of Directors at which Company's Board of Directors is reasonably expected to consider a Superior Offer.

     Nothing in this Section 6.7(a) shall prevent the Company from filing with the SEC a report on Form 8-K with respect to this Agreement.

     (b) Nothing in Section 6.7(a) shall prevent Company, prior to the adoption and approval of this Agreement by Company's stockholders, from furnishing non-public information regarding Company to, or entering into discussions with, any person in response to a Superior Offer that is submitted by such person and not withdrawn if, in either case:

          (i) neither Company nor any Representative of Company shall have breached any of the covenants set forth in this Section 6.7;

          (ii) the Board of Directors of Company concludes in good faith, after and based upon consultation with its outside legal counsel, that such action is required in order for the Board of Directors of Company to comply with its fiduciary obligations to Company's stockholders under applicable law;

          (iii) at least five business days prior to furnishing any such non-public information to, or entering into discussions with, such person, Company gives Parent written notice of the discussions with such person;

          (iv) Company receives from such person an executed confidentiality agreement containing customary limitations on the use and disclosure of all non-public written and oral information furnished to such person by or on behalf of Company, including standstill provisions no less favorable to Company then such agreements between Company and Parent; and

          (v) five business days prior to furnishing any such non-public information to such person, Company furnishes such non-public information to Parent or, if such non-public information has previously been provided to Parent, specifically identifies the non-public information to be furnished to such third party.

     (c) Company shall promptly (and in any event, within 24 hours) advise Parent orally and in writing of any request for information or of any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person making any such Acquisition Proposal or inquiry. Company shall keep Parent fully informed of the status and details of any such request, Acquisition Proposal or inquiry.

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     Section 6.8 Consents, Approvals and Filings.  Upon the terms and subject to the conditions hereof, each of the parties hereto shall (a) make promptly its respective filings, and thereafter make any other required submissions under the Securities Act and the Exchange Act, with respect to the Merger and the other transactions contemplated hereby, and (b) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger and the other transactions contemplated hereby, including without limitation using its reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with Company and its Subsidiaries as are necessary for the consummation of the Merger and the other transactions contemplated hereby and to fulfill the conditions to the Merger; provided, however, that in no event shall Parent or any of its Subsidiaries be required to agree or commit to divest, hold separate, offer for sale, abandon, limit its operation or similar action with respect to any material assets (tangible or intangible) or any business interest of it or any of its Subsidiaries (including, without limitation, the Surviving Corporation after consummation of the Merger) in connection with or as a condition to receiving the consent or approval of any Governmental Entity (including, without limitation, under the HSR Act). In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

     Section 6.9  Company Options.

     (a) Company shall use its best efforts (without the expenditure of funds) to encourage all holders of Company Options to exercise their vested Company Options prior to the Effective Time. To the extent that Parent in its discretion deems it appropriate to grant options to purchase Parent Common Stock ("Parent Options") as of the Effective Time to a person holding Company Options prior to the Effective Time, Company shall use its best efforts (without the expenditure of funds) to encourage such holder of Company Options to accept the Parent Options on the terms and conditions proposed by Parent and agree to forfeit and cancel all unexercised Company Options held by such holder as of the Effective Time. Parent agrees to identify to Company the holders of Company Options to be granted Parent Options contingent upon the cancellation of Company Options as of the Effective Time, and the material terms of the Parent Options to be granted, sufficiently prior to the Effective Time to communicate this information to the holders of such Company Options.

     (b) Subject to the terms of this Agreement, at the Effective Time, all remaining rights with respect to Shares of Company under each Company Option then outstanding, whether vested or unvested, shall be converted into and become rights with respect to Parent Common Stock, and Parent shall assume each such Company Option in accordance with the terms (as in effect as of the date of this Agreement) of the stock option plan under which it was issued and the stock option agreement by which it is evidenced. From and after the Effective Time,
(i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to each such Company Option shall be equal to the number of Shares subject to such Company Option immediately prior to the Effective Time multiplied by the Option Exchange Ratio (as defined below), rounded down to the nearest whole share,
(iii) the per share exercise price under each such Company Option

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

shall be adjusted by dividing the per share exercise price under such Company Option by the Option Exchange Ratio and rounded up to the nearest cent and (iv) any restriction on the exercise of any such Company Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; provided, however, that each Company Option assumed by Parent in accordance with this
Section 6.9(b) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction subsequent to the Effective Time. For purposes of this Section, "Option Exchange Ratio" means the ratio of (x) the sum of $4.00, plus the product of the Exchange Ratio multiplied by the Average Trading Price, divided by (y) the Average Trading Price.

     (c) Company shall take all action that may be necessary (under the plans pursuant to which Company Options are outstanding and otherwise) to effectuate the provisions of this Section 6.9 and to ensure that, from and after the Effective Time, holders of Company Options have no rights with respect thereto other than those specifically provided in this Section 6.9. Following the Closing Date, Parent will send to each holder of an assumed Company Option a written notice setting forth (i) the number of shares of Parent Common Stock subject to each assumed Company Option and (ii) the exercise price per share of Parent Common Stock issuable upon exercise of the assumed Company Option. It is the intention of the Parties that the Company Options assumed by Parent qualify following the Effective Time as incentive stock options (as defined in Section 422 of the Code) to the extent that such Company Options qualified as incentive stock options immediately prior to the Effective Time. Parent shall take all necessary corporate action to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Options assumed in accordance with this Section 6.9. Within 60 days following the Effective Time, Parent shall file with the SEC a registration statement on Form S-8 relating to the shares of Parent Common Stock issuable with respect to Company Options assumed by Parent in accordance with this Section 6.9.

     Section 6.10 Employee Benefit Matters.

     (a) Participants in any Company Plans that have been disclosed in Section 4.1(p) of the Disclosure Schedule and are in effect at the Effective Time will continue to be sponsored by and maintained without material change (except as required by law) by the Parent and Surviving Corporation until such time as those Company Plans are merged into Parent's benefit plans or the participants in the Company Plan otherwise become covered under the Parent's benefit plans. Parent shall, and shall cause its Subsidiaries following the Effective Time (including the Surviving Corporation) to, honor and provide for prompt payment of all accrued obligations and benefits under all Company Plans and employment or severance agreements between Company and persons who are or had been employees of Company or any of its Subsidiaries at or prior to the Effective Time ("Covered Employees") that are specifically identified in the Disclosure Schedule, all in accordance with their respective terms.

     (b) If Covered Employees are included in any benefit plan of Parent or its Subsidiaries, Parent agrees that the Covered Employees shall receive credit under such plan (other than any such plan providing for sabbaticals) for service prior to the Effective Time with Company and its Subsidiaries to the same extent such service was counted under similar Company Plans for purposes of eligibility, vesting, eligibility for retirement (but not for benefit accrual) and, with respect to vacation, disability and severance, benefit

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accrual. If Covered Employees are included in any medical, dental or health plan other than the plan or plans they participated in at the Effective Time, Parent agrees that any such plans shall not include pre-existing condition exclusions, except to the extent such exclusions were applicable under the similar Company Plan at the Effective Time, and shall provide credit for any deductibles and co-payments applied or made with respect to each Covered Employee in the calendar year of the change.

     (c) Notwithstanding anything in this Agreement to the contrary, from and after the Effective Time, the Surviving Corporation will have sole discretion over the hiring, promotion, retention, firing and other terms and conditions of the employment of employees of the Surviving Corporation. Except as otherwise provided in this Section 6.10, nothing herein shall prevent Parent or the Surviving Corporation from amending or terminating any Company Plan in accordance with its terms.

     Section 6.11 Affiliates and Certain Stockholders. Prior to the Closing Date, Company shall deliver to Parent a letter identifying all persons who are, at the time the Merger is submitted for approval to the stockholders of Company, "affiliates" of Company for purposes of Rule 145 under the Securities Act. Company shall use its best efforts to cause each such person to deliver to Parent on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit A hereto. Parent shall not be required to maintain the effectiveness of the Form S-4 or any other registration statement under the Securities Act for the purposes of resale of Common Stock by such affiliates, and the certificates representing Common Stock received by such affiliates in the Merger shall bear a customary legend regarding applicable Securities Act restrictions.

     Section 6.12 Nasdaq Listing. Parent shall use its best efforts to cause the shares of Common Stock to be issued in the Merger to be approved for listing on The Nasdaq Stock Market, subject to official notice of issuance, prior to the Closing Date.

     Section 6.13 Rights Agreement. The Board of Directors of Company shall take all further action (in addition to that referred to in Section 4.1(s)) requested in writing by Parent in order to render the Rights inapplicable to (a) the Merger and the other transactions contemplated by this Agreement and the Stockholders Agreement, and (b) Company following the Effective Time. Except as provided above with respect to the Merger and the other transactions contemplated by this Agreement and the Stockholders Agreement, the Board of Directors of Company shall not, without the consent of Parent (i) amend the Rights Agreement, or (ii) take any action with respect to, or make any determination under, the Rights Agreement, including a redemption of the rights or any action to facilitate an Acquisition Proposal.

     Section 6.14 Indemnification and Insurance.

     (a) From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Company pursuant to (i) each indemnification agreement currently in effect between Company and each person who is or was a director or officer of Company at or prior to the Effective Time and (ii) any indemnification provision under Company's articles of incorporation or bylaws as each is in effect on the date hereof (the persons to be indemnified pursuant to the agreements or provisions referred to in clauses (i) and (ii) of this Section 6.14 shall be referred to as, collectively, the "Indemnified Parties"). The certificate of incorporation and bylaws of Merger Sub will provide for indemnification to the fullest extent permitted by law.

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     (b) For six years after the Effective Time, Parent shall maintain in effect the current level and scope of directors' and officers' liability insurance covering those persons who are currently covered by Company's directors' and officers' liability insurance policy; provided, however, that in no event shall Parent be required to expend in any one year an amount in excess of 125% of the annual premium currently paid by Company for such insurance, and provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

     (c) This Section 6.14 shall survive the consummation of the Merger and the Effective Time, is intended to benefit and may be enforced by Company, Parent, the Surviving Corporation and the Indemnified Parties, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

     Section 6.15 Tax Treatment. Except as may be required by the terms of this Agreement, each of Parent and Company shall not (before or after the Effective
Time) take any action and shall not (before or after the Effective Time) fail to take any action which action or failure to act would prevent, or would be reasonably likely to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code. At or prior to the filing of the Form S-4, Company and Parent shall execute and deliver to Cooley Godward LLP and to Powell, Goldstein, Frazer & Murphy LLP tax representation letters in customary form. Parent, Merger Sub and Company shall each confirm to Cooley Godward LLP and to Powell, Goldstein, Frazer & Murphy LLP the accuracy and completeness as of the Effective Time of the tax representation letters delivered pursuant to the immediately preceding sentence. Following delivery of such tax representation letters, each of Parent and Company shall use its reasonable best efforts to cause Cooley Godward LLP and Powell, Goldstein, Frazer & Murphy LLP to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act. In rendering such opinions, each of such counsel shall be entitled to rely on the tax representation letters referred to in this Section 6.15.

     Section 6.16 Subsidiaries' Directors and Officers. To the extent requested by Parent, Company shall use its reasonable best efforts to obtain and deliver to Parent prior to the Closing Date the resignation of each director and officer of each of Company's Subsidiaries.

     Section 6.17 Stockholders Agreement. Company shall use its reasonable best efforts to cause Alcatel, N.V. to execute the Stockholders Agreement promptly.

     Section 6.18 Financing. Parent shall use its reasonable best efforts to obtain, and Company shall use its reasonable best efforts to cooperate with Parent in obtaining, the Financing described in the Commitment Letter.

     Section 6.19 Employment Agreements and Noncompetition Agreements. Company shall use its reasonable best efforts to cause the persons listed in Section
6.19 of the Disclosure Schedule to execute and deliver, prior to the Effective Time, Employment Agreements and Noncompetition Agreements on terms reasonably satisfactory to Parent and such persons.

     Section 6.20 Tax Matters. Parent shall use its reasonable best efforts to provide Parent and Merger Sub with the documentation described in Section 7.2(k) with respect to the full amount of the federal income tax deduction referred to in Section 7.2(k).

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                                  ARTICLE VII

                              CONDITIONS PRECEDENT

     Section 7.1 Conditions to Each Party's Obligation to Effect the
Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or written waiver on or prior to the Closing Date of the following conditions:

          (a) Stockholder Approval. This Agreement shall have been adopted by the affirmative vote of holders of the requisite number of Shares, and the issuance of Parent Common Stock in the Merger pursuant to this Agreement and an increase in the number of shares of Parent Common Stock subject to awards under Parent's 1997 Stock Option Plan shall have been approved by the affirmative vote of holders of the requisite number of shares of Parent Common Stock, each in the manner required pursuant to each of Parent's and Company's respective certificate or articles of incorporation and the DGCL, the VSCA, the rules of The Nasdaq Stock Market and other applicable laws.

          (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, and there shall not be pending or threatened by any Governmental Entities any suit, action or proceeding seeking to restrain or prohibit the Merger; provided, however, that the party invoking this condition shall have complied with its obligations under Section 6.8.

          (c) Nasdaq Listing. The shares of Common Stock issuable to Company's stockholders pursuant to the Merger shall have been approved for listing on The Nasdaq Stock Market, subject to official notice of issuance.

          (d) Form S-4. The Form S-4 shall have been declared effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

     Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligation of each of Parent and Merger Sub to effect the Merger is further subject to satisfaction or written waiver on or prior to the Closing Date of the following conditions:

          (a) Representations and Warranties. Representations and warranties of Company contained in this Agreement (other than representations and warranties expressly made only as of a specific date, which shall be accurate as of such date) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality qualifications contained in such representations and warranties shall be disregarded), except for any such failure which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Company, and Parent and Merger Sub shall have received a certificate signed on behalf of Company by an authorized officer of Company to such effect.

          (b) Performance of Obligations of Company. Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent and Merger Sub shall have

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     received a certificate signed on behalf of Company by an authorized officer of Company to such effect.

          (c) No Material Adverse Change. Since the date of this Agreement, Company and its Subsidiaries, taken as a whole, shall not have experienced any change, event or occurrence that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

          (d) Consents. All consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Entity or any other person required to be obtained or made prior to the Effective Time in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for the filing of the articles of merger pursuant to Section 1.3 and except where the failure to have obtained or made such consents, authorizations, orders, approvals, filings or registrations could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or the Surviving Corporation.

          (e) Affiliate Letters. Parent shall have received from each person identified as an "affiliate" of Company pursuant to Section 6.11 an executed copy of an agreement in the form attached as Exhibit B hereto.

          (f) Comfort Letters. Parent shall have received "comfort" letters from PricewaterhouseCoopers LLP, Company's independent public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective, and a date within two business days of the Closing Date (or such other date reasonably acceptable to Parent) with respect to certain financial statements and other financial information included in the Form S-4 in customary form.

          (g) Tax Opinion. The opinion of Powell, Goldstein, Frazer & Murphy LLP, counsel to Parent, in form and substance reasonably satisfactory to Parent, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and based on the letters referred to in Section 6.15, shall have been delivered to Parent and not have been withdrawn or modified in any material respect; provided, however, that if Powell, Goldstein, Frazer & Murphy LLP does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be deemed to be satisfied if counsel to Company or special tax counsel reasonably acceptable to Parent renders such opinion to Parent. In rendering such opinion, such firm may rely on such representations, warranties and certificates as it deems reasonable or appropriate under the circumstances.

          (h) Government Contracts. No authorized representative of a Governmental Entity shall have notified Parent or Company that such Governmental Entity (i) intends to terminate any of the Government Contracts or does not intend to renew any Government Contract, or (ii) anticipates that facility security clearances will not be granted to the Surviving Corporation following the Effective Time for Company facilities currently having such clearance, nor shall any Party have a good faith reason to believe that any existing Government Contract will be terminated for convenience of the government or not renewed or facility security clearances withheld from the Surviving Corporation, assuming that in each case Parent complies with applicable rules and regulations and uses its reasonable best efforts to maintain the Government Contracts and obtain facility security clearances. Parent shall have received a

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     certificate signed on behalf of Company by Joseph M. Fox and Joseph Kelly
     Brown to such effect, as it relates to Company.

          (i) Additional Closing Documents. Company shall have furnished to Parent and Merger Sub such additional certificates, opinions and other documents as Parent may have reasonably requested as to any of the conditions set forth in this Section 7.2.

          (j) Dissenting Shares. Holders of not more than one percent (1%) of the outstanding Shares shall have perfected dissenters' rights of their Shares in the manner required by the VSCA.

          (k) Tax Matters. The Company shall have provided Parent and Merger Sub with evidence establishing that an amount equal to at least 60% of the total claimed by Company as a federal income tax deduction on the Company's U.S. corporation income tax return (Form 1120) for its taxable year ended November 30, 1997, for income recognized by employees of the Company from disqualifying dispositions (within the meaning of Section 422(a) of the Code) of Company stock that was acquired by such employees upon the exercise of incentive stock options (as defined in Section 422(b) of the Code) that were granted to the employees by the Company has either been included (a) on one or more Forms W-2 or W-2c (for the calendar year 1996) issued by the Company to its employees or (b) in one or more affidavits executed by Company employees, which state, under penalties of perjury, that the signatory has included the income from the disqualifying disposition on his or her federal income tax return for the calendar year 1996 and paid the proper amount of tax with respect thereto.

     Section 7.3 Conditions to Obligation of Company. The obligation of Company to effect the Merger is further subject to satisfaction or written waiver on or prior to the Closing Date of the following conditions:

          (a) The representations and warranties of Parent and Merger Sub contained in this Agreement (other than representations and warranties expressly made as of a certain date, which shall be accurate as of such date) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality qualifications contained in such representations and warranties shall be disregarded), except for any such failure which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Parent, and Company shall have received a certificate signed on behalf of Parent and Merger Sub by an authorized officer of Parent to such effect.

          (b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Company shall have received a certificate signed on behalf of Parent by an authorized officer of Parent to such effect.

          (c) No Material Adverse Change. Since the date of this Agreement, Parent and its Subsidiaries, taken as a whole, shall not have experienced any change, event or occurrence that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

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

          (d) Tax Opinion. The opinion of Cooley Godward LLP, counsel to Company, in form and substance reasonably satisfactory to Company, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and based on the letters referred to in
     Section 6.15, shall have been delivered to Company and not have been withdrawn or modified in any material respect; provided, however, that if Cooley Godward LLP does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be deemed to be satisfied if counsel to Parent or special tax counsel reasonably acceptable to Company renders such opinion to Company. In rendering such opinion, such firm may rely on such representations, warranties and certificates as it deems reasonable or appropriate under the circumstances.

          (e) Additional Closing Documents. Parent and Merger Sub shall have furnished to Company such additional certificates and other documents as Company may have reasonably requested as to any of the conditions set forth in this Section 7.3.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     Section 8.1 Termination.

     (a) This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding adoption thereof by the stockholders of Parent and Company, in any one of the following circumstances:

          (i) By mutual written consent duly authorized by the Boards of Directors of Parent and Company;

          (ii) By Parent or Company, if the Effective Time shall not have occurred on or before April 19, 2000, otherwise than as a result of any material breach of any provision of this Agreement by the party seeking to effect such termination;

          (iii) By Parent or Company, if any federal or state court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling, or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable, provided that neither party may terminate this Agreement pursuant to this Section
     8.1 (a)(iii) unless such party has used its reasonable best efforts to remove such order, decree, ruling or injunction;

          (iv) By Parent, if the Company Stockholders Meeting shall have been held and this Agreement shall not have been adopted by the affirmative vote of the holders of the requisite number of Shares;

          (v) By Parent or Company, if the Parent Stockholders Meeting shall have been held and either the issuance of Parent Common Stock in the Merger pursuant to this Agreement or the proposed increase in the number of shares of Parent common stock subject to options under Parent's 1997 Stock Option Plan shall not have been approved by the affirmative vote of the requisite number of shares of Parent Common Stock;

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

          (vi) By Parent, if a Triggering Event shall have occurred. A "Triggering Event" shall be deemed to have occurred if (A) the Board of Directors of Company or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its unanimous recommendation in favor of the adoption and approval of the Agreement or the approval of the Merger, (B) Company shall have failed to include in the Joint Proxy Statement/Prospectus the unanimous recommendation of the Board of Directors of Company in favor of the adoption and approval of the Agreement and the approval of the Merger, (C) the Board of Directors of Company fails to reaffirm its unanimous recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within five (5) business days after Parent requests in writing that such recommendation be reaffirmed at any time following the announcement of an Acquisition Proposal, (D) taken any of the actions described in Section 6.7(a), whether or not permitted by Section 6.7(b), (E) the Board of Directors of Company or any committee thereof shall have approved, endorsed or recommended any Acquisition Proposal or
     (F) a tender or exchange offer relating to securities of Company shall have been commenced by a person unaffiliated with Parent and Company shall not have sent to its security holders pursuant to Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act within ten (10) business days after such tender or exchange offer is first published, sent or given, a statement disclosing that Company recommends rejection of such tender or exchange offer.

          (vii) By Parent if any of Company's representations and warranties contained in this Agreement shall have been materially inaccurate as of the date of this Agreement or shall have become materially inaccurate as of the Closing Date as if made on such date, or if any of Company's covenants and agreements contained in this Agreement shall have been breached in any material respect, provided, however, that Parent may not terminate this Agreement under this Section 8.1(vii) on account of an inaccuracy in Company's representations and warranties that is curable by Company or on account of a breach of covenant or agreement by Company that is curable by Company unless Company fails to cure such inaccuracy or breach within twenty (20) days after receiving written notice from Parent of such inaccuracy or breach;

          (viii) By Company if any of the Parent's representations and warranties contained in this Agreement shall have been materially inaccurate as of the date of this Agreement or shall have become materially inaccurate as of the Closing Date as if made on such date, or if any of the Parent's covenants and agreements contained in this Agreement shall have been breached in any material respect, provided, however, that Company may not terminate this Agreement under this Section 8.1(viii) on account of an inaccuracy in the Parent's representations and warranties that is curable by the Parent or on account of a breach of covenant or agreement by the Parent that is curable by the Parent unless the Parent fails to cure such inaccuracy or breach within twenty (20) days after receiving written notice from Company of such inaccuracy or breach.

          (ix) By Company, following the determination by Company's Board of Directors that an Acquisition Proposal constitutes a Superior Offer and prior to the adoption and approval of this Agreement and the Merger at Company Stockholders Meeting, if: (A) Company is not in material breach of its obligations under Section 6.7 of this Agreement, (B) each of the conditions set forth in Section 6.3(c) have been satisfied and (C) concurrent with Company's notice of termination pursuant to this subsection,

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

     Company shall pay Parent the termination fee described in paragraph (b) below. No termination pursuant to this subsection shall be effective until such termination fee is paid to Parent.

          (x) By Parent or Company if neither of the conditions set forth in
     Section 7.2(g) nor Section 7.3(d) relating to the delivery of tax opinions have been satisfied within 60 days following the date of the later of the Parent Stockholders Meeting or the Company Stockholders Meeting, provided that the party seeking to effect such termination is not in material breach of any provision of this Agreement.

     (b) If this Agreement is terminated pursuant to Section 8.1(a)(vii) or (ix) then, in such event, Company shall pay to Parent a fee in the amount of $2,000,000 (the "Fee"), payable in immediately available funds within one business day after termination in the case of termination pursuant to Section 8.1(a)(vii) or concurrent with termination in the case of termination by Company pursuant to Section 8.1(a)(ix). If this Agreement is terminated:

          (A) pursuant to Section 8.1(a)(ii) or (iv), and an Acquisition Proposal has been made after the date hereof and (unless the party making such Acquisition Proposal or an affiliate thereof ultimately consummates a transaction or enters into an agreement that would otherwise require the payment of the Fee pursuant to this sentence) is not withdrawn prior to the termination of this Agreement; or

          (B) pursuant to Section 8(a)(vi), and in either the case of (A) or
     (B), within nine (9) months after such termination (1) an Acquisition Proposal relating to Company is consummated, or (2) Company enters into a definitive agreement with respect to an Acquisition Proposal, then Company shall pay the Fee to Parent in immediately available funds at or prior to the consummation of such Acquisition Proposal, or within one business day following the date of execution of such definitive agreement, whichever is earlier. If this Agreement is terminated pursuant to Section 8.1(a)(viii) then, in such event, Parent shall pay to Company the Fee in immediately available funds within one business day after termination. Both Company and Parent agree that the payment of the Fee, either by Company or by Parent as appropriate under this Section 8.1(b), shall be the sole and exclusive remedy upon termination of this Agreement pursuant to Section 8.1(a)(vii) or (viii), except in the case of violation of Sections 6.3 or 6.7 of this Agreement or willful or intentional breach of this Agreement.

     Section 8.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 8.1(a) hereof, this Agreement (except for the provisions of Section 4.1(t), Section 4.2(f), the last sentence of Section 6.4(a), the last sentence of 6.4(b), Section 6.6, paragraph (b) of
Section 8.1, this Section 8.2 and Article IX) shall forthwith become void and cease to have any force or effect, without any liability on the part of any party hereto or any of its affiliates; provided, however, that nothing in this
Section 8.2 shall relieve any party to this Agreement of liability for any willful or intentional breach of this Agreement.

     Section 8.3 Amendment. Subject to applicable provisions of the DGCL and the VSCA, at any time prior to the Effective Time, the Parties hereto may modify or amend this Agreement by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after adoption of this Agreement by the stockholders of either of Parent or Company, no amendment shall be made which would

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

reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be modified or amended except by written agreement executed and delivered by duly authorized officers of each of the respective parties.

     Section 8.4 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to Section 8.3, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

     Section 8.5 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.1, an amendment of this Agreement pursuant to Section 8.3 or an extension or waiver pursuant to Section
8.4 shall, in order to be effective, require in the case of Parent, Merger Sub or Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     Section 9.1 Nonsurvival of Representations and Warranties. Except as contemplated in Section 8.2, none of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     Section 9.2 Fees and Expenses. Each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, except that Parent and Company shall share equally all of the costs and expenses (other than attorneys' and accountants' fees and expenses) incurred in connection with
(a) the preparation, filing, printing and mailing of the Form S-4 and the Joint Proxy Statement/Prospectus (excluding SEC filing fees, which shall be paid by Parent).

     Section 9.3  Definitions.  For purposes of this Agreement:

          (a) an "Affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

          (b) "Business day" means any day other than Saturday, Sunday or any other day on which banks in the City of New York are required or permitted to close;

          (c) "Disclosure Schedule" means the disclosure schedule delivered by each party to the other simultaneously with the execution of this Agreement;

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

          (d) "Environmental Laws" means any federal, state or local law, rule, regulation or decision relating to: (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) otherwise relating to pollution of the environment or the protection of human health;

          (e) "Hazardous Substances" means: (i) those substances defined as "hazardous substances," "pollutants" or "contaminants," "hazardous waste," "hazardous chemicals" and the like in or regulated under the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide and Rodenticide Act and the Clean Air Act;
     (ii) petroleum and petroleum products including crude oil and any fractions thereof; (iii) natural gas, synthetic gas and any mixtures thereof usable for fuel, (iv) radon; (v) asbestos; and (vi) any other substance, regardless of physical form, that is subject to any Environmental Laws;

          (f) "Knowledge" means the actual knowledge of any executive officer of Company or Parent, as the case may be;

          (g) "Liens" means, collectively, all pledges, claims, liens, charges, mortgages, conditional sale or title retention agreements, hypothecations, collateral assignments, security interests, easements and other encumbrances of any kind or nature whatsoever;

          (h) "Material Adverse Effect" or "Material Adverse Change" means any event, occurrence, failure of event or occurrence, change, effect, state of affairs, breach, default, violation, fine, penalty or failure to comply (each, a "circumstance"), individually or taken together with all other circumstances contemplated by or in connection with any or all of the applicable representations and warranties made in this Agreement which could reasonably be expected to: (i) materially adversely effect the business, properties, assets, condition (financial or otherwise), or results of operations of Parent or Company, in each case, including its respective Subsidiaries together with it taken as a whole, or (ii) impair Parent or Company, as the case may be, of its ability to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. In no event shall any of the following constitute a Material Adverse Effect or a Material Adverse Change: (i) a change in the trading prices of either of Parent's or Company's equity securities between the date of this Agreement and the Effective Time, in and of itself; (ii) effects, changes, events, circumstances or conditions generally affecting the business application integration industry in which either Parent or Company operate or arising from changes in general business or economic condition, and not specifically relating to such party; (iii) effects, changes, events, circumstances or conditions directly attributable to (A) out-of-pocket fees and expenses (including, without limitation, legal, accounting, investigatory, investment banking, and other fees and expenses) incurred in connection with the transactions contemplated by the Agreement or (B) the payment by Parent or Company of all amounts due to any officers or employees of Company under employment contracts, non-competition agreements, employee benefit plans or severance arrangements as specified in the Disclosure Schedule; (iv) any effects,

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

     changes, events, circumstances or conditions resulting from any change in law or generally accepted accounting principles, which affect generally entities such as Parent and Company; and (v) any effects, changes, events, circumstances or conditions resulting from compliance by Parent or Company with the express terms of this Agreement or action taken with the prior informed written consent of the other party.

          (i) "Person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity;

          (j) a "Subsidiary" of any person means any other person of which (i) the first mentioned person or any Subsidiary thereof is a general partner,
     (ii) voting power to elect a majority of the board of directors or others performing similar functions with respect to such other person is held by the first mentioned person and/or by any one or more of its Subsidiaries, or (iii) at least 50% of the equity interests of such other person is, directly or indirectly, owned or controlled by such first mentioned person and/or by any one or more of its Subsidiaries.

     Section 9.4 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (i) if to Parent or to Merger Sub, to
            Level 8 Systems, Inc.
            8000 Regency Parkway
            Cary, N.C. 27511
            Attention: W. Dennis McKinnie, Esq.
            Telecopy:  (919) 380-5121

            with a copy (which shall not constitute notice) to:

            Powell, Goldstein, Frazer & Murphy LLP
            191 Peachtree Street, N.E.
            Suite 1600
            Atlanta, GA 30303
            Attention: Scott D. Smith, Esq.
                       Eliot W. Robinson, Esq.
            Telecopy:  (404) 572-6999

        (ii) if to Company, to
             Template Software, Inc.
             45365 Vintage Park Plaza
             Suite 100
             Dulles, VA 20166
             Attention: Joseph M. Fox
             Telecopy:  (703) 318-8325

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             with a copy (which shall not constitute notice) to:

             Cooley Godward LLP
             2002 Edmund Halley Drive, Suite 300
             Reston, VA 20191-3436
             Attention: Joseph W. Conroy, Esq.
                        Mark D. Spoto, Esq.
             Telecopy:  (703) 262-8100

     Section 9.5 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

     Section 9.6 Entire Agreement; Third-Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement (except for the Stockholders Agreement and the letter agreement referenced in the last sentence of Section 6.4(a) and 6.4(b)). Except for the provisions of Article II and Section 6.14, this Agreement is not intended to confer upon any person (including without limitation any employees or former employees of Company), other than the parties hereto, any rights or remedies.

     Section 9.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the internal laws of the Commonwealth of Virginia expressly apply to the Merger as it relates to Company.

     Section 9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     Section 9.9 Enforcement. Irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery in and for New Castle County in the State of Delaware (or, if such court lacks subject matter jurisdiction, any appropriate state or federal court in New Castle County in the State of Delaware), this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto (a) shall submit itself to the personal jurisdiction of the Court of Chancery in and for New Castle County in the State of Delaware (or, if such court lacks subject matter jurisdiction, any appropriate state or federal court in New Castle County in the State of Delaware) in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (b) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and

(c) shall not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the Court of Chancery in and for New Castle County in the State of Delaware (or, if such court lacks subject matter jurisdiction, any appropriate state or federal court in New Castle County in the State of Delaware).

     Section 9.10 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

     Section 9.11 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

                            [signature page follows]

     IN WITNESS WHEREOF, Parent, Merger Sub and Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          LEVEL 8 SYSTEMS, INC.

                                          By:     /s/ STEVEN DMISZEWICKI
                                             -----------------------------------
                                                  Name: Steven Dmiszewicki
                                                      Title: President

                                          TSAC, INC.

                                          By:      /s/ DENNIS MCKINNIE
                                             -----------------------------------
                                                    Name: Dennis McKinnie
                                             Title: Senior Vice President, Chief
                                                      Legal and Administrative
                                                              Officer

                                          TEMPLATE SOFTWARE, INC.

                                          By:       /s/ JOSEPH M. FOX
                                             -----------------------------------
                                                     Name: Joseph M. Fox
                                                       Title: Chairman

                                                                         ANNEX B

October 19, 1999

Board of Directors
Level 8 Systems, Inc.
8000 Regency Parkway
Cary, North Carolina 27511

Members of the Board:

     Level 8 Systems, Inc. ("Level 8"), TSAC, Inc. ("TSAC"), a wholly owned subsidiary of Level 8 and Template Software, Inc. ("Template") are expected to enter into an Agreement and Plan of Merger (the "Agreement"), whereby Template will be merged with and into TSAC (the "Merger"). As a result of the Merger, each outstanding share of Template common stock will be converted into the right to receive U.S. $4.00 in cash and a fraction of a share of Level 8 common stock having a value of U.S. $3.90, based on a 10 day trailing average of the closing prices of the Company's common stock, subject to adjustment as set forth in the Agreement (collectively with the Merger, the "Transaction"). The terms and conditions of the Transaction are more fully set forth in the Agreement. At the completion of the Transaction, Template will become a wholly-owned subsidiary of Level 8.

     You have asked us whether, in our opinion, the consideration to be paid by Level 8 in the Transaction is fair, from a financial point of view, to Level 8.

     Advest, as part of its investment banking business is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements of equity and debt and negotiated underwritings.

     In connection with this opinion, Advest has, among other matters, reviewed and analyzed publicly available information as of the date of this letter including, but not limited to (i) annual and quarterly reports on SEC Form 10-K and 10-Q of Template for the two years ended November 30, 1997, the year ended December 31, 1998 and the quarters ended March 31, 1999 and June 30, 1999; as well as annual and quarterly reports on SEC Form 10-K and 10-Q of Level 8 for the three years ended December 31, 1998 and the quarters ended March 31, 1999 and June 30, 1999; (ii) business and financial information regarding companies similar to Template, including the pricing of these comparable companies' publicly traded securities; (iii) the pricing and financial terms of business combinations recently effected involving companies similar to Template; and (iv) such other publicly available information, financial studies, analyses, investigations and market data as Advest deemed relevant. In addition, Advest also reviewed, analyzed and discussed information furnished by Template and Level 8 and their advisors, including: (i) the draft Agreement and Plan of Merger; and (ii) certain internal and pro-forma financial statements, projections and other unaudited financial and operating data concerning Template and Level 8.

     We have, among other things, performed the following analyses and investigations: (i) we compared the proposed purchase price per share to the trading range of Template's common stock; (ii) we compared the proposed purchase price and its implied ratios to sales, earnings, book value and cash flow ("multiples") to the same multiples calculated from current public market valuations of publicly traded companies deemed similar to

Template; (iii) we compared the proposed purchase price and its implied multiples of sales and cash flow to the same multiples as calculated from valuations established in recent transactions of companies deemed similar to Template; (iv) we analyzed and compared the proposed purchase price to the value of estimated future free cash flows discounted to their current value; and (v) we analyzed Template's historical trading activity, including volume and price relationships. In addition, we performed such other analysis and investigations and took into account such other matters and information as we deemed necessary.

     Level 8 has agreed to pay Advest a fee for delivery of this opinion as well as other advisory services rendered in connection with the Transaction. This opinion is necessarily based on economic, market and other conditions as they exist and can only be evaluated by us as of the date of this letter.

     In preparing this opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by Level 8 or Template, and we have not independently verified such information, nor have we undertaken an independent appraisal of the assets or liabilities of Level 8 or Template. Our opinion expressed herein is provided for the information of the Board of Directors of Level 8 in its evaluation of the Transaction and does not constitute a recommendation of any kind to any stockholder of Level 8 or Template as to how such stockholder should vote at the stockholders' meeting to be held in connection with the Merger. We understand and consent that our opinion will be filed with the Securities and Exchange Commission and may be included with proxy materials mailed to stockholders of Level 8. Any other use or publication of all or part of this opinion must be granted by written consent of Advest. We have assumed for purposes of this opinion that there have been no material changes in the financial condition of Level 8 or Template from the conditions disclosed in the materials received by us.

     In reliance upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be paid by Level 8 in the Transaction is fair, from a financial point of view, to Level 8.

                                          Very truly yours,

                                          ADVEST, INC.

                                                                         ANNEX C

                            US BANCORP PIPER JAFFRAY
                             222 SOUTH NINTH STREET
                             MINNEAPOLIS, MN 55402
                                  612-342-6000

                                                                October 19, 1999

Board of Directors
Template Software, Inc.
45365 Vintage Park Plaza
Dulles, VA 20166

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock (the "Common Stock") of Template Software, Inc. (the "Company") of the consideration to be received by holders of Common Stock, pursuant to an Agreement and Plan of Merger (the "Agreement") to be entered into among the Company, Level 8 Systems, Inc. (the "Parent") and Template Acquisition Corporation (the "Purchaser"), a wholly owned subsidiary of the Parent. The Agreement provides for the merger (the "Merger") of the Company with and into the Purchaser, and in connection therewith each share of Common Stock will be converted and exchanged for (i) US$4.00 in cash, and (ii) the number of shares, or fraction thereof, of Parent Common Stock having a value of US$3.90, based on a 10 day trailing average of the closing prices of the Parent Common Stock, subject to adjustment as set forth in the Agreement. The Merger and the transactions contemplated therein are collectively referred to as the "Transaction." The terms and conditions of the Transaction are more fully set forth in the Agreement.

     U.S. Bancorp Piper Jaffray, Inc. ("U.S. Bancorp Piper Jaffray"), as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with the Agreement and will receive a fee for services which is contingent upon consummation of the Transaction. We will also receive a fee for providing this opinion. This opinion fee is not contingent upon the consummation of the Transaction. The Company has also agreed to indemnify us against certain liabilities in connection with our services. U.S. Bancorp Piper Jaffray makes a market in the Common Stock, has written research reports on the Company during the last 12 months, and acted as co-manager for the initial public offering of Common Stock on January 29, 1997. In addition, U.S. Bancorp Piper Jaffray has a strategic alliance with Nessuah Zannex Ltd. ("NZL"), an Israeli investment banking firm that has a relationship with the Parent. While the strategic alliance with NZL contemplates the sharing of revenues in certain situations, it does not apply to the Transaction. In the ordinary course of our business, we and our affiliates may actively trade securities of the Company and the Parent for our own account or the account of our customers and accordingly, we may at any time hold a long or short position in such securities.

     In arriving at our opinion, we have undertaken such review, analyses and inquiries as we deemed necessary and appropriate under the circumstances. We have reviewed the draft dated October 15, 1999 of the Agreement. We also have reviewed financial and other information that was publicly available or furnished to us by the Company and Parent, including information provided during discussions with the management of each company. In addition, we have compared certain financial data of the Company and Parent with various other companies whose securities are traded in public markets, reviewed prices and premiums paid in certain other business combinations and conducted other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

     We have relied upon and assumed the accuracy and completeness of the financial statements and other information provided by the Company and the Parent or otherwise made available to us and have not assumed responsibility independently to verify such information. We have further relied upon the assurances of the Company's and the Parent's management that the information provided has been prepared on a reasonable basis in accordance with industry practice, and, with respect to financial planning data, reflects the best currently available estimates and judgment of the Company's and the Parent's management and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. We have assumed that Parent will obtain the outside financing described in the Agreement (the "Financing"), and that the Transaction will qualify as a reorganization under the United States Internal Revenue Code. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that neither the Company nor the Parent are party to any pending transaction, including external financing, recapitalizations, acquisitions or merger discussions, other than the Transaction (including the Financing) or in the ordinary course of business. In arriving at our opinion, we have assumed that all the necessary regulatory approvals and consents required for the transaction will be obtained in a manner that will not change the purchase price for the Company.

     In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets of liabilities of the Company, and have not been furnished with any such appraisals or valuations. We express no opinion regarding the liquidation value of any entity. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which the Company, the Parent or any of their respective affiliates is a party or may be subject and, at the Company's direction and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertions of claims, outcomes or damages arising out of any such matters.

     This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of Common Stock or Parent Common Stock have traded or may trade at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

     This opinion is directed to the Board of Directors of the Company and is not intended to be and does not constitute a recommendation to any stockholder of the Company. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Transaction. Except with respect to the use of this opinion in connection with the prospectus/proxy statement relating to the Merger, this opinion shall not be published or otherwise used, nor shall any public references to us be made, without our prior written approval.

     Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the consideration to be received in the Transaction pursuant to the Agreement for the Common Stock of the Company is fair, from a financial point of view, to the holders of Common Stock of the Company (other than Parent and its affiliates) as of the date hereof.

                                          Sincerely,
                                          U.S. BANCORP PIPER JAFFRAY, INC.

                                                                         ANNEX D

                          DISSENTERS' RIGHTS UNDER THE
                         VIRGINIA STOCK CORPORATION ACT

                                   ARTICLE 15

                               DISSENTERS' RIGHTS

     Section 13.1-729 Definitions.  In this article:

          "Corporation" means the issuer of the shares held by a dissenter before the corporate action, except that (i) with respect to a merger, "corporation" means the surviving domestic or foreign corporation or limited liability company by merger of that issuer, and (ii) with respect to a share exchange, "corporation" means the acquiring corporation by share exchange, rather than the issuer, if the plan of share exchange places the responsibility for dissenters' rights on the acquiring corporation.

          "Dissenter" means a shareholder who is entitled to dissent from corporate action under sec. 13.1-730 and who exercises that right when and in the manner required by sec.sec. 13.1-732 through 13.1-739.

          "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

          "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

          "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

          "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

          "Shareholder" means the record shareholder or the beneficial shareholder.

     Section 13.1-730 Right to dissent.

     (A) A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          (1) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by sec. 13.1-718 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under sec. 13.1-719;

          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the shareholder was entitled to vote on the sale or exchange or if the sale or exchange was in furtherance of a dissolution on which the shareholder was entitled to vote, provided that such dissenter's rights shall not apply in the case of (i) a sale or exchange pursuant to court order, or (ii) a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

          (4) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (B) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

     (C) Notwithstanding any other provision of this article, with respect to a plan of merger or share exchange or a sale or exchange of property there shall be no right of dissent in favor of holders of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange or the sale or exchange of property is to be acted on, were (i) listed on a national securities exchange or on the National Association of Securities Dealers Automated Quotation System (NASDAQ) or (ii) held by at least 2,000 record shareholders, unless in either case:

          (1) The articles of incorporation of the corporation issuing such shares provide otherwise;

          (2) In the case of a plan of merger or share exchange, the holders of the class or series are required under the plan of merger or share exchange to accept for such shares anything except:

             (a) Cash;

             (b) Shares or membership interests, or shares or membership interests and cash in lieu of fractional shares (i) of the surviving or acquiring corporation or limited liability company or (ii) of any other corporation or limited liability company which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange is to be acted on, were either listed subject to notice of issuance on a national securities exchange or held of record by at least 2,000 record shareholders or members; or

             (c) A combination of cash and shares or membership interests as set forth in subdivisions 2 a and 2 b of this subsection; or

          (3) The transaction to be voted on is an "affiliated transaction" and is not approved by a majority of "disinterested directors" as such terms are defined in sec. 13.1-725.

     (D) The right of a dissenting shareholder to obtain payment of the fair value of his shares shall terminate upon the occurrence of any one of the following events:

          (1) The proposed corporate action is abandoned or rescinded;

          (2) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

          (3) His demand for payment is withdrawn with the written consent of the corporation.

     (E) Notwithstanding any other provision of this article, no shareholder of a corporation located in a county having a county manager form of government and which is exempt from income taxation under sec. 501 (c) or sec. 528 of the Internal Revenue Code and no part of whose income inures or may inure to the benefit of any private share holder or individual shall be entitled to dissent and obtain payment for his shares under this article.

     Section 13.1-731 Dissent by nominees and beneficial owners.

     (A) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

     (B) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

          (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (2) He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

     Section 13.1-732 Notice of dissenters' rights.

     (A) If proposed corporate action creating dissenters' rights under sec. 13.1-730 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

     (B) If corporate action creating dissenters' rights under sec. 13.1-730 is taken without a vote of shareholders, the corporation, during the ten-day period after the effectuation of such corporate action, shall notify in writing all record shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in sec. 13.1-734.

     Section 13.1-733 Notice of intent to demand payment.

     (A) If proposed corporate action creating dissenters' rights under sec. 13.1-730 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (i) shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (ii) shall not vote such shares in favor of the proposed action.

     (B) A shareholder who does not satisfy the requirements of subsection A of this section is not entitled to payment for his shares under this article.

     Section 13.1-734 Dissenters' notice.

     (A) If proposed corporate action creating dissenters' rights under sec. 13.1-730 is authorized at a shareholders' meeting, the corporation, during the ten-day period after the effectuation of such corporate action, shall deliver a dissenters' notice in writing to all shareholders who satisfied the requirements of sec. 13.1-733.

     (B) The dissenters' notice shall:

          (1) State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited;

          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before or after that date;

          (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date of delivery of the dissenters' notice; and

          (5) Be accompanied by a copy of this article.

     Section 13.1-735 Duty to demand payment.

     (A) A shareholder sent a dissenters' notice described in sec. 13.1-734 shall demand payment, certify that he acquired beneficial ownership of the shares before or after the date required to be set forth in the dissenters' notice pursuant to subdivision 3 of subsection B of sec.13.1-734, and, in the case of certificated shares, deposit his certificates in accordance with the terms of the notice.

     (B) The shareholder who deposits his shares pursuant to subsection A of this section retains all other rights of a shareholder except to the extent that these rights are canceled or modified by the taking of the proposed corporate action.

     (C) A shareholder who does not demand payment and deposits his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

     Section 13.1-736 Share restrictions.

     (A) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received.

     (B) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder except to the extent that these rights are canceled or modified by the taking of the proposed corporate action.

     Section 13.1-737 Payment.

     (A) Except as provided in sec. 13.1-738, within thirty days after receipt of a payment demand made pursuant to sec. 13.1-735, the corporation shall pay the dissenter the amount the corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the corporation under this paragraph may be enforced (i) by the circuit court in the city or county where the corporation's principal office is located, or, if none in this Commonwealth, where its registered office is located or (ii) at the election of any dissenter residing or having its principal office in the Commonwealth, by the circuit court in the city or county where the dissenter resides or has its principal office. The court shall dispose of the complaint on an expedited basis.

     (B) The payment shall be accompanied by:

          (1) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the effective date of the corporate action creating dissenters' rights, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (2) An explanation of how the corporation estimated the fair value of the shares and of how the interest was calculated;

          (3) A statement of the dissenters' right to demand payment under sec. 13.1-739; and

          (4) A copy of this article.

     Section 13.1-738 After-acquired shares.

     (A) A corporation may elect to withhold payment required by sec. 13.1-737 from a dissenter unless he was the beneficial owner of the shares on the date of the first publication by news media or the first announcement to shareholders generally, whichever is earlier, of the terms of the proposed corporate action, as set forth in the dissenters' notice.

     (B) To the extent the corporation elects to withhold payment under subsection A of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares and of how the interest was calculated, and a statement of the dissenter's right to demand payment under sec. 13.1-739.

     Section 13.1-739 Procedure if shareholder dissatisfied with payment or offer.

     (A) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under sec. 13.1-737), or reject the corporation's offer under sec. 13.1-738 and demand payment of the fair value of his shares and interest due, if the dissenter believes that the amount paid under sec. 13.1-737 or offered under sec. 13.1-738 is less than the fair value of his shares or that the interest due is incorrectly calculated.

     (B) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection A of this section within thirty days after the corporation made or offered payment for his shares.

     Section 13.1-740 Court action.

     (A) If a demand for payment under sec. 13.1-739 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the circuit court in the city or county described in subsection B of this section to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (B) The corporation shall commence the proceeding in the city or county where its principal office is located, or, if none in this Commonwealth, where its registered office is located. If the corporation is a foreign corporation without a registered office in this Commonwealth, it shall commence the proceeding in the city or county in this Commonwealth where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (C) The corporation shall make all dissenters, whether or not residents of this Commonwealth, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (D) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this article. If the court determines that such shareholder has not complied with the provisions of this article, he shall be dismissed as a party.

     (E) The jurisdiction of the court in which the proceeding is commenced under subsection B of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (F) Each dissenter made a party to the proceeding is entitled to judgment
(i) for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation or (ii) for the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under sec. 13.1-738.

     Section 13.1-741 Court costs and counsel fees.

     (A) The court in an appraisal proceeding commenced under sec. 13.1-740 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters did not act in good faith in demanding payment under sec. 13.1-739.

     (B) The court may also assess the reasonable fees and expenses of experts, excluding those of counsel, for the respective parties, in amounts the court finds equitable:

          (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sec.sec. 13.1-732 through 13.1-739; or

          (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed did not act in good faith with respect to the rights provided by this article.

     (C) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

     (D) In a proceeding commenced under subsection A of sec. 13.1-737 the court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law permits indemnification of directors, officers, employees and agents of corporations for liabilities arising under the Securities Act of 1933, as amended.

     The registrant's certificate of incorporation and bylaws provide for indemnification of the registrant's directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

STATUTORY PROVISIONS

     Section 102(b)(7) of the Delaware General Corporation Law enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of members of its board of directors to the corporation or its stockholders for monetary damages for violations of a director's fiduciary duty of care. The provision would have no effect on the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. In addition, no provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying an unlawful dividend or approving an illegal stock repurchase, or obtaining an improper personal benefit.

     Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. No indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for expenses which the court shall deem proper. Additionally, a corporation is required to indemnify its directors and officers against expenses to the extent that the directors or officers have been successful on the merits or otherwise in any action, suit or proceeding or in defense of any claim, issue or matter.

     An indemnification can be made by the corporation only upon a determination that indemnification is proper in the circumstances because the party seeking indemnification has met the applicable standard of conduct as set forth in the Delaware General Corporation Law. The indemnification provided by the Delaware General Corporation Law shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. A corporation also has the power to purchase and maintain insurance on behalf of any person, whether or not the corporation would have the power to indemnify him against such liability. The indemnification provided by the Delaware General Corporation Law shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of the person.

THE COMPANY'S CHARTER PROVISIONS

     Our company's certificate of incorporation limits a director's liability for monetary damages to our company and our stockholders for breaches of fiduciary duty except under the circumstances outlined in the Delaware General Corporation Law as described above under "Statutory Provisions."

     Our company's certificate of incorporation extends indemnification rights to the fullest extent authorized by the Delaware General Corporation Law to directors and officers involved in any action, suit or proceeding where the basis of the involvement is the person's alleged action in an official capacity or in any other capacity while serving as a director or officer of our company.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS. The following exhibits are either filed herewith or incorporated herein by reference:

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
  2.1      --  Agreement dated November 23, 1998 among Level 8 and Welsh,
               Carson, Anderson & Stowe VI L.P. ("WCAS") and related
               parties (the "WCAS Parties") named therein relating to the acquisition of capital stock of Seer Technologies, Inc. by
               Level 8 (filed as exhibit 2.1 to the Seer Technologies, Inc.
               Form 10-K for the fiscal year ended September 30, 1998, No.
               0-26194, and incorporated herein by reference).
  2.2      --  Amendment No. 1 to the Agreement dated November 23, 1998 among Level 8 and WCAS and the WCAS Parties relating to the acquisition of capital stock of Seer (filed as Exhibit
               (c)(2)) to Level 8's Schedule 13e-3 filed on March 29, 1999 and incorporated herein by reference).
  2.3      --  Agreement and Plan of Merger dated as of October 19, 1999, by and among Level 8, TSAC, Inc., and Template Software,
               Inc. (filed as exhibit 2.1 to Level 8's Current Report on
               Form 8-K filed November 15, 1999, and incorporated herein by reference).
  3.1      --  Restated Certificate of Incorporation of Level 8 (filed as exhibit 3.1 to Registration Statement No. 33-92230 on Form
               S-1 and incorporated herein by reference).
  3.2      --  By-Laws of Level 8 (filed as exhibit 3.2 to Registration
               Statement No. 33-92230 on Form S-1 and incorporated herein by reference).
  3.3      --  Certificate of Designation relating to Series A 4%
               Convertible Redeemable Preferred Stock (filed as exhibit 3.3 to Level 8's Current Report on Form 8-K filed July 23, 1999,
               No. 000-2639, and incorporated herein by reference).

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
  3.4      --  Amended and Restated Articles of Incorporation of Template
               (filed pursuant to Template's Registration Statement on Form
               S-1 (Registration No. 333-17063), and incorporated herein by reference).
  3.5      --  Bylaws of Template (filed pursuant to Template's
               Registration Statement on Form S-1 (Registration No.
               333-17063), and incorporated herein by reference).
  4.1      --  Registration Rights Agreement, between Template and Alcatel
               N.V., dated November 27, 1996 (filed pursuant to Template's
               Registration Statement on Form S-1 (Registration No.
               333-17063), and incorporated herein by reference).
  4.2      --  Shareholders' Agreement dated November 27, 1996, between
               Template, Joseph M. Fox, E. Linwood Pearce, Andrew B.
               Ferrentino and Alcatel, N.V. (filed pursuant to Template's
               Registration Statement on Form S-1 (Registration 333-17063)
               filed with the Securities and Exchange Commission on
               November 27, 1996, and incorporated herein by reference).
  4.3      --  Registration Rights Agreement dated as of March 3, 1997, between Template and Alain Kuhner (filed pursuant to
               Template's Current Report on Form 8-K, dated March 4, 1997, and filed on March 19, 1997 (File No. 0-21921), and
               incorporated herein by reference).
  4.4      --  Registration Rights Agreement dated as of March 3, 1997 between Template, Heinz-Dieter Dietrich, and Klaus-Dieter
               Jansen (filed pursuant to Template's Annual Report on Form
               10-K, dated March 2, 1998, (File No. 0-21921), and
               incorporated herein by reference).
  4.5      --  Form of Warrant(s) representing the 250,000 Level 8 warrants issued to the WCAS Parties (filed as exhibit 8.2(A) to
               Seer's Annual Report on Form 10-K for the year ended
               September 30, 1998, No. 000-26194, and incorporated herein by reference).
 +4.6      --  Certificate of Level 8 Systems, Inc. Common Stock (filed herewith).
 +5.1      --  Opinion of Powell, Goldstein, Frazer & Murphy LLP regarding the legality of the common stock being registered (filed
               herewith).
 +8.1      --  Opinion of Powell, Goldstein, Frazer & Murphy LLP regarding the federal income tax consequences of the merger (filed
               herewith).
 +8.2      --  Opinion of Cooley Godward LLP regarding the federal income tax consequences of the merger (filed herewith).
 10.1      --  Level 8's February 2, 1995 Non-Qualified Option Plan (filed as exhibit 10.1 to Registration Statement No. 33-92230 on
               Form S-1, and incorporated herein by reference).*
 10.2      --  Amended and Restated Employment Agreement, effective
               November 8, 1996, between Level 8 and Samuel Somech (filed as exhibit 10.12 to Registration Statement No. 33-92230 on
               Form S-1/A, and incorporated herein by reference).*

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 10.2A     --  Amendment dated February 26, 1999 to the Employment
               Agreement between Level 8 and Samuel Somech dated November
               8, 1996 (filed as exhibit 10.2A to Level 8's Annual Report on Form 10-K for the year ended December 31, 1998, No.
               0-26392, and incorporated herein by reference).
 10.3      --  Consulting Agreement, effective April 1, 1995, between Level
               8 and Theodore Fine (filed as exhibit 10.13 to Registration
               Statement No. 33-92230 on Form S-1 and incorporated herein by reference).*
 10.4      --  Form of Amendment, dated June 1995, among Level 8,
               Registrant and Theodore Fine (filed as exhibit 10.13A to
               Registration Statement No. 33-92230 on Form S-1 and
               incorporated herein by reference).*
 10.5      --  Employment Agreement, dated May 1, 1995, between Level 8 and
               Arie Kilman (filed as exhibit 10.14 to Registration
               Statement No. 33-92230 on Form S-1 and incorporated herein by reference).*
 10.5A     --  Amendment to Employment Agreement, dated as of September 18,
               1996 between Level 8 and Arie Kilman (filed as exhibit
               10.14A to Registration Statement No. 33-92230 on Form S-1
               and incorporated herein by reference).*
 10.5B     --  Amendment to Employment Agreement, dated December 16, 1996, between Level 8 and Arie Kilman (filed as exhibit 10.14B to
               Registration Statement No. 33-92230 on Form S-1/A and
               incorporated herein by reference).*
 10.6      --  Template's 1992 Incentive Stock Option Plan (filed pursuant to Template's Registration Statement on Form S-1
               (Registration No. 333-17063), filed with the Securities and
               Exchange Commission on November 27, 1996, and incorporated herein by reference).*
 10.7      --  Template's 1992 Incentive Stock Option Plan, Class B (filed pursuant to Template's Registration Statement on Form S-1
               (Registration No. 333-17063), filed with the Securities and
               Exchange Commission on November 27, 1996, and incorporated herein by reference).*
 10.8      --  Template's 1992 Non-Statutory Stock Option Plan (filed pursuant to Template's Registration Statement on Form S-1
               (Registration No. 333-17063), filed with the Securities and
               Exchange Commission on November 27, 1996, and incorporated herein by reference).*
 10.9      --  Employment Agreement, dated as of October 24, 1996, between
               Template and E. Linwood Pearce (filed pursuant to Template's
               Registration Statement on Form S-1 (Registration No.
               333-17063), filed with the Securities and Exchange
               Commission on November 27, 1996, and incorporated herein by reference).*
 10.10     --  Office Lease Agreement, dated April 25, 1996, between
               Template and Vintage Park Two Limited Partnership (filed
               pursuant to Template's Registration Statement on Form S-1
               (Registration No. 333-17063), originally filed with the
               Securities and Exchange Commission on November 27, 1996,
               incorporated herein by reference).*

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 10.11     --  Share Purchase Agreement, dated March 27, 1998, between
               Template Software Holding Ges. MbH and Christian Hofer,
               Irene Hofer, and Michael Hofer, shareholders of Milestone
               Software Ges. Mbh (filed pursuant to Template's Current
               Report on Form 8-K (File No. 0-21921), dated March 30, 1997, and filed April 6, 1998, and incorporated herein by
               reference).*
 10.12     --  Consulting Agreement, dated as of December 17, 1996, between
               Template and WinStar Telecommunications, Inc. (filed
               pursuant to Template's Quarterly Report on Form 10-Q for the quarter ended May 31, 1997 (File No. 0-21921), and
               incorporated herein by reference).
 10.13     --  License Agreement, dated as of February 28, 1997, between
               Template and WinStar Telecommunications, Inc., as amended by
               Amendment One to License Agreement, dated February 28, 1997
               (filed pursuant to Template's Quarterly Report on Form 10-Q for the quarter ended May 31, 1997 (File No. 0-21921), and incorporated herein by reference).
 10.14     --  Sales and Purchase Agreement dated April 1997, between
               Template Software (UK) Limited and British American
               Financial Services IT & Group Services Limited (filed
               pursuant to Template's Quarterly Report on Form 10-Q for the quarter ended May 31, 1997 (File No. 0-21921), and
               incorporated herein by reference).
 10.15     --  Amendment dated October 17, 1997 to Employment Agreement, dated as of October 24, 1996, between Template and E.
               Linwood Pearce (filed pursuant to Template's Current Report on Form 8-K dated June 27, 1997, and incorporated herein by reference).*
 10.16     --  Rights Agreement, dated as of July 3, 1998, between Template and First Union National Bank, as Rights Agent (filed
               pursuant to Template's Current Report on Form 8-K, dated
               July 3, 1997 (File No. 0-21921), and incorporated herein by reference).
 10.17     --  Amendment to Office Lease Agreement, dated August 18, 1997, between Template and Vintage Park Two Limited Partnership
               (filed pursuant to Template's Annual Report dated March 2,
               1998 (File No. 0-21921), and incorporated herein by
               reference).
 10.18     --  Template's 1996 Equity Incentive Plan, as amended (filed pursuant to Template's Registration Statement on Form S-8
               (Registration No. 333-52241), filed with the Securities and
               Exchange Commission on May 8, 1998, and incorporated herein by reference).*
 10.18A    --  Financing Agreement, dated September 1, 1998, between
               Template and Eagle Eye Technologies, Inc. (filed pursuant to
               Template's Quarterly Report on Form 10-Q, for the quarter
               ended August 31, 1998 (File No. 0-21921), incorporated
               herein by reference).
 10.19     --  Convertible Promissory Note, dated September 1, 1998, of
               Eagle Eye Technologies, Inc. (filed pursuant to Template's
               Quarterly Report on Form 10-Q, for the quarter ended August
               31, 1998 (File No. 0-21921), incorporated herein by
               reference).

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 10.20     --  Warrant to Purchase Common Stock, dated September 1, 1998, between Template and Eagle Eye Technologies, Inc. (filed
               pursuant to Template's Quarterly Report on Form 10-Q, for
               the quarter ended August 31, 1998 (File No. 0-21921),
               incorporated herein by reference).
 10.21     --  Loan Agreement, dated June 30, 1998, between Template and
               First Union National Bank (filed pursuant to Template's
               Quarterly Report on Form 10-Q, for the quarter ended August
               31, 1998 (File No. 0-21921), incorporated herein by
               reference).
 10.22     --  Employment Agreement between the Company and Joseph Schwartz dated June 1, 1998 (filed as exhibit 10.6 to Level 8
               Systems, Inc.'s Annual Report on Form 10-K for the year
               ended December 31, 1998, No. 0-26392, and incorporated
               herein by reference).*
 10.22A    --  Employment Agreement between the Company and Gonen Ziv dated
               April 2, 1998 (filed as exhibit 10.6A to Level 8 Systems,
               Inc.'s Annual Report on Form 10-K for the year ended
               December 31, 1998, No. 0-26392, and incorporated herein by reference).*
 10.23     --  Agreement, dated June 13, 1995, between the Company and
               Liraz (filed as exhibit 10.23 to Registration Statement No.
               33-92230 on Form S-1 and incorporated herein by reference).
 10.24     --  Registration Rights Agreement, dated June 13, 1995, between
               Level 8 and Liraz (filed as exhibit 10.24 to Registration
               Statement No. 33-92230 on Form S-1 and incorporated herein by reference).
 10.25     --  Form of Warrant Agreement, between Level 8 and Hampshire
               Securities Corporation for 135,000 shares of common stock
               (filed as exhibit 10.27 to Registration Statement No.
               33-92230 on Form S-1 and incorporated herein by reference).
 10.26     --  Form of Loan Agreement, dated June 1995, between Level 8 and
               Liraz regarding Registrant's agreement to repay the
               principal amount of $1,228,172 (filed as exhibit 10.28 to
               Registration Statement No. 33-92230 on Form S-1 and
               incorporated herein by reference).
 10.27     --  Form of Loan Agreement, dated June 1995, between Level 8 and
               Liraz regarding Registrant's agreement to repay the
               principal amount of $628,172 (filed as exhibit 10.29 to
               Registration Statement No. 33-92230 on Form S-1 and
               incorporated herein by reference).
 10.28     --  Development Agreement dated July 17, 1995 between Microsoft
               Corporation and Level 8 (filed as exhibit 10.38 to
               Registration Statement No. 33-92230 on Form S-1 and
               incorporated herein by reference).
 10.29     --  Letter Agreement dated June 1, 1995 from Visa International
               Service Association to Level 8 (filed as exhibit 10.39 to
               Registration Statement No. 33-92230 on Form S-1 and
               incorporated herein by reference).
 10.30     --  Development Agreement dated December 19, 1995 between Liraz and Level 8 (filed as exhibit 10.38 to Registration
               Statement No. 33-92230 on Form S-1 and incorporated herein by reference).

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 10.30A    --  Amendment No. 1 to the Development Agreement dated December
               15, 1995 between Liraz and Level 8 (filed as exhibit 10.14A to Level 8's Annual Report on Form 10-K for the year ended
               December 31, 1998, No. 0-26392, and incorporated herein by reference).
 10.31     --  Agreement and Plan of Reorganization by and among Level 8,
               Middleware Acquisition Corporation, Momentum Software
               Corporation, and Robert Brill, Bruns Grayson and Hubertus
               Vandervoort (filed as exhibit 10.15 to Level 8 Systems,
               Inc.'s Annual Report on Form 10-K for the year ended
               December 31, 1998, No. 0-26392, and incorporated herein by reference).
 10.32     --  Form of Employee's Non Competition, Confidentiality and
               Invention Assignment Agreement (filed as exhibit 10.6 to
               Seer's Registration Statement No. 33-92050 on Form S-1 and
               incorporated herein by reference).
 10.33     --  Form of Consultant's Non Competition, Confidentiality and
               Invention Assignment (filed as exhibit 10-7 to Seer's
               Registration Statement No. 33-92050 on Form S-1 and
               incorporated herein by reference).
 10.34     --  Lease Agreement, dated December 25, 1992, between Seer
               Technologies, Inc. and Capital & Counties (London, England)
               (filed as exhibit 10.22 to Seer's Registration Statement No.
               33-92050 on Form S-1 and incorporated herein by reference).
 10.35     --  Employment Agreement between Steven Dmiszewicki and Level 8 dated December 4, 1998 (filed as exhibit 10.19 to Level 8
               Systems, Inc.'s Annual Report on Form 10-K for the year
               ended December 31, 1998, No. 0-26392, and incorporated
               herein by reference).*
 10.36     --  Credit Agreement between Seer and Greyrock Business Credit, dated March 26, 1997 (filed as exhibit 10.46 to Seer's
               Quarterly Report on Form 10-Q for the period ended March 31,
               1997, No. 0-26194, and incorporated herein by reference), as amended by the Amendment thereto dated May 5, 1998 (filed as exhibit 10.53 and incorporated herein by reference).
 10.37     --  Lease Amendment for Seer's Cary Office, dated March 31,
               1997, between Seer and Regency Park Corporation (Cary, NC)
               (filed as exhibit 10.47 to Seer's Quarterly Report on Form
               10-Q for the period ended March 31, 1997, No. 0-26194, and incorporated herein by reference), as amended by Addendum #1 thereto added July 6, 1998 (filed as exhibit 10.58 and
               incorporated herein by reference).
 10.37A    --  Lease Amendment for Seer's Cary Office, dated January 21,
               1999, between Seer and Regency Park Corporation (Cary, NC)
               (filed as exhibit 10.21A to Level 8 Systems, Inc.'s Annual
               Report on Form 10-K for the year ended December 31, 1998,
               No. 0-26392, and incorporated herein by reference).
 10.38     --  Amendment to Credit Agreement between Seer and Greyrock
               Business Credit, dated May 5, 1998 (filed as exhibit 10.53 to Seer's Quarterly Report on Form 10-Q for the period ended
               March 31, 1998, No. 0-26194, and incorporated herein by
               reference; original agreement is exhibit 10.46 to Seer's
               Quarterly Report on Form 10-Q for the period ended March 31,
               1997, No. 0-26194, and incorporated herein by reference).

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 10.39     --  Addendum #1 to the Lease Agreement between Seer and Regency
               Park Corporation (Cary, NC), dated July 6, 1998 (filed as
               exhibit 10.58 to Seer's Quarterly Report on Form 10-Q for
               the period ended June 30, 1998, No. 0-26194, and
               incorporated herein by reference; original agreement is
               exhibit 10.47 to Seer's Quarterly Report on Form 10-Q for
               the period ended March 31, 1997, No. 0-26194, and
               incorporated herein by reference).
 10.40     --  Amendment dated December 31, 1998 between Greyrock Capital, a division of NationsCredit Corporation (formerly Greyrock
               Business Credit) and Seer to the Loan and Security Agreement
               between Greyrock Business Credit and Seer dated March 26,
               1997, as amended (filed as exhibit 10.60 to Seer's Annual
               Report on Form 10-K for the year ended September 30, 1998,
               No. 0-26194, and incorporated herein by reference).
 10.41     --  Amendment dated March 31, 1999, to the Loan and Security
               Agreement between Level 8, Seer, and Greyrock Capital, a
               division of NationsCredit Commercial Corporation (formerly
               Greyrock Business Credit) (filed as exhibit 10.30 to Form
               10-Q for the quarter ended March 31, 1999 No. 0-26392, and incorporated herein by reference).
 10.42     --  Amendment dated April 21, 1999 to the Loan Documents between
               Level 8, Seer, and Greyrock Capital, a division of
               NationsCredit Commercial Corporation (formerly Greyrock
               Business Credit) (filed as exhibit 10.30 to Form 10-Q for
               the quarter ended March 31, 1999 No. 0-26392, and
               incorporated herein by reference).
 10.43     --  Amendment dated April 21, 1999, to amend the Schedule to
               Loan and Security Agreement between Level 8, Seer, and
               Greyrock Capital, a division of NationsCredit Commercial
               Corporation (formerly Greyrock Business Credit) (filed as
               exhibit 10.30 to Form 10-Q for the quarter ended March 31,
               1999 No. 0-26392, and incorporated herein by reference).
 10.44     --  Amendment dated April 29, 1999, to amend the Amendment to
               Schedule Agreement between Level 8, Seer, and Greyrock
               Capital, a division of NationsCredit Commercial Corporation
               (filed as exhibit 10.30 to Form 10-Q for the quarter ended
               March 31, 1999 No. 0-26392, and incorporated herein by
               reference).
 10.45     --  Agreement, dated March 30, 1999, between Template and PCS
               Precise Connectivity Solutions Ltd. (filed pursuant to
               Template's Quarterly Report on Form 10-Q for the quarter
               ended March 31, 1999 (File No. 0-21921), incorporated herein by reference).
 10.46     --  Employment Agreement, dated as of April 30, 1999 between
               Template and E. Linwood Pearce (filed pursuant to Template's
               Quarterly Report on Form 10-Q for the quarter ended March
               31, 1999 (File No. 0-21921), incorporated herein by
               reference)*.
 10.47     --  Employment Agreement, dated as of April 27, 1999, between
               Template and Peter Russo (filed pursuant to Template's
               Quarterly Report on Form 10-Q for the quarter ended March
               31, 1999 (File No. 0-21921), incorporated herein by
               reference).*

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 10.48     --  Agreement NMA201-98-C-0089, dated September 30, 1998,
               Modification PZ0001, dated November 30, 1998 and
               Modification PZ0002 dated December 31, 1998, by and between
               Template and National Imagery and Mapping Agency (filed
               pursuant to Form 10-Q for the quarter ended June 30, 1999, and incorporated herein by reference).
 10.49     --  Level 8 Guaranty Agreement dated December 31, 1998 (filed as exhibit 10.1 to Level 8's Current Report on Form 8-K filed as of January 15, 1999, No. 0-26392, and incorporated herein by reference).
 10.50     --  Level 8 Promissory Note dated December 31, 1998, in favor of
               Liraz Systems Ltd. in the principal amount of $12,000,000
               (filed as exhibit 10.2 to Level 8's Current Report on Form
               8-K filed as of January 15, 1999, No. 0-26392, and
               incorporated herein by reference).
 10.51     --  Seer Promissory Note dated December 31, 1998, in favor of
               Level 8 in the principal amount of $12,000,000 (filed as
               exhibit 10.3 to Level 8's Current Report on Form 8-K filed as of January 15, 1999, No. 0-26392, and incorporated herein by reference).
 10.52     --  Liraz Agreement dated December 31, 1998 (filed as exhibit
               10.4 to Level 8's Current Report on Form 8-K filed as of
               January 15, 1999, No. 0-26392, and incorporated herein by
               reference).
 10.53     --  Amended and Restated Loan and Security Agreement among Seer,
               Level 8 and Greyrock Capital, a division of NationsCredit
               Commercial Corporation, dated March 30, 1999 (filed as
               exhibit 10.29 to Level 8's Annual Report on Form 10-K for
               the year ended December 31, 1998, No. 0-26392, and
               incorporated herein by reference).
 10.54     --  Employment Agreement, dated as of December 21, 1998, between
               Template and Andrew B. Ferrentino (filed pursuant to
               Template's Annual Report on Form 10-K for the year ended
               December 31, 1998 and incorporated herein by reference).*
 10.55     --  Consultant Agreement, dated as of January 1, 1999, between
               Template and Dr. Alan B. Salisbury (filed pursuant to
               Template's Annual Report on Form 10-K for the year ended
               December 31, 1998 and incorporated herein by reference).*
 10.56     --  Securities Purchase Agreement dated June 29, 1999 among
               Level 8 and the investors named on the signature pages
               thereof (filed as exhibit 10.1 to Level 8's Current Report on Form 8-K filed on July 23, 1999, No. 000-26392, and
               incorporated herein by reference).
 10.57     --  Form of Warrants issued June 29, 1999 in connection with the sale of Series A 4% Convertible Redeemable Preferred Stock
               (filed as exhibit 10.2 to Level 8's Current Report on Form
               8-K filed on July 23, 1999, No. 000-26392, and incorporated herein by reference).
 10.58     --  Registration Rights Agreement dated June 29, 1999 among
               Level 8 and the investors named on the signature pages
               thereof (filed as exhibit 10.3 to Level 8's Current Report on Form 8-K filed on July 23, 1999, No. 000-26392, and
               incorporated herein by reference).

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 10.59     --  Amendment dated September 24, 1999, to the Loan and Security
               Agreement among Seer, Level 8, and Greyrock Capital, a
               division of Banc of America Commercial Finance Corporation, dated March 31, 1999 (filed as Exhibit 10.34 to Quarterly
               Report on Form 10-Q for the quarter ended September 30,
               1999, and incorporated herein by reference).
 10.60     --  Stockholders Agreement between Level 8, Template, and
               various stockholders of Level 8 and Template (filed as
               Exhibit 10.1 to Level 8's Current Report on Form 8-K filed
               November 15, 1999, and incorporated herein by reference).
 10.61     --  Service Agreement, dated as of September 24, 1999, between
               Template and Richard Hugh Collard (filed pursuant to
               Template's Quarterly Report on Form 10-Q for the quarter
               ended September 30, 1999, and incorporated herein by
               reference).*
 10.62     --  Employment Agreement, dated as of September 24, 1999,
               between Template and Benjamin J. Martindale (filed pursuant to Template's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, and incorporated herein by
               reference).*
 10.63     --  Employment Agreement, dated as of October 1, 1999, between
               Template and David L. Kiker (filed pursuant to Template's
               Quarterly Report on Form 10-Q for the quarter ended
               September 30, 1999, and incorporated herein by reference).*
 10.64     --  Employment Agreement, dated as of February 25, 1999, between
               Template and Joseph M. Fox (filed pursuant to Template's
               1999 Annual Report on Form 10-K, and incorporated herein by reference).*
 10.65     --  License Agreement, dated as of December 17, 1998, between
               BULL and Template (filed pursuant to Template's 1999 Annual
               Report on Form 10-K, and incorporated herein by reference).


 16.1      --  Letter from Lurie, Besikof, Lapidus and Co., LLP regarding change in certifying accountant (filed as exhibit 1 to Level
               8's Current Report on Form 8-K filed as of January 28, 1998,
               No. 0-26392, and incorporated herein by reference).
 16.2      --  Letter from Grant Thornton LLP regarding change in
               certifying accountant, dated December 22, 1998 (filed as exhibit 16 to Level 8's Current Report on Form 8-K filed as of December 22, 1998, No. 0-26392, and incorporated herein by reference).
 16.3      --  Letter from Grant Thornton LLP regarding change in
               certifying accountant, dated January 11, 1999 (filed as exhibit 99.2 to Level 8's Current Report on Form 8-K/A filed as of January 11, 1999, No. 0-26392, and incorporated herein by reference).
 21.1      --  Subsidiaries of Level 8 (filed as exhibit 21.1 to Level 8
               Systems, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998, No. 0-26392, and incorporated herein by reference).
 21.2      --  Subsidiaries of Template (filed pursuant to Template's
               Annual Report on Form 10-K for the year ended December 31,
               1998, and incorporated herein by reference).


+23.1      --  Consent of PricewaterhouseCoopers LLP relating to Level 8's audited financial statements (filed herewith).
+23.2      --  Consent of PricewaterhouseCoopers LLP relating to Seer
               Technologies' audited financial statements (filed herewith).
+23.3      --  Consent of PricewaterhouseCoopers LLP relating to Template
               Software's audited financial statements (filed herewith).
+23.4      --  Consent of Grant Thornton LLP (filed herewith).
+23.5      --  Consent of Lurie, Besikof, Lapidus & Co., LLP (filed
               herewith).
 23.6      --  Consent of Powell, Goldstein, Frazer & Murphy LLP (included in Exhibit 5.1).
 23.7      --  Consent of Powell, Goldstein, Frazer & Murphy LLP (included in Exhibit 8.1).
 23.8      --  Consent of Cooley Godward LLP (included in Exhibit 8.2).
 24.1      --  Power of Attorney (included on signature page).
+99.1      --  Form of proxy card of Level 8 (filed herewith).
+99.2      --  Form of proxy card of Template Software (filed herewith).

-------------------------

+ Filed herewith.

* Management contract or compensatory agreement.

     (b) Financial Statement Schedules.

     All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and therefore have been omitted.

     (c) Item 4(b) Reports.

     See Annex B and Annex C to the joint proxy statement/prospectus.

ITEM 22.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (b) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (a) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (Section 230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cary, State of North Carolina on November 22, 1999.

                                          LEVEL 8 SYSTEMS, INC.

                                          By:     /s/ STEVEN DMISZEWICKI
                                             -----------------------------------
                                                     Steven Dmiszewicki
                                                          President

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each of the persons whose signature appears below appoints and constitutes Steven Dmiszewicki and Dennis McKinnie, and each of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to the within registration statement, and to file the same, together with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission and such other agencies, offices and persons as may be required by applicable law, granting unto each said attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, each acting alone, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                SIGNATURE                               TITLE                    DATE
                ---------                               -----                    ----

             /s/ ARIE KILMAN                  Chairman of the Board and    November 22, 1999
------------------------------------------      Chief Executive Officer
               Arie Kilman                      (Principal Executive
                                                Officer)

          /s/ STEVEN DMISZEWICKI              President                    November 22, 1999
------------------------------------------
            Steven Dmiszewicki

            /s/ SAMUEL SOMECH                 Director, Chairman           November 22, 1999
------------------------------------------      Emeritus and Chief
              Samuel Somech                     Technology Officer

                SIGNATURE                               TITLE                    DATE
                ---------                               -----                    ----

              /s/ RENEE FULK                  Vice President of Finance    November 22, 1999
------------------------------------------      (Principal Financial
                Renee Fulk                      and Accounting Officer)

             /s/ MICHEL BERTY                 Director                     November 22, 1999
------------------------------------------
               Michel Berty

           /s/ ROBERT M. BRILL                Director                     November 22, 1999
------------------------------------------
             Robert M. Brill

            /s/ THEODORE FINE                 Director                     November 22, 1999
------------------------------------------
              Theodore Fine

            /s/ FRANK J. KLEIN                Director                     November 22, 1999
------------------------------------------
              Frank J. Klein

            /s/ LENNY RECANATI                Director                     November 22, 1999
------------------------------------------
              Lenny Recanati

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
  2.1      --  Agreement dated November 23, 1998 among Level 8 and Welsh,
               Carson, Anderson & Stowe VI L.P. ("WCAS") and related
               parties (the "WCAS Parties") named therein relating to the acquisition of capital stock of Seer Technologies, Inc. by
               Level 8 (filed as exhibit 2.1 to the Seer Technologies, Inc.
               Form 10-K for the fiscal year ended September 30, 1998, No.
               0-26194, and incorporated herein by reference).
  2.2      --  Amendment No. 1 to the Agreement dated November 23, 1998 among Level 8 and WCAS and the WCAS Parties relating to the acquisition of capital stock of Seer (filed as Exhibit
               (c)(2)) to Level 8's Schedule 13e-3 filed on March 29, 1999 and incorporated herein by reference).
  2.3      --  Agreement and Plan of Merger dated as of October 19, 1999, by and among Level 8, TSAC, Inc., and Template Software,
               Inc. (filed as exhibit 2.1 to Level 8's Current Report on
               Form 8-K filed November 15, 1999, and incorporated herein by reference).
  3.1      --  Restated Certificate of Incorporation of Level 8 (filed as exhibit 3.1 to Registration Statement No. 33-92230 on Form
               S-1 and incorporated herein by reference).
  3.2      --  By-Laws of Level 8 (filed as exhibit 3.2 to Registration
               Statement No. 33-92230 on Form S-1 and incorporated herein by reference).
  3.3      --  Certificate of Designation relating to Series A 4%
               Convertible Redeemable Preferred Stock (filed as exhibit 3.3 to Level 8's Current Report on Form 8-K filed July 23, 1999,
               No. 000-2639, and incorporated herein by reference).
  3.4      --  Amended and Restated Articles of Incorporation of Template
               (filed pursuant to Template's Registration Statement on Form
               S-1 (Registration No. 333-17063), and incorporated herein by reference).
  3.5      --  Bylaws of Template (filed pursuant to Template's
               Registration Statement on Form S-1 (Registration No.
               333-17063), and incorporated herein by reference).
  4.1      --  Registration Rights Agreement, between Template and Alcatel
               N.V., dated November 27, 1996 (filed pursuant to Template's
               Registration Statement on Form S-1 (Registration No.
               333-17063), and incorporated herein by reference).
  4.2      --  Shareholders' Agreement dated November 27, 1996, between
               Template, Joseph M. Fox, E. Linwood Pearce, Andrew B.
               Ferrentino and Alcatel, N.V. (filed pursuant to Template's
               Registration Statement on Form S-1 (Registration 333-17063)
               filed with the Securities and Exchange Commission on
               November 27, 1996, and incorporated herein by reference).
  4.3      --  Registration Rights Agreement dated as of March 3, 1997, between Template and Alain Kuhner (filed pursuant to
               Template's Current Report on Form 8-K, dated March 4, 1997, and filed on March 19, 1997 (File No. 0-21921), and
               incorporated herein by reference).

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
  4.4      --  Registration Rights Agreement dated as of March 3, 1997 between Template, Heinz-Dieter Dietrich, and Klaus-Dieter
               Jansen (filed pursuant to Template's Annual Report on Form
               10-K, dated March 2, 1998, (File No. 0-21921), and
               incorporated herein by reference).
  4.5      --  Form of Warrant(s) representing the 250,000 Level 8 warrants issued to the WCAS Parties (filed as exhibit 8.2(A) to
               Seer's Annual Report on Form 10-K for the year ended
               September 30, 1998, No. 000-26194, and incorporated herein by reference).
 +4.6      --  Certificate of Level 8 Systems, Inc. Common Stock (filed herewith).
 +5.1      --  Opinion of Powell, Goldstein, Frazer & Murphy LLP regarding the legality of the common stock being registered (filed
               herewith).
 +8.1      --  Opinion of Powell, Goldstein, Frazer & Murphy LLP regarding the federal income tax consequences of the merger (filed
               herewith).
 +8.2      --  Opinion of Cooley Godward LLP regarding the federal income tax consequences of the merger (filed herewith).
 10.1      --  Level 8's February 2, 1995 Non-Qualified Option Plan (filed as exhibit 10.1 to Registration Statement No. 33-92230 on
               Form S-1, and incorporated herein by reference).*
 10.2      --  Amended and Restated Employment Agreement, effective
               November 8, 1996, between Level 8 and Samuel Somech (filed as exhibit 10.12 to Registration Statement No. 33-92230 on
               Form S-1/A, and incorporated herein by reference).*
 10.2A     --  Amendment dated February 26, 1999 to the Employment
               Agreement between Level 8 and Samuel Somech dated November
               8, 1996 (filed as exhibit 10.2A to Level 8's Annual Report on Form 10-K for the year ended December 31, 1998, No.
               0-26392, and incorporated herein by reference).
 10.3      --  Consulting Agreement, effective April 1, 1995, between Level
               8 and Theodore Fine (filed as exhibit 10.13 to Registration
               Statement No. 33-92230 on Form S-1 and incorporated herein by reference).*
 10.4      --  Form of Amendment, dated June 1995, among Level 8,
               Registrant and Theodore Fine (filed as exhibit 10.13A to
               Registration Statement No. 33-92230 on Form S-1 and
               incorporated herein by reference).*
 10.5      --  Employment Agreement, dated May 1, 1995, between Level 8 and
               Arie Kilman (filed as exhibit 10.14 to Registration
               Statement No. 33-92230 on Form S-1 and incorporated herein by reference).*
 10.5A     --  Amendment to Employment Agreement, dated as of September 18,
               1996 between Level 8 and Arie Kilman (filed as exhibit
               10.14A to Registration Statement No. 33-92230 on Form S-1
               and incorporated herein by reference).*
 10.5B     --  Amendment to Employment Agreement, dated December 16, 1996, between Level 8 and Arie Kilman (filed as exhibit 10.14B to
               Registration Statement No. 33-92230 on Form S-1/A and
               incorporated herein by reference).*

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 10.6      --  Template's 1992 Incentive Stock Option Plan (filed pursuant to Template's Registration Statement on Form S-1
               (Registration No. 333-17063), filed with the Securities and
               Exchange Commission on November 27, 1996, and incorporated herein by reference).*
 10.7      --  Template's 1992 Incentive Stock Option Plan, Class B (filed pursuant to Template's Registration Statement on Form S-1
               (Registration No. 333-17063), filed with the Securities and
               Exchange Commission on November 27, 1996, and incorporated herein by reference).*
 10.8      --  Template's 1992 Non-Statutory Stock Option Plan (filed pursuant to Template's Registration Statement on Form S-1
               (Registration No. 333-17063), filed with the Securities and
               Exchange Commission on November 27, 1996, and incorporated herein by reference).*
 10.9      --  Employment Agreement, dated as of October 24, 1996, between
               Template and E. Linwood Pearce (filed pursuant to Template's
               Registration Statement on Form S-1 (Registration No.
               333-17063), filed with the Securities and Exchange
               Commission on November 27, 1996, and incorporated herein by reference).*
 10.10     --  Office Lease Agreement, dated April 25, 1996, between
               Template and Vintage Park Two Limited Partnership (filed
               pursuant to Template's Registration Statement on Form S-1
               (Registration No. 333-17063), originally filed with the
               Securities and Exchange Commission on November 27, 1996,
               incorporated herein by reference).*
 10.11     --  Share Purchase Agreement, dated March 27, 1998, between
               Template Software Holding Ges. MbH and Christian Hofer,
               Irene Hofer, and Michael Hofer, shareholders of Milestone
               Software Ges. Mbh (filed pursuant to Template's Current
               Report on Form 8-K (File No. 0-21921), dated March 30, 1997, and filed April 6, 1998, and incorporated herein by
               reference).*
 10.12     --  Consulting Agreement, dated as of December 17, 1996, between
               Template and WinStar Telecommunications, Inc. (filed
               pursuant to Template's Quarterly Report on Form 10-Q for the quarter ended May 31, 1997 (File No. 0-21921), and
               incorporated herein by reference).
 10.13     --  License Agreement, dated as of February 28, 1997, between
               Template and WinStar Telecommunications, Inc., as amended by
               Amendment One to License Agreement, dated February 28, 1997
               (filed pursuant to Template's Quarterly Report on Form 10-Q for the quarter ended May 31, 1997 (File No. 0-21921), and incorporated herein by reference).
 10.14     --  Sales and Purchase Agreement dated April 1997, between
               Template Software (UK) Limited and British American
               Financial Services IT & Group Services Limited (filed
               pursuant to Template's Quarterly Report on Form 10-Q for the quarter ended May 31, 1997 (File No. 0-21921), and
               incorporated herein by reference).
 10.15     --  Amendment dated October 17, 1997 to Employment Agreement, dated as of October 24, 1996, between Template and E.
               Linwood Pearce (filed pursuant to Template's Current Report on Form 8-K dated June 27, 1997, and incorporated herein by reference).*

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 10.16     --  Rights Agreement, dated as of July 3, 1998, between Template and First Union National Bank, as Rights Agent (filed
               pursuant to Template's Current Report on Form 8-K, dated
               July 3, 1997 (File No. 0-21921), and incorporated herein by reference).
 10.17     --  Amendment to Office Lease Agreement, dated August 18, 1997, between Template and Vintage Park Two Limited Partnership
               (filed pursuant to Template's Annual Report dated March 2,
               1998 (File No. 0-21921), and incorporated herein by
               reference).
 10.18     --  Template's 1996 Equity Incentive Plan, as amended (filed pursuant to Template's Registration Statement on Form S-8
               (Registration No. 333-52241), filed with the Securities and
               Exchange Commission on May 8, 1998, and incorporated herein by reference).*
 10.18A    --  Financing Agreement, dated September 1, 1998, between
               Template and Eagle Eye Technologies, Inc. (filed pursuant to
               Template's Quarterly Report on Form 10-Q, for the quarter
               ended August 31, 1998 (File No. 0-21921), incorporated
               herein by reference).
 10.19     --  Convertible Promissory Note, dated September 1, 1998, of
               Eagle Eye Technologies, Inc. (filed pursuant to Template's
               Quarterly Report on Form 10-Q, for the quarter ended August
               31, 1998 (File No. 0-21921), incorporated herein by
               reference).
 10.20     --  Warrant to Purchase Common Stock, dated September 1, 1998, between Template and Eagle Eye Technologies, Inc. (filed
               pursuant to Template's Quarterly Report on Form 10-Q, for
               the quarter ended August 31, 1998 (File No. 0-21921),
               incorporated herein by reference).
 10.21     --  Loan Agreement, dated June 30, 1998, between Template and
               First Union National Bank (filed pursuant to Template's
               Quarterly Report on Form 10-Q, for the quarter ended August
               31, 1998 (File No. 0-21921), incorporated herein by
               reference).
 10.22     --  Employment Agreement between the Company and Joseph Schwartz dated June 1, 1998 (filed as exhibit 10.6 to Level 8
               Systems, Inc.'s Annual Report on Form 10-K for the year
               ended December 31, 1998, No. 0-26392, and incorporated
               herein by reference).*
 10.22A    --  Employment Agreement between the Company and Gonen Ziv dated
               April 2, 1998 (filed as exhibit 10.6A to Level 8 Systems,
               Inc.'s Annual Report on Form 10-K for the year ended
               December 31, 1998, No. 0-26392, and incorporated herein by reference).*
 10.23     --  Agreement, dated June 13, 1995, between the Company and
               Liraz (filed as exhibit 10.23 to Registration Statement No.
               33-92230 on Form S-1 and incorporated herein by reference).
 10.24     --  Registration Rights Agreement, dated June 13, 1995, between
               Level 8 and Liraz (filed as exhibit 10.24 to Registration
               Statement No. 33-92230 on Form S-1 and incorporated herein by reference).

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 10.25     --  Form of Warrant Agreement, between Level 8 and Hampshire
               Securities Corporation for 135,000 shares of common stock
               (filed as exhibit 10.27 to Registration Statement No.
               33-92230 on Form S-1 and incorporated herein by reference).
 10.26     --  Form of Loan Agreement, dated June 1995, between Level 8 and
               Liraz regarding Registrant's agreement to repay the
               principal amount of $1,228,172 (filed as exhibit 10.28 to
               Registration Statement No. 33-92230 on Form S-1 and
               incorporated herein by reference).
 10.27     --  Form of Loan Agreement, dated June 1995, between Level 8 and
               Liraz regarding Registrant's agreement to repay the
               principal amount of $628,172 (filed as exhibit 10.29 to
               Registration Statement No. 33-92230 on Form S-1 and
               incorporated herein by reference).
 10.28     --  Development Agreement dated July 17, 1995 between Microsoft
               Corporation and Level 8 (filed as exhibit 10.38 to
               Registration Statement No. 33-92230 on Form S-1 and
               incorporated herein by reference).
 10.29     --  Letter Agreement dated June 1, 1995 from Visa International
               Service Association to Level 8 (filed as exhibit 10.39 to
               Registration Statement No. 33-92230 on Form S-1 and
               incorporated herein by reference).
 10.30     --  Development Agreement dated December 19, 1995 between Liraz and Level 8 (filed as exhibit 10.38 to Registration
               Statement No. 33-92230 on Form S-1 and incorporated herein by reference).
 10.30A    --  Amendment No. 1 to the Development Agreement dated December
               15, 1995 between Liraz and Level 8 (filed as exhibit 10.14A to Level 8's Annual Report on Form 10-K for the year ended
               December 31, 1998, No. 0-26392, and incorporated herein by reference).
 10.31     --  Agreement and Plan of Reorganization by and among Level 8,
               Middleware Acquisition Corporation, Momentum Software
               Corporation, and Robert Brill, Bruns Grayson and Hubertus
               Vandervoort (filed as exhibit 10.15 to Level 8 Systems,
               Inc.'s Annual Report on Form 10-K for the year ended
               December 31, 1998, No. 0-26392, and incorporated herein by reference).
 10.32     --  Form of Employee's Non Competition, Confidentiality and
               Invention Assignment Agreement (filed as exhibit 10.6 to
               Seer's Registration Statement No. 33-92050 on Form S-1 and
               incorporated herein by reference).
 10.33     --  Form of Consultant's Non Competition, Confidentiality and
               Invention Assignment (filed as exhibit 10-7 to Seer's
               Registration Statement No. 33-92050 on Form S-1 and
               incorporated herein by reference).
 10.34     --  Lease Agreement, dated December 25, 1992, between Seer
               Technologies, Inc. and Capital & Counties (London, England)
               (filed as exhibit 10.22 to Seer's Registration Statement No.
               33-92050 on Form S-1 and incorporated herein by reference).
 10.35     --  Employment Agreement between Steven Dmiszewicki and Level 8 dated December 4, 1998 (filed as exhibit 10.19 to Level 8
               Systems, Inc.'s Annual Report on Form 10-K for the year
               ended December 31, 1998, No. 0-26392, and incorporated
               herein by reference).*

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 10.36     --  Credit Agreement between Seer and Greyrock Business Credit, dated March 26, 1997 (filed as exhibit 10.46 to Seer's
               Quarterly Report on Form 10-Q for the period ended March 31,
               1997, No. 0-26194, and incorporated herein by reference), as amended by the Amendment thereto dated May 5, 1998 (filed as exhibit 10.53 and incorporated herein by reference).
 10.37     --  Lease Amendment for Seer's Cary Office, dated March 31,
               1997, between Seer and Regency Park Corporation (Cary, NC)
               (filed as exhibit 10.47 to Seer's Quarterly Report on Form
               10-Q for the period ended March 31, 1997, No. 0-26194, and incorporated herein by reference), as amended by Addendum #1 thereto added July 6, 1998 (filed as exhibit 10.58 and
               incorporated herein by reference).
 10.37A    --  Lease Amendment for Seer's Cary Office, dated January 21,
               1999, between Seer and Regency Park Corporation (Cary, NC)
               (filed as exhibit 10.21A to Level 8 Systems, Inc.'s Annual
               Report on Form 10-K for the year ended December 31, 1998,
               No. 0-26392, and incorporated herein by reference).
 10.38     --  Amendment to Credit Agreement between Seer and Greyrock
               Business Credit, dated May 5, 1998 (filed as exhibit 10.53 to Seer's Quarterly Report on Form 10-Q for the period ended
               March 31, 1998, No. 0-26194, and incorporated herein by
               reference; original agreement is exhibit 10.46 to Seer's
               Quarterly Report on Form 10-Q for the period ended March 31,
               1997, No. 0-26194, and incorporated herein by reference).
 10.39     --  Addendum #1 to the Lease Agreement between Seer and Regency
               Park Corporation (Cary, NC), dated July 6, 1998 (filed as
               exhibit 10.58 to Seer's Quarterly Report on Form 10-Q for
               the period ended June 30, 1998, No. 0-26194, and
               incorporated herein by reference; original agreement is
               exhibit 10.47 to Seer's Quarterly Report on Form 10-Q for
               the period ended March 31, 1997, No. 0-26194, and
               incorporated herein by reference).
 10.40     --  Amendment dated December 31, 1998 between Greyrock Capital, a division of NationsCredit Corporation (formerly Greyrock
               Business Credit) and Seer to the Loan and Security Agreement
               between Greyrock Business Credit and Seer dated March 26,
               1997, as amended (filed as exhibit 10.60 to Seer's Annual
               Report on Form 10-K for the year ended September 30, 1998,
               No. 0-26194, and incorporated herein by reference).
 10.41     --  Amendment dated March 31, 1999, to the Loan and Security
               Agreement between Level 8, Seer, and Greyrock Capital, a
               division of NationsCredit Commercial Corporation (formerly
               Greyrock Business Credit) (filed as exhibit 10.30 to Form
               10-Q for the quarter ended March 31, 1999 No. 0-26392, and incorporated herein by reference).
 10.42     --  Amendment dated April 21, 1999 to the Loan Documents between
               Level 8, Seer, and Greyrock Capital, a division of
               NationsCredit Commercial Corporation (formerly Greyrock
               Business Credit) (filed as exhibit 10.30 to Form 10-Q for
               the quarter ended March 31, 1999 No. 0-26392, and
               incorporated herein by reference).

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 10.43     --  Amendment dated April 21, 1999, to amend the Schedule to
               Loan and Security Agreement between Level 8, Seer, and
               Greyrock Capital, a division of NationsCredit Commercial
               Corporation (formerly Greyrock Business Credit) (filed as
               exhibit 10.30 to Form 10-Q for the quarter ended March 31,
               1999 No. 0-26392, and incorporated herein by reference).
 10.44     --  Amendment dated April 29, 1999, to amend the Amendment to
               Schedule Agreement between Level 8, Seer, and Greyrock
               Capital, a division of NationsCredit Commercial Corporation
               (filed as exhibit 10.30 to Form 10-Q for the quarter ended
               March 31, 1999 No. 0-26392, and incorporated herein by
               reference).
 10.45     --  Agreement, dated March 30, 1999, between Template and PCS
               Precise Connectivity Solutions Ltd. (filed pursuant to
               Template's Quarterly Report on Form 10-Q for the quarter
               ended March 31, 1999 (File No. 0-21921), incorporated herein by reference).
 10.46     --  Employment Agreement, dated as of April 30, 1999 between
               Template and E. Linwood Pearce (filed pursuant to Template's
               Quarterly Report on Form 10-Q for the quarter ended March
               31, 1999 (File No. 0-21921), incorporated herein by
               reference)*.
 10.47     --  Employment Agreement, dated as of April 27, 1999, between
               Template and Peter Russo (filed pursuant to Template's
               Quarterly Report on Form 10-Q for the quarter ended March
               31, 1999 (File No. 0-21921), incorporated herein by
               reference).*
 10.48     --  Agreement NMA201-98-C-0089, dated September 30, 1998,
               Modification PZ0001, dated November 30, 1998 and
               Modification PZ0002 dated December 31, 1998, by and between
               Template and National Imagery and Mapping Agency (filed
               pursuant to Form 10-Q for the quarter ended June 30, 1999, and incorporated herein by reference).
 10.49     --  Level 8 Guaranty Agreement dated December 31, 1998 (filed as exhibit 10.1 to Level 8's Current Report on Form 8-K filed as of January 15, 1999, No. 0-26392, and incorporated herein by reference).
 10.50     --  Level 8 Promissory Note dated December 31, 1998, in favor of
               Liraz Systems Ltd. in the principal amount of $12,000,000
               (filed as exhibit 10.2 to Level 8's Current Report on Form
               8-K filed as of January 15, 1999, No. 0-26392, and
               incorporated herein by reference).
 10.51     --  Seer Promissory Note dated December 31, 1998, in favor of
               Level 8 in the principal amount of $12,000,000 (filed as
               exhibit 10.3 to Level 8's Current Report on Form 8-K filed as of January 15, 1999, No. 0-26392, and incorporated herein by reference).
 10.52     --  Liraz Agreement dated December 31, 1998 (filed as exhibit
               10.4 to Level 8's Current Report on Form 8-K filed as of
               January 15, 1999, No. 0-26392, and incorporated herein by
               reference).

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 10.53     --  Amended and Restated Loan and Security Agreement among Seer,
               Level 8 and Greyrock Capital, a division of NationsCredit
               Commercial Corporation, dated March 30, 1999 (filed as
               exhibit 10.29 to Level 8's Annual Report on Form 10-K for
               the year ended December 31, 1998, No. 0-26392, and
               incorporated herein by reference).
 10.54     --  Employment Agreement, dated as of December 21, 1998, between
               Template and Andrew B. Ferrentino (filed pursuant to
               Template's Annual Report on Form 10-K for the year ended
               December 31, 1998 and incorporated herein by reference).*
 10.55     --  Consultant Agreement, dated as of January 1, 1999, between
               Template and Dr. Alan B. Salisbury (filed pursuant to
               Template's Annual Report on Form 10-K for the year ended
               December 31, 1998 and incorporated herein by reference).*
 10.56     --  Securities Purchase Agreement dated June 29, 1999 among
               Level 8 and the investors named on the signature pages
               thereof (filed as exhibit 10.1 to Level 8's Current Report on Form 8-K filed on July 23, 1999, No. 000-26392, and
               incorporated herein by reference).
 10.57     --  Form of Warrants issued June 29, 1999 in connection with the sale of Series A 4% Convertible Redeemable Preferred Stock
               (filed as exhibit 10.2 to Level 8's Current Report on Form
               8-K filed on July 23, 1999, No. 000-26392, and incorporated herein by reference).
 10.58     --  Registration Rights Agreement dated June 29, 1999 among
               Level 8 and the investors named on the signature pages
               thereof (filed as exhibit 10.3 to Level 8's Current Report on Form 8-K filed on July 23, 1999, No. 000-26392, and
               incorporated herein by reference).
 10.59     --  Amendment dated September 24, 1999, to the Loan and Security
               Agreement among Seer, Level 8, and Greyrock Capital, a
               division of Banc of America Commercial Finance Corporation, dated March 31, 1999 (filed as Exhibit 10.34 to Quarterly
               Report on Form 10-Q for the quarter ended September 30,
               1999, and incorporated herein by reference).
 10.60     --  Stockholders Agreement between Level 8, Template, and
               various stockholders of Level 8 and Template (filed as
               Exhibit 10.1 to Level 8's Current Report on Form 8-K filed
               November 15, 1999, and incorporated herein by reference).
 10.61     --  Service Agreement, dated as of September 24, 1999, between
               Template and Richard Hugh Collard (filed pursuant to
               Template's Quarterly Report on Form 10-Q for the quarter
               ended September 30, 1999, and incorporated herein by
               reference).*
 10.62     --  Employment Agreement, dated as of September 24, 1999,
               between Template and Benjamin J. Martindale (filed pursuant to Template's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, and incorporated herein by
               reference).*
 10.63     --  Employment Agreement, dated as of October 1, 1999, between
               Template and David L. Kiker (filed pursuant to Template's
               Quarterly Report on Form 10-Q for the quarter ended
               September 30, 1999, and incorporated herein by reference).*

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 10.64     --  Employment Agreement, dated as of February 25, 1999, between
               Template and Joseph M. Fox (filed pursuant to Template's
               1999 Annual Report on Form 10-K, and incorporated herein by reference).*
 10.65     --  License Agreement, dated as of December 17, 1998, between
               BULL and Template (filed pursuant to Template's 1999 Annual
               Report on Form 10-K, and incorporated herein by reference).


 16.1      --  Letter from Lurie, Besikof, Lapidus and Co., LLP regarding change in certifying accountant (filed as exhibit 1 to Level
               8's Current Report on Form 8-K filed as of January 28, 1998,
               No. 0-26392, and incorporated herein by reference).
 16.2      --  Letter from Grant Thornton LLP regarding change in
               certifying accountant, dated December 22, 1998 (filed as
               exhibit 16 to Level 8's Current Report on Form 8-K filed as of December 22, 1998, No. 0-26392, and incorporated herein by reference).
 16.3      --  Letter from Grant Thornton LLP regarding change in
               certifying accountant, dated January 11, 1999 (filed as
               exhibit 99.2 to Level 8's Current Report on Form 8-K/A filed as of January 11, 1999, No. 0-26392, and incorporated herein by reference).
 21.1      --  Subsidiaries of Level 8 (filed as exhibit 21.1 to Level 8
               Systems, Inc.'s Annual Report on Form 10-K for the year
               ended December 31, 1998, No. 0-26392, and incorporated
               herein by reference).
 21.2      --  Subsidiaries of Template (filed pursuant to Template's
               Annual Report on Form 10-K for the year ended December 31,
               1998, and incorporated herein by reference).
+23.1      --  Consent of PricewaterhouseCoopers LLP relating to Level 8's audited financial statements (filed herewith).
+23.2      --  Consent of PricewaterhouseCoopers LLP relating to Seer
               Technologies' audited financial statements (filed herewith).
+23.3      --  Consent of PricewaterhouseCoopers LLP relating to Template
               Software's audited financial statements (filed herewith).
+23.4      --  Consent of Grant Thornton LLP (filed herewith).
+23.5      --  Consent of Lurie, Besikof, Lapidus & Co., LLP (filed
               herewith).
 23.6      --  Consent of Powell, Goldstein, Frazer & Murphy LLP (included in Exhibit 5.1).
 23.7      --  Consent of Powell, Goldstein, Frazer & Murphy LLP (included in Exhibit 8.1).
 23.8      --  Consent of Cooley Godward LLP (included in Exhibit 8.2).
 24.1      --  Power of Attorney (included on signature page).
+99.1      --  Form of proxy card of Level 8 (filed herewith).
+99.2      --  Form of proxy card of Template Software (filed herewith).

-------------------------

+ Filed herewith.
* Management contract or compensatory agreement.